Exhibit T3E-2

The securities have not been registered under the U.S. Securities Act (as defined herein) and may not be offered or sold in the United States or to U.S. Persons (as defined herein) (other than distributors) unless the securities are registered under the U.S. Securities Act, or an exemption from the registration requirements of the U.S. Securities Act is available.

NOTICE OF SPECIAL MEETING

AND

MANAGEMENT INFORMATION CIRCULAR

OF

THE CANNABIST COMPANY HOLDINGS (CANADA) INC.

AND

THE CANNABIST COMPANY HOLDINGS INC.

FOR HOLDERS OF

6.0% SENIOR SECURED CONVERTIBLE NOTES DUE JUNE 29, 2025

9.5% SENIOR SECURED FIRST-LIEN NOTES DUE FEBRUARY 3, 2026

AND

9.0% SENIOR SECURED CONVERTIBLE NOTES DUE MARCH 19, 2027

TO CONSIDER A PROPOSED PLAN OF ARRANGEMENT

UNDER THE CANADA BUSINESS CORPORATIONS ACT

Vote Today.

The Board of Cannabist recommends that

Senior Noteholders VOTE FOR the Arrangement Resolution.

These materials are important and require your immediate attention. They require Senior

Noteholders to make important decisions. If you are in doubt as to what decision to make, please contact your financial, legal, income tax and/or other professional advisors. If you have any questions, or require assistance voting, please contact the proxy solicitation and information agent:

Carson Proxy Advisors

North American Toll-free: 1-800-530-5189 (collect 416-751-2066)

Email: info@carsonproxy.com

NOTICE OF SPECIAL MEETING OF SENIOR NOTEHOLDERS	1
GLOSSARY OF TERMS	3
MANAGEMENT INFORMATION CIRCULAR	12
INFORMATION CONCERNING THE CANNABIST COMPANY HOLDINGS (CANADA) INC.	12
INFORMATION CONCERNING THE CANNABIST COMPANY HOLDINGS INC.	12
SUMMARY OF THE CIRCULAR	13
SOLICITATION OF PROXIES	18
INFORMATION AGENT	21
FEES AND EXPENSES	21
DOCUMENTS INCORPORATED BY REFERENCE	21
FORWARD-LOOKING STATEMENTS	22
NOTICE TO SENIOR NOTEHOLDERS IN THE UNITED STATES	23
DESCRIPTION OF THE ARRANGEMENT	24
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	37
SUPPORT AGREEMENT	46
SECURITIES LAW MATTERS	57
ARRANGEMENT STEPS	59
ANTI - DILUTIVE WARRANTS	60
CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION	61
NON-GAAP FINANCIAL PERFORMANCE MEASURES	61
PRIOR SALES	62
TRADING PRICE AND VOLUME	63
DESCRIPTION OF SECURITIES	63
RISK FACTORS	69
EXPERTS	73
INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON	73
PRINCIPAL HOLDERS OF SECURITIES	73
OTHER BUSINESS	73
ADDITIONAL INFORMATION	73
APPROVAL OF THE BOARD	74
CONSENT OF KOGER	75

March 28, 2025

Dear Senior Noteholders:

On behalf of the board of directors of The Cannabist Company Holdings (Canada) Inc. (“Cannabist Canada”) and the board of directors (the “Board”) of The Cannabist Company Holdings Inc. (“Cannabist”, and together with Cannabist Canada, the “Companies”), I invite you to attend a special meeting (the “Meeting”) of holders (“Senior Noteholders”) of: (1) the 6.0% senior secured convertible notes due June 29, 2025 (the “2025 Notes”); (2) the 9.5% senior secured first-lien notes due February 3, 2026 (the “2026 Notes”); and (3) the 9.0% senior secured convertible notes due March 19, 2027 (the “2027 Notes”, and together with the 2025 Notes and the 2026 Notes, the “Senior Notes”) co-issued by the Companies, to be held at the offices of Stikeman Elliott LLP, 199 Bay Street, Commerce Court West, 53rd Floor, Toronto, Ontario, Canada M5L 1B9 on April 29, 2025 at 10:00 a.m. (Eastern time).

At the Meeting, you will be asked to consider and vote on a special resolution of Senior Noteholders (the “Arrangement Resolution”) to approve a plan of arrangement (the “Arrangement”) under section 192 of the Canada Business Corporations Act (the “CBCA”) pursuant to which, among other things, the trust indenture dated May 14, 2020, as amended and supplemented, governing the Senior Notes (the “Existing Indenture”) will be amended and restated (the “Amended and Restated Indenture”) and: (1) each holder of 2025 Notes will exchange their 2025 Notes for (a) new senior notes (the “New Senior Notes”) issued by the Companies for an aggregate principal amount equal to the aggregate principal amount of the 2025 Notes and (b) its pro-rata amount of up to 118,209,105 newly issued common shares of Cannabist (the “New CBST Common Shares”); (2) each holder of 2026 Notes will exchange their 2026 Notes for (a) New Senior Notes for an aggregate principal amount equal to the aggregate principal amount of the 2026 Notes and (b) its pro-rata amount of the New CBST Common Shares; and (3) each holder of 2027 Notes will elect to exchange their 2027 Notes for either (a) (i) New Senior Notes for an aggregate principal amount equal to the aggregate principal amount of the 2027 Notes exchanged for such New Senior Notes and (ii) its pro-rata amount of the New CBST Common Shares, or (b) new convertible senior notes issued by the Companies (the “New Convertible Notes”, and together with the New Senior Notes, the “New Notes”) for an aggregate principal amount equal to the aggregate principal amount of the 2027 Notes exchanged for New Convertible Notes (collectively, the “Transaction”). The New Notes will be guaranteed by certain subsidiaries of the Companies pursuant to the Amended and Restated Indenture in accordance with the terms of the Arrangement.

As part of the Transaction, those Senior Noteholders (the “Supporting Senior Noteholders”) who entered into the support agreement (the “Support Agreement”) dated February 27, 2025 with the Companies and certain of their subsidiaries, as well as those Senior Noteholders who executed a joinder to the Support Agreement prior to 5:00 p.m. (Eastern time) on March 10, 2025 (or such later date as agreed between the Companies and the requisite Senior Supporting Noteholders), in each case, who receive New Senior Notes in connection with the Transaction (collectively, “Early Supporting Noteholders”) will also receive their pro-rata share of $1,500,000 in early consent consideration payable by Cannabist to such Early Supporting Noteholders on Closing (the “Early Consent Consideration”) as additional consideration for their Senior Notes. The Early Consent Consideration shall be payable by the Companies either: (1) in cash; or (2) by the transfer of common shares in the capital of Verano Holdings Corp. owned by Cannabist, equal to such value as measured by the 30-day volume-weighted average price of such shares, at the option of the Companies. Holders of 2027 Notes who elect or are deemed to elect to receive New Convertible Notes will not be entitled to any portion of the Early Consent Consideration or the New CBST Common Shares.

Early Supporting Noteholders will be entitled to their pro-rata share of additional cash consent consideration in the amount of $1,500,000, which will be payable by Cannabist in cash at the maturity of the New Senior Notes, except that such payment will be accelerated and made upon the occurrence of certain milestones, as follows: (1) $750,000 shall be paid on the date on which Cannabist has received aggregate proceeds for certain pre-approved asset sales disclosed to the Early Supporting Noteholders in writing (the “Approved Sales”) equal to or greater than $15 million; and (2) $750,000 shall be paid on the date on which Cannabist has received aggregate proceeds for Approved Sales equal to or greater than $20 million, with, for greater certainty, any balance remaining payable at maturity of the New Senior Notes. Holders of 2027 Notes who elect or are deemed to elect to receive New Convertible Notes will not be entitled to any portion of this additional cash consent consideration.

i

Existing Cannabist shareholders (excluding recipients of the New CBST Common Shares) will receive new warrants (the “Anti-Dilutive Warrants”) to acquire an aggregate of 118,246,947 newly issued common chares of Cannabist (“CBST Common Shares”). The Anti-Dilutive Warrants will be exercisable for two years from Closing at an exercise price of C$0.14 per CBST Common Share.

Each registered Senior Noteholder is requested to submit an executed and completed Form of Proxy (attached as Appendix “C” to the management information circular of the Companies (the “Circular”)) to the Companies, by sending such Form of Proxy to: Odyssey Trust Company, Attn: Proxy Department, 67 Yonge Street, Suite 702, Toronto, Ontario M5E 1J8. See “Solicitation of Proxies – Appointment of Proxies” for additional information regarding the completion and submission of the Form of Proxy. If you are a non-registered Senior Noteholder and you receive these materials through your broker, custodian, nominee or other intermediary (an “Intermediary”), you should follow the instructions provided by your Intermediary on the enclosed Voting Instruction Form in order to vote your Senior Notes.

Koger Valuations Inc. (“Koger”) has been engaged as a financial advisor to Cannabist and the Board in connection with the Transaction. Koger has delivered a written fairness opinion (the “Fairness Opinion”) to the Board dated as of February 26, 2025, which concludes that, as of the date thereof, and subject to the qualifications set out therein, the Transaction, if implemented, is fair from a financial point of view to the Senior Noteholders and to shareholders of Cannabist (“CBST Shareholders”).

In addition, following the delivery of a submission regarding the Transaction to the CBOE accompanied by a detailed outline of the Arrangement and proposed transactions thereunder, the CBOE confirmed to Cannabist that the CBOE does not require the approval of CBST Shareholders to implement the Transaction.

After careful consideration of various factors and alternatives and consultation with Stikeman Elliott LLP and Dorsey & Whitney LLP, the Companies’ legal advisors, and Moelis & Company LLC, the Companies’ financial advisor, the Board unanimously determined that the Arrangement is in the best interests of the Companies and is fair, from a financial point of view, to the Senior Noteholders (and to CBST Shareholders) and unanimously recommends that Senior Noteholders VOTE FOR the Arrangement Resolution and the Transaction contemplated thereby.

The Board and management of Cannabist believe that it is beneficial and important that the Transaction be implemented. Exchanging the Senior Notes for the New Notes, which do not mature until December 31, 2028 (subject to extension in certain circumstances) and New CBST Common Shares treats all Senior Noteholders equally and fairly. The maturity deferral represented by the New Notes is expected to bring greater stability to the Companies’ capital structure and allow the Companies to execute on their long-term business plan. The Transaction offers substantial benefits to the Companies.

Enclosed are a Notice of Meeting and the Circular. These documents are also available on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov. The Circular and the appendices attached thereto, which we urge you to read carefully in consultation with your tax, financial, legal or other professional advisors, describe the Transaction and include certain other information (including the full text of the Fairness Opinion) to assist you in considering the Arrangement.

In order for the Transaction to be implemented, the Arrangement must be approved by the affirmative vote of at least 66 2/3% of the votes cast by Senior Noteholders present in person or by proxy at the Meeting and entitled to vote on the Arrangement Resolution. All Senior Noteholders will vote as one class under the Arrangement. Each Senior Noteholder will have one vote for each $1.00 of principal amount of the Senior Notes held by such Senior Noteholder as of the record date (which was 5:00 p.m. (Eastern Time) on March 7, 2025). As of the date hereof, Senior Noteholders representing approximately 71% of the aggregate principal amount of Senior Notes have executed the Support Agreement (or joinders thereto) pursuant to which they have agreed, among other things, to support the terms of the Transaction and to vote in favour of the Arrangement Resolution at the Meeting.

ii

In addition to Senior Noteholder approval, completion of the Arrangement is subject to a number of conditions, including approval by the Ontario Superior Court of Justice and any required regulatory approvals. Pending receipt of such approvals and satisfaction of all conditions precedent, the Companies anticipate that completion of the Arrangement will occur in the second quarter of 2025.

Yours very truly,

(Signed) “David Hart”
David Hart Director, The Cannabist Company Holdings (Canada) Inc. CEO and Director, The Cannabist Company Holdings Inc.

iii

NOTICE OF SPECIAL MEETING OF SENIOR NOTEHOLDERS

TO:	Holders of: (1) 6.0% Senior Secured Convertible Notes due June 29, 2025 (the “2025 Notes”); (2) 9.5% Senior Secured First-Lien Notes due February 3, 2026 (the “2026 Notes”); and (3) 9.0% Senior Secured Convertible Notes due March 19, 2027 (the “2027 Notes” and together with the 2025 Notes and the 2026 Notes, the “Senior Notes”) of The Cannabist Company Holdings (Canada) Inc. (“Cannabist Canada”) and The Cannabist Company Holdings Inc. (“Cannabist”, and together with Cannabist Canada, the “Companies”)

NOTICE IS HEREBY GIVEN that a special meeting (the “Meeting”) of the holders of the Senior Notes (the “Senior Noteholders”) will be held at the offices of Stikeman Elliott LLP, 199 Bay Street, Commerce Court West, 53rd Floor, Toronto, Ontario, Canada M5L 1B9 on April 29, 2025 at 10:00 a.m. (Eastern time) for the following purposes:

(a)

pursuant to an order (the “Interim Order”) of the Ontario Superior Court of Justice (Commercial List) (the “Court”) dated March 28, 2025, to consider at the Meeting and, if deemed advisable, to pass, a special resolution (the “Arrangement Resolution”), the full text of which is set out in Appendix “A” to the accompanying management information circular of the Companies (the “Circular”), approving a plan of arrangement (the “Arrangement”) pursuant to section 192 of the Canada Business Corporations Act, which Arrangement is more particularly described in the Circular; and

(b)	to transact such other business as may properly come before the Meeting or any postponement or adjournment thereof.

AND NOTICE IS HEREBY GIVEN that the Court has been advised that its order approving the Arrangement, if granted, will constitute the basis for an exemption from the registration requirements of the United States Securities Act of 1933, as amended, as provided by Section 3(a)(10) thereof, with respect to the issuance of the New Notes, the New CBST Common Shares and the New Guarantees (as such terms are defined in the Circular) to be issued pursuant to the Arrangement.

The record date (the “Record Date”) for entitlement to vote at the Meeting has been set by the Court as 5:00 p.m. (Eastern time) on March 7, 2025, subject to any further order of the Court.

Quorum for the Meeting is the presence, in person or by proxy, of Senior Noteholders representing at least 25% of the principal amount of outstanding Senior Notes. Subject to any further order of the Court, the vote required to pass the Arrangement Resolution at the Meeting is the affirmative vote of at least 66 2/3% of the votes cast by Senior Noteholders present in person or by proxy at the Meeting and entitled to vote on the Arrangement Resolution.

Each Senior Noteholder will have one vote for each $1.00 of principal amount of the Senior Notes held by such Senior Noteholder as of the Record Date. All Senior Noteholders will vote as one class under the Arrangement.

In addition to Senior Noteholder approval, the implementation of the Arrangement is subject to the approval of the Court and required regulatory authorities. The matter is currently scheduled to be heard at the Ontario Superior Court of Justice (Commercial List) on May 12, 2025.

In addition to the Arrangement Resolution, copies of the Plan of Arrangement, the Notice of Application and the Interim Order, as such terms are defined in the Circular, are attached to the Circular as Appendices “B”, “D” and “E”, respectively.

If you are a non-registered Senior Noteholder and you receive these materials through your broker, custodian, nominee or other intermediary, you should follow the instructions provided by your broker, custodian, nominee or other intermediary in the enclosed Voting Instruction Form in order to vote your Senior Notes. If you are a registered Senior Noteholder, whether or not you are able to attend the Meeting, you are requested to complete, execute and deliver the enclosed Form of Proxy in accordance with the instructions set forth on the Form of Proxy to the Companies, c/o Odyssey Trust Company, Attn: Proxy Department, 67 Yonge Street, Suite 702, Toronto, Ontario M5E 1J8, by no later than 10:00 a.m. (Eastern time) on April 25, 2025 or, if the Meeting is adjourned or postponed, not less than 48 hours (excluding Saturdays, Sundays and holidays) prior to any adjournment or postponement thereof. The time limit for the deposit of proxies may be waived or extended by Cannabist Canada at its sole discretion without notice.

The Form of Proxy or Voting Instruction Form to be delivered to Senior Noteholders in connection with the Meeting nominates David Sirolly and, failing him, David Hart, each, a director of the Companies, as proxyholder in connection with the voting at the Meeting, with full power of substitution. A Senior Noteholder may attend the Meeting in person or may appoint another person as proxyholder.

Non-registered Senior Noteholders who wish to appoint themselves or another person to attend the Meeting on their behalf should follow the instructions provided by your broker, custodian, nominee or other intermediary in the enclosed Voting Instruction Form. Non-registered holders in the U.S. that request a legal proxy from their broker, custodian, nominee or other intermediary, will need to deliver the legal proxy to the Companies, by email to: corptrust@odysseytrust.com, by no later than 10:00 a.m. (Eastern time) on April 25, 2025 or, if the Meeting is adjourned or postponed, not less than 48 hours (excluding Saturdays, Sundays and holidays) prior to any adjournment or postponement thereof. Persons appointed as proxyholders need not be Senior Noteholders.

The Board unanimously recommends that Senior Noteholders VOTE FOR the Arrangement Resolution.

DATED at Toronto, Ontario this 28th day of March, 2025.

THE CANNABIST COMPANY HOLDINGS (CANADA) INC.

BY ORDER OF BOARD

(Signed) “David Hart”
David Hart
Director

GLOSSARY OF TERMS

“2024 AGM Circular” has the meaning ascribed thereto under the heading “Documents Incorporated by Reference”;

“2024 Annual Report” has the meaning ascribed thereto under the heading “Documents Incorporated by Reference”;

“2024 Financial Statements” has the meaning ascribed thereto under the heading “Documents Incorporated by Reference”;

“2024 MD&A” has the meaning ascribed thereto under the heading “Documents Incorporated by Reference”;

“2024 Notes” has the meaning ascribed thereto under the heading “Background to the Arrangement”;

“2025 Noteholder” means a Holder of 2025 Notes;

“2025 Notes” has the meaning ascribed thereto under the heading “Management Information Circular”;

“2026 Noteholder” means a Holder of 2026 Notes;

“2026 Notes” has the meaning ascribed thereto under the heading “Management Information Circular”;

“2027 Note Indenture” means the seventh supplemental trust indenture dated as of March 19, 2024 between Cannabist and the Indenture Trustee;

“2027 Noteholder” means a Holder of 2027 Notes;

“2027 Notes” has the meaning ascribed thereto under the heading “Management Information Circular”;

“Ad Hoc Group” has the meaning ascribed thereto under the heading “Background to the Arrangement”;

“Additional Early Consent Consideration” has the meaning ascribed thereto under the heading “Additional Early Consent Consideration”;

“Advisors” has the meaning ascribed thereto in the Support Agreement;

“AHC Nominees” has the meeting ascribed thereto under the heading “Governance Rights”;

“Allowable Capital Loss” has the meaning ascribed thereto under the heading “Taxation of Capital Gains and Capital Losses ”;

“Amended and Restated Indenture” means the amended and restated trust indenture to be entered into among the Companies, the Existing Guarantors, the New Guarantors, and the Indenture Trustee on the Effective Date, in substantially the form attached as Appendix “G” to this Circular, which shall amend and restate the Existing Indenture and govern the New Notes upon the Plan becoming effective on the Effective Date, including the First Supplemental Indenture;

“Anti-Dilutive Warrants” means the 118,246,947 warrants to purchase CBST Common Shares for a period of two (2) years from the Effective Date at an exercise price per share of C$0.14 issued on the Effective Date pursuant to the Warrant Agency Agreement and the Plan to existing CBST Shareholders as of the Warrant Record Date;

“Applicants” means, collectively, Cannabist Canada and Cannabist Canada 2;

“Approved Sales” means those certain pre-approved asset sales disclosed by the Companies to the Supporting Senior Noteholders in writing;

“Arrangement” means the arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in the Plan, subject to any amendments, modifications and/or supplements made thereto in accordance with the terms of the Plan or made at the discretion of the Court in the Final Order with the prior written consent of the Companies and the Requisite Supporting Senior Noteholders;

“Arrangement Agreement” has the meaning ascribed thereto under the heading “Background to the Arrangement”;

“Arrangement Resolution” means the special resolution of the Senior Noteholders to approve the Plan to be considered at the Meeting, the full text of which is attached as Appendix “A” to this Circular;

“BCBCA” means the Business Corporations Act (British Columbia);

“Beneficial Senior Noteholder” has the meaning ascribed thereto under the heading “Solicitation of Proxies – Advice to Beneficial Senior Noteholders”;

“Board” means the board of directors of Cannabist;

“Business Combination” has the meaning ascribed thereto under the heading “Information Concerning the Cannabist Company Holdings Inc.”;

“Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks are generally open for business in Toronto, Ontario and New York, New York;

“Cannabist” has the meaning ascribed thereto under the heading “Management Information Circular”;

“Cannabist Canada” has the meaning ascribed thereto under the heading “Management Information Circular”;

“Cannabist Canada 2” means 16834434 Canada Inc.;

“Cannabist Canada Amalco” means The Cannabist Company Holdings (Canada) Inc., the corporation that will result from the amalgamation of the Applicants, in accordance with Section 2.2(i) of the Plan;

“Cannabist Entities” means, collectively, the Companies and their direct or indirect subsidiaries;

“Cannabist Proxyholder” has the meaning ascribed thereto under the heading “Appointment of Proxies”;

“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44 and the regulations thereto, as now in effect and as it may be amended from time to time prior to the Effective Date;

“CBCA Director” means the director appointed under section 260 of the CBCA;

“CBCA Proceedings” means the proceedings commenced by the Applicants under the CBCA on March 20, 2025 in connection with the Plan;

“CBOE” means Cboe Canada Inc.;

“CBST Common Shares” means common shares in the capital of Cannabist;

“CBST Proportionate Voting Shares” means proportionate voting shares in the capital of Cannabist;

“CBST Shareholders” means the Holders of CBST Shares;

“CBST Shares” means, collectively, the CBST Common Shares and CBST Proportionate Voting Shares;

“CDS” means CDS & Co., the nominee of CDS Clearing and Depository Services Inc.;

“Certificate of Arrangement” means the certificate giving effect to the Arrangement, to be issued by the CBCA Director pursuant to section 192(7) of the CBCA upon receipt of the Articles of Arrangement in respect of the Applicants in accordance with section 262 of the CBCA;

“Circular” has the meaning ascribed thereto under the heading “Management Information Circular”;

“Claim” means any right or claim of any Person that may be asserted or made in whole or in part against the applicable Persons, or any of them, in any capacity, whether or not asserted or made, in connection with any indebtedness, liability or obligation of any kind whatsoever, and any interest accrued thereon or costs payable in respect thereof, whether at law or in equity, including by reason of the commission of a tort (intentional or unintentional), by reason of any breach of contract or other agreement (oral or written), by reason of any breach of duty (including, any legal, statutory, equitable or fiduciary duty), by reason of any right of setoff, counterclaim or recoupment, or by reason of any equity interest, right of ownership of or title to property or assets or right to a trust or deemed trust (statutory, express, implied, resulting, constructive or otherwise), and together with any security enforcement costs or legal costs associated with any such claim, and whether or not any indebtedness, liability or obligation is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, perfected, unperfected, present or future, known or unknown, by guarantee, warranty, surety or otherwise, and whether or not any right or claim is executory or anticipatory in nature, including any claim made or asserted against the applicable Persons, or any of them, through any successor, assignee, affiliate, subsidiary, associated or related Person, or any right or ability of any Person to advance a claim for an accounting, reconciliation, contribution, indemnity, restitution or otherwise with respect to any matter, grievance, action (including any class action or proceeding before an administrative or regulatory tribunal), cause or chose in action, whether existing at present or commenced in the future;

“Closing” means the closing of the Transaction;

“Companies” has the meaning ascribed thereto under the heading “Management Information Circular”;

“Compliance Provisions” has the meaning ascribed thereto under the heading “Compliance Provisions”;

“Consolidated Net Leverage Ratio” has the meaning ascribed thereto in the Amended and Restated Indenture;

“Convertible Notes” has the meaning ascribed thereto under the heading “Taxation of Interest on Convertible Notes”;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“CRA” has the meaning ascribed thereto under the heading “Certain Canadian Federal Income Tax Considerations”;

“CSA” has the meaning ascribed thereto under the heading “Background to the Arrangement”;

“Definitive Documents” means, collectively, all of the definitive documents necessary or advisable to implement the Transaction, including, without limitation: (1) the Plan and this Circular and other related proxy materials; (2) the New Notes Documents; (3) the formation documents of the Applicants; (4) the Interim Order; (5) the Final Order; (6) all security agreement and collateral documents in connection with the New Notes; (7) the Warrant Agency Agreement; (8) the Lock-Up and Standstill Agreement; and (9) any other agreements and documentation necessary or advisable to consummate and document or achieve the Transaction, and in each case, any amendments, modifications, and supplements thereto and any related notes, certificates, agreements, documents, and instruments;

“Depositary” means Odyssey Trust Company or any other trust company, bank or equivalent financial institution agreed to in writing by the Companies and appointed to carry out any of the duties of the Depositary hereunder;

“Discount” has the meaning ascribed thereto under the heading “Interest on the New Notes”;

“DRS Advice” means an advice issued by the Transfer Agent, the Warrant Agent or the Indenture Trustee evidencing the securities held by a Holder of CBST Proportionate Voting Shares, CBST Common Shares, Anti-Dilutive Warrants, Senior Notes and/or New Notes, as applicable, in lieu of a physical certificate;

“Early Consent Consideration” means consideration in the aggregate amount of $1,500,000, payable by the Companies either: (1) in cash; or (2) by the transfer of common shares in the capital of Verano Holdings Corp. owned by Cannabist, equal to such value as measured by the 30-day VWAP of such shares, at the option of the Companies;

“Early Consent Consideration Deadline” means 5:00 p.m. (Eastern time) on March 10, 2025 or such later date as agreed between the Companies and the Requisite Supporting Senior Noteholders;

“Early Supporting Noteholders” means the Supporting Senior Noteholders as of the Early Consent Consideration Deadline, excluding New Convertible Note-Electing Noteholders;

“Eastern Virginia and Arizona Divestiture” has the meaning ascribed thereto under the heading “Background to the Arrangement”;

“EDGAR” means the U.S. Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval system;

“Effective Date” means the date shown on the Certificate of Arrangement issued by the CBCA Director;

“Effective Time” means such time as may be specified by Cannabist, in writing, on the Effective Date;

“Excess” has the meaning ascribed thereto under the heading “Taxation of Interest on Convertible Notes”;

“Existing Guarantors” means collectively, Patriot Care Corp, Curative Health LLC, Columbia Care DC LLC, Mission Bay, LLC, Columbia Care Pennsylvania LLC, Columbia Care Industrial Hemp LLC, Curative Health Cultivation LLC, Columbia Care NY LLC, Focused Health LLC, Columbia Care New Jersey LLC, Columbia Care WV Industrial Hemp LLC, CCPA Industrial Hemp LLC, CC OH Realty LLC, CC California LLC, Columbia Care – Arizona, Prescott, LLC, Columbia Care MD LLC, Columbia Care DE Management LLC, Columbia Care Delaware, LLC (non-profit), Columbia Care – Arizona, Tempe, LLC, Columbia Care LLC, Columbia Care Illinois LLC, Columbia Care Maryland LLC, CC VA Holdco LLC, Columbia Care – Arizona, Tempe DE, L.L.C., Columbia Care – Arizona, Prescott DE, L.L.C., Columbia Care – Arizona LLC, Columbia Care PR LLC, CA Care LLC, Beacon Holdings, LLC, MJ Brain Bank, LLC, The Green Solution, LLC, Rocky Mountain Tillage, LLC, Infuzionz LLC, PHC Facilities, Inc., The Healing Center of San Diego, Green Leaf Extracts, LLC, Time for Healing, LLC, Columbia Care OH LLC, Corsa Verde, LLC, Green Leaf Medicals, LLC, Green Leaf Medical of Virginia, LLC, Green Leaf Medical, LLC, Resource Referral Services, Inc., The Wellness Earth Energy Dispensary, Inc., VentureForth LLC, VentureForth Holdings LLC, Columbia Care CO Inc., Futurevision, Ltd., Wellness Institute of Maryland, LLC, Cannascend Alternative, LLC, Cannascend Alternative Logan, L.L.C., Columbia Care WV LLC, Oveom, LLC;

“Existing Indenture” means the trust indenture dated as of May 14, 2020 (as amended, restated and/or supplemented from time to time) between Cannabist and the Indenture Trustee, pursuant to which the Senior Notes were issued;

“Fairness Opinion” means the fairness opinion of Koger attached as Appendix “F” to this Circular and described under the heading “Description of the Arrangement – Fairness Opinion”;

“February 27 MCR” has the meaning ascribed thereto under the heading “Documents Incorporated by Reference”;

“Final Order” means the final order of the Court approving the Arrangement under section 192 of the CBCA, which shall include such terms as may be necessary or appropriate to give effect to the Arrangement and the Plan, in form and substance satisfactory to the Companies and the Requisite Supporting Senior Noteholders, as such final order may be amended from time to time in a manner acceptable to the Companies and the Requisite Supporting Senior Noteholders;

“Financial Advisor” has the meaning ascribed thereto under the heading “Other Material Provisions”;

“First Supplemental Indenture” means the first supplemental indenture to the Amended and Restated Indenture to be entered into among the Companies, the Existing Guarantors, the New Guarantors, and the Indenture Trustee on the Effective Date, in substantially the form attached as Appendix “I” to this Circular, which shall govern the New Convertible Notes upon the Plan becoming effective on the Effective Date;

“Florida Ballot Measure” has the meaning ascribed thereto under the heading “Background to the Arrangement”;

“Form of Proxy” means the form of proxy to be completed by registered Senior Noteholders, pursuant to which registered Senior Noteholders may indicate their vote in respect of the Arrangement Resolution;

“Forward-Looking Statements” has the meaning ascribed thereto under the heading “Forward-Looking Statements”;

“FPI Condition” has the meaning ascribed thereto under the heading “Conversion Conditions”;

“GAAP” has the meaning ascribed thereto under the heading “Non-GAAP Financial Performance Measures”;

“Governmental Entity” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal or dispute settlement panel or other law, rule or regulation-making organization (including any stock exchange and the Canadian Investment Regulatory Organization) or entity: (1) having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or (2) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;

“HHS” has the meaning ascribed thereto under the heading “Background to the Arrangement”;

“Holder” means a Person in whose name a note, warrant or share is registered, as the context requires;

“Indenture Trustee” means Odyssey Trust Company, as trustee under the Existing Indenture and the Amended and Restated Indenture, and its successors and assigns;

“Interim Order” means the interim order of the Court dated March 28, 2025 pursuant to section 192 of the CBCA, which, among other things, approves the calling of, and the date for, the Meeting, and as may be amended from time to time in a manner acceptable to the Companies and the Requisite Supporting Senior Noteholders, and which is attached as Appendix “E” to this Circular;

“Intermediary” means a broker, custodian, investment dealer, nominee, bank, trust company or other intermediary;

“Koger” means Koger Valuations Inc.;

“Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in Canada, the United States or any other country, or any domestic or foreign state, county, province, city or other political subdivision or of any Governmental Entity, and includes any stock exchange requirement (including any requirement of CBOE);

“Letter of Transmittal and Election Form” means the letter of transmittal and election form in connection with the Arrangement forwarded by Cannabist to registered Senior Noteholders for use in connection with the Arrangement;

“Meeting” has the meaning ascribed thereto under the heading “Management Information Circular”;

“Moelis” means Moelis & Company LLC;

“Murchinson” has the meaning ascribed thereto under the heading “Background to the Arrangement”;

“Murchinson Proposal” has the meaning ascribed thereto under the heading “Background to the Arrangement”;

“Name Change” has the meaning ascribed thereto under the heading “Information Concerning the Cannabist Company Holdings Inc.”;

“New CBST Common Shares” means a total of 118,209,105 CBST Common Shares to be issued to the 2025 Noteholders, 2026 Noteholders and the New Senior Note-Electing Noteholders;

“New Convertible Note-Electing Noteholder” means a 2027 Noteholder that has validly made, or has been deemed to have made, a New Convertible Note Election in accordance with Sections 2.3(a)(ii) or 2.3(c) of the Plan, respectively;

“New Convertible Note Election” has the meaning ascribed thereto in Section 2.3(a)(ii) of the Plan;

“New Convertible Notes” means the new 9.0% senior secured convertible senior notes due December 31, 2028 (subject to extension in certain circumstances) to be issued by the Companies, as co-issuers, and guaranteed by the Existing Guarantors and the New Guarantors, in each case, pursuant to the Amended and Restated Indenture and the Plan;

“New Convertible Notes Extension Notice” has the meaning ascribed thereto under the heading “Interest and Maturity”;

“New Guarantees” means the new guarantees of the New Notes to be provided by the New Guarantors, including, for greater certainty, all general, collateral and other security agreements entered into by the New Guarantors;

“New Guarantors” means the Cannabist Entities other than the Companies and the Existing Guarantors;

“New Notes” means, collectively, the New Senior Notes and the New Convertible Notes;

“New Notes Documents” means, collectively, the Amended and Restated Indenture, the New Notes, the New Guarantees and the guarantees to be provided by the Existing Guarantors pursuant to the Amended and Restated Indenture, and the existing and new security agreements (as applicable) to be entered into by the Existing Guarantors and the New Guarantors, in each case, in a form acceptable to the Companies and the Requisite Supporting Senior Noteholders;

“New Senior Note-Electing Noteholder” means a 2027 Noteholder that has validly made a New Senior Note Election in accordance with Section 2.3(a)(i) of the Plan;

“New Senior Notes” means the new 9.25% senior notes due December 31, 2028 (subject to extension in certain circumstances) to be issued by the Companies, as co-issuers, and guaranteed by the Existing Guarantors and the New Guarantors, in each case, pursuant to the Amended and Restated Indenture and the Plan;

“New Senior Notes Extension Notice” has the meaning ascribed thereto under the heading “Interest and Maturity”;

“Non-Resident Holder” has the meaning ascribed thereto under the heading “Certain Canadian Federal Income Tax Considerations – Non-Residents of Canada”;

“Note Issuer” has the meaning ascribed thereto under the heading “Certain Canadian Federal Income Tax Considerations – Non-Residents of Canada”;

“Noteholder” has the meaning ascribed thereto under the heading “Certain Canadian Federal Income Tax Considerations”;

“Notice of Application” means the Notice of Application, attached as Appendix “D” to this Circular;

“Notice of Meeting” has the meaning ascribed thereto under the heading “Management Information Circular”;

“OBCA” has the meaning ascribed thereto under the heading “Information Concerning the Cannabist Company Holdings Inc.”;

“Odd Lot” has the meaning ascribed thereto under the heading “Take-Over Bid Protection”;

“Old Columbia Care” has the meaning ascribed thereto under the heading “Information Concerning the Cannabist Company Holdings Inc.”;

“Order” means any order of the Court relating to the Arrangement including, without limitation, the Interim Order and the Final Order;

“Owning or Controlling” has the meaning ascribed thereto under the heading “Compliance Provisions”;

“Person” includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate (including a limited liability company and an unlimited liability company), corporation, unincorporated association or organization, governmental authority, syndicate or other entity, whether or not having legal status;

“Plan” means the plan of arrangement pursuant to section 192 of the CBCA and the schedules thereto, substantially in the form attached as Appendix “B” to this Circular and any amendments or variations thereto made in accordance with the provisions of the Plan or Arrangement or made by an Order, in each case to be in form and substance acceptable to the Companies and the Requisite Supporting Senior Noteholders;

“Preferred Shares” has the meaning ascribed thereto under the heading “Dividend Rights”;

“Pro Rata Share” means, a Person’s respective proportionate share of the aggregate relevant Senior Notes or aggregate relevant CBST Shares, as applicable, and identified and set forth in the Plan;

“PVS Offer” has the meaning ascribed to it under the heading “Take-Over Bid Protection”;

“Record Date” means March 7, 2025;

“Regulation S” means Regulation S under the U.S. Securities Act;

“Releases” has the meaning ascribed thereto under the heading “Conditions to the Arrangement”;

“Requisite Supporting Senior Noteholders” has the meaning ascribed thereto in the Support Agreement;

“Resident Holder” has the meaning ascribed thereto under the heading “Certain Canadian Federal Income Tax Considerations – Residents of Canada”;

“Retained Proceeds” has the meaning ascribed thereto under the heading “Other Material Provisions”;

“Section 280(e)” has the meaning ascribed thereto under the heading “Background to the Arrangement”;

“Securities” has the meaning ascribed thereto under the heading “Certain Canadian Federal Income Tax Considerations”;

“Security” has the meaning ascribed thereto under the heading “Certain Canadian Federal Income Tax Considerations”;

“Securityholder” has the meaning ascribed thereto under the heading “Certain Canadian Federal Income Tax Considerations”;

“SEDAR+” means the System for Electronic Data Analysis and Retrieval;

“Senior Noteholders” has the meaning ascribed thereto under the heading “Management Information Circular”;

“Senior Notes” has the meaning ascribed thereto under the heading “Management Information Circular”;

“Special Committee” means the special committee of independent directors of the Board;

“Standstill and Lock-Up Agreement” means the standstill and lock-up agreement to be entered into or deemed entered into by the Companies and the Senior Noteholders as of the Effective Date, substantially in the form attached as Appendix “K” to this Circular;

“Stikeman” means Stikeman Elliott LLP;

“Support Agreement” means the support agreement dated February 27, 2025 among, inter alios, the Companies and the Supporting Senior Noteholders and all schedules thereto;

“Supporting Senior Noteholders” means the Senior Noteholders that are signatories to the Support Agreement (or their permitted assigns);

“Tax Act” means the Income Tax Act (Canada) and the regulations thereto, as amended;

“Tax Proposals” has the meaning ascribed thereto under the heading “Certain Canadian Federal Income Tax Considerations”;

“Taxable Capital Gain” has the meaning ascribed thereto under the heading “Taxation of Capital Gains and Capital Losses ”;

“Term Sheet” has the meaning ascribed thereto in the Support Agreement;

“Third Party Proxyholder” has the meaning ascribed thereto under the heading “Appointment of Proxies”;

“Transaction” means, collectively, the transactions contemplated by the Plan;

“Transfer Agent” means Odyssey Trust Company, the transfer agent for the CBST Shares;

“Treaty” has the meaning ascribed thereto under the heading “Certain Canadian Federal Income Tax Considerations – Holding and Disposing of CBST Common Shares – Dividends on CBST Common Shares”;

“U.S. Person” means a U.S. person as defined in Rule 902(k) under Regulation S under the U.S. Securities Act, including, but not limited to, any natural person resident in the United States;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

“United States” or “U.S.” means the United States, as defined in Rule 902(1) under Regulation S under the U.S. Securities Act;

“Unsuitable Person” has the meaning ascribed thereto under the heading “Compliance Provisions”;

“Verano Shares” means the common shares in the capital of Verano Holdings Corp. owned by Cannabist;

“Voting Instruction Form” means the voting instruction form provided to non-registered Senior Noteholders, pursuant to which non-registered Senior Noteholders may indicate their vote in respect of the Arrangement Resolution;

“VWAP” means volume-weighted average price on the securities exchange maintained by CBOE;

“Warrant Agency Agreement” has the meaning ascribed thereto under the heading “Anti-Dilutive Warrants”;

“Warrant Agent” has the meaning ascribed thereto under the heading “Anti-Dilutive Warrants”; and

“Warrant Record Date” means the date that is two Business Days prior to the Effective Date.

MANAGEMENT INFORMATION CIRCULAR

This management information circular (this “Circular”) is furnished in connection with the solicitation by management of The Cannabist Company Holdings Inc. (“Cannabist”) and The Cannabist Company Holdings (Canada) Inc. (“ Cannabist Canada” and together with Cannabist, the “Companies”) of proxies for use at the special meeting (the “Meeting”) of holders (“Senior Noteholders”) of: (1) the 6.0% senior secured convertible notes due June 29, 2025 (the “2025 Notes”); (2) the 9.5% senior secured first-lien notes due February 3, 2026 (the “2026 Notes”); and (3) the 9.0% senior secured convertible notes due March 19, 2027 (the “2027 Notes”, and together with the 2025 Notes and the 2026 Notes, the “Senior Notes”) issued by the Companies, to be held at the offices of Stikeman Elliott LLP, 199 Bay Street, Commerce Court West, 53rd Floor, Toronto, Ontario, Canada M5L 1B9 on April 29, 2025 at 10 a.m. (Eastern time) and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Senior Noteholders (the “Notice of Meeting”). Information in this Circular is given as at March 27, 2025 unless otherwise indicated.

INFORMATION CONCERNING THE CANNABIST COMPANY HOLDINGS (CANADA) INC.

Cannabist Canada is a direct, wholly-owned subsidiary of Cannabist. Cannabist Canada was incorporated on January 31, 2025 under CBCA. The registered office of Cannabist Canada is located at 199 Bay Street, Commerce Court West, 53rd Floor, Toronto, Ontario, Canada M5L 1B9.

INFORMATION CONCERNING THE CANNABIST COMPANY HOLDINGS INC.

Cannabist was incorporated under the Business Corporations Act (Ontario) (the “OBCA”) on August 13, 2018 under the name “Canaccord Genuity Growth Corp.” as a special purpose acquisition corporation for the purpose of effecting an acquisition of one or more businesses or assets, by way of a merger, amalgamation, arrangement, share exchange, asset acquisition, share purchase, reorganization or any other similar business combination.

On October 17, 2018, Cannabist announced that it had entered into a letter of intent with Columbia Care LLC (“Old Columbia Care”) to exclusively negotiate a business combination between the two companies. On November 21, 2018, Cannabist announced that it had entered into a definitive agreement with Old Columbia Care pursuant to which, among other things, Cannabist would acquire all of the membership interests of Old Columbia Care by way of a merger between Old Columbia Care and a newly-formed Delaware subsidiary of Cannabist (the “Business Combination”). The Business Combination constituted Cannabist’s qualifying transaction.

The Business Combination was completed on April 26, 2019, at which point Old Columbia Care became a 100% wholly-owned subsidiary of Cannabist. In connection with the closing of the Business Combination, Cannabist was continued out of the jurisdiction of Ontario under the OBCA and into the jurisdiction of British Columbia under the Business Corporations Act (British Columbia).

Effective September 19, 2023, Cannabist changed its name from “Columbia Care Inc.” to “The Cannabist Company Holdings Inc.” (the “Name Change”).

In connection with the Name Change, on September 21, 2023, the CBST Common Shares and CBST Common Share purchase warrants began trading under the ticker symbols “CBST” and “CBST.WT”, respectively, on the CBOE. The CBST Common Shares began trading under ticker symbol “CBSTF” on the OTCQX on September 26, 2023.

Additional information about Cannabist is set out in the 2024 Annual Report, the 2024 Financial Statements, the 2024 MD&A, the 2024 AGM Circular and the February 27 MCR.

SUMMARY OF THE CIRCULAR

The following is a summary of certain information contained elsewhere in this Circular. It is not, and is not intended to be, complete in itself. This is a summary only, and is qualified in its entirety by the more detailed information appearing elsewhere in this Circular and incorporated by reference herein. Senior Noteholders are urged to carefully review this Circular, including the Appendices and the documents incorporated by reference, in their entirety. Certain capitalized terms used in this Circular have the meanings set forth in the “Glossary of Terms”.

The Meeting

The Meeting will be held on April 29, 2025 at 10:00 a.m. (Eastern time) at the offices of Stikeman Elliott LLP, 199 Bay Street, Commerce Court West, 53rd Floor, Toronto, Ontario, Canada M5L 1B9, for the purposes of considering and, if thought advisable, passing, the Arrangement Resolution, attached as Appendix “A” to this Circular.

The Record Date for determining the Senior Noteholders eligible to receive notice of and vote at the Meeting is 5:00 p.m. (Eastern time) on March 7, 2025.

Quorum for the Meeting is the presence, in person or by proxy, of Senior Noteholders representing at least 25% of the principal amount of the outstanding Senior Notes, and the vote required to pass the Arrangement Resolution is the affirmative vote of at least 66 2/3% of the votes cast by Senior Noteholders present in person or by proxy at the Meeting and entitled to vote on the Arrangement Resolution.

The Arrangement

The Transaction

The Transaction will be implemented pursuant to the Plan pursuant to section 192 of the CBCA and, subject to approval pursuant to the Final Order, pursuant to which, and subject to the specific terms thereof, the Senior Notes will be surrendered by the Senior Noteholders and at the Effective Time, as part of the Arrangement:

1)

each 2025 Noteholder will exchange their 2025 Notes for (a) New Senior Notes with an aggregate principal amount equal to the aggregate principal amount of the 2025 Notes, (b) its Pro Rata Share (based on the aggregate principal amount of the Senior Notes surrendered by the Senior Noteholders pursuant to Section 2.2(d) of the Plan) of the New CBST Common Shares, and (c) if such 2025 Noteholder is an Early Supporting Noteholder, (i) its Pro Rata Share (based on the aggregate principal amount of the Senior Notes surrendered by the Early Supporting Noteholders) of the Early Consent Consideration and (ii) the right to receive its Pro Rata Share (based on the aggregate principal amount of the Senior Notes surrendered by the Early Supporting Noteholders) of the Additional Early Consent Consideration;

2)

each 2026 Noteholder will exchange their 2026 Notes for (a) New Senior Notes with an aggregate principal amount equal to the aggregate principal amount of the 2026 Notes, (b) its Pro Rata Share (based on the aggregate principal amount of the Senior Notes surrendered by the Senior Noteholders pursuant to Section 2.2(d) of the Plan) of the New CBST Common Shares, and (c) if such 2026 Noteholder is an Early Supporting Noteholder, (i) its Pro Rata Share (based on the aggregate principal amount of the Senior Notes surrendered by the Early Supporting Noteholders) of the Early Consent Consideration and (ii) the right to receive its Pro Rata Share (based on the aggregate principal amount of the Senior Notes surrendered by the Early Supporting Noteholders) of the Additional Early Consent Consideration;

3)	each 2027 Noteholder will elect to exchange their 2027 Notes for, at the election of such 2027 Noteholder, either:

a)

(i) New Senior Notes with an aggregate principal amount equal to the aggregate principal amount of the 2027 Notes exchanged for such New Senior Notes, (ii) its Pro Rata Share (based on the aggregate principal amount of the Senior Notes surrendered by the Senior Noteholders pursuant to Section 2.2(d) of the Plan) of the New CBST Common Shares, and (iii) if such 2027 Noteholder is an Early Supporting Noteholder, (A) its Pro Rata Share (based on the aggregate principal amount of the Senior Notes surrendered by the Early Supporting Noteholders) of the Early Consent Consideration and (B) the right to receive its Pro Rata Share (based on the aggregate principal amount of the Senior Notes surrendered by the Early Supporting Noteholders) of the Additional Early Consent Consideration; or

b)	New Convertible Notes for an aggregate principal amount equal to the aggregate principal amount of the 2027 Notes exchanged for New Convertible Notes;

provided, that, any 2027 Noteholder who does not make an election by the election deadline will be deemed to have made a New Convertible Note Election.

4)

the New Notes will be guaranteed by each of the Existing Guarantors and New Guarantors and secured by all or substantially all of the assets and properties of the Companies and certain of the direct and indirect subsidiaries of the Companies;

5)

the New CBST Common Shares will be listed on the CBOE, and although the New CBST Common Shares will not be subject to resale restrictions under applicable Canadian and United States securities laws, Senior Noteholders receiving the New CBST Common Shares will be deemed to have entered into the Standstill and Lock-Up Agreement, pursuant to which:

a)	100% of the New CBST Common Shares will be subject to a 6-month contractual lock-up and 50% of the New CBST Common Shares will be subject to a 12-month contractual lock-up; and

b)

the recipient of the New CBST Common Shares will agree not to, for a period of six months from Closing, among other things, directly or indirectly: (i) effect, seek, offer or propose, or in any way assist, advise or encourage any other person to effect, seek, offer or propose, in each case whether publicly or otherwise, any acquisition of any equity securities or rights or options to acquire any equity securities of the Companies or (ii) form, join, or in any way participate in a group to attempt to influence the conduct of the holders of voting securities of the Companies or take any other action to seek to control or influence the directors, management or policies of the Companies or to obtain representation on the boards of directors of the Companies; and

6)	Cannabist Canada and Cannabist Canada 2 will amalgamate to form Cannabist Canada Amalco.

The New Notes will have additional covenants, events of default and an enhanced collateral package in comparison to the Senior Notes.

The implementation of the Arrangement is subject to and conditional upon all required Court approvals and the satisfaction or waiver of the other conditions included in the Support Agreement. CBST Shareholder approval is not required by the CBOE or under CBOE rules and is not a condition of Closing.

Additional Early Consent Consideration

Early Supporting Noteholders will be entitled to their Pro Rata Share (based on the aggregate principal amount of the Senior Notes surrendered by the Early Supporting Noteholders) of the Additional Early Consent Consideration, which will be payable by Cannabist in cash at the maturity of the New Senior Notes, except that such payment will be accelerated and made upon the occurrence of certain milestones, as follows: (1) $750,000 shall be paid on the date on which Cannabist has received aggregate proceeds for Approved Sales equal to or greater than $15 million; and (2) $750,000 shall be paid on the date on which Cannabist has received aggregate proceeds for Approved Sales equal to or greater than $20 million, with, for greater certainty, any balance remaining payable at maturity of the New Senior Notes. New Convertible Note-Electing Noteholders will not be entitled to any portion of the Additional Early Consent Consideration.

Anti-Dilutive Warrants

In order to reduce the dilutive effect of the issuance of the New CBST Common Shares in connection with the Transaction on existing CBST Shareholders, at Closing, but prior to the issuance of the New CBST Common Shares, CBST Shareholders (excluding, for greater certainty, the recipients of the New CBST Common Shares) will be granted the Anti-Dilutive Warrants with an exercise price of C$0.14 per New CBST Common Share and a term of two years from the Closing. The Anti-Dilutive Warrants will represent the right to acquire an aggregate of 118,246,947 newly issued CBST Common Shares. The Anti-Dilutive Warrants will only be exercisable: (1) outside the United States pursuant to Regulation S under the U.S. Securities Act; (2) inside the United States pursuant to available exemptions from registration requirements under the U.S. Securities Act and in compliance with any applicable U.S. state securities laws; or (3) pursuant to an effective registration statement under the U.S. Securities Act, and, in each case, in compliance with any applicable local securities laws. 40% of the proceeds from any exercise of the Anti-Dilutive Warrants will be used to make an offer to pay down the New Notes, which shall be conducted through an appropriate broker, and where offered at par, shall be offered to each series of New Notes ratably, thus reducing Cannabist’s debt, and 60% of any such proceeds will be used for general corporate purposes. The Supporting Senior Noteholders are supportive of the issuance of the Anti-Dilutive Warrants.

Governance Rights

At Closing, Cannabist will select two qualified directors with no affiliation to competitors of Cannabist and who are “independent” (as defined in National Instrument 52-110 – Audit Committees) of Cannabist from a slate of candidates (which slate shall be no less than three candidates) that will be provided to Cannabist by the Supporting Senior Noteholders to be added to the Board.

Until the New Notes are refinanced or repaid in full, the Supporting Senior Noteholders shall have the right to nominate two such directors, beginning as of Cannabist’s 2025 annual general meeting; provided, that the Closing has occurred on or before the date that is 14 days prior to the date of mailing of the management information circular for such meeting, or if Closing has not occurred as of such date, as soon as feasible after Closing; provided, further, that if not appointed by the CBST Shareholders at such meeting, the AHC Nominees will be appointed by the Board promptly thereafter.

Four of Cannabist’s director positions will be eliminated as of Cannabist’s 2025 annual general meeting if Closing has occurred on or before such meeting, resulting in a seven-person Board (pro forma for the addition of the AHC Nominees), and Cannabist is not permitted to increase the size of the Board above seven directors without the consent of the Supporting Senior Noteholders for as long as the Supporting Senior Noteholders have the right to nominate the AHC Nominees.

The Chair of the Board shall be subject to approval by a majority of the independent directors of Cannabist.

Superior Proposal

Until Closing, Cannabist has the right to terminate and not proceed with the Transaction in order to pursue an alternative transaction that: (1) when consummated, will result in a higher or better outcome for both the Companies and Senior Noteholders; or (2) would repay the Senior Notes in full in cash (each, a “Superior Proposal”). Notwithstanding anything to the contrary in the Support Agreement, the Companies and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right, in consultation with the Supporting Senior Noteholder’s advisors, to consider and respond to unsolicited proposals or inquiries that the Board determines constitute or may be capable of constituting a Superior Proposal and, in connection therewith: (a) provide access to non-public information concerning any of the Companies in furtherance, pursuit, or respect of Superior Proposals; (b) engage in discussions or negotiations in furtherance, pursuit, or respect of Superior Proposals; and (c) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions or negotiations in furtherance, pursuit, or respect of such Superior Proposals.

Support Agreement

Senior Noteholders holding approximately 71% of the aggregate principal amount of the Senior Notes have executed the Support Agreement (or joinders thereto) pursuant to which they have, among other things, agreed to the terms of the Transaction and to vote in favour of the Arrangement Resolution at the Meeting. For a summary of certain of the terms of the Support Agreement, see “Support Agreement” in this Circular. A copy of the form of Support Agreement has been filed on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov.

Reasons for The Transaction

The Special Committee was formed to explore and pursue one or more strategic transactions involving the amendment, exchange or refinancing of one or more of Cannabist’s debt instruments and/or such other financings, asset sales, reorganizations, restructurings, recapitalizations and/or other transaction alternatives available to Cannabist, in each case, as the Special Committee considered appropriate and in the best interests of Cannabist. The Special Committee undertook a thorough review of the business, prospects and liquidity of Cannabist, considered potential alternatives that may be available and held extensive negotiations with the Supporting Senior Noteholders. Following consultations with the Special Committee and Cannabist’s financial and legal advisors, and receipt of the Fairness Opinion, the Board determined that the Transaction was in the best interests of Cannabist, and fair from a financial point of view to the Senior Noteholders and CBST Shareholders and approved the entering into of the Support Agreement and the Transaction.

The following is a summary of the principal reasons for the recommendation of the Board that Senior Noteholders VOTE FOR the Arrangement Resolution. In view of the variety of factors and the amount of information considered in connection with the Transaction, the Board did not quantify or otherwise attempt to assign any relative weight to each of the specific factors considered in reaching its conclusions and recommendations. Individual members of the Board may have assigned different weights to different factors.

•

Failure to Complete the Arrangement: The 2025 Notes, which in aggregate have a principal amount of $59.5 million outstanding, are due June 29, 2025. At this time, Cannabist does not have sufficient cash on its balance sheet to repay the 2025 Notes on maturity and it is unlikely to generate cash by maturity that would allow for both repayment and continuity of business operations. In order to repay the 2025 Notes, Cannabist would likely be required to divest assets in an expediated manner with current unfavourable market conditions, if even possible. Such unfavourable divestures would likely result in realizations below fair market value to the detriment of Cannabist, the Senior Noteholders, and Cannabist’s stakeholders generally;

•

Upcoming 2026 Maturity: The 2026 Notes, which in aggregate have a principal amount of $185 million outstanding, are due February 3, 2026, approximately seven months following the maturity of the 2025 Notes. Cannabist requires a comprehensive solution to address all Senior Notes given the close-dated maturities, which the Arrangement provides.

•	Runway Extension: The Arrangement provides Cannabist with an additional three years of runway to implement its business plan given the maturity extensions across the Senior Notes;

•

Enhanced Covenants: The terms of the New Notes provide Senior Noteholders with enhanced covenant protections and increase Cannabist’s reporting obligations as compared to the covenants and reporting obligations under the Existing Indenture, while providing Cannabist with the additional time and operational flexibility to execute on its business plan;

•

Fiduciary Out: The Support Agreement provides Cannabist with a fiduciary out if it is able to enter into a transaction (including a refinancing) that would, when consummated: (1) result in a higher or better outcome for both Cannabist and Senior Noteholders; or (2) repay in full in cash all obligations under the Senior Notes;

•

Opportunity to Participate in Share Price Upside: In connection with the Arrangement, 2025 Noteholders, 2026 Noteholders and each New Senior Note-Electing Noteholder will receive the New CBST Common Shares;

•

Fairness Opinion: The Fairness Opinion concludes that, as of the date thereof, and subject to the qualifications set out therein, the Transaction, if implemented, is fair from a financial point of view to the Senior Noteholders and to CBST Shareholders. A copy of the Fairness Opinion is attached at Appendix “F” of this Circular; and

•	Court Approval of Arrangement: The Arrangement is subject to a determination of the Court that the terms of the Arrangement are fair and reasonable, both procedurally and substantively.

Recommendation of the Board

The Board, after careful consideration of a number of factors and alternatives and upon recommendation of the Special Committee, and upon consultation and advice with Cannabist’s financial advisors and outside legal counsel, and consideration of the oral advice of Koger as to fairness, determined unanimously that the Transaction is in the best interests of Cannabist and fair from a financial point of view to the Senior Noteholders and to CBST Shareholders. The Board accordingly unanimously determined to recommend to Senior Noteholders that they VOTE FOR the Arrangement Resolution at the Meeting. In making its determination and recommendation, the Board relied upon the recommendation of the Special Committee, as well as legal, financial and other advice and information received during the course of its deliberations.

Tax Considerations

The Arrangement results in certain Canadian federal income tax consequences to the Senior Noteholders and to CBST Shareholders. See the heading entitled “Certain Canadian Federal Income Tax Considerations” in this Circular for a discussion of these consequences.

Senior Noteholders and CBST Shareholders should consult their own tax advisors for U.S. or other tax consequences.

Risk Factors

Risk factors relating to the business of Cannabist are set out in the 2024 Annual Report, which is incorporated by reference into this Circular. Risk factors relating to the Arrangement are set out in this Circular under the heading “Risk Factors”. Senior Noteholders should carefully consider these risk factors in considering whether to vote for or against the Arrangement.

SOLICITATION OF PROXIES

While it is expected that the solicitation will be primarily by mail, proxies may also be solicited personally, or by telephone, email or other electronic means, by directors, officers and employees of the Companies who will not be specifically remunerated for such efforts.

In addition, the Companies have retained Carson Proxy Advisors for proxy solicitation and information agent services in connection with the Meeting. If you have any questions, or require assistance completing the Form of Proxy or other voting instruction form, please contact Carson Proxy Advisors, by phone at 1-800-530-5189 (collect 416-751-2066) or by email at info@carsonproxy.com. No person has been authorized to give any information or make any representation in connection with the Plan or any other matters to be considered at the Meeting other than those contained in this Circular and, if given or made, any such information or representation must not be relied upon as having been authorized by Cannabist, the Indenture Trustee or Carson Proxy Advisors.

As used herein, the term “Senior Noteholder” means each person that is shown on the records of the Indenture Trustee as a registered Senior Noteholder, other than any Affiliates of Cannabist (as such term is defined in the Existing Indenture), as of 5:00 p.m. (Eastern time) on the Record Date.

Voting Rights

As at the date hereof, $270,050,000 aggregate principal amount of Senior Notes are issued and outstanding. Each $1.00 principal amount of Senior Notes entitles the Senior Noteholder of record as of the Record Date to one vote at the Meeting.

Appointment of Proxies

The person named as proxyholder in the enclosed Form of Proxy is a director of the Companies (the “Cannabist Proxyholder”). Each Senior Noteholder has the right to appoint a person other than the Cannabist Proxyholder to represent such Senior Noteholder at the Meeting (including Beneficial Senior Noteholders (as defined below) who wish to appoint themselves as proxyholder to participate or vote at the Meeting). In order to appoint such other person (a “Third Party Proxyholder”), the Senior Noteholder must submit his, her or its Form of Proxy or Voting Instruction Form (as applicable) appointing such third party proxyholder.

•	Submit your proxy or voting instruction form:

To appoint a Third Party Proxyholder, insert such person’s name in the blank space provided in the Form of Proxy or Voting Instruction Form and follow the instructions for submitting such form of proxy or voting instruction form.

If you are a Beneficial Senior Noteholder (other than one located in the United States) and wish to participate or vote at the Meeting, you have to insert your own name in the space provided on the voting instruction form sent to you by your Intermediary and follow all of the applicable instructions provided by your Intermediary. By doing so, you are instructing your Intermediary to appoint you as proxyholder. It is important that you comply with the signature and return instructions provided by your Intermediary.

If you are a Beneficial Senior Noteholder located in the United States and wish to participate or vote at the Meeting or, if permitted, appoint a third party as your proxyholder, you must obtain a valid legal proxy from your Intermediary. Follow the instructions from your Intermediary included with the Voting Instruction Form sent to you or contact your Intermediary to request a legal proxy if you have not received one. After obtaining a valid legal proxy from your Intermediary, you must then submit such legal proxy to the Indenture Trustee. Requests for registration from Beneficial Senior Noteholders located in the United States who wish to participate or vote at the Meeting or, if permitted, appoint a third party as their proxyholder must be sent by email to corptrust@odysseytrust.com and received by no later than 10:00 a.m. (Eastern time) on April 25, 2025.

A proxy will not be valid unless the completed Form of Proxy is received by the Indenture Trustee (Odyssey Trust Company, Attn: Proxy Department, 67 Yonge Street, Suite 702, Toronto, Ontario M5E 1J8) by 10:00 a.m. (Eastern Time) on April 25, 2025. The deadline for deposit of proxies may be waived or extended by the chairperson of the Meeting at his or her discretion, without notice. The chairperson of the Meeting is under no obligation to accept or reject any particular late proxy.

Exercise of Discretion by Proxies

The person named in the enclosed Form of Proxy or Voting Instruction Form will vote the Senior Notes in respect of which he is appointed as proxy in accordance with the instructions of the Senior Noteholders appointing him. If a Senior Noteholder specifies a choice with respect to any matter to be acted upon, the Senior Notes will be voted accordingly. If no instructions are given as to how to vote on a particular issue to be decided at the Meeting, or if both choices have been specified by the Senior Noteholder, the Senior Notes will be voted FOR the Arrangement Resolution (as defined below and as set out in Appendix “A”).

The enclosed Form of Proxy or Voting Instruction Form confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting, and with respect to other business which may properly come before the Meeting or any adjournment(s) or postponement(s) thereof. If any such amendment or other business properly comes before the Meeting, or any postponement(s) or adjournment(s) thereof, the person named in the enclosed Form of Proxy or Voting Instruction Form will vote in accordance with their best judgment on such matters or business. As of the date hereof, management of Cannabist knows of no such amendment, variation or other business to come before the Meeting.

Voting of Proxies

Senior Noteholders may vote by proxy before the Meeting or vote at the Meeting, as described below:

Voting by Proxy before the Meeting

Senior Noteholders may vote before the Meeting by completing the Form of Proxy or Voting Instruction Form in accordance with the instructions provided therein. Beneficial Senior Noteholders should also carefully follow all instructions provided by their intermediaries to ensure that their Senior Notes are voted at the Meeting. Voting by proxy is the easiest way to vote. It means you are giving someone else the authority to virtually attend the Meeting and vote on your behalf.

The Cannabist Proxyholder named in the enclosed Form of Proxy or Voting Instruction Form will vote the Senior Notes in respect of which he is appointed as proxy in accordance with your instructions, including on any ballot that may be called. If there are changes to the items of business or new items properly come before the Meeting, or any adjournment(s) or postponement(s) thereof, a proxyholder can vote as he or she sees fit.

You can appoint someone else to be your proxy. This person does not need to be a Senior Noteholder. See the section above entitled “Appointment of Proxies”.

There are two ways for registered Senior Noteholders to vote by proxy before the Meeting:

(a)	EMAIL – You may vote by completing, signing and returning the Form of Proxy by email to corptrust@odysseytrust.com; or

(b)

Return your Form of Proxy or Voting Instruction Form by mail – You may vote by completing, signing and returning the Form of Proxy or Voting Instruction Form in the envelope provided, with applicable postage.

Proxies, whether submitted through email or by mail as described above, must be received by the Indenture Trustee (Odyssey Trust Company, Attn: Proxy Department, 67 Yonge Street, Suite 702, Toronto, Ontario M5E 1J8) by no later than 10:00 a.m. (Eastern time) on April 25, 2025 or, if the Meeting is adjourned or postponed, not less than 48 hours (excluding Saturdays, Sundays and holidays) prior to any adjournment or postponement thereof. Persons appointed as proxyholders need not be Senior Noteholders. Your Senior Notes will be voted in accordance with your instructions as indicated on the proxy. The deadline for the deposit of proxies may be waived or extended by the chairperson of the Meeting at his or her discretion, without notice. Voting Instruction Forms may be subject to earlier deadlines imposed by intermediaries.

The Companies may also utilize the Broadridge QuickVote service to assist Senior Noteholders with voting. Certain Beneficial Senior Noteholders may be contacted by Carson Proxy Advisors to conveniently vote directly over the phone. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Senior Notes to be represented at the Meeting.

Information contained in this Circular is given as of March 27, 2025, unless otherwise specifically stated.

Advice to Beneficial Senior Noteholders

If you hold a beneficial interest in Senior Notes (referred to herein as a “Beneficial Senior Noteholder”) you should promptly contact your broker or other Intermediary and obtain and follow their instructions with respect to voting.

Applicable regulatory policy requires brokers and other intermediaries to seek voting instructions from Beneficial Senior Noteholders in advance of meetings. Every broker and Intermediary has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Senior Noteholders in order to ensure that their Senior Notes are voted at the Meeting. You should contact your broker or other Intermediary to obtain instructions and a voting instruction form to complete and return to your broker or other Intermediary.

A Beneficial Senior Noteholder receiving a voting instruction form from its broker or other Intermediary cannot use that voting instruction form to vote Senior Notes directly at the Meeting. Although Beneficial Senior Noteholders may not be recognized directly at the Meeting for the purposes of voting Senior Notes, a Beneficial Senior Noteholder may attend the Meeting as a proxyholder and vote Senior Notes in that capacity. If a Beneficial Senior Noteholder wishes to attend the Meeting to vote in person, such Beneficial Senior Noteholder must do so as proxyholder for the registered Senior Noteholder. See “Appointment of Proxies”.

A Beneficial Senior Noteholder may revoke a voting instruction form provided by its broker or other Intermediary in accordance with the instructions provided therein.

Quorum

A quorum at the Meeting is Senior Noteholders of at least 25% of the aggregate principal amount of Senior Notes then outstanding present in person or represented by proxy. If a quorum is not present within 30 minutes from the time fixed for the holding of the Meeting, the Meeting may be adjourned to the second following Business Day (as defined in the Existing Indenture) at the same time and place and no notice shall be required to be given in respect of such adjourned meeting. At the adjourned Meeting, the Senior Noteholders present in person or by proxy shall form a quorum and may transact the business for which the Meeting was originally convened, notwithstanding that less than 25% of the aggregate principal amount of Senior Notes then outstanding may not be present at the adjourned Meeting. Any business may be brought before or dealt with at an adjourned meeting which might have been brought before or dealt with at the original meeting in accordance with the notice calling the same.

Amendment, Cancellation or Termination of the Meeting

Cannabist Canada reserves the right to amend or vary the terms of the solicitation of proxies and voting instructions at any time prior to the Meeting by notifying Senior Noteholders by making a public announcement by press release relating to such amendment or variation.

Cannabist Canada also reserves the right to cancel or terminate the Meeting, in its sole discretion, for any reason whatsoever by making a public announcement by press release relating to such decision.

Without limiting the manner in which any public announcement may be made, the Companies shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release through a newswire service.

INFORMATION AGENT

Carson Proxy Advisors has been appointed as proxy solicitation and information agent in connection with the Meeting and will provide customary services in connection with such appointment.

Carson Proxy Advisors does not assume any responsibility for the accuracy or completeness of the information concerning Cannabist or its affiliates contained herein and other related documents or for any failure by Cannabist to disclose events that may have occurred and may affect the significance or accuracy of such information.

FEES AND EXPENSES

Cannabist will pay the Indenture Trustee and Carson Proxy Advisors customary fees for their services in connection with the Meeting and will reimburse the Indenture Trustee and Carson Proxy Advisors for their reasonable out-of-pocket expenses in connection therewith.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents which have been publicly filed on SEDAR+ at www.sedarplus.ca or with the securities commission or similar regulatory authority in each of the provinces and territories of Canada, are specifically incorporated by reference into, and form an integral part of this Circular:

(a)	the annual report for the fiscal year ended December 31, 2024 (the “2024 Annual Report”);

(b)	the management information circular dated June 4, 2024 in respect of Cannabist’s annual meeting of shareholders held on June 26, 2024 (the “2024 AGM Circular”);

(c)	the consolidated financial statements of Cannabist for the fiscal year ended December 31, 2024 and the auditor’s report thereon (the “2024 Financial Statements”);

(d)	the annual management’s discussion and analysis of Cannabist for the fiscal year ended December 31, 2024 (the “2024 MD&A”); and

(e)	the material change report of Cannabist dated February 27, 2025 (the “February 27 MCR”).

Material change reports (other than confidential reports), business acquisition reports, interim financial statements and all other documents of the type referred to above after the date of this Circular and before completion or withdrawal of the Transaction will be deemed to be incorporated by reference into this Circular.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained in this Circular or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not constitute a part of this Circular, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement will not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Copies of documents incorporated herein by reference may be obtained upon request made via email to investor@cannabistcompany.com and are also available electronically on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov or on Cannabist’s website at www.cannabistcompany.com.

FORWARD-LOOKING STATEMENTS

This Circular and the documents incorporated by reference herein contain certain “forward-looking statements” and “forward-looking information” within the meaning of applicable securities laws, including Canadian securities laws and United States securities laws (collectively, “Forward-looking Statements”). All information, other than statements of historical facts, included in this Circular and the documents incorporated by reference herein, including estimates, plans, expectations, opinions, forecasts, projections, targets and guidance, constitutes forward-looking information. Forward-looking Statements include statements that are predictive in nature, depend upon or refer to future events or conditions, or include words such as “pro forma”, “expects”, “anticipates”, “plans”, “believes”, “estimates”, “intends”, “targets”, “projects”, “forecasts”, “seeks”, “likely” or negative versions thereof and other similar expressions, or future or conditional verbs such as “may”, “will”, “should”, “would” and “could”.

By their nature, Forward-looking Statements are subject to inherent risks and uncertainties that may be general or specific and which give rise to the possibility that expectations, forecasts, predictions, projections or conclusions will not prove to be accurate, that assumptions may not be correct and that objectives, strategic goals and priorities will not be achieved. A variety of material factors, many of which are beyond Cannabist’s control, could affect operations, business, financial condition, performance and results of Cannabist that may be expressed or implied by such Forward-looking Statements and could cause actual results to differ materially from current expectations of estimated or anticipated events or results.

These factors include, but are not limited to, the following:

•	the timing of, and matters to be considered at, the Meeting as well as with respect to voting at the Meeting;
•	Cannabist’s filings with the Court and the ability to obtain the Final Order;
•	failure to timely satisfy the conditions of the Transaction or to otherwise complete the Transaction;
•	the expected process for implementing the Transaction;
•	the effect of the Transaction on Cannabist’s financial condition and business operations;
•	Cannabist’s future liquidity and financial capacity;
•	Cannabist’s ability to comply with its debt covenants;
•	Cannabist’s ability to secure further equity or debt financing, if required;
•	Cannabist’s ability to service its debt or to amend or refinance its indebtedness and the terms of any such amendment or refinancing;
•	the dilution arising from the issuance of the New CBST Common Shares;
•	assumptions and expectations described in Cannabist’s critical accounting policies and estimates;
•	Cannabist’s future financial and operating performance;

•	future performance, results and terms of strategic initiatives, strategic agreements, and supply agreements;
•	Cannabist’s ability to grow its business;
•	general regulatory and legal risks, including the risk of legal, regulatory and political change;
•	other events or conditions that may occur in the future; and
•	management’s success in anticipating and managing the foregoing factors, as well as the risks described in the 2024 Annual Report.

No assurance can be given that Cannabist’s expectations will prove to be correct and such forward-looking information included in this Circular should not be unduly relied upon, and Cannabist does not undertake any obligation to revise or update any forward-looking information or statements other than as expressly required by applicable law. In making these statements, in addition to those described above and elsewhere herein, Cannabist has made assumptions with respect to, without limitation, the ability to complete the Transaction, the ability to comply with its debt covenants and service or refinance its debt, receipt and/or maintenance of required licenses and third-party consents in a timely manner, no unplanned materially adverse changes to its facilities, assets, customer base, licenses and the economic conditions affecting Cannabist’s current and proposed operations. These assumptions, although considered reasonable by Cannabist at the time of preparation, may prove to be incorrect. In addition, Cannabist has assumed that there will be no material adverse change to the current regulatory landscape affecting the cannabis industry and has also assumed that Cannabist will remain compliant in the future with all state and local laws, regulations and rules imposed upon it by law. Cannabist’s forward-looking information is expressly qualified in its entirety by this cautionary statement.

NOTICE TO SENIOR NOTEHOLDERS IN THE UNITED STATES

NONE OF THE NEW NOTES, NEW CBST COMMON SHARES OR NEW GUARANTEES HAVE BEEN OR WILL BE REGISTERED UNDER THE U.S. SECURITIES ACT. THE NEW NOTES, THE NEW CBST COMMON SHARES AND THE NEW GUARANTEES WILL BE ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT PROVIDED BY SECTION 3(a)(10) THEREUNDER.

NONE OF THE NEW NOTES, THE NEW CBST COMMON SHARES OR THE NEW GUARANTEES HAVE BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (“SEC”) OR ANY U.S. STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY U.S. STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Arrangement is being made in accordance with the disclosure requirements of Canadian securities laws. Senior Noteholders should be aware that such requirements are different from those of the United States.

Senior Noteholders in the United States should be aware that the Arrangement as described herein may have tax consequences both in the United States and in Canada. Such consequences in the United States have not been described herein and Senior Noteholders are encouraged to consult their tax advisors.

The solicitation of proxies contemplated hereby are being effected in accordance with Canadian corporate and securities laws. The proxy solicitation rules under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) are not applicable to this solicitation. Senior Noteholders should be aware that proxy solicitation and disclosure requirements under Canadian laws are different from those requirements under U.S. securities laws.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. securities laws, since Cannabist is incorporated pursuant to the laws of British Columbia and its articles include British Columbia-based forum selection provisions, and Cannabist Canada is incorporated under the federal laws of Canada.

DESCRIPTION OF THE ARRANGEMENT

The Arrangement contemplates a series of steps and transactions that are designed to lead to the successful extension of the maturity date of $270 million of secured senior obligations of Cannabist until December 31, 2028 (subject to extension in certain circumstances). The Arrangement contemplates, among other things, the following:

1)

the exchange of the Senior Notes for (a) New Senior Notes, New CBST Common Shares and, in the case of Early Supporting Noteholders, the Early Consent Consideration and the right to receive the Additional Early Consent Consideration or (b) in the case of the 2027 Notes, at the election of each 2027 Noteholder, the New Convertible Notes, as applicable; and

2)	the issuance of the Anti-Dilutive Warrants to existing CBST Shareholders (excluding recipients of the New CBST Common Shares).

Assuming the Arrangement is completed, there will be, based on the securities issued and outstanding as of the date of this Circular: (1) $270,050,000 aggregate principal amount of New Notes outstanding pursuant to the Amended and Restated Indenture; and (2) 591,141,075 issued and outstanding CBST Common Shares assuming the conversion of all CBST Proportionate Voting Shares and including the New CBST Common Shares and 709,388,022 issued and outstanding CBST Common Shares assuming the exercise of all the Anti-Dilutive Warrants and including the New CBST Common Shares. The Plan will be filed in respect of the Applicants, each, a newly formed, wholly-owned, subsidiary of Cannabist incorporated under the CBCA. The Arrangement is proposed to be completed pursuant to section 192 of the CBCA subject to being approved pursuant to the Final Order and the satisfaction or waiver of all other conditions in the Support Agreement and the Plan.

Background to the Arrangement

Purpose of the Arrangement

The principal purpose of the Arrangement is to give Cannabist additional runway to avoid failure in June 2025, and achieve success by extending the maturity date of the Senior Notes, all of which are currently governed by a single, common trust indenture, being the Existing Indenture, with common and equal collateral. As noted above, all Senior Notes will be exchanged for New Notes which are due December 31, 2028 (subject to extension in certain circumstances) on a dollar-for-dollar basis. The Arrangement is of paramount importance given Cannabist’s expected shortfall in liquidity to repay the 2025 Notes at their upcoming maturity in June 2025, which would result in a cross-default under the other series of Senior Notes.

The resulting enforcement actions would be value-destructive to Cannabist’s business and operations and likely foreclose the possibility of Cannabist achieving the benefit of its operational restructuring initiatives, which will take time to implement and realize. The Companies are proactively pursuing the Transaction under the CBCA in respect of the Senior Notes for the benefit the Companies and all of their stakeholders and in order to avoid a value-destructive and chaotic outcome.

The Arrangement will also align the Senior Notes’ maturity dates with Cannabist’s long-term business plan and provide time needed to implement the ongoing initiatives described below.

Challenges in the Cannabis Industry

Cannabist, through its subsidiaries, directly and indirectly engages in the cannabis industry in the United States, where local and state laws permit such activities. In the United States, cannabis is largely regulated at the state level. Notwithstanding the permissive regulatory environment of cannabis at the state level in certain jurisdictions, cannabis continues to be categorized as a Schedule I controlled substance under the Controlled Substances Act (21 U.S.C. § 811) (the “CSA”), and, as such, cultivation, distribution, sale and possession of cannabis violates federal law in the United States.

The disconnect between U.S. federal and state cannabis laws has created structural challenges for industry participants, particularly in accessing capital markets and banking services. Due to cannabis remaining illegal at the federal level, businesses are unable to list on U.S. stock exchanges and most major financial institutions, along with large institutional investors, refrain from engaging with the industry to avoid violating federal financial regulations.

Importantly, U.S. federal law prevents cannabis businesses from deducting ordinary business expenses as a result of cannabis being categorized as a Schedule I substance under the CSA pursuant to Section 280(e) of the Internal Revenue Code (“Section 280(e)”). Section 280(e) effectively requires cannabis companies to pay federal tax on the basis of recognized revenue rather than profit as is the case with almost all other businesses and industries. In August 2023, the U.S. Department of Health and Human Service (“HHS”) recommended to the Drug Enforcement Agency that cannabis be rescheduled from Schedule I to Schedule III under the CSA, which would have removed the Section 280(e) restriction and permitted cannabis companies to deduct ordinary course expenses like any other legal business. However, despite the recommendation of HHS, reclassification has not yet occurred, and the review process associated with reclassification remains uncertain without a definitive timeline.

In connection with the 2024 U.S. presidential election, Florida, which is a significant cannabis market in the United States given its population and tourism industry, included an adult-use cannabis ballot measure (the “Florida Ballot Measure”), which proposed amending the state constitutional to legalize recreational cannabis for adults. The Florida Ballot Measure failed to pass, securing only 56% approval, which was less than the required 60% supermajority needed for adoption. The failure of the Florida Ballot Measure constituted a significant market setback as Florida had been the largest potential adult use conversion market on the cannabis industry’s horizon and polling demonstrated a reasonable probability that the Florida Ballot Measure would pass in spite of the supermajority standard. Almost immediately following the failure of the Florida Ballot Measure and the election of Donald Trump as President of the United States, cannabis capital markets deteriorated significantly with stock prices of major multi-state operators generally falling across the industry. For example, MSOS, a broad-based exchange traded fund exclusively holding shares of various U.S. based cannabis companies, fell by approximately 30%. The market price of the CBST Common Shares decreased with other industry participants by approximately 50%, from $0.21 on November 1, 2024, to $0.10 on November 11, 2024. This general deterioration in cannabis capital markets also materially affected the possibility of potentially refinancing the 2025 Notes at maturity.

The cannabis market sell-off also had a direct negative impact on Cannabist’s liquidity outlook. Cannabist had recently divested certain of its Eastern Virginia and Arizona businesses (the “Eastern Virginia and Arizona Divesture”) to another multi-state operator that has a significant operating presence in Florida, Verano Holdings Corp. $40,000,000 of the consideration received by Cannabist in connection with the Eastern Virginia and Arizona Divestiture was satisfied by Verano by the issuance of the Verano Shares. The Verano Shares were subject to certain restrictions preventing them from being sold prior to spring 2025. Upon expiry of these restrictions, the Verano Shares were forecasted to be available to assist liquidity. However, the share price of the Verano Shares fell by approximately 53%, from $3.35 on November 1, 2024, to $1.53 on November 11, 2024. As of March 14, 2025, the share price for each Verano Share was approximately $0.65 per Verano Share, which represents a 84% price decrease since such shares were issued in connection with the Virginia and Arizona Divesture, and an aggregate decrease in value of $31 million from their value of $40,000,000 when originally issued.

Operational Restructuring Initiatives

To address the challenging operating environment and its liquidity challenges, Cannabist has made several structural changes to its operations with a focus on simplification across all areas of its business. In particular, throughout 2024, Cannabist: (1) divested and closed underperforming assets in various jurisdictions which were unprofitable; (2) restructured and grew its wholesale business and engaged in a number of brand partnerships with third-party product providers; (3) reduced overall headcount by more than 20%, resulting in approximately $23 million of annual savings; (4) implemented enhanced purchasing and pricing standard operating procedures; and (5) simplified its product selection by reducing categories and product SKUs by approximately 50%.

Cannabist also focused its retail footprint on key markets and closed various underperforming stores. Cannabist had 86 active retail locations at the end of 2023, which has been reduced to 56 active retail locations as of the end of February 2025. Cannabist is focused on incremental growth in its retail business in growing markets, particularly, certain markets where adult-use cannabis is expected to become legal in 2025.

The foregoing initiatives have already showed early signs of success. Cannabist experienced increased profits despite revenue being down approximately 11% over the past year and its overall operating margins have improved. The full potential value of Cannabist’s operational initiatives to drive profits and grow strategically will take additional time to implement and realize upon, and will not be sufficient to permit Cannabist to repay or refinance the 2025 Notes on maturity. However, with the benefit of the additional time provided by the Transaction, Cannabist believes these initiatives will achieve a more sustainable economic model, meaningfully enhance cash flow generation and ultimately, allow Cannabist to repay or refinance the Senior Notes in the future.

Prior Transactions to Address Debt Maturities and Liquidity

Between March 2022 and the end of July 2023, Cannabist was constrained from proactively working to improve its balance sheet, as it had entered into an arrangement agreement pursuant to which all of its issued and outstanding shares were to be acquired by an arm’s length third party (the “Arrangement Agreement”), which contained customary covenants that, among other things, required approval from the counterparty with respect to funding and debt repayment.

Following the termination of the Arrangement Agreement on July 31, 2023, Cannabist immediately turned its focus to maintaining stability of its business operations and proactively exploring strategic options to manage its balance sheet and improve liquidity.

As part of these strategic efforts, between August 2023 to mid-2024, among other things, Cannabist: (1) raised approximately $25,000,000 in equity funding pursuant to an opportunistic private placement, and allocated a portion of the proceeds from such private placement to redeeming its 13% senior secured notes due May 14, 2024 (the “2024 Notes”); (2) entered into a debt exchange agreement with one of the principal 2025 Noteholders in January 2024, pursuant to which such Holder was required to exchange $10,000,000 of 2025 Notes for equity securities of Cannabist and, upon fulfilment of certain conditions, was required to exchange an additional $15,000,000 for additional equity securities of Cannabist; (3) raised approximately $19,500,000 of new money through issuance of the 2027 Notes and concurrently exchanged approximately $5,000,000 of 2025 Notes for 2027 Notes, of which Cannabist allocated a portion to repay the remaining principal amount of 2024 Notes upon maturity; (5) divested of non-core businesses, including its Florida operations; and (6) engaged a nationally recognized investment bank in May of 2024 to explore a further debt or equity financing to add additional liquidity to the balance sheet.

Despite these efforts, Cannabist experienced further liquidity strains when it was unable to complete a subsequent debt or equity offering. Under the 2026 Notes, Cannabist was required to make an interest payment of $8,797,500 on August 3, 2024, which was expected to be challenging without placing undue strain on Cannabist’s operations. In light of these challenges, Cannabist engaged Moelis as financial advisor and investment banker in June 2024. With the assistance of Moelis and Cannabist’s legal advisor, Stikeman, Cannabist explored additional options to shore up liquidity to make the required interest payment and improve its balance sheet. As part of these efforts, Cannabist engaged in discussions with an ad hoc group of Senior Noteholders (the “ Ad Hoc Group”), with certain debt capital providers, and with Verano, among others, regarding potential transactions.

Ultimately, after evaluating the options available to Cannabist, with the assistance of Moelis and Stikeman, the Special Committee and the Board determined that the Eastern Virginia and Arizona Divesture was in the best interests of Cannabist. The Eastern Virginia and Arizona Divesture provided consideration of $35,000,000 in cash, a $30,000,000 promissory note from Verano and $40,000,000 of Verano Shares as set out above. The Eastern

Virginia and Arizona Divesture allowed Cannabist to make the interest payment on the 2026 Notes and was expected to assist with Cannabist’s liquidity throughout 2025. However, as set out above, the value of the Verano Shares fell significantly following the failure of the Florida Ballot Measure, meaning that such transaction failed to serve as a long-term solution to Cannabist’s liquidity issues.

Strategic Process Leading to the Transaction

After the further deterioration of the cannabis capital markets in November 2024, Cannabist accelerated the ongoing strategic review of potential alternatives in light of the impact on the value of the Verano Shares and diminished possibility of completing any refinancing of the 2025 Notes.

On November 18, 2024, Cannabist received an exchange proposal from the Ad Hoc Group, which contemplated: (1) the exchange of the 2025 Notes and the 2026 Notes for new senior secured notes due 2028 and a springing maturity in January 2027 (to the extent the remaining 2027 Notes were not retired or extended); (2) the issuance of CBST Common Shares representing 30% of the post-closing pro forma equity securities of Cannabist; (3) additional modifications to the Existing Indenture; and (4) the right to nominate two independent directors to the Board.

On December 9, 2024, the Board authorized Moelis and Stikeman to continue discussions with the Ad Hoc Group and pursue a transaction to extend maturity dates of Cannabist’s indebtedness. Concurrently, the Board authorized the Special Committee to, among other things, negotiate and enter into definitive agreements with counterparties for any transaction it deemed to be in the best interests of Cannabist.

On December 13, 2024, the Ad Hoc Group and the Advisors executed non-disclosure agreements with Cannabist. Diligence materials, including management’s latest business plan and the schedule of potential asset divestitures, were shared with the Advisors on a professionals-only basis.

Cannabist delivered an initial restructuring counterproposal, incorporating key elements of the initial proposal, but with the following structural adjustments: (1) inclusion of the 2027 Notes to the Senior Notes subject to the arrangement in the transaction; (2) reduction of the equity allocation to the Senior Noteholders; (3) the issuance of the Anti-Dilutive Warrants to existing CBST Shareholders for purposes of minimizing the dilution resulting from the issuance of the New CBST Common Shares to certain Senior Noteholders; and (4) creating flexibility to equitize a portion of the Senior Notes in the case of an increased market capitalization.

The Ad Hoc Group and Cannabist continued to negotiate terms, including the fees payable, interest rates of the new debt instruments, equity allocation to Senior Noteholders, pro-forma governance and go-forward financial and incurrence covenants. Several principal and advisor calls were held to discuss these issues and other key transaction terms. During this period, Cannabist’s advisors and the Advisors exchanged approximately 20 proposals.

In parallel with the discussions with the Ad Hoc Group, the Special Committee also considered various other alternatives, including raising new equity or debt financing to refinance the 2025 Notes or further asset divesture or M&A opportunities. The Special Committee, with the assistance of Moelis and Stikeman, explored such opportunities, including, in one case, engaging in advanced discussions with a counterparty to a potential divesture transaction. However, following the review and considering the advice of Moelis and Stikeman, the Special Committee determined that such options were not actionable alternatives and the potential for a transaction extending the maturity of the Senior Notes was the best available executable opportunity for the Cannabist and its stakeholders. Accordingly, Cannabist and its advisors continued the negotiations with the Ad Hoc Group in order to finalize the terms of the Arrangement.

On or about February 14, 2025, Cannabist and its advisors believed an agreement in principle had been reached with the Ad Hoc Group on the terms of the Transaction. However, on the same day, Cannabist also learned that Murchinson Ltd. (“Murchinson”), an investment manager whose offshore affiliated funds hold 2025 Notes, did not support the Transaction. While Murchinson delivered a proposal, such proposal (the “Murchinson Proposal”) was an attempt to re-order the existing priorities of the Senior Notes such that the 2025 Notes would effectively rank senior to the other series of Senior

Notes following their proposed transaction. The Advisors subsequently indicated the economic terms of the Murchinson Proposal were not attractive, and subordinating the 2026 Notes and 2027 Notes was a non-starter given the overall financial condition of Cannabist and the equal ranking of the Senior Notes in terms of the collateral secured under the Senior Notes. Murchinson has never indicated how such a transaction could be implemented without the support or consent of the other Senior Noteholders.

On February 27, 2025, following extensive negotiations over the course of the preceding three months as described above, Cannabist entered into the Support Agreement with the Supporting Senior Noteholders. The Transaction contemplated by the Support Agreement was unanimously approved by the Board following the advice from Moelis and Stikeman and a recommendation from the Special Committee and considering the options available for Cannabist in the circumstances. The Board also received the Fairness Opinion on February 26, 2025, which provided that the proposed was fair, from a financial perspective, to the Senior Noteholders and CBST Shareholders.

Reasons for the Arrangement

The following is a summary of the principal reasons for the recommendation of Board that Senior Noteholders VOTE FOR the Arrangement Resolution. In view of the variety of factors and the amount of information considered in connection with the Transaction, the Board did not quantify or otherwise attempt to assign any relative weight to each of the specific factors considered in reaching its conclusions and recommendations. Individual members of the Board may have assigned different weights to different factors.

•

Failure to Complete the Arrangement: The 2025 Notes, which in aggregate have a principal amount of $59.5 million outstanding, are due June 29, 2025. At this time, Cannabist does not have sufficient cash on its balance sheet to repay the 2025 Notes on maturity and it is unlikely to generate cash by maturity that would allow for both repayment and continuity of business operations. In order to repay the 2025 Notes, Cannabist would likely be required to divest assets in an expediated manner with current unfavourable market conditions, if even possible. Such unfavourable divestures would likely result in realizations below fair market value to the detriment of Cannabist, the Senior Noteholders, and Cannabist’s stakeholders generally;

•

Upcoming 2026 Maturity: The 2026 Notes, which in aggregate have a principal amount of $185 million outstanding, are due February 3, 2026, approximately seven months following the maturity of the 2025 Notes. Cannabist requires a comprehensive solution to address all Senior Notes given the close-dated maturities, which the Arrangement provides.

•	Runway Extension: The Arrangement provides Cannabist with an additional three years of runway to implement its business plan given the maturity extensions across the Senior Notes;

•

Enhanced Covenants: The terms of the New Notes provide Senior Noteholders with enhanced covenant protections and increase Cannabist’s reporting obligations as compared to the covenants and reporting obligations under the Existing Indenture, while providing Cannabist with the additional time and operational flexibility to execute on its business plan;

•

Fiduciary Out: The Support Agreement provides Cannabist with a fiduciary out if it is able to enter into a transaction (including a refinancing) that would, when consummated: (1) result in a higher or better outcome for both Cannabist and Senior Noteholders; or (2) repay in full in cash all obligations under the Senior Notes;

•

Opportunity to Participate in Share Price Upside: In connection with the Arrangement, 2025 Noteholders, 2026 Noteholders and each New Senior Note-Electing Noteholder will receive the New CBST Common Shares;

•

Fairness Opinion: The Fairness Opinion concludes that, as of the date thereof, and subject to the qualifications set out therein, the Transaction, if implemented, is fair from a financial point of view to the Senior Noteholders and to CBST Shareholders. A copy of the Fairness Opinion is attached at Appendix “F” of this Circular; and

•	Court Approval of Arrangement: The Arrangement is subject to a determination of the Court that the terms of the Arrangement are fair and reasonable, both procedurally and substantively.

The Transaction

The Transaction will be implemented pursuant to the Plan pursuant to section 192 of the CBCA and, subject to approval pursuant to the Final Order, pursuant to which, and subject to the specific terms thereof, the Senior Notes will be surrendered by the Senior Noteholders and at the Effective Time, as part of the Arrangement:

1)

each 2025 Noteholder will exchange their 2025 Notes for (a) New Senior Notes with an aggregate principal amount equal to the aggregate principal amount of its 2025 Notes, (b) its Pro Rata Share (based on the aggregate principal amount of the Senior Notes surrendered by the Senior Noteholders pursuant to Section 2.2(d) of the Plan) of the New CBST Common Shares, and (c) if such 2025 Noteholder is an Early Supporting Noteholder, (i) its Pro Rata Share (based on the aggregate principal amount of the Senior Notes surrendered by the Early Supporting Noteholders) of the Early Consent Consideration either in cash, or by transfer of such number of Verano Shares equal such portion of the Early Consent Consideration divided by the 30-day VWAP of the Verano Shares and (ii) the right to receive its Pro Rata Share (based on the aggregate principal amount of the Senior Notes surrendered by the Early Supporting Noteholders) of the Additional Early Consent Consideration;

2)

each 2026 Noteholder will exchange their 2026 Notes for (a) New Senior Notes with an aggregate principal amount equal to the aggregate principal amount of its 2026 Notes, (b) its Pro Rata Share (based on the aggregate principal amount of the Senior Notes surrendered by the Senior Noteholders pursuant to Section 2.2(d) of the Plan) of the New CBST Common Shares, and (c) if such 2026 Noteholder is an Early Supporting Noteholder, (i) its Pro Rata Share (based on the aggregate principal amount of the Senior Notes surrendered by the Early Supporting Noteholders) of the Early Consent Consideration either in cash, or by transfer of such number of Verano Shares equal to such portion of the Early Consent Consideration divided by the 30-day VWAP of the Verano Shares and (ii) the right to receive its Pro Rata Share (based on the aggregate principal amount of the Senior Notes surrendered by the Early Supporting Noteholders) of the Additional Early Consent Consideration;

3)	each 2027 Noteholder will elect to exchange their 2027 Notes for, at the election of such 2027 Noteholder, either:

a)

(i) New Senior Notes with an aggregate principal amount equal to the aggregate principal amount of its 2027 Notes, (ii) its Pro Rata Share (based on the aggregate principal amount of the Senior Notes surrendered by the Senior Noteholders pursuant to Section 2.2(d) of the Plan) of the New CBST Common Shares, and (iii) if such 2027 Noteholder is an Early Supporting Noteholder, (A) its Pro Rata Share (based on the aggregate principal amount of the Senior Notes surrendered by the Early Supporting Noteholders) of the Early Consent Consideration either in cash, or by transfer of such number of Verano Shares equal to its portion of the Early Consent Consideration divided by the 30-day VWAP of the Verano Shares and (B) the right to receive its Pro Rata Share (based on the aggregate principal amount of the Senior Notes surrendered by the Early Supporting Noteholders) of the Additional Early Consent Consideration; or

b)	the New Convertible Notes for an aggregate principal amount equal to the aggregate principal amount of its 2027 Notes;

provided, that, any 2027 Noteholder who does not make an election by the election deadline will be deemed to have made a New Convertible Note Election;

4)

the New Notes will be guaranteed by each of the Existing Guarantors and New Guarantors and secured by all or substantially all of the assets and properties of the Companies and certain of the direct and indirect subsidiaries of the Companies;

5)

the New CBST Common Shares will be listed on the CBOE, and although the New CBST Common Shares will not be subject to resale restrictions under applicable Canadian and United States securities laws, Senior Noteholders receiving the New CBST Common Shares will be deemed to have entered into the Standstill and Lock-Up Agreement, pursuant to which:

a)	100% of the New CBST Common Shares will be subject to a 6-month contractual lock-up and 50% of the New CBST Common Shares will be subject to a 12-month contractual lock-up; and

b)

the recipient of the New CBST Common Shares will agree not to, for a period of six months from Closing, among other things, directly or indirectly: (i) effect, seek, offer or propose, or in any way assist, advise or encourage any other person to effect, seek, offer or propose, in each case whether publicly or otherwise, any acquisition of any equity securities or rights or options to acquire any equity securities of the Companies or (ii) form, join, or in any way participate in a group to attempt to influence the conduct of the holders of voting securities of the Companies or take any other action to seek to control or influence the directors, management or policies of the Companies or to obtain representation on the boards of directors of the Companies; and

6)	Cannabist Canada and Cannabist Canada 2 will amalgamate to form Cannabist Canada Amalco.

The New Notes will have additional covenants, events of default and an enhanced collateral package in comparison to the Senior Notes.

The implementation of the Arrangement is subject to and conditional upon all required Court approvals and the satisfaction or waiver of the other conditions included in the Support Agreement. CBST Shareholder approval is not required by the CBOE or under CBOE rules and is not a condition of Closing.

Pursuant to the Support Agreement, it is a condition to the completion of the Arrangement that the New CBST Common Shares not be subject to a restricted period (other than the six-month and twelve-month contractual lock-up on 100% of the New CBST Common Shares and 50% of the New CBST Common Shares, respectively, as agreed to in the Support Agreement) or to a statutory hold period under Canadian or U.S. securities laws, or to any resale restriction under the rules, policies or requirements of the CBOE.

Additional Early Consent Consideration

Early Supporting Noteholders will entitled to their Pro Rata Share (based on the aggregate principal amount of the Senior Notes surrendered by the Early Supporting Noteholders) of additional early consent consideration in the aggregate amount of $1,500,000 (the “Additional Early Consent Consideration”), which will be payable by Cannabist in cash at the maturity of the New Senior Notes, except that such payment will be accelerated and made upon the occurrence of certain milestones, as follows: (1) $750,000 shall be paid on the date on which Cannabist has received aggregate proceeds for Approved Sales equal to or greater than $15 million; and (2) $750,000 shall be paid on the date on which Cannabist has received aggregate proceeds for Approved Sales equal to or greater than $20 million, with, for greater certainty, any balance remaining payable at maturity of the New Senior Notes. New Convertible Note-Electing Noteholders will not be entitled to any portion of the Additional Early Consent Consideration.

Anti-Dilutive Warrants

In order to reduce the dilutive effect of the issuance of the New CBST Common Shares in connection with the Transaction on existing CBST Shareholders, at Closing, but prior to the issuance of the New CBST Common Shares, CBST Shareholders (excluding, for greater certainty, the recipients of the New CBST Common Shares) will be granted the Anti-Dilutive Warrants with an exercise price of C$0.14 per CBST Common Share and a term of two years from the Closing. The Anti-Dilutive Warrants will represent the right to acquire an aggregate of 118,246,947 million newly issued CBST Common Shares. The Anti-Dilutive Warrants will only be exercisable: (1) outside the United States pursuant to Regulation S under the U.S. Securities Act; (2) inside the United States pursuant to available exemptions from registration requirements under the U.S. Securities Act and in compliance with any applicable U.S. state securities laws; or (3) pursuant to an effective registration statement under the U.S. Securities Act, and, in each case, in compliance with any applicable local securities laws. 40% of the proceeds from any exercise of the Anti-Dilutive Warrants will be used to make an offer to pay down the New Notes, which shall be conducted through an appropriate broker, and where offered at par, shall be offered to each series of New Notes ratably, thus reducing Cannabist’s debt, and 60% of any such proceeds will be used for general corporate purposes. The Supporting Senior Noteholders are supportive of the issuance of the Anti-Dilutive Warrants.

Governance Rights

At Closing, Cannabist will select two qualified directors with no affiliation to competitors of Cannabist and who are “independent” (as defined in National Instrument 52-110 – Audit Committees) of Cannabist (the “AHC Nominees”) from a slate of candidates (which slate shall be no less than three candidates) that will be provided to Cannabist by the Supporting Senior Noteholders to be added to the Board. Until the New Notes are refinanced or repaid in full, the Supporting Senior Noteholders shall have the right to nominate two such directors, beginning as of Cannabist’s 2025 annual general meeting; provided, that the Closing has occurred on or before the date that is 14 days prior to the date of mailing of the management information circular for such meeting, or if Closing has not occurred as of such date, as soon as feasible after Closing; provided, further, that if not appointed by the CBST Shareholders at such meeting, the nominees will be appointed by the Board promptly thereafter.

Four of Cannabist’s director positions will be eliminated as of Cannabist’s 2025 annual general meeting if Closing has occurred on or before such meeting, resulting in a seven-person Board (pro forma for the addition of the AHC Nominees), and Cannabist is not permitted to increase the size of the Board above seven directors without the consent of the Supporting Senior Noteholders for as long as the Supporting Senior Noteholders have the right to nominate the AHC Nominees.

The Chair of the Board shall be subject to approval by a majority of the independent directors of Cannabist.

Upon Closing, the AHC Nominees will be entitled to participate as observers in meetings of the Board until the later of: (1) the date of their appointment to the Board: and (2) the date on which the AHC Nominees have received applicable regulatory approval(s) under U.S. state Law, at which time they will be able to act in their full authority as directors of Cannabist.

Payment of Accrued and Unpaid Interest

All accrued but unpaid interest on the Senior Notes up to but excluding the Effective Date shall be paid to Senior Noteholders in accordance with the standing instructions and customary practices of the Indenture Trustee. From and after the Effective Date, all interest payable on the Senior Notes shall accrue to the Companies as Senior Noteholder following completion of the Arrangement.

Conditions to the Arrangement

The Arrangement is subject to the following conditions, among others:

1)	the Interim Order, the Plan and the Final Order shall have been approved by (a) the Court, and (b) the requisite majorities of affected stakeholders as and to the extent required by the Court;

2)	the CBOE shall have consented to or not objected to the Transaction;

3)

all filings, consents, and approvals required under applicable Law to consummate the Transaction (including, without limitation, required state and municipal cannabis regulatory approvals) shall have been made or obtained, as applicable, and, in the case of waiting or suspensory periods, such waiting or suspensory periods shall have expired or been terminated, in each case on terms reasonably satisfactory to Cannabist and the Requisite Supporting Senior Noteholders;

4)

the Plan and all Definitive Documents shall be in form and substance consistent with the Support Agreement and the Term Sheet and otherwise reasonably acceptable to Cannabist and the Requisite Supporting Senior Noteholders;

5)	the conditions precedent to implementation of the Plan shall have been satisfied or waived in accordance with the terms of the Plan;

6)	the conditions precedent in each of the Definitive Documents shall have been satisfied or waived in accordance with the terms of the applicable Definitive Document;

7)

there shall not be in effect any preliminary or final decision, order or decree by a Governmental Entity, that restrains, impedes or prohibits the Transaction or the Plan or any material part thereof or requires or purports to require a material variation of the Term Sheet;

8)

there shall be usual and customary releases in connection with the implementation of the Transaction under the CBCA to be effective as of the Effective Date (the “Releases”) pursuant to the Plan and the Final Order, and pursuant to contractual releases entered into among the parties to the Support Agreement;

9)	the CBCA Director shall have issued a Certificate of Arrangement giving effect to the articles of arrangement in respect of the Plan; and

10)

the reasonable and documented invoiced fees and expenses of the Advisors in accordance with and subject to the engagement letters and fee letters entered into by Cannabist and the Advisors shall have been paid, provided that the Advisors shall have provided Cannabist with invoices for all such fees and expenses at least one (1) calendar day prior to the Effective Date (it being understood that failure to provide such invoice prior to the Effective Date shall not preclude the applicable Advisor’s right to payment following the Effective Date).

Releases

As of the Effective Date, each of the Released Parties (as defined in the Plan) shall be released and discharged from all actions, causes of action, damages, judgments, executions, obligations, liabilities and Claims of any kind or nature whatsoever arising on or prior to the Effective Date in connection with the Senior Notes, the Senior Notes Documents, the New CBST Common Shares, the Anti-Dilutive Warrants, the Support Agreement, the Arrangement, the Plan, the CBCA Proceedings and any other proceedings commenced with respect to or in connection with the Plan, the transactions contemplated hereunder, and any other actions or matters related directly or indirectly to the foregoing; provided that nothing in this paragraph shall release or discharge the following (1) any of the Released Parties from or in respect of their respective obligations under the Plan, the New Notes (including the Amended and Restated Indenture and the other New Notes Documents solely as they relate to the New Notes), the New Guarantees, the Warrant Agency Agreement, the Anti-Dilutive Warrants, or any Order or document ancillary to any of the foregoing, (2) any director or officer of the Companies or any other Cannabist Entity of their right to indemnity, insurance claims, and employment related rights or claims, (3) any inter-company obligations between or among the Companies or any other Cannabist Entity on or before the Effective Date or (4) any act or omission arising out of any Released Party ’s gross negligence, actual and intentional fraud, willful misconduct, or criminal acts (as determined by a final non-appealable order from a court of competent jurisdiction). The foregoing release shall not be construed to prohibit a party in interest from seeking to enforce the terms of the Plan or any contract or agreement entered into pursuant to, in connection with or contemplated by the Plan.

Procedures

Issuance of New Notes

The New Notes to be issued to the Senior Noteholders pursuant to the Plan shall be made by way of issuance by the Companies on the Effective Date of one or more global notes in respect of the New Notes, authenticated by the Indenture Trustee, and issued in the name of CDS (or its nominee) in respect of the Senior Noteholders, other than certain Holders of New Notes (or their Intermediaries (as defined in the Plan)), who will receive DRS Advices or definitive certificates representing the New Notes from the Indenture Trustee. Any definitive certificates shall be held by the Depositary until such time as the applicable Senior Noteholder delivers a duly completed Letter of Transmittal and Election Form and surrenders its Senior Notes in accordance with Section 3.2 of the Plan.

Surrender of Senior Notes

On the Effective Date, CDS (or its nominee) as a registered Senior Noteholder on behalf of certain of the Senior Noteholders shall surrender, or cause the surrender of, the Senior Notes it holds in exchange for the portion of the consideration payable to it as a Senior Noteholder pursuant to the Arrangement. At the Effective Time, each Senior Noteholders whose Senior Notes are represented by a DRS Advice shall be deemed to have surrendered and transferred (free and clear of all liens and encumbrances), without any further action by the Senior Noteholders, the Senior Notes represented by DRS Advice to the Companies in exchange for the portion of the consideration payable to it as a Senior Noteholders pursuant to the Arrangement. On the Effective Date, each Senior Noteholder holding a certificate representing Senior Notes shall surrender, or cause the surrender of, the certificate(s) representing the Senior Notes to the Depositary (with a duly completed Letter of Transmittal and Election Form) in exchange for the portion of the consideration payable to the Senior Noteholder under the Arrangement. For greater clarity, only Senior Noteholders whose Senior Notes are represented by physical certificates are required to submit a duly completed Letter of Transmittal and Election Form when surrendering such Senior Notes. Senior Noteholder’s whose Senior Notes are represented by a DRS Advice are not required to surrender their DRS Advice or a Letter of Transmittal and Election Form prior to receiving their New Notes as such Senior Noteholder will be deemed to have transferred title to the Senior Notes to the Companies at the Effective Time in accordance with the Plan and will be issued a new DRS Advice representing an equivalent amount of New Notes without any further action required on its part.

Issuance of New CBST Common Shares

The New CBST Common Shares to be issued pursuant to the Plan shall be deemed to be duly authorized, validly issued, fully paid and non-assessable.

Prior to the filing by the Applicants of the Articles of Arrangement, Cannabist shall deliver or cause to be delivered a treasury direction to the Transfer Agent, for the benefit of the applicable Senior Noteholders, that directs the Transfer Agent to issue the New CBST Common Shares to be distributed under the Plan and directs the Transfer Agent to cause the New CBST Common Shares to be distributed, subject to the provisions of the Standstill and Lock-Up Agreement and Sections 3.3(c) and 3.7 of the Plan.

The New CBST Common Shares to be issued under the Plan will be deposited with the Depositary and, subject to Section 3.2 of the Plan, made either (1) through the facilities of CDS who, in turn, will make delivery of the New CBST Common Shares to the ultimate beneficial recipients thereof pursuant to standing instructions and customary practices of CDS, as applicable, or (2) by providing DRS Advices or confirmations in the name of the applicable recipient thereof (or its Intermediary) and registered in Cannabist’s records which will be maintained by the Transfer Agent, following surrender of the Senior Notes in accordance with Section 3.2 and Section 3.6 of the Plan.

Payment of the Early Consent Consideration

Prior to the filing by the Applicants of the Articles of Arrangement, Cannabist shall deposit or cause to be deposited with the Depositary, for the benefit of the Early Supporting Noteholders, the Early Consent Consideration, and the Depositary shall, subject to Section 3.2 of the Plan, deliver the Early Consent Consideration either: (1) through the facilities of CDS who, in turn, will make delivery to the ultimate beneficial recipients thereof pursuant to standing instructions and customary practices of CDS, as applicable; and/or (2) by delivering cheques, or in the case where the Early Consent Consideration is satisfied by the transfer of Verano Shares, certificates or DRS Advices representing such Verano Shares, in the name of the applicable recipient thereof (or its Intermediary) and registered in Cannabist’s records which will be maintained by the Transfer Agent. New Convertible Note-Electing Noteholders will not be entitled to any portion of the Early Consent Consideration.

Issuance of Anti-Dilutive Warrants

Prior to the filing by the Applicants of the articles of arrangement, Cannabist shall deliver or cause to be delivered: (1) a direction to the Warrant Agent, for the benefit of the CBST Shareholders (excluding recipients of the New CBST Common Shares), instructing the Warrant Agent to issue the Anti-Dilutive Warrants, to be distributed under the Plan; and (2) a reservation order to the Transfer Agent such that the number of CBST Common Shares issuable upon exercise of the Anti-Dilutive Warrants are reserved for issuance. Thereafter, the Warrant Agent shall distribute the Anti-Dilutive Warrants (a) through the facilities of CDS who, in turn, will make delivery of the Anti-Dilutive Warrants to the ultimate beneficial recipients thereof pursuant to standing instructions and customary practices of CDS, as applicable, and/or (b) by providing DRS Advices or confirmations in the name of the applicable recipient thereof (or its Intermediary) that is a CBST Shareholder in Cannabist’s records which are maintained by the Transfer Agent.

The Anti-Dilutive Warrants will only be exercisable: (1) outside the United States pursuant to Regulation S under the U.S. Securities Act; (2) inside the United States pursuant to available exemptions from registration requirements under the U.S. Securities Act and in compliance with any applicable U.S. state securities laws; or (3) pursuant to an effective registration statement under the U.S. Securities Act, and in each case, in compliance with any applicable local securities laws.

Withholding Rights

The Companies, the Indenture Trustee, the Transfer Agent, the Warrant Agent and the intermediaries shall be entitled to deduct and withhold from any consideration or other amount deliverable or otherwise payable to any Person hereunder such amounts as they may be required to deduct or withhold with respect to such payment under the Tax Act, or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty, in each case, as amended, provided that any such right to deduct or withhold shall not otherwise change or modify their obligations in respect of withholding taxes under the terms of the Existing Indenture or Amended and Restated Indenture and any and all other documents. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the relevant Person in respect of which such deduction and withholding was made. Any such deducted or withheld amounts shall be remitted to the appropriate Governmental Entity.

As more particularly described in the Plan (and subject to the exceptions and limitations described therein), the Companies are required to pay to Senior Noteholders such additional amounts in cash as necessary so that after making or allowing for all required deductions and withholdings (if any), the Senior Noteholders receive what they would have received (as an amount in cash, property or otherwise) had no such deductions or withholdings been required.

Fairness Opinion

Koger was asked by Cannabist to provide an opinion to the Board as to the fairness of the Transaction, from a financial point of view, to the Senior Noteholders and CBST Shareholders. Koger rendered an oral fairness opinion to the Board on February 26, 2025 and delivered its written fairness opinion to the Board as of February 26, 2025. Based upon and subject to the various considerations set forth in the Fairness Opinion, the Transaction, if implemented, is fair, from a financial point of view, to the Senior Noteholders and CBST Shareholders. Services provided by Koger relating to the Transaction were on a flat fee basis and are not subject to a success fee.

The full text of the Fairness Opinion is attached as Appendix “F” to this Circular and should be read carefully and in its entirety. The Fairness Opinion describes the scope of the review undertaken by Koger, the assumptions made by Koger, the limitations on the use of the Fairness Opinion, and the basis of Koger’s fairness analysis for the purposes of the Fairness Opinion, among other matters.

The summary of the Fairness Opinion set forth in this Circular is qualified in its entirety by reference to the full text of the Fairness Opinion. Koger has provided its written consent to the inclusion of the Fairness Opinion in this Circular. The Fairness Opinion states that it may not be quoted, summarized, paraphrased, excerpted, referred to or relied upon by any person or entity other than the Board or for any other purpose without the express prior written consent of Koger.

Assumptions

In preparing the Fairness Opinion, Koger assumed that all of the information supplied to it by the management of Cannabist was accurate and complete. They further assumed that all significant factors, contracts or agreements in effect at the date of the Fairness Opinion that would have an impact as to the conclusions arrived at in such Fairness Opinion have been disclosed to Koger and there are no material undisclosed liabilities. They have further assumed that all licenses, consents and required authorizations have been obtained and are in force for Cannabist. They have also assumed that Cannabist does not have any material contingent liabilities other than those disclosed in their financial statements and/or by management that no material litigation (other than as disclosed) is pending or threatened which may have an impact on the Fairness Opinion.

Independence of Koger

The analyses and research used in preparing the Fairness Opinion were carried out solely by Thomas A. Koger, the President of Koger, as an independent and neutral expert. No one has put any restriction on the scope of his work, opinion or conclusions. Koger and Mr. Koger, in his personal capacity, also confirmed that they were independent for the purposes of this engagement and, without limiting the foregoing, have no financial interest or future expected financial interest in any entity involved in the Transaction.

Approach to Fairness

The analyses Koger prepared in issuing the Fairness Opinion must be considered as a whole. In assessing the fairness of the Transaction, from a financial point of view to CBST Shareholders and Senior Noteholders, Koger considered a number of factors including, but not limited to, the following:

•

The environment for companies operating in the cannabis industry has deteriorated at the date of the Fairness Opinion compared to when the Senior Notes were originally issued. Accordingly, the terms of the New Notes issued as part of the Transaction would be less favorable to Cannabist than when the Senior Notes were originally issued. The better terms to the holders of the New Notes would nevertheless be fair given the present high interest rate environment.

•

Although the underlying principal amounts of the Senior Notes and the New Senior Notes are the same (if the New Convertible Note Election is not made), the New Senior Notes have improved covenants and security, and those improvements are a consideration in determining whether the Transaction is fair overall.

•

The New Senior Notes have an interest rate of 9.25% compared to 6% with the 2025 Notes, 9.5% with the 2026 Notes and 9.0% with the 2027 Notes. The interest rate of 9.25% by itself is insufficient to compensate the present Senior Noteholders in the present volatile cannabis industry. The Senior Noteholders will receive the New CBST Common Shares and additional improved terms (such as independent board seats and improved corporate governance protections) that are required to make the Transaction fair, and the Early Supporting Noteholders will be entitled to the Early Consent Consideration.

•	The interest rate of 9.25% payable on the New Senior Notes represents an appropriate premium over the estimated risk-free rate represented by 10 year US bond yields presently of approximately 4.5%.

•

Potential additional capital may be raised by Cannabist from the exercise of the Anti-Dilutive Warrants. The provisions for the repurchase of New Senior Notes from any such capital raised is an improved feature to the Senior Noteholders supporting the fairness of the Transaction.

•

100% of the New CBST Common Shares issued as part of the Transaction will be subject to a 6-month contractual lock-up and 50% of the New CBST Common Shares will be subject to a 12-month contractual lock up upon completion of the Transaction to help create an orderly trading market for all CBST Shareholders and is a contributing factor in the Transaction being fair.

•

The New Convertible Notes retain the same conversion price and features as the 2027 Notes and rank pari passu to the New Senior Notes contributing to the fairness of the Transaction to the 2027 Noteholders making a New Convertible Note Election.

•

The terms of the Transaction, considered independently, are dilutive to existing CBST Shareholders. This issue was addressed through the issuance of the Anti-Dilutive Warrants to existing CBST Shareholders (excluding recipients of the New CBST Common Shares to be issued as part of the Transaction). The issuance of the Anti-Dilutive Warrants ensures the existing CBST Shareholders can participate in future share value post execution of the Transaction.

•

Cannabist and its financial advisor, Moelis, attempted to identify possible sources of capital and possibilities to refinance the Senior Notes. No executable transactions were found with better terms as those contained in the Transaction.

•	At the of each fiscal quarter end starting March 31, 2026, Cannabist must adhere to a Net Consolidated Leverage Ratio providing protection to the Holder of New Senior Notes.

•

The number of series of the existing Senior Notes (all of which are secured by the same collateral and rank equally as between them) will be reduced with the issuance of the New Senior Notes, which will provide Cannabist with an extended and uniform maturity profile;

•	Inclusion of extension provisions in the Amended and Restated Indenture is of benefit to all parties, as it ensures stability for Cannabist for a longer time period.

•

Should the Verano Shares be used in financing the Early Consent Consideration, it will be based on the 30-day VWAP of those shares, eliminating a short-term fluctuation in the price of Verano Shares and contributing to fairness.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the principal Canadian federal income tax considerations generally applicable as of the date hereof to: (1) a Beneficial Senior Noteholder who disposes of Senior Notes to Cannabist and Cannabist Canada pursuant to the Arrangement in exchange either for either (a) consideration that includes New Senior Notes and New CBST Common Shares, or (b) New Convertible Notes; and (2) a current CBST Shareholder who is the beneficial owner of CBST Shares and that receives Anti-Dilutive Warrants pursuant to the Arrangement; in each case, who (x) holds their Senior Notes or CBST Shares (as applicable) as capital property, and will hold New Notes, New CBST Common Shares, Anti-Dilutive Warrants, and CBST Common Shares (as applicable) as capital property, (y) in the case of Senior Notes and New Notes, is entitled to all payments under such notes, and (z) deals at arm’s length with, and is not affiliated with, Cannabist or Cannabist Canada (a “Securityholder”).

Generally, the Senior Notes, the CBST Shares, the New Notes, the New CBST Common Shares, the Anti-Dilutive Warrants and the CBST Common Shares issuable upon exercise of the Anti-Dilutive Warrants (collectively, the “Securities” and individually a “Security”) will be considered to be capital property to a Securityholder provided that the Securityholder does not hold the applicable Security in the course of carrying on a business or as part of an adventure or concern in the nature of trade. Certain Securityholders who are resident in Canada for purposes of the Tax Act and whose Securities (other than Anti-Dilutive Warrants) might not otherwise qualify as capital property may, in certain circumstances, be entitled to make an irrevocable election pursuant to subsection 39(4) of the Tax Act the effect of which is to deem such Securities and every other “Canadian security” (as defined in the Tax Act) owned by such Securityholder in the taxation year of the election and all subsequent taxation years to be capital property. This election is not available in respect of Anti-Dilutive Warrants.

This summary does not apply to a Securityholder: (1) that is a “financial institution” within the meaning of section 142.2 of the Tax Act; (2) that is a “specified financial institution” as defined in the Tax Act; (3) that reports its “Canadian tax results” within the meaning of the Tax Act in a currency other than Canadian currency; (4) an interest in which is a “tax shelter investment” for the purposes of the Tax Act; or (5) that has entered into, or will enter into, a “derivative forward agreement” or “synthetic disposition arrangement” within the meaning of the Tax Act with respect to a Security. Such Securityholders should consult their own tax advisors.

This summary does not address the possible application of the “foreign affiliate dumping” rules in the Tax Act that may be applicable to a Securityholder that is a corporation resident in Canada (for purposes of the Tax Act) and is or becomes, or does not deal at arm’s length with, a corporation resident in Canada that is or becomes, as part of a transaction or event or series of transactions or events that includes the acquisition of the Securities, controlled by a non-resident person or a group of non-resident persons not dealing with each other at arm’s length, in each case for purposes of the rules in section 212.3 of the Tax Act. Securityholders for which this summary does not apply should consult their own tax advisors.

Additional considerations, not discussed herein, may apply to Beneficial Senior Noteholders who receive the Early Consent Consideration or Additional Early Consent Consideration, and such holders are urged to consult their own tax advisors in that regard.

This summary is based upon the current provisions of the Tax Act and counsel’s understanding of the current administrative policies and practices of the Canada Revenue Agency (the “CRA”) made publicly available prior to the date hereof. This summary also takes into account all specific proposals to amend the Tax Act and the regulations thereunder that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that all of the Tax Proposals will be enacted in the form proposed. No assurance can be given that the Tax Proposals will be enacted as proposed or at all. This summary does not otherwise take into account or anticipate any changes in law or in the administrative policies or practices of the CRA, whether by legislative, governmental or judicial action, nor does it take into account any other federal or any provincial, territorial or foreign tax considerations.

This summary is based on the understanding that Cannabist Canada will not participate in servicing the principal, interest or other amounts required to be paid on the New Notes, and Cannabist will have the responsibility to service all of the principal, interest and other amounts required to be paid on the New Notes.

This summary is of a general nature only, is not exhaustive of all Canadian federal income tax consequences and is not intended to be, nor should it be construed as, legal or tax advice to any particular Securityholder. Securityholders are urged to consult their own tax advisors concerning the tax consequences to them of the Arrangement having regard to their own particular circumstances.

Foreign Currency

Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of a Security must be converted into Canadian dollars using the rate of exchange quoted by the Bank of Canada on the date such amounts arose, or such other rate of exchange as is acceptable to the CRA. Securityholders may, as a consequence, realize capital gains or capital losses by virtue of changes in the value of the U.S. dollar relative to the Canadian dollar.

Residents of Canada

This portion of the summary is applicable to a Securityholder that, at all relevant times for purposes of the Tax Act, is (or is deemed to be) resident in Canada (a “Resident Holder”).

Exchange of Senior Notes for New Notes pursuant to the Arrangement

On a disposition of a Senior Note by a Resident Holder pursuant to the Arrangement, the Resident Holder will generally be required to include in computing its income for the taxation year in which the disposition occurs an amount equal to the interest that has accrued on the Senior Note to the date of the disposition, to the extent that such amount was not otherwise included in computing the Resident Holder’s income for that taxation year or a preceding taxation year.

In addition, on a disposition of a Senior Note pursuant to the Arrangement, a Resident Holder will realize a capital gain (or a capital loss) to the extent that the proceeds of disposition of the Senior Note, net of any amount included in the Resident Hold er’s income as interest as well as any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Senior Note to the Resident Holder immediately before the disposition. A Resident Holder’s proceeds of disposition of its Senior Notes will be an amount equal to the aggregate fair market value at the Effective Time of the consideration received by such Resident Holder pursuant to the Arrangement in exchange for such Senior Notes.

The cost of the New Notes and the New CBST Common Shares received by a Resident Holder pursuant to the Arrangement will generally be equal to the fair market value of such New Notes and New CBST Common Shares, respectively. For the purposes of determining the adjusted cost base to a Resident Holder of the New CBST Common Shares acquired pursuant to the Arrangement, the cost of such New CBST Common Shares will be averaged with the adjusted cost base of all other CBST Common Shares of the same class owned by the Resident Holder as capital property immediately before that time.

Generally, a portion of any capital loss realized on the disposition of Senior Notes pursuant to the Arrangement may be denied in certain circumstances under the Tax Act. Resident Holders should consult a tax advisor with respect to any potential loss denial.

The income tax treatment of capital gains (and capital losses) is generally described below under “Taxation of Capital Gains and Capital Losses”.

Holding and Disposing of New Notes

Interest on the New Notes

A Resident Holder of New Notes that is a corporation, partnership, unit trust or trust of which a corporation or a partnership is a beneficiary will be required to include in computing its income for a taxation year any interest on a New Note that accrued or is deemed to accrue to it to the end of the taxation year or that became receivable or was received by it before the end of the taxation year, except to the extent that such interest was otherwise included in computing its income for a preceding taxation year.

Any other Resident Holder of New Notes, including an individual (other than certain trusts), will be required to include in computing the Resident Holder’s income for a taxation year any amount that was received or became receivable by such Resident Holder in the taxation year as interest on such notes, depending upon the method regularly followed by the Resident Holder in computing income, to the extent that such amount was not included in computing the Resident Holder’s income for a preceding taxation year.

If a New Note is acquired by a Resident Holder at a discount from its face value (a “Discount ”) and such Discount is (or is deemed to be) interest to the Resident Holder, such Resident Holder will be required to include in income annually the portion of such interest (or deemed interest) that accrues to the Resident Holder in the manner prescribed by the Tax Act, notwithstanding that the Discount will not be received or receivable until maturity. Resident Holders are urged to consult their own tax advisors as to the Canadian income tax treatment of the Discount.

Any premium paid by Cannabist and/or Cannabist Canada to a Resident Holder on the redemption or repurchase of a New Note before its maturity (other than in the open market in the manner any such obligation would normally be purchased in the open market by any member of the public) will generally be deemed to be interest received by such Resident Holder at the time of the payment to the extent that it can reasonably be considered to relate to, and does not exceed the value at that time of, the interest that would have been paid or payable by Cannabist and/or Cannabist Canada on the New Note for a taxation year of Cannabist and/or Cannabist Canada ending after that time. Such interest will be required to be included in computing the Resident Holder’s income in the manner described above.

A Resident Holder may be subject to United States withholding tax on interest received on the New Notes. A foreign tax credit under the Tax Act in respect of tax (including withholding tax) paid to a foreign country is, in general terms, limited to the Canadian tax otherwise payable in respect of income from sources in that foreign country, and is subject to the other requirements of the Tax Act. However, interest received on the New Notes by a Resident Holder may not be treated as income from a source in the United States for these purposes, such that a foreign tax credit under the Tax Act may not be available. Resident Holders should consult their own tax advisors with respect to the availability of any foreign tax credits or deductions under the Tax Act in respect of any United States withholding tax applicable to interest on the New Notes.

Conversion of New Convertible Notes

A Resident Holder of New Convertible Notes who converts a New Convertible Note into CBST Common Shares (or CBST Common Shares and cash in lieu of a fraction of a CBST Common Share) pursuant to the conversion privilege will be deemed not to have disposed of the New Convertible Note, and accordingly, will not be considered to realize a capital gain (or capital loss) on such conversion.

Under the current administrative practice of the CRA, a Resident Holder who, upon conversion of a New Convertible Note, receives cash not in excess of C$200 in lieu of a fraction of a CBST Common Share may either treat this amount as proceeds of disposition of a portion of the New Convertible Note, thereby realizing a capital gain (or a capital loss), or reduce the adjusted cost base of the CBST Common Shares that the Resident Holder receives upon conversion of its New Convertible Notes by the amount of the cash received.

The aggregate cost to a Resident Holder of the CBST Common Shares acquired upon exercise of such Resident Holder’s right to convert a New Convertible Note generally should be equal to the aggregate of the adjusted cost base to the Resident Holder of the New Convertible Note immediately before the conversion, minus any reduction of adjusted cost base for cash received in lieu of fractional shares as discussed above. Generally, the adjusted cost base to a Resident Holder of CBST Common Shares acquired on conversion of a New Convertible Note should be determined by averaging the cost of such CBST Common Shares with the adjusted cost base of all other CBST Common Shares of the same class owned by the Resident Holder as capital property immediately before such time.

Upon a conversion of a New Convertible Note, interest accrued thereon to but excluding the date of conversion will be included in computing the income of the Resident Holder as described above under the heading “Interest on the New Notes”, except to the extent that it was included in computing the Resident Holder’s income for that or a preceding taxation year.

Disposition of New Notes

On a disposition or deemed disposition of a New Note by a Resident Holder, such Resident Holder will generally be required to include in computing its income for the taxation year in which the disposition occurs an amount equal to the interest that has accrued on such New Note to the date of the disposition to the extent that such amount was not otherwise included in computing such Resident Holder’s income for that taxation year or a preceding taxation year.

In addition, on a disposition or deemed disposition of a New Note, a Resident Holder will realize a capital gain (or a capital loss) to the extent that the proceeds of disposition of the New Note, net of any amount included in such Resident Holder’s income as interest as well as any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of such note to such Resident Holder immediately before the disposition or deemed disposition. The tax treatment of such capital gains (or capital losses) is described below under the heading “Taxation of Capital Gains and Capital Losses”.

Holding and Disposing of CBST Common Shares

Dividends on CBST Common Shares

Dividends received or deemed to be received on CBST Common Shares by a Resident Holder that is an individual (other than certain trusts) will be included in computing the individual’s income and will be subject to the gross up and dividend tax credit rules normally applicable to taxable dividends received by an individual from a taxable Canadian corporation. Taxable dividends received or deemed to be received by such individual which are designated by Cannabist as “eligible dividends” in accordance with the Tax Act will be subject to enhanced gross-up and dividend tax credit rules under the Tax Act.

Taxable dividends received by an individual (including certain trusts) may give rise to a liability for alternative minimum tax as calculated under the detailed rules set out in the Tax Act.

Dividends received or deemed to be received on CBST Common Shares by a Resident Holder that is a corporation will be included in computing the corporation’s income and generally will be deductible in computing the taxable income of the corporation. A corporation that is a “private corporation” or a “subject corporation” for purposes of the Tax Act may be liable to pay a refundable tax on dividends received or deemed to be received by it, to the extent such dividends are deductible in computing the corporation’s taxable income. In certain circumstances, subsection 55(2) of the Tax Act may treat a taxable dividend received (or deemed to be received) by a Resident Holder that is a corporation as a gain from the disposition of capital property or proceeds of disposition.

A Resident Holder may be subject to United States withholding tax on dividends received on the CBST Common Shares. Any United States withholding tax paid by or on behalf of a Resident Holder in respect of dividends received on the CBST Common Shares by a Resident Holder may be eligible for foreign tax credit or deduction treatment where applicable under the Tax Act. Generally, a foreign tax credit in respect of a tax paid to a particular foreign country is limited to the Canadian tax otherwise payable in respect of income sourced in that country. Dividends received on the CBST Common Shares by a Resident Holder may not be treated as income sourced in the United States for these purposes, such that a foreign tax credit under the Tax Act may not be available. Resident Holders should consult their own tax advisors with respect to the availability of any foreign tax credits or deductions under the Tax Act in respect of any United States withholding tax applicable to dividends on the CBST Common Shares.

Disposition of CBST Common Shares

On a disposition or a deemed disposition of a CBST Common Share (other than in a disposition to Cannabist that is not a sale in the open market in the manner in which shares would normally be purchased by any member of the public in an open market), a Resident Holder generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the CBST Common Share exceeds (or are exceeded by) such Resident Holder’s adjusted cost base thereof and any reasonable costs of disposition. The tax treatment of any such capital gain (or capital loss) is described below under the heading “Taxation of Capital Gains and Capital Losses”.

The amount of any capital loss realized on the disposition or deemed disposition of a CBST Common Share by a Resident Holder that is a corporation may be reduced by the amount of dividends received or deemed to have been received by it on such CBST Common Share (or on a share for which such CBST Common Share has been substituted), to the extent and in the circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns CBST Common Shares directly or indirectly through a partnership or a trust. Resident Holders to which these rules may be relevant should consult their own tax advisors.

Taxation of Anti-Dilutive Warrants

Acquisition of Anti-Dilutive Warrants

A Resident Holder that receives an Anti-Dilutive Warrant pursuant to the Arrangement will not be required to include the value of such warrant in computing the Resident Holder’s income for purposes of the Tax Act. Anti-Dilutive Warrants received by a Resident Holder pursuant to the Arrangement will have an adjusted cost base of nil.

Exercise of Anti-Dilutive Warrants

The exercise of an Anti-Dilutive Warrant will not constitute a disposition of such warrant for purposes of the Tax Act and, accordingly, a Resident Holder will not realize a gain or loss on such exercise.

The aggregate cost to a Resident Holder of the CBST Common Shares acquired on the exercise of an Anti-Dilutive Warrant will be equal to the amount of the exercise price for the CBST Common Shares so acquired. The adjusted cost base to a Resident Holder at any time of CBST Common Shares received on the exercise of Anti-Dilutive Warrants will be determined by averaging the cost of such CBST Common Shares with the adjusted cost base of all other CBST Common Shares of that class owned by the Resident Holder as capital property immediately before that time.

Expiry of Anti-Dilutive Warrants

The expiry or termination of an unexercised Anti-Dilutive Warrant held by a Resident Holder will result in a capital loss to the Resident Holder equal to the adjusted cost base, if any, of the Anti-Dilutive Warrant immediately before its expiry or termination. Any such capital loss will be subject to the treatment described below under the heading “Taxation of Capital Gains and Capital Losses”.

Other Dispositions of Anti-Dilutive Warrants

A Resident Holder that disposes of or is deemed to dispose of an Anti-Dilutive Warrant (other than as a result of the exercise thereof) generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Anti-Dilutive Warrant exceed (or are exceeded by) the aggregate of such Resident Holder’s adjusted cost base thereof and any reasonable costs of disposition. The tax treatment of any capital gain (or capital loss) realized on the disposition of an Anti-Dilutive Warrant (otherwise than by the exercise of such warrant) is described below under the heading “Taxation of Capital Gains and Capital Losses”.

Taxation of Capital Gains and Capital Losses

A Resident Holder will generally be required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “Taxable Capital Gain”) realized by such Resident Holder in that taxation year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder will generally be required to deduct one-half of the amount of any capital loss realized by such Resident Holder in a taxation year from Taxable Capital Gains realized by such Resident Holder in that taxation year (an “Allowable Capital Loss”). Allowable Capital Losses in excess of Taxable Capital Gains realized by a Resident Holder in a particular taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net Taxable Capital Gains realized by such Resident Holder in any such taxation year, subject to and in accordance with the detailed rules contained in the Tax Act.

Capital gains realized by a Resident Holder that is an individual (other than certain trusts) may increase such Resident Holder’s liability for alternative minimum tax.

If a Resident Holder is subject to United States federal income tax on a gain realized in respect of a disposition of a Security, such gain may not be treated as income from a source in the United States for purposes of a foreign tax credit under the Tax Act, and such foreign tax credit under the Tax Act may not be available. Generally, a foreign tax credit in respect of a tax paid to a particular foreign country is limited to the Canadian tax otherwise payable in respect of income sourced in that country. Resident Holders should consult their own tax advisors with respect to the availability of a foreign tax credit or deduction, having regard to their own particular circumstances.

Additional Refundable Tax

A Resident Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) throughout a taxation year or a “substantive CCPC” (as defined in the Tax Act) at any time in the taxation year may be liable to pay an additional refundable tax on its “aggregate investment income” (as defined in the Tax Act) for the taxation year, including interest income and Taxable Capital Gains.

Non-Residents of Canada

This portion of the summary is applicable to a Securityholder that at all relevant times, for purposes of the Tax Act and any applicable tax treaty or convention: (1) is neither resident nor deemed to be resident in Canada; and (2) does not and is not deemed to use or hold the Securities in carrying on business in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a Holder not resident in Canada that is an insurer that carries on business in Canada and elsewhere. In addition, this summary does not apply to a Non-Resident Holder of Senior Notes or New Notes in respect of a disposition of such notes to a Holder resident or deemed to be resident in Canada for the purposes of the Tax Act with whom the Non-Resident Holder does not deal with at arm’s length for the purposes of the Tax Act, and such Non-Resident Holders should consult their own tax advisors.

The following portion of this summary is also not applicable to a Non-Resident Holder of Senior Notes or New Notes that is at any relevant time, for purposes of the Tax Act and any applicable tax treaty or convention: (1) a “specified shareholder” (as defined in subsection 18(5) of the Tax Act) of either Cannabist or Cannabist Canada (each a “Note Issuer”) or not dealing at arm’s length (within the meaning of the Tax Act) with a “specified shareholder” (as defined in subsection 18(5) of the Tax Act) of any Note Issuer (and, where such Non-Resident Holder is a partnership, the following portion of the summary does not apply if the partnership or any person who has a direct or indirect interest in the partnership is a specified shareholder of a Note Issuer or does not deal at arm’s length with a specified shareholder of a Note Issuer); (2) an entity in respect of which a Note Issuer is a “specified entity” (within the meaning of section 18.4 of the Tax Act); or (3) an “authorized foreign bank”. Such Non-Resident Holders should consult their own tax advisors.

Disposition of Senior Notes to the Companies pursuant to the Arrangement

2026 Notes

A Non-Resident Holder will not be subject to Canadian withholding tax under the Tax Act in respect of amounts paid or credited by a Note Issuer as, on account or in lieu of payment of, or in satisfaction of, interest (including any amount deemed to be interest), principal or premium on the 2026 Notes.

A Non-Resident Holder of 2026 Notes will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Holder on a disposition of a 2026 Note pursuant to the Arrangement.

2025 Notes and 2027 Notes

A Non-Resident Holder of 2025 Notes or 2027 Notes will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Holder on a disposition of a 2025 Note or 2027 Note (as applicable) pursuant to the Arrangement unless the 2025 Note or the 2027 Note (as applicable) is or is deemed to be “taxable Canadian property” (as defined in the Tax Act) to the Non-Resident Holder at the time of disposition and the Non-Resident Holder is not entitled to relief under an applicable tax treaty between Canada and the country of residence of the Non-Resident Holder.

The 2025 Notes and 2027 Notes will generally only be “taxable Canadian property” of a Non-Resident Holder if the CBST Common Shares that would have been issued upon the exercise of the conversion privilege would be “taxable Canadian property” of the Non-Resident Holder, as described below under the heading “Holding and Disposing of CBST Common Shares - Disposition of CBST Common Shares”.

The treatment of the payment of interest accrued on the 2025 Notes and the 2027 Notes to the Effective Time (and any amount deemed to be interest) is discussed below in the section entitled “Holding and Disposing of New Convertible Notes – Taxation of Interest on Convertible Notes”.

Holding and Disposing of New Senior Notes

A Non-Resident Holder of New Senior Notes will not be subject to Canadian withholding tax under the Tax Act in respect of amounts paid or credited by Cannabist or Cannabist Canada as, on account or in lieu of payment of, or in satisfaction of, interest, principal or premium on the New Senior Notes.

Generally, there are no other Canadian federal income taxes that would be payable by a Non-Resident Holder as a result of holding or disposing of a New Senior Note, including any capital gain realized by a Non-Resident Holder on a disposition of a New Senior Note.

Holding and Disposing of New Convertible Notes

Taxation of Interest on Convertible Notes

A Non-Resident Holder of a New Convertible Note (together with the 2025 Notes and the 2027 Notes, “Convertible Notes”) will generally not be subject to Canadian withholding tax in respect of amounts paid or credited by the Companies as, on account or in lieu of payment of, or in satisfaction of, interest, principal or premium on the Convertible Notes unless such amounts are “participating debt interest” for purposes of the Tax Act. “Participating debt interest” is generally defined in the Tax Act as interest that is paid on an obligation where all or any portion of such interest is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any similar criterion or by reference to dividends paid or payable to shareholders of any class of shares of the capital stock of a corporation.

Under the Tax Act, when a debenture or other debt obligation issued by a person resident in Canada is assigned or otherwise transferred by a non-resident person to a person resident in Canada (which would include a conversion of the obligation, and a redemption or payment on maturity), the amount, if any, by which the price for which the obligation was assigned or transferred exceeds the price for which the obligation was issued is deemed to be a payment of interest on that obligation made by the person resident in Canada to the non-resident (an “Excess”). The deeming rule does not apply in respect of certain “excluded obligations” (as defined in the Tax Act), although it is not clear whether a particular Convertible Note would qualify as an “excluded obligation”. If a Convertible Note is not an “excluded obligation”, issues that arise include whether any Excess would be considered to exist, whether any such Excess which is deemed to be interest is “participating debt interest”, and if the Excess is participating debt interest, whether that results in all interest on the obligation being considered to be participating debt interest.

The CRA has stated that it would not consider an Excess to be participating debt interest, provided, that, the Convertible Note in question satisfied the requirements of a “standard convertible debenture” (as that term was defined in a letter from the Joint Committee on Taxation of the Canadian Bar Association and the Canadian Institute of Chartered Accountants dated May 10, 2010) and therefore, there would generally be no withholding tax in such circumstances (provided that the payor and payee deal at arm’s length for purposes of the Tax Act). The Convertible Notes should generally meet the criteria set forth in the CRA’s statement. However, the application of the CRA’s published guidance to the Convertible Notes is uncertain and there is a risk that the CRA could take the position that amounts paid or payable to a Non-Resident Holder of Convertible Notes on account of interest or any Excess may be subject to Canadian withholding tax at a rate of 25% (subject to any reduction in accordance with any applicable income tax treaty or convention). The Existing Indenture contains, and the Amended and Restated Indenture will contain, a requirement that Cannabist generally increase the amount of interest to holders of Convertible Notes in the event that it is required to withhold Canadian withholding tax on the payment of interest (including any excess that may be considered to be participating debt interest).

Exercise of Conversion Privilege

Generally, a Non-Resident Holder that converts a New Convertible Note into CBST Common Shares pursuant to its right of conversion under the terms of the New Convertible Note and only receives CBST Common Shares on such conversion (other than cash delivered in lieu of a fraction of a New Convertible Note), will be deemed not to have disposed of the New Convertible Note and, accordingly, will not be considered to realize a capital gain (or capital loss) upon such conversion.

On the conversion of a New Convertible Note by a Non-Resident Holder into CBST Common Shares and cash in lieu of a fraction of such CBST Common Shares, if such CBST Common Shares constitute “taxable Canadian property” to the Non-Resident Holder, as discussed below, and if the value of such cash does not exceed C$200, under the current administrative practice of the CRA, the Non-Resident Holder may choose to (1) treat this amount as proceeds of disposition and calculate and report a gain or loss and pay tax in Canada subject to relief under the tax treaty, or (2) reduce, by the amount of cash received, the adjusted cost base of such CBST Common Shares received.

Upon conversion of a New Convertible Note, interest accrued thereon to the date of conversion, or any deemed payment of interest, will be subject to the Canadian federal tax considerations described above under ‘‘Non-Residents of Canada—Holding and Disposing of New Convertible Notes—Taxation of Interest on Convertible Notes”.

Disposing of New Convertible Notes

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Holder on a disposition or deemed disposition of a New Convertible Note unless the Non-Resident Holder’s New Convertible Notes are, or are deemed to be, “taxable Canadian property” to such Non-Resident Holder at the time of disposition and such Non-Resident Holder is not entitled to relief under an applicable tax treaty between Canada and the country of residence of the Non-Resident Holder.

The New Convertible Notes will generally only be “taxable Canadian property” of a Non -Resident Holder if the CBST Common Shares to be issued upon the exercise of the conversion privilege would be “taxable Canadian property” of the Non-Resident Holder, as described below under the heading “Non-Residents of Canada - Holding and Disposing of CBST Common Shares - Disposition of CBST Common Shares”.

Holding and Disposing of CBST Common Shares

Dividends on CBST Common Shares

Dividends on CBST Common Shares paid or credited, or deemed to be paid or credited, to a Non-Resident Holder will generally be subject to non-resident withholding tax under the Tax Act at a rate of 25%, subject to potential reduction under the provisions of an applicable income tax treaty or convention between Canada and the country where the Non-Resident Holder is resident. For example, under the Canada-United States Income Tax Convention (1980) (the “Treaty”), the withholding tax rate in respect of a dividend paid to a person who is the beneficial owner of the dividend and is resident in the United States for purposes of, and entitled to the full benefits under, the Treaty, is generally reduced to 15%. Non-Resident Holders are urged to consult their own tax advisors to determine their entitlement to relief under an applicable income tax treaty or convention.

Disposition of CBST Common Shares

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any gain realized on a disposition of CBST Common Shares unless the CBST Common Shares disposed of constitute “taxable Canadian property” of the Non-Resident Holder and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention.

Generally, a CBST Common Share will not be “taxable Canadian property” of a Non-Resident Holder at a particular time provided the CBST Common Shares are listed on a “designated stock exchange” (as defined in the Tax Act), which currently includes the CBOE, unless, at any time during the 60-month period preceding the particular time, (1) the CBST Common Share derived more than 50% of its fair market value directly or indirectly from one or any combination of real or immovable properties situated in Canada, “Canadian resource properties” or “timber resource properties” (each as defined in the Tax Act), or options in respect of, interests in, or civil law rights in, any of the foregoing, and (2) at such time 25% or more of the issued shares of any class or series of Cannabist’s shares were owned by one or any combination of (a) the Non-Resident Holder, (b) persons with whom the Non-Resident Holder did not deal at “arm’s length” (within the meaning of the Tax Act), and (c) partnerships in which the Non-Resident Holder or a person described in (b) held a membership interest directly or indirectly through one or more partnerships. A Non-Resident Holder’s CBST Common Shares can also be deemed to be taxable Canadian property in certain circumstances set out in the Tax Act.

Taxation of Anti-Dilutive Warrants

Acquisition of Anti-Dilutive Warrants

The issuance of Anti-Dilutive Warrants to a Non-Resident Holder pursuant to the Arrangement will not be subject to Canadian withholding tax.

Exercise of Anti-Dilutive Warrants

The exercise of an Anti-Dilutive Warrant by a Non-Resident Holder will not constitute a disposition of that warrant for purposes of the Tax Act and, consequently, a Non-Resident Holder will not realize a gain or loss on such exercise. The adjusted cost base to a Non-Resident Holder of the CBST Common Shares acquired on the exercise of an Anti-Dilutive Warrant will be the same as described above with respect to a Resident Holder under the heading “Residents of Canada – Taxation of Anti-Dilutive Warrants – Exercise of Anti-Dilutive Warrants”.

Expiry of Anti-Dilutive Warrants

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of the expiry or termination of an unexercised Anti-Dilutive Warrant.

Other Dispositions of Anti-Dilutive Warrants

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any gain realized on a disposition of Anti-Dilutive Warrants unless the Anti-Dilutive Warrants disposed of constitute “taxable Canadian property” of the Non-Resident Holder and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention.

The Anti-Dilutive Warrants will generally only be “taxable Canadian property” of a Non-Resident Holder if the CBST Common Shares to be issued upon the exercise of the Anti-Dilutive Warrants would be “taxable Canadian property” of the Non-Resident Holder, as described above under the heading “Disposition of CBST Common Shares”.

SUPPORT AGREEMENT

On February 27, 2025, Cannabist entered into the Support Agreement with the Supporting Senior Noteholders. Capitalized terms used in this section that are not otherwise defined have the meanings specified in the Support Agreement.

The following is a summary of the principal terms of the Support Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Support Agreement, a copy of which is available under Cannabist’s profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov.

Covenants

Pursuant to the Support Agreement, and subject to the terms and conditions thereof, each Supporting Senior Noteholder agreed, among other things:

1)

to extend the maturity date of the Senior Notes to December 31, 2028 (subject to extension in certain circumstances) in accordance with the Term Sheet, subject to the terms and conditions of the Support Agreement and the Definitive Documents;

2)	to consent to and support the Transaction, including the approval of the Releases;

3)	not to, directly or indirectly, from the Support Agreement Effective Date to the date the Support Agreement is terminated:

a)

sell, assign, lend, pledge, hypothecate, dispose or otherwise transfer any of its Relevant Notes or Debt or any rights or interests therein (or permit any of the foregoing with respect to any of its Relevant Notes or Debt) or enter into any agreement, arrangement or understanding in connection therewith; provided that, each Supporting Senior Noteholder may Transfer some or all of its

Relevant Notes or Debt to: (i) any Affiliate of, related fund of, or fund managed by or under common control with the Supporting Senior Noteholder that is an Accredited Investor (provided that such Person executes a Joinder Agreement); (ii) any other Supporting Senior Noteholder reasonably acceptable to Cannabist; provided that in determining whether the Transfer to any other Supporting Senior Noteholder is reasonably acceptable, Cannabist may only consider whether the proposed Transfer will result in an adverse consequence with respect to the regulatory approvals and timing contemplated by the Transaction; or (iii) any other person that is reasonably acceptable to Cannabist; provided that in determining whether the Transfer to any other person is reasonably acceptable, Cannabist may only consider whether the proposed Transfer will result in an adverse consequence with respect to the regulatory approvals and timing contemplated by the Transaction; and is an Accredited Investor provided such person agrees pursuant to a Joinder Agreement with the Companies to be bound by the terms of the Support Agreement with respect to the transferred Relevant Notes and Debt as a Supporting Senior Noteholder and such duly executed Joinder Agreement is delivered to Stikeman and the Advisors prior to consummation of such Transfer; provided that nothing in Section 5(d)(i) of the Support Agreement shall prohibit any pledge or hypothecation of Relevant Notes or Debt so long as such pledge or hypothecation does not adversely affect such Party’s ability to timely satisfy its obligations under the Support Agreement; or

b)

except as contemplated by the Support Agreement, deposit any of its Relevant Notes or Debt into a voting trust, or grant (or permit to be granted) any proxies or powers of attorney or attorney in fact, or enter into a voting agreement, understanding or arrangement, with respect to the voting of its Relevant Notes or Debt if such trust, grant, agreement, understanding or arrangement would in any manner restrict the ability of the Supporting Senior Noteholder to comply with its obligations under the Support Agreement, including the obligations in Section 5 thereof;

4)

not to directly or indirectly: (a) object to, delay, impede, or take any other action to interfere with the Proceedings, the Transaction, or approval or implementation of the Plan; or (b) otherwise take any action, or omit to take any action, that is inconsistent with its obligations under the Support Agreement or that could reasonably be expected to delay, challenge, or frustrate the consummation of the Transaction and the Plan;

5)	subject to applicable Law, including the receipt of a Court-approved information circular, to

a)	vote (or cause to be voted) all of its Relevant Notes and Debt, as applicable:

i.

in favour of the approval, consent, ratification and adoption of the Plan (and any actions required by the Supporting Senior Noteholders in furtherance thereof, provided that, the Supporting Senior Noteholders shall not be required to incur any significant expense or incur any liability in connection therewith) in accordance with the terms herein; and

ii.

against the approval, consent, ratification and adoption of any matter or transaction that, if approved, consented to, ratified or adopted, would reasonably be expected to delay, challenge, frustrate or hinder the consummation of the Transaction or the Plan, as applicable; and

b)	tender its proxy for any such vote in compliance with the Interim Order prior to the applicable deadline set forth in the Interim Order;

6)

not to directly or indirectly propose, encourage, seek, pursue, initiate, join in, file, solicit, vote for, otherwise support, or participate in the formulation of or enter into negotiations or discussions with any Person regarding any alternative offer (including any offer in respect of the acquisition of the equity interests of the Companies or substantially all of the assets of the Companies), restructuring, liquidation, workout or plan of compromise or arrangement or reorganization of or for the Companies, including any proceeding under the CBCA, other legislation or otherwise, including under Bankruptcy Laws, including, for the avoidance of doubt, making or supporting any filings with the Court or any Governmental Entity, or making or supporting any press release, press report or comparable public statement or filing with respect to any of the foregoing, that is inconsistent with the Transaction and the Plan, except with the prior written (including email) consent of Cannabist;

7)

not direct any administrative agent, collateral agent, or indenture trustee (including the Indenture Trustee), as applicable, to take any action inconsistent with such Supporting Senior Noteholder’s obligations under the Support Agreement or the Term Sheet and, if any applicable administrative agent, collateral agent, or indenture trustee (including the Indenture Trustee) takes any action inconsistent with such Supporting Senior Noteholder’s obligations under the Support Agreement or the Term Sheet, such Supporting Senior Noteholder will use its commercially reasonable efforts (provided it shall not be required to incur any significant cost or liability in connection therewith) to request such administrative agent, collateral agent, or indenture trustee (including the Indenture Trustee) to cease, desist, and refrain from taking any such action;

8)

negotiate and act in good faith consistent with the Support Agreement and, upon agreement to the terms of the Definitive Documents, complete, enter into, and effectuate (as applicable) the Definitive Documents (as applicable);

9)	timely vote (or cause to be voted) its Relevant Notes or Debt or any other Claims or Interests against any Alternative Transaction (as defined in the Support Agreement);

10)

cooperate and coordinate activities (to the extent practicable and subject to the terms hereof) and (a) use commercially reasonable efforts (to the extent applicable) to assist the Companies in obtaining any necessary federal, state, and local regulatory approvals, including, without limitation, approval from the Court, or any other regulatory body or authority required to obtain approval of the Plan or consummate the Plan and the Transaction contemplated thereby and herein, and (b) use best efforts to obtain (to the extent applicable) and assist the Companies in obtaining the approval of all cannabis-related licenses, permits or authorizations that are necessary for the execution and delivery of, and performance of, its obligations pursuant to the Plan, the Transaction and any agreements contemplated thereby and herein; provided that, in each case with respect to the foregoing, such Supporting Senior Noteholder shall not be required to, subject to Section 5(o) of the Support Agreement, incur any material expense or liability (but excluding, in each case, third party legal, accounting, financial or other advisor fees or expenses paid or reimbursed by Cannabist);

11)	to support the applications and motions filed by the Companies in the Proceedings for the Interim Order and Final Order;

12)

to the extent reasonably practicable and permitted under applicable law: (a) coordinate in good faith with the Companies and/or their representatives with respect to any substantive oral or written communication that they or any of their representatives receives from any Governmental Entity relating to any federal, state, or local cannabis-related regulatory approvals required to obtain approval of the Plan or consummate the Transaction; (b) coordinate in good faith with the Companies and their respective representatives with respect to any substantive communication relating to the approval of the Plan and the Transaction that are proposed to be made by such party to any cannabis regulator and provide Cannabist with copies of all substantive correspondence, filings or applications between them or any of their representatives, on the one hand, and any cannabis-related regulator or members of its staff, on the other hand, with respect to the Plan and the Transaction (except for any commercially sensitive or proprietary information, which may be redacted); and (c) advise Cannabist of any substantive meeting or discussion (including any pre-arranged phone call) with any cannabis regulator in respect of any such filings, investigation or other inquiry, and to the extent permitted by such regulator, give Cannabist the opportunity to attend and participate at such meeting or discussion, in each case to the extent related to the Transaction and the Plan;

13)	if requested by one or more of the Companies, timely oppose, including by way of joinder, any objections filed with respect to the Court approval of any of the Definitive Documents or the Transaction;

14)

to the extent any legal, regulatory or structural impediment arises that would prevent, hinder or delay the consummation of the Transaction, (a) negotiate in good faith appropriate additional or alternative provisions, structures, or arrangements to address and attempt in good faith to resolve any such impediment (it being understood that all Parties’ rights are reserved in connection therewith); and (b) promptly and diligently consider in good faith and pursue commercially reasonable alternatives in a good faith attempt to resolve any such impediment under any cannabis law that may be asserted by any state cannabis regulatory authority, so as to enable the Parties to consummate the Transaction as soon as reasonably practicable, and in any event prior to the Outside Date, and each such Supporting Senior Noteholder shall consider in good faith commercially reasonable alternatives for purposes of attempting to resolve any such impediment by the Outside Date following reasonable cooperation and coordination between such Supporting Senior Noteholder and Cannabist;

15)

to supply as promptly as practicable any additional information and documentary material that may be requested by the Companies (except for any commercially sensitive or proprietary information, which may be redacted) or a cannabis regulator to facilitate obtaining cannabis-related regulatory approvals for the Transaction;

16)

not to accelerate or enforce or take any action or initiate any proceeding to accelerate or enforce the payment or repayment of any of its Relevant Notes or Debt or other Claims or Interests and not to support any other Person in taking any of the foregoing enforcement actions, including any Holder of a vendor take back note issued by the Companies and/or their Affiliates; and

17)

to forbear from exercising remedies with respect to any defaults or events of default under the Trust Indenture that may occur solely as a result of: (a) the commencement and/or continuation of the Proceedings in conformity with the Support Agreement; and/or (b) the pursuit or completion of the Transaction, including the entering into of any related documents.

Notwithstanding anything contained therein to the contrary, nothing in the Support Agreement shall in any way be construed to preclude a Supporting Senior Noteholder from acquiring or acquiring voting control over additional Senior Notes that are not otherwise subject to the Support Agreement; provided, however, that such additional Senior Notes shall automatically and immediately upon such acquisition by a Supporting Senior Noteholder be deemed to constitute Relevant Notes (and together with all accrued and unpaid interest and any other amount that such Supporting Senior Noteholder is entitled to claim in respect of the additional Senior Notes pursuant to the Trust Indenture or otherwise shall be deemed to constitute Debt) of the Supporting Senior Noteholder thereunder subject to the terms of the Support Agreement, and the Supporting Senior Noteholder agreed to provide prompt written (including email) notice of any such acquisition to Cannabist and Stikeman, advising of (i) the acquisition by the Supporting Senior Noteholder of or of voting control over additional Senior Notes, and (ii) the principal amount of additional Senior Notes so acquired by the Supporting Senior Noteholder. Subject to Section 10 of the Support Agreement, following the Support Effective Date, upon written request (including by email) by Cannabist or Stikeman, the Supporting Senior Noteholder agreed to promptly identify, in writing, to Cannabist and Stikeman the nature and amount of any additional Claim or Interest held in relation to Cannabist by all Persons represented by the Supporting Senior Noteholder in connection with Cannabist as of the date of such request.

Pursuant to the Support Agreement, and subject to the terms and conditions thereof, Cannabist and certain of its affiliates, as applicable, agreed, among other things:

1)

to pursue the approval, implementation, completion and consummation of the Transaction on a timely basis, obtain Court approval of the Plan, and to take all other actions reasonably necessary to implement the Transaction in accordance with the Support Agreement (including the Schedules thereto) and the Term Sheet, and not to take any action (or inaction) that is inconsistent with the terms of the Support Agreement or the Term Sheet or that is intended to or is likely to interfere with or frustrate, challenge or delay the consummation of the Transaction;

2)	to comply with the Trust Indenture in all respects, except as otherwise provided in Section 5(r) of the Support Agreement;

3)

to negotiate in good faith consistent with the Support Agreement and, upon agreement to the terms of the Definitive Documents, complete, enter into, and effectuate the Definitive Documents (as applicable);

4)

to file the Plan on a timely basis, recommend (subject to Section 14 of the Support Agreement) to any person entitled to vote on the Plan that they vote to approve the Plan and take all reasonable actions necessary to obtain any regulatory approvals for the Transaction in a timely manner;

5)

to provide draft copies of all motions or applications and other documents with respect to the Transaction and the Plan that the Companies intend to file with the Court, the CBOE or applicable regulators in connection with the Proceedings or the Transaction to the Advisors at least three (3) Business Days prior to the date when the Companies intend to file or otherwise disseminate such documents (or, where circumstances make it impracticable to allow for such advance notice, not less than one (1) calendar day prior to the date when the Companies intend to file or otherwise disseminate such documents). For greater certainty, the Interim Order, Final Order and the Plan shall only be submitted to the Court in a form reasonably acceptable to Cannabist and the Requisite Supporting Senior Noteholders;

6)

to promptly notify the Advisors if, at any time before the effective time of implementation of the Plan, it becomes aware that an application for a regulatory approval or any other order, registration, consent, filing, ruling, exemption or approval under applicable Laws contains a statement which is materially inaccurate or incomplete or of information that otherwise requires an amendment or supplement to such application, and the Companies shall co-operate in the preparation of such amendment or supplement as required;

7)	to promptly notify the Advisors of any material claims threatened or brought against it which would reasonably be expected to impede or delay the consummation of the Transaction or the Plan;

8)

subject to Section 14 of the Support Agreement, not to directly or indirectly propose, encourage, seek, pursue, initiate, join in, file, solicit, vote for, otherwise support, or participate in the formulation of or enter into negotiations or discussions with any Person regarding any Alternative Transaction, or make or support any press release, press report or comparable public statement or filing with respect to any of the foregoing that is inconsistent with the Transaction, the Term Sheet or the Support Agreement, except with the prior written (including email) consent of the Requisite Supporting Senior Noteholders;

9)

cooperate and coordinate activities (to the extent practicable and subject to the terms of the Support Agreement) and (a) use commercially reasonable efforts to obtain any necessary federal, state, and local regulatory approvals, including, without limitation, approval from the Court, or any other regulatory body or authority required to obtain approval of the Plan or to consummate the Plan and the Transaction contemplated thereby and herein, including as applicable all required approvals from the CBOE and under applicable state cannabis regulations; and (b) use best efforts to obtain the approval of all cannabis-related issuances, re-issuances or transfers of all licenses, permits or authorizations that are necessary for the execution and delivery of, the performance of its obligations pursuant to, and the implementation of the Plan, the Transaction, and any agreements contemplated thereby and in the Support Agreement;

10)

to the extent reasonably practicable and permitted under applicable law, (a) coordinate in good faith with the Supporting Senior Noteholders and/or their representatives with respect to any substantive oral or written communication that it or any of its representatives receives from any Governmental Entity relating to any federal, state, or local cannabis-related regulatory approvals required to obtain approval of the Plan or consummate the Transaction, (b) coordinate in good faith with the Supporting Senior Noteholders and their respective representatives with respect to any substantive communication relating to the approval of the Plan and the Transaction that are proposed to be made by such party to any cannabis regulator and provide the Supporting Senior Noteholders with copies of all substantive correspondence, filings or applications between them or any of their representatives, on the one hand, and any cannabis-related regulator or members of its staff, on the other hand, with respect to the Plan and the Transaction (except for any commercially sensitive or proprietary information, which may be redacted), and (c) advise the Supporting Senior Noteholders of any substantive meeting or discussion (including any pre-arranged phone call) with any cannabis regulator in respect of any such filings, investigation or other inquiry, and to the extent permitted by such regulator, give the Supporting Senior Noteholders the opportunity to attend and participate at such meeting or discussion, in each case to the extent related to the Transaction and the Plan;

11)

to the extent any legal, regulatory or structural impediment arises that would prevent, hinder or delay the consummation of the Transaction, (a) negotiate in good faith appropriate additional or alternative provisions, structures, or arrangements to address and attempt in good faith to resolve any such impediment (it being understood that all Parties’ rights are reserved in connection therewith); and (b) promptly and diligently consider in good faith pursuing commercially reasonable alternatives in a good faith attempt to resolve any such impediment under any cannabis law that may be asserted by any state cannabis regulatory authority, so as to enable the Parties to consummate the Transaction as soon as reasonably practicable, and the Companies shall consider in good faith commercially reasonable alternatives for purposes of attempting to resolve any such impediment by the Outside Date following reasonable cooperation and coordination between the Companies and the Supporting Senior Noteholders;

12)

to maintain the good standing and legal existence of each of the Companies under the Laws of the jurisdiction in which it is incorporated, organized or formed, except where the failure to maintain such good standing and legal existence is not material;

13)

to supply as promptly as practicable any additional information and documentary material that may be requested by the Supporting Senior Noteholders (except for any commercially sensitive or proprietary information, which may be redacted) or a cannabis regulator to facilitate obtaining cannabis-related regulatory approvals for the Transaction;

14)

if any of the Companies receives a verbal or written offer or proposal with respect to an Alternative Transaction, within two (2) Business Days after the receipt of such proposal for an Alternative Transaction, to (a) notify the Advisors of the receipt thereof, with such notice to include the material terms thereof (including the identity of the Person(s) involved), (b) promptly provide the Advisors with any amendments, supplements or modifications to such proposal for an Alternative Transaction that are received by any of the Companies, and (c) consult with the Advisors with respect to such proposal and any amendments, supplements or modifications thereto; provided that, to the extent Cannabist is prohibited from doing any of the foregoing due to a confidentiality restriction or condition upon which such proposal was submitted, such Company Entity shall (i) promptly notify the Advisors upon receipt of any confidential proposal, (ii) use commercially reasonable efforts to obtain relief from such restriction or condition as promptly as practicable, and (iii) refrain from engaging in any discussions or negotiations with the Person that submitted the proposal (other than with respect to the confidentiality restriction or condition) unless and until such Person agrees to permit the Advisors and the Supporting Senior Noteholders to review the proposal pursuant to a confidentiality agreement acceptable to the Supporting Senior Noteholders, acting reasonably;

15)	except as otherwise expressly provided by the Support Agreement, to conduct their businesses and operations in the ordinary course of business consistent with past practices in all material respects;

16)

not to (a) seek discovery in connection with, prepare or commence any proceeding that disputes or challenges (i) the amount, validity, allowance, character, enforceability or priority of the Senior Notes, or (ii) the validity, enforceability or perfection of any lien or other encumbrance securing (or purporting to secure) any Senior Notes held by any Supporting Senior Noteholder, or (b) support any Person in connection with any of the acts described in clause (a);

17)

other than the Management Incentive Program, not enter into, adopt or establish any new compensation or benefit plans or arrangements with respect to the existing executive management team (including employment agreements and any retention, success or other bonus plans), or amend or terminate any existing compensation or benefit plans or arrangements with respect to the executive management team (including employment agreements), or grant (including pursuant to a key employee retention or incentive plan or other similar arrangement) any additional or any increase in the wages, salary, bonus, commissions, retirement benefits, pension, severance or other compensation or benefits of any director or executive management team member, whether in one transaction or a series of related transactions, in the case of each of the foregoing, outside of the ordinary course of business consistent with past practices;

18)	not to amend or change any of their respective formation or organizational documents in any material respect;

19)

other than Approved Sales, not sell, convey, dispose or otherwise Transfer any of its assets or properties (a) for less than fair market value, and (b) without the prior written consent of the Requisite Supporting Senior Noteholders for any sale with expected proceeds greater than $5.0 million, including any sale(s) of the Verano Common Shares;

20)

except as otherwise expressly provided in the Support Agreement or in the ordinary course of business consistent with past practice, not to: (a) make any loans, advances or capital contributions to, or investments in, any other Person; (b) authorize, create, issue, sell or grant any additional Interests, or reclassify, recapitalize, redeem, purchase, acquire, declare any distribution on or make any distribution on any Interests, except pursuant to existing obligations as of the date of the Support Agreement; (c) incur any indebtedness for borrowed money or grant any liens or encumbrances; or (d) enter into any definitive agreement with respect to any of the foregoing;

21)

to not amend, modify or supplement any of the existing seller debt or seller assumed debt without the prior written consent of the Requisite Supporting Senior Noteholders and such consent not to be unreasonably withheld;

22)	subject to Section 14 of the Support Agreement, not to announce publicly, or announce to any holders of Claims or Interests in each of the Companies, its intention not to support the Transaction;

23)

not to amend or modify the Plan or the Definitive Documents other than in a manner that is consistent with the Support Agreement or otherwise reasonably acceptable to the Requisite Supporting Senior Noteholders; and

24)

to pay the reasonable and documented fees and expenses of the Advisors as and when due and payable in accordance with and subject to the engagement letters and fee letters entered into by Cannabist and the Advisors.

Representations and Warranties

The parties to the Support Agreement made a number of customary representations and warranties regarding themselves, the Support Agreement and the Transaction.

Conditions to the Transaction

The Transaction shall be subject to the satisfaction of the following conditions prior to or at the time the Transaction is implemented, each of which is for the mutual benefit of the Companies, on the one hand, and the Supporting Senior Noteholders, on the other hand, and may be waived in whole or in part jointly by Cannabist and the Requisite Supporting Senior Noteholders (provided that such conditions shall not be enforceable by Cannabist or a Supporting Senior Noteholder, as the case may be, if any failure to satisfy such conditions results from an action, error or omission by or within the control of the Party seeking enforcement):

1)	the Interim Order, the Plan and the Final Order shall have been approved by (a) the Court, and (b) the requisite majorities of affected stakeholders as and to the extent required by the Court;

2)

the distribution of the New CBST Common Shares pursuant to the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof and applicable securities laws of any state of the United States and the Amended and Restated Indenture shall have been declared effective by the Securities and Exchange Commission under the U.S. Trust Indenture Act;

3)	the CBOE shall have consented to or not objected to the Transaction;

4)

all filings, consents, and approvals required under applicable Law to consummate the Transaction (including, without limitation, required state and municipal cannabis regulatory approvals) shall have been made or obtained, as applicable, and, in the case of waiting or suspensory periods, such waiting or suspensory periods shall have expired or been terminated, in each case on terms reasonably satisfactory to Cannabist and the Requisite Supporting Senior Noteholders;

5)

the Plan and all Definitive Documents shall be in form and substance consistent with the Support Agreement and the Term Sheet and otherwise reasonably acceptable to Cannabist and the Requisite Supporting Senior Noteholders;

6)	the conditions precedent to implementation of the Plan shall have been satisfied or waived in accordance with the terms of the Plan;

7)	the conditions precedent in each of the Definitive Documents shall have been satisfied or waived in accordance with the terms of the applicable Definitive Document;

8)

there shall not be in effect any preliminary or final decision, order or decree by a Governmental Entity, that restrains, impedes or prohibits, the Transaction or the Plan or any material part thereof or requires or purports to require a material variation of the Term Sheet;

9)

there shall be usual and customary releases in connection with the implementation of the Transaction under the CBCA to be effective as of the Effective Date pursuant to the Plan and the Final Order, and pursuant to contractual releases entered into among the Parties. The Releases shall be in the form and substance annexed to the Support Agreement as Schedule E; and

10)	the CBCA Director shall have issued a Certificate of Arrangement giving effect to the articles of arrangement in respect of the Plan.

The obligations of the Companies to complete the Transaction and the other transactions contemplated by the Support Agreement are subject to the satisfaction of the following additional conditions prior to or at the Effective Date, each of which is for the benefit of the Companies and may be waived, in whole or in part, by Cannabist (provided that such conditions shall not be enforceable by the Companies if any failure to satisfy such conditions results from an action, error or omission by or within the control of the Companies):

1)

Cannabist has not validly terminated the Support Agreement or delivered a termination notice that is subject to cure on account of one or more of the Supporting Senior Noteholders having failed to comply in all material respects with each covenant and obligation in the Support Agreement that is to be performed by them on or before the Effective Date; and

2)	the Interim Order, the Plan, and the Final Order shall have been filed and approved by the Court in form and substance reasonably acceptable to the Companies.

The obligations of the Supporting Senior Noteholders to complete the Transaction and the other transactions contemplated by the Support Agreement are subject to the satisfaction of the following additional conditions prior to or at the Effective Date, each of which is for the benefit of the Supporting Senior Noteholders and may be waived, in whole or in part, by the Requisite Supporting Senior Noteholders (provided that such conditions shall not be enforceable by the Supporting Senior Noteholders if any failure to satisfy such conditions results from an action, error or omission by or within the control of the Supporting Senior Noteholder seeking enforcement):

1)	the Requisite Supporting Senior Noteholders shall have not have validly terminated the Support Agreement or delivered a termination notice in accordance with the terms thereof;

2)

the New CBST Common Shares, the Anti-Dilutive Warrants and the New Notes shall have been issued, and not be subject to a restricted period (other than contractual lock-ups including as contemplated in the Term Sheet) or to a statutory hold period under Canadian or U.S. securities laws, or to any resale restriction under the rules, policies or requirements of the CBOE;

3)

prior to delivery of the securities issued pursuant to the Plan, all necessary corporate action shall have been taken by Cannabist to authorize and issue all such securities, and all such securities shall have been validly issued and delivered, shall not have been issued in violation of or subject to any pre-emptive rights or contractual rights to purchase securities issued by Cannabist;

4)	the Interim Order, the Plan, and the Final Order shall have been filed and approved by the Court in form and substance reasonably acceptable to the Requisite Supporting Senior Noteholders; and

5)

the reasonable and documented invoiced fees and expenses of the Advisors in accordance with and subject to the engagement letters and fee letters entered into by Cannabist and the Advisors shall have been paid, provided that the Advisors shall have provided Cannabist with invoices for all such fees and expenses at least one (1) calendar day prior to the Effective Date (it being understood that failure to provide such invoice prior to the Effective Date shall not preclude the applicable Advisor’s right to payment following the Effective Date).

Termination

The Support Agreement may be terminated by the Requisite Supporting Senior Noteholders, by providing written notice to Cannabist, delivered in accordance with Section 12 of the Support Agreement upon the occurrence of any of the following:

1)

if any of the Companies breach the Support Agreement or take any action materially inconsistent with the Support Agreement or fail to comply with, or default in the performance or observance of, any material term, condition, covenant or agreement set forth in the Support Agreement that, if capable of being cured, is not cured within seven days after receipt by Cannabist of written notice of such failure or default;

2)

if any representation, warranty or acknowledgement of any of the Companies made in the Support Agreement shall prove untrue in any material respect as of the date when made and such breach remains uncured seven days following Cannabist’s receipt of written notice;

3)	if an Event of Default (as defined in the Trust Indenture) (other than the Specified Default) has occurred or is continuing under the Trust Indenture or the Senior Notes;

4)	if the Proceedings are dismissed or any Company Entity becomes subject to a proceeding (other than such proceeding commenced by a Supporting Senior Noteholder) under any Bankruptcy Law;

5)	the Court enters an order, or any of the Companies files a motion or application seeking the dismissal of the Proceedings;

6)

the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal a material portion of the Transaction, and such ruling, judgment or order has not been reversed or vacated within five (5) Business Days;

7)	Cannabist exercises its rights under Section 14 of the Support Agreement;

8)

failure to meet any milestone dates with respect to the Proceedings and the Transaction listed on Schedule C to the Support agreement and such failure remains uncured for seven (7) days, which Milestones may be extended as agreed to in writing (which may include email) by Cannabist and the Requisite Supporting Senior Noteholders; or

9)	the Transaction has not been consummated by the Outside Date.

The Support Agreement may be terminated by Cannabist, on behalf of itself and the other Company Entities, by providing written notice to the Supporting Senior Noteholders, delivered in accordance with Section 12 of the Support Agreement, following the occurrence of any of the following events:

1)	at any time the Supporting Senior Noteholders party to the Support Agreement or similar agreements hold in the aggregate less than 60% of the principal amount of outstanding Senior Notes;

2)

in accordance with Section 14 of the Support Agreement, the Board reasonably determines, in good faith after consultation with and upon the advice of outside counsel, to cause the Companies to enter into, announce, publicly support or consummate a transaction that either (a) when consummated will result in a higher or better outcome for both the Companies and Senior Noteholders; or (b) indefeasibly repays in full in cash all obligations due under the Senior Notes;

3)

one or more Supporting Senior Noteholders publicly supports any Alternative Transaction or any modification to the Transaction that is not consistent with the Support Agreement or the Plan, which breach would result in the non-breaching Supporting Senior Noteholders holding less than 60% of the aggregate outstanding principal amount of Senior Notes and such breach has not been cured (if curable) within five (5) days of written notice from Cannabist;

4)

the material breach by one or more of the Supporting Senior Noteholders of any of the representations, warranties, covenants, or other obligations of the Supporting Senior Noteholders set forth in the Support Agreement, which breach would result in non-breaching Supporting Senior Noteholders holding less than 60% of the aggregate outstanding principal amount of Senior Notes and such breach has not been cured (if curable) within five (5) days of written notice from Cannabist;

5)

the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Transaction, and such ruling, judgment or order has not been reversed or vacated within five (5) Business Days; or

6)	the Transaction has not been consummated by the Outside Date.

The obligations of the Companies under the Support Agreement may be terminated by the Companies as to a breaching Supporting Senior Noteholder only, by providing written notice to such Supporting Senior Noteholder, in exercise of its sole discretion, upon the occurrence and continuation of any of the following events (and the Breaching Noteholder shall thereupon no longer be a Supporting Senior Noteholder):

1)

if such Breaching Noteholder has taken any action inconsistent with the Support Agreement or failed to comply with, or defaulted in the performance or observance of, any material term, condition, covenant or agreement set forth in the Support Agreement that, if capable of being cured, is not cured within five (5) Business Days after receipt of written notice of such failure or default; or

2)	if any representation, warranty or acknowledgement of such Breaching Noteholder made in the Support Agreement shall prove untrue in any material respect as of the date when made.

The Support Agreement may be terminated at any time by mutual written consent of the Companies and the Requisite Supporting Senior Noteholders. The Support Agreement shall terminate automatically on the Effective Date upon implementation of the Plan. Subject to Section 9(8) of the Support Agreement, the Support Agreement, upon its termination, shall be of no further force and effect and each Party hereto shall be automatically and simultaneously released from its commitments, undertakings, and agreements under or related to the Support Agreement. Each Party shall be responsible and shall remain liable for any breach of the Support Agreement by such Party occurring prior to the termination of the Support Agreement. Notwithstanding the termination of the Support Agreement pursuant to Section 9 thereof, the agreements and obligations of the Parties in Sections 10 and 12 of the Support Agreement shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms of the Support Agreement.

If the Transaction is not consummated pursuant to the Plan concurrently with the date of termination of the Support Agreement, nothing in the Support Agreement shall be construed as a waiver by any Party of any or all such Party ’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to U.S. Federal Rule of Evidence 408 and any other applicable rules of evidence, the Support Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

Fiduciary Duties

Nothing in the Support Agreement will require any directors or officers of any of the Companies, each in his or her capacity as a director or officer of any of the Companies, to take any action or to refrain from taking any action, in the event the Board reasonably determines, in good faith after consultation with and upon the advice of outside counsel, would be inconsistent with its fiduciary duties under applicable law in the event of an Alternative Transaction that: (1) when consummated will result in a higher or better outcome for both the Companies and Senior Noteholders; or (2) repays in full in cash all obligations under the Senior Notes. Notwithstanding anything to the contrary in the Support Agreement, the Companies and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right, in consultation with the Advisors, to consider and respond to unsolicited proposals or inquiries that the Board determines constitute or may be capable of constituting a Superior Proposal and, in connection therewith, (a) provide access to non-public information concerning any of the Companies in furtherance, pursuit, or respect of Superior Proposals (b) engage in discussions or negotiations in furtherance, pursuit, or respect of Superior Proposals and (c) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions or negotiations in furtherance, pursuit, or respect of such Superior Proposals.

Effectiveness

The Support Agreement will become effective and binding: (1) as to the Companies and Supporting Senior Noteholders, on the Support Effective Date; (2) as to any Supporting Senior Noteholder that enters into a Joinder Agreement on or following the Support Effective Date, upon delivery to Cannabist and the Supporting Senior Noteholders of such validly completed Joinder Agreement; and (3) as to any Permitted Transferee, upon delivery of a validly completed Joinder Agreement; provided that signature pages executed by Supporting Senior Noteholders will be delivered to (a) Cannabist, each of the other Supporting Senior Noteholders, and the Advisors in unredacted form that includes such Supporting Senior Noteholder’s holdings of the Senior Notes and (b) Dorsey, Stikeman, and Moelis in an unredacted form (to be held by Dorsey, Stikeman and Moelis on a “professional eyes only” basis).

SECURITIES LAW MATTERS

United States

The following discussion is a general overview of certain requirements of U.S. federal securities laws that may be applicable to Senior Noteholders in the United States in respect of New Notes and New CBST Common Shares received pursuant to the Transaction and to existing CBST Shareholders that receive Anti-Dilutive Warrants. All securityholders are urged to consult with their own legal counsel to ensure that any subsequent resale of securities issued to them in connection with the Arrangement and corresponding Transaction complies with applicable securities legislation.

The following discussion does not address the Canadian securities laws that will apply to the issuance to or the resale by securityholders within Canada of securities of Cannabist. Securityholders reselling their securities in Canada must comply with Canadian securities laws, as outlined below under “Securities Law Matters – Canada”.

Exemption of the New Notes, the New CBST Common Shares and the New Guarantees from the Registration Requirements of the U.S. Securities Act pursuant to Section 3(a)(10) of the U.S. Securities Act

The issuance and distribution of the New Notes, the New CBST Common Shares and the New Guarantees under the Plan have not been registered under the U.S. Securities Act. The New Notes, the New CBST Common Shares and the New Guarantees are being issued in reliance on the exemption from registration under the U.S. Securities Act pursuant to Section (3)(a)(10) of the U.S. Securities Act on the basis of the approval of the Court, which will consider, among other things, the fairness of the Arrangement to the persons affected and exemptions provided under the securities laws of each state of the United States in which applicable Senior Noteholders reside. The exemption provided pursuant to Section 3(a)(10) of the U.S. Securities Act exempts from registration the distribution of a security that is issued in exchange for outstanding securities, claims or property interests where the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange have the right to appear, by a court or by a governmental authority expressly authorized by law to grant such approval. Accordingly, the Final Order will, if granted, constitute a basis for the exemption from the registration requirements of the U.S. Securities Act with respect to the New Notes, the New CBST Common Shares and the New Guarantees issued in connection with the Transaction. Holders of New Notes and New CBST Common Shares validly issued pursuant to Section 3(a)(10) of the U.S. Securities Act will generally not be subject to resale restrictions under the U.S. Securities Act. See “Securities Law Matters – United States – Restrictions on the Resale of Securities Constituting “Control Securities”” for further information with respect to securityholders that may hold “control securities” under the U.S. Securities Act.

The Court issued the Interim Order on March 28, 2025, and, subject to the approval of the Arrangement by the Senior Noteholders, a hearing on the application for the Final Order is expected to take place on or about May 12, 2025. All Senior Noteholders are entitled to appear and be heard at this hearing. The Final Order, if granted, will constitute a basis for the Section 3(a)(10) exemption with respect to the New Notes, New CBST Common Shares and New Guarantees to be issued to Senior Noteholders in exchange for their Senior Notes, pursuant to and upon completion of the Arrangement. Prior to the hearing on the Final Order, the Court will be informed of this effect of the Final Order.

Exemption of the Anti-Dilutive Warrants from the Registration Requirements of the U.S. Securities Act

The Anti-Dilutive Warrants will be issued to existing CBST Shareholders (excluding the recipients of the New CBST Common Shares) in order to reduce the dilutive effect of the New CBST Common Shares. Cannabist will not receive any consideration for the issuance of the Anti-Dilutive Warrants. Therefore, the issuance of the Anti-Dilutive Warrants is not expected to constitute a “sale,” as such term is defined in Section 2(a)(3) of the U.S. Securities Act and will not require registration under the U.S. Securities Act. The Anti-Dilutive Warrants will generally not be subject to resale restrictions under the U.S. Securities Act. Notwithstanding the foregoing, the Anti-Dilutive Warrants may only be exercised: (1) outside the United States pursuant to Regulation S under the U.S. Securities Act; (2) inside the United States pursuant to available exemptions from registration requirements under the U.S. Securities Act and in compliance with any applicable U.S. state securities laws; or (3) pursuant to an effective registration statement under the U.S. Securities Act, and, in each case, in compliance with any applicable local securities laws. Furthermore, unless registered under the U.S. Securities Act, the CBST Common Shares underlying such Anti-Dilutive Warrants will be considered “restricted securities” under U.S. federal securities laws and subject to restrictions on transfer, which would require transfers to be made pursuant to an available exemption from the registration requirements of the U.S. Securities Act or pursuant to an effective registration statement. See “Securities Law Matters – United States - Restrictions on the Resale of Securities Constituting “Control Securities”” for further information with respect to securityholders that may hold “control securities” under the U.S. Securities Act.

Restrictions on the Resale of Securities Constituting “Control Securities”

Persons who receive New Notes, New CBST Common Shares or Anti-Dilutive Warrants (including the CBST Common Shares underlying the Anti-Dilutive Warrants), as applicable, and who are “affiliates” of Cannabist or who have been affiliates of Cannabist within 90 days before the proposed resale of such securities will hold “control securities” under U.S. federal securities laws and will have additional limitations on resales of such securities, including volume limitations, public information requirements and manner and notice of sale requirements. Persons who may be deemed to be “affiliates” of an issuer generally include individuals or entities that control, are controlled by, or are under common control with, the issuer, whether through the ownership of voting securities, by contract or otherwise, and generally include executive officers and directors of the issuer as well as principal shareholders of the issuer. Any resale of such New Notes, New CBST Common Shares or Anti-Dilutive Warrants (including the CBST Common Shares underlying the Anti-Dilutive Warrants), as applicable, by such an affiliate (or, if applicable, former affiliate) may be subject to the registration requirements of the U.S. Securities Act and applicable state securities laws, absent an exemption therefrom. Subject to certain limitations, such affiliates (and former affiliates) who receive New Notes or New CBST Common Shares may be entitled to immediately resell such securities outside the United States without registration under the U.S. Securities Act pursuant to Regulation S under the U.S. Securities Act. Subject to certain limitations, affiliates who receive New Notes, New CBST Common Shares or Anti-Dilutive Warrants (including the CBST Common Shares underlying the Anti-Dilutive Warrants) may be entitled to resell such securities in accordance with Rule 144 under the U.S. Securities Act, if available. All securityholders are urged to consult with their own legal counsel to ensure that any subsequent resale of securities issued to them in connection with the Arrangement and corresponding Transaction complies with applicable securities legislation.

Canada

The issuance of: (1) CBST Common Shares pursuant to the Transaction (including the New CBST Common Shares and the CBST Common Shares issuable upon exercise of the Anti-Dilutive Warrants); (2) the New Notes; and (3) the Anti-Dilutive Warrants, will each be exempt from the prospectus and registration requirements under Canadian securities laws. As a consequence of these exemptions, certain protections, rights and remedies provided by Canadian securities laws, including statutory rights of rescission or damages, will not be available in respect of such new securities to be issued pursuant to the Transaction.

Such CBST Common Shares, New Notes and Anti-Dilutive Warrants will generally be “freely tradeable” under Canadian securities laws if the following conditions (as specified in National Instrument 45-102 – Resale of Securities) (“NI 45-102”) are satisfied: (1) the trade is not a “control distribution” (as defined in NI 45-102); (2) no unusual effort is made to prepare the market or to create a demand for the shares that are the subject of the trade; (3) no extraordinary commission or consideration is paid to a person or company in respect of the trade; and (4) if the selling shareholder is an insider (as defined under Canadian securities laws) or officer of the issuer, the selling shareholder has no reasonable grounds to believe that the issuer is in default of securities legislation.

ARRANGEMENT STEPS

The following is a summary of the principal steps in respect of the Plan. This summary does not purport to be complete and is qualified in its entirety by reference to the Plan, a copy of which is appended hereto as Appendix “B” and which is also available under Cannabist’s profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov.

Pursuant to the Plan, commencing at the Effective Time, the following events or transactions will occur, or be deemed to have occurred and be taken and effected, sequentially as set out below without any further authorization, act or formality, in each case, unless stated otherwise, effective as at five minute intervals commencing at the Effective Time. Capitalized terms used in this section that are not otherwise defined shall have the meanings specified in the Plan.

1)

Cannabist and the Warrant Agent shall enter into the Warrant Agency Agreement and Cannabist shall cause to be issued, as a special distribution, to each CBST Shareholder, its Pro Rata Share (based on the aggregate CBST Common Shares issued and outstanding as of the Warrant Record Date and assuming conversion of each CBST Proportionate Voting Share into 100 CBST Common Shares) as of the Warrant Record Date of the Anti-Dilutive Warrants;

2)

The Companies, the Existing Guarantors, the New Guarantors and the Indenture Trustee shall enter into the Amended and Restated Indenture and the other New Notes Documents in respect of the issuance of the New Notes which were not entered into prior to the Effective Time;

3)

Cannabist shall pay all accrued but unpaid interest on the Senior Notes since the last Interest Payment Date (as defined in the Plan) to, but excluding the Effective Date, in cash to the Indenture Trustee, for and on behalf of the Senior Noteholders, and the Indenture Trustee shall pay (or cause to be paid) such interest payment to the Senior Noteholders pursuant to standing instructions and customary practices, without abatement or rights of setoff or counterclaim of any nature;

4)

each 2025 Noteholder, 2026 Noteholder and New Senior Note-Electing Noteholder shall: (a) be deemed to have surrendered their Senior Notes in accordance with Section 3.2 of the Plan; and (b) receive as consideration therefor, as applicable:

(i)

its respective Pro Rata Share (based on the aggregate principal amount of the Senior Notes surrendered by the Senior Noteholders pursuant to Section 2.2(d) of the Plan) of the New Senior Notes, which aggregate principal amount shall be equal to the aggregate principal amount of Senior Notes surrendered by the Noteholders pursuant to Section 2.2(d) of the Plan;

(ii)

its respective Pro Rata Share (based on the aggregate principal amount of the Senior Notes surrendered by the Senior Noteholders pursuant to Section 2.2(d) of the Plan) of the New CBST Common Shares; and

(iii)

if such 2025 Noteholder, 2026 Noteholder or New Senior Note-Electing Noteholder, as applicable, is an Early Supporting Noteholder, (A) its Pro Rata Share (based on the aggregate principal amount of the Senior Notes surrendered by the Early Supporting Noteholders pursuant to Section 2.2(d) of the Plan) of the Early Consent Consideration either in cash, or by transfer of such number of Verano Shares equal to its Pro Rata Share (based on the aggregate principal amount of the Senior Notes surrendered by the Early Supporting Noteholders pursuant to Section 2.2(d) of the Plan) of the Early Consent Consideration divided by the 30-day VWAP of the Verano Shares and (B) the right to receive its Pro Rata Share (based on the aggregate principal amount of the Senior Notes surrendered by the Early Supporting Noteholders pursuant to Section 2.2(d) of the Plan) of the Additional Early Consent Consideration;

in full and final satisfaction of such Noteholder’s Notes Claims (as defined in the Plan), and each Noteholder receiving New CBST Common Shares shall be deemed to have entered into the Standstill and Lock-Up Agreement concurrently with the receipt of their New CBST Common Shares;

5)

each New Convertible Note-Electing Noteholder shall (a) be deemed to have surrendered its Senior Notes in accordance with Section 3.2 of the Plan and (b) receive its respective Pro Rata Share (based on the aggregate principal amount of 2027 Notes surrendered by 2027 Noteholders pursuant to Section 2.2(f) of the Plan) of the New Convertible Notes, which aggregate principal amount shall be equal to the aggregate principal amount of 2027 Notes surrendered by the New Convertible Note-Electing Noteholders pursuant to Section 2.2(f) of the Plan, in full and final satisfaction of such Senior Noteholder’s Notes Claims (as defined in the Plan);

6)

the Senior Notes and any related Senior Noteholder’s Notes Claims (including any make whole premiums, redemption premiums or similar premiums) shall be irrevocably and finally extinguished, discharged and settled and the Senior Notes, the Existing Indenture and the other New Notes Documents shall be deemed to be cancelled and terminated in all respects;

7)	the releases referred to in Section 4.1 of the Plan shall become effective; and

8)	Cannabist Canada and Cannabist Canada 2 will amalgamate to form Cannabist Canada Amalco.

ANTI-DILUTIVE WARRANTS

Following the Closing, there will be an aggregate of 118,246,947 Anti-Dilutive Warrants outstanding, which will be held by the CBST Shareholders based on their Pro Rata Share (based on the number of CBST Common Shares held by such CBST Shareholder relative to the aggregate number of CBST Common Shares issued and outstanding, in each case as of the Warrant Record Date and assuming conversion of each CBST Proportionate Voting Share into 100 CBST Common Shares) of the CBST Shares as of the close of business on the Warrant Record Date.

All Anti-Dilutive Warrants will become exercisable commencing on the Closing. Each Anti-Dilutive Warrant is exercisable to purchase one CBST Common Share at a price of C$0.14 per share, subject to the following adjustments. The warrant agency agreement with Odyssey Trust Company, as warrant agent (the “Warrant Agent”), in respect of the Anti-Dilutive Warrants (the “Warrant Agency Agreement”) will provide that the exercise price and number of CBST Common Shares issuable on exercise of the Anti-Dilutive Warrants may be adjusted in certain customary circumstances, including in the event of a stock dividend, Extraordinary Dividend (as such term shall be defined in the Warrant Agency Agreement) or a recapitalization, reorganization, merger or consolidation. The Anti-Dilutive Warrants will not, however, be adjusted for issuances of CBST Common Shares at a price below their exercise price.

The exercise of the Anti-Dilutive Warrants by any Holder in the United States, or that is a U.S. Person, may only be effected if the securities issuable upon exercise have been registered under the U.S. Securities Act or otherwise in compliance with an exemption from the registration requirements of the U.S. Securities Act. See “Securities Law Matters – United States” for further information.

The Holders of Anti-Dilutive Warrants will not have the rights or privileges of CBST Shareholders or any voting rights until they exercise their Anti-Dilutive Warrants and receive the underlying CBST Common Shares. After the issuance of corresponding CBST Common Shares upon exercise of the Anti-Dilutive Warrants, each Holder will be entitled to vote the CBST Common Shares in accordance with their terms.

The Warrant Agent shall, on receipt of a written request of Cannabist or Holders of not less than 25% of the aggregate number of Anti-Dilutive Warrants then outstanding, convene a meeting of Holders of Anti-Dilutive Warrants upon at least 21 calendar days’ written notice to Holders of Anti-Dilutive Warrants. Every such meeting shall be held in Toronto, Ontario or at such other place as may be approved or determined by the Warrant Agent. A quorum at meetings of Holders of Anti-Dilutive Warrants shall be two persons present in person or represented by proxy holding or representing more than 20% of the aggregate number of Anti-Dilutive Warrants then outstanding.

From time to time, Cannabist and the Warrant Agent, without the consent of the Holders of Anti-Dilutive Warrants, may amend or supplement the Warrant Agency Agreement for certain purposes including curing defects or inconsistencies or making any change that does not adversely affect the rights of any Holder of Anti-Dilutive Warrants. Any amendment or supplement to the Warrant Agency Agreement that adversely affects the interests of the Holders of Anti-Dilutive Warrants may only be made by an “extraordinary resolution”, which is defined in the Warrant Agency Agreement as a resolution either: (1) passed at a meeting of the Holders of Anti-Dilutive Warrants by the affirmative vote of Holders of Anti-Dilutive Warrants representing not less than two-thirds of the aggregate number of the then outstanding Anti-Dilutive Warrants represented at the meeting and voted on such resolution; or (2) adopted by an instrument in writing signed by the Holders of Anti-Dilutive Warrants representing not less than two-thirds of the aggregate number of the then outstanding Anti-Dilutive Warrants.

The Anti-Dilutive Warrants will expire at 5:00 p.m. (Eastern time) on the day that is two years after the Closing.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

Unless the context otherwise requires, all references to “$” mean references to the lawful money of the United States. All references to “C$” refer to Canadian dollars. The following table sets forth, for each year indicated, the low and high exchange rates for U.S. dollars expressed in Canadian dollar terms, the exchange rate at the end of such year and the average of such exchange rates on the last day of each month during such year, based on the closing rate as reported by Bloomberg L.P. The exchange rates set forth below demonstrate trends in exchange rates only.

	Year Ended December 31,
	2022		2023		2024

High	C$	1.3885	C$	1.3875	C$	1.4447
Low	C$	1.247	C$	1.3110	C$	1.3239
Year End	C$	1.3554	C$	1.3243	C$	1.4384
Average Rate	C$	1.3019	C$	1.3495	C$	1.3700

On March 27, 2025, the closing rate as reported by Bloomberg L.P. was $1.00 = CAD$1.4306; unless the context states or requires otherwise, for purposes of U.S. dollars and Canadian dollar conversions contained in this Circular (if any), Cannabist has assumed such an exchange rate.

NON-GAAP FINANCIAL PERFORMANCE MEASURES

Certain financial performance measures referenced in this Circular and/or the documents incorporated by reference herein are not prescribed by United States generally accepted accounting principles (“GAAP”). These measures are not recognized measures under GAAP and do not have a standardized meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies. Accordingly, these measures should not be considered in isolation from nor as a substitute for Cannabist’s financial information reported under GAAP. Cannabist uses non-GAAP measures including

EBITDA, Adjusted EBITDA and Adjusted EBITDA margin which may be calculated differently by other companies. These non-GAAP measures and metrics are used to provide investors with supplemental measures of Cannabist’s operating performance and liquidity and thus highlight trends in its business that may not otherwise be apparent when relying solely on GAAP measures. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented. Cannabist also recognizes that securities analysts, investors, and other interested parties frequently use non-GAAP measures in the evaluation of companies within its industry. Finally, Cannabist uses non-GAAP measures and metrics in order to facilitate evaluation of operating performance comparisons from period to period, to prepare annual operating budgets and forecasts and to determine components of executive compensation.

PRIOR SALES

CBST Common Shares

For the 12-month period before the date of this Circular, Cannabist issued the following CBST Common Shares and securities exercisable or convertible into CBST Common Shares.

Date of Issuance	Security	Number of Securities	Issue /Exercise Price Per Security ($)
May 2, 2024	CBST Common Shares	327,868	0.305
May 21, 2024	CBST Common Shares	327,868	0.305
May 23, 2024	CBST Common Shares	8,225,383	0.28
June 7, 2024	CBST Common Shares	4,845,359	0.31
August 16, 2024	CBST Common Shares	1,854,546	0.27
October 2, 2024	CBST Common Shares	1,137,860	0.28
October 10, 2024	CBST Common Shares	327,868	0.305
October 18, 2024	CBST Common Shares	42,116	0.21
December 13, 2024	CBST Common Shares	18,318	0.08

Anti-Dilutive Warrants and New Notes

Cannabist did not issue any Anti-Dilutive Warrants or New Notes during the 12-month period before the date of this Circular.

TRADING PRICE AND VOLUME

The CBST Common Shares are currently listed on the CBOE under the symbol “CBST” and are quoted on the OTCQX Best Market under the symbol “CBSTF” and on the Frankfurt Stock Exchange under the symbol “3LP”. On March 27, 2025, being the last trading day completed prior to the date of this Circular, the closing price of the CBST Common Shares on the CBOE was C$0.075 and the closing bid price of the CBST Common Shares on the OTCQX was $0.05. The following table sets forth, for the periods indicated, the reported high and low prices and the aggregate volume of trading of the CBST Common Shares on the CBOE, as quoted on the CBOE.

Month	High (C$)	Low (C$)	Total Volume
March 1-27, 2025	0.06	0.04	24,960,090
February 2025	0.05	0.08	17,806,875
January 2025	0.10	0.05	14,139,570
December 2024	0.12	0.05	25,566,208
November 2024	0.22	0.10	23,670,498
October 2024	0.26	0.18	25,911,964
September 2024	0.25	0.20	8,213,437
August 2024	0.31	0.18	14,245,751
July 2024	0.26	0.17	9,635,554
June 2024	0.24	0.17	12,187,321
May 2024	0.44	0.24	23,887,857
April 2024	0.41	0.25	24,515,359
March 2024	0.38	0.21	26,145,896

DESCRIPTION OF SECURITIES

New Notes

The full text of the Amended and Restated Indenture, which will govern the New Notes, is attached hereto as Appendix “G”. The full text of the First Supplemental Indenture, which will govern the New Convertible Notes, is attached hereto as Appendix “I”. A blackline of the Amended and Restated Indenture to the Existing Indenture is also attached hereto as Appendix “H”. A blackline of the First Supplemental Indenture to the 2027 Note Indenture is also attached hereto as Appendix “J”. Capitalized terms not otherwise defined in this section have the meanings given to them in the Amended and Restated Indenture. Senior Noteholders are encouraged to read the entirety of the Amended and Restated Indenture and review the changes as compared to the Existing Indenture.

Except as summarized below and subject to the full text of the Amended and Restated Indenture, the financial terms and covenants of the New Senior Notes under the Amended and Restated Indenture will be, in all material respects, similar to 2025 Notes (other than the removal of the conversion feature in the 2025 Notes) and the 2026 Notes under the Existing Indenture. Except as summarized below, the terms of the New Convertible Notes under the Amended and Restated Indenture will be the same as the 2027 Notes under the Existing Indenture and the covenants applicable to the 2027 Notes will be, in all material respects, the same as the covenants applicable to the New Senior Notes.

Interest and Maturity

The New Senior Notes will have a 9.25% cash interest rate and a maturity date of December 31, 2028; provided that Cannabist shall be permitted to extend such maturity date to June 30, 2029 and subsequently to December 31, 2029 at any time upon 30 days notice to the Indenture Trustee and the Holders of New Senior Notes (each a “New Senior Notes Extension Notice”). Concurrently with the delivery of any New Senior Notes Extension Notice, Cannabist shall pay the Holders of New Senior Notes an extension fee equal to 0.50% of the aggregate principal amount then outstanding under the New Senior Notes, and any such extension shall require Cannabist to concurrently extend the maturity date of the New Convertible Notes to the same date.

The New Convertible Notes will have a 9.00% cash interest rate and a maturity date of December 31, 2028; provided that Cannabist shall be permitted to extend such maturity date to June 30, 2029 and subsequently to December 31, 2029 at any time upon 30 days notice to the Indenture Trustee and the Holders of New Convertible Notes (each a “New Convertible Notes Extension Notice”). Concurrently with the delivery of any New Convertible Notes Extension Notice, the Cannabist shall pay the Holders of New Senior Notes an extension fee equal to 0.50% of the aggregate principal amount then outstanding under the New Convertible Notes, and any such extension shall require Cannabist to concurrently extend the maturity date of the New Senior Notes to the same date.

Other Material Provisions

The Amended and Restated Indenture will include the following provisions or modified covenants:

•

Minimum Liquidity Requirements: Commencing September 30, 2025, Cannabist’s liquidity based on cash and cash equivalents held in accounts subject to control agreements in favour of the Indenture Trustee and certain other accounts set forth in the Amended and Restated Indenture, on a consolidated basis shall not fall below $15 million at any time from September 30, 2025.

•

Consolidated Net Leverage Ratio: Commencing on March 31, 2026, Cannabist will be required to maintain a Consolidated Leverage Ratio (as defined and calculated in the Amended and Restated Indenture) at the end of any fiscal quarter ending on certain prescribed dates, which is less than certain prescribed ratios set out in the Amended and Restated Indenture.

•

Asset Sales: The Amended and Restated Indenture will include modifications to the Asset Sale covenant to permit certain Approved Sales. All Approved Sales and Asset Sales will be subject to the oversight of the Board as set out in the Amended and Restated Indenture. The first $36.5 million of net proceeds received from Approved Sales which are completed on or before March 31, 2026, may be used for general corporate purposes (the “Retained Proceeds”). The use of net proceeds in excess of the Retained Proceeds or derived from other Asset Sales for any purpose other than a mandatory repayment of the New Notes shall be subject to the approval of a majority of the independent directors of the Board; provided that Cannabist will have 274 days to make open market purchases of New Notes prior to redeeming them at par.

•	Incurrence Covenants: The Amended and Restated Indenture will contemplate a number of new or improved incurrence covenants, as summarized in Appendix “H”.

•

Financial Advisor: Beginning on March 31, 2026, a third party financial advisor (the “Financial Advisor”) will be retained by the Indenture Trustee on behalf of the Holders of New Notes (or retained directly by the Holders of New Notes, if the Indenture Trustee is unable to retain the Financial Advisor) at Cannabist’s expense, to receive and review certain reporting materials of Cannabist for the period ended March 31, 2026 and thereafter.

Cannabist Share Capital

The authorized share capital of Cannabist consists of: (1) an unlimited number of CBST Common Shares; (2) an unlimited number of CBST Proportionate Voting Shares; and (3) an unlimited number of preferred shares, issuable in series, none of which are issued and outstanding.

Generally, the CBST Common Shares and CBST Proportionate Voting Shares have the same rights, are equal in all respects and are treated by Cannabist as if they were shares of one class only.

The following is a brief summary of certain general terms and provisions of the CBST Common Shares and the CBST Proportionate Voting Shares. This summary does not purport to be complete.

Voting Rights

All CBST Shareholders are entitled to receive notice of any meeting of CBST Shareholders, and to attend and vote at such meetings, except those meetings at which only holders of a specific class or series of shares are entitled to vote separately as a class under the BCBCA. A quorum for the transaction of business at a meeting of CBST Shareholders is present if CBST Shareholders who, in the aggregate, hold at least 25% of the voting rights attached to the issued CBST Shares entitled to vote at the meeting are present in person or represented by proxy.

On all matters upon which CBST Shareholders are entitled to vote:

•	each CBST Common Share is entitled to one vote per CBST Common Share; and

•

each CBST Proportionate Voting Share is entitled to 100 votes per CBST Proportionate Voting Share, and each fraction of a CBST Proportionate Voting Share is entitled to the number of votes calculated by multiplying the fraction by 100.

The number of votes represented by fractional CBST Proportionate Voting Shares will be rounded down to the nearest whole number. Unless a different majority is required by law or the articles of Cannabist (the “Articles”), resolutions to be approved by CBST Shareholders require approval by a simple majority of the total number of votes of all shares cast at a meeting of CBST Shareholders at which a quorum is present based on the voting entitlements of each class of shares described above.

Dividend Rights

CBST Shareholders are entitled to receive dividends out of the assets available for the payment or distribution of dividends at such times and in such amount and form as the Board may from time to time determine, subject to any preferential rights of the holders of any outstanding preferred shares of Cannabist (the “Preferred Shares”), on the following basis, and otherwise without preference or distinction among or between the shares: each CBST Proportionate Voting Share will be entitled to 100 times the amount paid or distributed per CBST Common Share (including by way of share dividends, which holders of CBST Proportionate Voting Shares will receive in CBST Proportionate Voting Shares, unless otherwise determined by the Board) and each fraction of a CBST Proportionate Voting Share will be entitled to the applicable fraction thereof. See “Conversion Rights and Transfers” below.

Liquidation Rights

In the event of the liquidation, dissolution or winding-up of Cannabist, whether voluntary or involuntary, or any other distribution of its assets among its shareholders for the purpose of winding-up its affairs, the CBST Shareholders will be entitled to receive all of Cannabist’s assets remaining after payment of all debts and other liabilities, subject to any preferential rights of the holders of any outstanding Preferred Shares, on the basis that each CBST Proportionate Voting Share will be entitled to 100 times the amount distributed per CBST Common Share (and each fraction of a CBST Proportionate Voting Share will be entitled to the amount calculated by multiplying the fraction by the amount otherwise payable in respect of a whole CBST Proportionate Voting Share), and otherwise without preference or distinction among or between the shares. See “Conversion Rights and Transfers” below.

Conversion Rights and Transfers

Issued and outstanding CBST Proportionate Voting Shares, including fractions thereof, may at any time, subject to the FPI Condition (as defined below), at the option of the Holder, be converted into CBST Common Shares at a ratio of 100 CBST Common Shares per CBST Proportionate Voting Share with fractional CBST Proportionate Voting Shares convertible into CBST Common Shares at the same ratio. Further, the Board may determine in the future that it is no longer advisable to maintain the CBST Proportionate Voting Shares as a separate class of shares and may cause all of the issued and outstanding CBST Proportionate Voting Shares to be converted into CBST Common Shares at a ratio of 100 CBST Common Shares per CBST Proportionate Voting Share with fractional CBST Proportionate Voting Shares convertible into CBST Common Shares at the same ratio and the Board shall not be entitled to issue any more CBST Proportionate Voting Shares under the Articles thereafter.

The CBST Proportionate Voting Shares are not transferrable without Board approval, except to Permitted Holders (as defined below) and in compliance with U.S. securities laws.

Conversion Conditions

The right of the CBST Proportionate Voting Shares to convert into CBST Common Shares is subject to certain conditions, which were previously required in order to maintain Cannabist’s historic status as a “foreign private issuer” under U.S. securities laws. Unless otherwise waived by Cannabist, the right to convert the CBST Proportionate Voting Shares is subject to the condition that the aggregate number of CBST Common Shares and CBST Proportionate Voting Shares (calculated as a single class) held of record, directly or indirectly, by residents of the United States (as determined in accordance with Rules 3b-4 and 12g3-2(a) under the Exchange Act) may not exceed fifty percent (50%) of the aggregate number of CBST Common Shares and CBST Proportionate Voting Shares issued and outstanding after giving effect to such conversions (calculated as a single class) (the “FPI Condition”). As of the date of filing, Cannabist is not a “foreign private issuer” under U.S. securities laws.

A Holder of CBST Common Shares may at any time, at the option of the Holder and with the approval of the Board, convert such CBST Common Shares into CBST Proportionate Voting Shares on the basis of 100 CBST Common Shares for one CBST Proportionate Voting Share.

No fractional CBST Common Shares will be issued on any conversion of any CBST Proportionate Voting Shares and any fractional CBST Common Shares will be rounded down to the nearest whole number.

For the purposes of the foregoing:

“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.

“Permitted Holders” means (1) the initial holders of CBST Proportionate Voting Shares; and (2) any Affiliate or Person controlled, directly or indirectly, by one or more of the Persons referred to in clause (2) above.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture or limited liability company.

A Person is “controlled” by another Person or other Persons if: (1) in the case of a company or other body corporate wherever or however incorporated: (a) securities entitled to vote in the election of directors carrying in the aggregate at least a majority of the votes for the election of directors and representing in the aggregate at least a majority of the participating (equity) securities are held, other than by way of security only, directly or indirectly, by or solely for the benefit of the other Person or Persons; and (b) the votes carried in the aggregate by such securities are entitled, if exercised, to elect a majority of the board of directors of such company or other body corporate; or (2) in the case of a Person that is not a company or other body corporate, at least a majority of the participating (equity) and voting interests of such Person are held, directly or indirectly, by or solely for the benefit of the other Person or Persons; and “controls”, “controlling” and “under common control with” shall be interpreted accordingly.

Pre-emptive and Redemption Rights

CBST Shareholders will not have any pre-emptive or redemption rights.

Subdivision or Consolidation

No subdivision or consolidation of any class of CBST Shares may be carried out unless, at the same time, the CBST Common Shares and CBST Proportionate Voting Shares, as the case may be, are subdivided or consolidated in the same manner and on the same basis, so as to preserve the relative rights of the holders of each class of shares.

Certain Amendments

In addition to any other voting right or power to which the CBST Shareholders shall be entitled by law or regulation or other provisions of the Articles from time to time in effect, but subject to the provisions of the Articles, CBST Shareholders shall each be entitled to vote separately as a class, in addition to any other vote of CBST Shareholders that may be required, in respect of any alteration, repeal or amendment of the Articles which would prejudice or interfere with the rights or special rights attached to the CBST Common Shares or CBST Proportionate Voting Shares, or which would affect the rights or special rights of the CBST Shareholders differently, on a per share basis, including an amendment to the terms of the Articles that provide that any CBST Proportionate Voting Shares sold or transferred to a Person that is not a Permitted Holder shall be automatically converted into CBST Common Shares.

Pursuant to the Articles, CBST Shareholders will be treated equally and identically, on a per share basis, in certain change of control transactions that require approval of our shareholders under the BCBCA, unless different treatment of the shares of each such class is approved by a majority of the votes cast by the Holders of the CBST Common Shares and CBST Proportionate Voting Shares, each voting separately as a class.

Issuance of Additional CBST Proportionate Voting Shares

Cannabist may issue additional CBST Proportionate Voting Shares upon the approval of the Board. CBST Shareholder approval is not required in connection with a subdivision or consolidation on a pro-rata basis as between the CBST Common Shares and the CBST Proportionate Voting Shares.

Take-Over Bid Protection

If an offer is being made for CBST Proportionate Voting Shares (a “PVS Offer”) where: (1) by reason of applicable securities legislation or stock exchange requirements, the offer must be made to all holders of the class of CBST Proportionate Voting Shares; and (2) no equivalent offer is made for the CBST Common Shares, the holders of CBST Common Shares have the right, pursuant to the Articles, at their option, to convert their CBST Common Shares into CBST Proportionate Voting Shares for the purpose of allowing the holders of the CBST Common Shares to tender to such PVS Offer, provided that such conversion into CBST Proportionate Voting Shares will be solely for the purpose of tendering the CBST Proportionate Voting Shares to the PVS Offer in question and that any CBST Proportionate Voting Shares that are tendered to the PVS Offer but that are not, for any reason, taken up and paid for by the offeror will automatically be reconverted into the CBST Common Shares that existed prior to such conversion.

In the event that holders of CBST Common Shares are entitled to convert their CBST Common Shares into CBST Proportionate Voting Shares in connection with a PVS Offer pursuant to (2) above, holders of an aggregate of CBST Common Shares of less than 100 (an “Odd Lot”) will be entitled to convert all but not less than all of such Odd Lot of CBST Common Shares into an applicable fraction of one CBST Proportionate Voting Share, provided that such conversion into a fractional CBST Proportionate Voting Share will be solely for the purpose of tendering the fractional CBST Proportionate Voting Share to the PVS Offer in question and that any fraction of a CBST Proportionate Voting Share that is tendered to the PVS Offer but that is not, for any reason, taken up and paid for by the offeror will automatically be reconverted into the CBST Common Shares that existed prior to such conversion.

Compliance Provisions

The Articles contain certain provisions (the “Compliance Provisions”), including a combination of certain remedies such as a suspension of voting and/or dividend rights, a discretionary right to force a share transfer to a third party and/or a discretionary redemption right in favour of Cannabist, in each case to seek to ensure that Cannabist and its subsidiaries are able to comply with applicable regulatory and licensing regulations.

The purpose of the Compliance Provisions is to provide Cannabist with a means of protecting itself from having a shareholder, or as determined by the Board, a group of shareholders acting jointly or in concert, with an ownership interest of, whether of record or beneficially (or having the power to exercise control or direction over) (“Owning or Controlling”), five percent (5%) or more of the issued and outstanding CBST Shares, or such other number as is determined by the Board from time to time, and: (1) who a governmental authority granting licenses to, or otherwise governing the operations of, Cannabist or its subsidiaries has determined to be unsuitable to own CBST Common Shares and/or CBST Proportionate Voting Shares, as applicable; (2) whose ownership of CBST Common Shares and/or CBST Proportionate Voting Shares, as applicable, may result in the loss, suspension or revocation (or similar action) with respect to any licenses or permits relating to Cannabist’s or its subsidiaries’ conduct of business (being the conduct of any activities relating to the cultivation, manufacturing and dispensing of cannabis and cannabis-derived products in the United States, which include the owning and operating of cannabis licenses) or in Cannabist or any of its affiliates being unable to obtain any new licenses or permits in the normal course, all as determined by the Board; or (3) who have not been determined by the applicable regulatory authority to be an acceptable person or otherwise have not received the requisite consent of such regulatory authority to own the CBST Common Shares and/or CBST Proportionate Voting Shares, as applicable, in each case within a reasonable time period acceptable to the Board or prior to acquiring any CBST Common Shares and/or CBST Proportionate Voting Shares, as applicable (in each case, an “Unsuitable Person”). The ownership restrictions in Cannabist’s notice of articles and articles are also subject to an exemption for applicable depositaries and clearing houses as well as underwriters (as defined in the Securities Act (Ontario)) in the course of a distribution of securities of Cannabist.

Notwithstanding the foregoing, the Compliance Provisions provide that any shareholder (or group of shareholders acting jointly or in concert) proposing to Own or Control five percent (5%) or more of the issued and outstanding CBST Shares (or such other number as is determined by the Board from time to time) will be required to provide not less than 30 days’ advance written notice to Cannabist by mail sent to Cannabist’s head office to the attention of the Corporate Secretary and to obtain all necessary regulatory approvals. Upon any such shareholder(s) Owning or Controlling five percent (5%) or more of the issued and outstanding CBST Shares (or such other number as is determined by the Board from time to time), and having not received the requisite approval of any applicable regulatory authority to own the CBST Common Shares and/or CBST Proportionate Voting Shares, as applicable, the Compliance Provisions provide: (1) that such shareholder(s) may, in the discretion of the Board, be prohibited from exercising any voting rights and/or receiving any dividends from Cannabist, unless and until all requisite regulatory approvals are obtained; and (2) Cannabist with a right, but not the obligation, at its option, upon notice to the Unsuitable Person, to: (a) redeem any or all CBST Common Shares and/or CBST Proportionate Voting Shares, as applicable, directly or indirectly held by an Unsuitable Person; and/or (b) forcibly transfer any or all CBST Common Shares and/or CBST Proportionate Voting Shares, as applicable, directly or indirectly held by an Unsuitable Person to a third party. Such rights are required in order for Cannabist to comply with regulations in various jurisdictions where Cannabist or its subsidiaries conduct business or are expected to conduct business.

Further, a Holder of the CBST Common Shares and/or CBST Proportionate Voting Shares, as applicable, will be prohibited from acquiring five percent (5%) or more of the issued and outstanding CBST Shares, directly or indirectly, in one or more transactions, without providing 30 days’ advance written notice to Cannabist by mail sent to Cannabist’s registered office to the attention of the Corporate Secretary. The foregoing restrictions will not apply to the ownership, acquisition or disposition of CBST Common Shares and/or CBST Proportionate Voting Shares, as applicable, as a result of: (1) transfer of CBST Common Shares and/or CBST Proportionate Voting Shares, as applicable, occurring by operation of law including, inter alia, the transfer of CBST Common Shares and/or CBST Proportionate Voting Shares, as applicable, to a trustee in bankruptcy, (2) an acquisition or proposed acquisition by one or more underwriters who hold CBST Common Shares and/or CBST Proportionate Voting Shares, as applicable, for the purposes of distribution to the public or for the benefit of a third party provided that such third party is in compliance with the foregoing restriction, or (3) conversion, exchange or exercise of securities issued by Cannabist or a subsidiary into or for CBST Common Shares and/or CBST Proportionate Voting Shares, as applicable, in accordance with their respective terms. If the Board reasonably believes that any such Holder of the CBST Common Shares may have failed to comply with the foregoing restrictions, Cannabist may apply to the Supreme Court of British Columbia, or any other court of competent jurisdiction, for an order directing that such shareholder disclose the number of CBST Common Shares and/or CBST Proportionate Voting Shares, as applicable, directly or indirectly held.

Upon receipt by the CBST Shareholder of a notice to redeem or to transfer any or all of its CBST Common Shares and/or CBST Proportionate Voting Shares, the holder will be entitled to receive, as consideration therefor, no less than 95% of the lesser of: (1) the closing price of the CBST Common Shares on the CBOE (or the then principal exchange on which Cannabist’s securities are listed or quoted for trading) on the trading day immediately prior to the closing of the redemption or transfer (or the average of the last bid and last asking prices if there was no trading on the specified date); and (2) the five-day VWAP of the CBST Common Shares on CBOE (or the then principal exchange on which Cannabist’s securities are listed or quoted for trading) for the five trading days immediately prior to the closing of the redemption or transfer (or the average of the last bid and last asking prices if there was no trading on the specified dates).

Notwithstanding the adoption of the proposed Compliance Provisions, Cannabist may not be able to exercise such rights in full or at all, including its redemption rights. Under the BCBCA, a corporation may not make any payment to redeem shares if there are reasonable grounds for believing that the company is unable to pay its liabilities as they become due in the ordinary course of its business or if making the payment of the redemption price or providing the consideration would cause the company to be unable to pay its liabilities as they become due in the ordinary course of its business.

Furthermore, Cannabist may become subject to contractual restrictions on its ability to redeem its CBST Common Shares and/or CBST Proportionate Voting Shares, as applicable, by, for example, entering into a secured credit facility subject to such restrictions. In the event that restrictions prohibit Cannabist from exercising its redemption rights in part or in full, Cannabist will not be able to exercise its redemption rights absent a waiver of such restrictions, which Cannabist may not be able to obtain on acceptable terms or at all.

Anti-Dilutive Warrants

The Anti-Dilutive Warrants will be exercisable for two years following Closing at C$0.14 per share, representing an 80% premium to the 10-trading day VWAP of the New CBST Common Shares on February 26, 2025. For further information, see “Anti-Dilutive Warrants”.

RISK FACTORS

Before voting on the matters being put before them at the Meeting, Senior Noteholders should consider carefully the risks set out herein and incorporated by reference in this Circular, including disclosure in the 2024 Annual Report, 2024 Financial Statements and 2024 MD&A. These documents discuss, among other things, known material trends and events, and risks or uncertainties that may reasonably be expected to have a material effect on Cannabist’s business, financial condition or results of operations or on the New Notes and New CBST Common Shares.

The completion of the Arrangement may not occur or may be delayed.

Cannabist will not be able to complete the Arrangement unless and until all conditions precedent to the Arrangement are satisfied or waived (where permitted). These conditions include certain items that are outside of Cannabist’s control, such as the requirement that the Court shall have determined that the Arrangement is fair and reasonable and granted the Final Order. Even if the Arrangement is not completed, it may not be completed on the timeline described in this Circular and/or provided for in the Support Agreement. Accordingly, Senior Noteholders participating in the Arrangement may have to wait longer than expected to receive their entitlements under the Plan. In addition, if the Arrangement is not completed on the schedule described in this Circular, Cannabist may incur additional expenses. If the Arrangement is not completed at all, Cannabist will face significant liquidity challenges in mid-2025 unless an alternative transaction can be completed.

The Support Agreement may be terminated.

Each of Cannabist and the Requisite Supporting Senior Noteholders have the right to terminate the Support Agreement in certain circumstances. Accordingly, there is no certainty, nor can Cannabist provide any assurance, that the Support Agreement will not be terminated by either Cannabist or the Supporting Senior Noteholders before the completion of the Arrangement. In addition, certain costs related to the Arrangement, such as legal and certain financial advisor fees, must be paid by Cannabist even if the Arrangement is not completed. If the Support Agreement is terminated and the Arrangement is not completed, Cannabist will more than likely face significant liquidity challenges starting in mid-2025 unless an alternative transaction can be completed.

If the Arrangement is not completed, the market price or value of the Senior Notes and/or of the CBST Common Shares may decline.

If the Arrangement is not completed or its completion is materially delayed and/or the Support Agreement is terminated, then the market price or value of the Senior Notes and/or of the CBST Common Shares may decline. Cannabist’s business, financial condition or results of operations could also be subject to various material adverse consequences, including in connection with, in particular, the upcoming maturity of 2025 Notes. If the Support Agreement is terminated and the Arrangement is not completed, Cannabist will more than likely face significant liquidity challenges starting in mid-2025 unless an alternative transaction can be completed.

The uncertainty surrounding the Arrangement could negatively impact Cannabist’s current and future operations, financial condition and prospects.

If the Arrangement is not completed for any reason, there are risks that the announcement of the Arrangement and the dedication of Cannabist’s resources to the attempted completion thereof could negatively impact current and future operations, financial condition and prospects of Cannabist. In addition, Cannabist has, and will continue to, incur significant transaction expenses in connection with the Arrangement, regardless of whether the Arrangement is completed. If the Arrangement is not completed, Cannabist will face significant liquidity challenges starting in mid-2025 unless an alternative transaction can be completed.

The pending Arrangement may divert the attention of Cannabist’s management.

The pending Arrangement could cause the attention of Cannabist’s management to be diverted from the day-to-day operations. These disruptions could be exacerbated by a delay in the completion of the Arrangement and could have an adverse effect on the business, operating results or prospects of Cannabist regardless of whether the Arrangement is ultimately completed.

Despite Cannabist’s current level of indebtedness, Cannabist may be able to incur more debt following completion of the Arrangement. This level of indebtedness could further exacerbate risks to Cannabist’s financial condition.

Cannabist may be able to incur additional indebtedness in the future. Although the Amended and Restated Indenture will contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions. If Cannabist incurs any such additional indebtedness, it may have the effect of reducing the amount of proceeds distributed to its creditors and/or shareholders in connection with any future insolvency, liquidation, reorganization, dissolution or other winding-up proceeding involving Cannabist. If new debt is added to Cannabist’s current debt levels, the related risks that Cannabist and its subsidiaries now face could intensify.

The Arrangement may have adverse tax consequences for Cannabist.

Cannabist is a resident of Canada for Canadian federal income tax purposes, and is also treated as a U.S. corporation for U.S. federal income tax purposes, pursuant to section 7874(b) of the United States Internal Revenue Code, as amended (the “Code”), and is subject to U.S. federal income tax on its worldwide income. As a result, subject to an applicable tax treaty or convention, Cannabist is subject to taxation both in Canada and the U.S., which could have a material adverse effect on Cannabist ’s business, financial condition and results of operations. Accordingly, Senior Noteholders should consult with their own tax advisors in this regard.

Depending on the future trading price or value of the New Notes and the CBST Common Shares, Cannabist may suffer material “cancellation of debt income” under U.S. federal income tax laws which could give rise to material tax obligations which may have a material adverse effect on Cannabist. As a cannabis company, Cannabist is currently unable to fully deduct many expenses as a result of the application of section 280E of the Code.

The tax laws of any applicable country, province, state or territory (including Canadian and United States federal income tax laws), and the administrative application and interpretation of such laws, are subject to change. Any change in the tax laws that are applicable to Cannabist or the interest held by a Senior Noteholder in Cannabist, or the administrative application or interpretation of such laws, could have an adverse impact on such Senior Noteholder’s interests in Cannabist.

Cannabist has not sought or obtained from any tax authority advance confirmation of its tax filing positions (including an advance income tax ruling from the Canada Revenue Agency or a private letter ruling from the Internal Revenue Service), therefore it is possible that such positions may be successfully challenged by tax authorities, which could result in materially different tax consequences than anticipated. It is possible that the Canadian and/or United States tax authorities could take positions or adopt interpretations regarding the applicable tax consequences to Senior Noteholders or CBST Shareholders that differ from those set out in this Circular. Further, this Circular does not describe the U.S. federal income tax consequences of the Arrangement to any Senior Noteholders or CBST Shareholders. Senior Noteholders and CBST Shareholders should consult their own tax advisors.

Following the Arrangement, Cannabist may not be able to generate sufficient cash to service all of its indebtedness, including the New Notes, and may be forced to take other actions to satisfy its obligations under its indebtedness, which may not be successful.

Cannabist’s ability to make scheduled payments on or to refinance its debt obligations, including the New Notes (some of the maturity dates of which are subject to extension), depends on its financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond Cannabist’s control. Cannabist may be unable to maintain a level of cash flow from operating activities sufficient to permit it to pay the principal, premium, if any, and interest on its indebtedness, including the New Notes.

If Cannabist’s cash flows and capital resources are insufficient to fund its debt service obligations, Cannabist could face substantial liquidity problems and could be forced to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance its indebtedness. Cannabist may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, such alternative actions may not allow Cannabist to meet its scheduled debt service obligations.

Cannabist’s inability to generate sufficient cash flows to satisfy its debt obligations, or to refinance its indebtedness on commercially reasonable terms or at all, would materially and adversely affect Cannabist’s business, financial position and results of operations and its ability to satisfy its obligations under the New Notes.

The Support Agreement and Amended and Restated Indenture contain additional restrictive covenants

The Support Agreement contains interim operating covenants that are more restrictive than the covenants under the Existing Indenture and may limit Cannabist’s ability to respond to developments in its business or the broader economy prior to completion of the Transaction. Following completion of the Transaction, the Amended and Restated Indenture will contain covenants that restrict Cannabist’s ability to engage in certain transactions and may impair its ability to respond to changing business and economic conditions. These covenants restrict, among other things, Cannabist’s ability to pay dividends and make other payments, incur additional indebtedness, maintain a certain amount of unrestricted cash, maintain certain leverage ratios starting in mid-2025, make certain investments, and acquisitions and transfer and sell assets. Future indebtedness or other contracts could contain financial or other covenants more restrictive than those contained in the Amended and Restated Indenture.

The ability of Cannabist and its subsidiaries to comply with these provisions may be affected by general economic conditions, political decisions, industry conditions and other events beyond its control. As a result, Cannabist cannot assure Senior Noteholders that it and its subsidiaries will be able to comply with the covenants described above. Cannabist’s and its subsidiaries’ failure to comply with the covenants contained in their debt instruments, including failure as a result of events beyond their control, could result in an event of default, which could materially and adversely affect Cannabist’s consolidated operating results and financial condition.

In addition, if there were an event of default under one of such debt instruments, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to become due and payable immediately which may cause cross-defaults to other debt. Cannabist cannot assure holders of the New Notes that its consolidated assets or cash flow would be sufficient to fully repay borrowings under its outstanding debt instruments if accelerated upon an event of default, or that Cannabist would be able to repay, refinance or restructure the payments on those debt instruments.

There may not be sufficient collateral security to pay all or any of the New Notes.

No appraisal of the value of the collateral which will secure the New Notes has been made and the value of such collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. Consequently, liquidating the collateral securing the New Notes may not produce proceeds in an amount sufficient to pay any amounts due thereon.

The fair market value of the collateral expected to secure the New Notes is subject to fluctuations based on factors that include, among others, the condition of the United States cannabis industry, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers, other secured debt and other factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time and the timing and manner of the sale. By their nature, portions of the collateral may be illiquid and may have no readily ascertainable market value, or may be difficult to dispose of for regulatory reasons. Accordingly, there can be no assurance that the collateral could be sold in a short period of time or in an orderly manner. In the event of a foreclosure, liquidation, reorganization, bankruptcy or other insolvency proceeding, it cannot be assured that the proceeds from any sale or liquidation of the collateral will be sufficient to pay Cannabist’s obligations under the New Notes. In addition, in the event of any such proceeding, the ability of the holders of the New Notes to realize upon any of the collateral may be subject to United States bankruptcy and insolvency law limitations as a result of Cannabist operating a cannabis business.

Anti-Dilutive Warrants may only be exercised: (1) if the securities issuable upon exercise have been registered under the U.S. Securities Act; (2) outside the United States pursuant to Regulation S; or (3) inside the United States in compliance with an exemption from the registration requirements of the U.S. Securities Act; and the underlying CBST Common Shares may be subject to restrictions on trading under U.S. securities laws.

The Anti-Dilutive Warrants may only be exercised: (1) outside the United States pursuant to Regulation S under the U.S. Securities Act, (2) inside the United States pursuant to available exemptions from registration requirements under the U.S. Securities Act and in compliance with any applicable U.S. state securities laws; or (3) pursuant to an effective registration statement under the U.S. Securities Act, and, in each case, in compliance with any applicable local securities laws. Further, unless registered under the U.S. Securities Act, the CBST Common Shares underlying such Anti-Dilutive Warrants will be considered “restricted securities” under U.S. federal securities laws and subject to restrictions on transfer which would require transfers to be made pursuant to an effective registration statement or transferred under an available exemption from the registration requirements of the U.S. Securities Act. See “Securities Law Matters – United States” for further information regarding further U.S. securities law restrictions that may apply to the Anti-Dilutive Warrants, the CBST Common Shares and the other securities issued in connection with the Arrangement and corresponding Transaction. All securityholders are urged to consult with their own legal counsel to ensure that any subsequent resale of securities issued to them in connection with the Arrangement and corresponding Transaction complies with applicable securities legislation.

EXPERTS

Certain Canadian legal matters relating to matters described in this Circular are to be passed upon by Stikeman Elliott LLP on behalf of Cannabist. Certain U.S. securities law matters relating to matters described in this Circular are to be passed upon by Dorsey & Whitney LLP on behalf of Cannabist. As at the date of this Circular, the partners and associates of Stikeman Elliott LLP and Koger, each beneficially owned, directly or indirectly, less than 1% of the outstanding Senior Notes and CBST Common Shares.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

Except as described herein, no director or executive officer of Cannabist, or any person who has held such a position since the beginning of the last completed financial year end of Cannabist, nor any associate or affiliate of the foregoing persons, has any substantial or material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted on at the Meeting.

PRINCIPAL HOLDERS OF SECURITIES

Following completion of the Transaction and following the issuance of the New CBST Common Shares, to the knowledge of Cannabist, no person is expected to beneficially own, or control, directly or indirectly, 10% or more of the then outstanding CBST Common Shares.

OTHER BUSINESS

The Board is not aware of any matters intended to come before the Meeting other than those items of business set forth in the attached Notice of Meeting of Senior Noteholders accompanying this Circular. If any other matters properly come before the Meeting, it is the intention of the persons named in the Proxy to vote in respect of those matters in accordance with their judgment.

ADDITIONAL INFORMATION

Financial information for Cannabist’s most recently completed financial year is provided in the 2024 Financial Statements and 2024 MD&A, and the 2024 Annual Report, the 2024 AGM Circular and this Circular are available upon request made via email to investor@cannabistcompany.com and are also available electronically on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov.

APPROVAL OF THE BOARD

The contents and sending of this Circular and its distribution to Senior Noteholders have been approved by the Board and the Board of Directors of Cannabist Canada.

DATED at Chelmsford, Massachusetts, this 28th day of March, 2025.

THE CANNABIST COMPANY HOLDINGS INC. and THE CANNABIST COMPANY HOLDINGS (CANADA) INC.

BY ORDER OF THE BOARD OF DIRECTORS

(Signed) “David Hart”

David Hart
Director

CONSENT OF KOGER

We hereby consent to the inclusion of our firm’s name and to the references to our firm’s opinion dated February 26, 2025 with respect to the fairness, from a financial point of view, of the Transaction (the “Fairness Opinion ”), in the management information circular of The Cannabist Company Holdings Inc. (“Cannabist”) and The Cannabist Company Holdings (Canada) Inc. (“Cannabist Canada” and together with Cannabist, the “Companies”) dated March 28, 2025 (the “Circular”) and to the inclusion of the Fairness Opinion in its entirety and summaries thereof in the Circular and to the filings thereof, as necessary, by the Companies with the CBCA Director and with the securities regulatory authorities in each province and territory of Canada. In providing our consent herein, we do not intend that any person other than the Board of Directors of Cannabist shall rely upon such opinion.

Toronto, Ontario	(Signed) “Koger Valuations Inc.”
March 28, 2025

APPENDIX A

ARRANGEMENT RESOLUTION

SPECIAL RESOLUTION OF THE HOLDERS

(the “Senior Noteholders”)

OF

6.0% SENIOR SECURED CONVERTIBLE NOTES DUE JUNE 29, 2025

9.5% SENIOR SECURED FIRST-LIEN NOTES DUE FEBRUARY 3, 2026

9.0% SENIOR SECURED CONVERTIBLE NOTES DUE MARCH 19, 2027

ISSUED BY

THE CANNABIST COMPANY HOLDINGS (CANADA) INC.

(“Cannabist Canada”)

AND

THE CANNABIST COMPANY HOLDINGS INC.

(“Cannabist” and together with Cannabist Canada, the “Companies”)

BE IT RESOLVED THAT:

1.

The arrangement (the “Arrangement”) under section 192 of the Canada Business Corporations Act (the “CBCA”) of Cannabist Canada and 16834434 Canada Inc. (“Cannabist Canada 2” and together with Cannabist Canada, the “Applicants”) and involving Cannabist and its other subsidiaries, as more particularly described and set forth in the management information circular of the Companies dated March 28, 2025 (the “Circular”) and as it may be amended, modified or supplemented in accordance with the terms of the Support Agreement (as defined in the Circular), is hereby authorized, approved and adopted.

2.

The plan of arrangement of the Applicants and involving Cannabist (the “Plan of Arrangement”), as it may be amended, modified or supplemented in accordance with its terms and the Support Agreement, the full text of which is set out in Appendix “B” to the Circular, is hereby authorized, approved and adopted.

3.

The (a) Support Agreement and all the transactions contemplated therein, including the entering into by the Companies and Odyssey Trust Company, in its capacity as trustee, of: (i) an amended and restated trust indenture (the “Amended and Restated Indenture”) providing for the issue of 9.25% senior secured notes of the Companies, as co-issuers, due December 31, 2028; and (ii) a first supplemental indenture (the “First Supplemental Indenture”) to the Amended and Restated Indenture providing for the issue of 9.0% senior secured convertible notes of the Companies, as co-issuers, due December 31, 2028, (b) actions of the directors of the Companies in approving the Arrangement, the Support Agreement, the Amended and Restated Indenture and the First Supplemental Indenture, and (c) actions of the directors and officers of the Companies in executing and delivering the Support Agreement, the Amended and Restated Indenture, the First Supplemental Indenture and related agreements, and any amendments, modifications or supplements thereto, are hereby ratified, authorized and approved, as applicable.

4.

The Applicants are hereby authorized to apply for a final order from the Ontario Superior Court of Justice (Commercial List) (the “Court”) to approve the Arrangement on the terms set forth in the Support Agreement and the Plan of Arrangement.

A - 1

5.

Notwithstanding that this resolution has been passed by all Senior Noteholders or that the Arrangement has been approved by the Court, the directors (and/or any committee thereof) of the Companies are hereby authorized and empowered, without further notice to or approval of the Senior Noteholders: (a) to amend, modify or supplement the Support Agreement or the Plan of Arrangement, to the extent permitted thereby; and (b) subject to the terms of the Support Agreement, not to proceed with the Arrangement and related transactions at any time prior to the Arrangement becoming effective pursuant to the provisions of the CBCA.

6.

Any director or officer of the Companies be and is hereby authorized and directed, for and on behalf of Cannabist Canada or Cannabist (whether under corporate seal or otherwise), to execute and deliver, or cause to be executed, under the seal of Cannabist Canada or Cannabist or otherwise, and delivered articles of arrangement and any and all other documents, agreements and instruments and to perform, or cause to be performed by, such other acts and things, as in such person’s opinion may be necessary or desirable to give full effect to these resolutions and the matters authorized hereby, including the transactions required and/or contemplated by the Arrangement and the Plan of Arrangement and the transactions completed thereby in accordance with the Support Agreement, such determination to be conclusively evidenced by the execution and delivery of such documents, agreements or other instruments or the doing of any such act or thing.

7.

The proper officers and authorized signatories of Odyssey Trust Company be and are hereby authorized and directed to execute and deliver all documents and instruments and to take such other actions as they may deem necessary or desirable to implement these resolutions and the matters authorized hereby, including the transactions required and/or contemplated by the Arrangement, such determination to be conclusively evidenced by the execution and delivery of such documents or other instruments or the taking of such actions.

A - 2

APPENDIX B

PLAN OF ARRANGEMENT

SEE ATTACHED

Court File No. CV-25-00739458-00CL

ONTARIO

SUPERIOR COURT OF JUSTICE

(COMMERCIAL LIST)

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF THE CANNABIST COMPANY HOLDINGS (CANADA) INC. AND 16834434 CANADA INC. INVOLVING THE CANNABIST COMPANY HOLDINGS INC., PATRIOT CARE CORP., CURATIVE HEALTH LLC, COLUMBIA CARE DC LLC, MISSION BAY, LLC, CCUT PHARMACY LLC, COLUMBIA CARE PENNSYLVANIA LLC, COLUMBIA CARE INDUSTRIAL HEMP LLC, CURATIVE HEALTH CULTIVATION LLC, COLUMBIA CARE NY LLC, FOCUSED HEALTH LLC, COLUMBIA CARE NEW JERSEY LLC, COLUMBIA CARE WV INDUSTRIAL HEMP LLC, CCPA INDUSTRIAL HEMP LLC, CC OH REALTY LLC, CCF HOLDCO LLC, CC CALIFORNIA LLC, COLUMBIA CARE MD LLC, COLUMBIA CARE DE MANAGEMENT LLC, COLUMBIA CARE DELAWARE, LLC, AND COLUMBIA CARE LLC

PLAN OF ARRANGEMENT

[●], 2025

6.6	Amendment or Modification of Plan	23
6.7	Notices	23
6.8	Consent of Supporting Noteholders	25
6.9	Further Assurances	25

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Plan, unless otherwise stated:

“2025 Notes” means the 6.0% Senior Secured Convertible Notes due June 29, 2025, co-issued by CBST and CBST Canada 1 pursuant to the Existing Indenture;

“2025 Noteholder” means a Holder of the 2025 Notes;

“2026 Notes” means the 9.5% Senior Secured First-Lien Notes due February 3, 2026, co-issued by CBST and CBST Canada 1 pursuant to the Existing Indenture;

“2026 Noteholder” means a Holder of the 2026 Notes;

“2027 Notes” means the 9.0% Senior Secured Convertible Notes due March 19, 2027, co-issued by CBST and CBST Canada 1 pursuant to the Existing Indenture;

“2027 Noteholder” means a Holder of the 2027 Notes;

“Additional Amounts” has the meaning given thereto in Section 3.11(b);

“Additional Early Consent Consideration” means consideration in the aggregate amount of $1,500,000, payable by CBST in cash at maturity of the New Senior Notes, except that such payment will be accelerated and made upon the occurrence of certain milestones, as follows: (i) $750,000 shall be paid on the date on which CBST has received aggregate proceeds for Approved Sales equal to or greater than $15 million; and (2) $750,000 shall be paid on the date on which CBST has received aggregate proceeds for Approved Sales equal to or greater than $20 million, with, for greater certainty, any balance remaining payable at maturity of the New Senior Notes;

“Amalgamation” has the meaning given thereto in Section 2.2(h);

“Amended and Restated Trust Indenture” means the Amended and Restated Trust Indenture, substantially in the form appended to the Circular, to be entered into among CBST, CBST Canada 1, the Existing Guarantors, the New Guarantors and the Indenture Trustee on the Effective Date, which shall amend and restate the Existing Indenture and govern the New Notes upon this Plan becoming effective on the Effective Date and includes for the purpose of this Plan, the First Supplemental Indenture;

“Anti-Dilutive Warrants” means 118,246,947 warrants to purchase CBST Common Shares for a period of two years from the Effective Date at an exercise price per share of C$0.14, issued on the Effective Date pursuant to the Warrant Agency Agreement and this Plan to existing CBST Shareholders as of the Warrant Record Date;

“Applicants” means CBST Canada 1 and CBST Canada 2;

“Approved Sales” means those certain pre-approved asset sales disclosed by CBST and CBST Canada 1 to the Supporting Noteholders in writing;

“Arrangement” means the arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan, subject to any amendments, modifications and/or supplements made thereto in accordance with the terms of this Plan or made at the discretion of the Court in the Final Order with the prior written consent of the Applicants, CBST, and the Requisite Supporting Noteholders, each acting reasonably;

“Articles of Arrangement” means the articles of arrangement of the Applicants in respect of the Arrangement, in form and substance satisfactory to the Applicants and the Requisite Supporting Noteholders, that are required to be filed with the CBCA Director in order for the Arrangement to become effective on the Effective Date;

“Business Day” means any day, other than a Saturday, Sunday or a statutory or civic holiday, on which banks are generally open for business in Toronto, Ontario and New York, New York;

“Canadian Securities Administrators” means, collectively, the applicable securities commissions or regulatory authorities in each of the provinces and territories of Canada;

“Canadian Securities Laws” means, collectively, and, as the context may require, the applicable securities Laws of each of the provinces and territories of Canada, and the respective regulations and rules made under those securities Laws together with all applicable instruments, blanket orders and rulings of the Canadian Securities Administrators and all discretionary orders or rulings, if any, of the Canadian Securities Administrators made in connection with the transactions contemplated by the Plan, as the context may require;

“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended;

“CBCA Director” means the Director appointed under section 260 of the CBCA;

“CBCA Proceedings” means the proceedings commenced by the Applicants under the CBCA on March 20, 2025 in connection with this Plan;

“CBST” means The Cannabist Company Holdings Inc., a company existing under the laws of British Columbia;

“CBST Amalco” means The Cannabist Company Holdings (Canada) Inc., the corporation that will result from the Amalgamation under the federal laws of Canada;

“CBST Canada 1” means The Cannabist Company Holdings (Canada) Inc., a corporation existing under the federal laws of Canada, and a direct, wholly-owned subsidiary of CBST;

“CBST Canada 2” means 16834434 Canada Inc., a corporation existing under the federal laws of Canada, and a direct, wholly-owned subsidiary of CBST;

“CBST Common Shares” means common shares in the capital of CBST;

“CBST Entities” means, collectively, the Applicants, CBST, and each other direct or indirect subsidiary of CBST, and “CBST Entity” means any of them;

“CBST Proportionate Voting Shares” means proportionate voting shares in the capital of CBST;

“CBST Shareholders” means the Holders of CBST Shares;

“CBST Shares” means, collectively, the CBST Common Shares and CBST Proportionate Voting Shares;

“CDS” means CDS Clearing and Depository Services Inc. and its nominees, successors and assigns;

“Certificate of Arrangement” means the certificate giving effect to the Arrangement, to be issued by the CBCA Director pursuant to section 192(7) of the CBCA upon receipt of the Articles of Arrangement in respect of the Applicant in accordance with section 262 of the CBCA;

“Circular” means the management information circular of CBST and CBST Canada 1 dated March 28, 2025, including all appendices thereto, as it may be amended, modified and/or supplemented from time to time, subject to the terms of the Interim Order or other Order of the Court;

“Claim” means any right or claim of any Person that may be asserted or made in whole or in part against the applicable Persons, or any of them, in any capacity, whether or not asserted or made, in connection with any indebtedness, liability or obligation of any kind whatsoever, and any interest accrued thereon or costs payable in respect thereof, whether at Law or in equity, including by reason of the commission of a tort (intentional or unintentional), by reason of any breach of contract or other agreement (oral or written), by reason of any breach of duty (including, any legal, statutory, equitable or fiduciary duty), by reason of any right of setoff, counterclaim or recoupment, or by reason of any equity interest, right of ownership of or title to property or assets or right to a trust or deemed trust (statutory, express, implied, resulting, constructive or otherwise), and together with any security enforcement costs or legal costs associated with any such claim, and whether or not any indebtedness, liability or obligation is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, perfected, unperfected, present or future, known or unknown, by guarantee, warranty, surety or otherwise, and whether or not any right or claim is executory or anticipatory in nature, including any claim made or asserted against the applicable Persons, or any of them, through any successor, assignee, affiliate, subsidiary, associated or related Person, or any right or ability of any Person to advance a claim for an accounting, reconciliation, contribution, indemnity, restitution or otherwise with respect to any matter, grievance, action (including any class action or proceeding before an administrative or regulatory tribunal), cause or chose in action, whether existing at present or commenced in the future;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Depositary” means Odyssey Trust Company or any other trust company, bank or equivalent financial institution agreed to in writing by the Applicants and the Requisite Supporting Noteholders and appointed to carry out any of the duties of the Depositary hereunder;

“DRS Advice” means an advice issued by the Transfer Agent, the Warrant Agent or the Indenture Trustee evidencing the securities held by a Holder of CBST Common Shares or other CBST Entity securities (including, for greater certainty, the New CBST Common Shares), Anti-Dilutive Warrants, Notes and/or New Notes, as applicable, in lieu of a physical certificate;

“Early Consent Consideration” means consideration in the aggregate amount of $1,500,000, payable by CBST either (i) in cash; or (ii) by the transfer of Verano Shares equal to such value as measured by the 30-day VWAP of the Verano Shares on the Effective Date, at the option of CBST;

“Early Consent Consideration Deadline” means 5:00 p.m. (Toronto Time) on March 10, 2025 or such later date as agreed between CBST, CBST Canada 1 and the Requisite Supporting Noteholders;

“Early Supporting Noteholders” means Supporting Noteholders as of the Early Consent Consideration Deadline, excluding New Convertible Note-Electing Noteholders;

“Effective Date” means the date shown on the Certificate of Arrangement issued by the CBCA Director;

“Effective Time” means such time on the Effective Date as may be specified by the Applicants as the time at which the Arrangement implementation steps set forth in Section 2.2 shall be deemed to commence;

“Election Deadline” means 5:00 p.m. (Toronto time) on the date that is five (5) Business Days prior to the Noteholders Meeting;

“Existing Guarantees” means the guarantees delivered pursuant to the Existing Indenture guaranteeing the indebtedness and obligations under the Existing Indenture and the Notes;

“Existing Guarantors” means collectively, Patriot Care Corp., Curative Health LLC, Columbia Care DC LLC, Mission Bay, LLC, CCUT Pharmacy LLC, Columbia Care Pennsylvania LLC, Columbia Care Industrial Hemp LLC, Curative Health Cultivation LLC, Columbia Care NY LLC, Focused Health LLC, Columbia Care New Jersey LLC, Columbia Care WV Industrial Hemp LLC, CCPA Industrial Hemp LLC, CC OH Realty LLC, CCF Holdco LLC, CC California LLC, Columbia Care MD LLC, Columbia Care De Management LLC, Columbia Care Delaware, LLC, and Columbia Care LLC;

“Existing Indenture” means the trust indenture dated as of May 14, 2020, among CBST, CBST Canada 1 and the Indenture Trustee, as amended;

“Final Order” means the Order of the Court approving the Arrangement under section 192 of the CBCA, which shall include such terms as may be necessary or appropriate to give effect to the Arrangement and this Plan, in form and substance satisfactory to the Applicants, CBST, and the Requisite Supporting Noteholders, as such Order may be amended from time to time in a manner acceptable to the Applicants, CBST and the Requisite Supporting Noteholders;

“First Supplemental Indenture” means first supplemental indenture to the Amended and Restated Trust Indenture dated as of the Effective Date, which shall govern the New Convertible Notes upon this Plan becoming effective on the Effective Date;

“Governmental Entity” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal or dispute settlement panel or other Law-making organization (including any stock exchange and the Canadian Investment Regulatory Organization) or entity: (i) having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or (ii) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;

“Holder” means a Person in whose name a note, warrant or share is registered, as the context requires;

“Indemnified Taxes” has the meaning given thereto in Section 3.11(b);

“Indenture Trustee” means Odyssey Trust Company as trustee under the Existing Indenture and the Amended and Restated Trust Indenture, and its successors and assigns;

“Interim Order” means the interim Order of the Court granted on March 28, 2025, pursuant to section 192 of the CBCA, which, among other things, approves the calling of, and the date for, the Noteholders Meeting, and as may be amended from time to time in a manner acceptable to the Applicants, CBST and the Requisite Supporting Noteholders;

“Interest Payment Date” has the meaning ascribed thereto in the Existing Indenture;

“Intermediary” means a broker, custodian, investment dealer, nominee, bank, trust company or other intermediary;

“Law” means any law, statute, constitution, treaty, convention, code, injunction, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in Canada, the United States, or any other country, or any domestic or foreign state, county, province, territory, city or other political subdivision or of any Governmental Entity;

“Letter of Transmittal and Election Form ” means the letter of transmittal and election form sent to registered Noteholders for use in connection with the Arrangement;

“Meeting Record Date” means March 7, 2025, as may be amended by the Applicants in accordance with the Interim Order;

“New CBST Common Shares” means a total of 118,209,105 CBST Common Shares to be issued to the 2025 Noteholders, 2026 Noteholders and the New Senior Note-Electing Noteholders;

“New Convertible Note-Electing Noteholder” means a 2027 Noteholder that has validly made, or has been deemed to have made, a New Convertible Note Election in accordance with Sections 2.3(a)(ii) or 2.3(c), respectively;

“New Convertible Notes” means new 9.0% Senior Secured Convertible Notes due December 31, 2028, to be issued by CBST and CBST Canada 1 and guaranteed by the Existing Guarantors and the New Guarantors, pursuant to the Amended and Restated Trust Indenture and this Plan, which notes will be denominated in U.S. Dollars and constitute a new series under the Amended and Restated Trust Indenture, and shall be issued to New Convertible Note-Electing Noteholders;

“New Convertible Note Election” has the meaning given thereto in Section 2.3(a)(ii);

“New Guarantees” means the new guarantees of the New Notes to be provided by the New Guarantors, including, for greater certainty, all general, collateral and other security agreements entered into by the New Guarantors;

“New Guarantors” means the CBST Entities other than the Applicants, CBST, the Existing Guarantors and the Unrestricted Subsidiaries;

“New Notes” means the New Senior Notes and New Convertible Notes;

“New Notes Documents” means, collectively, the Amended and Restated Trust Indenture, the New Notes, the New Guarantees and the guarantees to be provided by the Existing Guarantors pursuant to the Amended and Restated Trust Indenture, and the new security agreements (as applicable) to be entered into by the Existing Guarantors and the New Guarantors, and all other documents and agreements related thereto, in each case, in a form acceptable to the Applicants, CBST and the Requisite Supporting Noteholders;

“New Senior Note -Electing Noteholder” means a 2027 Noteholder that has validly made a New Senior Note Election in accordance with Section 2.3(a)(i);

“New Senior Notes” means new 9.25% senior notes due December 31, 2028, to be issued by CBST and CBST Canada 1 and guaranteed by the Existing Guarantors and the New Guarantors, pursuant to the Amended and Restated Trust Indenture and this Plan, which notes will be denominated in U.S. Dollars and constitute a new series under the Amended and Restated Trust Indenture, and shall be issued to 2025 Noteholders, 2026 Noteholders and New Senior Note-Electing Noteholders;

“New Senior Note Election” has the meaning given thereto in Section 2.3(a)(i);

“Notes” means the 2025 Notes, the 2026 Notes, and the 2027 Notes;

“Notes Claims” means all outstanding liabilities, debts and obligations, including without limitation principal and interest, any make whole, any prepayment, redemption or similar premiums, reimbursement obligations, fees, penalties, damages, guarantees, indemnities, costs, expenses or otherwise, and any other liabilities, debts or obligations, whether direct or indirect, absolute or contingent, known or unknown, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Notes Documents, owing by any Person (whether as issuer, guarantor or otherwise) as at the Effective Date;

“Notes Documents ” means , collectively, the Existing Indenture, the Notes, the Existing Guarantees and all security and other documentation related to the Notes;

“Noteholders” means Holders of the Notes;

“Noteholders Arrangement Resolution” means the resolution of the Noteholders, approving the Arrangement to be considered and voted upon at the Noteholders Meeting, substantially in the form attached as Appendix “A” to the Circular;

“Noteholders Meeting” means the meeting of Noteholders as of the Meeting Record Date called and held pursuant to the Interim Order for the purpose of considering and voting on the Noteholders Arrangement Resolution and to consider and vote on such other matters as may properly come before such meeting, and includes any adjournment(s) or postponement(s) of such meeting;

“Order” means any order entered by the Court in the CBCA Proceedings;

“Person” means any individual, firm, corporation, partnership, limited or limited liability partnership, limited or unlimited liability company, joint venture, fund, association, organization, trust, trustee, executor, administrator, legal personal representative, estate, group, unincorporated association or organization, Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body, whether or not having legal status;

“Plan” means this plan of arrangement and any amendments, restatements, modifications and/or supplements hereto made in accordance with the terms hereof;

“Proxy, Information and Exchange Agent” means Carson Proxy Advisors or any other Person appointed by CBST or the Applicants for such purpose;

“Pro Rata Share” means a Person’s respective proportionate share of the aggregate relevant Notes or aggregate relevant CBST Shares, as applicable, and identified and set forth in the Plan.

“Release Carve-Outs” has the meaning given thereto in Section 4.1;

“Released Claims” has the meaning given thereto in Section 4.1;

“Released Parties” means, collectively, (i) the CBST Entities and each of their respective current and former directors, officers, principals, members, affiliates, limited partners, general partners, managers of accounts or funds, fund advisors, employees, shareholders, financial and other advisors, legal counsel and agents, including the Proxy, Information and Exchange Agent and the Indenture Trustee each in their capacity as such, and (ii) the Supporting Noteholders and their respective current and former directors, officers, principals, members, affiliates, limited partners, general partners, managers of accounts or funds, fund advisors, employees, shareholders, financial advisors, legal counsel and agents, each in their capacity as such;

“Requisite Supporting Noteholders” has the meaning ascribed thereto in the Support Agreement;

“Support Agreement” means the support agreement entered into by , among others, CBST, CBST Canada 1 and the Supporting Noteholders in connection with this Plan on February 27, 2025;

“Supporting Noteholders” has the meaning ascribed thereto in the Support Agreement;

“Supporting Noteholders Advisors” means Goodmans LLP, Feuerstein Kulick LLP and Ducera Partners LLC;

“Standstill and Lock -up Agreement ” means the standstill and lock-up agreement to be entered into or deemed entered into by CBST, CBST Canada 1 and the Noteholders as of the Effective Date, substantially in the form attached as Appendix “I” to the Circular;

“Tax Act” means the Income Tax Act (Canada) as amended and all regulations thereunder;

“Taxes” means all income taxes, capital taxes, stamp taxes, charges to tax, withholdings, sales and use taxes, value added taxes, goods and services taxes, and all penalties, interest and other payments thereon or in respect thereof, including a payment under the Tax Act, the U.S. Code, or any other federal, provincial, territorial, state, municipal, local or foreign tax Law;

“Transfer Agent” means Odyssey Trust Company, in its capacity as the transfer agent and registrar of CBST;

“Unrestricted Subsidiaries” has the meaning ascribed thereto in the Amended and Restated Trust Indenture;

“U.S. Code” means the United States Internal Revenue Code of 1986, as amended;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

“Verano Shares” means the common shares in the capital of Verano Holdings Corp. owned by CBST;

“VWAP” means the volume-weighted average price on the securities exchange maintained by Cboe Canada Inc.;

“Warrant Agency Agreement” means the warrant agency agreement between CBST and the Warrant Agent to be entered into on the Effective Date, in form and substance satisfactory to CBST and the Requisite Supporting Noteholders, each acting reasonably;

“Warrant Agent” means Odyssey Trust Company, in its capacity as warrant agent under the Warrant Agency Agreement; and

“Warrant Record Date” means the date that is two (2) Business Days prior to the Effective Date.

1.2	Certain Rules of Interpretation

For the purposes of this Plan:

(a)

Unless otherwise expressly provided herein, any reference in this Plan to an instrument, agreement or an order or an existing document or exhibit filed or to be filed means such instrument, agreement, order, document or exhibit as it may have been or may be amended, modified, restated or supplemented in accordance with its terms;

(b)

The division of this Plan into articles, sections, subsections, clauses and paragraphs is for convenience of reference only, and the descriptive headings of articles and sections are not intended as complete or accurate descriptions of the content thereof, none of which shall affect the construction or interpretation of this Plan;

(c)

The use of words in the singular or plural, or with a particular gender, including a definition, shall not limit the scope or exclude the application of any provision of this Plan to such Person (or Persons) or circumstances as the context otherwise permits;

(d)

The words “includes” and “including” and similar terms of inclusion shall not, unless expressly modified by the words “only” or “solely”, be construed as terms of limitation, but rather shall mean “includes but is not limited to” and “including but not limited to”, so that references to included matters shall be regarded as illustrative without being either characterizing or exhaustive;

(e)

Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends;

(f)

Unless otherwise provided, any reference to a statute or other enactment of parliament, a legislature or other Governmental Entity includes all rules, regulations and blanket orders made thereunder, all amendments to or re-enactments of such statute or other enactment in force from time to time, and, if applicable, any statute or enactment that supplements or supersedes such statute or enactment;

(g)

References to a specific recital, article, section, subsection or clause shall, unless something in the subject matter or context is inconsistent therewith, be construed as references to that specific recital, article, section, subsection or clause of this Plan, whereas the terms “this Plan”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions shall be deemed to refer generally to this Plan and not to any particular recital, article, section, subsection, clause or other portion of this Plan and shall include any amended or restated Plan and any documents supplemental hereto;

(h)	Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Existing Indenture; and

(i)	The word “or” is not exclusive.

1.3	Governing Law

This Plan shall be governed by and construed in accordance with the Laws of Ontario and the federal Laws of Canada applicable therein. All questions as to the interpretation or application of this Plan and all proceedings taken in connection with this Plan and its provisions shall be subject to the exclusive jurisdiction of the Court.

1.4	Currency

Unless otherwise stated, all references in this Plan to sums of money are expressed in, and all payments provided for herein shall be made in, U.S. Dollars.

1.5	Date for Any Action

If the date on which any action is required to be taken hereunder by a Person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6	Time

Time shall be of the essence in this Plan. Unless otherwise specified, all references to time expressed in this Plan and in any document issued in connection with this Plan mean local time in Toronto, Ontario, and any reference to an event occurring on a Business Day shall mean prior to 5:00 p.m. on such Business Day.

1.7	Binding Effect

The Arrangement will become effective at, and be binding at and after, the Effective Time on (i) the Applicants, CBST, the Existing Guarantors, the New Guarantors and the other CBST Entities, (ii) all current and former Noteholders and CBST Shareholders; (iii) all current and former beneficial holders of Notes, CBST Common Shares and CBST Proportionate Voting Shares, (iv) the Indenture Trustee, (v) the Warrant Agent, (vi) the Transfer Agent, (vii) the Depositary, and (viii) CDS.

ARTICLE 2

THE ARRANGEMENT

2.1	Corporate Authorizations

The adoption, execution, delivery, implementation and consummation of all matters contemplated under this Plan involving corporate action of any of the Applicants, CBST or the other CBST Entities will occur and be effective as of the Effective Date (or such other date as the Applicants, CBST, the other CBST Entities and the Requisite Supporting Noteholders may agree, acting reasonably), and will be authorized and approved under this Plan and by the Court, where appropriate, as part of the Final Order, in all respects and for all purposes and without any requirement, except as expressly provided herein, of further action by the Noteholders, the CBST Shareholders, or by the directors or officers of the Applicants, CBST, the Existing Guarantors, the New Guarantors or any other CBST Entity.

2.2	Effective Date Transactions

At the Effective Time, the following events or transactions will occur, or be deemed to have occurred and be taken and effected, sequentially as set out below without any further authorization, act or formality, in each case, unless stated otherwise, effective as at five-minute intervals commencing at the Effective Time:

(a)

CBST and the Warrant Agent shall enter into the Warrant Agency Agreement and CBST shall cause to be issued, as a special distribution, to each CBST Shareholder its Pro Rata Share as of the Warrant Record Date (based on the number of CBST Shares held by such CBST Shareholder relative to the aggregate number of CBST Shares issued and outstanding, in each case as of the Warrant Record Date and assuming conversion of each CBST Proportionate Voting Share into 100 CBST Common Shares) of the Anti-Dilutive Warrants;

(b)

CBST, CBST Canada 1, the Existing Guarantors and the New Guarantors and the Indenture Trustee shall enter into the Amended and Restated Trust Indenture and the other New Notes Documents in respect of the issuance of the New Notes, which were not entered into prior to the Effective Time;

(c)

CBST shall pay all accrued but unpaid interest on the Notes since the last Interest Payment Date to, but excluding the Effective Date, in cash to the Indenture Trustee, for and on behalf of the Noteholders, and the Indenture Trustee shall pay (or cause to be paid) such interest payment to the Noteholders pursuant to standing instructions and customary practices, without abatement or rights of setoff or counterclaim of any nature;

(d)	each 2025 Noteholder, 2026 Noteholder and New Senior Note-Electing Noteholder shall: (i) be deemed to have surrendered their Notes in accordance with Section 3.2; and (ii) receive as consideration:

A.

its respective Pro Rata Share (based on the aggregate principal amount of the Notes surrendered by such Noteholder relative to the aggregate principal amount of all Notes surrendered by all Noteholders pursuant to this Section 2.2(d)) of the New Senior Notes, the aggregate principal amount of which shall be equal to the aggregate principal amount of Notes surrendered by the Noteholders pursuant to this Section 2.2(d);

B.

its respective Pro Rata Share (based on the aggregate principal amount of the Notes surrendered by such Noteholder relative to the aggregate principal amount of all Notes surrendered by all Noteholders pursuant to this Section 2.2(d)) of the New CBST Common Shares; and

C.

if such 2025 Noteholder, 2026 Noteholder or New Senior Note-Electing Noteholder, as applicable, is an Early Supporting Noteholder, such Early Supporting Noteholder’s Pro Rata Share (based on the aggregate principal amount of the Notes surrendered by such Early Supporting Noteholder relative to the aggregate principal amount of all Notes surrendered by the Early Supporting Noteholders pursuant to this Section 2.2(d)) of: (A) the Early Consent Consideration, which shall be paid in accordance with Section 3.5; and (B) the right to receive the Additional Early Consent Consideration, which will be paid in accordance with Section 7.15(d) of the Amended and Restated Indenture, which, for greater certainty will be additional consideration for such Noteholder’s Notes;

in full and final satisfaction of such Noteholder’ s Notes Claims, and CBST, CBST Canada 1 and each such Noteholder shall be deemed to have entered into the Standstill and Lock-up Agreement concurrently with the receipt of their New CBST Common Shares;

(e)

each New Convertible Note-Electing Noteholder shall: (i) be deemed to have surrendered its Notes in accordance with Section 3.2; and (ii) receive its respective Pro Rata Share (based on the aggregate principal amount of 2027 Notes surrendered by such New Convertible Note-Electing Noteholder relative to the aggregate principal amount of all 2027 Notes surrendered by New Convertible Note-Electing Noteholders pursuant to this Section 2.2(e)) of the New Convertible Notes issued by CBST and CBST Canada 1, the aggregate principal amount of which shall be equal to the principal amount of 2027 Notes surrendered by the New Convertible Note-Electing Noteholders pursuant to this Section 2.2(e), in full and final satisfaction of such Noteholder’s Notes Claims;

(f)

the Notes and any related Notes Claims (including any make whole premiums, redemption premiums or similar premiums) shall be irrevocably and finally extinguished, discharged and settled and the Notes, the Existing Indenture and the other Notes Documents shall be deemed to be cancelled and terminated in all respects;

(g)	the releases referred to in Section 4.1 shall become effective; and

(h)	CBST Canada 1 and CBST Canada 2 will amalgamate under the CBCA (the “Amalgamation”) and thereupon:

(i)	the name of CBST Amalco will be “The Cannabist Company Holdings (Canada) Inc.”;

(ii)	the by-laws of CBST Amalco shall be the same as the by-laws of CBST Canada 2 immediately prior to the Effective Time;

(iii)	the board of directors of CBST Amalco shall be the same as the directors of CBST Canada 2 immediately prior to the Effective Time; and

(iv)

all shares of CBST Canada 1 shall be cancelled without any repayment of capital in respect thereof; no shares shall be issued by CBST Amalco in connection with such amalgamation; and all shares of CBST Canada 2 prior to the Amalgamation shall be unaffected and shall continue as shares of CBST Amalco;

(v)

the stated capital account of the common shares of CBST Amalco shall be equal to the aggregate paid-up capital (for purposes of the Tax Act) of the common shares of CBST Canada 1 and CBST Canada 2 immediately prior to the Amalgamation;

(vi)	the provisions of subsection 186(a) to (g) of the CBCA shall apply to the Amalgamation with the result that:

A.	the amalgamation of the amalgamating corporations and their continuance as one corporation becomes effective;

B.	the property of each amalgamating corporation continues to be the property of CBST Amalco;

C.	CBST Amalco continues to be liable for the obligations of each amalgamating corporation;

D.	an existing cause of action, claim or liability to prosecution of either of the amalgamating corporations is unaffected;

E.	a civil, criminal or administrative action or proceeding pending by or against an amalgamating corporation may be continued to be prosecuted by or against CBST Amalco;

F.	a conviction against, or ruling, order or judgment in favour of or against, an amalgamating corporation may be enforced by or against CBST Amalco; and

G.	the Articles of Arrangement are deemed to be the articles of incorporation of CBST Amalco and the Certificate of Arrangement is deemed to be the certificate of incorporation of CBST Amalco.

2.3	2027 Noteholder Election Mechanics

With respect to the surrender and exchange of 2027 Notes effected pursuant to Sections 2.2(d) and 2.2(e):

(a)	each 2027 Noteholder may elect to surrender and exchange its 2027 Notes for either:

(i)

its Pro Rata Share of the New Senior Notes, New CBST Common Shares and, if applicable, the Early Consent Consideration and the right to receive the Additional Early Consent Consideration pursuant to Section 2.2(d) (such election being a “New Senior Note Election”); or

(ii)	its Pro Rata Share of the New Convertible Notes pursuant to Section 2.2(e) (such election being a “New Convertible Note Election”);

(b)

in order to make an election set forth in Section 2.3(a), each electing 2027 Noteholder must deposit with the Depositary, prior to the Election Deadline, a duly completed and executed Letter of Transmittal and Election Form indicating such 2027 Noteholder’s election, which election shall be irrevocable and may not be withdrawn, together with any certificates representing the 2027 Notes held by such 2027 Noteholder and such additional documents and instruments as the Depositary, the Applicants or CBST may reasonably require; and

(c)

any 2027 Noteholder who does not make a valid New Senior Note Election or New Convertible Note Election prior to the Election Deadline in accordance with this Section 2.3, shall be deemed to have made a New Convertible Note Election.

2.4	Other Implementation Steps

(a)

The Applicants, CBST, and the other CBST Entities may undertake any other steps or transactions necessary or desirable to implement this Plan on the terms set out herein (as may be amended pursuant to the terms hereof) in any manner and on such date(s) and/or time(s) determined by the CBST Entities with the consent of the Requisite Supporting Noteholders, acting reasonably.

(b)

Without limiting the generality of Section 2.4(a), and subject in all cases to the consent of the Requisite Supporting Noteholders, to the extent that the Applicants, CBST and the other CBST Entities determine that it is not practicable to file and/or register, prior to the Effective Date, security documents and instruments that are required to be registered prior to the Effective Date pursuant to the Amended and Restated Indenture, such security documents and instruments may be filed or registered after the Effective Date, provided that, CBST, CBST Amalco and the other CBST Entities shall take best efforts to file and or register each such document and instrument as soon as practicable after the Effective Date and will not wait to register any such document or instrument until all such documents and instruments are available for registration; provided that, CBST, CBST Amalco and the other CBST Entities will use commercially reasonable efforts to provide any DACAs or any mortgages that are required pursuant to the Amended and Restated Indenture within 120 days from the Effective Date (or such longer time as agreed by the Requisite Supporting Noteholders).

2.5	Fractional Interests

(a)

The New Notes issued pursuant to this Plan shall be issued in minimum increments of U.S.$1,000, and the amount of New Notes that each Noteholder shall be entitled to under this Plan shall in each case be rounded down to the nearest multiple of U.S.$1,000 without compensation therefor.

(b)

No fractional New CBST Common Shares shall be issued pursuant to this Plan. In lieu of any fractional New CBST Common Shares, each Person otherwise entitled to a fractional interest in New CBST Common Shares will receive an aggregate amount of New CBST Common Shares rounded down to the nearest whole number increment.

2.6	Rounding of Cash

In any case where the aggregate cash amount payable to a particular Noteholder under the Arrangement would, but for this provision, include a fraction of a cent, the amount payable shall be rounded down to the nearest whole cent.

2.7	Calculations

All calculations made by the Applicants, CBST or Indenture Trustee pursuant to this Plan, absent manifest error, shall be conclusive, final and binding on all Persons affected by this Plan.

ARTICLE 3

EXCHANGE OF NOTES AND ISSUANCE OF NEW NOTES, NEW CBST COMMON SHARES,

AND ANTI-DILUTIVE WARRANTS

3.1	Issuance of New Notes

The New Notes to be issued to the Noteholders pursuant to this Plan shall be made by way of issuance by CBST and CBST Canada 1 on the Effective Date of one or more global notes in respect of each of the New Senior Notes and New Convertible Notes, authenticated by the Indenture Trustee, and issued in the name of CDS (or its nominee) in respect of Noteholders, other than certain Holders of New Notes (or their Intermediaries) who, at the request of such Holders, will receive DRS Advices or definitive certificates representing the New Notes from the Indenture Trustee. Any definitive certificates shall be held by the Depositary until such time as the applicable Noteholder delivers a duly completed Letter of Transmittal and surrenders its Notes in accordance with Section 3.2.

3.2	Surrender of Notes

On the Effective Date, CDS (or its nominee) as a registered Noteholder on behalf of certain Noteholders shall surrender, or cause the surrender of, the Notes it holds in exchange for the portion of the consideration payable to it as a Noteholder pursuant to Section 2.2. At the time set out in Section 2.2, each Noteholder whose Notes are represented by a DRS Advice shall be deemed to have surrendered and transferred (free and clear of all liens and encumbrances), without any further action by the Noteholder, the Notes represented by DRS Advice to CBST and CBST Canada 1 in exchange for the portion of the consideration payable to it as a Noteholder pursuant to Section 2.2. On the Effective Date, each Noteholder holding a certificate representing Notes shall surrender, or cause the surrender of, the certificate(s) representing its respective Notes to the Depositary (with a duly completed Letter of Transmittal) in exchange for the portion of the consideration payable to it as a Noteholder pursuant to Section 2.2.

3.3	Issuance of New CBST Common Shares

(a)

The New CBST Common Shares to be issued pursuant to this Plan shall be deemed to be duly authorized, validly issued, fully paid and non-assessable. CBST will add to the stated capital account maintained in respect of the CBST Common Shares C$1.00, in the aggregate, with respect to the issuance of the New CBST Common Shares.

(b)

Prior to the filing by the Applicants of the Articles of Arrangement, CBST shall deliver or cause to be delivered a treasury direction to the Transfer Agent, for the benefit of the applicable Noteholders, that directs the Transfer Agent to issue the New CBST Common Shares to be distributed under this Plan and directs the Transfer Agent to cause the New CBST Common Shares to be distributed, subject to the provisions of the Standstill and Lock-up Agreement and Sections 3.3(c) and 3.7.

(c)

The New CBST Common Shares to be issued under this Plan will be deposited with the Depositary and, subject to Section 3.2, delivered either (i) through the facilities of CDS who, in turn, will make delivery of the New CBST Common Shares to the ultimate beneficial recipients thereof pursuant to standing instructions and customary practices of CDS, as applicable, or (ii) by providing DRS Advices or confirmations in the name of the applicable recipient thereof (or its Intermediary) and registered in CBST’s records which will be maintained by the Transfer Agent, following surrender of the Notes in accordance with Section 3.2 and Section 3.7.

3.4	Issuance of Anti-Dilutive Warrants

Prior to the filing by the Applicants of the Articles of Arrangement, CBST shall deliver or cause to be delivered: (a) a direction to the Warrant Agent, for the benefit of the CBST Shareholders, instructing the Warrant Agent to issue the Anti-Dilutive Warrants, to be distributed under this Plan; and (b) a reservation order to the Transfer Agent such that the number of CBST Common Shares issuable upon exercise of the Anti-Dilutive Warrants are reserved for issuance. Thereafter, the Warrant Agent shall distribute the Anti-Dilutive Warrants (x) through the facilities of CDS who, in turn, will make delivery of the Anti-Dilutive Warrants to the ultimate beneficial recipients thereof pursuant to standing instructions and customary practices of CDS, as applicable, and/or (y) by providing DRS Advices or confirmations in the name of the applicable recipient thereof (or its Intermediary) that is registered as a CBST Shareholder in CBST’s records which are maintained by the Transfer Agent. The Anti-Dilutive Warrants will only be exercisable (i) outside the United States pursuant to Regulation S under the U.S. Securities Act, (ii) inside the United States, pursuant to exemptions from such registration requirements under the U.S. Securities Act and in compliance with any applicable U.S. state securities laws, or (iii) pursuant to an effective registration statement under the U.S. Securities Act, and in each case, in compliance with any applicable local securities Laws.

3.5	Payment of the Early Consent Consideration

Prior to the filing by the Applicants of the Articles of Arrangement, CBST shall deposit or cause to be deposited with the Depositary, for the benefit of the Early Supporting Noteholders, the Early Consent Consideration, and the Depository shall, subject to Section 3.2, deliver the Early Consent Consideration either (i) through the facilities of CDS who, in turn, will make delivery to the ultimate beneficial recipients thereof pursuant to standing instructions and customary practices of CDS, as applicable, and/or (ii) by delivering cheques, or in the case where the Early Consent Consideration is satisfied by the transfer of Verano Shares, certificates or DRS Advices representing such Verano Shares, in the name of the applicable recipient thereof (or its Intermediary) and registered in CBST’s records which will be maintained by the Transfer Agent.

3.6	No Liability in Respect of Deliveries

(a)

The Applicants, CBST or the other CBST Entities and their respective directors, officers, shareholders, agents or advisors, shall not have any liability or obligation in respect of any deliveries, directly or indirectly, from, as applicable, (i) the Indenture Trustee, the Transfer Agent or the Warrant Agent, or (ii) the Intermediaries, in each case to the ultimate beneficial recipients of any consideration payable or deliverable by CBST or CBST Canada 1 pursuant to this Plan.

(b)

The Indenture Trustee, the Depositary, CDS, the Transfer Agent or the Warrant Agent shall not incur, and each is hereby released from, any liability as a result of carrying out any provisions of this Plan and any actions related or incidental thereto, save and except for any gross negligence or wilful misconduct on its part (as determined by a final, non-appealable judgment of a court of competent jurisdiction). On the Effective Date, after the completion of the transactions set forth in Section 2.2, all duties and responsibilities of the Indenture Trustee arising under or related to the Notes shall be discharged except to the extent required in order to effectuate this Plan, including without limitation, as set forth in Section 3.1.

3.7	Deposit of Notes

(a)

At or before the Effective Time, each Noteholder may deposit all certificate(s) representing Notes with the Depositary to be held in escrow until the Arrangement takes effect. Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented Notes together with a duly completed and executed Letter of Transmittal, and such additional documents and instruments as the Depositary may reasonably require, the Noteholder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such Noteholder, as soon as practicable after the Effective Time and in accordance with Sections 3.1 and 3.3(c), the number of New Notes and New CBST Common Shares to which it is entitled pursuant to this Plan, less any amounts withheld pursuant to Section 3.11, and any certificate representing Notes so surrendered shall forthwith be cancelled.

(b)

Until surrendered as contemplated by this Section 3.7, each certificate, which immediately prior to the Effective Time represented any Notes shall be deemed after the Effective Time to represent only the right to receive upon such surrender the aggregate principal amount of New Notes, number of New CBST Common Shares and amount of the Early Consent Consideration, as applicable, to which it is entitled pursuant to this Plan, less any amounts withheld pursuant to Section 3.11. Any such certificate formerly representing Notes not duly surrendered on or before the third anniversary of the Effective Date shall cease to represent a claim by or interest of any former Noteholder of any kind or nature against or in the Applicants, CBST or any other CBST Entity. On such anniversary date, all certificates representing the Notes shall be deemed to have been surrendered to CBST and any certificates for New Notes and New CBST Common Shares to which such former Holder was entitled, together with any entitlements accrued but unpaid interest thereon, shall be deemed to have been and shall be surrendered to CBST or CBST Canada 1 (or its successor) for cancellation, for no consideration.

(c)

Any certificate representing New Notes or New CBST Common Shares that has been returned to the Depositary or that otherwise remains unclaimed, in each case on or before the third anniversary of the Effective Date, shall cease to represent a right or claim of any kind or nature and the right of the Noteholder to receive the consideration for the Notes pursuant to this Plan shall terminate and be deemed to be surrendered and forfeited to CBST and/or CBST Canada 1, as applicable, for no consideration.

3.8	Letter of Transmittal and Election Form

At the time of mailing the Circular or as soon as practicable thereafter, CBST shall forward the Letter of Transmittal and Election Form to registered Noteholders holding certificate(s) representing Notes in accordance with the Interim Order.

3.9	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more Notes that were to be surrendered pursuant to Section 3.2, shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Indenture Trustee may issue in exchange for such lost, stolen or destroyed certificate, a certificate or DRS Advice representing New Notes and the New CBST Common Shares deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom any such certificate or DRS Advice is to be delivered shall as a condition precedent to the delivery of same, give a bond satisfactory to CBST, CBST Canada 1, the Indenture Trustee and the Transfer Agent in such sum as they may direct, acting reasonably, or otherwise indemnify CBST, CBST Canada 1, the Indenture Trustee and the Transfer Agent in a manner satisfactory to them against any claim that may be made against CBST, CBST Canada 1, the Indenture Trustee or the Transfer Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

3.10	Securities Law Matters

(a)

The New Notes, New CBST Common Shares and New Guarantees issued in exchange for the Notes pursuant to this Plan shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof;

(b)

The Anti-Dilutive Warrants will be issued to existing CBST Shareholders (excluding the recipients of New CBST Common Shares) in order to reduce the dilutive effect of the New CBST Common Shares. CBST will not receive any consideration for the issuance of the Anti-Dilutive Warrants. Therefore, the issuance of the Anti-Dilutive Warrants is not expected to constitute a “sale,” as such term is defined in Section 2(a)(3) of the U.S. Securities Act and will not require registration under the U.S. Securities Act; and

(c)

The New Notes, New CBST Common Shares, and the Anti-Dilutive Warrants issued pursuant to this Plan shall be exempt from the prospectus requirements of Canadian Securities Laws pursuant to Section 2.11 of National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators.

3.11	Withholding Rights

a)

CBST, the Applicants, the Indenture Trustee, the Transfer Agent, the Warrant Agent and the Intermediaries, and their respective agents, shall each be entitled to deduct and withhold from any consideration or other amount deliverable or otherwise payable to any Person hereunder such amounts as they may be required to deduct or withhold with respect to such payment under the Tax Act, U.S. Code, or any provision of any applicable Tax Law, provided, that, any such right to deduct or withhold shall not otherwise change or modify their obligations in respect of withholding Taxes under the terms of the Existing Indenture or Amended and Restated Trust Indenture (or any supplements thereto) and any and all other documents. To the extent that Taxes or other amounts are so deducted or withheld and timely remitted to the Appropriate Governmental Entity, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the relevant Person in respect of which such deduction and withholding was made. Such deducted or withheld amounts shall be remitted to the appropriate Governmental Entity.

b)

Notwithstanding the foregoing, if any of CBST, an Applicant, the Indenture Trustee, the Transfer Agent, the Intermediaries, their respective agents, or any other Person is required under the Tax Act, the U.S. Code, or any provision of any applicable Tax Law to deduct or withhold any Taxes in respect of any consideration or other amount deliverable or otherwise payable to any Noteholder (which definition shall, for purposes of this Section 3.11(b), include any beneficial holder of Notes) under this Plan (“Indemnified Taxes”), then CBST or an Applicant shall pay to such Noteholder such additional amounts in cash as necessary, so that after making or allowing for all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.11(b)) the Noteholder receives what it would have received (as an amount in cash, property or otherwise) had no such deductions or withholdings been required (“Additional Amounts”). Further, CBST, the Applicants and the Guarantors shall, without duplication of the foregoing, indemnify and hold harmless each Noteholder, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Noteholder (including with respect to any amounts paid under this Section 3.11(b)) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Entity.

c)

Notwithstanding Section 3.11(b), no Additional Amounts or indemnity for Indemnified Taxes will be paid to Excluded Holders (as defined in the Amended and Restated Trust Indenture (excluding, for this purpose, the First Supplemental Indenture)).

ARTICLE 4

RELEASES

4.1	Release of Released Parties

As of the Effective Date, each of the Released Parties shall be released and discharged from all actions, causes of action, damages, judgments, executions, obligations, liabilities and Claims of any kind or nature whatsoever arising on or prior to the Effective Date in connection with the Notes, the Notes Claims, the Notes Documents, New CBST Common Shares, the Anti-Dilutive Warrants, the Support Agreement, the Arrangement, the Plan, the

CBCA Proceedings and any other proceedings commenced with respect to or in connection with the Plan, the transactions contemplated hereunder, and any other actions or matters related directly or indirectly to the foregoing (collectively, the “Released Claims”), provided that nothing in this paragraph shall release or discharge the following: (i) any of the Released Parties from or in respect of their respective obligations under the Plan, the New Notes (including the Amended and Restated Trust Indenture and the other New Notes Documents solely as they relate to the New Notes), the New Guarantees, the Warrant Agency Agreement, the New CBST Common Shares, the Anti -Dilutive Warrants, or any Order or document ancillary to any of the foregoing, (ii) any director or officer of CBST, the Applicants or any other CBST Entity of their right to indemnity, insurance claims, and employment related rights or claims, (iii) any inter-company obligations between or among CBST, the Applicants or any other CBST Entity on or before the Effective Date; or (iv) any act or omission arising out of any Released Party’s gross negligence, actual and intentional fraud, willful misconduct, or criminal acts (as determined by a final non-appealable order from a court of competent jurisdiction) (collectively, the “Release Carve-Outs”). The foregoing release shall not be construed to prohibit a party in interest from seeking to enforce the terms of this Plan or any contract or agreement entered into pursuant to, in connection with or contemplated by this Plan.

4.2	Injunctions

All Persons are permanently and forever barred, estopped, stayed and enjoined, on and after the Effective Date, with respect to any and all Released Claims, from: (i) commencing, conducting or continuing in any manner, directly or indirectly, any action, suits, demands or other proceedings of any nature or kind whatsoever of any Person against the Released Parties, as applicable; (ii) enforcing, levying, attaching, collecting or otherwise recovering or enforcing by any manner or means, directly or indirectly, any judgment, award, decree or order against the Released Parties; (iii) creating, perfecting, asserting or otherwise enforcing, directly or indirectly, any lien or encumbrance of any kind against the Released Parties or their property; or (iv) taking any actions to interfere with the implementation or consummation of this Plan or the transactions contemplated hereunder; provided, however, that the foregoing shall not apply to the enforcement of any obligations under this Plan or any document, instrument or agreement executed to implement this Plan or issue the New Notes, the New Guarantees, the New CBST Common Shares, and/or the Anti-Dilutive Warrants.

ARTICLE 5

CONDITIONS PRECEDENT AND IMPLEMENTATION

5.1	Conditions to Plan Implementation

The implementation of this Plan and the occurrence of the Effective Date shall be conditional upon the fulfilment, satisfaction or waiver (to the extent permitted by Section 5.2) of the following conditions:

(a)	the Court shall have granted the Final Order, the implementation, operation or effect of which shall not have been stayed or vacated;

(b)	the Support Agreement shall not have been validly terminated in accordance with Section 9 of the Support Agreement; and

(c)

all conditions to implementation contained in Section 8 of the Support Agreement shall have been satisfied or waived in accordance with the terms of the Support Agreement, other than the condition contemplated by Section 8(1)(a) of the Support Agreement.

5.2	Waiver of Conditions

CBST, the Applicants and the Requisite Supporting Noteholders may at any time and from time to time jointly waive the fulfilment or satisfaction, in whole or in part, of the conditions set out in Section 5.1 to the extent and on such terms as they may agree, provided however that the condition set out in Section 5.1(a) cannot be waived.

5.3	Effectiveness

This Plan shall become effective in the sequence described in Section 2.2 on the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement and shall, from and after the Effective Time, be binding on and enure to the benefit of the Persons described in Section 1.7, the Released Parties, and all other Persons named or referred to in, or subject to, this Plan and their respective successors and assigns and their respective heirs, executors, administrators and other legal representatives, and their respective successors and assigns. The Articles of Arrangement shall be filed no earlier than five (5) Business Days following the Court granting the Final Order unless agreed otherwise by the Applicants, CBST and the Requisite Supporting Noteholders. The Articles of Arrangement shall be filed and the Certificate of Arrangement shall be issued in each case with respect to the Arrangement in its entirety. The Certificate of Arrangement shall be conclusive evidence that the conditions in Section 5.1 have been satisfied or waived, the Arrangement has become effective and that each of the provisions in Section 2.2 have become effective in the sequence set forth therein. No portion of this Plan shall take effect with respect to any party or Person until the Effective Time.

5.4	Effect of Non-Occurrence of Effective Date

If the Effective Date does not occur on or before the valid termination of the Support Agreement in accordance with its terms, unless the Applicants, CBST and the Requisite Supporting Noteholders agree in writing, then (a) this Plan shall be null and void in all respects; (b) any settlement or compromise embodied in this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void; and (c) the obligations of CBST and CBST Canada 1 and the Existing Guarantors with respect to the Notes, the Notes Documents and the Notes Claims shall remain unchanged and nothing contained in this Plan shall constitute or be deemed to constitute a waiver or release of any Notes Claims or otherwise.

ARTICLE 6

GENERAL

6.1	Deemed Consents, Waivers and Agreements

(a)	At the Effective Time, each Noteholder shall be deemed to have consented and agreed to all of the provisions of this Plan in its entirety; and

(b)

Each CBST Entity, Noteholder and beneficial owner of Notes shall be deemed to have executed and delivered to the other parties all consents, releases, assignments and waivers, statutory or otherwise, required to implement and carry out this Plan in its entirety.

6.2	Waiver of Defaults

From and after the Effective Time, all Persons named or referred to in, or subject to, this Plan shall be deemed to have consented and agreed to all of the provisions of this Plan in its entirety. Without limiting the foregoing, from and after the Effective Time, all Persons shall be deemed to have:

(a)

waived any and all defaults or events of default, third-party change of control rights or any non-compliance with any covenant, warranty, representation, term, provision, condition or obligation, expressed or implied, in any contract, instrument, credit document, lease, licence, guarantee, seller note, vendor takeback note, security agreement, subordination agreement, agreement for sale or other agreement, written or oral, in each case relating to, arising out of, or in connection with, the Notes, the Notes Documents, this Plan, the Arrangement, the Support Agreement, the transactions contemplated thereby or hereunder, the CBCA Proceedings and any other proceedings commenced with respect to or in connection with this Plan. Any and all notices of default and demands for payment or any step or proceeding taken or commenced in connection with any of the foregoing shall be deemed to have been rescinded, irrevocably waived and of no further force or effect; provided that nothing shall be deemed to excuse the Applicants, CBST or the other CBST Entities, and their respective successors and assigns, from performing their obligations under this Plan, the New Notes Documents or any other contract or agreement entered into pursuant to, in connection with, or contemplated by, this Plan; and

(b)

agreed that if there is any conflict between the provisions of any agreement or other arrangement, written or oral, existing between such Person and the Applicants, CBST or the other CBST Entities prior to the Effective Date and the provisions of this Plan, then the provisions of this Plan take precedence and priority and the provisions of such agreement or other arrangement are deemed to be amended accordingly.

For greater certainty, nothing in this Plan shall release or waive Claims in respect of the Release Carve-Outs.

6.3	Compliance with Deadlines

The Applicants have the right to waive strict compliance with any election or other deadlines pursuant to this Plan (with the prior consent of the Requisite Supporting Noteholders, which shall not be unreasonably withheld or delayed), and shall be entitled to waive any deficiencies with respect to any forms or other documentation submitted pursuant to this Plan.

6.4	Paramountcy

From and after the Effective Date, any conflict between this Plan and the covenants, warranties, representations, terms, conditions, provisions or obligations, expressed or implied, of any contract, mortgage, security agreement, indenture, trust indenture, guarantee, subordination agreement, loan agreement, commitment letter, by-laws or other agreement, written or oral existing between one or more of the Noteholders and any one or more of the Applicants, CBST and/or the Existing Guarantors with respect to the Notes Documents as at the Effective Date shall be deemed to be governed by the terms, conditions and provisions of this Plan and the Final Order, which shall take precedence and priority. In the event of any conflict between this Plan and the New Notes Documents, the New Notes Documents shall take precedence and priority.

6.5	Deeming Provisions

In this Plan, the deeming provisions are not rebuttable and are conclusive and irrevocable.

6.6	Amendment or Modification of Plan

(a)

The Applicants reserve the right to amend, restate, modify and/or supplement this Plan at any time and from time to time, in a manner consistent with the Support Agreement or otherwise acceptable to the Requisite Supporting Noteholders; provided that any such amendment, restatement, modification or supplement must be contained in a written document that is (i) filed with the Court and, subject to Section 6.6(c) below, if made following the Noteholders Meeting, approved by the Court, and (ii) communicated to the Noteholders in the manner required by the Court (if so required).

(b)

Any amendment, restatement, modification or supplement to this Plan may be proposed by the Applicants, in a manner consistent with the Support Agreement or otherwise acceptable to the Requisite Supporting Noteholders, at any time prior to or at the Noteholders Meeting, with or without any prior notice or communication (other than as may be required under the Interim Order), and if so proposed and accepted at the Noteholders Meeting, shall become part of this Plan for all purposes.

(c)

Any amendment, restatement, modification or supplement to this Plan may be made following the Noteholders Meeting by the Applicants, in a manner consistent with the Support Agreement or otherwise acceptable to the Requisite Supporting Noteholders, without requiring filing with, or approval of, the Court; provided that it concerns a matter which is of an administrative nature and is required to better give effect to the implementation of this Plan and is not materially adverse to the financial or economic interests of any of the Noteholders.

(d)

Any amendment, restatement, modification or supplement to this Plan that is approved or directed by the Court following the Noteholders Meeting shall be effective only if it is consented to by each of the Applicants, CBST and the Requisite Supporting Noteholders.

(e)

Any amendment, supplement or modification of this Plan that materially adversely affects any of the Supporting Noteholders in a disproportionate manner shall require the written approval of the adversely affected Supporting Noteholder.

6.7	Notices

Any notice or other communication to be delivered hereunder must be in writing and refer to this Plan and may, as hereinafter provided, be made or given by personal delivery, prepaid mail or email addressed to the respective parties as follows:

(a)	if to the Applicants or CBST, at:

321 Billerica Road, Suite 204

Chelmsford, MA 01824

Attention:	David Hart / David Sirolly
Email:	david.hart@cannabistcompany.com david.sirolly@cannabistcompany.com with a copy (which shall not be deemed notice) to:

Stikeman Elliott LLP
5300 Commerce Court West,
199 Bay Street
Toronto, Ontario M5L 1B9

Attention:	Martin Langlois / Lee Nicholson / Shawn Blundell
Email:	mlanglois@stikeman.com /
leenicholson@stikeman.com /
sblundell@stikeman.com

and

Dorsey & Whitney LLP
66 Wellington Street West, Suite 3400
Toronto, Ontario M5K 1E6

Attention:	Erin McCrady / James Guttman / Robert Van de Mark
Email:	mccrady.erin@dorsey.com /
guttman.james@dorsey.com /
vandemark.bob@dorsey.com

(b)	if to any Supporting Noteholder, at:

Goodmans LLP
Bay Adelaide Centre - West Tower
333 Bay Street, Suite 3400
Toronto, ON M5H 2S7

Attention:	Brendan O’Neill and Bradley Wiffen
Email:	boneill@goodmans.ca / bwiffen@goodmans.ca

and

Feuerstein Kulick LLP
420 Lexington Avenue, Suite 204
New York. New York 10170

Attention:	Samantha Gleit / Anan Kahari
Email:	samantha@dfmklaw.com / akahari@dfmklaw.com

(c)	if to the Indenture Trustee, the Transfer Agent, the Warrant Agent or the Depositary, at:

Odyssey Trust Company

Stock Exchange Tower

1230 – 300 5th Avenue SW

Calgary AB T2P 3C4

Attn: Corporate Trust

or to such other address as any party above may from time to time notify the others in accordance with this Section 6.7. In the event of any strike, lock-out or other event which interrupts postal service in any part of Canada or the United States, all notices and communications during such interruption may only be given or made by personal delivery, courier or by email and any notice or other communication given or made by prepaid mail within the five (5) Business Day period immediately preceding the commencement of such interruption, unless actually received, shall be deemed not to have been given or made. Any such notices and communications so given or made, in the case of notice by way of personal delivery, courier or email, shall be deemed to have been given or made and to have been received on the day of delivery, couriering or of emailing, as applicable, if received on a Business Day before 5:00 p.m. (local time), or on the next following Business Day if received after 5:00 p.m. (local time) on a Business Day or at any time on a non-Business Day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the fifth Business Day following the date on which such notice or other communication is mailed or couriered. The unintentional failure by the Applicants to give a notice contemplated hereunder to any particular Noteholder shall not invalidate this Plan or any action taken by any Person pursuant to this Plan.

6.8	Consent of Supporting Noteholders

For the purposes of this Plan, any matter requiring the agreement, waiver, consent or approval of the Supporting Noteholders or Requisite Supporting Noteholders shall be deemed to have been agreed to, waived, consented to or approved by the Supporting Noteholders or Requisite Supporting Noteholders, as applicable, if such matter is agreed to, waived, consented to or approved in writing (which can be by way e -mail) by any of the Supporting Noteholders Advisors on behalf of the Supporting Noteholders or the Requisite Supporting Noteholders, as applicable, provided that such Supporting Noteholders Advisor confirms in writing (which can be by way of e-mail) that it is providing such agreement, consent, waiver or approval on behalf of the Supporting Noteholders or the Requisite Supporting Noteholders, as applicable.

6.9	Further Assurances

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan without any further act or formality (except as provided herein), each of the Persons named or referred to in, affected by or subject to, this Plan will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by the Applicants, CBST or the Requisite Supporting Noteholders to carry out the full intent and meaning of this Plan and to give effect to the transactions contemplated herein.

APPENDIX C

FORM OF PROXY

SEE ATTACHED

The Cannabist Company Holdings (Canada) Inc. and The Cannabist Company Holdings Inc. Form of Proxy – Special Meeting to be held on April 29, 2025	Trader’s Bank Building 702, 67 Yonge St. Toronto, ON M5E 1J8

Appointment of Proxyholder

I/We being the undersigned holder(s) of 6.0% senior secured convertible notes (CUSIP: 13765YAC7) of The Cannabist Company Holdings (Canada) Inc. and The Cannabist OR Company Holdings Inc. (together, the “Companies”) hereby appoint David Sirolly or,failing this person, David Hart

OR	Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein:

as my/our proxyholder with full power of substitution and to attend, act, and to vote for and on my/our behalf in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Special Meeting of the Companies to be held at the offices of Stikeman Elliott LLP, 199 Bay Street, Commerce Court West, 53rd Floor, Toronto, Ontario, Canada M5L 1B9 at 10:00am (Eastern Time) or at any adjournment thereof.

		For	Against

1.  Special Resolution. To approve a plan of arrangement under Section 192 of the Canada Business Corporations Act (the “CBCA”) of The Cannabist Company Holdings (Canada) Inc. and 16834434 Canada Inc. and involving The Cannabist Company Holdings Inc. and its other subsidiaries, as more particularly described and set forth in the management information circular of the Companies.

		☐	☐

	Signature(s):	Date
Authorized Signature(s) – This section must be completed for your instructions to be executed.
/ /
I/we authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by Management.		MM / DD / YY

This form of proxy is solicited by and on behalf of Management.

Proxies must be received by 10:00am, Eastern Time, on April 25, 2025.

Notes to Proxy

1.

Each holder has the right to appoint a person, who need not be a holder, to attend and represent him or her at the Special Meeting. If you wish to appoint a person other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided on the reverse.

2.

If the securities are registered in the name of more than one holder (for example, joint ownership, trustees, executors, etc.) then all of the registered owners must sign this proxy in the space provided on the reverse. If you are voting on behalf of a corporation or another individual, you may be required to provide documentation evidencing your power to sign this proxy with signing capacity stated.

3.	This proxy should be signed in the exact manner as the name appears on the proxy.

4.	If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.

5.

The securities represented by this proxy will be voted as directed by the holder; however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management.

6.

The securities represented by this proxy will be voted or withheld from voting, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7.	This proxy confers discretionary authority in respect of amendments to matters identified in the Notice of Meeting or other matters that may properly come before the 3-C meeting.

8.	This proxy should be read in conjunction with the accompanying documentation provided by Management.

INSTEAD OF MAILING THIS PROXY, YOU MAY SUBMIT YOUR PROXY USING SECURE ONLINE VOTING AVAILABLE ANYTIME:

To Vote Your Proxy Online please visit:

https://login.odysseytrust.com/pxlogin

You will require the CONTROL NUMBER printed with your address to the right.

If you vote by Internet, do not mail this proxy.

To request the receipt of future documents via email and/or to sign up for Securityholder Online services, you may contact Odyssey Trust Company at www.odysseycontact.com.

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual. A return envelope has been enclosed for voting by mail.

APPENDIX D

NOTICE OF APPLICATION

SEE ATTACHED

Electronically issued / Délivré par voie électronique : 20-Mar-2025 Toronto Superior Court of Justice / Cour supérieure de justice	Court File No./N° du dossier du greffe : CV-25-00739458-00CL

ONTARIO SUPERIOR COURT OF JUSTICE (COMMERCIAL LIST)

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA

BUSINESS CORPORATIONS ACT, R.S.C. 1985, C. C-44, AS AMENDED

AND IN THE MATTER OF RULES 14.05(2) and 14.05(3) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF THE CANNABIST COMPANY HOLDINGS (CANADA) INC. AND 16834434 CANADA INC., AND INVOLVING THE CANNABIST COMPANY HOLDINGS INC, PATRIOT CARE CORP., CURATIVE HEALTH LLC, COLUMBIA CARE DC LLC, MISSION BAY, LLC, CCUT PHARMACY LLC, COLUMBIA CARE PENNSYLVANIA LLC, COLUMBIA CARE INDUSTRIAL HEMP LLC, CURATIVE HEALTH CULTIVATION LLC, COLUMBIA CARE NY LLC, FOCUSED HEALTH LLC, COLUMBIA CARE NEW JERSEY LLC, COLUMBIA CARE WV INDUSTRIAL HEMP LLC, CCPA INDUSTRIAL HEMP LLC, CC OH REALTY LLC, CCF HOLDCO LLC, CC CALIFORNIA LLC, COLUMBIA CARE MD LLC, COLUMBIA CARE DE MANAGEMENT LLC, COLUMBIA CARE DELAWARE, LLC, AND COLUMBIA CARE LLC

THE CANNABIST COMPANY HOLDINGS (CANADA) INC and 16834434 CANADA INC.

(Applicants)

NOTICE OF APPLICATION

TO THE RESPONDENT

A LEGAL PROCEEDING HAS BEEN COMMENCED by the Applicants. The claim made by the Applicants appears on the following page.

THIS APPLICATION will come on for a hearing before a Judge presiding over the Commercial List on May 12, 2025, at 10:00 a.m., or so soon thereafter as the Application may be heard, at 330 University Avenue, Toronto, ON M5G1R7.

THIS APPLICATION will come on for a hearing (choose one of the following)

☐	In writing

☐	In person

☐	By telephone conference

☒	By video conference

By Zoom, on May 12, 2025, at 10:00 a.m. (Toronto Time)

Electronically issued / Délivré par voie électronique : 20-Mar-2025 Toronto Superior Court of Justice / Cour supérieure de justice	Court File No./N° du dossier du greffe : CV-25-00739458-00CL

IF YOU WISH TO OPPOSE THIS APPLICATION, to receive notice of any step in the application or to be served with any documents in the application, you or an Ontario lawyer acting for you must forthwith prepare a notice of appearance in Form 38A prescribed by the Rules of Civil Procedure, serve it on the Applicants’ lawyer or, where the Applicant does not have a lawyer, serve it on the Applicants, and file it, with proof of service, in this court office, and you or your lawyer must appear at the hearing.

IF YOU WISH TO PRESENT AFFIDAVIT OR OTHER DOCUMENTARY EVIDENCE TO THE COURT OR TO EXAMINE OR CROSS-EXAMINE WITNESSES ON THE APPLICATION, you or your lawyer must, in addition to serving your notice of appearance, serve a copy of the evidence on the Applicants’ lawyer or, where the Applicants do not have a lawyer, serve it on the Applicants, and file it, with proof of service, in the court office where the application is to be heard as soon as possible, but not later than two (2) days before the hearing.

IF YOU FAIL TO APPEAR AT THE HEARING, JUDGMENT MAY BE GIVEN IN YOUR ABSENCE AND WITHOUT FURTHER NOTICE TO YOU. IF YOU WISH TO OPPOSE THIS APPLICATION BUT ARE UNABLE TO PAY LEGAL FEES, LEGAL AID MAY BE AVAILABLE TO YOU BY CONTACTING A LOCAL LEGAL AID OFFICE.

Date: March 20, 2025	Issued by:

Local Registrar

	Address of	Superior Court of Justice
	Court office:	330 University Avenue, 9th Floor
Toronto ON M5G 1R7

TO:	SERVICE LIST

Electronically issued / Délivré par voie électronique : 20-Mar-2025 Toronto Superior Court of Justice / Cour supérieure de justice	Court File No./N° du dossier du greffe : CV-25-00739458-00CL

APPLICATION

1.	THE APPLICANTS MAKES AN APPICATION FOR:

(a)

an interim order for advice and directions pursuant to subsection 192(4) of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended (the “CBCA”), authorizing The Cannabist Company Holdings (Canada) Inc. (“The Cannabist Canada Company”) to convene a special meeting (the “Meeting”) of the holders of (i) the six percent (6.0%) senior secured convertible notes due June 29, 2025 (the “2025 Notes”); (ii) the nine and one half percent (9.5%) senior secured notes due February 3, 2026 (the “2026 Notes”); and (iii) the nine percent (9.0%) senior secured convertible notes due March 19, 2027 (the “2027 Notes”, and together with the 2025 Notes and the 2026 Notes, the “Senior Notes” and holders of such Senior Notes, the “Senior Noteholders”) to consider and vote on a special resolution to approve a plan of arrangement under section 192 of the CBCA (the “Plan” or the “Arrangement”) involving The Cannabist Canada Company and The Cannabist Company Holdings Inc. (“The Cannabist Company”), among others;

(b)	a final order (the “Final Order”) approving the Arrangement pursuant to subsections 192(3) and 192(4) of the CBCA;

(c)	an order abridging the time for the service and filing or dispensing with service of the Notice of Application and Application Record, if necessary; and

(d)	such further and other relief as this Honourable Court deems just.

Electronically issued / Délivré par voie électronique : 20-Mar-2025 Toronto Superior Court of Justice / Cour supérieure de justice	Court File No./N° du dossier du greffe : CV-25-00739458-00CL

2.	THE GROUNDS FOR THE APPLICATION ARE:

(a)

The Cannabist Canada Company and 16834434 Canada Inc. (“168Co” and together with The Cannabist Canada Company, the “Applicants”) are corporations governed by the provisions of the CBCA with their registered offices located in Toronto, Ontario. The Cannabist Canada Company is a co-issuer of the Senior Notes to be arranged pursuant to the Arrangement. The Applicants are wholly-owned subsidiaries of The Cannabist Company, which operates a U.S. based fully integrated cannabis business. The Cannabist Company is a public company with its shares traded on the Cboe Canada Inc. exchange under the symbol “CBST” and is incorporated pursuant to the Business Corporations Act (British Columbia);

(b)	the Applicants wish to effect a fundamental change in the nature of an arrangement under the provisions of the CBCA;

(c)

pursuant to the Arrangement, among other things and as further described in the Plan, the 2025 Notes and 2026 Notes will be exchanged for: (i) an equal principal amount of new 9.25% secured notes due December 31, 2028 co-issued by the The Cannabist Canada Company and The Cannabist Company and guaranteed by The Cannabist Company’s other subsidiaries (the “New Senior Notes”); and (ii) shares in the capital of The Cannabist Company equal to 24.99% of its share capital (the “New Cannabist Shares”), which shall be distributed pro-rata among holders of 2025 Notes, 2026 Notes and 2027 Notes electing to receive New Senior Notes;

(d)

pursuant to the Arrangement, holders of 2027 Notes will have the option of either exchanging their 2027 Notes for (i) the same consideration being received by holders of 2025 Notes and 2026 Notes, being New Senior Notes and their pro-rata shares of the New Cannabist Shares; or (ii) new 9.0% convertible notes due December 31, 2028 but with the convertibility feature remaining the same as the existing 2027 Notes (the “New Convertible Notes”);

Electronically issued / Délivré par voie électronique : 20-Mar-2025 Toronto Superior Court of Justice / Cour supérieure de justice	Court File No./N° du dossier du greffe : CV-25-00739458-00CL

(e)

pursuant to the Arrangement, The Cannabist Company’s existing shareholders will receive new warrants to acquire an aggregate of 118,246,947 newly issued Cannabist Shares, representing 20.0% of the issued and outstanding Cannabist Shares (defined below), on a pro-forma and fully-diluted basis;

(f)	the Arrangement is an “arrangement” within the meaning of subsection 192(1) of the CBCA;

(g)	all statutory requirements under section 192 and other applicable provisions of the CBCA either have been fulfilled or will be fulfilled by the return date of this Application;

(h)

the directions set out and the approvals required pursuant to any interim order this Court may grant have been followed and obtained, or will be followed and obtained, by the return date of this Application;

(i)	the Applicants meet the solvency requirements of subsection 192(2) of the CBCA;

(j)	it is not practicable for the Applicants to effect a fundamental change in the nature of the Arrangement other than pursuant to the provisions of section 192 of the CBCA;

Electronically issued / Délivré par voie électronique : 20-Mar-2025 Toronto Superior Court of Justice / Cour supérieure de justice	Court File No./N° du dossier du greffe : CV-25-00739458-00CL

(k)

the Application has been put forward in good faith for a bona fide business purpose, and has a material connection to the Toronto region as the Applicants’ registered office is located in Toronto, Ontario, among other things;

(l)	the Arrangement is fair and reasonable;

(m)

certain of the Senior Noteholders and other parties to be served are resident outside of Ontario and will be served pursuant to the terms of the Interim Order and rule 17.02(n) of the Rules of Civil Procedure;

(n)	section 192 of the CBCA;

(o)	National Instrument 54-101-Communication with Beneficial Owners of Securities of a Reporting Issuer;

(p)	Rules 3.02(1), 14.05(2), 16.04(1), 17.02, 37 and 38 of the Rules of Civil Procedure; and

(q)	such further and other grounds as counsel may advise and this Honourable Court may permit.

3.	THE FOLLOWING DOCUMENTARY EVIDENCE WILL BE USED AT THE HEARING OF THE APPLICATION:

(a)	the Affidavit of David Hart, to be sworn, and the exhibits thereto; and

(b)	such further and other materials as counsel may advise and this Honourable Court may permit.

Electronically issued / Délivré par voie électronique : 20-Mar-2025 Toronto Superior Court of Justice / Cour supérieure de justice	Court File No./N° du dossier du greffe : CV-25-00739458-00CL

March 20, 2025	STIKEMAN ELLIOTT LLP
Barristers & Solicitors 5300 Commerce Court West 199 Bay Street Toronto ON M5L 1B9

Lee Nicholson LSO#: 66412I Email: leenicholson@stikeman.com Tel: +1 416-869-5604

Philip Yang LSO#: 82084O Email: pyang@stikeman.com Tel: +1 416-869-5593

Brittney Ketwaroo LSO#: 89781K Email: bketwaroo@stikeman.com Tel: +1 416-869-5524

Lawyers for the Applicants

INElectronically issued / Délivré par voie électronique : 20-Mar-2025 Toronto Superior Court of Justice / Cour supérieure de justice	Court File No./N° du dossier du greffe : CV-25-00739458-00CL

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, AS AMENDED	Court File No. CV-25-00739458-00CL

AND IN THE MATTER OF RULE 14.05(2) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT OF THE CANNABIST COMPANY HOLDINGS (CANADA) INC. AND 16834434 CANADA INC., et al

ONTARIO
SUPERIOR COURT OF JUSTICE
(COMMERCIAL LIST)

Proceeding commenced at Toronto

NOTICE OF APPLICATION

STIKEMAN ELLIOTT LLP
Barristers & Solicitors
5300 Commerce Court West
199 Bay Street
Toronto, Canada M5L 1B9

Lee Nicholson LSO#: 66412I
Email: leenicholson@stikeman.com
Tel: +1 416-869-5230

Philip Yang LSO#:82084O
Email: PYang@stikeman.com
Tel: +1 416-869-5593

Brittney Ketwaroo LSO#: 89781K
Email: bketwaroo@stikeman.com
Tel: +1 416-869-5524

Lawyers for the Applicants

APPENDIX E

INTERIM ORDER

SEE ATTACHED

Court File No. CV-25-00739458-00CL

ONTARIO

SUPERIOR COURT OF JUSTICE

(COMMERCIAL LIST)

THE HONOURABLE	)	FRIDAY, THE 28th
)
JUSTICE DIETRICH	)	DAY OF MARCH, 2025

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS

CORPORATIONS ACT, R.S.C. 1985, C. C-44, AS AMENDED

AND IN THE MATTER OF RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL

PROCEDURE

AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF THE CANNABIST COMPANY HOLDINGS (CANADA) INC. AND 16834434 CANADA INC., AND INVOLVING THE CANNABIST COMPANY HOLDINGS INC, PATRIOT CARE CORP., CURATIVE HEALTH LLC, COLUMBIA CARE DC LLC, MISSION BAY, LLC, CCUT PHARMACY LLC, COLUMBIA CARE PENNSYLVANIA LLC, COLUMBIA CARE INDUSTRIAL HEMP LLC, CURATIVE HEALTH CULTIVATION LLC, COLUMBIA CARE NY LLC, FOCUSED HEALTH LLC, COLUMBIA CARE NEW JERSEY LLC, COLUMBIA CARE WV INDUSTRIAL HEMP LLC, CCPA INDUSTRIAL HEMP LLC, CC OH REALTY LLC, CCF HOLDCO LLC, CC CALIFORNIA LLC, COLUMBIA CARE MD LLC, COLUMBIA CARE DE MANAGEMENT LLC, COLUMBIA CARE DELAWARE, LLC, AND COLUMBIA CARE LLC

INTERIM ORDER

THIS MOTION made by The Cannabist Company Holdings (Canada) Inc. (“The Cannabist Canada Company”) and 16834434 Canada Inc. (“168Co” and together with The Cannabist Canada Company, the “Applicants”) for an interim order (this “Interim Order”) in connection with an arrangement (the “Arrangement”) pursuant to section 192 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended, (the “CBCA”) was heard this day by judicial videoconference via Zoom.

ON READING the Notice of Motion, the Notice of Application issued on March 20, 2025 and the affidavit of David Hart, sworn March 21, 2025 (the “Hart Affidavit”), including the Plan of Arrangement attached as Appendix “B” (as amended, restated, supplemented, the “Plan”) to the draft management information circular (the “Information Circular”), which is attached as Exhibit “A” to the Hart Affidavit, the affidavit of Paul Zogala affirmed March 26, 2025, the Factum of the Applicants dated March 24, 2025, the Aide Memoire of Murchinson Ltd. dated March 27, 2025, and the Aide Memoire of the Applicants dated March 27, 2025, and on hearing the submissions of counsel for the Applicants, Murchinson Ltd. and counsel for certain supporting holders (the “Supporting Noteholders”) of: (a) the six percent (6.0%) Senior Secured Convertible Notes due June 29, 2025 (the “2025 Notes”); (b) the nine and one half percent (9.5%) Senior Secured First Lien Notes due February 3, 2026 (the “2026 Notes”); and (c) the nine percent (9.0%) Senior Secured Convertible Notes due March 19, 2027 (the “2027 Notes”, and together with the 2025 Notes and the 2026 Notes, the “Senior Notes” and holders of such Notes, the “Senior Noteholders”) co-issued by The Cannabist Canada Company and The Cannabist Company Holdings Inc. (“The Cannabist Company”), each of whom are party to the Support Agreement dated February 27, 2025 (the “Support Agreement”) with The Cannabist Canada Company, The Cannabist Company and each of their respective direct and indirect subsidiaries, and on being advised that the Director appointed under the CBCA (the “Director”) does not consider it necessary to appear.

DEFINITIONS

1. THIS COURT ORDERS that all definitions used in this Interim Order shall have the meanings ascribed thereto in the Information Circular or otherwise as specifically defined herein.

THE MEETING

2. THIS COURT ORDERS that The Cannabist Canada Company is permitted to call, hold and conduct a special meeting (the “Meeting”) of the Senior Noteholders to be held at the offices of Stikeman Elliott LLP at 5300 Commerce Court West; 199 Bay Street, Toronto Ontario M5L 1B9 on April 29, 2025 at 10:00 a.m. (Toronto time) for the Senior Noteholders to consider and, if determined advisable, pass a special resolution authorizing, adopting and approving the Arrangement and the Plan (collectively, the “Arrangement Resolution”).

3. THIS COURT ORDERS that the Meeting shall be called, held and conducted in accordance with the CBCA, the notice of meeting of Senior Noteholders, which accompanies the Information Circular (the “Notice of Meeting”) and the trust indenture dated May 14, 2020 (as amended, restated, and/or supplemented, the “Existing Indenture”), with Odyssey Trust Company acting as trustee (the “Indenture Trustee”), subject to what may be provided hereafter and subject to further Order of this court.

4. THIS COURT ORDERS that the record date (the “Record Date”) for determination of the Senior Noteholders entitled to notice of, and to vote at, the Meeting shall be 5:00 p.m. (Toronto time) on March 7, 2025.

5. THIS COURT ORDERS that the only persons entitled to attend or speak at the Meeting shall be:

(a)	the Senior Noteholders as of the Record Date or their authorized proxyholders;

(b)	representatives and advisors of the Senior Noteholders as of the Record Date, including the representatives and advisors of the Supporting Noteholders;

(c)	the officers, directors, auditors and advisors of the Applicants and The Cannabist Company;

(d)	the Indenture Trustee and its advisors;

(e)	the Director; and

(f)	other persons who may receive the permission of the Chair (as defined below) of the Meeting.

6. THIS COURT ORDERS that The Cannabist Canada Company may transact such other business at the Meeting as is contemplated in the Information Circular, or as may otherwise be properly before the Meeting.

CHAIR AND QUORUM

7. THIS COURT ORDERS that any officer or director of The Cannabist Canada Company or The Cannabist Company may act as chair of the Meeting (the “Chair”).

8. THIS COURT ORDERS that the Chair of the Meeting shall be determined by the Applicants and that the quorum at the Meeting shall be not less than 25% of the principal amount of the Senior Notes entitled to be voted at the Meeting by Senior Noteholders, whether present in person or represented by proxy. If a quorum is not present at the Meeting, the Meeting may be adjourned to the second business day following the original scheduled date of the Meeting, at the same time and place, and no notice shall be required to be given in respect of such adjourned Meeting. At the adjourned Meeting, the Senior Noteholders present in person or by proxy shall form a quorum.

AMENDMENTS TO THE ARRANGEMENT AND PLAN

9. THIS COURT ORDERS that, subject to the terms of the Support Agreement, The Cannabist Canada Company and The Cannabist Company are authorized to make, subject to paragraph 10, such amendments, modifications or supplements to the Arrangement and the Plan as they may determine without any additional notice to the Senior Noteholders or others entitled to receive notice under this Interim Order; provided, that, such amendments, modifications or supplements: (a) are to correct clerical errors; (b) would not, if disclosed, reasonably be expected to affect a Senior Noteholder’s voting decision in respect of the Arrangement Resolution; or (c) are authorized by subsequent order of the Court, and the Arrangement and Plan, as so amended, modified or supplemented, shall be the Arrangement and Plan to be submitted to the Senior Noteholders at the Meeting, and shall be the subject of the Arrangement Resolution. Amendments, modifications or supplements to the Arrangement or the Plan may be made following the Meeting, but shall be subject to the terms of the Support Agreement and the Plan and, if appropriate, further direction by this Court at the hearing for the final order approving the Arrangement (the “Final Order”).

10. THIS COURT ORDERS that, if any amendments, modifications or supplements to the Arrangement or Plan are made after initial notice is provided as contemplated in paragraph 14 herein, and such amendments, modifications or supplements would, if disclosed, reasonably be expected to affect a Senior Noteholder’s voting decision in respect of the Arrangement Resolution, notice of such amendment, modification or supplement shall be distributed, subject to further order of this Court, by press release, newspaper advertisement, prepaid ordinary mail, or by the method most reasonably practicable in the circumstances, as the Applicants may determine.

AMENDMENTS TO THE INFORMATION CIRCULAR

11. THIS COURT ORDERS that, subject to the terms of the Support Agreement, The Cannabist Canada Company or The Cannabist Company is authorized to make such amendments, revisions and/or supplements to the Information Circular as it may determine and the Information Circular, as so amended, revised and/or supplemented, shall be the Information Circular to be distributed in accordance with this Interim Order.

ADJOURNMENTS AND POSTPONEMENTS

12. THIS COURT ORDERS that the Applicants, if they deem advisable, are specifically authorized to adjourn or postpone the Meeting on one or more occasions, without the necessity of first convening the Meeting or first obtaining any vote of the Senior Noteholders respecting the adjournment or postponement, and subject to paragraph 7, notice of any such adjournment or postponement shall be given by such method as the Applicants may determine is appropriate in the circumstances.

13. THIS COURT ORDERS that any adjournment or postponement of the Meeting shall not have the effect of modifying the Record Date for Senior Noteholders entitled to receive notice of or to vote at the Meeting.

NOTICE OF MEETING

14. THIS COURT ORDERS that to effect notice of the Meeting, the Applicants and/or The Cannabist Company shall send, or cause to be sent, the Information Circular (including the Notice of Application and this Interim Order), the Notice of Meeting, the form of proxy and the letter of transmittal and election form, together with such amendments or additional documents as the Applicants or The Cannabist Company may determine are necessary or desirable and are not inconsistent with the terms of this Interim Order (collectively, the “Meeting Materials”), as follows:

(a)

to the Senior Noteholders at 5:00 p.m. (Toronto time) on the Record Date, at least twenty-one (21) days prior to the date of the Meeting, excluding the date of sending and the date of the Meeting, by one or more of the following methods:

(i)

by pre-paid ordinary or first-class mail at the addresses of the Senior Noteholders as they appear on the books and records of the Applicant, The Cannabist Company or the Indenture Trustee, at the close of business on the Record Date;

(ii)	by delivery, in person or by recognized courier service or inter-office mail, to the address specified in (i) above; or

(iii)

by facsimile or electronic transmission to any Senior Noteholder, who is identified to the satisfaction of the Applicants who requests such transmission in writing and, if required by the Applicants, who is prepared to pay the charges for such transmission;

(b)

to non-registered Senior Noteholders, by providing sufficient copies of the Meeting Materials to Intermediaries and CDS in a timely manner, in accordance with National Instrument 54-101 Communication with Beneficial Owners of Securities of a Reporting Issuer; and

(c)

to the directors and auditor, as applicable, of the Applicants and The Cannabist Company, and to the Director appointed under the CBCA, by delivery in person, by recognized courier service, by pre-paid ordinary or first class mail or by facsimile or electronic transmission, at least twenty-one (21) days prior to the date of the Meeting, excluding the date of sending and the date of the Meeting;

and that compliance with this paragraph shall constitute sufficient notice of the Meeting.

15. THIS COURT ORDERS that the Applicants are hereby directed to provide notice to shareholders of The Cannabist Company (the “CBST Shareholders”) and beneficial holders of CBST Shares by: (a) posting on SEDAR+ the Notice of Application and this Interim Order (collectively, the “Court Materials”) and the letter to CBST Shareholders in substantially the form attached as Exhibit “K” to the Hart Affidavit (the “Shareholder Letter”); (b) issuing a press release in respect of obtaining this Interim Order and the hearing to obtain the Final Order; and (c) distributing the Shareholder Letter to them by any method permitted under paragraph 14 of this Interim Order, as soon as reasonably practicable following the distribution of the Meeting Materials.

16. THIS COURT ORDERS that accidental failure or omission by the Applicants, the Indenture Trustee, CDS, Intermediaries or other applicable agents to give notice of the meeting or to distribute the Meeting Materials to any person entitled by this Interim Order to receive notice, or any failure or omission to give such notice as a result of events beyond the reasonable control of the Applicants, or the non-receipt of such notice, shall not constitute a breach of this Interim Order nor shall it invalidate any resolution passed or proceedings taken at the Meeting. If any such failure or omission is brought to the attention of the Applicants, they shall use its best efforts to rectify it by the method and in the time most reasonably practicable in the circumstances.

17. THIS COURT ORDERS that, subject to the terms of the Support Agreement, the Applicants and The Cannabist Company are hereby authorized to make such amendments, revisions or supplements to the Meeting Materials and Court Materials as either of them may determine (“Additional Information”), and that notice of such Additional Information may, subject to paragraph 10, above, be distributed by press release, newspaper advertisement, pre-paid ordinary mail, or by the method most reasonably practicable in the circumstances, as the Applicants or The Cannabist Company may determine.

18. THIS COURT ORDERS that distribution of the Meeting Materials, Court Materials and Shareholder Letter pursuant to paragraphs 14 and 15 of this Interim Order shall constitute notice of the Meeting and good and sufficient service of the within Application upon the persons described in paragraphs 14 and 15 and that those persons are bound by any orders made on the within Application. Further, no other form of service of the Meeting Materials, Court Materials or Shareholder Letter or any portion thereof need be made, or notice given or other material served in respect of these proceedings and/or the Meeting to such persons or to any other persons, except to the extent required by paragraph 9 above.

SOLICITATION AND REVOCATION OF PROXIES

19. THIS COURT ORDERS that the Applicants authorized to use the proxies substantially in the form of the drafts accompanying the Information Circular, with such amendments and additional information as the Applicants may determine are necessary or desirable. The Applicants are authorized, at their expense, to solicit proxies, directly or through its officers, directors or employees, and through such agents or representatives as they may retain for that purpose, and by mail or such other forms of personal or electronic communication as it may determine.

20. THIS COURT ORDERS that in order to cast a vote at the Meeting, a beneficial holder of Senior Notes must submit its voting instructions to its Intermediary in accordance with instructions provided by the Intermediary such that proxies are received by the Applicants at or prior to 10:00 a.m. (Toronto time) on April 25, 2025 or, in the event that the Meeting is adjourned or postponed, not later than 48 hours (excluding Saturday, Sundays and holidays) prior to the date and time of the adjourned or postponed Meeting (the “Voting Deadline”). Beneficial holders of the Notes shall be entitled to revoke their voting instructions in accordance with the instructions provided by their Intermediary, provided all revocations of proxies shall be received by the Voting Deadline.

21. THIS COURT ORDERS, subject to the terms of the Support Agreement, the Applicants may waive or extend the time limits set out herein or in the Information Circular for the deposit or revocation of voting instructions (including, without limitation, the Voting Deadline) with the consent of the Requisite Supporting Noteholders (as defined in the Support Agreement), not to be unreasonably withheld.

VOTING

22. THIS COURT ORDERS that the only persons entitled to vote in person or by proxy on the Arrangement Resolution, or such other business as may be properly brought before the Meeting, shall be those Senior Noteholders who hold Senior Notes as of 5:00 p.m. (Toronto time) on the Record Date. Illegible votes, spoiled votes, defective votes and abstentions shall be deemed to be votes not cast. Proxies solicited by the Applicants or The Cannabist Company that are properly signed and dated but which do not contain voting instructions shall be voted in favour of the Arrangement Resolution.

23. THIS COURT ORDERS that all Senior Noteholders shall vote as one class at the Meeting in respect of the Arrangement Resolution, provided that the Applicants shall keep a separate tally of votes by holders of the 2025 Notes, 2026 Notes and 2027 Notes.

24. THIS COURT ORDERS that votes shall be taken at the Meeting on the basis of one vote per U.S.$1.00 of principal amount of Senior Notes held by the applicable Senior Noteholders as of the Record Date. In order for the Arrangement Resolution to have been considered to have been approved at the Meeting, the Arrangement Resolution must be passed at the Meeting by an affirmative vote of at least two-thirds (66 2⁄3%) in value of the votes cast in respect of the Arrangement Resolution at the Meeting, in person or by proxy, by the Senior Noteholders. Such votes shall be sufficient to authorize the Applicants and The Cannabist Company to do all such acts and things as may be necessary or desirable to give effect to the Arrangement and the Plan on a basis consistent with what is provided for in the Information Circular without the necessity of any further approval by the Senior Noteholders, subject only to the granting of the Final Order by the Court and the satisfaction or waiver of the conditions to the Plan pursuant to its terms.

25. THIS COURT ORDERS that in respect of matters properly brought before the Meeting pertaining to or affecting the Senior Noteholders or the Existing Indenture (other than in respect of the Arrangement Resolution), each Senior Noteholder is entitled to one vote for each U.S.$1.00 of principal amount of Senior Notes held by such Noteholder as of the Record Date.

HEARING OF APPLICATION FOR APPROVAL OF THE ARRANGEMENT

26. THIS COURT ORDERS that, upon and subject to approval of the Arrangement Resolution at the Meeting in the manner set forth in this Interim Order, the Applicants may apply to this Court for the Final Order.

27. THIS COURT ORDERS that distribution of the Notice of Application, the Interim Order, the Information Circular and the Shareholder Letter, when sent in accordance with this Interim Order, shall constitute good and sufficient service of the Notice of Application, this Interim Order, the Information Circular and the Final Order to be sought by the Applicants, and no other form of service need be effected and no other material need be served unless a Notice of Appearance is served in accordance with paragraph 28.

28. THIS COURT ORDERS that any Notice of Appearance served in response to the Notice of Application shall be served on the solicitors for the Applicants, with a copy to counsel for the Supporting Noteholders, as soon as reasonably practicable and, in any event, no less than two days before the hearing of this Application at the following addresses:

STIKEMAN ELLIOTT LLP		GOODMANS LLP
Barristers & Solicitors		Bay Adelaide Centre - West Tower
5300 Commerce Court West		333 Bay Street, Suite 3400
199 Bay Street		Toronto, ON M5H 2S7
Toronto, ON M5L 1B9
		Attn:	Brendan O’Neill / Bradley Wiffen
Attn:	Lee Nicholson / Phillip Yang /	Email:	boneill@goodmans.ca /
	Brittney Ketwaroo		bwiffen@goodmans.ca
Email:	leenicholson@stikeman.com
	pyang@stikeman.com		- and -
bketwaroo@stikeman.com
FEUERSTEIN KULICK LLP
Lawyers for the Applicants		420 Lexington Avenue, Suite 204
New York, NY 10170

Attn:	Samantha Gleit / Anan Kahari
Email:	samantha@dfmklaw.com
akahari@dfmklaw.com

Lawyers for the Supporting Noteholders

29. THIS COURT ORDERS that, subject to further order of this Court, the only persons entitled to appear and be heard at the hearing of the within application shall be:

(i)	The Applicants and The Cannabist Company;

(ii)	the Senior Noteholders (including counsel for the Supporting Noteholders);

(iii)	the Indenture Trustee;

(iv)	the Director;

(v)	any person who has filed a Notice of Appearance herein in accordance with the Notice of Application, this Interim Order and the Rules of Civil Procedure; and

(vi)	the respective legal counsel for any of the foregoing persons.

30. THIS COURT ORDERS that any materials to be filed by the Applicants in support of the within Application for final approval of the Arrangement may be filed up to one (1) day prior to the hearing of the Application without further order of this Court.

31. THIS COURT ORDERS that in the event the Application for the Final Order does not proceed on the date set forth in the Notice of Application, and is adjourned, only those persons who served and filed a Notice of Appearance in accordance with paragraph 28 shall be entitled to be given notice of the adjourned date.

SERVICE AND NOTICE

32. THIS COURT ORDERS that the Applicants and its counsel are at liberty to serve or distribute this Order and any other materials and orders as may be reasonably required in these proceedings, including any notices, or other correspondence, by forwarding true copies thereof by electronic message to interested parties and their advisors. For greater certainty, any such distribution or service shall be deemed to be in satisfaction of a legal or juridical obligation, and notice requirements within the meaning of clause 3(c) of the Electronic Commerce Protection Regulations, Reg. 81000-2-175 (SOR/DORS).

STAY OF PROCEEDINGS

33. THIS COURT ORDERS from 12:01 a.m. (Toronto time) on the date of this Interim Order until the earlier of (a) the effective time of the Arrangement, and (b) further order of this Court, no right, remedy or proceeding, including, without limitation, any right to terminate, demand, accelerate, suspend, set off, amend, declare in default or take any other action under or in connection with any loan, note, commitment, indenture, instrument, contract, lease, licence, authorization, permit or other agreement of any kind of nature whatsoever, whether written or oral (an “Agreement”), at law or under contract, may be exercised, commenced or proceeded with by: (i) any Senior Noteholder; (ii) the Indenture Trustee, or (iii) any other person party to or a beneficiary of any Agreement with the Applicants, The Cannabist Company or any of their subsidiaries or affiliates (each a “Cannabist Entity” and collectively, the “Cannabist Group”), against or in respect of the Cannabist Group or any of the present or future property, assets, rights or undertakings of the Cannabist Group, of any nature and wherever located, by reason or as a result of:

(a)	the Applicants having made an application to this Court pursuant to Section 192 of the CBCA;

(b)	a Cannabist Entity being a party to or involved in this proceeding, any foreign recognition proceedings or the Arrangement;

(c)	a Cannabist Entity taking any steps contemplated by or related to these proceedings or the Arrangement;

(d)	the non-payment of principal due under the Existing Indenture; or

(e)	any default or cross-default arising under any Agreement to which a Cannabist Entity is a party, including, without limitation, the Existing Indenture, as a result of any circumstance listed above,

(collectively, the “Specified Events”) except (a) with the prior written consent of the Applicants or leave of this Court; and (b) the application commenced by Murchinson Ltd. under Court File No. CV-25-00739982-00CL may continue in parallel with these proceedings and shall be returnable before the Court on May 12, 2025 on the same day as the Applicants’ application seeking the Final Order.

PRECEDENCE

34. THIS COURT ORDERS that, to the extent of any inconsistency or discrepancy between this Interim Order and the terms of any instrument creating, governing or collateral to the Senior Notes, the CBCA, the articles of incorporation, by-laws or other constating documents of the Applicants or The Cannabist Company, this Interim Order shall govern.

EXTRA-TERRITORIAL ASSISTANCE

35. THIS COURT HEREBY REQUESTS the aid and recognition of any court, tribunal, regulatory or administrative body having jurisdiction in Canada, the United States, or any other foreign jurisdiction, to give effect to this Interim Order and to act in aid of and to assist this Court and the Applicants and its respective agents in carrying out the terms of this Interim Order. All courts, tribunals, regulatory and administrative bodies are hereby respectfully requested to make such orders and to provide such assistance to the Applicants as may be necessary or desirable to give effect to this Interim Order, to grant representative status to the Applicants in any foreign proceeding, or to assist the Applicants and its respective agents in carrying out the terms of this Interim Order.

INDENTURE TRUSTEE

36. THIS COURT ORDERS that the Indenture Trustee is authorized and directed to take all such actions as set out in this Interim Order and the Indenture Trustee shall not incur any liability as a result of carrying out or observing the provisions of this Interim Order or the taking of any action incidental hereto, save and except for any gross negligence or willful misconduct on its part.

VARIANCE

37. THIS COURT ORDERS that the Applicants shall be entitled to seek leave to vary this Interim Order upon such terms and upon the giving of such notice as this Court may direct.

38. THIS COURT ORDERS that any interested party that wishes to amend or vary this Order shall be entitled bring a motion before this Court on seven business days’ notice to the Applicants, the Supporting Noteholders and any other party or parties likely to be affected by the order to be sought by such interested party.

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, AS AMENDED	Court File No. CV-25-00739458-00CL

AND IN THE MATTER OF RULE 14.05(2) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT OF THE CANNABIST COMPANY HOLDINGS (CANADA) INC. AND 16834434 CANADA INC., et al

ONTARIO
SUPERIOR COURT OF JUSTICE
(COMMERCIAL LIST)

Proceeding commenced at Toronto

INTERIM ORDER

STIKEMAN ELLIOTT LLP

Barristers & Solicitors

5300 Commerce Court West

199 Bay Street

Toronto, Canada M5L 1B9

Lee Nicholson LSO#: 66412I

Email: leenicholson@stikeman.com

Tel: +1 416-869-5230

Philip Yang LSO#:82084O

Email: PYang@stikeman.com

Tel: +1 416-869-5593

Brittney Ketwaroo LSO#: 89781K

Email: bketwaroo@stikeman.com

Tel: +1 416-869-5524

Lawyers for the Applicants

APPENDIX F

FAIRNESS OPINION

SEE ATTACHED

KOGER VALUATIONS INC.

Business Valuation and

Litigation Support

45 Coalport Dr.

Toronto, Ontario

M1N 4B5

Bus/Fax 416-690-7717

Res. 416-694-4633

email: tkvaluator@aol.com

PRIVATE & CONFIDENTIAL

February 26, 2025

The Board of Directors of The Cannabist Company Holdings lnc.

Dear Sirs I Mesdames:

The Board of Directors (the ‘Board’) of The Cannabist Company Holdings Inc. (‘Cannabist’ or the ‘Company’) retained Koger to provide an opinion as to the fairness from a financial point of view (the ‘Fairness Opinion’) of the proposed Transaction. This Fairness Opinion has been prepared in accordance with the standards of the Canadian Institute of Chartered Business Valuators and was presented to the Board.

All amounts in this fairness opinion are in US dollars unless indicated otherwise.

CREDENTIALS OF KOGER

Koger is a business valuation firm in its thirty-fifth year of operation. The firm has broad based experience in providing valuations fairness opinions and other services to both private and public companies operating in a variety of different industries.

ENGAGEMENT OF KOGER BY THE BOARD

The Board formally retained Koger by letter dated January 26, 2025, to provide this Fairness Opinion. Pursuant to the terms of this engagement Cannabist has agreed to pay Koger a fee based on estimated hours for providing this Fairness Opinion. No portion of the fee payable to Koger is contingent on the completion of the Transaction or on the conclusions reached herein.

Koger consents to providing this Fairness Opinion in its entirety to:

•	shareholders of Cannabist;

•	the holders of the Company’ s 6% Senior Convertible Notes due June 29, 2025 (the ‘2025 Notes’);

•	the holders of the Company’ s 9.5% Senior Secured First Lien Notes due February 3, 2026 (the ‘2026 Notes’)

•	the holders of 9.0% Senior Secured Convertible Notes due March19, 2027 (‘the 2027 Notes’);

•	the Courts; and,

•	to regulatory authorities in connection with the Transaction, which will be accomplished by including the Fairness Opinion in the Circular.

INDEPENDENCE OF KOGER

The analyses and research used in preparing the Fairness Opinion were carried out solely by Thomas A. Koger, the President of Koger, as an independent and neutral expert. No one has put any restriction on the scope of his work, opinion or conclusions. We, and Mr. Koger in his personal capacity, also confirm that we are independent for the purposes of this engagement and, without limiting the foregoing, have no financial interest or future expected financial interest in any entity involved in the Transaction.

CANNABIST

Cannabist is listed on the Cboe Canada (‘Cboe’) under the symbol CBST as a publicly traded Canadian company, are quoted on the OTCQX Best Market (the ‘OTCQX’) under the symbol ‘ CBSTF’ and are listed on the Frankfurt Stock Exchange under the symbol 3LP. It has a market capitalization (undiluted) of approximately $ 24 million. The head office of the Company is located in Chelmsford, Massachusettes in the USA and the registered office of the Company is in Vancouver, BC Canada.

Cannabist is a holding Company that operates through numerous subsidiaries in certain US states where cannabis is legal.

The Transaction is Cannabist’s latest move to address debt issues. On January 22, 2024, the Company entered into an agreement with certain holders of the Company’s 6% senior secured convertible notes due June 2025, pursuant to which the Company agreed to repurchase up to $25 million principal amount of those convertible notes in exchange for common shares.

TERMS OF THE TRANSACTION

The terms ofthe Transaction are as follows:

•

The holders of the 2025 Notes in the principal amount of $59.5 million will be exchanged for 9.25% new senior notes (‘New Senior Notes’) on a 1:1 basis, a pro-rata amount of shares of Cannabist (the ‘New CBST Common Shares’) and a fee (the ‘Early Consent Consideration’);

•

The holders of the 2026 Notes in the principal amount $185 million will be exchanged for New Senior Notes on a 1: 1 basis a pro-rata amount of shares of the New CBST Common Shares and Early Consent Consideration;

•	The holders of the 2027 Notes will be exchanged for either:

•	New Senior Notes on a 1:1 basis a pro-rata amount of shares of the New CBST Common Shares and Early Consent Consideration; or,

•	New convertible notes (‘New Convertible Note Election’) on a 1:1 basis;

•	The New Senior Notes will be issued and have characteristics as follows:

•

The principal amount will be equal to the obligations owing under the 2025 Notes ($59.5 million), plus the 2026 Notes ($185 million) and the portion of 2027 Notes held by holders of 2027 Notes electing the New Convertible Note Election;

•	Have a maturity date (‘Maturity Date’) of December 31, 2028; and,

•

Contain two six-month extension options (‘Extension Options’) available to the Company upon payment of a 50 basis point fee in cash and such extension shall require Cannabist to concurrently extend the maturity date of the New Convertible Notes to the same date;

•	The Early Consent Consideration is $1,500,000 and is payable upon closing to a supporting senior noteholder party to the Support Agreement (“Supporting Senior Noteholders”) as follows:

•

At the Company’ s option either as cash or a transfer of such number of common shares of Verano Holdings Corp. (‘Verano Shares’) owned by Cannabist equal to the Early Consent Consideration divided by the 30-day volume-weighted average price of the Verano Shares;

•	The Early Consent Consideration will be paid to the holders of New Senior Notes but NOT to the holders who elected to accept the New Convertible Notes; and,

•

An Early Supporting Noteholder is defined to mean any holder of Notes which executes a joinder to the Support Agreement by 5:00 p.m. on March 10, 2025 or such later date as agreed (‘Early Consent Consideration Deadline’).

•

Each holder of the 2025 Notes, 2026 Notes and those owning 2027 Notes electing New Senior Notes (collectively the ‘Senior Notes’) will be issued their pro-rata portion of 118,209,105 New CBST Common Shares. Each holder of the New Senior Notes cannot own more than 4.99% of the outstanding and common shares of Cannabist. Holders making a New Convertible Note Election shall NOT be entitled to a Share Payment. The New CBST Common Shares shall be subject to a lock-up until six months following closing and 50% of the New CBST Common Shares shall be subject to a lock-up until 12 months;

•	The New Convertible Notes will have the following features:

•	Have a principal amount equal to the 2027 Notes held by holders of 2027 Notes who made the New Convertible Note Election;

•	An interest rate of 9%;

•	A maturity date of December 31, 2028;

•	Two six-month extension options available to the Company upon payment of 50 basis points in cash; and,

•	Will retain the same conversion price and features as the 2027 Notes.

•

New warrants (‘Anti-Dilutive Warrants’) will be issued upon the closing of the Transaction to Cannabist shareholders as of immediately prior to Closing corresponding to 20% of the issued and outstanding common shares of Cannabist on a pro-forma and fully-diluted basis. The Anti-Dilutive Warrants will have a cash exercise price equal to $Cdn 0.14. The proceeds from any exercise of the Anti-Dilutive Warrants will be used by the Company to purchase New Senior Notes (40%) and the remainder for general corporate purposes (60%);

•

The Transaction includes changes in Corporate Governance for Cannabist. Two independent directors (‘Independent Directors’) will be chosen to the Board of Directors of Cannabist (the ‘Board’) from a slate of three candidates provided to the Company by the Supporting Senior Noteholders beginning with the 2025 Annual Meeting. Four of Cannabist’s director positions will be eliminated at the 2025 Cannabist Annual Meeting. With the addition of the Independent Directors, the result is a Board composition of seven directors. The Independent Directors will be allowed to observe at Board meetings prior to being formally elected. The Chairman of the Board shall be subject to the approval by the independent directors of the Board;

•

There is an interim period covenant that, with any pending or contemplated asset sales with expected proceeds greater than $5 million (including sales of Verano Shares), are subject to consent by the Supporting Senior Noteholders (other than the pending or contemplated asset sales disclosed as part of the Transaction); and,

•	All direct and indirect wholly-owned or majority owned subsidiaries of Cannabist are to become joint and several guarantors of the New Senior Notes.

SCOPE OF REVIEW

Prior to preparing our Fairness Opinion we reviewed the terms of the Transaction. We met with the Board and assessed, among other things, whether the terms of the Transaction are fair from a financial point of view to the shareholders of Cannabist and the holders of Senior Notes. In carrying out this assignment, among other things, we were provided with all documents we requested which was supplemented with additional research on Cannabist and the Cannabis Industry. We reviewed and relied on the following information (among other items):

1.	The term sheet for the Transaction;

2.	The audited financial statements and management’s discussion and analysis of Cannabist for the year ended December 31, 2023;

3.	Securities Filing of Form 10K for Cannabist for the year ended December 31, 2023 and 10Q Quarterly filings for March 31, 2024, June 30, 2024 and September 30, 2024;

4.	The quarterly financial statements and management’ s discussion and analysis of Cannabist for the nine-months ended September 30, 2024;

5.

Various corporate records of Cannabist including historical financial statements, quarterly and annual management discussion and analyses, material change reports issued by Cannabist, and other information filings;

6.	Financial forecast models prepared by Company management;

7.	All publicly traded share values were confirmed through Bloomberg;

8.	Information on debt yields on comparable companies in the Cannabis Industry;

9.	Publicly available information on Cannabist for the past year as contained on the Sedar Plus web-site; and,

10.

A management letter wherein it is confirmed that Koger has been provided with all relevant documents with respect to the Transaction and that there are no material issues that have not been disclosed to them which could impact the Fairness Opinion.

QUALIFICATIONS AND RESTRICTIONS

Koger understands that the Fairness Opinion will be contained in the Circular being sent to the present holders of the Senior Notes of Cannabist. We do not assume any responsibility to the parties to the Transaction or to third parties if this Fairness Opinion is used in ways other than for its intended purpose. We reserve the right (but will be under no obligation) to review our Fairness Opinion in the light of any new facts, trends, or changing conditions subsequently brought to our attention and which may have existed at the date of this Fairness Opinion.

ASSUMPTIONS

In preparing this Fairness Opinion, we have assumed that all the information supplied to us by the management of Cannabist is accurate and complete. We have further assumed that all significant factors, contracts or agreements in effect at the date hereof that would have an impact as to the conclusions arrived at in this report have been disclosed to us and there are no material undisclosed liabilities. We have further assumed that all licenses, consents and required authorizations to complete the Transaction will be obtained and that all existing licenses are in force for Cannabist. We have also assumed that Cannabist does not have any material contingent liabilities other than those disclosed in its financial statements and/or by management and that no undisclosed material litigation is pending or threatened which may have an impact on this Fairness Opinion.

APPROACH TO FAIRNESS

The analyses we prepared in issuing this Fairness Opinion must be considered as a whole. In assessing the fairness of the Transaction, from a financial point of view to shareholders of Cannabist and the Senior Noteholders, we considered a number of factors including, but not limited to, the following:

•

The environment for companies operating in the Cannabis Industry has deteriorated at the date of this Fairness Opinion compared to when the Senior Notes were originally issued. Accordingly, the terms of the New Senior Notes issued as part of the Transaction will be less favorable to Cannabist than when the Senior Notes were originally issued. The better terms to the holders of the New Senior Notes would nevertheless be fair given the present state of the Cannabis Industry;

•

Although the principal amounts of the Senior Notes and the New Senior Notes will be the same (if the Convertible Note election is not taken), the New Senior Notes have improved covenants and security and this is a consideration in determining whether the Transaction is fair overall;

•

The New Senior Notes have an interest rate of 9.25% compared to 6.0% with the 2025 Notes, 9.5% with the 2026 Notes and 9.0% with the 2027 Notes. The interest rate of 9.25% by itself is insufficient to compensate the present holders of Senior Notes in the present volatile Cannabis Industry. The holders of the Senior Notes will receive New CBST Common Shares, Early Consent Consideration and additional improved terms (such as independent board seats and improved Corporate Governance protections) that are required to make the Transaction fair;

•	The interest rate of 9.25% payable on the New Senior Notes represents an appropriate premium over the estimated risk-free rate represented by 10 year US bond yields presently of approximately 4.5%;

•

Potential additional capital may be raised by the Company from Anti-Dilutive Warrants being exercised. The provisions for the repurchase of New Senior Notes from any such capital raised is an improved feature to the holders of the Senior Notes supporting the fairness of the Transaction;

•

100% of the New CBST Common Shares issued as part of the Transaction will be subject to a 6-month contractual lock-up and 50% of those New CBST Common Shares will be subject to a one-year contractual lock-up upon completion of the Transaction. This serves to help create an orderly trading market for all Cannabist shareholders and is a contributing factor in the Transaction being fair;

•

The New Convertible Notes retain the same conversion price and features as the 2027 Notes and rank pari passu to the New Senior Notes contributing to the fairness of the Transaction to the 2027 Note holders making a Convertible Note Election;

•

The terms of the Transaction, considered independently, are dilutive to existing Cannabist shareholders. This issue was addressed through the issuance of Anti- Dilutive Warrants to existing Cannabist shareholders (excluding recipients of the New CBST Common Shares to be issued as part of the Transaction). The issuance of these Anti-Dilutive Warrants ensures the existing Cannabist shareholders can participate in future share value post execution of the Transaction;

•

Cannabist attempted to identify possible sources of capital and possibilities to refinance the Senior Notes. No executable transactions were found with better terms as those contained in the Transaction;

•	At the of each Fiscal Quarter End starting March 31, 2026 the Company must adhere to a Net Consolidated Leverage Ratio providing protection to the New Senior Note holders;

•

The number of classes in the previous Senior Note holders (all of which are secured by the same collateral and rank equally as between them) will be reduced with the issuance New Senior Notes which will provide Cannabist with an extended and uniform maturity profile;

•	Inclusion of extension provisions in the Transaction is of benefit to all parties in the Transaction as it ensures stability for Cannabist for a longer time period; and,

•

Should the Verano Shares be used in financing the Early Consent Consideration it will be based on the 30-day Volume-Weighted Average price of those shares, eliminating a short-term fluctuation in the price of Verano Shares and contributing to fairness.

CONCLUSION

Based upon and subject to the foregoing, we are of the opinion that the Transaction is fair, when viewed as a whole and from a financial point of view, to the shareholders of Cannabist and to holders of the Senior Notes.

Yours truly,

Koger Valuations Inc.

APPENDIX G

FORM OF AMENDED AND RESTATED INDENTURE

SEE ATTACHED

AMENDED AND RESTATED TRUST INDENTURE

DATED AS OF THE ● DAY OF MAY, 2025

BETWEEN

THE CANNABIST COMPANY HOLDINGS INC., AS ISSUER

AND

THE CANNABIST COMPANY HOLDINGS (CANADA) INC., AS CO-ISSUER

AND

ODYSSEY TRUST COMPANY, AS TRUSTEE

PROVIDING FOR THE ISSUE OF NOTES

Reconciliation and Tie of this Indenture, relating to Sections 310 through 318, inclusive, of the

Trust Indenture Act of 1939, as amended1

Trust Indenture Act Section	Indenture Section
Section 310(a)(1)	13.1
(a)(2)	13.1
(a)(3)	Not applicable
(a)(4)	Not applicable
(a)(5)	13.1
(b)	13.3
Section 311(a)	13.20
(b)	13.20
Section 312(a)	5.6
(b)	5.10
(c)	5.6
Section 313(a)	13.4
(b)	13.4
(c)	13.4
(d)	13.4
Section 314(a)	7.5, 9.20
(b)	13.21
(c)	13.6
(d)	10.9
(e)	13.6
(f)	Not applicable
Section 315(a)	13.5
(b)	9.13
(c)	13.4
(d)	13.4, 13.5
(e)	9.15
Section 316(a)(last sentence)	1.2
(a)(1)(A)	9.12
(a)(1)(B)	9.2, 14.1
(a)(2)	Not applicable
(b)	9.8
(c)	13.23
Section 317(a)(1)	9.3
(a)(2)	9.4
(b)	3.6
Section 318(a)	1.15

ARTICLE 1 INTERPRETATION		2

1.1	Definitions	2
1.2	Meaning of “Outstanding”	35
1.3	Interpretation	35
1.4	Headings, Etc.	36
1.5	Statute Reference	36
1.6	Day not a Business Day	36
1.7	Applicable Law	36
1.8	Monetary References	36
1.9	Invalidity, Etc.	36
1.10	Language	37
1.11	Successors and Assigns	37
1.12	Benefits of Indenture	37
1.13	Accounting Terms; Changes in U.S. GAAP	37
1.14	Interest Act (Canada)	38
1.15	Incorporation by Reference of Trust Indenture Act; Conflict with Trust Indenture Act	38

ARTICLE 2 NOTEHOLDER COLLATERAL PLATFORM BORROWINGS		38

2.1	Establishment of Noteholder Collateral Platform	38
2.2	Form of Borrowings	39
2.3	Mandatory Provisions of Pledged Notes	39
2.4	Enforcement Request	40

ARTICLE 3 THE NOTES		40

3.1	Issue and Designation of Notes; Ranking	40
3.2	Issuance in Series	40
3.3	Form of Notes	42
3.4	Execution, Authentication and Delivery of Notes	44
3.5	Registrar and Paying Agent	45
3.6	Paying Agent to Hold Money in Trust	45
3.7	Book Entry Only Notes, DRS Advice	45
3.8	Global Notes	46
3.9	Interim Notes	47
3.10	Mutilation, Loss, Theft or Destruction	48
3.11	Concerning Interest	48
3.12	Payments of Amounts Due on Maturity	49
3.13	Legends on Notes	50
3.14	Payment of Interest	51
3.15	Record of Payment	53
3.16	Representation Regarding Third Party Interest	53

ARTICLE 4 TERMS OF THE 2028 NOTES		53

4.1	Definitions	53
4.2	Creation and Designation of the 2028 Notes	53

4.3	Aggregate Principal Amount	53
4.4	Authentication	54
4.5	Date of Issue and Maturity	54
4.6	Interest	54
4.7	Optional Redemption	55
4.8	Optional Redemption for Changes in Withholding Taxes	55
4.9	Mandatory Redemption and Market Purchases	56
4.10	Form and Denomination of the 2028 Notes	56
4.11	Currency of Payment	56
4.12	Additional Amounts	57
4.13	Appointment	58
4.14	Inconsistency	59
4.15	Reference to Principal, Premium, Interest, etc.	59
4.16	Merger, Amalgamation or Winding Up of Cannabist Canada	59
4.17	Additional Early Consent Consideration	59

ARTICLE 5 REGISTRATION, TRANSFER, EXCHANGE AND OWNERSHIP		59

5.1	Register of Certificated Notes	59
5.2	Global Notes	60
5.3	Transferee Entitled to Registration	61
5.4	No Notice of Trusts	62
5.5	Registers Open for Inspection	62
5.6	Issuer to Furnish Trustee Names and Addresses of Holders	62
5.7	Transfers and Exchanges of Notes	63
5.8	Charges for Registration, Transfer and Exchange	66
5.9	Ownership of Notes	66
5.10	Communication to Holders	67
5.11	Cancellation and Destruction	67

ARTICLE 6 REDEMPTION AND PURCHASE OF NOTES		67

6.1	Redemption of Notes	67
6.2	Places of Payment	68
6.3	Partial Redemption	68
6.4	Notice of Redemption	68
6.5	Qualified Redemption Notice	69
6.6	Notes Due on Redemption Dates	70
6.7	Deposit of Redemption Monies	70
6.8	Failure to Surrender Notes Called for Redemption	71
6.9	Cancellation of Notes Redeemed	71
6.10	Purchase of Notes for Cancellation	71

ARTICLE 7 COVENANTS OF THE ISSUER		72

7.1	Payment of Principal, Premium, and Interest	72
7.2	Existence	73
7.3	Payment of Taxes and Other Claims	73
7.4	Keeping of Books	73
7.5	Provision of Reports and Financial Statements	73
7.6	Designation of Restricted and Unrestricted Subsidiaries	76

7.7	Liens	76
7.8	Landlord Consents	77
7.9	Restricted Payments	77
7.10	Incurrence of Indebtedness	80
7.11	Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries	84
7.12	Transactions with Affiliates	87
7.13	Business Activities, Material Permits, and Material Contracts	90
7.14	Repurchase at the Option of Holders – Change of Control	90
7.15	Repurchase at the Option of Holders – Asset Sales	92
7.16	Suspension of Covenants	96
7.17	Post-Closing Security Registration	98
7.18	Financial Covenants	98
7.19	Nomination Rights of Supporting Senior Noteholders, Cannabist Board, Etc.	99
7.20	Use of Warrant Proceeds	101

ARTICLE 8 SECURITY		101

8.1	Security	101
8.2	Equal and Rateable Security	101
8.3	Effective Date of Security	101
8.4	Perfection of Security Interest	102

ARTICLE 9 DEFAULT AND ENFORCEMENT		102

9.1	Events of Default	102
9.2	Acceleration of Maturity; Rescission, Annulment and Waiver	104
9.3	Collection of Indebtedness and Suits for Enforcement by Trustee	106
9.4	Trustee May File Proofs of Claim	107
9.5	Trustee May Enforce Claims Without Possession of Notes	108
9.6	Application of Monies by Trustee	108
9.7	No Suits by Holders	109
9.8	Unconditional Right of Holders to Receive Principal, Premium and Interest	109
9.9	Restoration of Rights and Remedies	110
9.10	Rights and Remedies Cumulative	110
9.11	Delay or Omission Not Waiver	110
9.12	Control by Holders	110
9.13	Notice of Event of Default	111
9.14	Waiver of Stay or Extension Laws	111
9.15	Undertaking for Costs	111
9.16	Judgment Against the Issuer	111
9.17	Immunity of Officers and Others	112
9.18	Notice of Payment by Trustee	112
9.19	Trustee May Demand Production of Notes	112
9.20	Statement by Officers	112

ARTICLE 10 DISCHARGE AND DEFEASANCE		113

10.1	Satisfaction and Discharge	113
10.2	Option to Effect Discharge, Legal Defeasance or Covenant Defeasance	114
10.3	Legal Defeasance and Discharge	114
10.4	Covenant Defeasance	114

10.5	Conditions to Legal or Covenant Defeasance	115
10.6	Application of Trust Funds	116
10.7	Repayment to the Issuer	117
10.8	Continuance of Rights, Duties and Obligations	117
10.9	Release of Liens	117

ARTICLE 11 MEETINGS OF HOLDERS		119

11.1	Purpose, Effect and Convention of Meetings	119
11.2	Notice of Meetings	120
11.3	Chair	121
11.4	Quorum	122
11.5	Power to Adjourn	122
11.6	Voting	122
11.7	Poll	122
11.8	Proxies	123
11.9	Persons Entitled to Attend Meetings	123
11.10	Powers Cumulative	123
11.11	Minutes	123
11.12	Instruments in Writing	124
11.13	Binding Effect of Resolutions	124
11.14	Evidence of Rights of Holders	124

ARTICLE 12 SUCCESSORS TO THE ISSUER AND THE RESTRICTED SUBSIDIARIES		125

12.1	Merger, Consolidation or Sale of Assets	125
12.2	Vesting of Powers in Successor	127

ARTICLE 13 CONCERNING THE TRUSTEE		127

13.1	Corporate Trustee Required; Eligibility	127
13.2	No Conflict of Interest	127
13.3	Replacement of Trustee or Collateral Trustee	128
13.4	Rights and Duties of Trustee	130
13.5	Reliance Upon Declarations, Opinions, etc.	133
13.6	Evidence and Authority to Trustee, Opinions, etc.	134
13.7	Officers’ Certificates Evidence	135
13.8	Experts, Advisers and Agents	135
13.9	Trustee May Deal in Notes	135
13.10	Trustee Not Ordinarily Bound	136
13.11	Investment of Monies Held by Trustee	136
13.12	[Reserved]	137
13.13	Trustee Not Required to Give Security	137
13.14	Trustee Not Bound to Act on Issuer’s Request	137
13.15	Conditions Precedent to Trustee’s Obligations to Act Hereunder	137
13.16	Authority to Carry on Business	137
13.17	Compensation and Indemnity	138
13.18	Acceptance of Trust	138
13.19	Anti-Money Laundering	138
13.20	Privacy	139

13.21	Preferential Collection of Claims Against Issuer	139
13.22	Evidence of Recording of Indenture	139
13.23	Certificates of Fair Value	140
13.24	Acts of Holders; Record Dates	140

ARTICLE 14 AMENDMENT, SUPPLEMENT AND WAIVER		140

14.1	Ordinary Consent	140
14.2	Special Consent	141
14.3	Without Consent	142
14.4	Form of Consent	143
14.5	Supplemental Indentures	143

ARTICLE 15 GUARANTEES		144

15.1	Issuance of Guarantees	144
15.2	Release of Guarantees	145

ARTICLE 16 NOTICES		146

16.1	Notice to Issuer	146
16.2	Notice to Holders	146
16.3	Notice to Trustee or Collateral Trustee	147
16.4	Mail Service Interruption	147

ARTICLE 17 MISCELLANEOUS		147

17.1	Copies of Indenture	147
17.2	Force Majeure	147
17.3	Waiver of Jury Trial	148
17.4	Appointment of Supporting Senior Noteholder Representative	148

ARTICLE 18 EXECUTION AND FORMAL DATE		149

18.1	Execution	149
18.2	Formal Date	149

THIS AMENDED AND RESTATED INDENTURE is made as of May ●, 2025, and amends and restates in its entirety the Trust Indenture dated as of May 14, 2020, as amended by the first supplemental indenture dated as of June 19, 2020, as further amended by the second supplemental indenture dated as of June 29, 2021, as further amended by the third supplemental indenture dated as of February 2, 2022, as further amended by the fourth supplemental indenture dated as of February 3, 2022, as further amended by the fifth supplemental indenture dated as of May 5, 2022, as further amended by the sixth supplemental indenture dated as of September 20, 2023, as further amended by the seventh supplemental indenture dated as of March 19, 2024, and as further amended by the eighth supplemental indenture dated as of March ●, 2025 (collectively, the (the “Original Indenture”).

BETWEEN:

THE CANNABIST COMPANY HOLDINGS INC., a company subsisting under the laws of the Province of British Columbia (hereinafter “Cannabist” or the “Issuer”);

THE CANNABIST COMPANY HOLDINGS (CANADA) INC., a company subsisting under the laws of Canada (hereinafter the “Co-Issuer” and together with the Cannabist, the “Issuers” and each, individually, an “Issuer”); and

ODYSSEY TRUST COMPANY, a trust company continued under the laws of Canada authorized to carry on the business of a trust company in British Columbia (hereinafter called the “Trustee”).

WITNESSETH THAT:

WHEREAS Issuers consider it desirable for its business purposes to create and issue Notes of one or more series and other debt securities and engage in other forms of borrowing from time to time, all of the foregoing to be secured in the manner set forth in this Indenture.

AND WHEREAS the Issuers have issued (i) $74,500,000 aggregate principal amount of 6.0% Senior Secured Convertible Notes due June 29, 2025, of which $59,500,000 aggregate principal amount remained outstanding as of the date of the CBCA Proceedings (the “2025 Convertible Notes”); (ii) $185,000,000 aggregate principal amount of 9.5% Senior Secured Notes due February 3, 2026 (the “2026 Notes”), and (iii) $25,750,000 aggregate principal amount of 9.0% Senior Secured Convertible Notes due March 19, 2027, of which $25,450,00,000 aggregate principal amount remained outstanding as of the date of the CBCA Proceedings (the “2027 Convertible Notes”);

AND WHEREAS pursuant to the CBCA Proceedings (as defined herein), and subject to the terms hereof, the Issuers may issue Notes hereunder, and as of the date hereof have duly authorized the issuance of up to (i) $● aggregate principal amount of 9.25% Senior Secured Notes due December 31, 2028, which Notes shall be issued in exchange for, on a dollar-for-dollar basis, the 2025 Convertible Notes, 2026 Notes and an aggregate principal amount of $● 2027 Convertible Notes, and be issued pursuant to Section 4 of this Amended and Restated Indenture; and (ii) $● in aggregate principal amount of 9.0% Senior Secured Convertible Notes due December 31, 2028, which shall be issued in exchange for (and as partial consideration for, in accordance with the CBCA proceedings), on a dollar-for-dollar basis, an aggregate principal amount of $● 2027 Convertible Notes and be issued pursuant to a the first supplemental indenture to this Amended and Restated Indenture dated as of the date hereof.

NOW THEREFORE in consideration of the agreement contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby covenanted, agreed and declared as set forth herein:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Indenture (including the recitals hereto) and in the Notes, unless there is something in the subject matter or context inconsistent therewith, the expressions following shall have the following meanings:

“2025 Convertible Notes” has the meaning given to that term in the recitals.

“2026 Notes” has the meaning given to that term in the recitals.

“2027 Convertible Notes” has the meaning given to that term in the recitals.

“2028 Convertible Notes” means the 9.0% Senior Secured Convertible Notes due December 31, 2028, unless extended by the Issuer in accordance with the terms of this Indenture, created and designated pursuant to the first supplemental indenture dated as of the date hereof.

“2028 Note Maturity Date” means December 31, 2028, subject to any extensions in accordance with Section 4.5 hereof.

“2028 Notes” means the 9.25% Senior Secured Notes due December 31, 2028, unless extended by the Issuer in accordance with the terms of this Indenture, created and designated pursuant to Article 4.

“Accounting Change” has the meaning set forth in Section 1.13.

“Accounting Change Notice” has the meaning set forth in Section 1.13.

“Accredited Investor” means an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the U.S. Securities Act.

“Acquired Debt” means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, regardless of whether such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person.

“Act” means the Business Corporations Act (British Columbia), as the same may be amended from time to time, and any successor legislation thereto, except where otherwise expressly provided;

“Additional Amounts” has the meaning set forth in (a) Section 4.12 in the case of the 2028 Notes and (b) the Supplemental Indenture providing for the relevant series of Notes, in the case of any other Notes.

“Additional Notes” means Notes of any series (other than the Notes issued on the initial issue date of the relevant series of Notes and any Notes issued in exchange or in replacement (in whole or in part) for such initial Notes) issued under this Indenture in accordance with Section 3.2.

“Advance Offer” has the meaning given to that term in Section 7.15.

“Advance Portion” has the meaning given to that term in Section 7.15.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” will have correlative meanings.

“Affiliate Transaction” has the meaning given to that term in Section 7.12.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depository that apply to such transfer or exchange.

“Applicable Securities Legislation” means, at any time, applicable securities laws (including rules, regulations, policies, instruments and blanket orders) in each of the provinces and territories of Canada and applicable United States federal securities laws.

“Approved Sales” means any pending or contemplated Asset Sales involving the Issuer or any of its Restricted Subsidiaries that is (i) listed in Section 1 of Appendix D and has been approved by a majority of the Board of Directors at the time such transaction is consummated, or (ii) listed in Section 2 of Appendix D and has been unanimously approved by the Board of Directors at the time such transaction is consummated.

“Appointment Period” has the meaning given to that term in Section 7.19(a).

“Articles” means the articles of Cannabist, as amended from time to time.

“Asset Sale” means any of the following:

(a)

the sale, conveyance or other disposition of any assets (including the sale of Verano Common Shares), other than a transaction governed by and pursuant to the provisions of Section 7.14 or Section 12.1 of this Indenture; and

(b)

the issuance of Equity Interests by any of the Restricted Subsidiaries or the sale, transfer or other conveyance by the Issuer or any Restricted Subsidiary thereof of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares or shares required to be owned by other Persons pursuant to applicable law).

Notwithstanding the preceding, the following items will be deemed not to be Asset Sales:

(a)	any single transaction or series of related transactions that involves assets or other Equity Interests having a Fair Market Value of less than $2.0 million;

(b)	any issuance or transfer of assets or Equity Interests between or among the Issuer and its Restricted Subsidiaries;

(c)	the sale or other disposition of cash or Cash Equivalents;

(d)

dispositions (including without limitation surrenders and waivers) of accounts or notes receivable or other contract rights in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(e)

the trade or exchange by the Issuer or any Restricted Subsidiary thereof of any asset for any other asset or assets that is used or useable in a Permitted Business, including any cash or Cash Equivalents necessary in order to achieve an exchange of equivalent value; provided, however, that the Fair Market Value of the asset or assets received by the Issuer or any Restricted Subsidiary in such trade or exchange (including any such cash or Cash Equivalents) is at least equal to the Fair Market Value (as determined in good faith by the Board of Directors or an executive officer of the Issuer or such Subsidiary with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision) of the asset or assets disposed of by the Issuer or any Restricted Subsidiary pursuant to such trade or exchange;

(f)

any sale, lease, conveyance or other disposition of (i) inventory, products, services or accounts receivable in the ordinary course of business, and (ii) any property or equipment that has become damaged, worn out or obsolete or pursuant to a program for the maintenance or upgrading of such property or equipment;

(g)	the creation of a Lien not prohibited by this Indenture and any disposition of assets resulting from the enforcement or foreclosure of any such Lien;

(h)	the disposition of assets that, in the good faith judgment of the Issuer, are no longer used or useful in the business of such entity;

(i)	a Restricted Payment or Permitted Investment that is otherwise permitted by this Indenture;

(j)	leases or subleases in the ordinary course of business to third persons otherwise in accordance with the provisions of this Indenture;

(k)	an issuance of Capital Stock by a Restricted Subsidiary to the Issuer or to a wholly owned Restricted Subsidiary of the Issuer;

(l)	a surrender or waiver of contract rights or a settlement, release or surrender of contract, tort or other claims in the ordinary course of business;

(m)	foreclosure on assets or property;

(n)

sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements and the transfer of assets as part of the consideration for Investment in a joint venture so long as the Fair Market Value of such assets is counted against the amount of Investments permitted pursuant to Section 7.9;

(o)	sales or dispositions in connection with Permitted Liens;

(p)

sales or dispositions in respect of which the Issuer or a Restricted Subsidiary is required to pay the proceeds thereof to a third party pursuant to the terms of agreements or arrangements in existence as at the Issue Date; and,

(q)

any sale, transfer or other disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.

“Asset Sale Offer” has the meaning given to that term in Section 7.15.

“Authentication Order” has the meaning given to that term in Section 3.4(c).

“Bankruptcy Law” means the BIA, the CCAA and the Winding Up and Restructuring Act (Canada), each as now and hereafter in effect, any successors to such statutes, any other applicable insolvency, winding-up, dissolution, restructuring, reorganization, liquidation, or other similar law of any jurisdiction, and any law of any jurisdiction (including any corporate law relating to arrangements, reorganizations, or restructurings) permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Beneficial Holder” means any Person who holds a beneficial interest in a Global Note as shown on the books of the Depository or a Participant.

“BIA” means the Bankruptcy and Insolvency Act (Canada) as now and hereinafter in effect, or any successor statute.

“Board of Directors” means:

(a)	with respect to a corporation, the board of directors of the corporation or a duly authorized committee thereof;

(b)	with respect to a partnership, the board of directors of the general partner of the partnership;

(c)	with respect to any other Person, the board, committee or governing body of such Person serving a similar function.

“Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of the Issuer to have been duly adopted by the Board of Directors of the Issuer and to be in full force and effect on the date of such certification.

“Book Entry Only Notes” means Notes of a series which, in accordance with the terms applicable to such series, are to be held only by or on behalf of the Depository.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of Vancouver, British Columbia are authorized or required by law, regulation or executive order to remain closed.

“Cannabist” has the meaning given to such term in the preamble.

“Capital Stock” means:

(a)	in the case of a corporation, corporate stock or shares;

(b)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(a)	United States or Canadian dollars Euros or Pound Sterling, in an amount up to the amount necessary or appropriate to fund local operating expenses, other currencies;

(b)

securities issued or directly and fully guaranteed or insured by the government of the United States or Canada or any agency or instrumentality thereof (provided that the full faith and credit of the United States or Canada, as the case may be, is pledged in support of such securities), maturing, unless such securities are deposited to defease any Indebtedness, not more than one year from the date of acquisition;

(c)

certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any commercial bank organized under the laws of the United States, Canada or any other country that is a member of the Organization for Economic Cooperation and Development, in each case, having capital and surplus in excess of $500.0 million and a rating at the time of acquisition thereof of P-1 or better from Moody’s or A-1 or better from Standard & Poor’s, or, with respect to a commercial bank organized under the laws of Canada, the equivalent thereof by DBRS;

(d)

repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e)

commercial paper having one of the two highest ratings obtainable from any of (i) Moody’s, (ii) Standard & Poor’s or (iii) DBRS, and in each case maturing within one year after the date of acquisition;

(f)

securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, any province or territory of Canada, or by any political subdivision or Taxing Authority thereof, rated at least “A” by Moody’s or Standard & Poor’s or, with respect to any province or territory of Canada, the equivalent thereof by DBRS, and in each case having maturities of not more than one year from the date of acquisition; and

(g)	money market funds, of which at least a majority of the assets constitute Cash Equivalents of the kinds described in clauses (a) through (g) of this definition.

“CBCA Proceedings” means the proceedings under section 192 of the Canada Business Corporations Act commenced in the Ontario Superior Court of Justice (Commercial List), Court File No. ● relating to a proposed arrangement of the Co-Issuer and involving Cannabist, [Columbia Care - Arizona, Tempe LLC; Columbia Care - Arizona, Prescott LLC; CA Care LLC; CC California LLC; Focused Health LLC; Mission Bay, LLC; PHC Facilities, Inc.; Resource Referral Services, Inc.; The Healing Center Of San Diego; The Wellness Earth Energy Dispensary, Inc.; Beacon Holdings, LLC; Futurevision, Ltd.; Infuzionz, LLC; MJ Brain Bank, LLC; Rocky Mountain Tillage, LLC; The Green Solution, LLC; CC VA HoldCo LLC; Columbia Care - Arizona, Prescott DE, LLC; Columbia Care - Arizona, Tempe DE, LLC; Columbia Care CO Inc.; Columbia Care DC LLC; Columbia Care DE Management, LLC; Columbia Care Delaware, LLC; Columbia Care Illinois LLC; Columbia Care LLC; Columbia Care Maryland LLC; Columbia Care PR LLC; Columbia Care-Arizona LLC; Green Leaf Medical, LLC; Oveom LLC; Curative Health Cultivation LLC; Curative Health LLC; Patriot Care Corp.; Columbia Care MD, LLC; Green Leaf

Extracts, LLC; Time For Healing, LLC; Wellness Institute Of Maryland, LLC; Columbia Care New Jersey LLC; Columbia Care Industrial Hemp LLC; Columbia Care NY LLC; Cannascend Alternative Logan, L.L.C.; Cannascend Alternative, LLC; CC OH Realty LLC; Corsa Verde LLC; Green Leaf Medical of Ohio II, LLC; Green Leaf Medical of Ohio III, LLC; CCPA Industrial Hemp LLC; Columbia Care Pennsylvania LLC; Green Leaf Medicals LLC; Green Leaf Medical Of Virginia, LLC; Columbia Care WV Industrial Hemp LLC; Columbia Care WV LLC; VentureForth Holdings LLC; VentureForth LLC.]

“CCAA” means the Companies Creditors Arrangement Act (Canada) as now and hereinafter in effect, or any successor statute.

“CDS” means CDS Clearing and Depository Services Inc. and its successors.

“Change of Control” means the occurrence of any one or more of the following events:

(a)	the sale, lease, exchange or other transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole;

(b)	any Person or group of Persons, acting jointly or in concert, is or becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of Cannabist; or

(c)	the adoption of a plan relating to the liquidation or dissolution of Cannabist which is not permitted by Section 12.1.

Notwithstanding anything to the contrary in this definition, the following will be deemed not to be a Change of Control: a merger, arrangement, amalgamation, continuance, consolidation or reorganization that results in (i) Cannabist reincorporating, continuing or re-domiciling into a jurisdiction within (a) the United States (including any state thereof or the District of Columbia) or (b) Canada (including any province or territory thereof), so long as any Person or group of Persons, acting jointly or in concert, does not become the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the successor Person resulting from such merger, arrangement, amalgamation, continuance, consolidation or reorganization, or (ii) an Issuer Combination.

For purposes of this definition, (i) a beneficial owner of a security includes any Person or group of persons who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (A) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (B) investment power, which includes the power to dispose of, or to direct the disposition of, such security; (ii) a Person or group of Persons shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement; and (iii) to the extent that one or more regulatory approvals are required for any of the transactions or circumstances described in clauses (a), (b) or (c) above to become effective under applicable law and such approvals have not been received before such transactions or circumstances have occurred, such transactions or circumstances shall be deemed to have occurred at the time such approvals have been obtained and become effective under applicable law.

“Change of Control Offer” has the meaning given to that term in Section 7.14(a).

“Change of Control Payment” has the meaning given to that term in Section 7.14(a).

“Change of Control Payment Date” has the meaning given to that term in Section 7.14(a).

“Charges” has the meaning given to that term in Section 4.6(c).

“Collateral” means all Property of the Issuer and the Guarantors, whether now owned or hereafter acquired, in which Liens are, from time to time, granted to the Collateral Trustee to secure the Obligations of the Issuer and the Guarantors pursuant to the Notes and the Noteholder Collateral Platform; provided that, the Collateral shall not include the Excluded Property.

“Collateral Trustee” means Odyssey Trust Company in its capacity as collateral trustee for and on behalf of itself and the Noteholders under the Indenture and the Security Documents and any successor trustee or agent appointed hereunder.

“Conditions” has the meaning given to that term in Section 7.19(d).

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, and without duplication:

(a)

an amount equal to any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(b)

all extraordinary, unusual or non-recurring items of loss or expense, including restructuring costs not otherwise defined in subsection (f) hereof, to the extent deducted in computing such Consolidated Net Income provided that the amount added back hereunder, together with any amounts added back pursuant to subsection (h) hereof shall not exceed 12.5% of Consolidated EBITDA for any four fiscal quarter period ending on such date (calculated prior to giving effect to any adjustment pursuant to this clause (b); plus

(c)

provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(d)

Consolidated Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Consolidated Fixed Charges were deducted in computing such Consolidated Net Income; plus

(e)

depreciation, depletion, amortization (including amortization of intangibles and deferred financing costs but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(f)

severance costs, costs related to closing facilities, and costs related to lease buy-outs; provided that in each case such costs or charges were deducted in calculating Consolidated Net Income for such period; plus

(g)	[Reserved].

(h)

the amount of any one-time and non-recurring costs relating to opening or relocating facilities, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition and other business optimization expenses and project start-up costs; provided that the aggregate amount for all cash items added pursuant to this clause (h) together with any amounts added back pursuant to subsection (b) hereof shall not exceed 12.5% of Consolidated EBITDA for any four fiscal quarter period ending on such date (calculated prior to giving effect to any adjustment pursuant to this clause (h)); plus

(i)

the amount of identified cost savings projected by the Issuer in good faith to result from actions taken or expected to be taken not later than twelve months after the end of such period (which identified cost savings shall be calculated as though they had been realized on the first day of the period for which Consolidated EBITDA is being determined); provided that (x) such cost savings are reasonably identifiable and factually supportable and (y) the aggregate amount of cost savings added pursuant to this clause (i) for any date for the four fiscal quarter period ending on such date shall not exceed, 10% of Consolidated EBITDA for any four fiscal quarter period ending on such date (calculated prior to giving effect to any adjustment pursuant to this clause (i)); plus

(j)

all expenses related to restricted stock, redeemable stock or stock options interests granted to officers, directors and employees, to the extent such expenses were deducted in computing such Consolidated Net Income; plus

(k)	all non-cash items decreasing such Consolidated Net Income for such period; minus

(l)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; plus

(m)

all expenses and costs incurred in connection with the CBCA Proceedings and issuance of the 2028 Notes and 2028 Convertible Notes that are paid within 180 days after the completion of the CBCA Proceedings;

in each case, on a consolidated basis and determined in accordance with U.S. GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Consolidated Fixed Charges of and the depreciation, depletion and amortization and other non-cash expenses of, a Restricted Subsidiary of the Issuer will be added to Consolidated Net Income to compute Consolidated EBITDA of the Issuer (A) in the same proportion that the net income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Issuer and

(B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed, directly or indirectly, to the Issuer by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Consolidated Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than the Incurrence or repayment of revolving credit borrowings, except to the extent that a repayment is accompanied by a permanent reduction in revolving credit commitments) or issues, repurchases or redeems Disqualified Stock subsequent to the commencement of the period for which the Consolidated Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Consolidated Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period; provided that, in the event that the Issuer shall classify Indebtedness Incurred on the date of determination as Incurred in part pursuant to one or more clauses of the definition of “Permitted Debt”, any calculation of Consolidated Fixed Charges pursuant to this definition on such date (but not in respect of any future calculation following such date) shall not include any such Indebtedness (and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness from the proceeds thereof) to the extent Incurred pursuant to any such other clause of the definition of “Permitted Debt” on such date. In addition, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio:

(a)

acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and Consolidated EBITDA for such reference period will be calculated on a pro forma basis in good faith on a reasonable basis by a responsible financial or accounting Officer of the Issuer; provided that such Officer may in his discretion include any pro forma changes to Consolidated EBITDA, including any pro forma reductions of expenses and costs, that have occurred or are reasonably expected by such Officer to occur within twelve months;

(b)	the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with U.S. GAAP, will be excluded;

(c)

the Consolidated Fixed Charges attributable to discontinued operations, as determined in accordance with U.S. GAAP, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(d)

Consolidated Fixed Charges attributable to non-recurring charges associated with any premium or penalty paid, write-offs of deferred financing costs (including unamortized original issue discount) or other financial recapitalization changes in connection with redeeming or retiring any Indebtedness prior to its maturity, will be excluded;

(e)

any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period and any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(f)

Consolidated Fixed Charges attributable to interest on any Indebtedness (whether existing or being Incurred) calculated on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

“Consolidated Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(a)

the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including amortization of debt issuance costs and original issue discount (provided, however, that any amortization of bond premium will be credited to reduce Consolidated Fixed Charges unless pursuant to U.S. GAAP, such amortization of bond premium has otherwise reduced Consolidated Fixed Charges), non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(b)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(c)	any interest expense actually paid on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries;

in each case, on a consolidated basis and in accordance with U.S. GAAP.

“Consolidated Indebtedness” as of any date means the aggregate principal amount of Indebtedness of the Issuer and its Restricted Subsidiaries (other than inter-company Indebtedness outstanding on such date, solely to the extent such inter-company Indebtedness is by and among Restricted Subsidiaries), determined on a consolidated basis in accordance with U.S. GAAP.

“Consolidated Net Income” means, with respect to Cannabist for any period, the aggregate of the net income (loss) of Cannabist and its Subsidiaries for such period, on a consolidated basis, determined in accordance with U.S. GAAP; provided that:

(a)

the net income or loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(b)

a net loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent such loss has been funded with cash from the specified Person or a Restricted Subsidiary thereof;

(c)	the cumulative effect of a change in accounting principles will be excluded;

(d)	[Reserved];

(e)

to the extent deducted in the calculation of net income, any non-recurring charges associated with any premium or penalty paid, write-offs of deferred financing costs (including unamortized original issue discount) or other financial recapitalization changes in connection with redeeming or retiring any Indebtedness prior to its maturity will be added back to the calculation of Consolidated Net Income;

(f)

any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(g)	any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss;

(h)	any asset impairment write downs under U.S. GAAP will be excluded;

(i)	unrealized gains and losses due solely to fluctuations in currency values and the related tax effects according to U.S. GAAP will be excluded; and

(j)	unrealized losses and gains under Hedging Obligations included in the determination of Consolidated Net Income, will be excluded.

“Consolidated Net Leverage Ratio” means, as of any date of determination, with respect to the Issuer, the ratio of (a) Consolidated Indebtedness as of the date of determination to (b) Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available (determined on a pro forma basis after giving effect to such adjustments as are consistent with those set forth in the definition of “Consolidated Fixed Charge Coverage Ratio”), provided that, for purposes of calculating the foregoing, the value of (i) cash and Cash Equivalents (other than restricted cash) held by the Issuer and its Restricted Subsidiaries as of the date of determination (in an amount not to exceed $45 million), and (ii) the Verano Common Shares held by the Issuer or its Restricted Subsidiaries as of the date of determination (which value shall be deemed to be an amount equal to the product of (x) the 5-day Volume-Weighted Average Price of the Verano Common Shares on the Cboe Canada (or such other recognized exchange on which the highest amount of trading volume occurs) as at the date of determination, and (y) 0.75), shall reduce the amount of Consolidated Indebtedness on a dollar-for-dollar basis; and, provided further, that Taxes due and payable shall not be included in Consolidated Indebtedness for purposes of determining the Consolidated Net Leverage Ratio (provided that such Taxes do not exceed the amounts set forth in Section 3 of Appendix D as of the date of determination).

“Consolidated Net Tangible Assets” means, with respect to any Person as of any date of determination, the amount which, in accordance with U.S. GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated statement of financial position of such Person and its Restricted Subsidiaries (except for purposes of Section 7.6, in which case the applicable consolidated statement of financial position will be in respect of the Issuer and all of its Subsidiaries), less all goodwill, patents, tradenames, trademarks, copyrights, franchises, experimental expenses, organization expenses and any other amounts classified as intangible assets in accordance with U.S. GAAP.

“Controlled Accounts” has the meaning given to that term in Section 7.17.

“Counsel” means a barrister or solicitor or firm of barristers or solicitors retained or employed by the Trustee or retained or employed by the Issuer and reasonably acceptable to the Trustee.

“Credit Facilities” means, if designated by the Issuer to be included in the definition of “Credit Facility”, one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, securitization or receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) Debt Issuances, debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“DBRS” means, collectively, DBRS Limited, DBRS, Inc. and DBRS Ratings Limited or any successor ratings agency thereto.

“Debt Issuances” means one or more issuances after the date of this Indenture of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Definitive Note” means a certificated Note or Direct Registration System advice registered in the name of the Holder thereof and issued in accordance with Sections 5.2(b) and 5.6 hereof, and, in the case of a certificated Note, substantially in the form set out herein or in the Supplemental Indenture providing for the relevant series of Notes, except that such Note will not bear the Global Note Legend.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depository” means CDS and such other Person as is designated in writing by the Issuer and acceptable to the Trustee to act as depository in respect of any series of Book Entry Only Notes.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash and non-Cash Equivalents consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as “Designated Non-cash Consideration” pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repayment of, or with respect to, such Designated Non-cash Consideration.

“Designated Rating Organization” means each of Standard & Poor’s, Moody’s and DBRS.

“Directors Election Meeting” means any meeting of shareholders of Cannabist at which Directors are to be elected to the Board of Directors.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 7.9. The term “Disqualified Stock” will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the Notes mature. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that Cannabist and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“EDGAR” means the electronic data gathering, analysis, and retrieval database maintained by the U.S. Securities and Exchange Commission.

“Enforcement Request” has the meaning given to that term in Section 2.4.

“Enforcing Noteholders” has the meaning given to that term in Section 2.4

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means (i) a public or private offer and sale of Capital Stock (other than (a) Disqualified Stock or (b) equity securities issuable under any employee benefit plan of Cannabist or any Subsidiary of Cannabist to any Person (other than a Subsidiary of Cannabist) or (ii) a contribution to the equity capital of Cannabist by any Person (other than a Subsidiary of Cannabist).

“Event of Default” has the meaning given to that term in Section 9.1 and any other event defined as an “Event of Default” in this Indenture.

“Excess Proceeds” has the meaning given to that term in Section 7.15(c).

“Exchange Date” has the meaning given to that term in Section 4.2(b).

“Excluded Holder” has the meaning set forth in (a) Section 4.12 in the case of the 2028 Notes and (b) the Supplemental Indenture providing for the relevant series of Notes in the case of any other Notes.

“Excluded Property” means (i) real property subject to existing mortgages, (ii) any motor vehicle, airplane or other asset subject to a certificate of title (other than to the extent a security interest therein can be perfected by filing a PPSA financing statement or an “all assets” UCC financing statement and without the requirement to list any VIN, serial or similar number), (iii) any letter of credit right (other than to the extent such right can be perfected by filing a PPSA financing statement or an “all assets” UCC financing statement) and commercial tort claims, (iv) any governmental or regulatory license or state or local franchise, charter, consent, permit or authorization to the extent the granting of a security interest therein is prohibited or restricted thereby or by applicable law (after giving effect to the applicable anti-assignment provisions of the PPSA or UCC, as applicable), provided that, (1) the Collateral shall include, and the security interest granted by each grantor shall attach to such property, immediately at such time as the prohibition shall no longer be applicable and to the extent severable, any portion of such license or other agreement not subject to the prohibition specified in this clause (iv), and (2) the exclusions referred to in this clause (iv) shall not include any proceeds of any such license or other agreement to the extent permitted by applicable law, (v) margin stock, (vi) general intangibles and any lease, license, permit or other agreement or any property or right subject thereto to the extent that a grant of a security interest therein would (after giving effect to the applicable anti-assignment provisions of the PPSA or UCC, as applicable) violate or invalidate such item or create a right of termination in favor of or otherwise require consent thereunder from any other party thereto (other than the Issuer or any Guarantor) which has not been obtained with commercially reasonable efforts within 120 days after the Issue Date provided that, (1) the Collateral shall include, and the security interest granted by each grantor shall attach to such property, immediately at such time as the prohibition shall no longer be applicable and to the extent severable, any portion of such agreement not subject to the prohibition specified in this clause (vi), and (2) the exclusions referred to in this clause (vi) shall not include any proceeds of any such license or other agreement, (vii) any pledge or security interest prohibited or restricted by applicable law, rule or regulation or any agreement with any governmental authority or which would (after giving effect to the applicable anti-assignment provisions of the PPSA or UCC, as applicable) require any governmental (including regulatory) consent, approval, license or authorization to provide such security interest which has not been obtained (with no requirement to seek or obtain the consent of any governmental authority or third party), provided that, (1) the Collateral shall include, and the security interest granted by each grantor shall attach to such property, immediately at such time as the prohibition or restriction shall no longer be applicable and to the extent severable, any portion of such license or other agreement not subject to the prohibition specified in this clause (vii), and (2) the exclusions referred to in this clause (vii) shall not include any proceeds of any such property, (viii) any “intent-to-use” trademark application prior to the filing of a statement of use, solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; provided that, upon submission and acceptance by the PTO of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall automatically be considered Collateral without further action on any party’s part, and (ix) any other exception set forth in the Security Documents.

“Existing Indebtedness” means the aggregate amount of the Indebtedness of Issuer and its Restricted Subsidiaries (other than the Notes issued hereby and the related Subsidiary Guarantees) in existence on the Issue Date, until such Indebtedness is repaid or otherwise renewed, refinanced, replaced, defeased or discharged.

“Extension Notice” has the meaning given to that term in Section 4.5.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy; provided that, any determination of Fair Market Value in excess of $15 million shall be made in good faith by the Chief Executive Officer and/or the Chief Financial Officer of Cannabist.

“First-Lien Indebtedness” means Indebtedness under the Notes (including any Additional Notes), Indebtedness under Subsidiary Guarantees and any other Permitted Pari Indebtedness that becomes secured under the Noteholder Collateral Platform in accordance with the terms hereof.

“First-Priority Lien” means a first-priority Lien granted to the Collateral Trustee upon any Property of the Issuer or any Guarantor to secure First-Lien Indebtedness.

“Global Note Legend” means the legend set forth in Section 3.13(a), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means certificates representing the aggregate principal amount of Notes issued and outstanding and held by, or on behalf of, a Depository.

“Government Securities” means direct obligations of, or obligations guaranteed by, the federal government of the United States for the timely payment of which guarantee or obligations the full faith and credit of the federal government of the United States is pledged.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person

“Guarantor” means each Initial Guarantor and any other Person that becomes a Guarantor pursuant to Section 15.1 or that otherwise executes and delivers a Subsidiary Guarantee to the Collateral Trustee.

“Hedging Obligations” means, with respect to any specified Person, the Obligations of such Person under:

(a)	interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements with respect to interest rates;

(b)	commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements with respect to commodity prices;

(c)	foreign exchange contracts, currency swap agreements and other agreements or arrangements with respect to foreign currency exchange rates; and

(d)	other agreements or arrangements designed to protect such Person or any Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates.

“Holder” means a Person in whose name a Note (including a Pledged Note) is registered.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Issuer will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Issuer and (2) neither the accrual of interest or dividends nor the accretion of original issue discounts nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) will be considered an Incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Consolidated Fixed Charges and Indebtedness of the Issuer or its Restricted Subsidiary as accrued.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(a)	in respect of borrowed money;

(b)	evidenced by bonds, Notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c)	in respect of banker’s acceptances;

(d)	in respect of Lease Obligations and purchase money obligations entered into by such Person;

(e)

all obligations to pay the deferred and unpaid portion of the purchase price of any property or services (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any earn-out or similar obligations (unless subject to a bona fide dispute);

(f)	representing Disqualified Stock valued as provided in the definition of the term “Disqualified Stock;”

(g)	representing Hedging Obligations; or

(h)	all preferred stock issued by such Person, if such Person is a Restricted Subsidiary or the Issuer and is not a Guarantor.

In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, the following shall not constitute Indebtedness:

(a)

any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such obligation is extinguished within five Business Days of its incurrence;

(b)

any obligation arising from any agreement providing for indemnities, guarantees, purchase price adjustments, holdbacks, contingency payment or earnout obligations based on the performance of the acquired or disposed assets, subordinated vendor takeback loan or similar obligations (other than guarantees of Indebtedness) customarily Incurred by any Person in connection with the acquisition or disposition of any assets, including Capital Stock, in an aggregate amount not to exceed $3.0 million at any one time outstanding;

(c)

any indebtedness that has been defeased in accordance with U.S. GAAP or defeased pursuant to the irrevocable deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable, including all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and in accordance with the other applicable terms of the instrument governing such indebtedness; provided, however, if any such defeasance shall be terminated prior to the full discharge of the Indebtedness for which it was Incurred, then such Indebtedness shall constitute Indebtedness for all relevant purposes of this Indenture; and

(d)	any item that would not appear as a liability upon a balance sheet of the specified Person in accordance with U.S. GAAP.

The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations described above, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and will be:

(a)	the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(b)	the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Indenture” means this indenture (including, for the avoidance of any doubt, the preamble and recitals hereto), as originally executed or as it may from time to time be supplemented, amended, restated, or otherwise modified in accordance with the terms hereof, including, for all purposes of this instrument and any such supplemental indenture, the provisions of the Trust Indenture Act that are deemed to be a part of and govern this instrument and any such supplemental indenture, respectively.

“Initial Guarantors” means each Restricted Subsidiary that has delivered a Subsidiary Guarantee on the Issue Date, being the Restricted Subsidiaries listed in Part I of Appendix C.

“Initial Issue Date” means May 14, 2020.

“Interest Payment Date” means, for each series of Notes, a date specified in each series of Notes or the Supplemental Indenture providing for such series of Notes (or in the case of the 2028 Notes, as specified in Article 4), as the date on which an instalment of interest on such Notes shall become due and payable.

“Interest Period” means the period commencing on the later of (a) the Issue Date and (b) the immediately preceding Interest Payment Date on which interest has been paid, and ending on the day immediately preceding the Interest Payment Date in respect of which interest is payable. Notwithstanding the foregoing, Interest shall be owed for any Interest Period prior to the Issue Date at the then applicable interest rate.

“Insolvency Proceeding” means a bankruptcy, insolvency, receivership, liquidation, winding up, reorganization or similar proceeding.

“Investment Grade Rating” means a rating equal to or higher than:

(a)	“BBB-” (or the equivalent) from Standard & Poor’s;

(b)	“Baa3” (or the equivalent) from Moody’s; or

(c)	“BBB(Low)” (or the equivalent) from DBRS.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including guarantees), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, excluding commission, travel and similar advances to officers and employees made in the ordinary course of business and excluding accounts receivables created or acquired in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a statement of financial position prepared in accordance with U.S. GAAP.

If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of. The acquisition by the Issuer or any Restricted Subsidiary of the Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person.

“Issue Date” means the date of this Indenture.

“Issuer” has the meaning given to that term in the recitals.

“Issuer Combination” has the meaning given to that term in Section 4.16.

“Issuer Order” means an order or direction in writing signed by the President, Chief Executive Officer or Chief Financial Officer of the Issuer and any Co-Issuer, or any director of the Issuer and Co-Issuer.

“Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a lease liability that would at that time be required to be capitalized on a statement of financial position in accordance with U.S. GAAP as in effect on the Issue Date, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“LVTS” means the large value electronic money transfer system operated by the Canadian Payments Association and any successor thereto.

“Management Incentive Plan” means the management incentive plan established by Cannabist and approved by the compensation committee of Cannabist’s Board of Directors.

“Material Adverse Effect” means any event or change that, individually or in the aggregate with other events or changes, is or would reasonably be expected to be, materially adverse to the business, operations, assets or financial condition of the Issuer or a Restricted Subsidiary.

“Material Contract” means any agreement, contract, obligation, promise or undertaking to which the Issuer or a Restricted Subsidiary is a party, the breach, non performance, non-enforceability or cancellation of which or the failure of which to renew could reasonably be expected to have a Material Adverse Effect

“Material Permits” means (i) any material permit or license held on the Issue Date or acquired after the Issue Date by the Issuer or a Restricted Subsidiary permitting it to cultivate, transport, store, modify and/or sell cannabis or THC infused products to medical or recreational purchasers in any jurisdiction, or (ii) any material authorization, permit or license otherwise required by the Issuer or a Restricted Subsidiary to operate a Permitted Business.

“Maturity” means, when used with respect to a Note of any series, the date on which the principal of such Note or an instalment of principal becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, Redemption Notice, notice of option to elect repayment or otherwise.

“Maturity Account” means an account or accounts required to be established by the Issuer (and which shall be maintained by and subject to the control of the Paying Agent) for each series of Notes issued pursuant to and in accordance with this Indenture.

“Maximum Rate” has the meaning given to that term in Section 4.6(c).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (a) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (b) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (c) amounts required to be applied to the repayment of Indebtedness or other liabilities secured by a Lien on the asset or assets that were the subject of such Asset Sale or required to be paid as a result of such sale, (d) in the case of any Asset Sale by a Restricted Subsidiary of the Issuer, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Issuer or any Restricted Subsidiary thereof) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Issuer or any Restricted Subsidiary thereof, and (e) appropriate amounts to be provided by the Issuer or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any adjustment or indemnification obligations associated with such Asset Sale, all as determined in accordance with U.S. GAAP; provided that (i) excess amounts set aside for payment of taxes pursuant to clause (b) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (ii) amounts initially held in reserve pursuant to clause (e) no longer so held, will, in the case of each of subclause (i) and (ii), at that time become Net Proceeds.

“NI 52-110” means National Instrument 52-110 – Audit Committees.

“Noteholder Collateral Platform” has the meaning given to in Section 2.1.

“Notes” means the notes, debentures or other evidence of indebtedness of the Issuer issued and authenticated hereunder, or deemed to be issued and authenticated hereunder, and includes Global Notes (which for greater certainty includes the 2028 Notes and 2028 Convertible Notes) and, where expressly so stated or the context so requires, Pledged Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary, Executive Vice-President or any Senior Vice-President or Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of Cannabist by at least two Officers of Cannabist, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of Cannabist, delivered to the Trustee that meets the requirements of this Indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of Cannabist) that meets the requirements of this Indenture.

“Original Indenture” has the meaning given to that term in the preamble.

“Original U.S. Holder” means a U.S. Holder that is a Qualified Institutional Buyer and the original purchaser of the Notes and who delivered a U.S. QIB Letter in connection with its purchase of units comprised of Notes and common share purchase warrants from the Issuer in the original offering of such units;

“Participants” has the meaning given to that term in Section 5.2(d).

“Paying Agent” has the meaning given to that term in Section 3.5.

“Payment Default” has the meaning given to that term in Section 9.1(f)(i).

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of Cannabist or any of its Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of any other Person existing at the time (i) such Person became a Restricted Subsidiary of Cannabist or (ii) such Person was merged or consolidated with or into

Cannabist or any of its Restricted Subsidiaries; provided that on the date such Person became a Restricted Subsidiary of Cannabist or the date such Person was merged or consolidated with or into Cannabist or any of its Restricted Subsidiaries, as applicable, and, immediately after giving effect to such transaction the Issuer would be able to Incur Permitted Debt.

“Permitted Business” means any business conducted by Cannabist and its Restricted Subsidiaries on the Issue Date and other businesses reasonably related, complementary or ancillary thereto.

“Permitted Debt” has the meaning given to that term in Section 7.10(b).

“Permitted Investments” means:

(a)	any Investment in the Issuer or in a Restricted Subsidiary of the Issuer;

(b)	any Investment in Cash Equivalents;

(c)	any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

(i)	such Person becomes a Restricted Subsidiary of the Issuer; or

(ii)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(d)

any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 7.15 or a sale or disposition of assets excluded from the definition of “Asset Sale”;

(e)

Hedging Obligations that are Incurred in the ordinary course of business and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(f)

stock, obligations or securities received as a result of the bankruptcy or reorganization of a Person or taken in settlement or other resolutions of claims or disputes or in satisfaction of judgments, and extensions, modifications and renewals thereof;

(g)

advances to customers or suppliers in the ordinary course of business that are, in conformity with U.S. GAAP, recorded as accounts receivable, prepaid expenses or deposits on the statement of financial position of the Issuer or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(h)	any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer;

(i)

loans or advances to officers and employees of the Issuer or any of its Subsidiaries made in the ordinary course of business, which, in the aggregate outstanding amount, do not at any time exceed $1.0 million;

(j)	repurchases of, or other Investments in, the Notes;

(k)	advances, deposits and prepayments for purchases of any assets used in a Permitted Business, including any Equity Interests;

(l)

commission, payroll, travel, entertainment and similar advances to officers and employees of the Issuer or any of its Restricted Subsidiaries that are expected at the time of such advance ultimately to be recorded as an expense in conformity with U.S. GAAP;

(m)	guarantees issued in accordance with Section 7.10;

(n)	Investments existing on the Issue Date;

(o)

any Investment (i) existing on the Initial Issue Date, (ii) made pursuant to binding commitments in effect on the date of the Original Indenture or (iii) that replaces, refinances or refunds any Investment described under either of the immediately preceding clauses (i) or (ii); provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and not materially less favorable to the Issuer or any of its Restricted Subsidiaries than the Investment replaced, refinanced or refunded as determined in good faith by the Issuer;

(p)	Investments the payment for which consists solely of Capital Stock of the Issuer;

(q)	any Investment in any Subsidiary of the Issuer in connection with intercompany cash management arrangements or related activities;

(r)

payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or consistent with past practice;

(s)	performance guarantees made in the ordinary course of business or consistent with past practice;

(t)

any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes;

(u)

Investments in the ordinary course of business or consistent with past practice consisting of the licensing or contribution of intellectual property pursuant to joint marketing or other business arrangements with other Persons;

(v)	an Investment in satisfaction of judgments against other Persons; and

(w)

any other Investment provided that, at the time of and after giving effect to such Investment, the aggregate Fair Market Value of such Investment (measured on the date each such Investment was made and without giving effect to subsequent changes in value) and all other Investments made under this paragraph (w) since the Issue Date does not exceed $10 million, provided however, that that such amount shall be subject to reduction by the amount of all restricted payments made since the Issue Date pursuant to Section 7.9(b)(xv);

provided, however, that with respect to any Investment, the Issuer may, in its sole discretion, allocate all or any portion of any Investment and later re-allocate all or any portion of any Investment, to one or more of the above clauses (a) through (w) so that the entire Investment would be a Permitted Investment.

“Permitted Liens” means:

(a)	First-Priority Liens held by the Collateral Trustee securing Permitted Pari Indebtedness and all related Obligations;

(b)	Liens in favor of the Issuer or any Restricted Subsidiary;

(c)

Liens on property of a Person (i) existing at the time of acquisition thereof or (ii) existing at the time such Person is merged with or into or consolidated with the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to, and not in contemplation of, such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Issuer or the Restricted Subsidiary;

(d)

Liens on property existing at the time of acquisition thereof by the Issuer or any Restricted Subsidiary of the Issuer, provided that such Liens were in existence prior to, and not in contemplation of, such acquisition and do not extend to any property other than the property so acquired by the Issuer or the Restricted Subsidiary;

(e)	Liens securing the Notes and the Subsidiary Guarantees;

(f)	Liens existing on the Issue Date that do not secure Indebtedness;

(g)

Liens securing Permitted Refinancing Indebtedness; provided that any such Lien is limited to all or part of the same property or assets that secured (or under the written agreement under which such original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property and assets that are the security for another Permitted Lien hereunder;

(h)

Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that (i) the Incurrence of such Indebtedness was not prohibited by this Indenture and (ii) such defeasance or satisfaction and discharge is not prohibited by this Indenture;

(i)	[Reserved];

(j)	[Reserved];

(k)	Liens securing Hedging Obligations incurred in the ordinary course of business and not for speculative purposes;

(l)	Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security or similar obligations;

(m)

Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;

(n)

Liens given to a public utility or any municipality or governmental or other public authority when required by such utility or authority in connection with the ownership of assets, provided that such Liens do not materially interfere with the use of such assets in the operation of the business;

(o)

reservations, limitations, provisos and conditions, if any, expressed in any original grant from the government of Canada of any real property or any interest therein or in any comparable grant in jurisdictions other than Canada, provided they do not materially interfere with the use of such assets;

(p)

survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not Incurred or created to secure the payment of Indebtedness, and which in the aggregate do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Issuer or any of its Restricted Subsidiaries;

(q)

servicing agreements, development agreements, site plan agreements, and other agreements with governmental authorities pertaining to the use or development of assets, provided each is complied with in all material respects and does not materially interfere with the use of such assets in the operation of the business;

(r)

judgment and attachment Liens, individually or in the aggregate, neither arising from judgments or attachments that gave rise to, nor giving rise to, an Event of Default, notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(s)

Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations, and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations, in each case which are Incurred in the ordinary course of business;

(t)

bankers’ Liens and Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Issuer or any Subsidiary thereof on deposit with or in possession of such bank;

(u)	any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense;

(v)	Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by U.S. GAAP;

(w)	Liens arising from precautionary financing statements under the UCC or financing statements under a PPSA or similar statutes regarding leases, sales of receivables or consignments;

(x)	Liens of franchisors in the ordinary course of business not securing Indebtedness;

(y)

Liens imposed by law, such as carriers’, warehousemen’s, repairmen’s, landlord’s, suppliers’, builders’ and mechanics’ Liens or other similar Liens, in each case, incurred in the ordinary course of business for sums not yet delinquent by more than 60 days or being contested in good faith, if such reserve or other appropriate provisions, if any, as shall be required by U.S. GAAP, shall have been made in respect thereto;

(z)

Liens contained in purchase and sale agreements to which the Issuer or any of its Restricted Subsidiaries is the selling party thereto which limit the transfer of assets pending the closing of the transactions contemplated thereby;

(aa)

Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of the Issuer or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets;

(bb)	Liens in favor of the Trustee as provided for in this Indenture on money or property held or collected by the Trustee in its capacity as Trustee;

(cc)

Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Issuer or any of its Restricted Subsidiaries to the extent securing non-recourse debt or other Indebtedness of such Unrestricted Subsidiary or joint venture;

(dd)

Liens securing any insurance premium financing under customary terms and conditions, provided that no such Lien may extend to or cover any assets or property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;

(ee)	Liens securing inventories that are purchased on credit terms exceeding 90 days made in the ordinary course of business;

(ff)	Liens arising out of the conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(gg)	Liens in favour of the Collateral Trustee;

(hh)	Liens listed in Appendix E.; and

(ii)

additional Liens with respect to Indebtedness provided that, at the time of and after giving effect to the Incurrence of such Liens, the aggregate amount of Indebtedness secured by such Liens and all other Liens Incurred under this clause since the Issue Date and which remain outstanding, does not exceed $10 million.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued (i) in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund for value, in whole or in part, or (ii) constituting an amendment, modification or supplement to or deferral or renewal of ((i) and (ii) collectively, a “Refinancing”) any other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(a)

the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so refinanced (plus all accrued and unpaid interest thereon and the amount of any premium necessary to accomplish such refinancing and fees and expenses incurred in connection therewith);

(b)

such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced;

(c)

if the Indebtedness being Refinanced is subordinated in right of payment to the Notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being Refinanced; and

(d)

if the Indebtedness being Refinanced is pari passu in right of payment with the Notes or any Subsidiary Guarantee, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the Notes or such Subsidiary Guarantee, as applicable.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, unlimited liability company, or government or other entity.

“Pledge” means, in respect of a Note, a pledge, deposit or delivery of such Note or other agreement between the Issuer and a Noteholder in respect of such Note and “Pledged Note” means a Note which is subject to a Pledge.

“PPSA” means the Personal Property Security Act (British Columbia) and the regulations thereunder and the Securities Transfer Act, 2006 (British Columbia) and the regulations thereunder, in each case as from time to time in effect, provided, however, if validity, attachment, perfection (or opposability), effect of perfection or non-perfection or priority of the Collateral Trustee security interests in any Collateral are governed by the personal property security laws or laws relating to movable property of any other jurisdiction (including but not limited to the UCC), the term “PPSA” shall mean such other personal property security laws or laws relating to movable property for the purposes of the provisions hereof relating to such validity, attachment, perfection (or opposability), effect of perfection or non-perfection or priority and for the definitions related to such provisions.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal, or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person.

“Qualified Institutional Buyer” means a “qualified institutional buyer” as such term is defined in Rule 144A under the U.S. Securities Act, that is also an Accredited Investor.

“Qualifying Location” means (i) in the case of premises leased by the Issuer or a Restricted Subsidiary, that the Issuer or applicable Restricted Subsidiary has executed a collateral assignment of such lease in favour of the Collateral Trustee and obtained a Waiver of Priority in favour of the Collateral Trustee from the landlord of such premises, (ii) in the case of a warehouse or similar storage facility at which inventory owned by the Issuer or a Restricted Subsidiary is held by a warehouseman or similar third party as bailee, that the Issuer or applicable Restricted Subsidiary has granted a Lien in such inventory pursuant to a Security Document and such warehouseman or similar third party has provided a Waiver of Priority in favour of the Collateral Trustee, or (iii) in the case of premises legally and beneficially owned by the Issuer or a Restricted Subsidiary, that the Issuer or the applicable Restricted Subsidiary has executed and delivered to and in favour of the Collateral Trustee a Security Document mortgaging such ownership interest together with such evidence of the due recording or registration of such Security Document as the Collateral Trustee may reasonably require.

“Record Date” has the meaning given to such term in Section 3.11(d).

“Redemption Date” has the meaning given to that term in Section 6.4.

“Redemption Notice” has the meaning given to that term in Section 6.4.

“Redemption Price” has the meaning given to that term in Section 6.1.

“Registrar” has the meaning given to that term in Section 3.5.

“Replacement Assets” means (i) non-current assets that will be used or useful in a Permitted Business or (ii) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Reporting Failure” means the failure of Cannabist to furnish to the Trustee and each holder of Notes, within the time periods specified in Section 7.5 (after giving effect to any grace period specified under applicable Canadian securities laws), the annual reports, information, documents or other reports which Cannabist may be required to file with the Canadian Securities Administrators or similar governmental authorities, as the case the be, pursuant to such or similar applicable provisions.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning given to that term in Section 7.9.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Sale Period” means the period commencing on the earliest closing date of any Approved Sale and concluding on March 31, 2026

“SEC” means the United States Securities and Exchange Commission.

“Security Coverage Test” means, at any particular date, that as of such date either:

(a)

at least (i) 60% of all of the inventory of the Issuer and the Restricted Subsidiaries is located at Qualifying Locations and (ii) 60% of all of the sales revenue of the Issuer and the Restricted Subsidiaries for the most recently completed fiscal quarter of the Issuer was derived from Qualifying Locations; or

(b)

inventory is located at Qualifying Locations having a fair market value equal to or exceeding 175% of (i) the principal amount of all Notes (including Pledged Notes) outstanding on such date, and (ii) all Permitted Pari Indebtedness outstanding at such time.

“Security Documents” means all of the security agreements, pledges, collateral assignments, mortgages, deeds of hypothec, deeds of trust, trust deeds or other instruments from time to time evidencing or creating or purporting to create any security interests in favour of the Collateral Trustee for its benefit and for the benefit of the Trustee and the holders of the Notes, in all or any portion of the Collateral and in form and substance satisfactory to the Collateral Trustee, acting reasonably, as amended, modified, restated, supplemented or replaced from time to time.

“SEDAR+” means the System for Electronic Document Analysis and Retrieval.

“Significant Subsidiary” means any Subsidiary of the Issuer meeting any of the following conditions:

(a)

the Issuer and its other Subsidiaries’ investments in and advances to the Subsidiary exceed 10% of the total assets of the Issuer and its Subsidiaries consolidated as of the end of the most recently completed fiscal year;

(b)

the Issuer and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10% of the total assets of the Issuer and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; and

(c)

the Issuer and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exclusive of amounts attributable to any non-controlling interest exceeds 10% of such income of the Issuer and its Subsidiaries consolidated for the most recently completed fiscal year

“Standard & Poor’s” means Standard & Poor’s Rating Service, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness of the Issuer or a Guarantor that is contractually subordinated in right of payment, in any respect (by its terms or the terms of any document or instrument relating thereto), to the Notes or the Subsidiary Guarantee of such Guarantor, as applicable.

“Subsidiary” means, with respect to any specified Person:

(a)

any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or Trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(b)

any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantee” means the guarantee on the terms set forth in the Indenture by a Guarantor of the Obligations of the Issuer in respect of the Notes and the Indenture.

“Supplemental Indenture” means an indenture supplemental to this Indenture which may be executed, acknowledged and delivered for any of the purposes set out in Section 14.5.

“Support Agreement” means that certain support agreement entered into between the Issuer, the Co-Issuer, certain of the Guarantors and the Supporting Senior Noteholders dated as of February 17, 2025.

“Supporting Senior Noteholders” means the Holders and Beneficial Holders that are a party to the Support Agreement together with all Holders and Beneficial Holders that executed a joinder thereto prior to 5:00 p.m. (New York time) on March 10, 2025 and “Supporting Senior Noteholder” shall refer to any one of them.

“Supporting Senior Noteholders Director” means a Supporting Senior Noteholders Nominee that has been validly appointed to Cannabist’s Board of Directors.

“Supporting Senior Noteholders Nominee” means a nominee of the Supporting Senior Noteholders that is put forward by the Supporting Senior Noteholders for appointment to Cannabist’s Board of Directors and/or is included in a management information circular of Cannabist relating to the election of directors at a Directors Election Meeting.

“Supporting Senior Noteholders’ Representative” has the meaning given to that term in Section 17.4(a).

“Tax Act” means the Income Tax Act (Canada), and the regulations promulgated thereunder, as amended.

“Taxes” means any present or future tax, duty, levy, impost, assessment or other government charge (including penalties, interest and any other liabilities related thereto, and for the avoidance of doubt, including any withholding or deduction for or on account of Tax) imposed or levied by or on behalf of a Taxing Authority.

“Taxing Authority” means any government or any political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, and as in force at the date as of which this instrument was executed; provided, however, that in the event the Trust Indenture Act is amended after such date, “Trust Indenture Act” means, with respect to the Notes of any series issued after such date, the Trust Indenture Act as so amended.

“Trustee” has the meaning given to such term in the preamble.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Trustee’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“United States” or “U.S.” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer that is designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant contained in Section 7.6, and any Subsidiary of such Subsidiary; provided that each of the Subsidiaries listed in Part III of Appendix C. shall be deemed an Unrestricted Subsidiary on the Issue Date, and no Restricted Subsidiaries as of the Issue Date shall be permitted to be redesignated at any time thereafter.

“U.S. Holder” means any (a) Holder that (i) is in the United States, (ii) received an offer to acquire Notes while in the United States, or (iii) was in the United States at the time such Holder’s buy order was made or such Holder executed or delivered its purchase order for the Notes or (b) person who acquired Notes on behalf of, or for the account or benefit of, any person in the United States.

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

“U.S. Legend” has the meaning set forth in Section 3.3(h).

“U.S. GAAP” means generally accepted accounting principles applicable to the United States of America.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Verano Common Shares” means the [●] common shares in the capital of Verano Holdings Corp. directly or indirectly held by the Issuer and its Restricted Subsidiaries as of the Issue Date.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is ordinarily entitled to vote in the election of the Board of Directors of such Person.

“Waiver of Priority” means (i) in the case of premises leased by the Issuer or a Restricted Subsidiary, a written consent or agreement from the landlord of such premises to the Lien in such lease and in the inventory located at such premises held by the Collateral Trustee and to the Collateral Trustee having access to such collateral together with a waiver or subordination of such landlord’s Lien rights, or (ii) in the case of a warehouse or similar storage facility at which inventory owned by the Issuer or a Restricted Subsidiary is held by a warehouseman or similar third party as bailee, a written agreement from such bailee permitting the Collateral Trustee to have access to such inventory together with a waiver or subordination of such bailee’s Lien rights, in each case in form and substance satisfactory to the Collateral Trustee, acting reasonably.

“Warrant” has the meaning assigned to such term in the Warrant Agency Agreement.

“Warrant Agency Agreement” means that certain Warrant Agency Agreement entered into between the Issuer and Odyssey Trust Company, as the warrant agent, dated as of the date hereof.

“Warrant Proceeds” has the meaning given to that term in Section 7.20.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a)

the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b)	the then outstanding principal amount of such Indebtedness.

1.2	Meaning of “Outstanding”

Every Note issued, authenticated and delivered in accordance with this Indenture shall be deemed to be outstanding until it is cancelled or redeemed or delivered to the Trustee for cancellation or redemption for monies or a new Note is issued in substitution for it pursuant to Section 3.10 or the payment for redemption thereof shall have been set aside under Section 6.7, provided that:

(a)

when a new Note has been issued in substitution for a Note which has been lost, stolen or destroyed, only one of such Notes shall be counted for the purpose of determining the aggregate principal amount of Notes outstanding;

(b)	Notes which have been partially redeemed or purchased shall be deemed to be outstanding only to the extent of the unredeemed or unpurchased part of the principal amount thereof;

(c)

for the purposes of any provision of this Indenture entitling Holders of outstanding Notes of any series to vote, sign consents, resolutions, requisitions or other instruments or take any other action under this Indenture, or to constitute a quorum of any meeting of Holders thereof, Notes owned directly or indirectly, legally or equitably, by the Issuer or any of its Subsidiaries shall be disregarded (unless the Issuer and/or one or more of its Subsidiaries are the only Holders (or Beneficial Holders) of the outstanding aggregate principal amount of such series of Notes at the time outstanding in which case they shall not be disregarded) except that:

(i)

for the purpose of determining whether the Trustee shall be protected in relying on any such vote, consent, requisition or other instrument or action, or on the Holders present or represented at any meeting of Holders, only the Notes in respect of which the Trustee has received an Officers’ Certificate confirming that the Issuer and/or one or more of its Subsidiaries are the only Holders shall be so disregarded; and

(ii)

Notes so owned which have been pledged in good faith other than to the Issuer or any of its Subsidiaries shall not be so disregarded if the pledgee shall establish, to the satisfaction of the Trustee, the pledgee’s right to vote such Notes, sign consents, requisitions or other instruments or take such other actions in his discretion free from the control of the Issuer or any of its Subsidiaries.

1.3	Interpretation

In this Indenture:

(a)	words importing the singular number or masculine gender shall include the plural number or the feminine or neuter genders, and vice versa;

(b)	all references to Articles and Appendices refer, unless otherwise specified, to articles of and appendices to this Indenture;

(c)	all references to Sections refer, unless otherwise specified, to sections, subsections or clauses of this Indenture;

(d)

words and terms denoting inclusiveness (such as “include” or “includes” or “including”), whether or not so stated, are not limited by and do not imply limitation of their context or the words or phrases which precede or succeed them;

(e)

terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them; and

(f)

“this Indenture”, “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions refer to this Indenture and not to any particular Article, Section, subsection, clause, subdivision or other portion hereof and include the Guarantees, as applicable, and any and every Supplemental Indenture.

1.4	Headings, Etc.

The division of this Indenture into Articles, Sections, subsections and paragraphs, the provision of a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Indenture.

1.5	Statute Reference

Any reference in this Indenture to a statute is deemed to be a reference to such statute as amended, re-enacted or replaced from time to time.

1.6	Day not a Business Day

In the event that any day on or before which any action required to be taken hereunder is not a Business Day, then such action shall be required to be taken on or before the requisite time on the first Business Day thereafter.

1.7	Applicable Law

This Indenture and the Notes shall be construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and shall be treated in all respects as British Columbia contracts.

1.8	Monetary References

Whenever any amounts of money are referred to herein, such amounts shall be deemed to be in lawful money of the United States of America unless otherwise expressed.

1.9	Invalidity, Etc.

Each provision in this Indenture or in a Note is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof or thereof.

1.10	Language

Les parties aux présentes ont exigé que la présente convention ainsi que tous les documents et avis qui s’y rattachent et/ou qui en découleront soient rédigés en langue anglaise. The parties hereto have required that this Indenture and all documents and notices related thereto be drawn up in English.

1.11	Successors and Assigns

All covenants and agreements in this Indenture by the Issuer on its own behalf and on behalf of its Restricted Subsidiaries shall bind their respective successors and assigns, as applicable, whether expressed or not.

1.12	Benefits of Indenture

Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their respective successors or assigns hereunder, any Paying Agent, the Holders and the Trustee, any benefit or any legal or equitable right, remedy or claim under this Indenture.

1.13	Accounting Terms; Changes in U.S. GAAP

(a)

Each accounting term used in the Indenture, unless otherwise defined herein, has the meaning assigned to it under U.S. GAAP applied consistently throughout the relevant period and relevant prior periods.

(b)

If there occurs a material change in U.S. GAAP after the Issue Date, and such change would require disclosure under U.S. GAAP in the financial statements of the Issuer and would cause an amount required to be determined for the purposes of any of the financial calculations or financial terms under this Indenture (each a “Financial Term”) to be materially different than the amount that would be determined without giving effect to such change, the Issuer shall notify the Trustee of such change (an “Accounting Change”). Such notice (an “Accounting Change Notice”) shall describe the nature of the Accounting Change, its effect on the Issuer’s current and immediately prior year’s financial statements in accordance with U.S. GAAP and state whether the Issuer desires to revise the method of calculating the applicable Financial Term (including the revision of any of the defined terms used in the determination of such Financial Term) in order that amounts determined after giving effect to such Accounting Change and the revised method of calculating such Financial Term will approximate the amount that would be determined without giving effect to such Accounting Change and without giving effect to the revised method of calculating such Financial Term. The Accounting Change Notice shall be delivered to the Trustee within 60 days of the end of the fiscal quarter in which the Accounting Change is implemented or, if such Accounting Change is implemented in the fourth fiscal quarter or in respect of an entire fiscal year, within 120 days of the end of such period. Promptly after receipt from the Issuer of an Accounting Change Notice the Trustee shall deliver to each Holder a copy of such notice.

(c)

If the Issuer so indicates that it wishes to revise the method of calculating the Financial Term, the Issuer shall in good faith provide to the Trustee the revised method of calculating the Financial Term within 90 days of the Accounting Change Notice and such revised method shall take effect from the date of the Accounting Change Notice. For certainty, if no notice of a desire to revise the method of calculating the Financial Term in respect of an Accounting Change is given by the Issuer within the applicable time period described above, the method of calculating the Financial Term shall not be revised in response to such Accounting Change and all amounts to be determined pursuant to the Financial Term shall be determined after giving effect to such Accounting Change.

1.14	Interest Act (Canada)

For purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or fee to be paid hereunder or in connection herewith is to be calculated on the basis of any period of time that is less than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 365 or 366, as applicable. The rates of interest under this Indenture are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Indenture.

1.15	Incorporation by Reference of Trust Indenture Act; Conflict with Trust Indenture Act

This Indenture is subjected to the provisions of the Trust Indenture Act that are required to be a part of this Indenture and will, to the extent applicable, be governed by such provisions. If any provision of this Indenture modifies any Trust Indenture Act provision that may be so modified, such Trust Indenture Act provision will be deemed to apply to this Indenture as so modified. If any provision of this Indenture excludes any Trust Indenture Act provision that may be so excluded, such Trust Indenture Act provision will be excluded from this Indenture. If any provision hereof limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, through operation of Section 318(c) of the Trust Indenture Act, such imposed duties shall control.

ARTICLE 2

NOTEHOLDER COLLATERAL PLATFORM BORROWINGS

2.1	Establishment of Noteholder Collateral Platform

There is hereby established a facility designated as the “Noteholder Collateral Platform” in order to provide a framework for borrowings necessary, useful or convenient in order to permit the Issuer and its Subsidiaries to conduct their business. All Notes issued under this Indenture or a Supplemental Indenture and at any time outstanding shall rank pari passu and be equally and rateably secured with all other outstanding Notes with the same right, lien and entitlement with respect to the Collateral without preference, priority or distinction between Notes on account of the date or dates or the actual time or times of the issuance or maturity of the Notes. Each Note of a particular series shall in all respects be equally and rateably secured with all other Notes of such series and shall have the same right, lien and entitlement hereunder established for the benefit of such series of Notes.

2.2	Form of Borrowings

All Notes shall be issued in series, pursuant to a Supplemental Indenture authorizing such series (or in the case of the 2028 Notes, pursuant to Article 4). In addition to Notes issued hereunder as direct evidence of the indebtedness of the Issuer to the Holder in the form of Global Notes, Notes may be issued by way of Pledged Notes to be held by the holder thereof as continuing collateral security for the borrowings of the Issuer or Guarantors as is specified in the instrument of Pledge pursuant to which such Note is Pledged including, but not limited to, loans, lines of credit, credit agreements and related swaps or other hedging instruments.

2.3	Mandatory Provisions of Pledged Notes

Each Pledged Note shall be subject to the following conditions and restrictions, which shall be set out in the Pledge related to such Pledged Note and shall be referenced or legended in such Pledged Note:

(a)

such Pledged Note shall not be transferable or negotiable except to an assignee of the entire borrowings secured by such Pledged Note or to an assignee or successor of the facility agent or other Person in a similar capacity in respect of the borrowings secured by such Pledged Note and only in conjunction with an assignment of the related Pledge or the entering into by the assignee of a Pledge complying with this Section 2.3;

(b)

notwithstanding the principal amount of such Pledged Note, or the rate of interest expressed to be payable thereon, such Pledged Note shall constitute an obligation of the Issuer to the holder thereof or other Persons in whose favour the borrowings secured by such Pledged Note is owed only to the extent of the lesser of (i) borrowings outstanding from time to time secured by such Pledged Note and (ii) the principal amount of such Pledged Note and interest accrued thereon, provided however, that no Pledged Note shall be deemed to have been redeemed only by reason of the Issuer having no indebtedness or liability to the Persons in whose favour any borrowings is secured by any such Pledge at any time while a Pledged Note is so Pledged; and

(c)

the holder of a Pledged Note shall not be entitled to vote hereunder except (i) in respect of any proposed amendment or modification of this Article 2, Section 7.8, Article 8 or Article 15, (ii) as contemplated by Section 2.4, or (iii) as required by the Trust Indenture Act; and notwithstanding the principal amount of such Pledged Note, the holder or holders thereof shall only be entitled to that number of votes (one vote in respect of each $1.00) equal to the lesser of (i) the outstanding borrowings secured by such Pledged Note at the time of calculation and (ii) the principal amount of such Pledged Note and interest accrued thereon.

2.4	Enforcement Request

The Trustee (on behalf of the Holders of Notes and when so authorized pursuant to Section 9.2(a)) or any Holder of a Pledged Note (when so authorized pursuant to the relevant instrument of Pledge) may enforce its rights under the Indenture and any or all of the Security Documents by sending an enforcement request notice (an “Enforcement Request”) in writing to the Collateral Trustee in accordance with Section 16.3. The Trustee (on behalf of the Holders of Notes and if so authorized pursuant to Section 9.2(a)) and any Holder of a Pledged Note (to the extent such Holder has the right to do so under the relevant instrument of Pledge), as applicable, may elect to participate in the instruction of the Collateral Trustee in the exercise of the Collateral Trustee’s rights under the Indenture or the applicable Security Documents (those Holders that so elect, together with the Holder or Holders on whose behalf the Enforcement Request was issued being the “Enforcing Noteholders”). Following the delivery of the original Enforcement Request, further instructions to the Collateral Trustee in respect of the enforcement of rights specified in the Enforcement Request shall be given in accordance with decisions made by Holders of a majority of the principal amount of Notes held by Enforcing Noteholders calculated in accordance with Section 2.3(c).

ARTICLE 3

THE NOTES

3.1	Issue and Designation of Notes; Ranking

The aggregate principal amount of Notes authorized to be issued and authenticated under this Indenture is unlimited, provided, however, that Notes may be issued under this Indenture only on and subject to the conditions and limitations in this Indenture. The Indebtedness evidenced by the Notes will be direct senior secured obligations of the Issuer secured by Liens on the Collateral, subject to Permitted Liens.

3.2	Issuance in Series

(a)

Notes may be issued in one or more series from time to time pursuant to this Indenture and Supplemental Indentures delivered in accordance with the terms of this Indenture. The Notes of each series (i) will have such designation, (ii) may be subject to a limitation of the maximum principal amount authorized for issuance, (iii) will be issued in such denominations, (iv) may be purchased and payable as to principal, premium (if any) and interest at such place or places and in such currency or currencies, (v) will bear such date or dates and mature on such date or dates, (vi) will indicate the portion (if less than all of the principal amount) of such Notes to be payable on declaration of acceleration of Maturity, (vii) will bear interest at such rate or rates (which may be fixed or variable) payable on such date or dates, (viii) may contain mandatory or optional redemption or sinking fund provisions, including the period or periods within which, the price or prices at which and the terms and conditions upon which the Notes may be redeemed or purchased at the option of the Issuer or otherwise, (ix) may contain conversion or exchange terms, (x) will indicate the percentage of the principal amount (including any premium) at which Notes may be issued or redeemed, (xi) will set out each office or agency at which the principal of, premium (if any) and interest on the Notes will be payable, and the addresses of each office or agency at which the

Notes may be presented for registration of transfer or exchange, (xii) may contain covenants and events of default in addition to or in substitution for the covenants contained herein and the Events of Default, (xiii) may contain additional legends and/or provisions relating to the transfer and exchange of Notes in addition to those provided for herein, and (xiv) may contain such other provisions, not inconsistent with the provisions of this Indenture, as may be set forth in a Board Resolution passed at or before the time of the issue of the Notes of such series and such other provisions (to the extent as the Board of Directors may deem appropriate) as are contained in the Notes of such series. The execution by the Issuer of the Notes of such series and the delivery thereof to the Trustee for authentication will be conclusive evidence of the inclusion of the provisions authorized by this subsection.

(b)

All Notes of any one series will be substantially identical except as to denomination and except as may otherwise be provided in or pursuant to this Indenture, an Officers’ Certificate or the Supplemental Indenture establishing such series. Not all Notes of any one series need to be issued at the same time, and, unless otherwise provided, Additional Notes be issued from time to time, at the option of the Issuer without the consent of any Holder.

(c)

Before the creation of any series of Notes (other than the 2028 Notes, which terms are provided for in Article 4), the Issuer will execute and deliver to the Trustee a Supplemental Indenture for the purpose of establishing the terms of such series of Notes and the forms and denominations in which they may be issued, together with a Board Resolution authorizing the issuance of any such Notes. The Trustee will execute and deliver such Supplemental Indentures from time to time pursuant to Section 14.5.

(d)

Whenever any series of Notes has been authorized, Notes in such series may from time to time be authenticated by the Issuer and delivered to the Trustee and, subject to Section 3.3(h), will be certified and delivered by the Trustee to or to the order of the Issuer upon receipt by the Trustee of:

(i)	a Board Resolution authorizing the issuance of a specified principal amount of Notes of such series;

(ii)

an Officers’ Certificate to the effect that there is no existing Event of Default or event which with the giving of notice or passage of time or both would constitute an Event of Default and the Issuer has complied with all other conditions of this Indenture in connection with the issue of such series;

(iii)	an Issuer Order for the authentication and delivery of such series of Notes specifying the principal amount of the Notes to be authenticated and delivered; and

(iv)

an Opinion of Counsel addressed to the Trustee to the effect that all legal requirements imposed by this Indenture, any applicable Supplemental Indenture or by law governing the Notes in connection with the issuance, authentication and delivery of such series of Notes have been complied with subject to the delivery of certain documents or instruments specified in such opinion.

(e)

In connection with the issuance of any series of Notes by the Issuer, the Issuer shall fulfill all of the obligations under this Section 3.2 for the issuance of such Notes as the Issuer, including for greater certainty, the execution of a Supplemental Indenture by the Issuer giving effect to the issuance of the Notes. Concurrent with the execution of the Supplemental Indenture giving effect to the issuance of Notes by the Issuer, Cannabist and the other Guarantors shall deliver to the Trustee a guarantee of such series of Notes. Following the delivery of the aforementioned Supplemental Indenture, guarantee and completion of the other requirements under this Section 3.2, the Trustee shall authenticate the Notes.

3.3	Form of Notes

(a)

The Notes of any series and the Trustee’s certificate of authentication shall be substantially in the form set out in the Supplemental Indenture establishing such series (or in the case of the 2028 Notes, in the form set out in Appendix A hereto), together with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture. Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, which may include one or more of the legends set forth in Section 3.3(h) or Section 3.13 hereof or in a Supplemental Indenture. Each Note shall be dated the date of its authentication. Unless otherwise set out in the Supplemental Indenture establishing a series of Notes, Notes shall be issued in denominations of $1,000 and integral multiples of $1,000.

(b)

The terms and provisions contained in the Notes and the Supplemental Indenture establishing each series of Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer and the Trustee, by their execution and delivery of this Indenture and each applicable Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(c)

The Notes of any series may be in different denominations and forms and may contain such variations of tenor and effect, not inconsistent with the provisions of this Indenture, as are incidental to such differences of denomination and form, including variations in the provisions for the exchange of such Notes of different denominations or forms and in the provisions for the registration or transfer of such Notes.

(d)

Subject to Section 3.3(a) and to any limitation as to the maximum principal amount of Notes of any particular series, any Notes may be issued as a part of any series of Notes previously issued, in which case they will bear the same designation and designating letters as those applied to such similar previous issue and will be numbered consecutively upwards in respect of such denominations of Notes in like manner and following the numbers of the Notes of such previous issue.

(e)

All series of Notes which may at any time be issued under this Indenture and the certificate of the Trustee endorsed on such Notes may be in English or any other language or languages or any combination thereof, and may be in the form or forms provided in any Supplemental Indenture or in such other language or languages and in such form or forms as the Board of Directors determines at the time of first issue of any series of Notes, as approved by the Trustee, the approval of which will be conclusively evidenced by its authentication of such Notes.

(f)

If any provision of any series of Notes in a language other than English is susceptible of an interpretation different from the equivalent provision of the English language, the interpretation of such provision in the English language will be determinative.

(g)

Notes may be typed, engraved, printed, lithographed or reproduced in a different form, or partly in one form and partly in another, as the Issuer may determine. The execution of any such Notes by the Issuer and the authentication by the Trustee in accordance with Section 3.3(h) of any such Notes will be conclusive evidence that such Notes are Notes authorized by this Indenture.

(h)

Each Note upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the U.S. Securities Act or applicable state securities laws, certificates, written notices of the relevant ownership statement under a direct registration system or other book-entry system or CUSIPs representing the Notes and all certificates issued in exchange therefore or in substitution thereof, will bear or be deemed to bear the following legend (the “U.S. Legend”):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE HOLDER HEREOF, BY ACQUIRING SUCH SECURITIES, AGREES, FOR THE BENEFIT OF [THE CANNABIST COMPANY HOLDINGS INC.] [THE CANNABIST COMPANY HOLDINGS (CANADA) INC.] (THE “ISSUER”), THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (A) TO THE CORPORATION; (B) IN COMPLIANCE WITH (1) RULE 144A UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, OR (2) RULE 144 UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS; OR (C) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO (B)(2) OR (C) ABOVE, A LEGAL OPINION FROM COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE CORPORATION MUST FIRST BE PROVIDED. HEDGING TRANSACTIONS INVOLVING SUCH SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE U.S. SECURITIES ACT. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.”

3.4	Execution, Authentication and Delivery of Notes

(a)

All Notes shall be signed (either manually or by electronic or facsimile signature) by any authorized director or officer of the Issuer, holding office at the time of signing. An electronic or facsimile signature upon a Note shall for all purposes of this Indenture be deemed to be the signature of the individual whose signature it purports to be. Notwithstanding that any individual whose signature, either manual or in facsimile or other electronic means, appears on a Note as a director or officer may no longer hold such office at the date of the Note or at the date of the authentication and delivery thereof, such Note shall be valid and binding upon the Issuer and the Holder thereof shall be entitled to the benefits of this Indenture.

(b)

No Notes will be entitled to any right or benefit under this Indenture or be valid or obligatory for any purpose unless such Notes have been authenticated by manual or electronic signature by or on behalf of the Trustee substantially in the form provided for herein or in the relevant Supplemental Indenture. Such authentication upon any Notes will be conclusive evidence, and the only evidence, that such Notes have been duly authenticated, issued and delivered and that the Holder is entitled to the benefits hereof.

(c)

Subject to the terms of this Indenture, the Trustee shall from time to time authenticate one or more Notes (including Global Notes) for original issue on the issue date for any series of Notes upon and in accordance with an Issuer Order (an “Authentication Order”), without the Trustee receiving any consideration therefor. Each such Authentication Order shall specify the principal amount of such Notes to be authenticated and the date on which such Notes are to be authenticated. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount specified in the Authentication Orders except as provided in Section 3.10. Except as provided in Section 7.10, there is no limit on the amount of Notes that may be issued hereunder.

(d)

The certificate by or on behalf of the Trustee authenticating Notes will not be construed as a representation or warranty of the Trustee as to the validity of this Indenture or of any Notes or their issuance (except the due authentication thereof by the Trustee) or as to the performance by the Issuer of its obligations under this Indenture or any Notes and the Trustee will be in no respect liable or answerable for the use made of the proceeds of such Notes. The certificate by or on behalf of the Trustee on Notes issued under this Indenture will constitute a representation and warranty by the Trustee that such Notes have been duly authenticated by and on behalf of the Trustee pursuant to the provisions of this Indenture.

3.5	Registrar and Paying Agent

(a)

The Issuer shall maintain for each series of Notes an office or agency where such Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where such Notes may be surrendered for payment (“Paying Agent”). The Registrar shall keep a register of such Notes and of their transfer and exchange.

(b)

The Issuer may appoint one or more co-registrars and one or more additional paying agents for any series of Notes in such other locations as it shall determine. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer will notify the Trustee in writing of the name and address of any Registrar or Paying Agent which is not a party to this Indenture. If the Issuer does not exercise its option to appoint or maintain another entity as Registrar or Paying Agent in respect of any series of Notes, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar for any series of Notes. The Issuer initially appoints the Trustee at its corporate office in Vancouver, British Columbia to act as the Registrar, transfer agent, authentication agent and Paying Agent with respect to the Notes.

3.6	Paying Agent to Hold Money in Trust

The Issuer shall require each Paying Agent, other than the Trustee, to agree in writing that the Paying Agent will, and the Trustee when acting as Paying Agent agrees that it will, hold in trust, for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, and interest on the Notes of the relevant series and shall notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee and to account for any money disbursed by it. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money. If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of Holders all money held by it as Paying Agent; provided that upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for each series of Notes.

3.7	Book Entry Only Notes, DRS Advice

(a)

Subject to Sections 3.7(c) and 5.2(b) and the provisions of the Notes of any series or any Supplemental Indenture providing for the issuance thereof (including, in the case of the 2028 Notes, the provisions of Article 4), Notes shall be issued initially as Book Entry Only Notes represented by one or more Global Notes. Each Global Note authenticated in accordance with this Indenture and any Supplemental Indenture shall be registered in the name of the Depository designated for such Global Note or a nominee thereof and deposited with such Depository or a nominee thereof or custodian therefor, and each such Global Note shall constitute a single Note for all purposes of this Indenture and the applicable Supplemental Indenture.

Beneficial interests in a Global Note will not be shown on the register or the records maintained by the Depository but will be represented through book entry accounts of Participants on behalf of the Beneficial Holders of such Global Note in accordance with the rules and procedures of the Depository. None of the Issuer or the Trustee shall have any responsibility or liability for any aspects of the records relating to or payments made by any Depository on account of the beneficial interest in any Global Notes or for maintaining, reviewing or supervising any records relating to such beneficial interests therein. Except as otherwise provided in this Indenture or any Supplemental Indenture in respect of a series of Notes, Beneficial Holders of Global Notes shall not be entitled to have Notes registered in their names, shall not receive or be entitled to receive Definitive Notes and shall not be considered owners or holders thereof under this Indenture or any Supplemental Indenture. Nothing herein or in a Supplemental Indenture shall prevent the Beneficial Holders from voting Global Notes using duly executed voting instruction forms.

(b)

Every Note authenticated and delivered upon registration or transfer of a Global Note, or in exchange for or in lieu of a Global Note or any portion thereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, unless such Note is registered in the name of a Person other than the Depository for such Global Notes or a nominee thereof.

(c)

Notwithstanding anything else contained herein, 2028 Notes and 2028 Convertible Notes may be issued to certain Holders of 2028 Notes and 2028 Convertible Notes, as the case may be, pursuant to Direct Registration System advice at the direction of Cannabist or the Co-Issuer.

3.8	Global Notes

Notes issued to a Depository in the form of Global Notes shall be subject to the following in addition to the provisions of Section 5.2, unless and until Definitive Notes have been issued to Beneficial Holders pursuant to Section 5.2(b):

(a)	the Trustee may deal with such Depository as the authorized representative of the Beneficial Holders of such Notes;

(b)

the rights of the Beneficial Holders of such Notes shall be exercised only through such Depository and the rights of Beneficial Holders shall be limited to those established by applicable law and agreements between the Depository and the Participants and between such Participants and Beneficial Holders, and must be exercised through a Participant in accordance with the rules and procedures of the Depository;

(c)

whenever this Indenture requires or permits actions to be taken based upon instructions or directions of Holders evidencing a specified percentage of the outstanding Notes of any series, the Depository shall be deemed to be counted in that percentage to the extent that it has received instructions to such effect from Beneficial Holders or Participants;

(d)

such Depository will make book-entry transfers among the direct Participants of such Depository and will receive and transmit distributions of principal, premium and interest on the Notes to such direct Participants for subsequent payment to the Beneficial Holders thereof;

(e)

the direct Participants of such Depository shall have no rights under this Indenture or under or with respect to any of the Notes held on their behalf by such Depository, and such Depository may be treated by the Trustee and its agents, employees, officers and directors as the absolute owner of the Notes represented by such Global Notes for all purposes whatsoever;

(f)

whenever a notice or other communication is required to be provided to Holders in connection with this Indenture or the Notes, the Trustee shall provide all such notices and communications to the Depository for subsequent delivery of such notices and communications to the Beneficial Holders in accordance with Applicable Securities Legislation and the procedures of the Depository; and

(g)

notwithstanding any other provision of this Indenture, all payments in respect of Notes issuable in the form of or represented by a Global Note shall be made to the Depository or its nominee for subsequent payment by the Depository or its nominee to the Beneficial Holders thereof. Upon payment over to the Depository, the Trustee, if acting as the Paying Agent, shall have no further liability for the money.

3.9	Interim Notes

Pending the delivery of Definitive Notes of any series to the Trustee, the Issuer may issue and the Trustee authenticate in lieu thereof (but subject to the same provisions, conditions and limitations as set forth in this Indenture) interim printed, mimeographed or typewriter Notes in such forms and in such denominations and signed in such manner as provided herein, entitling the holders thereof to Definitive Notes of such series when the same are ready for delivery; or the Issuer may execute and deliver to the Trustee and the Trustee authenticate a temporary Note for the whole principal amount of Notes of such series then authorized to be issued hereunder and thereupon the Trustee may issue its own interim certificates in such form and in such amounts, not exceeding in the aggregate the principal amount of the temporary Note so delivered to it, as the Issuer and the Trustee may approve entitling the holders thereof to Definitive Notes when the same are ready for delivery; and, when so issued and certified, such interim or temporary Notes or interim certificates shall, for all purposes but without duplication, rank in respect of this Indenture equally with Notes of such series duly issued hereunder and, pending the exchange thereof for Definitive Notes of such series, the holders of the interim or temporary Notes or interim certificates shall be deemed without duplication to be Holders of such series and entitled to the benefit of this Indenture to the same extent and in the same manner as though the said exchange had actually been made. Forthwith after the Issuer shall have delivered the Definitive Notes of such series to the Trustee, the Trustee shall call in for exchange all temporary or interim Notes of such series or certificates that shall have been issued and forthwith after such exchange shall cancel the same. No charge shall be made by the Issuer or the Trustee to the holders of such interim or temporary Notes or interim certificates for the exchange thereof.

3.10	Mutilation, Loss, Theft or Destruction

In case any of the Notes issued hereunder shall become mutilated or be lost, stolen or destroyed, the Issuer, in its discretion, may issue, and thereupon the Trustee shall authenticate and deliver, a new Note upon surrender and cancellation of the mutilated Note, or in the case of a lost, stolen or destroyed Note, in lieu of and in substitution for the same, and the substituted Note shall be in a form approved by the Trustee and shall entitle the Holder thereof to the benefits of this Indenture and shall rank equally in accordance with its terms with all other Notes of such series issued or to be issued hereunder. In case of loss, theft or destruction the applicant for a substituted Note shall furnish to the Issuer and to the Trustee such evidence of the loss, theft or destruction of the Note as shall be satisfactory to them in their discretion and shall also furnish an indemnity and surety bond satisfactory to them in their discretion. The applicant shall pay all reasonable expenses incidental to the issuance of any substituted Note.

3.11	Concerning Interest

(a)

All Notes of each series issued hereunder, whether originally or upon exchange or in substitution for previously issued Notes (including for certainty Notes issued under Sections 3.9 and 3.10), shall bear interest (i) from and including their respective issue date, or (ii) from and including the last Interest Payment Date therefor to which interest shall have been paid or made available for payment on such outstanding Notes, whichever shall be the later, in all cases, to and excluding the next Interest Payment Date therefor.

(b)

Subject to accrual of any interest on unpaid interest from time to time, interest on a Note of any series will cease to accrue from the Maturity of such Note (including, for certainty, if such Note was called for redemption, the Redemption Date); unless upon due presentation and surrender of such Note for payment on or after the Maturity thereof, such payment is improperly withheld or refused.

(c)

If the date for payment of any amount of principal, premium or interest in respect of a Note of any series is not a Business Day at the place of payment, then payment thereof will be made on the next Business Day and the Holder of such Note will not be entitled to any further interest on such principal, or to any interest on such interest, premium or other amount so payable, in respect of the period from the date for payment to such next Business Day.

(d)

The Holder of any Note of any series at the close of business on any Record Date applicable to a particular series with respect to any Interest Payment Date for such series shall be entitled to receive the interest, if any, payable on such Interest Payment Date notwithstanding any transfer or exchange of such Note subsequent to such Record Date and prior to such Interest Payment Date, except if and to the extent the Issuer shall default in the payment of the interest due on such Interest Payment Date for such series, in which case such defaulted interest shall be paid to the Holder of such Note as at the close of business on a subsequent Record Date (which shall be not less than two Business Days prior to the date of payment of such defaulted interest) established by notice given by mail by or on behalf of the Issuer to the Holders of all affected Notes not less than 15 days preceding such subsequent Record Date. The term “Record Date” as used with respect to any Interest Payment Date (except a date for payment of defaulted interest) for the Notes of any series shall mean the date specified as such in the terms of the Notes of such series established as contemplated by Section 3.2, and in respect of the 2028 Notes, shall mean the “2028 Record Date” specified in Section 4.1.

(e)

Wherever in this Indenture, any Supplemental Indenture or any Note there is mention, in any context, of the payment of interest, such mention is deemed to include the payment of interest on amounts in default to the extent that, in such context, such interest is, was or would be payable pursuant to this Indenture, the Supplemental Indenture or the Note, and express mention of interest on amounts in default in any of the provisions of this Indenture will not be construed as excluding such interest in those provisions of this Indenture where such express mention is not made.

(f)

Unless otherwise specifically provided in this Indenture or the terms of any Note, interest on Notes of any series shall be computed on the basis of a year of 365 days or 366 days, as applicable. With respect to any series of Notes, whenever interest is computed on the basis of a year (the “deemed year”) which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.

3.12	Payments of Amounts Due on Maturity

(a)

Subject to Section 3.12(b), the following provisions shall apply to all Notes, except as otherwise specified in a Supplemental Indenture relating to a particular series of Notes (and, in the case of the 2028 Notes, Article 4):

(i)

in the case of fully registered Notes, the Issuer shall establish and maintain with the Paying Agent a Maturity Account for each series of Notes. On or before 11:00 a.m. (Toronto time) on the Business Day prior to the Stated Maturity date for each series of Notes outstanding from time to time under this Indenture, the Issuer shall deposit in the applicable Maturity Account by wire transfer or certified cheque an amount sufficient to pay all amounts payable in respect of the outstanding Notes of such series (less any Taxes required by law to be deducted or withheld therefrom). The Paying Agent will pay to each Holder of such Notes entitled to receive payment, the principal amount of, and premium (if any) on, such Notes, upon surrender of such Notes to the Paying Agent or at any branch of the Trustee designated for such purpose from time to time by the Issuer and the Trustee. The deposit or making available of such amounts into the applicable Maturity Account will satisfy and discharge the liability of the Issuer for such Notes to which the deposit or making available of funds relates to the extent of the amount deposited or made available (plus the amount of any Taxes deducted or withheld as aforesaid) and such Notes will thereafter not be considered as outstanding under this Indenture to such extent and such Holder will have no other right than to receive out of the money so deposited or made available the amount to which it is entitled. Failure to make a deposit or make funds available as required to be made pursuant to this Section 3.12(a)(i) will constitute Default in payment on the Notes in respect of which the deposit or making available of funds was required to have been made; and

(ii)

in the case of any series of Notes issued and outstanding in the form of or represented by Global Notes, on or before 11:00 a.m. (Toronto time) on the Business Day prior to the Stated Maturity date for such Notes, the Issuer shall deliver to the Trustee, for onward payment to the Depository, in each case by electronic funds transfer, an amount sufficient to pay the amount payable in respect of such Global Notes (less any Taxes required by law to be deducted or withheld therefrom). The Issuer shall pay to the Trustee, for onward payment to the Depository, the principal amount of, and premium (if any) on, such Global Notes, against receipt of the relevant Global Notes. The delivery of such electronic funds to the Trustee for onward payment to the Depository will satisfy and discharge the liability of the Issuer for the series of Notes to which the electronic funds relates to the extent of the amount deposited or made available (plus the amount of any Taxes deducted or withheld as aforesaid) and such Notes will thereafter not be considered as outstanding under this Indenture unless such electronic funds transfer is not received. Failure to make delivery of funds available as required pursuant to this Section 3.12(a)(ii) will constitute Default in payment on the Notes of the series in respect of which the delivery or making available of funds was required to have been made.

(b)

Notwithstanding Section 3.12(a), all payments in excess of $25,000,000 (or such other amount as determined from time to time by the Canadian Payments Association or any successor thereto) shall be made by the use of the LVTS. Neither the Trustee nor the Paying Agent shall have any obligation to disburse funds pursuant to Section 3.12(a)(i) unless it has received written confirmation satisfactory to it that the funds have been deposited with it in sufficient amount to pay in full all amounts due and payable on the applicable date of Maturity. The Paying Agent shall, if it accepts any funds received by it in the form of uncertified cheques, be entitled to delay the time for release of such funds until such uncertified cheques shall be determined to have cleared the financial institution upon which the same are drawn.

3.13	Legends on Notes

(a)	Each Global Note shall bear a legend in substantially the following form, subject to such modification as required by the applicable Depository (the “Global Note Legend”):

“THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THIS INDENTURE HEREIN REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE TRANSFERRED TO OR EXCHANGED FOR NOTES REGISTERED IN THE NAME OF ANY PERSON OTHER THAN THE DEPOSITORY OR A NOMINEE THEREOF AND NO SUCH TRANSFER MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THIS INDENTURE. EVERY NOTE AUTHENTICATED AND DELIVERED UPON REGISTRATION OF, TRANSFER OF, OR IN EXCHANGE FOR, OR IN LIEU OF, THIS NOTE SHALL BE A GLOBAL NOTE SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES DESCRIBED IN THIS INDENTURE.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CDS CLEARING AND DEPOSITORY SERVICES INC. (“CDS”) TO [THE CANNABIST COMPANY HOLDINGS INC.] [THE CANNABIST COMPANY HOLDINGS (CANADA) INC.] OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE NAME OF CDS & CO., OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS (AND ANY PAYMENT IS MADE TO CDS & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED HOLDER HEREOF, CDS & CO., HAS A PROPERTY INTEREST IN THIS NOTE HEREIN AND IT IS A VIOLATION OF ITS RIGHTS FOR ANOTHER PERSON TO HOLD, TRANSFER OR DEAL WITH THIS NOTE.”

(b)

Prior to the issuance of Notes of any series, the Issuer shall notify the Trustee, in writing, concerning which Notes are to be certificated and are to bear the legend or legends described in this Section 3.13.

3.14	Payment of Interest

The following provisions shall apply to Notes of each series, except as otherwise specified in a Supplemental Indenture relating to a particular series of Notes (and, in the case of the 2028 Notes, Article 4):

(a)

As interest becomes due on each fully registered Note (except on redemption thereof, when interest may at the option of the Issuer be paid upon surrender of such Note), the Issuer, either directly or through the Trustee or any agent of the Trustee, shall send or forward by prepaid ordinary mail, electronic transfer of funds or such other means as may be agreed to by the Trustee, payment of such interest including any Additional Amounts (less any Taxes required by law to be deducted or withheld therefrom) to the Holders of record on the Record Date immediately preceding the applicable Interest Payment Date. If payment is made by cheque, such cheque shall be forwarded at least two days prior to each Interest Payment Date and if payment is made by other means (such as electronic transfer of funds, provided the Trustee must receive confirmation of receipt of funds prior to being able to wire funds to Holders), such payment shall be made in a manner whereby the Holder receives credit for such payment on the Interest Payment Date. The mailing of such cheque or the making of such payment by other means shall, to the extent of the sum represented thereby, plus the amount of any Taxes deducted or withheld as aforesaid, satisfy and discharge all liability for interest including any Additional Amounts on such Note to such extent, unless in the case of payment by cheque, such cheque is not paid at par on presentation. In the event of non-receipt of any cheque for or other payment of interest by the Person to whom it is so sent as aforesaid, the Issuer shall issue to such Person a replacement cheque or other payment for a like amount upon being furnished with such evidence of non-receipt as it shall reasonably require and upon being indemnified to its satisfaction. Notwithstanding the foregoing, if the Issuer is prevented by circumstances beyond its control (including, without limitation, any interruption in mail service) from making payment of any interest due on any Note in the manner provided above, the Issuer may make payment of such interest or make such interest available for payment in any other manner acceptable to the Trustee with the same effect as though payment had been made in the manner provided above. If payment is made through the Trustee, by 11:00 a.m. (Toronto time) at least one Business Day prior to the related Interest Payment Date for a Note or to the date of mailing the cheques for the interest due on such Interest Payment Date for such Note, whichever is earlier, the Issuer shall deliver sufficient funds to the Trustee by electronic transfer or certified cheque or make such other arrangements for the provision of funds as may be agreeable between the Trustee and the Issuer in order to effect such interest payment hereunder.

(b)

So long as the Notes of any series or any portion thereof are issued in the form of or represented by a Global Note, then all payments of interest on such Global Note shall be made by 11:00 a.m. (Toronto time) at least one Business Day prior to the related Interest Payment Date by electronic funds transfer made payable to the Trustee for subsequent payment to the Depository on behalf of the Beneficial Holders of the applicable interests in that Global Note, unless the Issuer and the Trustee agree.

(c)

Notwithstanding Sections 3.14(a) and 3.14(b), all payments in excess of $25,000,000 (or such other amount as determined from time to time by the Canadian Payments Association or any successor thereto) shall be made by the use of the LVTS. Neither the Trustee nor Paying Agent, as applicable, shall have any obligation to disburse funds in respect of any Note pursuant to Section 3.14(a) unless it has received written confirmation satisfactory to it that the funds have been deposited with it in sufficient amount to pay in full all amounts due and payable with respect to such Interest Payment Date for such Note. The Trustee or Paying Agent, as applicable, shall, if it accepts any funds received by it in the form of uncertified cheques, be entitled to delay the time for release of such funds until such uncertified cheques shall be determined to have cleared the financial institution upon which the same are drawn.

3.15	Record of Payment

The Trustee will maintain accounts and records evidencing any payment, by it or any other Paying Agent on behalf of the Issuer, of principal, premium (if any) and interest in respect of Notes of each series, which accounts and records will constitute, in the absence of manifest error, prima facie evidence of such payment.

3.16	Representation Regarding Third Party Interest

The Issuer hereby represents to the Trustee that any account to be opened by, or interest to be held by, the Trustee in connection with this Indenture, for or to the credit of the Issuer, either (a) is not intended to be used by or on behalf of any third party; or (b) is intended to be used by or on behalf of a third party, in which case the Issuer hereby agrees to complete, execute and deliver forthwith to the Trustee a declaration, in the Trustee’s prescribed form or in such other form as may be reasonably satisfactory to it, as to the particulars of such third party.

ARTICLE 4

TERMS OF THE 2028 NOTES

4.1	Definitions

In this Article 4 and in the Notes, the following terms have the following meanings:

“2028 Note Account” means any account which is designated in writing by the Issuer to the Trustee as the 2028 Note Account from time to time.

“2028 Record Date” means the close of business on June 15 and December 15 immediately preceding the relevant Interest Payment Date.

“Interest Payment Date” for the purposes of this Article 4 means June 30 and December 31 of each year that the 2028 Notes are outstanding and commencing on December 31, 2025.

4.2	Creation and Designation of the 2028 Notes

(a)	In accordance with this Indenture, the Issuer is authorized to issue a series of Notes designated “9.25% Senior Secured Notes due December 31, 2028”.

(b)

Each Holder of the 2025 Convertible Notes and 2026 Notes and each Holder of the 2027 Convertible Notes that elects to receive 2028 Notes, shall receive 2028 Notes in exchange for their respective 2025 Convertible Notes, 2026 Notes and 2027 Convertible Notes, in each case, on a dollar-for-dollar cashless basis under this Indenture (the date on which such 2028 Notes are exchanged, the “Exchange Date”) pursuant to the CBCA Proceedings plus any accrued by unpaid interest up to but excluding the Exchange Date.

4.3	Aggregate Principal Amount

The aggregate principal amount of 2028 Notes which may be issued under this Indenture shall be $●.

4.4	Authentication

The Trustee shall initially authenticate one or more Global Notes and/or Definitive Notes, as instructed by the Issuer in the Authentication Order, for original issue on the Issue Date in an aggregate principal amount of up to $● or otherwise to permit transfers or exchanges in accordance with Section 5.6 upon receipt by the Trustee of a duly executed Authentication Order.

4.5	Date of Issue and Maturity

The 2028 Notes will be dated May ●, 2025 and the 2028 Notes will become due and payable, together with all accrued and unpaid interest thereon, on December 31, 2028 (the “2028 Note Maturity Date”). Notwithstanding the foregoing and provided the Issuer is not in Default, the Issuer may, in its sole discretion, elect to extend the 2028 Note Maturity Date to June 30, 2029 and subsequently extend the 2028 Note Maturity Date to December 31, 2029, in each case, at any time upon (i) a concurrent election to extend the maturity of the 2028 Convertible Notes, and (ii) 30 days notice, by mailing or electronically transmitting a notice to the Trustee and Holders (the “Extension Notice”) of its intention to extend the 2028 Note Maturity Date for the 2028 Notes and the 2028 Convertible Notes. Upon the Holders’ receipt of (i) a payment, in cash, equal to 0.5% of the aggregate principal amount of the 2028 Notes then outstanding, to the Trustee for distribution to each Holder of the 2028 Notes on a pro rata basis, and (ii) an Extension Notice for each of the 2028 Notes and the 2028 Convertible Notes (a copy of which shall be provided to Holders by the Trustee), the 2028 Note Maturity Date shall be deemed to be June 30, 2029 or December 31, 2029, as applicable, without any further action on the part of the Issuer or the Trustee.

4.6	Interest

(a)

The 2028 Notes will bear interest on the unpaid principal amount thereof at the rate of 9.25% per annum from the Issue Date to, but excluding, the 2028 Note Maturity Date, compounded semi-annually and payable in arrears on each Interest Payment Date. The first Interest Payment Date for the 2028 Notes will be December 31, 2025.

(b)

Interest will be payable in respect of each Interest Period (after, as well as before, the 2028 Note Maturity Date, default and judgment, with interest overdue on principal and interest at a rate that is 1% higher than the applicable rate on the 2028 Notes) on each Interest Payment Date in accordance with Section 3.11 and Section 3.14. Interest on the 2028 Notes will accrue from the Issue Date or, if interest has already been paid, from and including the last Interest Payment Date therefor to which interest has been paid or made available for payment. Interest will be computed on the basis of a 365-day or 366-day year, as applicable, and will be payable in equal semi-annual amounts; except that interest in respect of any period that is shorter than a full semi-annual interest period will be computed on the basis of a 365-day or 366-day year, as applicable, and the actual number of days elapsed in that period.

(c)

Notwithstanding anything in this Indenture or the Notes to the contrary, if at any time the interest rate applicable to Notes, together with all fees, charges and other amounts which are treated as interest on such Notes under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by any of the Holders holding such Notes in accordance with applicable law, the rate of interest payable in respect of such Notes hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Notes but were not payable as a result of the operation of this Section 4.6(c) shall be cumulated (the “cumulated amount”) and the interest and Charges payable to such Holders in respect of other Notes or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the rate of interest payable in respect of such Notes hereunder to the date of repayment, shall have been received by such Holders. Notwithstanding any provision herein to the contrary, in no event will the aggregate “interest” (as defined in Section 347 of the Criminal Code (Canada), R.S.C., 1985 c. C-46, as amended from time to time) payable under this Indenture or the Notes exceed the maximum effective annual rate of interest on the “credit advanced” (as defined in such Section) permitted under such Section and, if any payment, collection or demand pursuant to this Indenture or the Notes in respect of “interest”, including the payment of any cumulated amount, is determined to be contrary to the provisions of such Section, the amount of such excess payment or collection will be refunded to the Issuer. For purposes of this Indenture and the Notes, the effective annual rate of interest will be determined in accordance with generally accepted actuarial practices and principles over the term of this Indenture and the Notes on the basis of annual compounding of the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Trustee will be prima facie evidence of such determination.

4.7	Optional Redemption

(a)

At any time after the Issue Date, the Issuer may, on any one or more occasions, redeem all or any part of the 2028 Notes, upon not less than 15 nor more than 60 days’ notice, at par plus accrued and unpaid interest, if any, to but excluding the date of redemption (subject to the right of Holders on the relevant Record Date to receive interest on the relevant Interest Payment Date).

(b)

Unless otherwise specifically provided in this Section 4.7, the terms of Article 6 shall apply to the redemption of any 2028 Notes and in the event of any inconsistency, the terms of this Section 4.7 shall prevail.

4.8	Optional Redemption for Changes in Withholding Taxes

If (i) a Payor becomes, or will become, obligated to pay, on the next date on which any amount may be payable with respect to the Notes, any Additional Amounts as a result of a change (or a change in legislation proposed by the Minister of Finance of Canada or any similar authority that, if enacted, will be effective prior to the enactment date) in or amendment to the laws, regulations or rulings of any Relevant Taxing Jurisdiction, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which is publicly announced or becomes effective on or after the date of any offering memorandum (or, if the Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a later date, after such later date) and (ii) the payment of such Additional Amounts cannot (as certified in an Officers’ Certificate to the Trustee) be avoided by the use of reasonable measures available to the Issuer, then the Issuer may, at its option, redeem the Notes then outstanding, in whole but not in part, upon not less than 30 nor more than 60 days’ notice (such notice to be provided not more than 90 days before the next date on which the Payor would be obligated to pay Additional Amounts), at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to but excluding the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date). Notice of the Issuer’s intent to redeem the Notes shall not be effective until such time as it delivers to the Trustee an Opinion of Counsel stating that the Payor is or will become obligated to pay Additional Amounts because of any change or amendment described in this Section 4.8.

4.9	Mandatory Redemption and Market Purchases

(a)

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the 2028 Notes; provided, however, that the Issuer may be required to offer to purchase the 2028 Notes pursuant to Sections 7.14 and 7.15.

(b)

The Issuer or any of its Subsidiaries may at any time and from time to time purchase 2028 Notes by tender offer, open market purchases, negotiated transactions, private agreement or otherwise at any price in accordance with Applicable Securities Legislation, so long as such acquisition does not violate the terms of this Indenture.

4.10	Form and Denomination of the 2028 Notes

(a)	The 2028 Notes will be issued at an issue price of $1,000 per $1,000 of principal amount (and integral multiples of $1,000).

(b)

Subject to Section 5.2(b), other than with respect to certain Holders who will receive definitive certificates for the 2028 Notes, the 2028 Notes will be issuable as Global Notes, substantially in the form set out in Appendix A. hereto with such changes as may be reasonably required by the Depository and any other changes as may be approved or permitted by the Issuer, in each case which changes are not prejudicial to the Holders or Beneficial Holders of 2028 Notes, and with such approval in each case to be conclusively deemed to have been given by the officers of the Issuer executing the same in accordance with Article 2.

4.11	Currency of Payment

The principal of, and interest and premium (if any) on, the 2028 Notes will be payable in United States dollars.

4.12	Additional Amounts

(a)

All payments made by or on behalf of the Issuer under or with respect to the Notes, or by or on behalf of any Guarantor under or with respect to any Subsidiary Guarantee, will be made free and clear of and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (hereinafter, “Taxes”) imposed or levied by or on behalf of any jurisdiction in which the Issuer or any such Guarantor (each such Person, a “Payor”) is organized, resident or carrying on business for tax purposes or from or through which such Payor (or its agents) makes any payment on the Notes or any Subsidiary Guarantee, or any department or political subdivision thereof (each, a “Relevant Taxing Jurisdiction”), unless such Person is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If a Payor is so required to withhold or deduct any amount of interest for or on account of Taxes from any payment made under or with respect to the Notes or any Subsidiary Guarantee, such Payor will pay such additional amounts of interest (“Additional Amounts”) as may be necessary so that the net amount received by each holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a holder (an “Excluded Holder”):

(i)	which is subject to such Taxes by reason of any connection between such holder and the Relevant Taxing Jurisdiction other than the mere holding of Notes or the receipt of payments thereunder;

(ii)

which failed to duly and timely comply with a timely request of the Issuer to provide information, documents, certification or other evidence concerning such holder’s nationality, residence, entitlement to treaty benefits, identity or connection with the Relevant Taxing Jurisdiction, if and to the extent that due and timely compliance with such request would have resulted in the reduction or elimination of any Taxes as to which Additional Amounts would have otherwise been payable to such holder of Notes but for this clause (ii);

(iii)

which is a fiduciary, a partnership or not the beneficial owner of any payment on a Note, if and to the extent that, as a result of an applicable tax treaty, no Additional Amounts would have been payable had the beneficiary, partner or beneficial owner owned the Note directly (but only if there is no material cost or expense associated with transferring such Note to such beneficiary, partner or beneficial owner and no restriction on such transfer that is outside the control of such beneficiary, partner or beneficial owner);

(iv)

to the extent that the Taxes required to be withheld or deducted are imposed pursuant to sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (and any amended or successor version that is substantially comparable), and any regulations or other official guidance thereunder or agreements (including any intergovernmental agreements or any laws, rules or practices implementing such intergovernmental agreements) entered into in connection therewith; or

(v)	any combination of the foregoing clauses of this proviso.

(b)

The applicable Payor will (a) make any required withholding or deduction and (b) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Issuer will furnish to the holders of the Notes, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the applicable Payor.

(c)

The Payors will indemnify and hold harmless each holder (other than all Excluded Holders) for the amount of (i) any Taxes not withheld or deducted by the Payors and levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes or the Subsidiary Guarantees, (ii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and (iii) any Taxes imposed with respect to any reimbursement under clauses (i) or (ii) above.

(d)

At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if any Payor is aware that it will be obligated to pay Additional Amounts with respect to such payment, the Issuer will deliver to the Trustee an Officers’ Certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to holders on the payment date. Whenever in this Indenture there is mentioned, in any context, the payment of principal (and premium, if any), interest or any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(e)

The obligations described under this Section 4.12 will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any successor Person and to any jurisdiction in which such successor is organized or is otherwise resident or doing business for tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents.

4.13	Appointment

(a)	The Trustee will be the trustee for the 2028 Notes, subject to Article 13.

(b)	The Issuer initially appoints CDS to act as Depository with respect to the 2028 Notes.

(c)

The Issuer initially appoints the Trustee at its corporate office in Vancouver, British Columbia to act as the Registrar, transfer agent, authentication agent and Paying Agent with respect to the 2028 Notes. The Issuer may change the Registrar, transfer agent, authentication agent or Paying Agent for the 2028 Notes at any time and from time to time without prior notice to the Holders of the 2028 Notes.

4.14	Inconsistency

Subject to Section 1.15 in the case of any conflict or inconsistency between this Article 4 and any other provision of this Indenture, Article 4 shall, as to the 2028 Notes, govern and prevail.

4.15	Reference to Principal, Premium, Interest, etc.

Whenever this Indenture refers to, in any context, the payment of principal, any principal redeemed or repaid early due to a call provision, premium, if any, interest or any other amount payable under or with respect to any Note, such reference shall include the payment of Additional Amounts or indemnification payments as described hereunder, if applicable.

4.16	Merger, Amalgamation or Winding Up of Cannabist Canada

Notwithstanding anything else contained in this Indenture, following completion of the CBCA Proceedings, Cannabist and the Co-Issuer may be merged or amalgamated (after the continuance of the latter to British Columbia) or the Co-Issuer may be wound up into Cannabist (any of such merger, amalgamation or winding-up, the “Issuer Combination”), and in such case all reference to Cannabist or Issuer in this Indenture shall be deemed to be the entity continuing thereunder.

4.17	Additional Early Consent Consideration

The Issuer shall pay the Supporting Senior Noteholders that received 2028 Notes on the Issue Date consideration in the aggregate amount of $1,500,000 in cash on the 2028 Note Maturity Date, except that such payment will be accelerated and made upon the occurrence of certain milestones, as follows (i) $750,000 shall be paid on the date on which the Issuer has received Net Proceeds from Asset Sales (including but not limited to Approved Sales) during the Sale Period equal to or greater than $15 million; and (ii) $750,000 shall be paid on the date on which the Issuer has received Net Proceeds from Asset Sales (including but not limited to Approved Sales) during the Sale Period equal to or greater than $20 million, with, for greater certainty, any balance remaining payable at maturity of the 2028 Notes.

ARTICLE 5

REGISTRATION, TRANSFER, EXCHANGE AND OWNERSHIP

5.1	Register of Certificated Notes

(a)

Subject to the terms of any Supplemental Indenture, with respect to each series of Notes issuable in whole or in part as registered Notes, the Issuer shall cause to be kept by and at the principal office of the Trustee in Vancouver, British Columbia or by such other Registrar as the Issuer, with the approval of the Trustee, may appoint at such other place or places, if any, as may be specified in the Notes of such series or as the Issuer may designate with the approval of the Trustee, a register in which shall be entered the names and addresses of the Holders and particulars of the Notes held by them respectively and of all transfers of Notes. Such registration shall be noted on the relevant Notes by the Trustee or other Registrar unless a new Note shall be issued upon such transfer.

(b)

No transfer of a registered Note shall be valid unless made on such register referred to in Section 5.1(a) by the Holder or such Holder’s executors, administrators or other legal representatives or an attorney duly appointed by an instrument in writing in form and executed in a manner satisfactory to the Trustee or other Registrar upon surrender of the Notes together with a duly executed form of transfer acceptable to the Trustee or other Registrar and upon compliance with such other reasonable requirements as the Trustee or other Registrar may prescribe, and unless the name of the transferee shall have been noted on the Note by the Trustee or other Registrar.

5.2	Global Notes

(a)

With respect to Notes issuable as or represented by, in whole or in part, one or more Global Notes, the Issuer shall cause to be kept by and at the principal office of the Trustee in Vancouver, British Columbia or by such other Registrar as the Issuer, with the approval of the Trustee, may appoint at such other place or places, if any, as the Issuer may designate with the approval of the Trustee, a register in which shall be entered the name and address of the Holder of each such Global Note (being the Depository, or its nominee, for such Global Note) and particulars of the Global Note held by it, and of all transfers thereof. If any Notes are at any time not Global Notes, the provisions of Section 5.1 shall govern with respect to registrations and transfers of such Notes.

(b)

Notwithstanding any other provision of this Indenture, a Global Note may not be transferred by the Holder thereof and, accordingly, subject to Section 5.6, no Definitive Notes of any series shall be issued to Beneficial Holders except in the following circumstances or as otherwise specified in any Supplemental Indenture, a resolution of the Trustee, a Board Resolution or an Officers’ Certificate:

(i)	Definitive Notes may be issued to Beneficial Holders at any time after:

(A)

the Issuer has determined that CDS (1) is unwilling or unable to continue as Depository for Global Notes, or (2) ceases to be eligible to be a Depository, and, in each case the Issuer is unable to locate a qualified successor to its reasonable satisfaction;

(B)

the Issuer has determined, in its sole discretion, or is required by law, to terminate the book-entry only registration system in respect of such Global Notes and has communicated such determination or requirement to the Trustee in writing, or the book-entry system ceases to exist; or

(C)

the Trustee has determined that an Event of Default has occurred and is continuing with respect to Notes issued as Global Notes, provided that Beneficial Holders representing, in the aggregate, not less than a majority of the aggregate outstanding principal amount of the Notes of the affected series advise the Depository in writing, through the Participants, that the continuation of the book-entry only registration system for the Notes of such series is no longer in their best interests; and

(ii)

Global Notes may be transferred (A) if such transfer is required by applicable law, as determined by the Issuer and Counsel, or (B) by a Depository to a nominee of such Depository, or by a nominee of a Depository to such Depository, or to another nominee of such Depository, or by a Depository or its nominee to a successor Depository or its nominee.

(c)

Upon the termination of the book-entry only registration system on the occurrence of one of the conditions specified in Section 5.2(b)(i) or upon the transfer of a Global Note to a Person other than a Depository or a nominee thereof in accordance with Section 5.2(b)(i)(A), the Trustee shall notify all Beneficial Holders, through the Depository, of the availability of Definitive Notes for such series. Upon surrender by the Depository of the Global Notes in respect of any series and receipt of new registration instructions from the Depository, the Trustee shall deliver the Definitive Notes of such series to the Beneficial Holders thereof in accordance with the new registration instructions and thereafter, the registration and transfer of such Notes will be governed by Section 5.1 and the remaining provisions of this Article 5.

(d)

It is expressly acknowledged that a transfer of beneficial ownership in a Note of any series issuable in the form of or represented by a Global Note will be effected only (a) with respect to the interests of participants in the Depository (“Participants”), through records maintained by the Depository or its nominee for the Global Note, and (b) with respect to interests of Persons other than Participants, through records maintained by Participants. Beneficial Holders who are not Participants but who desire to purchase, sell or otherwise transfer ownership of or other interest in Notes represented by a Global Note may do so only through a Participant.

5.3	Transferee Entitled to Registration

The transferee of a Note shall be entitled, after the appropriate form of transfer is deposited with the Trustee or other Registrar and upon compliance with all other conditions for such transfer required by this Indenture or by law, to be entered on the register as the owner of such Note free from all equities or rights of set-off or counterclaim between the Issuer and the transferor or any previous Holder of such Note, save in respect of equities of which the Issuer is required to take notice by law (including any statute or order of a court of competent jurisdiction).

5.4	No Notice of Trusts

None of the Issuer, the Trustee and any Registrar or Paying Agent will be bound to take notice of or see to the performance or observance of any duty owed to a third Person, whether under a trust, express, implied, resulting or constructive, in respect of any Note by the Holder or any Person whom the Issuer or the Trustee treats, as permitted or required by law, as the owner or the Holder of such Note, and may transfer the same on the direction of the Person so treated as the owner or Holder of the Note, whether named as Trustee or otherwise, as though that Person were the Beneficial Holder thereof.

5.5	Registers Open for Inspection

The registers referred to in Sections 5.1 and 5.2 shall, subject to applicable law, at all reasonable times be open for inspection by the Issuer, the Trustee or any Holder. Every Registrar, including the Trustee, shall from time to time when requested so to do by the Issuer or by the Trustee, in writing, furnish the Issuer or the Trustee, as the case may be, with a list of names and addresses of Holders entered on the registers kept by them and showing the principal amount and serial numbers of the Notes held by each such Holder, provided the Trustee shall be entitled to charge a reasonable fee to provide such a list.

5.6	Issuer to Furnish Trustee Names and Addresses of Holders

(a)

The Issuer will furnish or cause to be furnished to the Trustee in writing, semi-annually, at least seven Business Days before each Interest Payment Date (and in all events at intervals of not more than six months) and at such other times as the Trustee may request in writing within 30 days after the receipt by the Issuer of any such request, a list in such form as the Trustee may reasonably require, of the names and addresses of Holders of securities of each series as of such date, provided that the Issuer shall not be so obligated at any time that the list shall not differ in any respect from the most recent list furnished to the Trustee by the Issuer and provided, however, that, in either case, no such list need be furnished for any series for which the Trustee shall be the Registrar.

(b)

The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders contained in the most recent list furnished to the Trustee as provided in this Section 5.6 and the names and addresses of Holders received by the Trustee in its capacity as Registrar (if acting in such capacity). The Trustee may destroy any list furnished to it as provided in this Section 5.6 upon receipt of a new list so furnished.

(c)

Every holder of Notes, by receiving and holding the same, agrees with the Issuer and the Trustee that neither the Issuer nor the Trustee nor any agent of either of them shall be held accountable by reason of any disclosure of information as to the names and addresses of Holders made pursuant to the Trust Indenture Act.

5.7	Transfers and Exchanges of Notes

(a)

Transfer and Exchange of Global Notes. A Global Note may be transferred in whole and not in part only pursuant to Section 5.2(b)(ii). A beneficial interest in a Global Note may not be exchanged for a Definitive Note other than pursuant to Section 5.2(b)(i). A Global Note may not be exchanged for another Note other than as provided in this Section 5.7(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 5.7(b) or 5.7(c), as applicable.

(b)

Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depository, in accordance with the provisions of this Indenture, applicable laws and the Applicable Procedures. In connection with a transfer and exchange of beneficial interest in Global Notes, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or a Beneficial Holder, in each case, given to the Depository in accordance with the Applicable Procedures directing the Depository to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged, and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase, or (B) (1) a written order from a Participant or a Beneficial Holder, in each case, given to the Depository in accordance with the Applicable Procedures directing the Depository to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred, and (2) instructions given by the Depository to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer referred to in (B)(1) above. Upon satisfaction of all of the requirements for transfer of beneficial interests in Global Notes contained in this Indenture and the Notes, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 5.7(e).

(c)

Transfer or Exchange of Beneficial Interests in the Global Notes for Definitive Notes. A holder of a beneficial interest in a Global Note may exchange such beneficial interest for a Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note only upon the occurrence of any of the preceding events in Section 5.7(b) and satisfaction of the conditions set forth in Section 5.7(b). Upon the occurrence of any such preceding event and receipt by the Registrar of the documentation referred to in the appropriate subparagraph of this Section 5.7(c), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 5.7(e), and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 5.7(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depository and the Participant or Beneficial Holder. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d)

Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 5.7(d) and Applicable Securities Legislation, the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.

(e)

Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 5.11 or Article 10 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

(f)	General Provisions Relating to Transfers and Exchanges.

(i)

To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Issuer’s Authentication Order in accordance with Section 3.3(h) or at the Registrar’s request.

(ii)

No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.9 and 12.1).

(iii)

All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(iv)	Neither the Issuer nor the Trustee nor any Registrar shall be required to:

(A)

issue, register the transfer of or exchange any Notes during a period beginning at the opening of business 15 days before the mailing of a Redemption Notice under Section 6.1 hereof and ending at the close of business on the day of selection, or

(B)

register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or unless upon due presentation thereof for redemption such Notes are not redeemed, or

(C)	register the transfer of or exchange a Note between a Record Date and the next succeeding Interest Payment Date, or

(D)	to register the transfer of or to exchange a Note tendered and not withdrawn in connection with a Change of Control Offer or an Asset Sale Offer.

(v)

Subject to any restriction provided in this Indenture, the Issuer with the approval of the Trustee may at any time close any register for the Notes of any series (other than those kept at the principal office of the Trustee in Vancouver, British Columbia) and transfer the registration of any Notes registered thereon to another register (which may be an existing register) and thereafter such Notes shall be deemed to be registered on such other register. Notice of such transfer shall be given to the Holders of such Notes.

(vi)

Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Registrar or Paying Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Registrar or Paying Agent or the Issuer shall be affected by notice to the contrary.

(vii)	The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 3.3(h).

(viii)

Upon surrender for registration of transfer of any Note at the office or agency of the Issuer, the Issuer shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(ix)

At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and deliver, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 3.3(h) hereof.

(x)	All certifications, certificates and Opinions of Counsel required to be submitted pursuant to this Section 5.7 to effect a registration of transfer or exchange may be submitted by facsimile.

5.8	Charges for Registration, Transfer and Exchange

For each Note exchanged, registered, transferred or discharged from registration, the Trustee or other Registrar, except as otherwise herein provided, may make a reasonable charge for its services and in addition may charge a reasonable sum for each new Note issued (such amounts to be agreed upon from time to time by the Trustee and the Issuer), and payment of such charges and reimbursement of the Trustee or other Registrar for any stamp taxes or governmental or other charges required to be paid shall be made by the party requesting such exchange, registration, transfer or discharge from registration as a condition precedent thereto. Notwithstanding the foregoing provisions, no charge shall be made to a Holder hereunder:

(a)	for any exchange, registration, transfer or discharge from registration of a Note of any series applied for within a period of two months from the date of the first delivery thereof;

(b)	for any exchange of any interim or temporary Note of any series or interim certificate that has been issued under Section 3.9 for a Definitive Note of any series;

(c)	for any exchange of a Global Note of any series as contemplated in Section 5.2; or

(d)	for any exchange of a Note of any series resulting from a partial redemption under Section 6.3.

5.9	Ownership of Notes

(a)

The Holder for the time being of any Note shall be entitled to the principal, premium, if any, and/or interest evidenced by such Note, free from all equities or rights of set-off or counterclaim between the Issuer and the original or any intermediate Holder thereof (except in respect of equities of which the Issuer is required to take notice by law) and all Persons may act accordingly and the receipt of any such Holder for any such principal, premium, if any, or interest shall be a valid discharge to the Trustee, any Registrar and to the Issuer for the same and none shall be bound to inquire into the title of any such Holder.

(b)

Where Notes are registered in more than one name, the principal, premium, if any, and interest from time to time payable in respect thereof may be paid to the order of all or any of such Holders, failing written instructions from them to the contrary, and the receipt of any one of such Holders therefor shall be a valid discharge, to the Trustee, any Registrar and to the Issuer.

(c)

In the case of the death of one or more joint Holders, the principal, premium, if any, and interest from time to time payable thereon may be paid to the order of the survivor or survivors of such Holders and to the estate of the deceased and the receipt by such survivor or survivors and the estate of the deceased thereof shall be a valid discharge by the Trustee, any Registrar and the Issuer.

(d)

Unless otherwise required by law, the Person in whose name any Note is registered shall for all purposes of this Indenture (except for references in this Indenture to a “Beneficial Holder”) be and be deemed to be the owner thereof and payment of or on account of the principal of, premium, if any, and interest on such Note shall be made only to or upon the order in writing of such Holder.

(e)

Notwithstanding any other provision of this Indenture, all payments in respect of Notes issuable in the form of or represented by a Global Note shall be made to the Depository or its nominee for subsequent payment by the Depository or its nominee to the Beneficial Holders.

5.10	Communication to Holders

The rights of Holders to communicate with other Holders with respect to their rights under this Indenture or under the Notes and the corresponding rights and duties of the Trustee shall be provided by Section 312(b) of the Trust Indenture Act.

5.11	Cancellation and Destruction

All matured Notes of any series shall forthwith after payment of all Obligations thereunder be delivered to the Trustee or to a Person appointed by it or by the Issuer with the approval of the Trustee and cancelled by the Trustee. All Notes of any series which are cancelled or required to be cancelled under this or any other provision of this Indenture shall be destroyed by the Trustee and, if required by the Issuer, the Trustee shall furnish to it a destruction certificate setting out the designating numbers of the Notes so destroyed.

ARTICLE 6

REDEMPTION AND PURCHASE OF NOTES

6.1	Redemption of Notes

Subject to the provisions of the Supplemental Indenture relating to the issue of a particular series of Notes or, in the case of the 2028 Notes, Article 4, Notes of any series may be redeemed before the Stated Maturity thereof, in whole at any time or in part from time to time, at the option of the Issuer and in accordance with and subject to the provisions set out in this Indenture and any applicable Supplemental Indenture, including those relating to the payment of any required redemption price (“Redemption Price”).

6.2	Places of Payment

The Redemption Price will be payable upon presentation and surrender of the Notes called for redemption at any of the places where the principal of such Notes is expressed to be payable and at any other places specified in the Redemption Notice.

6.3	Partial Redemption

(a)	If less than all of the Notes of any series are to be redeemed at any time, the Trustee will select Notes of such series for redemption as follows:

(i)	if the Notes are listed on any national securities exchange, including the Canadian Securities Exchange, in compliance with the requirements of the principal national securities exchange; or

(ii)	if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee will deem fair and appropriate; or

(iii)	if the Notes are included in global form based on a method required by CDS, or, a method that most nearly approximates a pro rata selection as the Trustee deems appropriate.

Subject to the foregoing and the Supplemental Indenture relating to any series of Notes (or, in the case of the 2028 Notes, Article 4), Notes or portions of Notes the Trustee selects for redemption shall be in minimum amounts of $1,000 or integral multiples of $1,000.

(b)

If Notes of any series are to be redeemed in part only, the Redemption Notice that relates to such Notes will state the portion of the principal amount of such Notes that is to be redeemed. In the event that one or more of such Notes becomes subject to redemption in part only, upon surrender of any such Notes for payment of the Redemption Price, together with interest accrued to but excluding the applicable Redemption Date, the Issuer shall execute and the Trustee shall authenticate and deliver without charge to the Holder thereof or upon the Holder’s order one or more new Notes of such series for the unredeemed part of the principal amount of the Notes so surrendered or, with respect to Global Notes, the Trustee shall make notations on the Global Notes of the principal amount thereof so redeemed. Unless the context otherwise requires, the terms “Note” or “Notes” as used in this Article 6 shall be deemed to mean or include any part of the principal amount of any Note which in accordance with the foregoing provisions has become subject to redemption.

6.4	Notice of Redemption

Unless otherwise provided in a Supplemental Indenture or, in the case of the 2028 Notes, Article 4, notice of redemption (the “Redemption Notice”) of any series of Notes shall be given to the Holders of the Notes so to be redeemed not more than 60 days nor less than 15 days prior to the date fixed for redemption (the “Redemption Date”) in the manner provided in Section 16.2; provided that Redemption Notices in respect of optional redemptions of

Notes may be delivered more than 60 days prior to a Redemption Date if the Redemption Notice is issued in connection with a defeasance of the relevant Notes or a satisfaction and discharge of this Indenture. Every such Redemption Notice shall specify the aggregate principal amount of Notes called for redemption, the Redemption Date, the Redemption Price and the places of payment and shall state that interest upon the principal amount of Notes called for redemption shall cease to be payable from and after the Redemption Date. Redemption Notices in respect of redemptions made pursuant to Section 4.7 may, at the Issuer’s discretion, be subject to one or more conditions precedent, as described under Section 6.5. In addition, unless all the outstanding Notes of a series are to be redeemed, the Redemption Notice shall specify:

(a)	the distinguishing letters and numbers of the Notes which are to be redeemed (as are registered in the name of such Holder);

(b)	if such Notes are selected by terminal digit or other similar system, such particulars as may be sufficient to identify the Notes so selected;

(c)	in the case of Global Notes, that the redemption will take place in such manner as may be agreed upon by the Depository, the Trustee and the Issuer; and

(d)	in all cases, the principal amounts of such Notes or, if any such Note is to be redeemed in part only, the principal amount of such part.

Notwithstanding Section 16.2, in the event that all Notes of a series to be redeemed are Global Notes, publication of the Redemption Notice shall not be required.

If Notes of any series are to be redeemed in part only, the Redemption Notice that relates to such Notes will state the portion of the principal amount of such Notes that is to be redeemed. In the event that one or more of such Notes becomes subject to redemption in part only, upon surrender of any such Notes for payment of the Redemption Price, together with interest accrued to but excluding the applicable Redemption Date, the Issuer shall execute and the Trustee shall authenticate and deliver without charge to the Holder thereof or upon the Holder’s order one or more new Notes of such series for the unredeemed part of the principal amount of the Notes so surrendered or, with respect to Global Notes, the Trustee shall make notations on the Global Notes of the principal amount thereof so redeemed. Unless the context otherwise requires, the terms “Note” or “Notes” as used in this Article 6 shall be deemed to mean or include any part of the principal amount of any Note which in accordance with the foregoing provisions has become subject to redemption.

6.5	Qualified Redemption Notice

In connection with any optional redemption of Notes, any such redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including the completion of any Permitted Refinancing Indebtedness or any Equity Offering. In addition, if such redemption notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s sole discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the redemption date so delayed, and that such redemption provisions may be adjusted to comply with any depositary requirements.

6.6	Notes Due on Redemption Dates

Upon a Redemption Notice having been given as provided in Section 6.4, all the Notes so called for redemption or the principal amount to be redeemed of the Notes called for redemption, as the case may be, shall thereupon be and become due and payable at the Redemption Price, together with accrued interest to but excluding the Redemption Date, on the Redemption Date specified in such notice, in the same manner and with the same effect as if it were the Stated Maturity specified in such Notes, anything therein or herein to the contrary notwithstanding. If any Redemption Date is on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such Record Date, and no additional interest will be payable to Holders whose Notes shall be subject to redemption by the Issuer. From and after such Redemption Date, if the monies necessary to redeem such Notes shall have been deposited as provided in Section 6.7 and affidavits or other proof satisfactory to the Trustee as to the publication and/or mailing of such Redemption Notices shall have been lodged with it, interest upon the Notes shall cease to accrue. If any question shall arise as to whether any notice has been given as above provided and such deposit made, such question shall be decided by the Trustee whose decision shall be final and binding upon all parties in interest.

6.7	Deposit of Redemption Monies

(a)

Except as may otherwise be provided in any Supplemental Indenture or, in the case of the 2028 Notes, Article 4, upon Notes being called for redemption, the Issuer shall deposit with the Trustee, for onward payment to the Depository, on or before 11:00 a.m. (Toronto time) on the day prior to the Redemption Date specified in the Redemption Notice, such sums of money as may be sufficient to pay the Redemption Price of the Notes so called for redemption, plus accrued and unpaid interest thereon up to but excluding the Redemption Date and including any Additional Amounts, less any Taxes required by law to be deducted or withheld therefrom. The Issuer shall also deposit with the Trustee a sum of money sufficient to pay any charges or expenses which may be incurred by the Trustee in connection with such redemption. Every such deposit shall be irrevocable. From the sums so deposited, the Trustee shall pay or cause to be paid, to the Depository on behalf of the Holders of such Notes so called for redemption, upon surrender of such Notes, the principal, premium (if any) and interest (if any) to which they are respectively entitled on redemption.

(b)

Payment of funds to the Trustee upon redemption of Notes shall be made by electronic transfer or certified cheque or pursuant to such other arrangements for the provision of funds as may be agreed between the Issuer and the Trustee in order to effect such payment hereunder. Notwithstanding the foregoing, (i) all payments in excess of $25,000,000 (or such other amount as determined from time to time by the Canadian Payments Association) shall be made by the use of the LVTS; and (ii) in the event that payment must be made to the Depository, the Issuer shall remit payment to the Trustee by LVTS. The Trustee shall have no obligation to disburse funds pursuant to this Section 6.7 unless it has received written confirmation satisfactory to it that the funds have been deposited with it in sufficient amount to pay in full all amounts due and payable on the applicable Redemption Date. The Trustee shall, if it accepts any funds received by it in the form of uncertified cheques, be entitled to delay the time for release of such funds until such uncertified cheques shall be determined to have cleared the financial institution upon which the same are drawn.

6.8	Failure to Surrender Notes Called for Redemption

In case the Holder of any Note of any series so called for redemption shall fail on or before the Redemption Date so to surrender such Holder’s Note, or shall not within such time specified on the Redemption Notice accept payment of the redemption monies payable, or give such receipt therefor, if any, as the Trustee may require, such redemption monies may be set aside in trust, without interest, either in the deposit department of the Trustee or in a chartered bank, and such setting aside shall for all purposes be deemed a payment to the Holder of the sum so set aside and, to that extent, such Note shall thereafter not be considered as outstanding hereunder and the Holder thereof shall have no other right except to receive payment of the Redemption Price of such Note, plus any accrued but unpaid interest thereon to but excluding the Redemption Date and including any Additional Amounts, less any Taxes required by law to be deducted or withheld, out of the monies so paid and deposited, upon surrender and delivery up of such Holder’s relevant Note. In the event that any money required to be deposited hereunder with the Trustee or any Paying Agent on account of principal, premium, if any, or interest, if any, on Notes issued hereunder shall remain so deposited for a period of six years from the Redemption Date, then such monies, together with any accumulated interest thereon, shall at the end of such period be paid over or delivered over by the Trustee or such Paying Agent to the Issuer on its demand, and thereupon the Trustee shall not be responsible to Holders of such Notes for any amounts owing to them and subject to applicable law, thereafter the Holders of such Notes in respect of which such money was so repaid to the Issuer shall have no rights in respect thereof except to obtain payment of the money due from the Issuer, subject to any limitation period provided by the laws of British Columbia.

6.9	Cancellation of Notes Redeemed

Subject to the provisions of Sections 6.4 and 6.10 as to Notes redeemed or purchased in part, all Notes redeemed and paid under this Article 6 shall forthwith be delivered to the Trustee and cancelled and no Notes shall be issued in substitution for those redeemed.

6.10	Purchase of Notes for Cancellation

(a)

Subject to the provisions of any Supplemental Indenture relating to a particular series of Notes or, in the case of the 2028 Notes, Article 4, the Issuer may, at any time and from time to time, purchase Notes of any series in the market (which shall include purchases from or through an investment dealer or a firm holding membership on a recognized stock exchange) or by tender or by contract, at any price; provided such acquisition does not otherwise violate the terms of this Indenture. All Notes so purchased may, at the option of the Issuer, be delivered to the Trustee and cancelled and no Notes shall be issued in substitution therefor.

(b)

If, upon an invitation for tenders, more Notes of the relevant series are tendered at the same lowest price than the Issuer is prepared to accept, the Notes to be purchased by the Issuer shall be selected by the Trustee on a pro rata basis or in such other manner as the Issuer directs in writing and as consented to by the exchange, if any, on which Notes of such series are then listed which the Trustee considers appropriate, from the Notes of such series tendered by each tendering Holder thereof who tendered at such lowest price. For this purpose the Trustee may make, and from time to time amend, regulations with respect to the manner in which Notes of any series may be so selected, and regulations so made shall be valid and binding upon all Holders thereof, notwithstanding the fact that as a result thereof one or more of such Notes become subject to purchase in part only. The Holder of a Note of any series of which a part only is purchased, upon surrender of such Note for payment, shall be entitled to receive, without expense to such Holder, one or more new Notes of such series for the unpurchased part so surrendered, and the Trustee shall authenticate and deliver such new Note or Notes upon receipt of the Note so surrendered or, with respect to a Global Note, the Depository shall make book-entry notations with respect to the principal amount thereof so purchased.

ARTICLE 7

COVENANTS OF THE ISSUER

As long as any Notes remain outstanding, the Issuer hereby covenants and agrees with the Trustee for the benefit of the Trustee and the Holders as follows (unless and for so long as the Issuer and/or one or more of its Subsidiaries are the only Holders (or Beneficial Holders) of the outstanding Notes, in which case the following provisions of this Article 7 shall not apply):

7.1	Payment of Principal, Premium, and Interest

(a)

The Issuer covenants and agrees for the benefit of the Holders that it will duly and punctually pay the principal of, premium, if any, and interest on the Notes in accordance with the terms of each series of Notes, as applicable, and this Indenture. Principal, premium and interest shall be considered paid on the date due if on such date the Trustee holds in accordance with this Indenture money sufficient to pay all principal, premium and interest then due and the Trustee is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

(b)

Subject to the provisions of any Supplemental Indenture relating to a particular series of Notes, Cannabist shall pay interest on overdue principal and premium, if any, at the rate specified in respect of each series of Notes, and it will pay interest on overdue instalments of interest at the same rate to the extent lawful.

7.2	Existence

Subject to Article 12, the Issuer shall, and shall cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve and keep in full force and effect the corporate, partnership or other legal existence, as applicable, and the corporate, partnership or other legal power, as applicable, of the Issuer and each Restricted Subsidiary; provided that neither the Issuer nor any Restricted Subsidiary will be required to preserve any such corporate, partnership or other legal existence and corporate, partnership or other legal power if the Board of Directors of the Issuer determines that the preservation thereof is no longer desirable in the conduct of the business of the Issuer, and the Restricted Subsidiaries taken as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders.

7.3	Payment of Taxes and Other Claims

The Issuer shall and shall cause each of the Restricted Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge, or cause to be paid and discharged, all Taxes shown to be due and payable on such returns and all other Taxes imposed on them or any of their properties, assets, income or franchises, to the extent such Taxes have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Issuer or any Restricted Subsidiary; provided that neither the Issuer nor any Restricted Subsidiaries need pay any such Taxes or claim if (a) the amount, applicability or validity thereof is contested by the Issuer or such Restricted Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Issuer or a Restricted Subsidiary has established adequate reserves therefor in accordance with U.S. GAAP on the books of the Issuer or such Restricted Subsidiary or (b) the non-payment of all such Taxes in the aggregate would not reasonably be expected to have a material adverse effect on the business, affairs or financial condition of the Issuer and the Restricted Subsidiaries taken as a whole.

7.4	Keeping of Books

The Issuer shall keep or cause to be kept, and shall cause each Restricted Subsidiary to keep or cause to be kept proper books of record and account, in which full and correct entries (in all material respects) shall be made of all financial transactions and the property and business of the Issuer and the Restricted Subsidiaries in accordance with U.S. GAAP.

7.5	Provision of Reports and Financial Statements

The Issuer will provide to the Trustee the following:

(a)	within 60 days after the end of each quarterly fiscal period in each fiscal year of the Issuer, other than the last quarterly fiscal period of each such fiscal year, copies of:

(i)

an unaudited consolidated statements of financial position as at the end of such quarterly fiscal period and unaudited consolidated statements of net income and other comprehensive income, cash flows and changes in equity of the Issuer for such quarterly fiscal period and, in the case of the second and third quarters, for the portion of the fiscal year ending with such quarter; and

(ii)	an associated “Management’s Discussion and Analysis” prepared on a basis substantially consistent with the “Management’s Discussion and Analysis” filed by Cannabist on SEDAR+ as of the Issue Date; and

(b)	within 120 days after the end of each fiscal year of the Issuer, copies of:

(i)

an audited consolidated statements of financial position of the Issuer as at the end of such year and audited consolidated statements of net income and other comprehensive income, cash flows and changes in equity of the Issuer for such fiscal year, together with a report of the Issuer’s auditors thereon; and

(ii)	an associated “Management’s Discussion and Analysis” prepared on a basis substantially consistent with the “Management’s Discussion and Analysis” filed by Cannabist on SEDAR+ as of the Issue Date;

in the case of each of Sections 7.5(a)(i) and 7.5(b)(i) prepared in accordance with U.S. GAAP. The reports referred to in Sections 7.5(a)(i) and 7.5(b)(i) are collectively referred to as the “Financial Reports.”

(c)

Within 15 calendar days after filing with or furnishing to the U.S. Securities and Exchange Commission, copies of annual reports and information, documents and other reports (or copies of such portions of any of the foregoing as the U.S. Securities and Exchange Commission may by rules and regulations prescribe) which the Issuer is required to file or furnish with the U.S. Securities and Exchange Commission pursuant to Section 13 or 15(d) of the U.S. Exchange Act or, if the Issuer is not required to file information, documents or reports pursuant to either of such sections, then to file with the Trustee and the U.S. Securities and Exchange Commission, in accordance with rules and regulations prescribed by the U.S. Securities and Exchange Commission, such supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the U.S. Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed in such rules and regulations.

(d)

The Issuer will transmit to all Holders, in the manner and to the extent provided in Trust Indenture Act Section 313(c), within 30 days after the filing thereof with the Trustee, such summaries of any information, documents and reports required to be filed by the Issuer pursuant to paragraph (a), (b) and (c)of this Section 7.5 as may be required by rules and regulations prescribed from time to time by the U.S. Securities and Exchange Commission.

(e)

The Issuer will, within 15 Business Days after providing to the Trustee any Financial Report, hold a conference call to discuss such Financial Report and the results of operations for the applicable reporting period. The Issuer will also maintain a website to which Holders, prospective investors and securities analysts are given access, on which not later than the date by which the Financial Reports are required to be provided to the Trustee pursuant to the immediately preceding paragraph, the Issuer (i) makes available such Financial Reports and (ii) provides details about how to access on a toll-free basis the quarterly conference calls described above.

(f)

Notwithstanding the foregoing paragraphs, (i) all Financial Reports, annual reports and information documents, and other reports will be deemed to have been provided to the Trustee and the Holders once filed on either (A) SEDAR+, or any successor system thereto; or (B) EDGAR or any successor system thereto, and the Issuer will not be required to maintain a website on which it makes such Financial Reports available, and (ii) if the Issuer holds a quarterly conference call for its equity holders within 15 Business Days of filing a Financial Report on SEDAR+ or EDGAR or any successor systems thereto, Holders shall be permitted to attend such conference call.

(g)

Concurrently with the delivery of Financial Reports by the Issuer under Sections 7.5(a)(i) and 7.5(b)(i), the Issuer shall deliver to the Collateral Trustee an Officer’s Certificate certifying as to the Company’s compliance with the requirements of Section 7.18 and as to whether the Security Coverage Test was met as of the date of the applicable Financial Report and setting out such information and calculations with respect thereto as the Collateral Trustee may reasonably request.

(h)

Commencing on March 31, 2026 until the termination of the Appointment Period, a financial advisor mutually agreeable to both Cannabist the Supporting Senior Noteholders (“Financial Advisor”) shall be retained by the Trustee to review the Required Reporting (as defined below), provided that, if the Trustee is unable to retain a Financial Advisor, the Supporting Senior Noteholders holding a majority of the aggregate principal amount of 2028 Notes and 2028 Convertible Notes then held by the Supporting Senior Noteholders shall be entitled to retain the Financial Advisor. Notwithstanding the foregoing, BRG shall be deemed to be a mutually agreeable party to serve as the Financial Advisor. All reasonable costs and expenses of the Financial Advisor shall be for the account of Cannabist and Cannabist covenants to promptly satisfy any such accounts. Upon appointment, the Financial Advisor shall enter into a customary confidentiality agreement with Cannabist and shall not disclose information obtained by it in its capacity as Financial Advisor to any Persons other than the Trustee, the Chief Financial Officer of Cannabist, Cannabist’s Board of Directors (or a committee thereof), for excluding for greater certainty, any of the Supporting Senior Noteholders or their representatives unless otherwise agreed in writing. All reports prepared by or on behalf of the Financial Advisor shall be delivered contemporaneously to the Chief Financial Officer of Cannabist and the Trustee, and, upon request of the Financial Advisor, Cannabist shall also deliver such reports to the audit committee of Cannabist’s Board of Directors.

(i)

From and after the date of appointment of the Financial Advisor until the 2028 Notes and 2028 Convertible Notes are no longer outstanding, Cannabist shall provide, concurrent with the delivery of Financial Reports by the Issuer under Sections 7.5(a)(i) and 7.5(b)(i), an Officer’s Certificate, from the principal executive officer, principal financial officer or principal accounting officer as to his or her knowledge of compliance by the Issuer and the Restricted Subsidiaries with all conditions and covenants in this Indenture as at the date of such Financial Reports (such reporting being the “Required Reporting”). In addition, and without limiting the forgoing, the Officer’s Certificate shall include (i) a statement as to the compliance with the covenants contained in Section 7.18 and supporting calculations evidencing such compliance; (ii) a statement as to the aggregate Net Proceeds received by the Issuer or its Restricted

Subsidiaries in connection with all Approved Sales and Asset Sales, as applicable, that were completed in the Issuer’s prior fiscal quarter; and (iii) a statement as to the aggregate balance of all Controlled Accounts (accompanied by supporting bank statements) as at the most recently ended calendar month prior to the delivery of the Officer’s Certificate. The Financial Advisor shall be permitted to request, and the Issuer shall provide, such supporting documents it reasonably requires in connection with reviewing the calculations set forth in the Officer’s Certificate, including, but not limited to calculations evidencing the utilization and remaining capacity available in the relevant subsections of Permitted Debt, Restricted Payments, Permitted Liens and Permitted Investments as at the date of such Financial Reports.

7.6	Designation of Restricted and Unrestricted Subsidiaries

(a)	As of the Issue Date, the Unrestricted Subsidiaries are as set out in Appendix C. The Issuer shall not be permitted to designate any Restricted Subsidiary as an Unrestricted Subsidiary.

(b)	The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(i)

such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is permitted under Section 7.10;

(ii)

all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such designation will only be permitted if such Investments would be permitted under Section 7.9 provided that such outstanding Investments shall be valued at the lesser of (A) the Fair Market Value of such Investments measured on the date of such designation and (B) the Fair Market Value of such Investments measured at the time each such Investment was made by such Unrestricted Subsidiary;

(iii)	all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under Section 7.7; and

(iv)	no Default or Event of Default would be in existence following such designation.

7.7	Liens

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, create, Incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their assets or properties, now owned or hereafter acquired.

7.8	Landlord Consents

The Issuer shall (a) execute and deliver, and shall cause each Restricted Subsidiary to execute and deliver, to the Collateral Trustee collateral assignments of leases or other Security Documents within 30 days of the Issue Date sufficient to permit the Security Coverage Test to be met, (b) use, and cause each Restricted Subsidiary to use, commercially reasonable efforts to obtain Waivers of Priority sufficient to meet the Security Coverage Test, and (c) promptly provide the Collateral Trustee with copies of all Waivers of Priority that the Issuer and the Restricted Subsidiaries have obtained for purposes of complying with this Section 7.8; provided, however, any Waiver of Priority obtained by the Issuer or any Restricted Subsidiary prior to the Issue Date shall be deemed to have been received as of the Issue Date for purposes of this Section 7.8; and, provided further, that neither the Issuer nor a Restricted Subsidiary shall be required to execute and deliver a collateral assignment of any lease pursuant to clause (a) of this Section 7.8 prior to obtaining a Waiver of Priority in respect thereof if doing so would reasonably be expected to invalidate such lease.

7.9	Restricted Payments

(a)	Subject to Section 7.9(b), the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)

declare or pay (without duplication) any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger, consolidation or amalgamation of the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (A) payable in Equity Interests (other than Disqualified Stock) of the Issuer or (B) to the Issuer or a Restricted Subsidiary of the Issuer);

(ii)	purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Issuer held by Persons other than any of the Issuer’s Restricted Subsidiaries;

(iii)

make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness (other than intercompany Indebtedness permitted under Section 7.10(b)(ix)), except: (A) a payment of interest or payment of principal at the Stated Maturity thereof or (B) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition; or

(iv)	make any Restricted Investment;

all such payments and other actions set forth in Sections 7.9(a)(i) through 7.9(a)(iv) above are collectively referred to as “Restricted Payments”.

(b)	Section 7.9(a) will not prohibit, so long as, in the case of Sections 7.9(b)(viii), 7.9(b)(xv), and 7.9(b)(xvii) no Default has occurred and is continuing or would be caused thereby:

(i)	[Reserved];

(ii)	the payment of any dividend or similar distribution by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis;

(iii)

the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock), including cash proceeds received from an exercise of warrants (subject to Section 7.20) or options, or from the contribution (other than by a Subsidiary of the Issuer) of capital to the Issuer in respect of its Equity Interests (other than Disqualified Stock); in each case within 60 days of such Restricted Payment;

(iv)

the defeasance, redemption, repurchase, retirement or other acquisition of Subordinated Indebtedness with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness within 60 days of such defeasance, redemption, repurchase, retirement or other acquisition;

(v)

Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of a substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests (other than Disqualified Stock) of the Issuer within 60 days of such Restricted Payment;

(vi)

the repurchase, redemption or other acquisition or retirement of Equity Interests deemed to occur upon the exercise or exchange of stock options, warrants or other similar rights to the extent such Equity Interests represent a portion of the exercise or exchange price of those stock options, warrants or other similar rights;

(vii)

the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer held by any current or former officer, director or employee (or any of their respective heirs or estates or permitted transferees) of the Issuer or any Restricted Subsidiary of the Issuer pursuant to any employee equity subscription agreement, stock option agreement, stock matching program, stockholders’ agreement or similar agreement entered into in the ordinary course of business; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any calendar year will not exceed $10.0 million (with unused amounts in any calendar year being carried over to the next succeeding calendar year only);

(viii)	dividends on Disqualified Stock issued in compliance with Section 7.10 to the extent such dividends are included in the definition of Consolidated Fixed Charges with respect to the Issuer;

(ix)

the payment of cash in lieu of fractional Equity Interests in connection with stock dividends, splits or business combinations or the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Issuer or any of its Restricted Subsidiaries that are not derivative securities;

(x)	payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of assets that complies with the provisions of Section 12.1;

(xi)

the repurchase, redemption or other acquisition or retirement for value of any Indebtedness pursuant to provisions in documentation governing such Indebtedness similar to those described in Section 7.14 or Section 7.15, provided that, prior to such repurchase, redemption or other acquisition or retirement, the Issuer (or a third party to the extent permitted by this Indenture) shall have made a Change of Control Offer or Asset Sale Offer with respect to the Notes and shall have repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer;

(xii)

payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholdings or similar taxes payable upon exercise of Equity Interests, restricted stock units, or stock appreciation rights by any future, present or former employee, director, officer, member of management or consultants (or any of their respective heirs or estates or permitted transferees) of the Issuer or any Restricted Subsidiary (including the repurchase of Equity Interests from such Persons to the extent the proceeds are used to make tax payments);

(xiii)

payments made or expected to be made by the Issuer to the holders of Equity Interests of the Issuer in accordance with a distribution reinvestment plan or dividend reinvestment plan to the extent such payments are applied to the purchase of Equity Interests directly from the Issuer;

(xiv)

payments made or expected to be made by the Issuer or a Restricted Subsidiary to minority interest stockholders of a Subsidiary in connection with the purchase, acquisition, redemption or retirement of such minority stockholders’ Equity Interests in the applicable Subsidiary;

(xv)

any other Restricted Payment provided that, at the time of and after giving effect to such Restricted Payment, the aggregate of such Restricted Payment and all other Restricted Payments made under this clause (xv) since the Issue Date does not exceed $10 million, provided however, that that such amount shall be subject to reduction by the amount of all Permitted Investments made since the Issue Date pursuant to clause (w) in the definition of “Permitted Investment”;

(xvi)

payments to stockholders of Persons who are controlled by the Issuer or its Restricted Subsidiaries through management service agreements in connection with the purchase, acquisition, redemption or retirement of such stockholders’ Equity Interests in the applicable Person;

(xvii)	payments made directly or indirectly by one or more arm’s length third parties;

(xviii)	payments made pursuant to the Management Incentive Plan; and

(xix)

the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer pursuant to a normal course issuer bid; provided that immediately after giving effect to any such transaction pursuant to this Paragraph (xviii), the Consolidated Net Leverage Ratio of the Issuer would not exceed 3.0 to 1.0.

(c)

In determining whether any Restricted Payment (or a portion thereof) is permitted by the foregoing paragraphs (a) or (b) of this Section 7.9, the Issuer may allocate or reallocate all or any portion of such Restricted Payment among the clauses of paragraph (b) of this Section 7.9, or the clauses of the definition of “Permitted Investment”, provided that at the time of such allocation or reallocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of the foregoing covenant or the definition of “Permitted Investment” (or any combination of the foregoing).

(d)

The amount of all Restricted Payments will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

7.10	Incurrence of Indebtedness

(a)

Subject to Section 7.10(b), the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) Incur any Indebtedness (including Acquired Debt) or (ii) issue any Disqualified Stock; provided, however, that the Issuer and the Restricted Subsidiaries may Incur Indebtedness (including Acquired Debt) or issue Disqualified Stock.

(b)	Section 7.10(a) will not prohibit the Incurrence of any of the following (collectively, “Permitted Debt”):

(i)

the Incurrence by the Issuer of Indebtedness and Guarantor under this Indenture that, at the time of and after giving effect to such Incurrence and all other Incurrences made under this paragraph (i) since the Issue Date and which remain outstanding, does not exceed $15 million, provided that such Indebtedness (A) shall not have a Maturity date that is prior to the date that is 91 days after the latest possible Maturity date hereunder; and (B) following the Incurrence thereof, Cannabist shall undertake commercially reasonable efforts, including engaging an investment dealer, to issue Equity Interests within 120 days of such Incurrence for gross proceeds equal to or greater than an amount equal to 50% of the aggregate principal amount of such Indebtedness (Indebtedness Incurred pursuant to this paragraph (i) being referred to as “Permitted Pari Indebtedness”);

(ii)	[Reserved];

(iii)

the Incurrence by the Issuer or any Restricted Subsidiary of Lease Obligations in the ordinary course of business in respect of (A) retail locations for dispensaries, (B) cultivation and/or manufacturing facilities, or (C) equipment that will be used at dispensaries and/or cultivation and manufacturing facilities;

(iv)	[Reserved];

(v)	[Reserved];

(vi)	the Incurrence of Existing Indebtedness;

(vii)

the Incurrence by the Issuer and the Guarantors of Indebtedness represented by the Notes and the Subsidiary Guarantees, in each case, issued on the Issue Date, and any subsequent Incurrence by a Guarantor of Indebtedness represented by a Subsidiary Guarantee;

(viii)

the Incurrence by the Issuer or any Restricted Subsidiary of the Issuer of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be Incurred under clauses (ii), (iv), (vi) and (xv) of this Section 7.10(b);

(ix)	the Incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by the Issuer or any of its Restricted Subsidiaries; provided, however, that:

(A)

if the Issuer or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Issuer, or any Subsidiary Guarantee, in the case of a Guarantor;

(B)	such Indebtedness owed to the Issuer or any Guarantor must be unsubordinated obligations, unless the obligor under such Indebtedness is the Issuer or a Guarantor; and

(C)

(1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary thereof and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary thereof, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this Section 7.10(b)(ix);

(x)

the issuance by any Restricted Subsidiary to the Issuer or to any of its Restricted Subsidiary of any preferred stock or Disqualified Stock; provided, however, that (A) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock or Disqualified Stock being held by a Person other than the Issuer or Restricted Subsidiary thereof and (B) any sale or other transfer of any such preferred stock or Disqualified Stock to a Person that is not either the Issuer or a Restricted Subsidiary thereof, will be deemed, in each case, to constitute an issuance of such preferred stock or Disqualified Stock by such Restricted Subsidiary that was not permitted by this clause (x);

(xi)	the guarantee by the Issuer or any of the Guarantors of Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer that was permitted to be Incurred by another provision of this covenant;

(xii)	the Incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations for the purpose of managing risks in the ordinary course of business and not for speculative purposes;

(xiii)

the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance bonds, completion bonds, bid bonds, appeal bonds and surety bonds or other similar bonds or obligations, and any guarantees or letters of credit functioning as or supporting any of the foregoing, in each case provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(xiv)

the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within one year following such drawing or Incurrence;

(xv)	the Incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Acquisition Indebtedness;

(xvi)

the Incurrence of Indebtedness representing deferred compensation to directors, officers, members of management or employees (in their capacities as such) of the Issuer or any of its Restricted Subsidiaries and Incurred in the ordinary course of business;

(xvii)

the Incurrence of Indebtedness issued by Issuer or any of its Restricted Subsidiaries to any current or former officer, director or employee (or any of their respective heirs or estates or permitted transferees) of the Issuer or any Restricted Subsidiary to finance the purchase or redemption of Equity Interests to the extent described in paragraph 7.9(b)(vii);

(xviii)

the Incurrence of unsecured Indebtedness by the Issuer or any of its Restricted Subsidiaries that, at the time of and after giving effect to such Incurrence and all other Incurrences made under this clause (xviii) since the Issue Date and which remain outstanding, does not exceed $10 million; or

(xix)

the Incurrence of Indebtedness by the Issuer or any of its Restricted Subsidiaries that is secured by a Lien permitted by clause (hh) of the definition of Permitted Lien and that, at the time of and after giving effect to such Incurrence and all other Incurrences made under this clause (xix) since the Issue Date and which remain outstanding, does not exceed $10 million.

(c)

For purposes of determining compliance with this covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in Section 7.10(b)(i) through (xix) above, the Issuer will be permitted to divide and classify such item of Indebtedness at the time of its Incurrence in any manner that complies with this Section 7.10. In addition, any Indebtedness originally divided or classified as Incurred pursuant to Section 7.10(b)(i) through (xix) above may later be re-divided or reclassified by the Issuer such that it will be deemed as having been Incurred pursuant to another of such clauses or such paragraph (or a combination thereof); provided that such re-divided or reclassified Indebtedness could be Incurred pursuant to such new clause or such paragraph (or a combination thereof) at the time of such re-division or reclassification. Notwithstanding the foregoing, Indebtedness outstanding on the Issue Date will be deemed to have been Incurred on such date in reliance on the exception provided pursuant to Section 7.10(b)(vi). Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in such determination.

(d)

Notwithstanding any other provision of this covenant and for the avoidance of doubt, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies or increases in the value of property securing Indebtedness which occur subsequent to the date that such Indebtedness was Incurred as permitted by this covenant.

(e)

The Issuer will not, and will not permit any Guarantor to, Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of the Issuer or such Guarantor unless such Indebtedness is subordinate in right of payment to the Notes and such Guarantor’s Subsidiary Guarantee to the same extent.

7.11	Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

(a)

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i)

pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Issuer or any of its Restricted Subsidiaries or pay any liabilities owed to the Issuer or any of its Restricted Subsidiaries (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on any other Capital Stock shall not be deemed a restriction on the ability to pay any dividends or make any other distributions);

(ii)	make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(iii)	transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

(b)	Section 7.11(a) will not apply to encumbrances or restrictions:

(i)

existing under, by reason of or with respect to any Existing Indebtedness, Capital Stock or any other agreements or instruments in effect on the Issue Date and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements or refinancings are, in the reasonable good faith judgment of the Issuer, not materially more restrictive, taken as a whole, than those contained in the Existing Indebtedness, Capital Stock or such other agreements or instruments, as the case may be, as in effect on the Issue Date;

(ii)

under agreements governing other Indebtedness permitted to be Incurred under Section 7.10 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements if either the encumbrance or restriction will not, in the good faith judgement of the Issuer, materially affect the Issuer’s ability to make principal or interest payments on the Notes;

(iii)	set forth in this Indenture, the Notes and the Subsidiary Guarantees or contained in any other instrument relating to any such Indebtedness;

(iv)	existing under, by reason of or with respect to applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(v)

with respect to any Person or the property or assets of a Person acquired by the Issuer or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with, or in contemplation of, such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition;

(vi)	in the case of a transfer contemplated under Section 7.11(a)(iii):

(A)	that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(B)

existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Issuer or any Restricted Subsidiary thereof not otherwise prohibited by this Indenture;

(C)	purchase money obligations for property acquired in the ordinary course of business and Lease Obligations, in each case which impose restrictions on the property so acquired;

(D)

provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Issuer’s Board of Directors or in the ordinary course of business, which limitation is applicable only to the assets that are the subject of such agreements;

(E)

any instrument governing secured Indebtedness to the extent such restriction only affects the property that secures such Indebtedness pursuant to the Indebtedness Incurred and Liens granted in compliance with this Indenture; or

(F)

arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any Restricted Subsidiary thereof in any manner material to the Issuer or any Restricted Subsidiary thereof;

(vii)

existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary that restrict distributions, loans or advances by that Restricted Subsidiary or transfers of such Capital Stock, property or assets pending such sale or other disposition;

(viii)

contained in Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness that are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(ix)	pursuant to Liens permitted to be incurred under Section 7.7 that limit the right of the debtor to dispose of the assets subject to such Liens;

(x)	contained in agreements entered into in connection with Hedging Obligations permitted from time to time under this Indenture;

(xi)	constituting customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(xii)	existing under restrictions on the transfer of property or assets required by any regulatory authority having jurisdiction over any Restricted Subsidiary of the Issuer or any of their businesses;

(xiii)

contained in agreements entered into in the ordinary course of business, not related to any Indebtedness, that do not, individually or in the aggregate, materially detract from the value of property or assets of any Restricted Subsidiary of the Issuer;

(xiv)

existing under restrictions on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(xv)

with respect to an Unrestricted Subsidiary of the Issuer pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction shall not extend to any assets or property of the Issuer or any Restricted Subsidiary thereof other than the assets and property so acquired; and

(xvi)

any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the agreements, instruments or obligations referred to in clauses (i) through (xv) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive, taken as a whole, with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

7.12	Transactions with Affiliates

(a)

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $5 million for any Affiliate Transaction or series of related Affiliate Transactions, unless:

(i)

such Affiliate Transaction is on terms that, taken as a whole, are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Issuer or such Restricted Subsidiary with a Person that is not an Affiliate of the Issuer; and

(ii)	the Issuer delivers to the Trustee:

(A)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a Board Resolution set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Issuer; and

(B)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25 million, an Officers’ Certificate certifying that, in the good faith determination of the certifying officers, such Affiliate Transaction has undergone an appraisal by a third party which has been approved by a majority of the disinterested directors of the Board of the Directors of the Issuer.

(b)	The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 7.12(a):

(i)	transactions between or among the Issuer and/or its Restricted Subsidiaries;

(ii)	payment of reasonable and customary fees to, and reasonable and customary indemnification and similar payments to officers, directors, employees or consultants of the Issuer and its Subsidiaries;

(iii)	any Permitted Investments (other than pursuant to clauses (c) and (j) of the definition thereof) or Restricted Payments that are permitted under Section 7.9;

(iv)	any issuance of Equity Interests (other than Disqualified Stock) of the Issuer to, or receipt of any capital contribution from, any Affiliate of the Issuer;

(v)

transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(vi)

transactions pursuant to agreements or arrangements in effect on the Initial Issue Date, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to, or restrictive on, the Issuer and its Restricted Subsidiaries than the original agreement or arrangement in existence on the Issue Date;

(vii)

any employment, consulting, service or termination agreement, employee benefit plan or arrangement, reasonable indemnification arrangements or any similar agreement, plan or arrangement, entered into by the Issuer or any of its Restricted Subsidiaries with officers, directors, consultants or employees of the Issuer or any of its Restricted Subsidiaries and the payment of compensation or benefits to officers, directors, consultants and employees of the Issuer or any of its Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), and any payments, indemnities or other transactions permitted or required by law, statutory provisions or any of the foregoing agreements, plans or arrangements; so long as such agreement or payment has been approved by a majority of the disinterested members of the Board of Directors of the Issuer;

(viii)	transactions permitted by, and complying with, Section 12.1;

(ix)

payment of reasonable and customary fees and reimbursements and expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Issuer, any of its Restricted Subsidiaries, or any direct or indirect parent of the Issuer;

(x)

transactions with Affiliates solely in their capacity as holders of Indebtedness or Capital Stock of the Issuer or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(xi)

any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged or consolidated with or into the Issuer or a Restricted Subsidiary, as such agreement may be amended, modified, supplemented, extended or renewed from time to time; provided that such agreement was not entered into contemplation of such acquisition, merger or consolidation, and so long as any such amendment, modification, supplement, extension or renewal, when taken as a whole, is not materially more disadvantageous to the Holders of the Notes in any material respect, than the applicable agreement as in effect on the date of such acquisition, merger or consolidation;

(xii)

transactions with customers, clients, joint ventures, joint venture partners, suppliers, or purchasers or sellers of goods or services that are Affiliates of the Issuer, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, provided that in the reasonable determination of the Board of Directors of the Issuer, such transactions are on terms not less favorable to the Issuer or the relevant Restricted Subsidiary than those that could reasonably be expected to be obtained in an comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Issuer;

(xiii)

payments to an Affiliate in respect of the Notes or any other Indebtedness of the Issuer or any of its Restricted Subsidiaries on the same basis as concurrent payments are made or offered to be made in respect thereof to non-Affiliates or on a basis more favorable to such non-Affiliate; or

(xiv)

transactions in which the Issuer or any Restricted Subsidiary of the Issuer, as the case may be, delivers to the Trustee a letter from a Canadian or U.S. nationally recognized accounting, appraisal or investment banking firm stating that the financial terms of such transaction (or a series of related transactions) are fair to the Issuer or such Restricted Subsidiary from a financial point of view or meet the requirements of clause (1) of the first paragraph of this covenant

7.13	Business Activities, Material Permits, and Material Contracts

(a)

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuer and its Restricted Subsidiaries taken as a whole; it being understood that the Issuer and its Restricted Subsidiaries shall be deemed to be in compliance with the foregoing covenant in respect of the acquisition of another Person that is primarily engaged in a Permitted Business or the acquisition of business operations that primarily consist of a Permitted Business.

(b)

Except in connection with dispositions of assets or other transactions expressly permitted by this Indenture, the Issuer shall, and shall cause each of its Restricted Subsidiaries to, maintain in full force and effect, and shall cause each of its Restricted Subsidiaries to, perform all material obligations required to be performed thereunder, all Material Contracts to which the Issuer or its Restricted Subsidiaries are party to as of the Issue Date.

(c)

Except in connection with dispositions of assets or other transaction permitted by this Indenture, the Issuer shall, and shall cause each of its Restricted Subsidiaries to, obtain and maintain in full force and effect all Material Permits necessary for the operation of its business in accordance with all applicable law, except where the failure to obtain or maintain could not reasonably be expected to cause a Material Adverse Effect.

7.14	Repurchase at the Option of Holders – Change of Control

(a)

If a Change of Control occurs, the Issuer will be required to make an offer to each Holder of Notes to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Issuer will offer a payment (the “Change of Control Payment”) in cash equal to not less than 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase (the “Change of Control Payment Date” which date will be no earlier than the date of such Change of Control).

(b)

No later than 30 days following any Change of Control, the Issuer will mail or electronically transmit a notice to each Holder describing the transaction or transactions that constitute the Change of Control, offer to repurchase Notes on the Change of Control Payment Date specified in such notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is mailed or electronically transmitted and describe the procedures, as required by this Indenture, that Holders must follow in order to tender Notes (or portions thereof) for payment and withdraw an election to tender Notes (or portion thereof) for payment. Notwithstanding anything to the contrary herein, a Change of Control Offer by the Issuer, or by any third party making a Change of Control Offer in lieu of the Issuer as described below, may be made in advance of a Change of Control, conditional upon such Change of Control if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

(c)

The Issuer will comply with the requirements of any Applicable Securities Legislation to the extent such requirements are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any Applicable Securities Legislation conflict with the Change of Control provisions of this Indenture, or compliance with the Change of Control provisions of this Indenture would constitute a violation of any such laws or regulations, the Issuer will comply with the Applicable Securities Legislation and will not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of such compliance.

(d)	On or before the Change of Control Payment Date, the Issuer will, to the extent lawful:

(i)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii)

deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

(e)

On the Change of Control Payment Date, the Paying Agent will promptly mail or wire transfer to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple of $1,000 in excess thereof.

(f)	The Issuer will advise the Trustee and the Holders of the Notes of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(g)

If the Change of Control Payment Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no other interest will be payable to Holders who tender pursuant to the Change of Control Offer.

(h)

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described below, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party, as the case may be, will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem or purchase, as applicable, all Notes that remain outstanding following such purchase at a redemption price or purchase price, as the case may be, in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, to the Redemption Date.

(i)

The provisions of Section 7.14 that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Indenture are applicable.

(j)

Except as described in Section 7.14, the Holders of Notes shall not be permitted to require that the Issuer repurchase or redeem any Notes in the event of a takeover, recapitalization, privatization or similar transaction. In addition, Holders of Notes are not entitled to require the Issuer to purchase their Notes in circumstances involving a significant change in the composition of the Board of Directors of the Issuer.

(k)	Notwithstanding anything to the contrary in this Section 7.14, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if:

(i)

a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer; or

(ii)	a Redemption Notice has been given pursuant to Section 4.7, unless and until there is a default in payment of the applicable Redemption Price.

7.15	Repurchase at the Option of Holders – Asset Sales

(a)	The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:

(i)

the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration in respect of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(ii)

if the Asset Sale would result a disposition of more than 10% of the total assets of the Issuer and each Restricted Subsidiary, the Issuer obtains the consent (which, for greater certainty may be obtained in writing) from Holders of a majority of the aggregate principal amount of the Notes then outstanding;

(iii)

if the Asset Sale is expected to result in Net Proceeds greater than $5.0 million, such Asset Sale has received the unanimous approval of the Supporting Senior Noteholders Directors on Cannabist’s Board of Directors;

(iv)	if any Event of Default has occurred and is continuing, such Asset Sale is unanimously approved by Cannabist’s Board of Directors;

(v)

each Asset Sale shall be completed for at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents, unless such Asset Sale was approved by: (i) two-thirds of Cannabist’s Board of Directors if such Asset Sale is completed for less than $5.0 million of Net Proceeds, or (ii) unanimously approved by the Supporting Senior Noteholders Directors if such Asset Sale is completed for greater than than $5.0 million of Net Proceeds. For purposes of this provision, each of the following will be deemed to be cash:

(A)

any liabilities, as shown on the Issuer’s or such Restricted Subsidiary’s most recently available annual or quarterly balance sheet, of the Issuer or any of its Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement or similar agreement that releases the Issuer or such Restricted Subsidiary from further liability;

(B)

any notes or other obligations received by the Issuer or any such Restricted Subsidiary in such Asset Sale that are converted within 365 days by the Issuer or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(C)

any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale, having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) (without giving effect to subsequent changes in value that is at the time outstanding), not to exceed 10% of the Consolidated Net Tangible Assets of the Issuer measured at the time the determination is made.

Notwithstanding the foregoing, any Asset Sale for which the Issuer has obtained the consent from Holders of a majority of the aggregate principal amount of the Notes then outstanding (which, for greater certainty may be obtained in writing) shall only require the approval of the majority of Cannabist’s Board of Directors.

(b)

Subject to Section 4.17, within 274 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer or its Restricted Subsidiaries may apply an amount equal to such Net Proceeds to, at its option, any combination of the following purposes:

(i)

to permanently repay, prepay, redeem, purchase or repurchase through open market transactions the 2028 Notes and 2028 Convertible Notes of the Issuer or any of its Restricted Subsidiaries secured by a Lien and, if the Indebtedness so repaid is revolving credit Indebtedness, to correspondingly permanently reduce commitments with respect thereto; or

(ii)

if approved by a majority of the independent directors on Cannabist’s Board of Directors (an “Approved Alternate Use”), to reinvest in new assets and make any capital expenditure in or that is used or useful in a Permitted Business or to purchase Replacement Assets (or enter into a binding agreement to make such capital expenditure or to purchase such Replacement Assets), or for other general working capital purposes.

(c)

Notwithstanding anything else contained in this Indenture, upon the Issuer’s or its Restricted Subsidiaries’ receipt of the first $36.5 million of aggregate Net Proceeds from Approved Sales which have closed during the Sale Period (“Retained Proceeds”), such Retained Proceeds may be retained by the Issuer or its Restricted Subsidiaries to reinvest in new assets and make any capital expenditure in or that is used or useful in a Permitted Business or to purchase Replacement Assets (or enter into a binding agreement to make such capital expenditure or to purchase such Replacement Assets), or for other general working capital purpose.

(d)

An amount equal to any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraphs shall be deemed to be “Excess Proceeds” subject to an Asset Sale Offer as set forth herein unless there is an Approved Alternate Use, approved by a majority of the independent directors on Cannabist’s Board of Directors pursuant to Section 7.15(b) hereof. If on any date, the Issuer has received Net Proceeds from an Asset Sale not reinvested pursuant to this Section 7.15, such proceeds shall be deemed to be “Excess Proceeds”, and on or before the 280th day after receipt thereof, Issuer will either (i) redeem 2028 Notes and Convertible 2028 Notes (on a pro rata basis, and in accordance with Section 4.7), or (ii) make an offer (an “Asset Sale Offer”) to all Holders of Notes and all holders of other First-Lien Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other First-Lien Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase (subject to the right of Holders on the relevant record date to receive interest on the relevant interest payment date), and will be payable in cash. The Issuer may satisfy the foregoing obligation with respect to such Excess Proceeds from an Asset Sale by making an Asset Sale Offer in advance of being required to do so by this Indenture (an “Advance Offer”) with respect to all or part of the available Excess Proceeds (the “Advance Portion”). If any Excess Proceeds remain unapplied after the consummation of an Asset Sale Offer, the Issuer and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture; provided that pending any such application, the proceeds of the Asset Sale, whether assets, property or cash, are subject to a First-Priority Lien under Article 8. If the aggregate principal amount of Notes and other First-Lien Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes (and the Issuer or the respective agent for such other First-Lien Indebtedness shall select such other First-Lien Indebtedness) to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $1,000, or in integral multiples of $1,000 in excess thereof, shall be purchased , and the Issuer or the respective agent for such other First-Lien Indebtedness shall make such adjustments for such other First-Lien Indebtedness). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero (regardless of whether there are any remaining Excess Proceeds upon such completion), and in the case of an Advance Offer, the Advance Portion shall be excluded in subsequent calculations of Excess Proceeds.

(e)

Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, will be governed by Section 7.14 and/or Section 12.1, and not by the provisions of this Section 7.15.

(f)

If the Asset Sale Offer purchase date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no other interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(g)

Within five Business Days after the Issuer is obligated to make an Asset Sale Offer as described in the preceding paragraphs, the Issuer will deliver a written notice to the Holders, accompanied by such information regarding the Issuer and its Affiliates as the Issuer in good faith believes will enable such Holders to make an informed decision with respect to such Asset Sale Offer. Such notice shall state, among other things, the purchase price and the purchase date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is delivered.

(h)	Without limiting the foregoing:

(i)	any Holder may decline any offer of prepayment pursuant to this Section 7.15; and

(ii)	the failure of any such Holder to accept or decline any such offer of prepayment shall be deemed to be an election by such Holder to decline such prepayment.

(i)

The Issuer will comply with the requirements of any Applicable Securities Legislation to the extent such requirements are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any Applicable Securities Legislation conflict with the Asset Sale provisions of this Indenture, or compliance with the Asset Sale provisions of this Indenture would constitute a violation of Applicable Securities Legislation, the Issuer will comply with the Applicable Securities Legislation and will not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

(j)

Notwithstanding the foregoing, if the Issuer or its Restricted Subsidiaries realize more than $40 million of Net Proceeds from the sale of Verano Common Shares (following the payment of the consent fee to the Supporting Senior Noteholders in accordance with Section 4.17) on or before March 31, 2026, any incremental Net Proceeds in excess of $40 million shall be applied in accordance with Section 7.15(b)(i).

7.16	Suspension of Covenants

(a)	If on any date following the Issue Date:

(i)	the Notes receive an Investment Grade Rating from 50% or more of the Designated Rating Organizations that have provided ratings of the Notes (“Investment Grade Status”); and

(ii)	no Default or Event of Default shall have occurred and be continuing on such date,

then beginning on that day and continuing until such time, if any, at which the Notes cease to have Investment Grade Status (such period, the “Suspension Period”), the Sections listed below (the “Suspended Covenants”) will no longer be applicable to the Notes and any related default provisions of this Indenture will cease to be effective and will not be applicable to the Issuer and its Restricted Subsidiaries:

(A)	Section 7.9;

(B)	Section 7.10;

(C)	Section 7.11;

(D)	Section 7.12;

(E)	Section 7.15; and

(F)	Section 12.1(a)(C).

(b)

If at any time the Notes cease to have Investment Grade Status, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of this Indenture with respect to future events for the benefit of the Notes (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes again achieve Investment Grade Status and no Default or Event of Default shall have occurred and be continuing on such date (in which event the Suspended Covenants shall no longer be in effect unless and until the Notes cease to have such Investment Grade Status). Such Suspended Covenants will not, however, be of any effect with regard to the actions of the Issuer and its Restricted Subsidiaries properly taken during the continuance of the Suspension Period.

(c)

With respect to the Restricted Payments made after any Reversion Date, the amount of Restricted Payments will be calculated as though Section 7.9 had been in effect prior to, but not during, the Suspension Period. All Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to Section 7.10(b)(vi). Any encumbrance or restriction of the type specified in Sections 7.11(a)(i), 7.11(a)(ii) and 7.11(a)(iii) entered into (or which the Issuer or any Restricted Subsidiary become legally obligated to enter into) during the Suspension Period will be deemed to have been in effect on the Issue Date so that they are permitted under Section 7.11(b)(i). Any contract, agreement, loan, advance or guarantee with or for the benefit of any Affiliate of the Issuer entered into (or which the Issuer or any Restricted Subsidiary became legally obligated to enter into) during the Suspension Period will be deemed to have been in effect on the Issue Date so that they are permitted under Section 7.12(b)(vi). Upon the occurrence of a Suspension Period, the amount of Excess Proceeds shall be reset at zero. During a Suspension Period, the Issuer may not designate any of its Restricted Subsidiaries to be Unrestricted Subsidiaries.

(d)	Notwithstanding that the Suspended Covenants may be reinstated, and notwithstanding anything else contained herein:

(i)

no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or on the Reversion Date) or after the Suspension Period based solely on events that occurred during the Suspension Period; and

(ii)

neither (a) the continued existence, after the Reversion Date, of facts or circumstances or obligations that were incurred or otherwise came into existence during a Suspension Period nor (b) the performance of any such obligations, shall constitute a breach of any covenant set forth in this Indenture or cause a Default or Event of Default thereunder; provided that (1) the Issuer and its Restricted Subsidiaries did not incur or otherwise cause such facts or circumstances or obligations to exist in anticipation of the Notes ceasing to have Investment Grade Status and (2) the Issuer reasonably expected that such incurrence or actions would not result in such ceasing.

(e)

The Issuer shall notify the Trustee that the conditions set forth in this Section 7.16(a) have been satisfied; provided that such notification shall not be a condition for the suspension of the covenants set forth above to be effective. The Trustee shall be under no obligation to monitor the ratings of the Notes, determine whether the Notes achieve Investment Grade Status or notify the Holders that the conditions set forth in this Section 7.16(a) have been satisfied.

7.17	Post-Closing Security Registration

The Issuer shall, and shall cause each Restricted Subsidiary to, use commercially reasonable efforts to provide within one hundred and twenty (120) days after the Issue Date (a) deposit account control agreements with respect to all of their respective deposit accounts in favor of the Trustee, in form and substance reasonably satisfactory to the Supporting Senior Noteholders’ Representative (collectively, the “Controlled Accounts”), provided that Controlled Accounts shall exclude those accounts listed in Section 3 of Appendix D and any other deposit accounts used exclusively for: (i) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3 102 on behalf of or for the benefit of employees of the Issuer and its Restricted Subsidiaries, (ii) amounts to be used to fund payroll obligations (including, but not limited to, amounts payable to any employment contracts between the Issuer and each Restricted Subsidiaries’ respective employees), and (iii) trust or fiduciary accounts; (b) mortgages with respect to all fee-owned real property owned by the Issuer or its Restricted Subsidiary; and (c) second-lien mortgages with respect to the fee-owned real property owned by the Unrestricted Subsidiaries listed in Section 5 of Appendix D to the extent obtaining agreements for such Controlled Accounts would result in a default under any Indebtedness of a Unrestricted Subsidiary.

7.18	Financial Covenants

(a)

Commencing on September 30, 2025, the Issuer and its Restricted Subsidiaries shall be required to maintain cash and Cash Equivalents held in (i) Controlled Accounts, and (ii) the accounts listed in Section 4 of Appendix D, on a consolidated basis, in an aggregate amount equal to or greater than $15 million at all times until the 2028 Notes and 2028 Convertible Notes are no longer outstanding, provided that, for purposes of determining the amount of Cash Equivalents under this Section 7.18(a), Cash Equivalents shall be deemed to include Verano Common Shares owned by the Issuer and its Restricted Subsidiaries and which shall deemed to be valued at 66.67% of the 5-day Volume-Weighted Average Price on the Cboe Canada (or such other recognized exchange on which the highest amount of trading activity in the Verano Common Shares may occur) as of the date of determination.

(b)

Commencing with its fiscal quarter ending March 31, 2026, the Issuer shall not permit the Consolidated Net Leverage Ratio for any period of four (4) consecutive fiscal quarters ending on any date set forth below, as applicable, to be greater than the applicable Consolidated Net Leverage Ratio set forth below as of any date of determination.

Fiscal Quarter End	Consolidated Net Leverage Ratio
March 31, 2026	5.58x
June 30, 2026	5.03x
September 30, 2026	4.53x
December 31, 2026	4.05x
March 31, 2027	3.78x
June 30, 2027	3.53x
September 30, 2027	3.49x
December 31, 2027, and at all times thereafter	3.44x

7.19	Nomination Rights of Supporting Senior Noteholders, Cannabist Board, Etc.

(a)

On the Issue Date, Cannabist shall have taken all necessary steps to appoint the Supporting Senior Noteholders Nominees to Cannabist’s Board of Directors (subject to such Supporting Senior Noteholder Nominee satisfying the Conditions and any state or local cannabis regulatory approvals). Thereafter, and until the date that is the later of the date that both the 2028 Notes and the 2028 Convertible Notes are no longer outstanding (the “Appointment Period”), the Supporting Senior Noteholders shall have the right to nominate two Supporting Senior Noteholders Nominees for election at a Directors Election Meeting. In order to facilitate the nomination of the Supporting Senior Noteholders Nominees, other than in connection with a Directors Election Meeting occurring within 75 days of the Issue Date, Cannabist shall notify the Holders of any Directors Election Meeting at least 75 days prior to the date of such Directors Election Meeting. Thereafter, at least 45 days and no more than 75 days before each Directors Election Meeting, the Supporting Senior Noteholders Representative (on behalf of the majority of the aggregate principal amount of 2028 Notes and 2028 Convertible Notes then held by the Supporting Senior Noteholders) will deliver to Cannabist (c/o its Board of Directors) in writing the names of the two Supporting Senior Noteholders Nominees together with the information regarding such Supporting Senior Noteholders Nominee (including the aggregate principal amount of 2028 Notes and 2028 Convertible Notes beneficially owned or over which control or direction is exercised by such Supporting Senior Noteholders Nominees and a biography of such Supporting Senior Noteholders Nominee) that Cannabist is required by the Act, Applicable Securities Laws and any other applicable Laws to include in a management information circular of Cannabist to be sent to shareholders of Cannabist in respect of such Directors Election Meeting and such other information reasonably requested by Cannabist and that is consistent with the information Cannabist intends to publish about the Supporting Senior Noteholders Nominee as directors of Cannabist in such management information circular (the “Nomination Letter”).

(b)

If either of the Supporting Senior Noteholders Nominees are not elected by Cannabist’s shareholders at any Director Election Meeting following the Issue Date, the Supporting Senior Noteholder Representative shall provide alternative Supporting Senior Noteholder Nominees in the manner set forth in Section 7.19(a) and Cannabist’s Board of Directors shall appoint such alternative Supporting Senior Noteholders Nominees forthwith following the resignation of the Supporting Senior Noteholders Nominee that failed to be elected. Upon the Issue Date, the Supporting Senior Noteholders Nominees shall be entitled to participate as observers in meetings of Cannabist’s Board of Directors until the later of: (i) the date on which they are appointed to Cannabist’s Board of Directors, as the case may be, and (ii) the date on which the Supporting Senior Noteholders Nominees have received applicable regulatory approval(s) under state and local law, at which time they will be able to act in their full authority as directors of Cannabist.

(c)

If the Holders fail to deliver the Nomination Letter to Cannabist at least 45 days before the Directors Election Meeting, the Holders shall be deemed to have designated the same Supporting Senior Noteholders Nominees that serve as directors of Cannabist at such time, subject to such individual satisfying the Conditions (as defined below) for re-election to the Board.

(d)

Notwithstanding anything to the contrary herein, each Supporting Senior Noteholders Nominee shall, upon nomination and at all times while serving on the Board of Directors, (i) meet the qualification requirements to serve as an independent director (within the meaning of NI 52-110) as reasonably determined by the Board of Directors, (ii) shall not be affiliated with any competitors of Cannabist or its Restricted Subsidiaries, and (iii) meet the qualification requirements to serve as a director under the Act, Articles, Applicable Securities Legislation, any other applicable Laws (including state or local cannabis Laws) and the rules of any stock exchange on which the equity securities of Cannabist are then listed or trade ((i), (ii) and (iii) collectively being, the “Conditions”). Without limiting the foregoing, no Supporting Senior Noteholders Nominee may be a Person who has been convicted of a felony or a crime involving moral turpitude or a Person who is not acceptable to any stock exchange on which the equity securities of Cannabist are then listed or trade, a securities regulatory authority having jurisdiction over Cannabist or any other regulatory authority having jurisdiction over Cannabist or any of its Restricted Subsidiaries (including state or local cannabis regulators). In the event of the resignation, removal, death or incapacity of a director who is a Supporting Senior Noteholders Nominee that is serving on the Board, or in the event that a director who is a Supporting Senior Noteholders Nominee that is serving on the Board at any time ceases to satisfy any of the Conditions, the Holders shall be entitled to designate an individual satisfying each of the Conditions to replace such Director to serve on the Board by delivery of a written notice by the Supporting Senior Noteholders to Cannabist, and to the extent permitted by the Act and the Articles, the Board of Directors shall promptly appoint such individual as a director, or to the extent not so permitted, nominate such individual for election as a director at the next Directors Election Meeting.

(e)

Cannabist agrees that the Board of Directors shall (i) nominate the Supporting Senior Noteholders Nominees for election to the Board at each Director Election Meeting that is held during the Appointment Period, subject to his or her consent to serve and the satisfaction of the Conditions, and (ii) recommend, support and solicit proxies for the Supporting Senior Noteholders Nominees at each such Director Election Meeting in the same manner as it recommends, supports, and solicits proxies for the election of all other directors nominated by the Board of Directors for election at such Director Election Meeting.

(f)

Up to four (4) of Cannabist’s director positions will be eliminated as of the 2025 annual and general meeting of shareholders or thereafter, resulting in a seven-person Board (which, for greater certainty, shall include the Supporting Senior Noteholders Nominees or other director nominees if no Supporting Senior Noteholder Nominees are put forward). The Company shall not increase the size of its Board of Directors to more than seven (7) directors without the consent of the Supporting Senior Noteholders (which consent may be obtained in writing) during the Appointment Period. The Chairman of Cannabist’s Board of Directors shall be subject to approval by a majority of the independent directors serving on Cannabist’s Board of Directors.

7.20	Use of Warrant Proceeds

Upon the receipt of any Net Proceeds by the Issuer from the exercise of a Warrant or Warrants (“Warrant Proceeds”) following the Issue Date, the Issuer shall apply 40% of such Warrant Proceeds to undertake open market purchases of 2028 Notes and/or 2028 Convertible Notes through a registered broker dealer or agent and in accordance with Applicable Securities Legislation. The Issuer shall be entitled to apply the remaining balance of the Warrant Proceeds towards general working capital.

ARTICLE 8

SECURITY

8.1	Security

As security for the due payment of all principal, interest and any other amounts outstanding under the Notes and performance of all obligations of the Issuer and the Guarantors to each of the Holders, the Collateral Trustee and the Trustee from time to time, under or in respect of each Note, this Indenture, each Supplemental Indenture and each Subsidiary Guarantee, the Issuer shall grant pursuant to the Security Documents, and shall cause each Guarantor to grant pursuant to the Security Documents, in favour of the Collateral Trustee, in its own capacity and as trustee for the Holders and the Trustee:

(a)

a first-priority security interest in all present and after-acquired personal property of the Issuer and each Guarantor (other than Excluded Property) including a pledge of the Equity Interests owned by the Issuer and each Guarantor; and

(b)

a collateral assignment of leases in respect of leasehold property and all of the Issuer’s or such Guarantor’s interests therein to the extent required pursuant to Section 7.8 but subject to the provisions of such Section 7.8.

8.2	Equal and Rateable Security

The First-Priority Lien is for the equal and rateable benefit and security of all Holders and the Trustee, without any preference or priority of any Note over any other Note provided. Neither the Issuer nor any Guarantor shall create or permit to exist over any of its present or future assets, property or revenues, any Lien (other than the First-Priority Lien) as security for the Indebtedness of the Issuer evidenced or secured by any Note, unless the benefit of such Lien is extended equally and rateably to all Holders and the Trustee without any preference or priority of any Note over any other Note.

8.3	Effective Date of Security

The First-Priority Lien shall be effective as of the date of this Indenture whether or not the Notes are issued, or any moneys secured by the Notes are advanced, before or after or at the same time as the execution of this Indenture. The attachment of the First-Priority Lien has not been postponed and the First-Priority Lien shall attach to any particular Collateral as soon as the Issuer or the applicable Guarantor has rights in such Collateral.

8.4	Perfection of Security Interest

The Issuer shall take, and shall cause each Guarantor to take (on the Issue Date in the case of the Initial Guarantors and within 30 days of becoming a Guarantor in any other case), such action and execute and deliver to the Collateral Trustee (on its own behalf and on behalf of the Trustee and the Holders) the Security Documents and such other agreements, conveyances, deeds and other documents and instruments and make or cause to be made such filings, registrations or recordations as are necessary to perfect and preserve the First- Priority Lien in favour of the Collateral Trustee on behalf of the Trustee and the Holders (so far as may be possible under the local laws of the jurisdictions where the Collateral is situate) upon any of the Collateral to secure the payment of the indebtedness and performance of the obligations intended to be secured by this Indenture and the Supplemental Indentures together with (if so requested by the Collateral Trustee) an Opinion of Counsel with respect to such matters pertaining to the Security Documents and the perfection of the First-Priority Lien as the Collateral Trustee may reasonably request. Notwithstanding anything in the Indenture or Security Documents to the contrary, the Collateral Agent shall have no responsibility for the preparation, filing or recording of any instrument, document or financing statement or for the perfection or maintenance of any security interest created hereunder.

ARTICLE 9

DEFAULT AND ENFORCEMENT

9.1	Events of Default

Unless otherwise provided in a Supplemental Indenture relating to a particular series of Notes, an “Event of Default” means any one of the following events:

(a)	default for 30 days in the payment when due of interest on the Notes;

(b)	default in payment when due of the principal of, or premium, if any, on the Notes (whether at maturity, upon redemption or upon a required repurchase);

(c)	failure by Cannabist to comply with its obligations under Section 12.1;

(d)	failure by the Issuer or any of its Restricted Subsidiaries for 30 days to comply with the provisions of Section 7.14 or Section 7.15 to the extent not described in Section 9.1(b);

(e)

failure by the Issuer or any of its Restricted Subsidiaries for 60 days (including in connection with a Reporting Failure) after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of the other agreements in this Indenture;

(f)

default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(i)	is caused by a failure to make any payment on such Indebtedness when due and prior to the expiration of the grace period, if any, provided in such Indebtedness (a “Payment Default”); or

(ii)	results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default which remains outstanding or the maturity of which has been so accelerated for a period of 30 days or more, aggregates $25.0 million or more, provided that if any such Payment Default is cured or waived or any such acceleration is rescinded, as the case may be, such Event of Default under this Indenture and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgement or decree;

(g)

failure by the Issuer or any of its Restricted Subsidiaries to pay final non-appealable judgments (to the extent such judgments are not paid or covered by in-force insurance provided by a reputable carrier that has the ability to perform and has acknowledged coverage in writing) aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(h)

except as permitted by this Indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any such Guarantor, denies or disaffirms its Obligations under its Subsidiary Guarantee;

(i)	Cannabist or any Restricted Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i)	commences a voluntary case or proceeding;

(ii)	applies for or consents to the entry of an order for relief against it in an involuntary case or proceeding;

(iii)	applies for or consents to the appointment of a custodian of it or for all or substantially all of its assets; or

(iv)	makes a general assignment for the benefit of its creditors;

(j)

a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against Cannabist or any Restricted Subsidiary as debtor in an involuntary case or proceeding; (ii) appoints a custodian of Cannabist or any Restricted Subsidiary or a custodian for all or any substantial part of the assets of

Cannabist or any Restricted Subsidiary; or (iii) orders the liquidation of Cannabist or any Restricted Subsidiary, and, in each such case, the order or decree remains unstayed and in effect for 60 consecutive days and, in the case of the insolvency of a Restricted Subsidiary, such Restricted Subsidiary remains a Restricted Subsidiary on such 60th day;

(k)

if the Noteholder Collateral Platform shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected First-Priority Lien on any material portion of the Collateral purported to be covered thereby and the Issuer or the applicable Guarantor does not take all steps reasonably required to provide the Collateral Trustee with a valid and perfected First-Priority Lien against such Collateral within five (5) Business Days of request therefor by the Collateral Trustee.

For greater certainty, for the purposes of this Section 9.1, an Event of Default shall occur with respect to a series of Notes if such Event of Default relates to a Default in the payment of principal, premium (if any), or interest on such series of Notes, in which case references to “Notes” in this Section 9.1 shall refer to Notes of that particular series.

For the purposes of this Article 9, where the Event of Default refers to an Event of Default with respect to a particular series of Notes as described in this Section 9.1, then this Article 9 shall apply mutatis mutandis to the Notes of such series and references in this Article 9 to the “Notes” shall be deemed to be references to Notes of such particular series, as applicable.

9.2	Acceleration of Maturity; Rescission, Annulment and Waiver

(a)

If an Event of Default occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may, and the Trustee at the request of such Holders shall, (i) declare by notice in writing to the Issuer and (if given by the Holders) to the Trustee, the principal of (and premium, if any) and accrued and unpaid interest to the date of acceleration on, all of the outstanding Notes immediately due and payable and, upon any such declaration, all such amounts will become due and payable immediately, and (ii) deliver an Enforcement Request to the Collateral Trustee; provided, however, that if an Event of Default specified in Section 9.1(i) or (j) occurs and is continuing, then subject to applicable law the principal of (and premium, if any) and accrued and unpaid interest on all of the outstanding Notes will thereupon become and be immediately due and payable without any declaration, notice or other action on the part of the Trustee or any Holder.

(b)

The Issuer shall deliver to the Trustee, within 10 days after the occurrence thereof, notice of any Payment Default or acceleration referred to in Section 9.1(f)(ii). In addition, for the avoidance of doubt, if an Event of Default specified in Section 9.1(b) occurs in relation to a failure by the Issuer to comply with the provisions of Section 7.14, “premium” shall include, without duplication to any other amounts included in “premium” for these purposes, the excess of:

(i)

the Change of Control Payment that was required to be offered in accordance with Section 7.14, in the event such offer was not made, or, in the event such offer was made, the Change of Control Payment that was required to be paid in accordance with Section 7.14; over

(ii)	the principal amount of the Notes that were required to be subject to such offer or payment, as applicable.

(c)	At any time after a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee:

(i)

the Holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Issuer, the Holders and the Trustee, may rescind and annul such declaration and its consequences if:

(A)

all existing Events of Default, other than the non-payment of amounts of principal of (and premium, if any) or interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived; and

(B)	such rescission would not conflict with any judgment or decree of a court of competent jurisdiction,

provided that if the Event of Default has occurred by reason of the non-observance or non-performance by the Issuer of any covenant applicable only to one or more series of Notes, then the Holders of a majority of the principal amount of the outstanding Notes of that series shall be entitled to exercise the foregoing power of rescission and the Trustee shall so act and it shall not be necessary to obtain a waiver from the Holders of any other series of Notes; and

(ii)

the Trustee, so long as it has not become bound to declare the principal and interest on the Notes (or any of them) to be due and payable, or to obtain or enforce payment of the same, shall have the power to waive any Event of Default if, in the Trustee’s opinion, the same shall have been cured or adequate satisfaction made therefor, and in such event to rescind and annul such declaration and its consequences, provided that no such rescission shall affect any subsequent Default or impair any right consequent thereon.

(d)

Notwithstanding Section 9.2(a), in the event of a declaration of acceleration in respect of the Notes because an Event of Default specified in Section 9.1(e) shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and written notice of such discharge or rescission, as the case may be, shall have been given to the Trustee by the Issuer and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the Notes, and no other Event of Default has occurred during such 30 day period which has not been cured or waived during such period.

(e)

The Holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Trustee, may on behalf of the Holders of all Notes waive any existing Default or Event of Default and its consequences under this Indenture, except a Default or Event of Default in the payment of interest on, or principal (or premium, if any) of, Notes; provided that if the Default or Event of Default has occurred by reason of the non-observance or non-performance by the Issuer of any covenant applicable only to one or more series of Notes, then the Holders of a majority of the principal amount of the outstanding Notes of such series shall be entitled to waive such Default or Event of Default and it shall not be necessary to obtain a waiver from the Holders of any other series of Notes.

(f)

In addition to any rights the Trustee or Holders may have pursuant to this Article 9, upon the occurrence of an Event of Default that is continuing, the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may, and the Trustee at the request of such Holders shall, have the right to seek the appointment of a receiver to take possession of Collateral and to enforce any of its remedies, with respect to such appointment without prior requirement to obtain a judgment for such appointment.

9.3	Collection of Indebtedness and Suits for Enforcement by Trustee

(a)	The Issuer covenants that if:

(i)	Default is made in the payment of any instalment of interest on any Note when such interest becomes due and payable and such default continues for a period of 30 days, or

(ii)	Default is made in the payment of the principal of (or premium, if any on) any Note at the Maturity thereof and such default continues for a period of three Business Days,

the Issuer will, upon demand of the Trustee, pay to the Trustee for the benefit of the Holders, the whole amount then due and payable on such Notes for principal (and premium, if any) and interest, and interest on any overdue principal (and premium, if any) and, to the extent that payment of such interest shall be legally enforceable, upon any overdue instalment of interest, at the rate borne by the Notes, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

(b)

If the Issuer fails to pay such amounts forthwith upon such demand, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer or any other obligor (including the Guarantors, if any) upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer or any other obligor upon the Notes, wherever situated.

(c)

If an Event of Default occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effective to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

9.4	Trustee May File Proofs of Claim

(a)

In case of any pending receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Issuer and its debts or any other obligor upon the Notes (including the Guarantors, if any), and their debts or the property of the Issuer or of such other obligor or their creditors, the Trustee (irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand on the Issuer for the payment of overdue principal (and premium, if any) or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)

to file and prove a claim for the whole amount of principal (and premium, if any) and interest owing and unpaid in respect of the Notes and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceeding; and

(ii)	to collect and receive any moneys or other securities or property payable or deliverable upon the conversion or exchange of such securities or upon any such claims and to distribute the same,

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee hereunder.

(b)

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

9.5	Trustee May Enforce Claims Without Possession of Notes

All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the rateable benefit of the Holders of the Notes in respect of which such judgment has been recovered.

9.6	Application of Monies by Trustee

(a)

Except as herein otherwise expressly provided, any money collected by the Trustee pursuant to this Article 9 shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal (or premium, if any) or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

(i)

first, in payment or in reimbursement to the Trustee of its reasonable compensation, costs, charges, expenses, borrowings, advances or other monies furnished or provided by or at the instance of the Trustee in or about the execution of its trusts under, or otherwise in relation to, this Indenture, with interest thereon as herein provided;

(ii)

second, but subject as hereinafter in this Section 9.6 provided, in payment, rateably and proportionately to the Holders, of the principal of and premium (if any) and accrued and unpaid interest and interest on amounts in default on the Notes which shall then be outstanding in the priority of principal first and then premium and then accrued and unpaid interest and interest on amounts in default unless otherwise directed by a resolution of the Holders in accordance with Article 12 and in that case in such order or priority as between principal, premium (if any) and interest as may be directed by such resolution; and

(iii)	third, in payment of the surplus, if any, of such monies to the Issuer or its assigns and/or the Guarantors, as the case may be;

provided, however, that no payment shall be made pursuant to Section 9.6(a)(ii) above in respect of the principal, premium or interest on any Notes held, directly or indirectly, by or for the benefit of the Issuer or any Subsidiary of the Issuer (other than any Notes pledged for value and in good faith to a Person other than the Issuer or any Subsidiary of the Issuer but only to the extent of such Person’s interest therein), except subject to the prior payment in full of the principal, premium (if any) and interest (if any) on all Notes which are not so held.

(b)

The Trustee shall not be bound to apply or make any partial or interim payment of any monies coming into its hands if the amount so received by it, after reserving thereout such amount as the Trustee may think necessary to provide for the payments mentioned in Section 9.6(a)(i), is insufficient to make payments in an amount equal to of at least 2% of the aggregate principal amount of the outstanding Notes of each applicable series, but it may retain the money so received by it and invest or deposit the same as provided in Section 13.10 until the money or the investments representing the same, with the income derived therefrom, together with any other monies for the time being under its control shall be sufficient for the said purpose or until it shall consider it advisable to apply the same in the manner hereinbefore set forth. The foregoing shall, however, not apply to a final payment or distribution hereunder.

9.7	No Suits by Holders

Except to enforce payment of the principal of, and premium (if any) or interest on any Note (after giving effect to any applicable grace period specified therefor in Section 9.1(a) and 9.1(b)), no Holder shall have any right to institute any action, suit or proceeding at law or in equity with respect to this Indenture or for the appointment of a liquidator, trustee or receiver or for a receiving order under any Bankruptcy Laws or to have the Issuer or any Guarantor wound up or to file or prove a claim in any liquidation or bankruptcy proceeding or for any other remedy hereunder, unless:

(a)	the Holder has previously given the Trustee written notice of a continuing Event of Default;

(b)	the Holder or Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(c)	such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(d)	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(e)	during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request,

it being understood and intended that no one or more Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders, or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and rateable benefit of all the Holders.

9.8	Unconditional Right of Holders to Receive Principal, Premium and Interest

Notwithstanding any other provision in this Indenture, a Holder shall have the right, which is absolute and unconditional, to receive payment, as provided herein of the principal of (and premium, if any) and interest on the Notes held by such Holder on the applicable Maturity date and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.

9.9	Restoration of Rights and Remedies

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, the Guarantors (if any), the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

9.10	Rights and Remedies Cumulative

Except as otherwise expressly provided herein, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

9.11	Delay or Omission Not Waiver

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 9 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

9.12	Control by Holders

The Holders of not less than a majority in principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, provided that:

(a)	such direction shall not be in conflict with any applicable rule of law or with this Indenture;

(b)	the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction;

(c)

nothing herein shall require the Trustee to take any action under this Indenture or any direction from Holders which might in its reasonable judgment involve any expense or any financial or other liability unless the Trustee shall be furnished with indemnification acceptable to it, acting reasonably, including the advance of funds sufficient in the judgment of the Trustee to satisfy such liability, costs and expenses; and

(d)

the Trustee shall have the right to not take any action which might involve it in personal liability or be unjustly prejudicial to the Holders not consenting. For certainty, no Holder shall have any right of action whatsoever against the Trustee as a result of the Trustee acting or refraining from acting under the terms of this Indenture in accordance with the instructions from the Holders.

9.13	Notice of Event of Default

If an Event of Default shall occur and be continuing the Trustee shall, within 30 days after it receives written notice of the occurrence of such Event of Default, give notice of such Event of Default to the Holders in the manner and to the extent provided in Section 313(c) of the Trust Indenture Act unless such Default shall have been cured or waived before the mailing or publication of such notice, provided that, notwithstanding the foregoing, the Trustee shall not be required to give such notice if the Trustee in good faith shall have determined that the withholding of such notice is in the best interests of the Holders and shall have so advised the Issuer in writing. Notwithstanding the foregoing, notice relating to a Default or Event of Default relating to the payment of principal or interest shall not in any circumstances be withheld.

9.14	Waiver of Stay or Extension Laws

The Issuer covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

9.15	Undertaking for Costs

All parties to this Indenture agree, and each Holder of any Note by such Holder’s acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorney’s fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant.

9.16	Judgment Against the Issuer

The Issuer covenants and agrees with the Trustee that, in case of any judicial or other proceedings to enforce the rights of the Holders, judgment may be rendered against it in favour of the Holders or in favour of the Trustee, as trustee for the Holders, for any amount which may remain due in respect of the Notes of any series and premium (if any) and the interest thereon and any other monies owing hereunder.

9.17	Immunity of Officers and Others

The Holders, the Beneficial Holders and the Trustee hereby waive and release any right, cause of action or remedy now or hereafter existing in any jurisdiction against any past, present or future officer, director, employee, consultant, contractor, incorporator, member, manager, partner or holder of Capital Stock of the Issuer and of any Guarantor or of any successor for the payment of the principal of or premium or interest on any of the Notes or on any covenant, agreement, representation or warranty by the Issuer contained herein or in the Notes. Each Holder and Beneficial Holder, by accepting its interest in Notes, waives and releases all such claims against, and liability of, such Persons. The waiver and release provided for in this Section 9.17 are part of the consideration for issuance of the Notes.

9.18	Notice of Payment by Trustee

Not less than 15 days’ notice shall be given in the manner provided in Section 16.2 by the Trustee to the Holders of Notes of any series of any payment to be made under this Article 9. Such notice shall state the time when and place where such payment is to be made and also the liability under this Indenture to which it is to be applied. After the day so fixed, unless payment shall have been duly demanded and have been refused, the Holders of Notes of the affected series will be entitled to interest only on the balance (if any) of the principal monies, premium (if any) and interest due (if any) to them, respectively, on the relevant Notes, after deduction of the respective amounts payable in respect thereof on the day so fixed.

9.19	Trustee May Demand Production of Notes

The Trustee shall have the right to demand production of the Notes of any series in respect of which any payment of principal, interest or premium (if any) required by this Article 9 is made and may cause to be endorsed on the same a memorandum of the amount so paid and the date of payment, but the Trustee may, in its discretion, dispense with such production and endorsement, upon such indemnity being given to it and to the Issuer as the Trustee shall deem sufficient.

9.20	Statement by Officers

(a)

The Issuer shall deliver to the Trustee, within 90 days after the end of each fiscal year, a brief certificate from the principal executive officer, principal financial officer or principal accounting officer as to his or her knowledge of compliance by the Issuer and the Restricted Subsidiaries with all conditions and covenants in this Indenture. For purposes of this Section 9.20(a), such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture.

(b)

Upon becoming aware of any Default or Event of Default, the Issuer shall promptly deliver to the Trustee, with a copy to the Financial Advisor (once appointed) by registered or certified mail or by electronic transmission, an Officers’ Certificate, specifying such event, notice or other action giving rise to such Default or Event of Default and the action that the Issuer or Restricted Subsidiary, as applicable, is taking or proposes to take with respect thereto.

ARTICLE 10

DISCHARGE AND DEFEASANCE

10.1	Satisfaction and Discharge

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder (except as to any surviving rights of registration of transfer or exchange of Notes expressly provided for herein), when

(a)	either:

(i)

all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(ii)

all Notes that have not been delivered to the Trustee for cancellation have become due and payable, including by redemption, by reason of the mailing or electronic transmission of a Redemption Notice or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(c)

such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(d)	the Issuer or any Guarantor has paid or caused to be paid all sums payable by the Issuer under this Indenture; and

(e)

the Issuer has delivered irrevocable written instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to Section 10.1(a)(ii), the provisions of Sections 10.7 and 10.8 will survive.

10.2	Option to Effect Discharge, Legal Defeasance or Covenant Defeasance

Unless this Section 10.2 is otherwise specified in any series of Notes or Supplemental Indenture providing for Notes of a series to be inapplicable to the Notes of such series, the Issuer may, at the option of the Board of Directors of the Issuer evidenced by a resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 10.3 or 10.4 applied to all outstanding Notes upon compliance with the conditions set forth in this Article 10.

10.3	Legal Defeasance and Discharge

(a)

Upon the Issuer’s exercise under Section 10.2 of the option applicable to this Section 10.3 in respect of the Notes of any series, the Issuer and each of the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 10.5, be deemed to have been discharged from their Obligations under this Indenture, other than the provisions contemplated to survive as set forth below, with respect to all outstanding Notes of such series on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”) in respect of such series. For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes of such series (including the Guarantees thereof), which shall thereafter be deemed to be “outstanding” only for the purposes of Sections 10.6 and 10.8 and the other Sections of this Indenture referred to in paragraphs (i) and (ii) below, and to have satisfied all their other obligations under such Notes and, to the extent applicable to such Notes, this Indenture and the Guarantees (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(i)

the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due solely out of the trust created pursuant to this Indenture;

(ii)	the Issuer’s obligations concerning issuing temporary Notes, mutilated, destroyed, lost, or stolen Notes and the maintenance of a register in respect of the Notes;

(iii)	the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(iv)	provisions of this Section 10.3.

(b)	Subject to compliance with Section 10.2, the Issuer may exercise its option under this Section 10.3 notwithstanding the prior exercise of its option under Section 10.4.

10.4	Covenant Defeasance

Unless this Section 10.4 is otherwise specified in any Note or Supplemental Indenture providing for Notes of a series to be inapplicable to the Notes of such series, upon the Issuer’s exercise under Section 10.2 of the option applicable to this Section 10.4, the Issuer and each of the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 10.5, be released from each of their obligations under the covenants contained in Sections 7.2 (other than with respect to the Issuer), 7.3, 7.4 7.5, 7.7, 7.8, 7.9 ,7.10, 7.11, 7.12, 7.13, 7.14, 7.15, 9.20, 12.1(a)(ii)(C) and 15.1 (collectively, the “Defeased Covenants”) with respect to the outstanding Notes of any series on and after the date the conditions set forth in Section 10.5 are satisfied (hereinafter, “Covenant Defeasance”), and such Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders thereof (and the consequences of any thereof) in connection with the Defeased Covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes of the applicable series, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any Defeased Covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default hereunder, but, except as specified above, the remainder of this Indenture, such Notes and the obligations of the Guarantors under their respective Guarantees shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 10.2 of the option applicable to this Section 10.4, and subject to the satisfaction of the conditions set forth in Section 10.5, none of the events specified in Section 9.1 shall constitute a Default or Event of Default except for the events specified in Sections 9.1(i) or 9.1(j).

10.5	Conditions to Legal or Covenant Defeasance

(a)	In order to exercise either Legal Defeasance under Section 10.3 or Covenant Defeasance under Section 10.4 with respect to a series of Notes:

(i)

the Issuer must deposit or cause to be deposited with the Trustee as trust funds or property in trust for the purpose of making payment on such Notes an amount of cash or Government Securities as will, together with the income to accrue thereon and reinvestment thereof, be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay, satisfy and discharge the entire principal, interest, if any, premium, if any and any other sums due to the Stated Maturity or an optional Redemption Date of the Notes;

(ii)

no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens to secure such borrowing);

(iii)

the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over its other creditors or with the intent of defeating, hindering, delaying, or defrauding any of its other creditors or others;

(iv)

the Issuer must deliver to the Trustee: an Opinion of Counsel or an advance tax ruling from the Canada Revenue Agency (or successor agency) to the effect that the Holders and Beneficial Holders of outstanding Notes will not recognize income, gain, or loss for Canadian federal, provincial or territorial income or other tax purposes as a result of such Legal Defeasance or Covenant Defeasance, as the case may be, and will be subject to Canadian Taxes on the same amounts, in the same manner, and at the same times as would have been the case if such Legal Defeasance or Covenant Defeasance, as the case may be, had not occurred;

(v)	the Issuer must satisfy the Trustee that it has paid, caused to be paid or made provisions for the payment of all applicable expenses of the Trustee;

(vi)

the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under, any material agreement or instrument (other than the Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound; and

(vii)

the Issuer must deliver to the Trustee an Officers’ Certificate stating that all conditions precedent set forth in Section 10.1 relating to the Legal Defeasance or Covenant Defeasance, as the case may be, have been complied with.

10.6	Application of Trust Funds

(a)

Any funds or Government Securities deposited with the Trustee pursuant to Section 10.1 or 10.5 shall be (i) denominated in the currency or denomination of the Notes in respect of which such deposit is made, (ii) irrevocable (except as otherwise set out in this Indenture), and (iii) made under the terms of an escrow and/or trust agreement in form and substance satisfactory to the Trustee and which provides for the due and punctual payment of the principal of, premium, if any, and interest on the Notes being satisfied.

(b)

Subject to Section 10.7, any funds or Government Securities deposited with the Trustee pursuant to Section 10.1 or 10.5 in respect of Notes shall be held by the Trustee in trust and applied by it in accordance with the provisions of the applicable Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such funds or Government Securities has been deposited with the Trustee; provided that such funds or Government Securities need not be segregated from other funds or obligations except to the extent required by law.

(c)

If the Trustee is unable to apply any funds or Government Securities in accordance with the above provisions by reason of any legal proceeding or any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and the Guarantors’ obligations under this

Indenture (including the Guarantees as applicable) and the affected Notes shall be revived and reinstated as though no funds or Government Securities had been deposited pursuant to Sections 10.1 and 10.5, as applicable, until such time as the Trustee is permitted to apply all funds or Government Securities in accordance with the above provisions, provided that if the Issuer or any Guarantor has made any payment in respect of principal of, premium, if any, or interest on Notes or, as applicable, other amounts because of the reinstatement of its obligations, the Issuer and such Guarantor, as applicable, shall be subrogated to the rights of the Holders of such Notes to receive such payment from funds or Government Securities held by the Trustee.

10.7	Repayment to the Issuer

Notwithstanding anything in this Article 10 to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any funds or Government Securities held by it as provided in Section 10.1 or 10.5 which, in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer expressed in a written certification thereof, delivered to the Trustee (which may be the opinion delivered under Section 10.5(a)(iv)), are in excess of the amount thereof that would then be required to be deposited to fully satisfy the obligations of the Issuer under Section 10.1(a)(ii) or to effect an equivalent Legal Defeasance or Covenant Defeasance.

10.8	Continuance of Rights, Duties and Obligations

(a)

Where trust funds or trust property have been deposited pursuant to Section 10.1 or 10.5, the Holders and the Issuer shall continue to have and be subject to their respective rights, duties and obligations under Article 2, Article 4 and Article 6.

(b)

In the event that, after the deposit of trust funds or trust property pursuant to Section 10.1 or 10.5 in respect of a particular series of Notes, the Issuer is required to make an offer to purchase any outstanding Notes of such series pursuant to the terms hereof, the Issuer shall be entitled to use any trust funds or trust property deposited with the Trustee pursuant to Section 10.1 or 10.5 for the purpose of paying to any Holders of such Notes who have accepted any such offer of the total offer price payable in respect of an offer relating to any such Notes. Upon receipt of an Issuer Order, the Trustee shall be entitled to pay to such Holder from such trust funds or trust property deposited with the Trustee pursuant to Section 10.1 or 10.5 in respect of such Notes which is applicable to the Notes held by such Holders who have accepted any such offer of the Issuer (which amount shall be based on the applicable principal amount of the Notes held by accepting offerees in relation to the aggregate outstanding principal amount of all the Notes).

10.9	Release of Liens

(a)	The Liens on the Collateral will be released in whole with respect to the Notes (including Pledged Notes) and the Security Documents, as applicable, upon the occurrence of any of the following:

(i)	payment in full in cash of the principal of, accrued and unpaid interest and premium (if any) on, the Notes;

(ii)	satisfaction and discharge of the Indenture; or

(iii)	Legal Defeasance or Covenant Defeasance as set forth under Sections 10.3 or 10.4,

provided that in each case, all amounts owing to the Trustee under the Indenture and the Notes and to the Collateral Trustee under the Security Documents have been paid or otherwise provided for to the reasonable satisfaction of the Trustee and the Collateral Trustee, as applicable. For greater certainty, the Liens on the Collateral shall promptly cease to be for the benefit and security of such Holders with respect to a particular series of Notes or in respect of indebtedness secured by Pledged Notes and the applicable Security Documents upon the payment in full in cash of the principal of, accrued and unpaid interest and premium (if any) on such series of Notes or indebtedness secured by Pledged Notes, as applicable, but such release shall not release or otherwise affect the Liens in favour of Holders of Notes that remain outstanding under the Indenture or any Supplemental Indenture upon the event of such repayment(s).

(b)	The Liens on the Collateral will automatically be released with respect to any asset constituting Collateral upon the occurrence of any of the following:

(i)

in connection with any disposition of such Collateral to any Person other than the Issuer (but excluding any transaction subject to the covenant described under Section 12.1 if such other Person is required to become the obligor on the Notes) that is permitted by this Indenture; or

(ii)	upon the sale or disposition of such Collateral pursuant to the exercise of any rights and remedies by the Collateral Trustee with respect to any Collateral, subject to the Security Documents.

(c)

The release of any Collateral from the terms of this Indenture and any of the Security Documents will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms hereof or of any of the Security Documents.

(d)

To the extent applicable, the Issuer shall cause Section 314(d) of the Trust Indenture Act, relating to the release of property or securities from the Lien and security interest of the Security Documents and relating to the substitution therefor of any property or securities to be subjected to the Lien and security interest of the Security Documents, to be complied with. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an officer of the Issuer except in cases where Section 314(d) of the Trust Indenture Act requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected by the Issuer in a manner consistent with the requirements of the Trust Indenture Act.

Notwithstanding anything to the contrary herein, the Issuer and the Guarantors will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determines, in good faith based on advice of counsel, that under the terms of Section 314(d) of the Trust Indenture Act and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders (in each case, whether issued to Issuer or any other Person), all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral.

Without limiting the generality of the foregoing, certain no-action letters issued by the SEC have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of an issuer’s business without requiring the issuer to provide certificates and other documents under Section 314(d) of the Trust Indenture Act. In addition, under interpretations provided by the SEC, to the extent that a release of a Lien is made without the need for consent by the Holders of the Notes or the Trustee, the provisions of Section 314(d) of the Trust Indenture Act may be inapplicable to the release.

In addition, the Issuer shall not be required to comply with Section 314(d) of the Trust Indenture Act with respect to any of the following:

(i)	cash payments (including for the scheduled repayment of Indebtedness) in the ordinary course of business or consistent with past practice;

(ii)	sales or other dispositions of inventory in the ordinary course of business or consistent with past practice;

(iii)	collections, sales or other dispositions of accounts receivable in the ordinary course of business or consistent with past practice; and

(iv)

sales or other dispositions in the ordinary course of business or consistent with past practice of any property the use of which is no longer necessary or desirable in, and is not material to, the conduct of the business of the Issuer and its Subsidiaries.

ARTICLE 11

MEETINGS OF HOLDERS

11.1	Purpose, Effect and Convention of Meetings

(a)

Subject to Sections 14.1 and 14.2, wherever in this Indenture a consent, waiver, notice, authorization or resolution of the Holders (or any of them) is required, a meeting may be convened in accordance with this Article 11 to consider and resolve whether such consent, waiver, notice, authorization or resolution should be approved by such Holders. A resolution passed by the affirmative votes of the

Holders of at least a majority of the outstanding principal amount of the Notes represented and voting on a poll at a meeting of Holders duly convened for the purpose and held in accordance with the provisions of this Indenture shall constitute conclusively such consent, waiver, notice, authorization or resolution; except for those matters set out in Sections 14.1 and 14.2

(b)

At any time and from time to time, the Trustee on behalf of the Issuer may and, on receipt of an Issuer Order or a Holders’ Request and upon being indemnified and funded for the costs thereof to the reasonable satisfaction of the Trustee by the Issuer or the Holders signing such Holders’ Request, will, convene a meeting of Holders.

(c)

If the Trustee fails to convene a meeting [within 7 Business Days] after being duly requested as aforesaid (and indemnified and funded as aforesaid), the Issuer or such Holders may themselves convene such meeting and the notice calling such meeting may be signed by such Person as the Issuer or those Holders designate, as applicable. Every such meeting will be held in Vancouver, British Columbia or such other place as the Trustee may determine or approve.

11.2	Notice of Meetings

(a)

Not more than 60 days’ nor less than at least 21 days’ notice of any meeting of the Holders of Notes of any series or of all series then outstanding, as the case may be, shall be given to the Holders of Notes of such series or of all series of Notes then outstanding, as applicable, in the manner provided in Section 16.2 and a copy of such notice shall be sent by post to the Trustee, unless the meeting has been called by it, and to the Issuer, unless such meeting has been called by it. Such notice shall state the time when and the place where the meeting is to be held and shall state briefly the general nature of the business to be transacted thereat and it shall not be necessary for any such notice to set out the terms of any resolution to be proposed or any of the provisions of this Article 11. The accidental omission to give notice of a meeting to any Holder shall not invalidate any resolution passed at any such meeting. A Holder may waive notice of a meeting either before or after the meeting.

(b)

If the business to be transacted at any meeting by resolution of Holders, or any action to be taken or power exercised by instrument in writing under Section 11.12, especially affects the rights of Holders of Notes of one or more series in a manner or to an extent differing in any material way from that in or to which the rights of Holders of Notes of any other series are affected (determined as provided in Sections 11.2(c) and 11.2(d), then:

(i)

a reference to such fact, indicating each series of Notes in the opinion of the Trustee (or the Person calling the meeting) so especially affected (hereinafter referred to as the “especially affected series”) shall be made in the notice of such meeting, and in any such case the meeting shall be and be deemed to be and is herein referred to as a “Serial Meeting”; and

(ii)

the Holders of Notes of an especially affected series shall not be bound by any action taken at a Serial Meeting or by instrument in writing under Section 11.12 unless in addition to compliance with the other applicable provisions of this Article 11:

(A)

at such Serial Meeting: (I) there are Holders present in person or by proxy and representing at least 25% in principal amount of the Notes then outstanding of such series, subject to the provisions of this Article 11 as to quorum at adjourned meetings; and (II) the resolution is passed by such proportion of Holders of the principal amount of the Notes of such series then outstanding voted on the resolution as is required by Sections 14.1 or 14.2, as applicable; or

(B)

in the case of action taken or power exercised by instrument in writing under Section 11.12, such instrument is signed in one or more counterparts by such proportion of Holders of the principal amount of the Notes of such series then outstanding as is required by Sections 14.1 or 14.2, as applicable.

(c)

Subject to Section 11.2(d), the determination as to whether any business to be transacted at a meeting of Holders, or any action to be taken or power to be exercised by instrument in writing under Section 11.12, especially affects the rights of the Holders of one or more series in a manner or to an extent differing in any material way from that in or to which it affects the rights of Holders of any other series (and is therefore an especially affected series) shall be determined by an Opinion of Counsel, which shall be binding on all Holders, the Trustee and the Issuer for all purposes hereof.

(d)	A proposal:

(i)	to extend the Maturity of Notes of any particular series or to reduce the principal amount thereof, the rate of interest or premium thereon;

(ii)	to modify or terminate any covenant or agreement which by its terms is effective only so long as Notes of a particular series are outstanding; or

(iii)	to reduce with respect to Holders of any particular series any percentage stated in this Section 11.2 or Sections 11.4 and 11.12;

shall be deemed to especially affect the rights of the Holders of such series in a manner differing in a material way from that in which it affects the rights of Holders of Notes of any other series, whether or not a similar extension, reduction, modification or termination is proposed with respect to Notes of any or all other series.

11.3	Chair

Some individual, who need not be a Holder, nominated in writing by the Trustee shall be chair of the meeting and if no individual is so nominated, or if the individual so nominated is not present within 15 minutes from the time fixed for the holding of the meeting, a majority of the Holders present in person or by proxy shall choose some individual present to be chair.

11.4	Quorum

Subject to this Indenture, at any meeting of the Holders of Notes of any series or of all series then outstanding, as the case may be, a quorum shall consist of Holders present in person or by proxy and representing at least 25% of the principal amount of the outstanding Notes of the relevant series or all series then outstanding, as the case may be, and, if the meeting is a Serial Meeting, at least 25% of the Notes then outstanding of each especially affected series. If a quorum of the Holders shall not be present within 30 minutes from the time fixed for holding any meeting, the meeting, if convened by the Holders or pursuant to a Holders’ Request, shall be dissolved, but in any other case the meeting shall be adjourned to the same day in the next week (unless such day is not a Business Day in which case it shall be adjourned to the next following Business Day thereafter) at the same time and place and no notice shall be required to be given in respect of such adjourned meeting. At the adjourned meeting, the Holders present in person or by proxy shall constitute a quorum and may transact the business for which the meeting was originally convened notwithstanding that they may not represent 25% of the principal amount of the outstanding Notes of the relevant series or all series then outstanding, as the case may be, or of the Notes then outstanding of each especially affected series. Any business may be brought before or dealt with at an adjourned meeting which might have been brought before or dealt with at the original meeting in accordance with the notice calling the same. No business shall be transacted at any meeting unless the required quorum be present at the commencement of business.

11.5	Power to Adjourn

The chair of any meeting may adjourn any such meeting and no notice of such adjournment need be given except such notice, if any, as the meeting may prescribe.

11.6	Voting

On a poll each Holder present in person or represented by a duly appointed proxy shall be entitled to one vote in respect of each $1.00 principal amount of the Notes of the relevant series of Notes of which it is the Holder. A proxyholder need not be a Holder. In the case of joint registered Holders of a Note, any one of them present in person or by proxy at the meeting may vote in the absence of the other or others; but in case more than one of them be present in person or by proxy, they shall vote together in respect of the Notes of which they are joint Holders.

11.7	Poll

A poll will be taken on every resolution submitted for approval at a meeting of Holders, in such manner as the chair directs, and the results of such polls shall be binding on all Holders of the relevant series. Every resolution, other than in respect of those matters set out in Section 14.2, will be decided by a majority of the votes cast on the poll for that resolution.

11.8	Proxies

A Holder may be present and vote at any meeting of Holders by an authorized representative. The Issuer (in case it convenes the meeting) or the Trustee (in any other case) for the purpose of enabling the Holders to be present and vote at any meeting without producing their Notes, and of enabling them to be present and vote at any such meeting by proxy and of depositing instruments appointing such proxies at some place other than the place where the meeting is to be held, may from time to time make and vary such regulations as it shall think fit providing for and governing any or all of the following matters:

(a)

the form of the instrument appointing a proxy, which shall be in writing, and the manner in which the same shall be executed and the production of the authority of any individual signing on behalf of a Holder;

(b)

the deposit of instruments appointing proxies at such place as the Trustee, the Issuer or the Holder convening the meeting, as the case may be, may, in the notice convening the meeting, direct and the time, if any, before the holding of the meeting or any adjournment thereof by which the same must be deposited; and

(c)

the deposit of instruments appointing proxies at some approved place or places other than the place at which the meeting is to be held and enabling particulars of such instruments appointing proxies to be mailed, faxed, cabled, telegraphed or sent by other electronic means before the meeting to the Issuer or to the Trustee at the place where the same is to be held and for the voting of proxies so deposited as though the instruments themselves were produced at the meeting.

Any regulations so made shall be binding and effective and the votes given in accordance therewith shall be valid and shall be counted. Save as such regulations may provide, the only Persons who shall be recognized at any meeting as the Holders of any Notes, or as entitled to vote or be present at the meeting in respect thereof, shall be Holders and Persons whom Holders have by instrument in writing duly appointed as their proxies.

11.9	Persons Entitled to Attend Meetings

The Issuer and the Trustee, by their respective directors, officers and employees and the respective legal advisors of the Issuer, the Trustee or any Holder may attend any meeting of the Holders, but shall have no vote as such.

11.10	Powers Cumulative

Any one or more of the powers in this Indenture stated to be exercisable by the Holders by resolution or otherwise may be exercised from time to time and the exercise of any one or more of such powers from time to time shall not be deemed to exhaust the rights of the Holders to exercise the same or any other such power or powers thereafter from time to time. No powers exercisable by resolution will derogate in any way from the rights of the Issuer pursuant to this Indenture.

11.11	Minutes

Minutes of all resolutions and proceedings at every meeting as aforesaid shall be made and duly entered in books to be from time to time provided for that purpose by the Trustee at the expense of the Issuer, and any such minutes as aforesaid, if signed by the chair of the meeting at which such resolutions were passed or proceedings had, or by the chair of the next succeeding meeting of the Holders, shall be prima facie evidence of the matters therein stated and, until the contrary is proved, every such meeting, in respect of the proceedings of which minutes shall have been made, shall be deemed to have been duly held and convened, and all resolutions passed thereat or proceedings taken thereat to have been duly passed and taken.

11.12	Instruments in Writing

Subject to Sections 14.1 and 14.2, any consent, waiver, notice, authorization or resolution of the Holders which may be given by resolution at a meeting of the Holders pursuant to this Article 11 may also be given by the Holders of not less than 51% of the aggregate principal amount of the outstanding Notes of such series by a signed instrument in one or more counterparts, and the expression “resolution” when used in this Indenture will include instruments so signed. Notice of any resolution passed in accordance with this Section 11.12 will be given by the Trustee to the affected Holders within 30 days of the date on which such resolution was passed.

11.13	Binding Effect of Resolutions

Every resolution passed in accordance with the provisions of this Article 11 at a meeting of Holders of a particular series of Notes or of all series then outstanding, as the case may be, shall be binding upon all the Holders of Notes or of the particular series, as the case may be, whether present at or absent from such meeting, and every instrument in writing signed by Holders in accordance with Section 11.12 shall be binding upon all the Holders, whether signatories thereto or not, and each and every Holder and the Trustee (subject to the provisions for its indemnity herein contained) shall, subject to applicable law, be bound to give effect accordingly to every such resolution and instrument in writing. Notwithstanding anything in this Indenture (but subject to the provisions of any indenture, deed or instrument supplemental or ancillary hereto), any covenant or other provision in this Indenture or in any Supplemental Indenture which is expressed to be or is determined by the Trustee (relying on the advice of Counsel) to be effective only with respect to Notes of a particular series, may be modified by the required resolution or consent of the Holders of Notes of such series in the same manner as if the Notes of such series were the only Notes outstanding under this Indenture.

11.14	Evidence of Rights of Holders

(a)

Any request, direction, notice, consent or other instrument which this Indenture may require or permit to be signed or executed by the Holders may be in any number of concurrent instruments of similar tenor signed or executed by such Holders. Proof of the execution of any such request, direction, notice, consent or other instrument or of a writing appointing any such attorney will be sufficient for any purpose of this Indenture if the fact and date of the execution by any Person of such request, direction, notice, consent or other instrument or writing may be proved by the certificate of any notary public, or other officer authorized to take acknowledgements of deeds to be recorded at the place where such certificate is made, that the Person signing such request, direction, notice, consent or other instrument or writing acknowledged to such notary public or other officer the execution thereof, or by an affidavit of a witness of such execution or in any other manner which the Trustee may consider adequate.

(b)	Notwithstanding Section 11.14(a), the Trustee may, in its discretion, require proof of execution in cases where it deems proof desirable and may accept such proof as it shall consider proper.

ARTICLE 12

SUCCESSORS TO THE ISSUER AND THE RESTRICTED SUBSIDIARIES

12.1	Merger, Consolidation or Sale of Assets

(a)	The Issuer will not, directly or indirectly:

(i)

consolidate, amalgamate or merge with or into another Person (regardless of whether the Issuer is the surviving Person or one of the Persons that amalgamates with one or more other Persons to form the continuing successor Person); or

(ii)

sell, assign, lease, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(A)

either: (1) the Issuer is the surviving Person (or one of the Persons that amalgamates with one or more other Persons to form the continuing successor Person); or (2) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer or one of the Persons that amalgamates with one or more other Persons to form the continuing successor Person) or to which such sale, assignment, transfer, conveyance or other disposition will have been made is a: (i) Person organized or existing under the laws of the United States, any state thereof or the District of Columbia or Canada or any province or territory thereof; and (ii) assumes all the Obligations of the Issuer under the Notes, and this Indenture by operation of law or pursuant to agreements reasonably satisfactory to the Trustee;

(B)	immediately after giving effect to such transaction, no Default or Event of Default exists;

(C)

immediately after giving effect to such transaction on a pro forma basis and any related financing transactions as if the same had occurred at the beginning of the applicable four quarter period, (1) the Issuer or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer or one of the Persons that amalgamates with one or more other Persons to form the continuing successor Person), or to which such sale, assignment, transfer, conveyance or other disposition will have been made, would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in Section 7.10(a); or (2) the Consolidated Fixed Charge Coverage Ratio of the Issuer or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer or one of the Persons that amalgamates with one or more other Persons to form the continuing successor Person) or to which such sale, assignment, transfer, conveyance or other disposition will have been made, is equal to or greater than the Consolidated Fixed Charge Coverage Ratio immediately before such transaction; and

(D)

each Guarantor, will, pursuant to the terms of its Subsidiary Guarantee agree, that its Subsidiary Guarantee will apply to the Obligations of the Issuer or the surviving or continuing Person in accordance with the Notes and this Indenture (including this covenant).

(b)

Upon any consolidation, amalgamation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries in accordance with this covenant, the continuing successor Person formed by the consolidation or amalgamation or into which the Issuer is merged or to which the sale, assignment, transfer, conveyance or other disposition is made, will succeed to and be substituted for the Issuer, and may exercise every right and power of the Issuer under this Indenture with the same effect as if the successor had been named as the Issuer therein. When the continuing successor Person assumes all of the Issuer’s Obligations under this Indenture pursuant to a Supplemental Indenture in form and substance reasonably satisfactory to the Trustee, the Issuer will be discharged from those Obligations; provided, however, that the Issuer shall not be relieved from the Obligation to pay the principal of and interest on the Notes in the case of a lease of all or substantially all of the Issuer’s assets.

(c)	This Section 12.1 will not apply to:

(i)	a merger of the Issuer with an Affiliate solely for the purpose of (1) reincorporating or continuing the Issuer in another jurisdiction or (2) reorganizing the Issuer as a different type of entity;

(ii)

a merger, arrangement, amalgamation, continuance, consolidation or re-organization that results in the Issuer reincorporating, continuing or re-domiciling into a jurisdiction within (1) the United States (including any state thereof or the District of Columbia) or (2) Canada (including any province or territory thereof); or

(iii)

any consolidation, amalgamation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuer, Co-Issuer and/or its Restricted Subsidiaries.

12.2	Vesting of Powers in Successor

Whenever the conditions of Section 12.1(a) have been duly observed and performed, the Trustee will execute and deliver a Supplemental Indenture as provided for in Section 14.5 and then:

(a)

the successor Person will possess and from time to time may exercise each and every right and power of the Issuer or Guarantor under this Indenture in the name of the Issuer or Guarantor, as applicable, or otherwise, and any act or proceeding by any provision of this Indenture required to be done or performed by any directors or officers of the Issuer or Guarantor may be done and performed with like force and effect by the like directors or officers of such successor; and

(b)

the Issuer or Guarantor, as applicable, will be released and discharged from liability under this Indenture and the Trustee will execute any documents which it may be advised are necessary or advisable for effecting or evidencing such release and discharge.

ARTICLE 13

CONCERNING THE TRUSTEE

13.1	Corporate Trustee Required; Eligibility

There shall at all times be a corporate Trustee hereunder which shall at all times be a corporation and doing business under the laws of the United States or any state or territory thereof or of the District of Columbia, or a corporation or other Person permitted to act as trustee by the Commission, authorized under such laws to exercise corporate trust powers, which complies with the requirements of Section 310(a) of the Trust Indenture Act, has a combined capital and surplus as may be required by the Trust Indenture Act, and is subject to supervision or examination by federal, state, territorial, or District of Columbia authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section 13.1, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. The Issuer may not, nor may any Affiliate of the Issuer, serve as Trustee. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 13.1, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

13.2	No Conflict of Interest

(a)

The Trustee represents to the Issuer that at the date of execution and delivery by it of this Indenture there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder but if, notwithstanding the provisions of this Section 13.1, such a material conflict of interest exists, or hereafter arises, the validity and enforceability of this Indenture and the Notes of any series shall not be affected in any manner whatsoever by reason only that such material conflict of interest exists or arises.

(b)

To the extent permitted by the Trust Indenture Act, the Trustee shall not be deemed to have a conflicting interest by virtue of being a trustee under this Indenture with respect to securities of more than one series

13.3	Replacement of Trustee or Collateral Trustee

(a)

The Trustee for the Notes issued hereunder shall be subject to the provisions of Section 310(b) of the Trust Indenture Act during the period of time provided for therein. If at any time the Trustee has or shall acquire a conflict of interest within the meaning of Section 310(b) of the Trust Indenture Act, the Trustee shall, within 30 days after ascertaining that such conflict of interest exists, either eliminate such material conflict of interest or resign in the manner, subject to the provisions of the Trust Indenture Act, and with the effect specified in this Section 13.3 and shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act. The Trustee may resign its trust and be discharged from all further duties and liabilities hereunder by giving to the Issuer 90 days’ notice in writing or such shorter notice as the Issuer may accept as sufficient. The validity and enforceability of this Indenture and of the Notes issued hereunder shall not be affected in any manner whatsoever by reason only that such a conflict of interest exists. Nothing herein shall prevent the Trustee from filing with the Commission the application referred to in the second to last paragraph of Section 310(b) of the Trust Indenture Act.

(b)

No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article 13 shall become effective until the acceptance of appointment by the successor Trustee in accordance with the applicable requirements of this Section 13.3.

(c)

The Trustee may resign at any time with respect to the Notes of one or more series by giving written notice thereof to the Issuer. In the event of the Trustee resigning or being removed or being dissolved, becoming bankrupt, going into liquidation or otherwise becoming incapable of acting hereunder, the Issuer shall forthwith appoint a new Trustee unless a new Trustee has already been appointed by the Holders in accordance with the provisions hereof. Failing such appointment by the Issuer or if the instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the retiring Trustee or any Holder may apply to a judge of the British Columbia Supreme Court, on such notice as such Judge may direct at the Issuer’s expense, for the appointment of a new Trustee but any new Trustee so appointed by the Issuer or by the Court shall be subject to removal as aforesaid by the Holders. The appointment of such new Trustee shall be effective only upon such new Trustee becoming bound by this Indenture. Any new Trustee appointed under any provision of this Section 13.3 shall be a corporation authorized to carry on the business of a trust company in one or more of the Provinces of Canada. On any new appointment the new Trustee shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as Trustee.

(d)

The Trustee may be removed at any time with respect to the Notes of any series by act of the Holders of a majority in principal amount of the outstanding Notes of such series, upon written notice delivered to the Trustee and to the Issuer. If the instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within 30 days after the giving of such notice of removal, the Trustee being removed may petition the British Columbia Supreme Court at the Issuer’s expense for the appointment of a successor Trustee with respect to the Notes of such series.

(e)	If at any time:

(i)	the Trustee shall fail to comply with Article 13 after written request therefor by the Issuer or by any Holder who has been a bona fide Holder of a security for at least six months; or

(ii)	the Trustee shall cease to be eligible under Section 13.1 and shall fail to resign after written request therefor by the Issuer or by any such Holder; or

(iii)

the Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent or commence a voluntary bankruptcy proceeding or a receiver of the Trustee or of its property shall be appointed or consented to or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (i) the Issuer by a Board Resolution may remove the Trustee with respect to all Notes, or (ii) subject to Section 9.15, any Holder who has been a bona fide Holder of a security for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee with respect to all Notes and the appointment of a successor Trustee or Trustees.

(f)

If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause with respect to the Notes of one or more series, the Issuer, shall promptly appoint a successor Trustee or Trustees with respect to the Notes of that or those series (it being understood that any such successor Trustee may be appointed with respect to the Notes of one or more or all of such series and that at any time there shall be only one Trustee with respect to the Notes of any particular series) and shall comply with the applicable requirements of Article 13. If, within one year after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Trustee with respect to the Notes of any series shall be appointed by act of the Holders of a majority in principal amount of the outstanding Notes of such series delivered to the Issuer and the retiring Trustee, the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment in accordance with the applicable requirements of Article 13, become the successor Trustee with respect to the Notes of such series and to that extent supersede the successor Trustee appointed by the Issuer. If no successor Trustee with respect to the Notes of any series shall have been so appointed by the Issuer or the Holders and accepted appointment in the manner required by Article 13, any Holder who has been a bona fide Holder of a security of such series for at least six months may, on behalf of himself and all others similarly situated, petition the British Columbia Supreme Court for the appointment of a successor Trustee with respect to the Notes of such series.

(g)

The Issuer shall give notice of each resignation and each removal of the Trustee with respect to the Notes of any series and each appointment of a successor Trustee with respect to the Notes of any series by mailing or sending written notice of such event to all Holders of Notes of such series as their names and addresses appear in the security register. Each notice shall include the name of the successor Trustee with respect to the Notes of such series and the address of its corporate trust office.

(h)

Any entity into which the Trustee or Collateral Trustee, as applicable, may be merged or, with or to which it may be consolidated, amalgamated or sold, or any entity resulting from any merger, consolidation, sale or amalgamation to which the Trustee or Collateral Trustee, as applicable, shall be a party, shall be the successor Trustee or Collateral Trustee, as applicable, under this Indenture without the execution of any instrument or any further act. Nevertheless, upon the written request of the successor Trustee or Collateral Trustee, as applicable, or of the Issuer, the Trustee or Collateral Trustee, as applicable, ceasing to act shall execute and deliver an instrument assigning and transferring to such successor Trustee or Collateral Trustee, as applicable, upon the trusts herein expressed, all the rights, powers and trusts of the retiring Trustee or Collateral Trustee, as applicable, so ceasing to act, and shall duly assign, transfer and deliver all property and money held by such Trustee or Collateral Trustee, as applicable, to the successor Trustee or Collateral Trustee, as applicable, so appointed in its place. Should any deed, conveyance or instrument in writing from the Issuer or any Guarantor be required by any new Trustee or Collateral Trustee, as applicable, for more fully and certainly vesting in and confirming to it such estates, properties, rights, powers and trusts, then any and all such deeds, conveyances and instruments in writing shall on request of said new Trustee or Collateral Trustee, as applicable, be made, executed, acknowledged and delivered by the Issuer or such Guarantor, as applicable.

13.4	Rights and Duties of Trustee

(a)

In the exercise of the rights, duties and obligations prescribed or conferred by the terms of this Indenture, the Trustee shall act honestly and in good faith and exercise that degree of care, diligence and skill that a reasonably prudent Trustee would exercise in comparable circumstances. Subject to the foregoing, the Trustee will be liable for its own wilful misconduct or gross negligence. The Trustee will not be liable for any act or default on the part of any agent employed with due care by it or by a co-Trustee, or for having permitted any agent employed with due care or co-Trustee to receive and retain any money payable to the Trustee, except as aforesaid.

(b)

The Trustee shall transmit to Holders such brief reports concerning the Trustee and its actions under this Indenture as may be required pursuant to Section 313(a) of the Trust Indenture Act at the times and in the manner provided pursuant thereto, for so long as any Notes are outstanding hereunder (but if no event described in Section 313(a) of the Trust Indenture Act has occurred, no report need be transmitted). The Trustee shall promptly deliver to the Issuer a copy of any report it delivers to Holders pursuant to this Section 13.4. The Trustee also shall comply with Section 313(b) of the Trust Indenture Act. The Trustee shall also transmit by mail all reports as required by Section 313(c) of the Trust Indenture Act. A copy of each such report, at the time of such transmission to the Holders of Notes, shall be filed by the Trustee with the Issuer, with each stock exchange on which the Notes are listed, if any, and with the Commission in accordance with Section 313(d) of the Trust Indenture Act. The Issuer shall notify the Trustee when the Notes are listed on any stock exchange or delisted therefrom.

(c)

The Trustee may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, the Indenture or any Security Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person. Any such Person shall have the benefit of the rights and protections of this Article 13 to the same extent as the Trustee.

(d)

Nothing herein contained shall impose any obligation on the Trustee to see to or require evidence of the registration or filing (or renewal thereof) of this Indenture or any instrument ancillary or supplemental hereto or thereto.

(e)

No provision of this Indenture shall be construed to relieve the Trustee from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that this subsection shall not be construed to limit the effect of this Section 13.4 or Section 13.5.

(f)	The Trustee and its officers shall not be:

(i)	accountable for the use or application by the Issuer of the Notes or the proceeds thereof;

(ii)	responsible to make any calculation with respect to any matter under this Indenture;

(iii)	liable for any error in judgment made in good faith by a responsible officer of the Trustee unless negligent in ascertaining the pertinent facts;

(iv)

liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of a majority in principal amount of the outstanding Notes of any series, as provided in Section 9.12, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture with respect to the Notes of such series;

(v)

responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its control, including, without limitation, any provision of any law or regulation or any act of any governmental authority, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; cyberterrorism; accidents; labor disputes; acts of civil or military authority and governmental action; or

(vi)

subject to Section 13.5(b) bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document, or inquiry as to the performance by the Issuer of any of its covenants in this Indenture.

(g)

The Trustee shall have the right to disclose any information disclosed or released to it if, in the reasonable opinion of the Trustee, after consultation with Counsel, it is required to disclose under any applicable laws, court order or administrative directions, or if, in the reasonable opinion of the Trustee, it is required to disclose to its regulatory authority. The Trustee shall not be responsible or liable to any party for any loss or damage arising out of or in any way sustained or incurred or in any way relating to such disclosure.

(h)

The Trustee shall not be responsible for any error made or act done by it resulting from reliance upon the signature of any Person on whose signature the Trustee is entitled to act, or refrain from acting, under a specific provision of this Indenture.

(i)	The permissive rights of the Trustee enumerated herein shall not be construed as duties.

(j)

The Trustee shall be entitled to treat a facsimile, pdf or e-mail communication or communication by other similar electronic means in a form satisfactory to the Trustee from a Person purporting to be (and whom the Trustee, acting reasonably, believes in good faith to be) an authorized representative of the Issuer or a Holder, as sufficient instructions and authority of such party for the Trustee to act and shall have no duty to verify or confirm that Person is so authorized. The Trustee shall have no liability for any losses, liabilities, costs or expenses incurred by it as a result of such reliance upon, or compliance with, such instructions or directions, except to the extent any such losses, cost or expense are the direct result of gross negligence, willful misconduct or bad faith on the part of the Trustee. The Issuer and the Holders agree: (i) to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including, without limitation, the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting instructions to the Trustee and that there may be more secure methods of transmitting instructions than the method(s) selected by such party; and (iii) that the security procedures (if any) to be followed in connection with its transmission of instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

13.5	Reliance Upon Declarations, Opinions, etc.

(a)

The Trustee, prior to the occurrence of an Event of Default and after the curing of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee.

(b)

In the exercise of its rights, duties and obligations hereunder the Trustee may, if acting in good faith and subject to Section 13.8, rely, as to the truth of the statements and accuracy of the opinions expressed therein, upon statutory declarations, opinions, reports or certificates furnished pursuant to any covenant, condition or requirement of this Indenture or required by the Trustee to be furnished to it in the exercise of its rights and duties hereunder, if the Trustee examines such statutory declarations, opinions, reports or certificates and determines that they comply with Section 13.6, if applicable, and with any other applicable requirements of this Indenture. But in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein. The Trustee may nevertheless, in its discretion, require further proof in cases where it deems further proof desirable. Without restricting the foregoing, the Trustee may rely on an Opinion of Counsel satisfactory to the Trustee notwithstanding that it is delivered by a solicitor or firm which acts as solicitors for the Issuer.

(c)

The Trustee shall have no obligation to ensure or verify compliance with any applicable laws or regulatory requirements on the issue or transfer of any Notes provided such issue or transfer is effected in accordance with the terms of this Indenture. The Trustee shall be entitled to process all transfers and redemptions upon the presumption that such transfer and redemption is permissible pursuant to all applicable laws and regulatory requirements if such transfer and redemption is effected in accordance with the terms of this Indenture. But in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein. The Trustee shall have no obligation, other than to confer with the Issuer and its Counsel, to ensure that legends appearing on the Notes comply with regulatory requirements or securities laws of any applicable jurisdiction.

13.6	Evidence and Authority to Trustee, Opinions, etc.

(a)

The Issuer shall furnish to the Trustee evidence of compliance with the conditions precedent provided for in this Indenture relating to any action or step required or permitted to be taken by the Issuer or the Trustee under this Indenture or as a result of any obligation imposed under this Indenture, including without limitation, the authentication and delivery of Notes hereunder, the satisfaction and discharge of this Indenture and the taking of any other action to be taken by the Trustee at the request of or on the application of the Issuer, forthwith if and when (a) such evidence is required by any other Section of this Indenture to be furnished to the Trustee in accordance with the terms of this Section 13.6, or (b) the Trustee, in the exercise of its rights and duties under this Indenture, gives the Issuer written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice. Such evidence shall consist of:

(i)	an Officers’ Certificate, stating that any such condition precedent has been complied with in accordance with the terms of this Indenture;

(ii)	an Opinion of Counsel that such condition precedent has been complied with in accordance with the terms of this Indenture; and

(iii)

in the case of any such condition precedent the satisfaction of which is subject to review or examination by auditors or accountants, a certificate or opinion of an accountant, that such condition precedent has been complied with in accordance with the terms of this Indenture and in accordance with Section 314(b) of the Trust Indenture Act.

(b)

Whenever such evidence relates to a matter other than the authentication and delivery of Notes and the satisfaction and discharge of this Indenture, and except as otherwise required by the Trust Indenture Act or specifically provided herein, such evidence may consist of a report or opinion of any solicitor, auditor, accountant, engineer or appraiser or any other appraiser or any other individual whose qualifications give authority to a statement made by such individual, provided that if such report or opinion is furnished by a director, officer or employee of the Issuer it shall be in the form of a statutory declaration. Such evidence shall be, so far as appropriate, in accordance with Section 13.6(a).

(c)

Each statutory declaration, certificate, opinion or report with respect to compliance with a condition precedent provided for in this Indenture (other than certificates provided pursuant to Section 9.20(a)) shall include (i) a statement by the individual giving the evidence that he or she has read and is familiar with those provisions of this Indenture relating to the condition precedent in question, (ii) a brief statement of the nature and scope of the examination or investigation upon which the statements or opinions contained in such evidence are based, (iii) a statement that, in the belief of the individual giving such evidence, he or she has made such examination or investigation as is necessary to enable him or her to make the statements or give the opinions contained or expressed therein, and (iv) a statement whether in the opinion of such individual the conditions precedent in question have been complied with or satisfied.

(d)

In addition to its obligations under Section 9.20, the Issuer shall furnish or cause to be furnished to the Trustee at any time if the Trustee reasonably so requires, an Officers’ Certificate certifying that the Issuer has complied with all covenants, conditions or other requirements contained in this Indenture, the non-compliance with which would constitute a Default or an Event of Default, or if such is not the case, specifying the covenant, condition or other requirement which has not been complied with and giving particulars of such non-compliance. The Issuer shall, whenever the Trustee so requires, furnish the Trustee with evidence by way of statutory declaration, opinion, report or certificate as specified by the Trustee as to any action or step required or permitted to be taken by the Issuer or as a result of any obligation imposed by this Indenture.

13.7	Officers’ Certificates Evidence

Except as otherwise specifically provided or prescribed by this Indenture, whenever in the administration of the provisions of this Indenture the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Trustee, if acting in good faith, may rely upon an Officers’ Certificate.

13.8	Experts, Advisers and Agents

Subject to Sections 13.4 and 13.5, the Trustee may:

(a)

employ or retain and act and rely on the opinion or advice of or information obtained from any solicitor, auditor, valuator, engineer, surveyor, appraiser or other expert, whether obtained by the Trustee or by the Issuer, or otherwise, and shall not be liable for acting, or refusing to act, in good faith on any such opinion or advice and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

(b)

employ such agents and other assistants as it may reasonably require for the proper discharge of its duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the trusts hereof and any solicitors employed or consulted by the Trustee may, but need not be, solicitors for the Issuer.

13.9	Trustee May Deal in Notes

Subject to Sections 13.1 and 13.4, the Trustee may, in its personal or other capacity, buy, sell, lend upon and deal in Notes and generally contract and enter into financial transactions with the Issuer or otherwise, without being liable to account for any profits made thereby. However, the Trustee is subject to Sections 310(b) of the Trust Indenture Act and Section 13.3 shall apply and in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign.

13.10	Trustee Not Ordinarily Bound

Except as provided in Section 9.2 and as otherwise specifically provided herein or required pursuant to the Trust Indenture Act, the Trustee shall not, subject to Section 13.4, be bound to give notice to any Person of the execution hereof, nor to do, observe or perform or see to the observance or performance by the Issuer of any of the obligations herein imposed upon the Issuer or of the covenants on the part of the Issuer herein contained, nor in any way to supervise or interfere with the conduct of the Issuer’s business, unless the Trustee shall have been required to do so in writing by the Holders of not less than 25% of the aggregate principal amount of the Notes then outstanding, and then only after it shall have been funded and indemnified to its satisfaction against all actions, proceedings, claims and demands to which it may render itself liable and all costs, charges, damages and expenses which it may incur by so doing

13.11	Investment of Monies Held by Trustee

(a)

Any securities, documents of title or other instruments that may at any time be held by the Trustee subject to the trusts hereof may be placed in the deposit vaults of the Trustee or of any Canadian chartered bank or deposited for safe-keeping in the Province of British Columbia with any such bank. In respect of any moneys so held, upon receipt of a written order from a Participant or a Beneficial Holder, the Trustee shall invest the funds in accordance with such written order in Authorized Investments (as defined below). Any such written order from a Participant or a Beneficial Holder shall be provided to the Trustee no later than 9:00 a.m. (Toronto time) on the day on which the investment is to be made. Any such written order from a Participant or a Beneficial Holder received by the Trustee after 9:00 a.m. (Toronto time) or received on a non-Business Day, shall be deemed to have been given prior to 9:00 a.m. (Toronto time) the next Business Day. For certainty, after an Event of Default, the Trustee shall only be obligated to make investments on receipt of appropriate instructions from the Holders by way of a resolution of Holders of at least a majority in principal amount of the Notes represented and voting at a meeting of Holders, or by a resolution in writing.

(b)

The Trustee shall have no liability for any loss sustained as a result of any investment selected by and made pursuant to the instructions of the Issuer or the Holders, as applicable, as a result of any liquidation of any investment prior to its maturity or for failure of either the Issuer or the Holders, as applicable, to give the Trustee instructions to liquidate, invest or reinvest amounts held with it. In the absence of written instructions from either the Issuer or the Holders as to investment of funds held by it, such funds shall be held uninvested by the Trustee without liability for interest thereon.

(c)

For the purposes of this section, “Authorized Investments” means short term interest bearing or discount debt obligations issued or guaranteed by the government of Canada or a Province or a Canadian chartered bank (which may include an Affiliate or related party of the Trustee) provided that such obligation is rated at least R1 (middle) by DBRS or an equivalent rating service. For certainty, the Issuer and the Holders acknowledge and agree that the Trustee has no obligation or liability to confirm or verify that investment instructions delivered pursuant to this Section 13.11 comply with the definition of Authorized Investments.

13.12	[Reserved]

13.13	Trustee Not Required to Give Security

The Trustee shall not be required to give any bond or security in respect of the execution of the trusts and powers of this Indenture or otherwise in respect of the premises.

13.14	Trustee Not Bound to Act on Issuer’s Request

Except as in this Indenture otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of the Issuer until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

13.15	Conditions Precedent to Trustee’s Obligations to Act Hereunder

(a)

The obligation of the Trustee to commence or continue any act, action or proceeding for the purpose of enforcing the rights of the Trustee and of the Holders hereunder shall be conditional upon any one or more Holders furnishing when required by notice in writing by the Trustee, sufficient funds to commence or continue such act, action or proceeding and indemnity reasonably satisfactory to the Trustee to protect and hold harmless the Trustee against the costs, charges and expenses and liabilities to be incurred thereby and any loss and damage it may suffer by reason thereof.

(b)

None of the provisions contained in this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers unless indemnified as aforesaid.

(c)

The Trustee may, before commencing or at any time during the continuance of any such act, action or proceeding require the Holders of Notes of a series at whose instance it is acting to deposit with the Trustee such Notes held by them for which Notes the Trustee shall issue receipts.

13.16	Authority to Carry on Business

The Trustee represents to the Issuer that at the date of execution and delivery by it of this Indenture it is authorized to carry on the business of a trust company in the all of the provinces of Canada but if, notwithstanding the provisions of this Section 13.16, it ceases to be so authorized to carry on business, the validity and enforceability of this Indenture and the securities issued hereunder shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in any province of Canada, either become so authorized or resign in the manner and with the effect specified in Section 13.3.

13.17	Compensation and Indemnity

(a)

The Issuer shall pay to the Trustee from time to time compensation for its services hereunder as agreed separately by the Issuer and the Trustee, and shall pay or reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in the administration or execution of its duties under this Indenture (including the reasonable and documented compensation and disbursements of its Counsel and all other advisers and assistants not regularly in its employ), both before any default hereunder and thereafter until all duties of the Trustee under this Indenture shall be finally and fully performed. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.

(b)

The Issuer hereby indemnifies and saves harmless the Trustee and its directors, officers, agents, employees and shareholders from and against any and all loss, damages, charges, expenses, claims, demands, actions or liability whatsoever which may be brought against the Trustee or which it may suffer or incur as a result of or arising out of the performance of its duties and obligations hereunder save only in the event of the gross negligence or wilful misconduct of the Trustee. This indemnity will survive the termination or discharge of this Indenture and the resignation or removal of the Trustee. The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. The Issuer shall defend the claim and the Trustee shall cooperate in the defence. The Trustee may have separate Counsel and the Issuer shall pay the reasonable fees and expenses of such Counsel. The Issuer need not pay for any settlement made without its consent, which consent must not be unreasonably withheld. This indemnity shall survive the resignation or removal of the Trustee or the discharge of this Indenture.

(c)	The Issuer need not reimburse any expense or indemnify against any loss or liability incurred by the Trustee through gross negligence, wilful misconduct or bad faith on the part of the Trustee.

13.18	Acceptance of Trust

The Trustee hereby accepts the trusts in this Indenture declared and provided for and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various Persons who shall from time to time be Holders, subject to all the terms and conditions herein set forth.

13.19	Anti-Money Laundering

The Trustee shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Trustee, in its sole judgment, acting reasonably, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Further, should the Trustee, in its sole judgment, acting reasonably, determine at any time that its acting under this Indenture has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on 10 days’ prior written notice sent to all parties hereto; provided that (A) the written notice shall describe the circumstances of such non-compliance; and (B) if such circumstances are rectified to the Trustee’s satisfaction within such 10 day period, then such resignation shall not be effective.

13.20	Privacy

(a)

The parties hereto acknowledge that the Trustee may, in the course of providing services hereunder, collect or receive financial and other personal information about such parties and/or their representatives, as individuals, or about other individuals related to the subject matter hereof, and use such information for the following purposes:

(i)	to provide the services required under this Indenture and other services that may be requested from time to time;

(ii)	to help the Trustee manage its servicing relationships with such individuals;

(iii)	to meet the Trustee’s legal and regulatory requirements; and

(iv)	if social insurance numbers are collected by the Trustee, to perform tax reporting and to assist in verification of an individual’s identity for security purposes.

(b)

Each party acknowledges and agrees that the Trustee may receive, collect, use and disclose personal information provided to it or acquired by it in the course of providing services under this Indenture for the purposes described above and, generally, in the manner and on the terms described in its privacy code, which the Trustee shall make available on its website or upon request, including revisions thereto. The Trustee may transfer some of that personal information to service providers in the United States for data processing and/or storage. Further, each party agrees that it shall not provide or cause to be provided to the Trustee any personal information relating to an individual who is not a party to this Indenture unless that party has assured itself that such individual understands and has consented to the aforementioned uses and disclosures.

13.21	Preferential Collection of Claims Against Issuer

The Trustee is subject to Section 311(a) of the Trust Indenture Act, excluding any creditor relationship listed in Section 311(b) of the Trust Indenture Act. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the Trust Indenture Act to the extent indicated therein.

13.22	Evidence of Recording of Indenture

If required pursuant to the Trust Indenture Act, the Issuer shall furnish to the Trustee:

(a)

promptly after the execution and delivery of this Indenture or any Supplemental Indenture, an Opinion of Counsel either stating that in the opinion of such counsel the Indenture has been properly recorded and filed so as to make effective the lien intended to be created thereby, and reciting the details of such action, or stating that in the opinion of such counsel no such action is necessary to make such lien effective; and

(b)

at least annually after the date of execution and delivery of this Indenture, an Opinion of Counsel either stating that in the opinion of such counsel such action has been taken with respect to the recording, filing, re-recording, and refiling of this Indenture as is necessary to maintain the lien of the Indenture, and reciting the details of such action, or stating that in the opinion of such counsel no such action is necessary to maintain such lien.

13.23	Certificates of Fair Value

The Issuer shall furnish to the Trustee certificates or opinions of fair value with regard to released property pursuant to Section 314(d) of the Trust Indenture Act, which certificates or opinions shall be made by an independent engineer, appraiser or other expert to the extent required by Section 314(d) of the Trust Indenture Act.

13.24	Acts of Holders; Record Dates

The Issuer or the Trustee, as applicable, may set a date for the purpose of determining the Holders of Notes entitled to consent, vote or take any other action referred to in Article 9 or Article 14.

ARTICLE 14

AMENDMENT, SUPPLEMENT AND WAIVER

14.1	Ordinary Consent

Except as provided in Sections 14.2 and 14.3, with the affirmative votes of the Holders of at least a majority in principal amount of the Notes represented and voting at a meeting of Holders, or by a resolution in writing of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes):

(a)	this Indenture, the Notes and the Guarantees may each be amended or supplemented, and

(b)

any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal or, premium (if any) or interest on the Notes, except such Default or Event of Default resulting from an acceleration that has been rescinded) or lack of compliance with any provision of this Indenture, the Notes or the Guarantees may be waived, provided that if any such amendment, supplement or waiver affects only one or more series of Notes, then consent to such amendment, supplement or waiver shall only be required to be obtained from the Holders of such affected series of Notes.

14.2	Special Consent

(a)

Notwithstanding Section 14.1, without the consent of, or a resolution passed by the affirmative votes of or signed by each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes of any series held by a non-consenting Holder):

(i)	reduce the principal amount of Notes of any series whose Holders must consent to an amendment, supplement or waiver;

(ii)

reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment with respect to the redemption of the Notes (other than with respect to any required notice periods); provided, however, that solely for the avoidance of doubt, and without any other implication, any purchase or repurchase of Notes, including pursuant Sections 7.14 and 7.15, as distinguished from any redemption of Notes, shall not be deemed a redemption of the Notes;

(iii)	reduce the rate of or change the time for payment of interest on any Note;

(iv)

waive a Default or Event of Default in the payment of principal of, or interest, or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the Payment Default that resulted from such acceleration);

(v)	make any Note payable in money other than its stated currency;

(vi)

make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on, the Notes on or after their respective due dates;

(vii)	impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Subsidiary Guarantees on or after their respective due dates;

(viii)

amend or modify any of the provisions of this Indenture or the related definitions affecting the ranking of the Notes or any Subsidiary Guarantee in any manner adverse to the Holders of the Notes or any Guarantee;

(ix)	expressly subordinate the Notes or any Subsidiary Guarantees in right of payment to any other Indebtedness of the Issuer or any Guarantor;

(x)	make any change in the amending and waiver provisions under this Article 14;

(xi)	release any Guarantor from any of its Obligations under its Subsidiary Guarantee, or this Indenture, except in accordance with the terms of this Indenture;

(xii)

waive, amend, change or modify the obligation of the Issuer to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with Section 7.15 after the obligation to make such Asset Sale Offer has arisen, including amending, changing or modifying any definition relating thereto;

(xiii)

waive, amend, change or modify in any material respect the Issuer’s obligation to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with Section 7.14 after the occurrence of such Change of Control, including amending, changing or modifying any definition relating thereto; or

(xiv)	release a material portion of the Collateral from the First-Priority Lien, other than in accordance with the terms of the Security Documents and/or this Indenture;

14.3	Without Consent

Notwithstanding Sections 14.1 and 14.2, without the consent of any Holder, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes or the Subsidiary Guarantees to:

(a)	cure any ambiguity, defect or inconsistency;

(b)	provide for uncertificated Notes in addition to or in place of certificated Notes;

(c)

provide for the assumption of the Issuer’s or any Guarantor’s Obligations to Holders of Notes in the case of a merger, amalgamation or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets or otherwise comply with Section 12.1;

(d)	make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially adversely affect the legal rights under this Indenture of any Holder of Notes;

(e)

add any Subsidiary Guarantee or to effect the release of a Guarantor from its Subsidiary Guarantee, all in accordance with the provisions of this Indenture governing such release and termination or to otherwise comply with Article 15;

(f)	secure the Notes or any Subsidiary Guarantees or any other Obligation under this Indenture;

(g)	evidence and provide for the acceptance of appointment by a successor Trustee;

(h)

conform the text of this Indenture, the Notes or the Subsidiary Guarantees to any provision of the Description of Notes to the extent that such provision in this Indenture, the Notes or the Subsidiary Guarantees was intended to be a verbatim recitation of a provision of the Description of Notes;

(i)	provide for the issuance of Additional Notes in accordance with this Indenture;

(j)	to enter into additional or supplemental Security Documents or to add additional parties to the Security Documents to the extent permitted thereunder and under this Indenture;

(k)	allow any Guarantor to execute a Subsidiary Guarantee; or

(l)

to release Collateral from the First-Priority Liens when permitted or required by this Indenture and the Security Documents or add assets to Collateral to secure First-Lien Indebtedness to the extent such Indebtedness is permitted under this Indenture.

14.4	Form of Consent

It is not necessary for the consent of the Holders under Section 14.1 or 14.2 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

14.5	Supplemental Indentures

(a)

Subject to the provisions of this Indenture, the Issuer and the Trustee may from time to time execute, acknowledge and deliver Supplemental Indentures which thereafter shall form part of this Indenture, for any one or more of the following purposes:

(i)	establishing the terms of any series of Notes and the forms and denominations in which they may be issued as provided in Article 2;

(ii)

making such amendments not inconsistent with this Indenture as may be necessary or desirable with respect to matters or questions arising hereunder, including the making of any modifications in the form of the Notes of any series which do not affect the substance thereof and which in the opinion of the Trustee relying on an Opinion of Counsel will not be materially prejudicial to the interests of Holders;

(iii)

rectifying typographical, clerical or other manifest errors contained in this Indenture or any Supplemental Indenture, or making any modification to this Indenture or any Supplemental Indenture which, in the opinion of Counsel, are of a formal, minor or technical nature and that are not materially prejudicial to the interests of the Holders;

(iv)	to give effect to any amendment or supplement to this Indenture or the Notes of any series made in accordance with Sections 14.1, 14.2 or 14.3;

(v)

evidencing the succession, or successive successions, of others to the Issuer or any Guarantor and the covenants of and obligations assumed by any such successor in accordance with the provisions of this Indenture; or

(vi)

for any other purpose not inconsistent with the terms of this Indenture, provided that in the opinion of the Trustee (relying on an Opinion of Counsel) the rights of neither the Holders nor the Trustee are materially prejudiced thereby.

(b)

Unless this Indenture expressly requires the consent or concurrence of Holders, the consent or concurrence of Holders shall not be required in connection with the execution, acknowledgement or delivery of a Supplemental Indenture contemplated by this Indenture.

(c)

Upon receipt by the Trustee of (i) an Issuer Order accompanied by a Board Resolution authorizing the execution of any such Supplemental Indenture, and (ii) an Officers’ Certificate stating that such amended or Supplemental Indenture complies with this Section 14.5, the Trustee shall join with the Issuer and the Guarantors in the execution of any amended or Supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained.

(d)	This Section 14.5 shall apply, as the context requires, to any assumption agreement or instrument contemplated by Section 12.1(a)(ii)(A).

ARTICLE 15

GUARANTEES

15.1	Issuance of Guarantees

(a)	All of the Restricted Subsidiaries as of the Issue Date shall execute and deliver to the Collateral Trustee a Subsidiary Guarantee in the form attached hereto as Appendix B on the Issue Date.

(b)

The Issuer will not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee or otherwise Incur any Indebtedness (without regard to “Indebtedness” as defined in clause (x) of the second paragraph of the definition of the term “Indebtedness”) that, individually or in the aggregate with all other of its then outstanding Indebtedness (without regard to “Indebtedness” as defined in clause (x) of the second paragraph of the definition of the term “Indebtedness”), exceeds at any time $2.0 million, unless such Restricted Subsidiary is a Guarantor or within 30 days of such Incurrence, executes and delivers to the Collateral Trustee a Subsidiary Guarantee and an Opinion of Counsel (which may contain customary exceptions) that such Subsidiary Guarantee has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid and binding obligation of such Restricted Subsidiary enforceable against such Restricted Subsidiary in accordance with its terms.

(c)

The obligations of each Guarantor formed under the laws of the United States or any state thereof or the District of Columbia will be limited to the maximum amount that will result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.

(d)	The Issuer may also elect to cause any other Restricted Subsidiary to issue a Subsidiary Guarantee and become a Guarantor.

(e)

Except as set out in Section 15.2(a), a Guarantor may not sell, assign, transfer, convey or otherwise dispose of all or substantially all of its assets, in one or more related transactions, to, or consolidate or amalgamate with or merge with or into (regardless of whether such Guarantor is the surviving Person), another Person, other than the Issuer or another Guarantor, unless:

(i)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(ii)	either:

(A)

the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Guarantor) is organized or existing under the laws of (1) the United States, any state thereof or the District of Columbia, (2) Canada or any province or territory thereof or (3) the jurisdiction of organization of the Guarantor, and assumes all the Obligations of that Guarantor under this Indenture and its Subsidiary Guarantee by operation of law or pursuant to any agreement reasonably satisfactory to the Trustee; or

(B)	such sale or other disposition or consolidation, amalgamation or merger complies with Section 7.15.

15.2	Release of Guarantees

(a)	The Subsidiary Guarantee of a Guarantor will be automatically released:

(i)

in connection with any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, consolidation or otherwise), in one or more related transactions, to a Person that is not (either before or after giving effect to such transaction) Cannabist or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate Section 7.15;

(ii)

in connection with any sale or other disposition of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of Cannabist after which such Guarantor is no longer a Subsidiary of the Issuer, if the sale of such Capital Stock of that Guarantor complies with Section 7.15;

(iii)	[Reserved];

(iv)	if the Guarantor is released in full from its obligations under any other Indebtedness which resulted in the creation of such Subsidiary Guarantee pursuant to this covenant; or

(v)	upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Indenture as provided above under Article 10.

(b)

The Trustee shall promptly execute and deliver a release together with all instruments and other documents reasonably requested by the Issuer or the applicable Restricted Subsidiary to evidence the release and termination of any Guarantee upon receipt of a request by the Issuer accompanied by an Officers’ Certificate certifying as to compliance with this Section 15.2.

ARTICLE 16

NOTICES

16.1	Notice to Issuer

Any notice to the Issuer under the provisions of this Indenture shall be valid and effective (i) if delivered to the Issuer at 321 Billerica Road, Chelmsford, MA 01824, Attention: David Hart, (ii) if delivered by email to david.hart@cannabistcompany.com, immediately upon sending the email, provided that if such email is not sent during the normal business hours of the recipient, such email shall be deemed to have been sent at the opening of business on the next business day for the recipient, or (iii) if given by registered letter, postage prepaid, to such office and so addressed and if mailed, five days following the mailing thereof. The Issuer may from time to time notify the Trustee in writing of a change of address which thereafter, until changed by like notice, shall be the address of the Issuer for all purposes of this Indenture.

16.2	Notice to Holders

(a)

Except as otherwise provided in this Indenture, all notices to be given hereunder with respect to the Notes shall be deemed to be validly given to the Holders thereof if sent by first class mail, postage prepaid, or, if agreed to by the applicable recipient, by email, by letter or circular addressed to such Holders at their post office addresses appearing in any of the registers hereinbefore mentioned and shall be deemed to have been effectively given five days following the day of mailing, or immediately upon sending the email, provided that if such email is not sent during the normal business hours of the recipient, such email shall be deemed to have been sent at the opening of business on the next business day for the recipient, as applicable. Accidental error or omission in giving notice or accidental failure to mail notice to any Holder or the inability of the Issuer to give or mail any notice due to anything beyond the reasonable control of the Issuer shall not invalidate any action or proceeding founded thereon.

(b)

If any notice given in accordance with Section 16.2(a) would be unlikely to reach the Holders to whom it is addressed in the ordinary course of post by reason of an interruption in mail service, whether at the place of dispatch or receipt or both, the Issuer shall give such notice by publication at least once in a daily newspaper of general national circulation in Canada.

(c)

Any notice given to Holders by publication shall be deemed to have been given on the day on which publication shall have been effected at least once in each of the newspapers in which publication was required.

(d)

All notices with respect to any Note may be given to whichever one of the Holders thereof (if more than one) is named first in the registers hereinbefore mentioned, and any notice so given shall be sufficient notice to all Holders of any Persons interested in such Note.

16.3	Notice to Trustee or Collateral Trustee

Any notice to the Trustee or Collateral Trustee under the provisions of this Indenture shall be valid and effective: (i) if delivered to the Trustee at its principal office in the City of Vancouver, British Columbia at 323 – 409 Granville Street, Vancouver, British Columbia V6C 1T2, Attention: Corporate Trust, (ii) if delivered by email to corptrust@odysseytrust.com, immediately upon sending the email, provided that if such email is not sent during the normal business hours of the recipient, such email shall be deemed to have been sent at the opening of business on the next business day for the recipient, or (iii) if given by registered letter, postage prepaid, to such office and so addressed and, if mailed, shall be deemed to have been effectively given five days following the mailing thereof.

16.4	Mail Service Interruption

If by reason of any interruption of mail service, actual or threatened, any notice to be given to the Trustee would reasonably be unlikely to reach its destination by the time notice by mail is deemed to have been given pursuant to Section 16.3, such notice shall be valid and effective only if delivered at the appropriate address in accordance with Section 16.3.

ARTICLE 17

MISCELLANEOUS

17.1	Copies of Indenture

Any Holder may obtain a copy of this Indenture without charge by writing to the Issuer at 321 Billerica Road, Chelmsford, MA 01824, Attention: Chief Financial Officer.

17.2	Force Majeure

Except for the payment obligations of the Issuer contained herein, neither the Issuer nor the Trustee shall be liable to the other, or held in breach of this Indenture, if prevented, hindered, or delayed in the performance or observance of any provision contained herein by reason of act of God, riots, terrorism, acts of war, epidemics, governmental action or judicial order, earthquakes, or any other similar causes (including, but not limited to, mechanical, electronic or communication interruptions, disruptions or failures). Performance times under this Indenture shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Section 17.2.

17.3	Waiver of Jury Trial

EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS INDENTURE, THE NOTES OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS INDENTURE. The scope of this waiver is intended to encompass any and all disputes that may be filed in any court and that relate to the subject matter of this Indenture, including contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that such party has already relied on the waiver in entering into this Indenture, and that such party shall continue to rely on the waiver in its related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel, and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. In the event of litigation, this Indenture may be filed as a written consent to a trial by the court without a jury.

17.4	Appointment of Supporting Senior Noteholder Representative

(a)

Each Supporting Senior Noteholder hereby irrevocably appoints ●, or any successor thereto, as its representative, agent, proxy and attorney in fact (the “Supporting Senior Noteholders’ Representative”) for such Supporting Senior Noteholder and in such Supporting Senior Noteholder’s name, place and stead for all purposes relating to the Supporting Senior Noteholders under this Indenture.

(b)

In order to administer efficiently the determination of certain matters relating to the Supporting Senior Noteholders under this Indenture, each Supporting Senior Noteholder hereby agrees that the Issuer will be entitled to:

(i)

rely on the Supporting Senior Noteholders’ Representative as having full power, authority and discretion to make all decisions and take all actions relating to the Supporting Senior Noteholders respective rights, obligations and remedies under this Indenture, including to receive and make payments, to receive and send notices, to receive and deliver documents, to exercise, enforce or waive rights or conditions, to give releases and discharges; and

(ii)

deal only with the Supporting Senior Noteholders’ Representative in respect of all matters arising under this Indenture that relate to the Supporting Senior Noteholders, including to receive and make payments, to receive and send notices, to receive and deliver documents, to exercise, enforce or waive rights or conditions, to give releases and discharges.

(c)

All references in this Indenture to decisions and actions to be taken by the Supporting Senior Noteholders or any one of them, as the case may be, shall be deemed taken by the Supporting Senior Noteholders or any one of them, as the case may be, if such decisions or actions are taken by the Supporting Senior Noteholders’ Representative. All references in this Indenture to decisions and actions to be taken by the Issuer and directed to the Supporting Senior Noteholders or any one of them, as the case may be, shall be deemed directed to the Supporting Senior Noteholders or any one of them, as the case may be, if such decisions or actions are directed by the Issuer to the Supporting Senior Noteholders’ Representative.

(d)

In no event shall the Issuer be held responsible or liable for the application or allocation of any monies paid to the Supporting Senior Noteholders’ Representative by the Issuer, and the Issuer shall be entitled to rely upon any notice provided to the Issuer by the Supporting Senior Noteholders’ Representative or action taken by the Supporting Senior Noteholders’ Representative acting within the scope of his authority.

(e)

Notwithstanding the foregoing, no payment, notice, receipt or delivery of documents, exercise, enforcement or waiver of rights or conditions, indemnification claim or indemnification defence shall be ineffective by reason only of it having been made or given to or by a Supporting Senior Noteholder directly if each of the Issuer and such Supporting Senior Noteholder consent by virtue of not objecting to such dealings without the intermediary of the Supporting Senior Noteholders’ Representative.

ARTICLE 18

EXECUTION AND FORMAL DATE

18.1	Execution

This Indenture may be simultaneously executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument. Delivery of an executed signature page to this Indenture by any party hereto by facsimile transmission or PDF shall be as effective as delivery of a manually executed copy of this Indenture by such party.

18.2	Formal Date

For the purpose of convenience, this Indenture may be referred to as bearing the formal date of ●, 2025, irrespective of the actual date of execution hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS whereof the parties hereto have executed these presents under their respective corporate seals and the hands of their proper officers in that behalf.

ISSUER:

THE CANNABIST COMPANY HOLDINGS INC.

Per:
Name: David Hart
Title: Chief Executive Officer

CO-ISSUER:

THE CANNABIST COMPANY HOLDINGS (CANADA) INC.

Per:
Name: David Hart
Title: Chief Executive Officer

TRUSTEE:

ODYSSEY TRUST COMPANY

Per:
Name: Dan Sander
Title: President, Corporate Trust
Per:
Name: Amy Douglas
Title: Director, Corporate Trust

APPENDIX H

BLACKLINE TO EXISTING INDENTURE

SEE ATTACHED

~~EXECUTION COPY~~

AMENDED AND RESTATED TRUST INDENTURE

DATED AS OF THE ~~14th~~● DAY OF MAY, ~~2020~~2025

BETWEEN

~~COLUMBIA CARE~~THE CANNABIST COMPANY HOLDINGS INC., AS ISSUER

AND

THE CANNABIST COMPANY HOLDINGS (CANADA) INC., AS CO-ISSUER

AND

ODYSSEY TRUST COMPANY, AS TRUSTEE

PROVIDING FOR THE ISSUE OF NOTES

Reconciliation and Tie of this Indenture, relating to Sections 310 through 318, inclusive, of the

Trust Indenture Act of 1939, as amended1

Trust Indenture Act Section	Indenture Section
Section 310(a)(1)	13.1
(a)(2)	13.1
(a)(3)	Not applicable
(a)(4)	Not applicable
(a)(5)	13.1
(b)	13.3
Section 311(a)	13.20
(b)	13.20
Section 312(a)	5.6
(b)	5.10
(c)	5.6
Section 313(a)	13.4
(b)	13.4
(c)	13.4
(d)	13.4
Section 314(a)	7.5, 9.20
(b)	13.21
(c)	13.6
(d)	10.9
(e)	13.6
(f)	Not applicable
Section 315(a)	13.5
(b)	9.13
(c)	13.4
(d)	13.4,13.5
(e)	9.15
Section 316(a)(last sentence)	1.2
(a)(1)(A)	9.12
(a)(1)(B)	9.2,14.1
(a)(2)	Not applicable
(b)	9.8
(c)	13.23
Section 317(a)(1)	9.3
(a)(2)	9.4
(b)	3.6
Section 318(a)	1.15

[1]	Note to Draft: To be updated once sections are finalized.

ARTICLE 1 INTERPRETATION		~~1~~2

1.1	Definitions	~~1~~2
1.2	Meaning of “Outstanding”	~~32~~38
1.3	Interpretation	~~33~~39
1.4	Headings, Etc.	~~33~~40
1.5	Statute Reference	~~33~~40
1.6	Day not a Business Day	~~33~~40
1.7	Applicable Law	~~34~~40
1.8	Monetary References	~~34~~40
1.9	Invalidity, Etc.	~~34~~40
1.10	Language	~~34~~41
1.11	Successors and Assigns	~~34~~41
1.12	Benefits of Indenture	~~34~~41
1.13	Accounting Terms; Changes in U.S. GAAP	~~34~~41
1.14	Interest Act (Canada)	~~35~~42
1.15	Incorporation by Reference of Trust Indenture Act; Conflict with Trust Indenture Act	42

ARTICLE 2 ~~NOTEHOLDER COLLATERAL PLATFORM~~NOTEHOLDER COLLATERAL PLATFORM BORROWINGS		~~35~~42

2.1	Establishment of Noteholder Collateral Platform	~~35~~42
2.2	Form of Borrowings	~~36~~43
2.3	Mandatory Provisions of Pledged Notes	~~36~~43
2.4	Enforcement Request	~~37~~44

ARTICLE 3 THE NOTES		~~37~~44

3.1	Issue and Designation of Notes; Ranking	~~37~~44
3.2	Issuance in Series	~~37~~44
3.3	Form of Notes	~~39~~46
3.4	Execution, Authentication and Delivery of Notes	~~41~~49
3.5	Registrar and Paying Agent	~~42~~49
3.6	Paying Agent to Hold Money in Trust	~~42~~50
3.7	Book Entry Only Notes, DRS Advice	~~43~~50
3.8	Global Notes	~~43~~51
3.9	Interim Notes	~~44~~52
3.10	Mutilation, Loss, Theft or Destruction	~~45~~53
3.11	Concerning Interest	~~45~~53
3.12	Payments of Amounts Due on Maturity	~~46~~54
3.13	Legends on Notes	~~48~~55
3.14	Payment of Interest	~~48~~56
3.15	Record of Payment	~~50~~58
3.16	Representation Regarding Third Party Interest	~~50~~58

ARTICLE 4 TERMS OF THE 2028 NOTES		~~50~~58

4.1	Definitions	~~50~~58
4.2	Creation and Designation of the ~~2023~~2028 Notes	~~51~~59
4.3	Aggregate Principal Amount	~~51~~59
4.4	Authentication	~~51~~59
4.5	Date of Issue and Maturity	~~51~~60
4.6	Interest	~~51~~60
4.7	Optional Redemption	~~52~~61
4.8	Optional Redemption for Changes in Withholding Taxes	~~53~~62
4.9	Mandatory Redemption and Market Purchases	~~53~~62
4.10	Form and Denomination of the ~~2023~~2028 Notes	~~54~~63
4.11	Currency of Payment	~~54~~63
4.12	Additional Amounts	~~54~~63
4.13	Appointment	~~56~~65
4.14	Inconsistency	~~56~~65
4.15	Reference to Principal, Premium, Interest, etc.	~~56~~65
4.16	Merger, Amalgamation or Winding Up of Cannabist Canada	66
4.17	Additional Early Consent Consideration	66

ARTICLE 5 REGISTRATION, TRANSFER, EXCHANGE AND OWNERSHIP		~~56~~66

5.1	Register of Certificated Notes	~~56~~66
5.2	Global Notes	~~57~~67
5.3	Transferee Entitled to Registration	~~58~~68
5.4	No Notice of Trusts	~~58~~68
5.5	Registers Open for Inspection	~~59~~68
5.6	Issuer to Furnish Trustee Names and Addresses of Holders	69
~~5.6~~5.7	Transfers and Exchanges of Notes	~~59~~69
~~5.7~~5.8	Charges for Registration, Transfer and Exchange	~~63~~73
~~5.8~~5.9	Ownership of Notes	~~63~~74
5.10	Communication to Holders	74
~~5.9~~5.11	Cancellation and Destruction	~~64~~74

ARTICLE 6 REDEMPTION AND PURCHASE OF NOTES		~~64~~75

6.1	Redemption of Notes	~~64~~75
6.2	Places of Payment	~~64~~75
6.3	Partial Redemption	~~64~~75
6.4	Notice of Redemption	~~65~~76
6.5	Qualified Redemption Notice	~~66~~77
6.6	Notes Due on Redemption Dates	~~66~~77
6.7	Deposit of Redemption Monies	~~67~~77
6.8	Failure to Surrender Notes Called for Redemption	~~68~~78
6.9	Cancellation of Notes Redeemed	~~68~~79
6.10	Purchase of Notes for Cancellation	~~68~~79

ARTICLE 7 COVENANTS OF THE ISSUER		~~69~~79

7.1	Payment of Principal, Premium, and Interest	~~69~~79

7.2	Existence	80
7.3	Payment of Taxes and Other Claims	80
7.4	Keeping of Books	80
7.5	Provision of Reports and Financial Statements	81
7.6	Designation of Restricted and Unrestricted Subsidiaries	83
7.7	Liens	85
7.8	Landlord Consents	85
7.9	Restricted Payments	86
7.10	Incurrence of Indebtedness	91
7.11	Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries	96
7.12	Transactions with Affiliates	99
7.13	Business Activities, Material Permits, and Material Contracts	102
7.14	Repurchase at the Option of Holders – Change of Control	102
7.15	Repurchase at the Option of Holders – Asset Sales	104
7.16	Suspension of Covenants	108
7.17	Post-Closing Security Registration	110
7.18	Financial Covenants	111
7.19	Nomination Rights of Supporting Senior Noteholders, Cannabist Board, Etc.	111
7.20	Use of Warrant Proceeds	113

ARTICLE 8 SECURITY		114

8.1	Security	114
8.2	Equal and Rateable Security	114
8.3	Effective Date of Security	114
8.4	Perfection of Security Interest	115

ARTICLE 9 DEFAULT AND ENFORCEMENT		115

9.1	Events of Default	115
9.2	Acceleration of Maturity; Rescission, Annulment and Waiver	117
9.3	Collection of Indebtedness and Suits for Enforcement by Trustee	119
9.4	Trustee May File Proofs of Claim	120
9.5	Trustee May Enforce Claims Without Possession of Notes	121
9.6	Application of Monies by Trustee	121
9.7	No Suits by Holders	122
9.8	Unconditional Right of Holders to Receive Principal, Premium and Interest	123
9.9	Restoration of Rights and Remedies	123
9.10	Rights and Remedies Cumulative	123
9.11	Delay or Omission Not Waiver	123
9.12	Control by Holders	123
9.13	Notice of Event of Default	124
9.14	Waiver of Stay or Extension Laws	124
9.15	Undertaking for Costs	124
9.16	Judgment Against the Issuer	125
9.17	Immunity of Officers and Others	125
9.18	Notice of Payment by Trustee	125
9.19	Trustee May Demand Production of Notes	125
9.20	Statement by Officers	125

ARTICLE 10 DISCHARGE AND DEFEASANCE		126

10.1	Satisfaction and Discharge	126
10.2	Option to Effect Discharge, Legal Defeasance or Covenant Defeasance	127
10.3	Legal Defeasance and Discharge	127
10.4	Covenant Defeasance	128
10.5	Conditions to Legal or Covenant Defeasance	128
10.6	Application of Trust Funds	129
10.7	Repayment to the Issuer	130
10.8	Continuance of Rights, Duties and Obligations	130
10.9	Release of Liens	131

ARTICLE 11 MEETINGS OF HOLDERS		133

11.1	Purpose, Effect and Convention of Meetings	133
11.2	Notice of Meetings	133
11.3	Chair	135
11.4	Quorum	135
11.5	Power to Adjourn	136
11.6	Voting	136
11.7	Poll	136
11.8	Proxies	136
11.9	Persons Entitled to Attend Meetings	137
11.10	Powers Cumulative	137
11.11	Minutes	137
11.12	Instruments in Writing	137
11.13	Binding Effect of Resolutions	138
11.14	Evidence of Rights of Holders	138

ARTICLE 12 SUCCESSORS TO THE ISSUER AND THE RESTRICTED SUBSIDIARIES		138

12.1	Merger, Consolidation or Sale of Assets	138
12.2	Vesting of Powers in Successor	140

ARTICLE 13 CONCERNING THE TRUSTEE		141

13.1	Corporate Trustee Required; Eligibility	141
13.2	No Conflict of Interest	141
13.3	Replacement of Trustee or Collateral Trustee	141
13.4	Rights and Duties of Trustee	144
13.5	Reliance Upon Declarations, Opinions, etc.	147
13.6	Evidence and Authority to Trustee, Opinions, etc.	148
13.7	Officers’ Certificates Evidence	149
13.8	Experts, Advisers and Agents	149
13.9	Trustee May Deal in Notes	150

13.10	Trustee Not Ordinarily Bound	150
13.11	Investment of Monies Held by Trustee	150
13.12	[Reserved]	151

13.13Trustee Not Required to Give Security		~~128~~151
13.14Trustee Not Bound to Act on Issuer’s Request		151
13.15Conditions Precedent to Trustee’s Obligations to Act Hereunder		151
13.16Authority to Carry on Business		152
13.17Compensation and Indemnity		152
13.18Acceptance of Trust		153
13.19Anti-Money Laundering		153
13.20Privacy		154
13.21	Preferential Collection of Claims Against Issuer	154
13.22	Evidence of Recording of Indenture	154
13.23	Certificates of Fair Value	155
13.24	Acts of Holders; Record Dates	155

ARTICLE 14 AMENDMENT, SUPPLEMENT AND WAIVER		155

14.1	Ordinary Consent	155
14.2	Special Consent	155
14.3	Without Consent	157
14.4	Form of Consent	158
14.5	Supplemental Indentures	158

ARTICLE 15 GUARANTEES		159

15.1	Issuance of Guarantees	159
15.2	Release of Guarantees	161

ARTICLE 16 NOTICES		161

16.1	Notice to Issuer	161
16.2	Notice to Holders	162
16.3	Notice to Trustee or Collateral Trustee	162
16.4	Mail Service Interruption	162

ARTICLE 17 MISCELLANEOUS		163

17.1	Copies of Indenture	163
17.2	Force Majeure	163
17.3	Waiver of Jury Trial	163
17.4	Appointment of Supporting Senior Noteholder Representative	163

ARTICLE 18 EXECUTION AND FORMAL DATE		165

18.1	Execution	165
18.2	Formal Date	165

APPENDIX A FORM OF 2028 NOTE		A-1

APPENDIX B FORM OF GUARANTEE		B-1

APPENDIX C GUARANTORS, ETC.	C-1

APPENDIX D APPROVED SALES, ETC.	D-1

APPENDIX E PERMITTED LIENS	E-1

THIS AMENDED AND RESTATED INDENTURE is made as of May ●, 2025, and amends and restates in its entirety the Trust Indenture dated as of May 14, 2020, as amended by the first supplemental indenture dated as of June 19, 2020, as further amended by the second supplemental indenture dated as of June 29, 2021, as further amended by the third supplemental indenture dated as of February 2, 2022, as further amended by the fourth supplemental indenture dated as of February 3, 2022, as further amended by the fifth supplemental indenture dated as of May 5, 2022, as further amended by the sixth supplemental indenture dated as of September 20, 2023, as further amended by the seventh supplemental indenture dated as of March 19, 2024, and as further amended by the eighth supplemental indenture dated as of March ●, 2025 (collectively, the (the “Original Indenture”).

BETWEEN:

~~COLUMBIA CARE~~THE CANNABIST COMPANY HOLDINGS INC., a company subsisting under the laws of the Province of British Columbia (hereinafter ~~called~~“Cannabist” or the “Issuer”);

~~AND~~

THE CANNABIST COMPANY HOLDINGS (CANADA) INC., a company subsisting under the laws of Canada (hereinafter the “Co-Issuer” and together with the Cannabist, the “Issuers” and each, individually, an “Issuer”); and

ODYSSEY TRUST COMPANY, a trust company ~~incorporated~~continued under the laws of ~~the Province of Alberta~~Canada authorized to carry on the business of a trust company in British Columbia (hereinafter called the “Trustee”).

WITNESSETH THAT:

WHEREAS ~~the Issuer considers~~Issuers consider it desirable for its business purposes to create and issue Notes of one or more series and other debt securities and engage in other forms of borrowing from time to time, all of the foregoing to be secured in the manner set forth in this Indenture.

AND WHEREAS the ~~Issuer, subject to the terms hereof, may issue Notes in an unlimited~~Issuers have issued (i) $74,500,000 aggregate principal amount ~~and as of the date hereof the Issuer has duly authorized the issuance of up to US$34,365,000 in~~ of 6.0% Senior Secured Convertible Notes due June 29, 2025, of which $59,500,000 aggregate principal amount remained outstanding as of the date of the CBCA Proceedings (the “2025 Convertible Notes”); (ii) $185,000,000 aggregate principal amount of 9.5% Senior Secured Notes due February 3, 2026 (the “2026 Notes”), and (iii) $25,750,000 aggregate principal amount of 9.0% Senior Secured Convertible Notes due March 19, 2027, of which $25,450,00,000 aggregate principal amount remained outstanding as of the date of the CBCA Proceedings (the “2027 Convertible Notes”);

AND WHEREAS pursuant to the CBCA Proceedings (as defined herein), and subject to the terms hereof, the Issuers may issue Notes hereunder, and as of the date hereof have duly authorized the issuance of up to (i) $● aggregate principal amount of 9.25% Senior Secured Notes due December 31, 2028, which Notes shall be issued in exchange for, on a dollar-for-dollar basis, the 2025 Convertible Notes, 2026 Notes and an aggregate principal amount of $● 2027 Convertible Notes, and be issued pursuant to Section 4 of this Amended and Restated Indenture; and (ii) $● in aggregate principal amount of 9.0% Senior Secured Convertible Notes due December 31, 2028, which shall be issued in exchange for (and as partial consideration for, in accordance with the CBCA proceedings), on a dollar-for-dollar basis, an aggregate principal amount of $● 2027 Convertible Notes and be issued pursuant to a the first supplemental indenture to this Amended and Restated Indenture dated as of the date hereof.

NOW THEREFORE in consideration of the agreement contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby covenanted, agreed and declared as set forth herein:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Indenture (including the recitals hereto) and in the Notes, unless there is something in the subject matter or context inconsistent therewith, the expressions following shall have the following meanings:

“2025 Convertible Notes” has the meaning given to that term in the recitals.

“2026 Notes” has the meaning given to that term in the recitals.

“2027 Convertible Notes” has the meaning given to that term in the recitals.

“2028 Convertible Notes” means the 9.0% Senior Secured Convertible Notes due December 31, 2028 , unless extended by the Issuer in accordance with the terms of this Indenture, created and designated pursuant to the first supplemental indenture dated as of the date hereof.

“2028 Note Maturity Date” means December 31, 2028, subject to any extensions in accordance with Section 4.5 hereof.

“~~2023~~2028 Notes” means the ~~13~~9.25% Senior Secured Notes due ~~May 14~~December 31, ~~2023~~2028, unless extended by the Issuer in accordance with the terms of this Indenture, created and designated pursuant to ~~Section 4.2~~Article 4.

“Accounting Change” has the meaning set forth in Section 1.13.

“Accounting Change Notice” has the meaning set forth in Section

“Accredited Investor” means an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the U.S. Securities Act.

“Acquired Debt” means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, regardless of whether such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person.

“Act” means the Business Corporations Act (British Columbia), as the same may be amended from time to time, and any successor legislation thereto, except where otherwise expressly provided;

“Additional Amounts” has the meaning set forth in (a) Section 4.12 in the case of the 2028 Notes and (b) the Supplemental Indenture providing for the relevant series of Notes, in the case of any other Notes.

~~“Additional Guarantors” means each Restricted Subsidiary listed in Part II of Appendix D.~~

“Additional Notes” means Notes of any series (other than the Notes issued on the initial issue date of the relevant series of Notes and any Notes issued in exchange or in replacement (in whole or in part) for such initial Notes) issued under this Indenture in accordance with Section 3.2.

“Advance Offer” has the meaning given to that term in Section 7.15.

“Advance ~~Offer~~ Portion” has the meaning given to that term in Section 7.15.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” will have correlative meanings.

“Affiliate Transaction” has the meaning given to that term in Section 7.12.

~~“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:~~

~~(a)~~	~~1.0% of the Called Principal of the Note; and~~

~~(b)~~

~~the excess, if any, of (i) the present value at such redemption date of (a) the redemption price of the Note at May 14, 2022 (such price being set forth under Section 4.7(d)); plus (b) all required interest payments due on the Note through May 14, 2022 (excluding accrued and unpaid interest to but excluding the redemption date), computed using a discount rate equal to the Treasury Rate plus 100 basis points and discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) over (ii) the principal amount of the Note.~~

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depository that apply to such transfer or exchange.

“Applicable Securities Legislation” means, at any time, applicable securities laws (including rules, regulations, policies, instruments and blanket orders) in each of the provinces and territories of Canada and applicable United States federal securities laws.

“Approved Sales” means any pending or contemplated Asset Sales involving the Issuer or any of its Restricted Subsidiaries that is (i) listed in Section 1 of Appendix D and has been approved by a majority of the Board of Directors at the time such transaction is consummated, or (ii) listed in Section 2 of Appendix D and has been unanimously approved by the Board of Directors at the time such transaction is consummated.

“Appointment Period” has the meaning given to that term in Section 7.19(a).

“Articles” means the articles of Cannabist, as amended from time to time.

“Asset Sale” means any of the following:

(a)

the sale, conveyance or other disposition of any assets (including the sale of Verano Common Shares), other than a transaction governed by and pursuant to the provisions of Section 7.14 or Section 12.1 of this Indenture,; and

(b)

the issuance of Equity Interests by any of the ~~Issuer’s~~Restricted Subsidiaries or the sale, transfer or other conveyance by the Issuer or any Restricted Subsidiary thereof of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares or shares required to be owned by other Persons pursuant to applicable law).

Notwithstanding the preceding, the following items will be deemed not to be Asset Sales:

(a)	~~(c)~~ any single transaction or series of related transactions that involves assets or other Equity Interests having a Fair Market Value of less than $2.0 million;

(b)	~~(d)~~ any issuance or transfer of assets or Equity Interests between or among the Issuer and its Restricted Subsidiaries;

(c)	~~(e)~~ the sale or other disposition of cash or Cash Equivalents;

(d)

~~(f)~~ dispositions (including without limitation surrenders and waivers) of accounts or notes receivable or other contract rights in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(e)

~~(g)~~ the trade or exchange by the Issuer or any Restricted Subsidiary thereof of any asset for any other asset or assets that is used or useable in a Permitted Business, including any cash or Cash Equivalents necessary in order to achieve an exchange of equivalent value; provided, however, that the Fair Market Value of the asset or assets received by the Issuer or any- Restricted Subsidiary in such trade or exchange (including any such cash or Cash Equivalents) is at least equal to the Fair Market Value (as determined in good faith by the Board of Directors or an executive officer of the Issuer or such Subsidiary with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision) of the asset or assets disposed of by the Issuer or any Restricted Subsidiary pursuant to such trade or exchange;

(f)

~~(h)~~ any sale, lease, conveyance or other disposition of (i) inventory, products, services or accounts receivable in the ordinary course of business, and (ii) any property or equipment that has become damaged, worn out or obsolete or pursuant to a program for the maintenance or upgrading of such property or equipment;

(g)	~~(i)~~ the creation of a Lien not prohibited by this Indenture and any disposition of assets resulting from the enforcement or foreclosure of any such Lien;

(h)	~~(j)~~ the disposition of assets that, in the good faith judgment of the Issuer, are no longer used or useful in the business of such entity;

(i)	~~(k)~~ a Restricted Payment or Permitted Investment that is otherwise permitted by this Indenture;

(j)	~~(l)~~ leases or subleases in the ordinary course of business to third persons otherwise in accordance with the provisions of this Indenture;

(k)	~~(m)~~ an issuance of Capital Stock by a Restricted Subsidiary to the Issuer or to a wholly owned Restricted Subsidiary of the Issuer;

(l)	~~(n)~~ a surrender or waiver of contract rights or a settlement, release or surrender of contract, tort or other claims in the ordinary course of business;

(m)	~~(o)~~ foreclosure on assets or property;

~~(p)~~	~~any sale or other disposition of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;~~

(n)

~~(q)~~ sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements and the transfer of assets as part of the consideration for Investment in a joint venture so long as the Fair Market Value of such assets is counted against the amount of Investments permitted pursuant to Section 7.9;

(o)	~~(r)~~ sales or dispositions in connection with Permitted Liens;

(p)

~~(s)~~ sales or dispositions in respect of which the Issuer or a Restricted Subsidiary is required to pay the proceeds thereof to a third party pursuant to the terms of agreements or arrangements in existence as at the Issue Date;and,

(q)

~~(t)~~ any sale, transfer or other disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.

“Asset Sale Offer” has the meaning given to that term in Section 7.15.

“Authentication Order” has the meaning given to that term in Section 3.4(c).

“Bankruptcy Law” means the BIA, the CCAA and the Winding Up and Restructuring Act (Canada), each as now and hereafter in effect, any successors to such statutes, any other applicable insolvency, winding-up, dissolution, restructuring, reorganization, liquidation, or other similar law of any jurisdiction, and any law of any jurisdiction (including any corporate law relating to arrangements, reorganizations, or restructurings) permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Beneficial Holder” means any Person who holds a beneficial interest in a Global Note as shown on the books of the Depository or a Participant.

“BIA” means the Bankruptcy and Insolvency Act (Canada) as now and hereinafter in effect, or any successor statute.

“Board of Directors” means:

(a)	with respect to a corporation, the board of directors of the corporation or a duly authorized committee thereof;

(b)	with respect to a partnership, the board of directors of the general partner of the partnership;

(c)	with respect to any other Person, the board, committee or governing body of such Person serving a similar function.

“Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of the Issuer to have been duly adopted by the Board of Directors of the Issuer and to be in full force and effect on the date of such certification.

“Book Entry Only Notes” means Notes of a series which, in accordance with the terms applicable to such series, are to be held only by or on behalf of the Depository.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of Vancouver, British Columbia are authorized or required by law, regulation or executive order to remain closed.

“Cannabist” has the meaning given to such term in the preamble.

“Capital Stock” means:

(a)	in the case of a corporation, corporate stock or shares;

(b)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(a)	~~(e)~~ United States or Canadian dollars Euros or Pound Sterling, in an amount up to the amount necessary or appropriate to fund local operating expenses, other currencies;

(b)

~~(f)~~ securities issued or directly and fully guaranteed or insured by the government of the United States or Canada or any agency or instrumentality thereof (provided that the full faith and credit of the United States or Canada, as the case may be, is pledged in support of such securities), maturing, unless such securities are deposited to defease any Indebtedness, not more than one year from the date of acquisition;

(c)

~~(g)~~ certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any commercial bank organized under the laws of the United States, Canada or any other country that is a member of the Organization for Economic Cooperation and Development, in each case, having capital and surplus in excess of $500.0 million and a rating at the time of acquisition thereof of P-1 or better from Moody’s or A-1 or better from Standard & Poor’s, or, with respect to a commercial bank organized under the laws of Canada, the equivalent thereof by DBRS;

(d)

~~(h)~~ repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e)

~~(i)~~ commercial paper having one of the two highest ratings obtainable from any of (i) Moody’s, (ii) Standard & Poor’s or (iii) DBRS, and in each case maturing within one year after the date of acquisition;

(f)

~~(j)~~ securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, any province or territory of Canada, or by any political subdivision or Taxing Authority thereof, rated at least “A” by Moody’s or Standard & Poor’s or, with respect to any province or territory of Canada, the equivalent thereof by DBRS, and in each case having maturities of not more than one year from the date of acquisition; and

(g)	~~(k)~~ money market funds, of which at least a majority of the assets constitute Cash Equivalents of the kinds described in clauses (a) through (g) of this definition.

“CBCA Proceedings” means the proceedings under section 192 of the Canada Business Corporations Act commenced in the Ontario Superior Court of Justice (Commercial List), Court File No. ● relating to a proposed arrangement of the Co-Issuer and involving Cannabist, [Columbia Care - Arizona, Tempe LLC; Columbia Care - Arizona, Prescott LLC; CA Care LLC; CC California LLC; Focused Health LLC; Mission Bay, LLC; PHC Facilities, Inc.; Resource Referral Services, Inc.; The Healing Center Of San Diego; The Wellness Earth Energy Dispensary, Inc.; Beacon Holdings, LLC; Futurevision, Ltd.; Infuzionz, LLC; MJ Brain Bank, LLC; Rocky Mountain Tillage, LLC; The Green Solution, LLC; CC VA HoldCo LLC; Columbia Care—Arizona, Prescott DE, LLC; Columbia Care - Arizona, Tempe DE, LLC; Columbia Care CO Inc.; Columbia Care DC LLC; Columbia Care DE Management, LLC; Columbia Care Delaware, LLC; Columbia Care Illinois LLC; Columbia Care LLC; Columbia Care Maryland LLC; Columbia Care PR LLC; Columbia Care-Arizona LLC; Green Leaf Medical, LLC; Oveom LLC; Curative Health Cultivation LLC; Curative Health LLC; Patriot Care Corp.; Columbia Care MD, LLC; Green Leaf Extracts, LLC; Time For Healing, LLC; Wellness Institute Of Maryland, LLC; Columbia Care New Jersey LLC; Columbia Care Industrial Hemp LLC; Columbia Care NY LLC; Cannascend Alternative Logan, L.L.C.; Cannascend Alternative, LLC; CC OH Realty LLC; Corsa Verde LLC; Green Leaf Medical of Ohio II, LLC; Green Leaf Medical of Ohio III, LLC; CCPA Industrial Hemp LLC; Columbia Care Pennsylvania LLC; Green Leaf Medicals LLC; Green Leaf Medical Of Virginia, LLC; Columbia Care WV Industrial Hemp LLC; Columbia Care WV LLC; VentureForth Holdings LLC; VentureForth LLC.]

“CCAA” means the Companies Creditors Arrangement Act (Canada) as now and hereinafter in effect, or any successor statute.

“CDS” means CDS Clearing and Depository Services Inc. and its successors.

“Change of Control” means the occurrence of any one or more of the following events:

(a)	the sale, lease, exchange or other transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole;

(b)	any Person or group of Persons, acting jointly or in concert, is or becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of Cannabist; or

(c)	the adoption of a plan relating to the liquidation or dissolution of Cannabist which is not permitted by Section 12.1.

Notwithstanding anything to the contrary in this definition, the following will be deemed not to be a Change of Control: a merger, arrangement, amalgamation, continuance, consolidation or reorganization that results in (i) Cannabist reincorporating, continuing or re-domiciling into a jurisdiction within (a) the United States (including any state thereof or the District of Columbia) or (b) Canada (including any province or territory thereof), so long as any Person or group of Persons, acting jointly or in concert, does not become the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the successor Person resulting from such merger, arrangement, amalgamation, continuance, consolidation or reorganization, or (ii) an Issuer Combination.

For purposes of this definition, (i) a beneficial owner of a security includes any Person or group of persons who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (A) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (B) investment power, which includes the power to dispose of, or to direct the disposition of, such security; (ii) a Person or group of Persons shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement; and (iii) to the extent that one or more regulatory approvals are required for any of the transactions or circumstances described in clauses (a), (b) or (c) above to become effective under applicable law and such approvals have not been received before such transactions or circumstances have occurred, such transactions or circumstances shall be deemed to have occurred at the time such approvals have been obtained and become effective under applicable law.

“Change of Control Offer” has the meaning given to that term in Section 7.14(a).

“Change of Control Payment” has the meaning given to that term in Section 7.14(a).

“Change of Control Payment Date” has the meaning given to that term in Section 7.14(a).

“Charges” has the meaning given to that term in Section 4.6(c).

“Collateral” means all Property of the Issuer and the Guarantors, whether now owned or hereafter acquired, in which Liens are, from time to time, granted to the Collateral Trustee to secure the Obligations of the Issuer and the Guarantors pursuant to the Notes and the Noteholder Collateral Platform; provided that, the Collateral shall not include the Excluded Property.

“Collateral Trustee” means Odyssey Trust Company in its capacity as collateral trustee for and on behalf of itself and the Noteholders under the Indenture and the Security Documents and any successor trustee or agent appointed hereunder.

“Conditions” has the meaning given to that term in Section 7.19(d).

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, and without duplication:

(a)

an amount equal to any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(b)

all extraordinary, unusual or non-recurring items of loss or expense, including restructuring costs not otherwise defined in subsection (f) hereof, to the extent deducted in computing such Consolidated Net Income provided that the amount added back hereunder, together with any amounts added back pursuant to subsection (h) hereof shall not exceed 12.5% of Consolidated EBITDA for any four fiscal quarter period ending on such date (calculated prior to giving effect to any adjustment pursuant to this clause (b); plus

(c)

provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(d)

Consolidated Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Consolidated Fixed Charges were deducted in computing such Consolidated Net Income; plus

(e)

depreciation, depletion, amortization (including amortization of intangibles and deferred financing costs but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(f)

severance costs, costs related to closing facilities, and costs related to lease buy-outs; provided that in each case such costs or charges were deducted in calculating Consolidated Net Income for such period; plus

(g)	[Reserved].

(h)

the amount of any one-time and non-recurring costs relating to opening or relocating facilities, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition and other business optimization expenses and project start-up costs; provided that the aggregate amount for all cash items added pursuant to this clause (h) together with any amounts added back pursuant to subsection (b) hereof shall not exceed 12.5% of Consolidated EBITDA for any four fiscal quarter period ending on such date (calculated prior to giving effect to any adjustment pursuant to this clause (h)); plus

(i)

the amount of identified cost savings projected by the Issuer in good faith to result from actions taken or expected to be taken not later than twelve months after the end of such period (which identified cost savings shall be calculated as though they had been realized on the first day of the period for which Consolidated EBITDA is being determined); provided that (x) such cost savings are reasonably identifiable and factually supportable and (y) the aggregate amount of cost savings added pursuant to this clause (i) for any date for the four fiscal quarter period ending on such date shall not exceed, 10% of Consolidated EBITDA for any four fiscal quarter period ending on such date (calculated prior to giving effect to any adjustment pursuant to this clause (i)); plus

(j)

all expenses related to restricted stock, redeemable stock or stock options interests granted to officers, directors and employees, to the extent such expenses were deducted in computing such Consolidated Net Income; plus

(k)	all non-cash items decreasing such Consolidated Net Income for such period; minus

(l)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; plus

(m)

all expenses and costs incurred in connection with the CBCA Proceedings and issuance of the 2028 Notes and 2028 Convertible Notes that are paid within 180 days after the completion of the CBCA Proceedings;

in each case, on a consolidated basis and determined in accordance with U.S. GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Consolidated Fixed Charges of and the depreciation, depletion and amortization and other non-cash expenses of, a Restricted Subsidiary of the Issuer will be added to Consolidated Net Income to compute Consolidated EBITDA of the Issuer (A) in the same proportion that the net income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Issuer and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed, directly or indirectly, to the Issuer by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Consolidated Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than the Incurrence or repayment of revolving credit borrowings, except to the extent that a repayment is accompanied by a permanent reduction in revolving credit commitments) or issues, repurchases or redeems Disqualified Stock subsequent to the commencement of the period for which the Consolidated Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Consolidated Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period; provided that, in the event that the Issuer shall classify Indebtedness Incurred on the date of determination as Incurred in part pursuant to one or more clauses of the definition of “Permitted Debt”, any calculation of Consolidated Fixed Charges pursuant to this definition on such date (but not in respect of any future calculation following such date) shall not include any such Indebtedness (and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness from the proceeds thereof) to the extent Incurred pursuant to any such other clause of the definition of “Permitted Debt” on such date. In addition, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio:

(a)

acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and Consolidated EBITDA for such reference period will be calculated on a pro forma basis in good faith on a reasonable basis by a responsible financial or accounting Officer of the Issuer; provided, that such Officer may in his discretion include any pro forma changes to Consolidated EBITDA, including any pro forma reductions of expenses and costs, that have occurred or are reasonably expected by such Officer to occur within twelve months;

(b)	the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with U.S. GAAP, will be excluded;

(c)

the Consolidated Fixed Charges attributable to discontinued operations, as determined in accordance with SU.S. GAAP, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(d)

Consolidated Fixed Charges attributable to non-recurring charges associated with any premium or penalty paid, write-offs of deferred financing costs (including unamortized original issue discount) or other financial recapitalization changes in connection with redeeming or retiring any Indebtedness prior to its maturity, will be excluded;

(e)

any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period and any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(f)

Consolidated Fixed Charges attributable to interest on any Indebtedness (whether existing or being Incurred) calculated on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

“Consolidated Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(a)

the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including amortization of debt issuance costs and original issue discount (provided, however, that any amortization of bond premium will be credited to reduce Consolidated Fixed Charges unless pursuant to U.S. GAAP, such amortization of bond premium has otherwise reduced Consolidated Fixed Charges), non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(b)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(c)	any interest expense actually paid on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries;

in each case, on a consolidated basis and in accordance with SU.S. GAAP.

“Consolidated Indebtedness” as of any date means the aggregate principal amount of Indebtedness of the Issuer and its Restricted Subsidiaries (other than inter-company Indebtedness outstanding on such date, solely to the extent such inter-company Indebtedness is by and among Restricted Subsidiaries), determined on a consolidated basis in accordance with U.S. GAAP.

“Consolidated Net Income” means, with respect to Cannabist for any period, the aggregate of the net income (loss) of Cannabist and its Subsidiaries for such period, on a consolidated basis, determined in accordance with U.S. GAAP; provided that:

(a)

the net income or loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(b)

a net loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent such loss has been funded with cash from the specified Person or a Restricted Subsidiary thereof;

(c)	the cumulative effect of a change in accounting principles will be excluded;

(d)	[Reserved];

(e)

to the extent deducted in the calculation of net income, any non-recurring charges associated with any premium or penalty paid, write-offs of deferred financing costs (including unamortized original issue discount) or other financial recapitalization changes in connection with redeeming or retiring any Indebtedness prior to its maturity will be added back to the calculation of Consolidated Net Income;

(f)

any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(g)	any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss;

(h)	any asset impairment write downs under U.S. GAAP will be excluded;

(i)	unrealized gains and losses due solely to fluctuations in currency values and the related tax effects according to U.S. GAAP will be excluded; and

(j)	unrealized losses and gains under Hedging Obligations included in the determination of Consolidated Net Income, will be excluded.

“Consolidated Net Leverage Ratio” means, as of any date of determination, with respect to the Issuer, the ratio of (a) Consolidated Indebtedness as of the date of determination to (b) Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available (determined on a pro forma basis after giving effect to such adjustments as are consistent with those set forth in the definition of “Consolidated Fixed Charge Coverage Ratio”), provided that, for purposes of calculating the foregoing, the value of (i) cash and Cash Equivalents (other than restricted cash) held by the Issuer and its Restricted Subsidiaries as of the date of determination (in an amount not to exceed $45 million), and (ii) the Verano Common Shares held by the Issuer or its Restricted Subsidiaries as of the date of determination (which value shall be deemed to be an amount equal to the product of (x) the 5-day Volume-Weighted Average Price of the Verano Common Shares on the Cboe Canada (or such other recognized exchange on which the highest amount of trading volume occurs) as at the date of determination, and (y) 0.75), shall reduce the amount of Consolidated Indebtedness on a dollar-for-dollar basis; and, provided further, that Taxes due and payable shall not be included in Consolidated Indebtedness for purposes of determining the Consolidated Net Leverage Ratio (provided that such Taxes do not exceed the amounts set forth in Section 3 of Appendix D as of the date of determination).

“Consolidated Net Tangible Assets” means, with respect to any Person as of any date of determination, the amount which, in accordance with U.S. GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated statement of financial position of such Person and its Restricted Subsidiaries (except for purposes of Section 7.6, in which case the applicable consolidated statement of financial position will be in respect of the Issuer and all of its Subsidiaries), less all goodwill, patents, tradenames, trademarks, copyrights, franchises, experimental expenses, organization expenses and any other amounts classified as intangible assets in accordance with U.S. GAAP.

“Controlled Accounts” has the meaning given to that term in Section 7.17.

“Counsel” means a barrister or solicitor or firm of barristers or solicitors retained or employed by the Trustee or retained or employed by the Issuer and reasonably acceptable to the Trustee.

“Credit Facilities” means, if designated by the Issuer to be included in the definition of “Credit Facility”, one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, securitization or receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) Debt Issuances, debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“DBRS” means, collectively, DBRS Limited, DBRS, Inc. and DBRS Ratings Limited or any successor ratings agency thereto.

“Debt Issuances” means one or more issuances after the date of this Indenture of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Definitive Note” means a certificated Note or Direct Registration System advice registered in the name of the Holder thereof and issued in accordance with Sections 5.2(b) and 5.6 hereof, and, in the case of a certificated Note, substantially in the form set out herein or in the Supplemental Indenture providing for the relevant series of Notes, except that such Note will not bear the Global Note Legend.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depository” means CDS and such other Person as is designated in writing by the Issuer and acceptable to the Trustee to act as depository in respect of any series of Book Entry Only Notes.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash and non-Cash Equivalents consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as “Designated Non-cash Consideration” pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repayment of, or with respect to, such Designated Non-cash Consideration.

“Designated Rating Organization” means each of Standard & Poor’s, Moody’s and DBRS.

“Directors Election Meeting” means any meeting of shareholders of Cannabist at which Directors are to be elected to the Board of Directors.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 7.9. The term “Disqualified Stock” will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the Notes mature. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that Cannabist and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“EDGAR” means the electronic data gathering, analysis, and retrieval database maintained by the U.S. Securities and Exchange Commission.

“Enforcement Request” has the meaning given to that term in Section 2.4.

“Enforcing Noteholders” has the meaning given to that term in Section 2.4

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means (i) a public or private offer and sale of Capital Stock (other than (a) Disqualified Stock or (b) equity securities issuable under any employee benefit plan of Cannabist or any Subsidiary of Cannabist to any Person (other than a Subsidiary of Cannabist) or (ii) a contribution to the equity capital of Cannabist by any Person (other than a Subsidiary of Cannabist).

“Event of Default” has the meaning given to that term in Section 9.1 and any other event defined as an “Event of Default” in this Indenture.

“Excess Proceeds” has the meaning given to that term in Section 7.15(e).

“Exchange Date” has the meaning given to that term in Section 4.2(b).

“Excluded Holder” has the meaning set forth in (a) Section 4.12 in the case of the 2028 Notes and (b) the Supplemental Indenture providing for the relevant series of Notes in the case of any other Notes.

“Excluded Property” means (i) sreal property subject to existing mortgages, (ii) any motor vehicle, airplane or other asset subject to a certificate of title (other than to the extent a security interest therein can be perfected by filing a PPSA financing statement or an “all assets” UCC financing statement and without the requirement to list any VIN, serial or similar number), (iii) any letter of credit right (other than to the extent such right can be perfected by filing a PPSA financing statement or an “all assets” UCC financing statement) and commercial tort claims, (iv) any governmental or regulatory license or state or local franchise, charter, consent, permit or authorization to the extent the granting of a security interest therein is prohibited or restricted thereby or by applicable law (after giving effect to the applicable anti-assignment provisions of the PPSA or UCC, as applicable), provided that, (1) the Collateral shall include, and the security interest granted by each grantor shall attach to such property, immediately at such time as the prohibition shall no longer be applicable and to the extent severable, any portion of such license or other agreement not subject to the prohibition specified in this clause (iv), and (2) the exclusions referred to in this clause (iv) shall not include any proceeds of any such license or other agreement to the extent permitted by applicable law, (v) margin stock, (vi) general intangibles and any lease, license, permit or other agreement or any property or right subject thereto to the extent that a grant of a security interest therein would (after giving effect to the applicable anti-assignment provisions of the PPSA or UCC, as applicable) violate or invalidate such item or create a right of termination in favor of or otherwise require consent thereunder from any other party thereto (other than the Issuer or any Guarantor) which has not been obtained with commercially reasonable efforts within 120 days after the Issue Date provided that, (1) the Collateral shall include, and the security interest granted by each grantor shall attach to such property, immediately at such time as the prohibition shall no longer be applicable and to the extent severable, any portion of such agreement not subject to the prohibition specified in this clause (vi), and (2) the exclusions referred to in this clause (vi) shall not include any proceeds of any such license or other agreement, (vii) any pledge or security interest prohibited or restricted by applicable law, rule or regulation or any agreement with any governmental authority or which would (after giving effect to the applicable anti-assignment provisions of the PPSA or UCC, as applicable) require any governmental (including regulatory) consent, approval, license or authorization to provide such security interest which has not been obtained (with no requirement to seek or obtain the consent of any governmental authority or third party), provided that, (1) the Collateral shall include, and the security interest granted by each grantor shall attach to such property, immediately at such time as the prohibition or restriction shall no longer be applicable and to the extent severable, any portion of such license or other agreement not subject to the prohibition specified in this clause (vii), and (2) the exclusions referred to in this clause (vii) shall not include any proceeds of any such property, (viii) any “intent-to-use” trademark application prior to the filing of a statement of usesidiarysolely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; provided that, upon submission and acceptance by the PTO of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall automatically be considered Collateral without further action on any party’s part, and (ix) any other exception set forth in the Security Documents.

“Existing Indebtedness” means the aggregate amount of the Indebtedness of Issuer and its Restricted Subsidiaries (other than the Notes issued hereby and the related Subsidiary Guarantees) in existence on the Issue Date, until such Indebtedness is repaid or otherwise renewed, refinanced, replaced, defeased or discharged.

“Extension Notice” has the meaning given to that term in Section 4.5.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy; provided that, any determination of Fair Market Value in excess of

$15 million shall be made in good faith by the Chief Executive Officer and/or the Chief Financial Officer of Cannabist.

“First-Lien Indebtedness” means Indebtedness under the Notes (including any Additional Notes), Indebtedness under Subsidiary Guarantees and any other Permitted Pari Indebtedness that becomes secured under the Noteholder Collateral Platform in accordance with the terms hereof.

“First-Priority Lien” means a first-priority Lien granted to the Collateral Trustee upon any Property of the Issuer or any Guarantor to secure First-Lien Indebtedness.

“Global Note Legend” means the legend set forth in Section 3.13(a), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means certificates representing the aggregate principal amount of Notes issued and outstanding and held by, or on behalf of, a Depository.

“Government Securities” means direct obligations of, or obligations guaranteed by, the federal government of the United States for the timely payment of which guarantee or obligations the full faith and credit of the federal government of the United States is pledged.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person

“Guarantor” means each Initial Guarantor, and any other Person that becomes a Guarantor pursuant to Section 15.1 or that otherwise executes and delivers a Subsidiary Guarantee to the Collateral Trustee.

“Hedging Obligations” means, with respect to any specified Person, the Obligations of such Person under:

(a)	interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements with respect to interest rates;

(b)	commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements with respect to commodity prices;

(c)	foreign exchange contracts, currency swap agreements and other agreements or arrangements with respect to foreign currency exchange rates; and

(d)	other agreements or arrangements designed to protect such Person or any Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates.

“Holder” means a Person in whose name a Note (including a Pledged Note) is registered.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Issuer will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Issuer and (2) neither the accrual of interest or dividends nor the accretion of original issue discounts nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) will be considered an Incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Consolidated Fixed Charges and Indebtedness of the Issuer or its Restricted Subsidiary as accrued.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(a)	in respect of borrowed money;

(b)	evidenced by bonds, Notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c)	in respect of banker’s acceptances;

(d)	in respect of Lease Obligations and purchase money obligations entered into by such Person;

(e)

all obligations to pay the deferred and unpaid portion of the purchase price of any property or services (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any earn-out or similar obligations (unless subject to a bona fide dispute);

(f)	representing Disqualified Stock valued as provided in the definition of the term “Disqualified Stock;”

(g)	representing Hedging Obligations; or

(h)	all preferred stock issued by such Person, if such Person is a Restricted Subsidiary or the Issuer and is not a Guarantor.

In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, the following shall not constitute Indebtedness:

(a)

any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such obligation is extinguished within five Business Days of its incurrence;

(b)

any obligation arising from any agreement providing for indemnities, guarantees, purchase price adjustments, holdbacks, contingency payment or earnout obligations based on the performance of the acquired or disposed assets, subordinated vendor takeback loan or similar obligations (other than guarantees of Indebtedness) customarily Incurred by any Person in connection with the acquisition or disposition of any assets, including Capital Stock, in an aggregate amount not to exceed $3.0 million at any one time outstanding;

(c)

any indebtedness that has been defeased in accordance with U.S. GAAP or defeased pursuant to the irrevocable deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable, including all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and in accordance with the other applicable terms of the instrument governing such indebtedness; provided, however, if any such defeasance shall be terminated prior to the full discharge of the Indebtedness for which it was Incurred, then such Indebtedness shall constitute Indebtedness for all relevant purposes of this Indenture; and

(d)	any item that would not appear as a liability upon a balance sheet of the specified Person in accordance with U.S. GAAP.

The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations described above, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and will be:

(a)	the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(b)	the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Indenture” means this indenture (including, for the avoidance of any doubt, the preamble and recitals hereto), as originally executed or as it may from time to time be supplemented, amended, restated, or otherwise modified in accordance with the terms hereof, including, for all purposes of this instrument and any such supplemental indenture, the provisions of the Trust Indenture Act that are deemed to be a part of and govern this instrument and any such supplemental indenture, respectively.

“Initial Guarantors” means each Restricted Subsidiary that has delivered a Subsidiary Guarantee on the Issue Date, being the Restricted Subsidiaries listed in Part I of Appendix D.

“Initial Issue Date” means May 14, 2020.

“Interest Payment Date” means, for each series of Notes, a date specified in each series of Notes or the Supplemental Indenture providing for such series of Notes (or, in the case of the 2028 Notes, as specified in 4 Article 4), as the date on which an instalment of interest on such Notes shall become due and payable.

“Interest Period” means the period commencing on the later of (a) the Issue Date and (b) the immediately preceding Interest Payment Date on which interest has been paid, and ending on the day immediately preceding the Interest Payment Date in respect of which interest is payable. Notwithstanding the foregoing, Interest shall be owed for any Interest Period prior to the Issue Date at the then applicable interest rate.

“Insolvency Proceeding” means a bankruptcy, insolvency, receivership, liquidation, winding up, reorganization or similar proceeding.

“Investment Grade Rating” means a rating equal to or higher than:

(a)	“BBB-” (or the equivalent) from Standard & Poor’s;

(b)	“Baa3” (or the equivalent) from Moody’s; or

(c)	“BBB(Low)” (or the equivalent) from DBRS.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including guarantees), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, excluding commission, travel and similar advances to officers and employees made in the ordinary course of business and excluding accounts receivables created or acquired in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a statement of financial position prepared in accordance with U.S. GAAP.

If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposesof any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of. The acquisition by the Issuer or any Restricted Subsidiary of the Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person.

“Issue Date” means the date of this Indenture.

“Issuer” has the meaning given to that term in the recitals.

“Issuer Combination” has the meaning given to that term in Section 4.16.

“Issuer Order” means an order or direction in writing signed by the President, Chief Executive Officer or Chief Financial Officer of the Issuer and any Co-Issuer, or any director of the Issuer and Co-Issuer.

“Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a lease liability that would at that time be required to be capitalized on a statement of financial position in accordance with U.S. GAAP as in effect on the Issue Date, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“LVTS” means the large value electronic money transfer system operated by the Canadian Payments Association and any successor thereto.

“Management Incentive Plan” means the management incentive plan established by Cannabist and approved by the compensation committee of Cannabist’s Board of Directors.

“Material Adverse Effect” means any event or change that, individually or in the aggregate with other events or changes, is or would reasonably be expected to be, materially adverse to the business, operations, assets or financial condition of the Issuer or a Restricted Subsidiary.

“Material Contract” means any agreement, contract, obligation, promise or undertaking to which the Issuer or a Restricted Subsidiary is a party, the breach, non performance, non-enforceability or cancellation of which or the failure of which to renew could reasonably be expected to have a Material Adverse Effect

“Material Permits” means (i) any material permit or license held on the Issue Date or acquired after the Issue Date by the Issuer or a Restricted Subsidiary permitting it to cultivate, transport, store, modify and/or sell cannabis or THC infused products to medical or recreational purchasers in any jurisdiction, or (ii) any material authorization, permit or license otherwise required by the

Issuer or a Restricted Subsidiary to operate a Permitted Business.

“Maturity” means, when used with respect to a Note of any series, the date on which the principal of such Note or an instalment of principal becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, Redemption Notice, notice of option to elect repayment or otherwise.

“Maturity Account” means an account or accounts required to be established by the Issuer (and which shall be maintained by and subject to the control of the Paying Agent) for each series of Notes issued pursuant to and in accordance with this Indenture.

“Maximum Rate” has the meaning given to that term in Section 4.6(c).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (a) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (b) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (c) amounts required to be applied to the repayment of Indebtedness or other liabilities secured by a Lien on the asset or assets that were the subject of such Asset Sale or required to be paid as a result of such sale, (d) in the case of any Asset Sale by a Restricted Subsidiary of the Issuer, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Issuer or any Restricted Subsidiary thereof) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Issuer or any Restricted Subsidiary thereof, and (e) appropriate amounts to be provided by the Issuer or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any adjustment or indemnification obligations associated with such Asset Sale, all as determined in accordance with U.S. GAAP; provided that (i) excess amounts set aside for payment of taxes pursuant to clause (b) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (ii) amounts initially held in reserve pursuant to clause (e) no longer so held, will, in the case of each of subclause (i) and (ii), at that time become Net Proceeds.

“NI 52-110” means National Instrument 52-110 – Audit Committees.

“Noteholder Collateral Platform” has the meaning given to in Section 2.1.

“Notes” means the notes, debentures or other evidence of indebtedness of the Issuer issued and authenticated hereunder, or deemed to be issued and authenticated hereunder, and includes Global Notes (which for greater certainty includes the 2028 Notes and 2028 Convertible Notes) and, where expressly so stated or the context so requires, Pledged Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary, Executive Vice-President or any Senior Vice-President or Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of Cannabist by at least two Officers of Cannabist, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of Cannabist, delivered to the Trustee that meets the requirements of this Indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of Cannabist) that meets the requirements of this Indenture.

“Original Indenture” has the meaning given to that term in the preamble.

“Original U.S. Holder” means a U.S. Holder that is a Qualified Institutional Buyer and the original purchaser of the Notes and who delivered a U.S. QIB Letter in connection with its purchase of units comprised of Notes and common share purchase warrants from the Issuer in the original offering of such units;

“Participants” has the meaning given to that term in Section 5.2(d).

“Paying Agent” has the meaning given to that term in Section 3.5.

“Payment Default” has the meaning given to that term in Section 9.1(f)(i).

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of Cannabist or any of its Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of any other Person existing at the time (i) such Person became a Restricted Subsidiary of Cannabist or (ii) such Person was merged or consolidated with or into Cannabist or any of its Restricted Subsidiaries; provided that on the date such Person became a Restricted Subsidiary of Cannabist or the date such Person was merged or consolidated with or into Cannabist or any of its Restricted Subsidiaries, as applicable, and, immediately after giving effect to such transaction the Issuer would be able to Incur Permitted Debt.

(

“Permitted Business” means any business conducted by Cannabist and its Restricted Subsidiaries on the Issue Date and other businesses reasonably related, complementary or ancillary thereto.

“Permitted Debt” has the meaning given to that term in Section 7.10(b).

“Permitted Investments” means:

(a)	any Investment in the Issuer or in a Restricted Subsidiary of the Issuer;

(b)	any Investment in Cash Equivalents;

(c)	any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

(i)	such Person becomes a Restricted Subsidiary of the Issuer; or

(ii)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(d)

any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 7.15 or a sale or disposition of assets excluded from the definition of “Asset Sale”;

(e)

Hedging Obligations that are Incurred in the ordinary course of business and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(f)

stock, obligations or securities received as a result of the bankruptcy or reorganization of a Person or taken in settlement or other resolutions of claims or disputes or in satisfaction of judgments, and extensions, modifications and renewals thereof;

(g)

advances to customers or suppliers in the ordinary course of business that are, in conformity with U.S. GAAP, recorded as accounts receivable, prepaid expenses or deposits on the statement of financial position of the Issuer or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(h)	any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer;

(i)

loans or advances to officers and employees of the Issuer or any of its Subsidiaries made in the ordinary course of business, which, in the aggregate outstanding amount, do not at any time exceed $1.0 million;

(j)	repurchases of, or other Investments in, the Notes;

(k)	advances, deposits and prepayments for purchases of any assets used in a Permitted Business, including any Equity Interests;

(l)

commission, payroll, travel, entertainment and similar advances to officers and employees of the Issuer or any of its Restricted Subsidiaries that are expected at the time of such advance ultimately to be recorded as an expense in conformity with U.S. GAAP;

(m)	guarantees issued in accordance with Section 7.10;

(n)	Investments existing on the Issue Date;

(o)

any Investment (i) existing on the Initial Issue Date, (ii) made pursuant to binding commitments in effect on the date of the Original Indenture or (iii) that replaces, refinances or refunds any Investment described under either of the immediately preceding clauses (i) or (ii); provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and not materially less favorable to the Issuer or any of its Restricted Subsidiaries than the Investment replaced, refinanced or refunded as determined in good faith by the Issuer;

(p)	Investments the payment for which consists solely of Capital Stock of the Issuer;

(q)	any Investment in any Subsidiary of the Issuer in connection with intercompany cash management arrangements or related activities;

(r)

payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or consistent with past practice;

(s)	performance guarantees made in the ordinary course of business or consistent with past practice;

(t)

any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes;

(u)

Investments in the ordinary course of business or consistent with past practice consisting of the licensing or contribution of intellectual property pursuant to joint marketing or other business arrangements with other Persons;

(v)	an Investment in satisfaction of judgments against other Persons; and

(w)

any other Investment provided that, at the time of and after giving effect to such Investment, the aggregate Fair Market Value of such Investment (measured on the date each such Investment was made and without giving effect to subsequent changes in value) and all other Investments made under this paragraph (w) since the Issue Date does not exceed t10 million, provided however, that that such amount shall be subject to reduction by the amount of all restricted payments made since the Issue Date pursuant to Section 7.9(b)(xv);

provided, however, that with respect to any Investment, the Issuer may, in its sole discretion, allocate all or any portion of any Investment and later re-allocate all or any portion of any Investment, to one or more of the above clauses (a) through (w) so that the entire Investment would be a Permitted Investment.

“Permitted Liens” means:

(a)	First-Priority Liens held by the Collateral Trustee securing Permitted Pari Indebtedness and all related Obligations;

(b)	Liens in favor of the Issuer or any Restricted Subsidiary;

(c)

Liens on property of a Person (i) existing at the time of acquisition thereof or (ii) existing at the time such Person is merged with or into or consolidated with the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to, and not in contemplation of, such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Issuer or the Restricted Subsidiary;

(d)

Liens on property existing at the time of acquisition thereof by the Issuer or any Restricted Subsidiary of the Issuer, provided that such Liens were in existence prior to, and not in contemplation of, such acquisition and do not extend to any property other than the property so acquired by the Issuer or the Restricted Subsidiary;

(e)	Liens securing the Notes and the Subsidiary Guarantees;

(f)	Liens existing on the Issue Date that do not secure Indebtedness;

(g)

Liens securing Permitted Refinancing Indebtedness; provided that any such Lien is limited to all or part of the same property or assets that secured (or under the written agreement under which such original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property and assets that are the security for another Permitted Lien hereunder;

(h)

Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that (i) the Incurrence of such Indebtedness was not prohibited by this Indenture and (ii) such defeasance or satisfaction and discharge is not prohibited by this Indenture;

(i)	[Reserved];

(j)	[Reserved];

(k)	Liens securing Hedging Obligations incurred in the ordinary course of business and not for speculative purposes;

(l)	Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security or similar obligations;

(m)

Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;

(n)

Liens given to a public utility or any municipality or governmental or other public authority when required by such utility or authority in connection with the ownership of assets, provided that such Liens do not materially interfere with the use of such assets in the operation of the business;

(o)

reservations, limitations, provisos and conditions, if any, expressed in any original grant from the government of Canada of any real property or any interest therein or in any comparable grant in jurisdictions other than Canada, provided they do not materially interfere with the use of such assets;

(p)

survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not Incurred or created to secure the payment of Indebtedness, and which in the aggregate do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Issuer or any of its Restricted Subsidiaries;

(q)

servicing agreements, development agreements, site plan agreements, and other agreements with governmental authorities pertaining to the use or development of assets, provided each is complied with in all material respects and does not materially interfere with the use of such assets in the operation of the business;

(r)

judgment and attachment Liens, individually or in the aggregate, neither arising from judgments or attachments that gave rise to, nor giving rise to, an Event of Default, notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(s)

Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations, and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations, in each case which are Incurred in the ordinary course of business;

(t)

bankers’ Liens and Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Issuer or any Subsidiary thereof on deposit with or in possession of such bank;

(u)	any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense;

(v)	Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by U.S. GAAP;

(w)	Liens arising from precautionary financing statements under the UCC or financing statements under a PPSA or similar statutes regarding leases, sales of receivables or consignments;

(x)	Liens of franchisors in the ordinary course of business not securing Indebtedness;

(y)

Liens imposed by law, such as carriers’, warehousemen’s, repairmen’s, landlord’s, suppliers’, builders’ and mechanics’ Liens or other similar Liens, in each case, incurred in the ordinary course of business for sums not yet delinquent by more than 60 days or being contested in good faith, if such reserve or other appropriate provisions, if any, as shall be required by U.S. GAAP, shall have been made in respect thereto;

(z)

Liens contained in purchase and sale agreements to which the Issuer or any of its Restricted Subsidiaries is the selling party thereto which limit the transfer of assets pending the closing of the transactions contemplated thereby;

(aa)

Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of the Issuer or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets;

(bb)	Liens in favor of the Trustee as provided for in this Indenture on money or property held or collected by the Trustee in its capacity as Trustee;

(cc)

Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Issuer or any of its Restricted Subsidiaries to the extent securing non-recourse debt or other Indebtedness of such Unrestricted Subsidiary or joint venture;

(dd)

Liens securing any insurance premium financing under customary terms and conditions, provided that no such Lien may extend to or cover any assets or property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;

(ee)	Liens securing inventories that are purchased on credit terms exceeding 90 days made in the ordinary course of business;

(ff)	Liens arising out of the conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(gg)	Liens in favour of the Collateral Trustee;

(hh)	Liens listed in Appendix E; and

(ii)

additional Liens with respect to Indebtedness provided that, at the time of and after giving effect to the Incurrence of such Liens, the aggregate amount of Indebtedness secured by such Liens and all other Liens Incurred under this clause since the Issue Date and which remain outstanding, does not exceed $10 million.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued (i) in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund for value, in whole or in part, or (ii) constituting an amendment, modification or supplement to or deferral or renewal of ((i) and (ii) collectively, a “Refinancing”) any other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(a)

the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so refinanced (plus all accrued and unpaid interest thereon and the amount of any premium necessary to accomplish such refinancing and fees and expenses incurred in connection therewith);

(b)

such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced;

(c)

if the Indebtedness being Refinanced is subordinated in right of payment to the Notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being Refinanced; and

(d)

if the Indebtedness being Refinanced is pari passu in right of payment with the Notes or any Subsidiary Guarantee, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the Notes or such Subsidiary Guarantee, as applicable.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, unlimited liability company, or government or other entity.

“Pledge” means, in respect of a Note, a pledge, deposit or delivery of such Note or other agreement between the Issuer and a Noteholder in respect of such Note and “Pledged Note” means a Note which is subject to a Pledge.

“PPSA” means the Personal Property Security Act (British Columbia) and the regulations thereunder and the Securities Transfer Act, 2006 (British Columbia) and the regulations thereunder, in each case as from time to time in effect, provided, however, if validity, attachment, perfection (or opposability), effect of perfection or non-perfection or priorityof the Collateral Trustee security interests in any Collateral are governed by the personal property security laws or laws relating to movable property of any other jurisdiction (including but not limited to the UCC), the term “PPSA” shall mean such other personal property security laws or laws relating to movable property for the purposes of the provisions hereof relating to such validity, attachment, perfection (or opposability), effect of perfection or non-perfection or priority and for the definitions related to such provisions.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal, or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person.

“Qualified Institutional Buyer” means a “qualified institutional buyer” as such term is defined in Rule 144A under the U.S. Securities Act, that is also an Accredited Investor.

“Qualifying Location” means (i) in the case of premises leased by the Issuer or a Restricted Subsidiary, that the Issuer or applicable Restricted Subsidiary has executed a collateral assignment of such lease in favour of the Collateral Trustee and obtained a Waiver of Priority in favour of the Collateral Trustee from the landlord of such premises, (ii) in the case of a warehouse or similar storage facility at which inventory owned by the Issuer or a Restricted Subsidiary is held by a warehouseman or similar third party as bailee, that the Issuer or applicable Restricted Subsidiary has granted a Lien in such inventory pursuant to a Security Document and such warehouseman or similar third party has provided a Waiver of Priority in favour of the Collateral Trustee, or (iii) in the case of premises legally and beneficially owned by the Issuer or a Restricted Subsidiary, that the Issuer or the applicable Restricted Subsidiary has executed and delivered to and in favour of the Collateral Trustee a Security Document mortgaging such ownership interest together with such evidence of the due recording or registration of such Security Document as the Collateral Trustee may reasonably require.

“Record Date” has the meaning given to such term in Section 3.11(d).

“Redemption Date” has the meaning given to that term in Section 6.4.

“Redemption Notice” has the meaning given to that term in Section 6.4.

“Redemption Price” has the meaning given to that term in Section 6.1.

“Registrar” has the meaning given to that term in Section 3.5.

“Replacement Assets” means (i) non-current assets that will be used or useful in a Permitted Business or (ii) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Reporting Failure” means the failure of Cannabist to furnish to the Trustee and each holder of Notes, within the time periods specified in Section 7.5 (after giving effect to any grace period specified under applicable Canadian securities laws), the annual reports, information, documents or other reports which Cannabist may be required to file with the Canadian Securities Administrators or similar governmental authorities, as the case the be, pursuant to such or similar applicable provisions.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning given to that term in Section 7.9.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Sale Period” means the period commencing on the earliest closing date of any Approved Sale and concluding on March 31, 2026

“SEC” means the United States Securities and Exchange Commission.

“Security Coverage Test” means, at any particular date, that as of such date either:

(a)

at least (i) 60% of all of the inventory of the Issuer and the Restricted Subsidiaries is located at Qualifying Locations and (ii) 60% of all of the sales revenue of the Issuer and the Restricted Subsidiaries for the most recently completed fiscal quarter of the Issuer was derived from Qualifying Locations; or

(b)

inventory is located at Qualifying Locations having a fair market value equal to or exceeding 175% of (i) the principal amount of all Notes (including Pledged Notes) outstanding on such date, and (ii) all Permitted Pari Indebtedness outstanding at such time.

“Security Documents” means all of the security agreements, pledges, collateral assignments, mortgages, deeds of hypothec, deeds of trust, trust deeds or other instruments from time to time evidencing or creating or purporting to create any security interests in favour of the Collateral Trustee for its benefit and for the benefit of the Trustee and the holders of the Notes, in all or any portion of the Collateral and in form and substance satisfactory to the Collateral Trustee, acting reasonably, as amended, modified, restated, supplemented or replaced from time to time.

“SEDAR+” means the System for Electronic Document Analysis and Retrieval.

“Significant Subsidiary” means any Subsidiary of the Issuer meeting any of the following conditions:

(a)

the Issuer and its other Subsidiaries’ investments in and advances to the Subsidiary exceed 10% of the total assets of the Issuer and its Subsidiaries consolidated as of the end of the most recently completed fiscal year;

(b)

the Issuer and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10% of the total assets of the Issuer and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; and

(c)

the Issuer and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exclusive of amounts attributable to any non-controlling interest exceeds 10% of such income of the Issuer and its Subsidiaries consolidated for the most recently completed fiscal year

“Standard & Poor’s” means Standard & Poor’s Rating Service, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness of the Issuer or a Guarantor that is contractually subordinated in right of payment, in any respect (by its terms or the terms of any document or instrument relating thereto), to the Notes or the Subsidiary Guarantee of such Guarantor, as applicable.

“Subsidiary” means, with respect to any specified Person:

(a)

any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or Trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(b)

any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantee” means the guarantee on the terms set forth in the Indenture by a Guarantor of the Obligations of the Issuer in respect of the Notes and the Indenture.

“Supplemental Indenture” means an indenture supplemental to this Indenture which may be executed, acknowledged and delivered for any of the purposes set out in Section 14.5.

“Support Agreement” means that certain support agreement entered into between the Issuer, the Co-Issuer, certain of the Guarantors and the Supporting Senior Noteholders dated as of February 17, 2025.

“Supporting Senior Noteholders” means the Holders and Beneficial Holders that are a party to the Support Agreement together with all Holders and Beneficial Holders that executed a joinder thereto prior to 5:00 p.m. (New York time) on March 10, 2025 and “Supporting Senior Noteholder” shall refer to any one of them.

“Supporting Senior Noteholders Director” means a Supporting Senior Noteholders Nominee that has been validly appointed to Cannabist’s Board of Directors.

“Supporting Senior Noteholders Nominee” means a nominee of the Supporting Senior Noteholders that is put forward by the Supporting Senior Noteholders for appointment to Cannabist’s Board of Directors and/or is included in a management information circular of Cannabist relating to the election of directors at a Directors Election Meeting.

“Supporting Senior Noteholders’ Representative” has the meaning given to that term in Section 17.4(a).

“Tax Act” means the Income Tax Act (Canada), and the regulations promulgated thereunder, as amended.

“Taxes” means any present or future tax, duty, levy, impost, assessment or other government charge (including penalties, interest and any other liabilities related thereto, and for the avoidance of doubt, including any withholding or deduction for or on account of Tax) imposed or levied by or on behalf of a Taxing Authority.

“Taxing Authority” means any government or any political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, and as in force at the date as of which this instrument was executed; provided, however, that in the event the Trust Indenture Act is amended after such date, “Trust Indenture Act” means, with respect to the Notes of any series issued after such date, the Trust Indenture Act as so amended.

“Trustee” has the meaning given to such term in the preamble

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Trustee’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“United States” or “U.S.” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer that is designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant contained in Section 7.6, and any Subsidiary of such Subsidiary; provided that each of the Subsidiaries listed in Part III of Appendix D shall be deemed an Unrestricted Subsidiary on the Issue Date, and no Restricted Subsidiaries as of the Issue Date shall be permitted to be redesignated at any time thereafter.

“U.S. Holder” means any (a) Holder that (i) is in the United States, (ii) received an offer to acquire Notes while in the United States, or (iii) was in the United States at the time such Holder’s buy order was made or such Holder executed or delivered its purchase order for the Notes or (b) person who acquired Notes on behalf of, or for the account or benefit of, any person in the United States.

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

“U.S. Legend” has the meaning set forth in Section 3.3(h).

“U.S. GAAP” means generally accepted accounting principles applicable to the United States of America.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Verano Common Shares” means the [●] common shares in the capital of Verano Holdings Corp. directly or indirectly held by the Issuer and its Restricted Subsidiaries as of the Issue Date.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is ordinarily entitled to vote in the election of the Board of Directors of such Person.

“Waiver of Priority” means (i) in the case of premises leased by the Issuer or a Restricted Subsidiary, a written consent or agreement from the landlord of such premises to the Lien in such lease and in the inventory located at such premises held by the Collateral Trustee and to the Collateral Trustee having access to such collateral together with a waiver or subordination of such landlord’s Lien rights, or (ii) in the case of a warehouse or similar storage facility at which inventory owned by the Issuer or a Restricted Subsidiary is held by a warehouseman or similar third party as bailee, a written agreement from such bailee permitting the Collateral Trustee to have access to such inventory together with a waiver or subordination of such bailee’s Lien rights, in each case in form and substance satisfactory to the Collateral Trustee, acting reasonably.

“Warrant” has the meaning assigned to such term in the Warrant Agency Agreement.

“Warrant Agency Agreement” means that certain Warrant Agency Agreement entered into between the Issuer and Odyssey Trust Company, as the warrant agent, dated as of the date hereof.

“Warrant Proceeds” has the meaning given to that term in Section 7.20.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a)

the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b)	the then outstanding principal amount of such Indebtedness.

1.2	Meaning of “Outstanding”

Every Note issued, authenticated and delivered in accordance with this Indenture shall be deemed to be outstanding until it is cancelled or redeemed or delivered to the Trustee for cancellation or redemption for monies or a new Note is issued in substitution for it pursuant to Section 3.10 or the payment for redemption thereof shall have been set aside under Section 6.7, provided that:

(a)

when a new Note has been issued in substitution for a Note which has been lost, stolen or destroyed, only one of such Notes shall be counted for the purpose of determining the aggregate principal amount of Notes outstanding;

(b)	Notes which have been partially redeemed or purchased shall be deemed to be outstanding only to the extent of the unredeemed or unpurchased part of the principal amount thereof;

(c)

for the purposes of any provision of this Indenture entitling Holders of outstanding Notes of any series to vote, sign consents, resolutions, requisitions or other instruments or take any other action under this Indenture, or to constitute a quorum of any meeting of Holders thereof, Notes owned directly or indirectly, legally or equitably, by the Issuer or any of its Subsidiaries shall be disregarded (unless the Issuer and/or one or more of its Subsidiaries are the only Holders (or Beneficial Holders) of the outstanding aggregate principal amount of such series of Notes at the time outstanding in which case they shall not be disregarded) except that:

(i)

for the purpose of determining whether the Trustee shall be protected in relying on any such vote, consent, requisition or other instrument or action, or on the Holders present or represented at any meeting of Holders, only the Notes in respect of which the Trustee has received an Officers’ Certificate confirming that the Issuer and/or one or more of its Subsidiaries are the only Holders shall be so disregarded; and

(ii)

Notes so owned which have been pledged in good faith other than to the Issuer or any of its Subsidiaries shall not be so disregarded if the pledgee shall establish, to the satisfaction of the Trustee, the pledgee’s right to vote such Notes, sign consents, requisitions or other instruments or take such other actions in his discretion free from the control of the Issuer or any of its Subsidiaries.

1.3	Interpretation

In this Indenture:

(a)	words importing the singular number or masculine gender shall include the plural number or the feminine or neuter genders, and vice versa;

(b)	all references to Articles and Appendices refer, unless otherwise specified, to articles of and appendices to this Indenture;

(c)	all references to Sections refer, unless otherwise specified, to sections, subsections or clauses of this Indenture;

(d)

words and terms denoting inclusiveness (such as “include” or “includes” or “including”), whether or not so stated, are not limited by and do not imply limitation of their context or the words or phrases which precede or succeed them;

(e)

terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them; and

(f)

“this Indenture”, “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions refer to this Indenture and not to any particular Article, Section, subsection, clause, subdivision or other portion hereof and include the Guarantees, as applicable, and any and every Supplemental Indenture.

1.4	Headings, Etc.

The division of this Indenture into Articles, Sections, subsections and paragraphs, the provision of a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Indenture.

1.5	Statute Reference

Any reference in this Indenture to a statute is deemed to be a reference to such statute as amended, re-enacted or replaced from time to time.

1.6	Day not a Business Day

In the event that any day on or before which any action required to be taken hereunder is not a Business Day, then such action shall be required to be taken on or before the requisite time on the first Business Day thereafter.

1.7	Applicable Law

This Indenture and the Notes shall be construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and shall be treated in all respects as British Columbia contracts.

1.8	Monetary References

Whenever any amounts of money are referred to herein, such amounts shall be deemed to be in lawful money of the United States of America unless otherwise expressed.

1.9	Invalidity, Etc.

Each provision in this Indenture or in a Note is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof or thereof.

1.10	Language

Les parties aux présentes ont exigé que la présente convention ainsi que tous les documents et avis qui s’y rattachent et/ou qui en découleront soient rédigés en langue anglaise. The parties hereto have required that this Indenture and all documents and notices related thereto be drawn up in English.

1.11	Successors and Assigns

All covenants and agreements in this Indenture by the Issuer on its own behalf and on behalf of its Restricted Subsidiaries shall bind their respective successors and assigns, as applicable, whether expressed or not.

1.12	Benefits of Indenture

Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their respective successors or assigns hereunder, any Paying Agent, the Holders and the Trustee, any benefit or any legal or equitable right, remedy or claim under this Indenture.

1.13	Accounting Terms; Changes in U.S. GAAP

(a)

Each accounting term used in the Indenture, unless otherwise defined herein, has the meaning assigned to it under U.S. GAAP applied consistently throughout the relevant period and relevant prior periods.

(b)

If there occurs a material change in U.S. GAAP after the Issue Date, and such change would require disclosure under U.S. GAAP in the financial statements of the Issuer and would cause an amount required to be determined for the purposes of any of the financial calculations or financial terms under this Indenture (each a “Financial Term”) to be materially different than the amount that would be determined without giving effect to such change, the Issuer shall notify the Trustee of such change (an “Accounting Change”). Such notice (an “Accounting Change Notice”) shall describe the nature of the Accounting Change, its effect on the Issuer’s current and immediately prior year’s financial statements in accordance with U.S. GAAP and state whether the Issuer desires to revise the method of calculating the applicable Financial Term (including the revision of any of the defined terms used in the determination of such Financial Term) in order that amounts determined after giving effect to such Accounting Change and the revised method of calculating such Financial Term will approximate the amount that would be determined without giving effect to such Accounting Change and without giving effect to the revised method of calculating such Financial Term. The Accounting Change Notice shall be delivered to the Trustee within 60 days of the end of the fiscal quarter in which the Accounting Change is implemented or, if such Accounting Change is implemented in the fourth fiscal quarter or in respect of an entire fiscal year, within 120 days of the end of such period. Promptly after receipt from the Issuer of an Accounting Change Notice the Trustee shall deliver to each Holder a copy of such notice.

(c)

If the Issuer so indicates that it wishes to revise the method of calculating the Financial Term, the Issuer shall in good faith provide to the Trustee the revised method of calculating the Financial Term within 90 days of the Accounting Change Notice and such revised method shall take effect from the date of the Accounting Change Notice. For certainty, if no notice of a desire to revise the method of calculating the Financial Term in respect of an Accounting Change is given by the Issuer within the applicable time period described above, the method of calculating the Financial Term shall not be revised in response to such Accounting Change and all amounts to be determined pursuant to the Financial Term shall be determined after giving effect to such Accounting Change.

1.14	Interest Act (Canada)

For purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or fee to be paid hereunder or in connection herewith is to be calculated on the basis of any period of time that is less than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 365 or 366, as applicable. The rates of interest under this Indenture are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Indenture.

1.15	Incorporation by Reference of Trust Indenture Act; Conflict with Trust Indenture Act

This Indenture is subjected to the provisions of the Trust Indenture Act that are required to be a part of this Indenture and will, to the extent applicable, be governed by such provisions. If any provision of this Indenture modifies any Trust Indenture Act provision that may be so modified, such Trust Indenture Act provision will be deemed to apply to this Indenture as so modified. If any provision of this Indenture excludes any Trust Indenture Act provision that may be so excluded, such Trust Indenture Act provision will be excluded from this Indenture. If any provision hereof limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, through operation of Section 318(c) of the Trust Indenture Act, such imposed duties shall control.

ARTICLE 2

NOTEHOLDER COLLATERAL

PLATFORM BORROWINGS

2.1	Establishment of Noteholder Collateral Platform

There is hereby established a facility designated as the “Noteholder Collateral Platform” in order to provide a framework for borrowings necessary, useful or convenient in order to permit the Issuer and its Subsidiaries to conduct their business. All Notes issued under this Indenture or a Supplemental Indenture and at any time outstanding shall rank pari passu and be equally and rateably secured with all other outstanding Notes with the same right, lien and entitlement with respect to the Collateral without preference, priority or distinction between Notes on account of the date or dates or the actual time or times of the issuance or maturity of the Notes. Each Note of a particular series shall in all respects be equally and rateably secured with all other Notes of such series and shall have the same right, lien and entitlement hereunder established for the benefit of such series of Notes.

2.2	Form of Borrowings

All Notes shall be issued in series, pursuant to a Supplemental Indenture authorizing such series (or in the case of the 2028 Notes, pursuant to Article 4). In addition to Notes issued hereunder as direct evidence of the indebtedness of the Issuer to the Holder in the form of Global Notes, Notes may be issued by way of Pledged Notes to be held by the holder thereof as continuing collateral security for the borrowings of the Issuer or Guarantors as is specified in the instrument of Pledge pursuant to which such Note is Pledged including, but not limited to, loans, lines of credit, credit agreements and related swaps or other hedging instruments.

2.3	Mandatory Provisions of Pledged Notes

Each Pledged Note shall be subject to the following conditions and restrictions, which shall be set out in the Pledge related to such Pledged Note and shall be referenced or legended in such Pledged Note:

(a)

such Pledged Note shall not be transferable or negotiable except to an assignee of the entire borrowings secured by such Pledged Note or to an assignee or successor of the facility agent or other Person in a similar capacity in respect of the borrowings secured by such Pledged Note and only in conjunction with an assignment of the related Pledge or the entering into by the assignee of a Pledge complying with this Section 2.3;

(b)

notwithstanding the principal amount of such Pledged Note, or the rate of interest expressed to be payable thereon, such Pledged Note shall constitute an obligation of the Issuer to the holder thereof or other Persons in whose favour the borrowings secured by such Pledged Note is owed only to the extent of the lesser of (i) borrowings outstanding from time to time secured by such Pledged Note and (ii) the principal amount of such Pledged Note and interest accrued thereon, provided however, that no Pledged Note shall be deemed to have been redeemed only by reason of the Issuer having no indebtedness or liability to the Persons in whose favour any borrowings is secured by any such Pledge at any time while a Pledged Note is so Pledged; and

(c)

the holder of a Pledged Note shall not be entitled to vote hereunder except (i) in respect of any proposed amendment or modification of this Article 2, Section 7.8, Article 8 or Article 15, (ii) as contemplated by Section 2.4, or (iii) as required by the Trust Indenture Act; and notwithstanding the principal amount of such Pledged Note, the holder or holders thereof shall only be entitled to that number of votes (one vote in respect of each $1.00) equal to the lesser of (i) the outstanding borrowings secured by such Pledged Note at the time of calculation and (ii) the principal amount of such Pledged Note and interest accrued thereon.

2.4	Enforcement Request

The Trustee (on behalf of the Holders of Notes and when so authorized pursuant to Section 9.2(a)) or any Holder of a Pledged Note (when so authorized pursuant to the relevant instrument of Pledge) may enforce its rights under the Indenture and any or all of the Security Documents by sending an enforcement request notice (an “Enforcement Request”) in writing to the Collateral Trustee in accordance with Section 16.3. The Trustee (on behalf of the Holders of Notes and if so authorized pursuant to Section 9.2(a)) and any Holder of a Pledged Note (to the extent such Holder has the right to do so under the relevant instrument of Pledge), as applicable, may elect to participate in the instruction of the Collateral Trustee in the exercise of the Collateral Trustee’s rights under the Indenture or the applicable Security Documents (those Holders that so elect, together with the Holder or Holders on whose behalf the Enforcement Request was issued being the “Enforcing Noteholders”). Following the delivery of the original Enforcement Request, further instructions to the Collateral Trustee in respect of the enforcement of rights specified in the Enforcement Request shall be given in accordance with decisions made by Holders of a majority of the principal amount of Notes held by Enforcing Noteholders calculated in accordance with Section 2.3(c).

ARTICLE 3

THE NOTES

3.1	Issue and Designation of Notes; Ranking

The aggregate principal amount of Notes authorized to be issued and authenticated under this Indenture is unlimited, provided, however, that Notes may be issued under this Indenture only on and subject to the conditions and limitations in this Indenture. The Indebtedness evidenced by the Notes will be direct senior secured obligations of the Issuer secured by Liens on the Collateral, subject to Permitted Liens.

3.2	Issuance in Series

(a)

Notes may be issued in one or more series from time to time pursuant to this Indenture and Supplemental Indentures delivered in accordance with the terms of this Indenture. The Notes of each series (i) will have such designation, (ii) may be subject to a limitation of the maximum principal amount authorized for issuance, (iii) will be issued in such denominations, (iv) may be purchased and payable as to principal, premium (if any) and interest at such place or places and in such currency or currencies, (v) will bear such date or dates and mature on such date or dates, (vi) will indicate the portion (if less than all of the principal amount) of such Notes to be payable on declaration of acceleration of Maturity, (vii) will bear interest at such rate or rates (which may be fixed or variable) payable on such date or dates, (viii) may contain mandatory or optional redemption or sinking fund provisions, including the period or periods within which, the price or prices at which and the terms and conditions upon which the Notes may be redeemed or purchased at the option of the Issuer or otherwise, (ix) may contain conversion or exchange terms, (x) will indicate the percentage of the principal amount (including any premium) at which Notes may be issued or redeemed, (xi) will set out each office or agency at which the principal of, premium (if any) and interest on the Notes will be payable, and the addresses of each office or agency at which the Notes may be presented for registration of transfer or exchange, (xii) may contain covenants and events of default in addition to or in substitution for the covenants contained herein and the Events of Default, (xiii) may contain additional legends and/or provisions relating to the transfer and exchange of Notes in addition to those provided for herein, and (xiv) may contain such other provisions, not inconsistent with the provisions of this Indenture, as may be set forth in a Board Resolution passed at or before the time of the issue of the Notes of such series and such other provisions (to the extent as the Board of Directors may deem appropriate) as are contained in the Notes of such series. The execution by the Issuer of the Notes of such series and the delivery thereof to the Trustee for authentication will be conclusive evidence of the inclusion of the provisions authorized by this subsection.

(b)

All Notes of any one series will be substantially identical except as to denomination and except as may otherwise be provided in or pursuant to this Indenture, an Officers’ Certificate or the Supplemental Indenture establishing such series. Not all Notes of any one series need to be issued at the same time, and, unless otherwise provided, Additional Notes be issued from time to time, at the option of the Issuer without the consent of any Holder.

(c)

Before the creation of any series of Notes (other than the 2028 Notes, which terms are provided for in Article 4), the Issuer will execute and deliver to the Trustee a Supplemental Indenture for the purpose of establishing the terms of such series of Notes and the forms and denominations in which they may be issued, together with a Board Resolution authorizing the issuance of any such Notes. The Trustee will execute and deliver such Supplemental Indentures from time to time pursuant to Section 14.5.

(d)

Whenever any series of Notes has been authorized, Notes in such series may from time to time be authenticated by the Issuer and delivered to the Trustee and, subject to Section 3.4, will be certified and delivered by the Trustee to or to the order of the Issuer upon receipt by the Trustee of:

(i)	a Board Resolution authorizing the issuance of a specified principal amount of Notes of such series;

(ii)

an Officers’ Certificate to the effect that there is no existing Event of Default or event which with the giving of notice or passage of time or both would constitute an Event of Default and the Issuer has complied with all other conditions of this Indenture in connection with the issue of such series;

(iii)	an Issuer Order for the authentication and delivery of such series of Notes specifying the principal amount of the Notes to be authenticated and delivered; and

(iv)

an Opinion of Counsel addressed to the Trustee to the effect that all legal requirements imposed by this Indenture, any applicable Supplemental Indenture or by law governing the Notes in connection with the issuance, authentication and delivery of such series of Notes have been complied with subject to the delivery of certain documents or instruments specified in such opinion.

(e)

In connection with the issuance of any series of Notes by the Issuer, the Issuer shall fulfill all of the obligations under this Section 3.2 for the issuance of such Notes as the Issuer, including for greater certainty, the execution of a Supplemental Indenture by the Issuer giving effect to the issuance of the Notes. Concurrent with the execution of the Supplemental Indenture giving effect to the issuance of Notes by the Issuer, Cannabist and the other Guarantors shall deliver to the Trustee a guarantee of such series of Notes. Following the delivery of the aforementioned Supplemental Indenture, guarantee and completion of the other requirements under this Section 3.2, the Trustee shall authenticate the Notes.

3.3	Form of Notes

(a)

The Notes of any series and the Trustee’s certificate of authentication shall be substantially in the form set out in the Supplemental Indenture establishing such series (or in the case of the 2028 Notes, in the form set out in Appendix A hereto), together with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture. Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, which may include one or more of the legends set forth in Section 3.3(h) or Section 3.13 hereof or in a Supplemental Indenture. Each Note shall be dated the date of its authentication. Unless otherwise set out in the Supplemental Indenture establishing a series of Notes, Notes shall be issued in denominations of $1,000 and integral multiples of $1,000.

(b)

The terms and provisions contained in the Notes and the Supplemental Indenture establishing each series of Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer and the Trustee, by their execution and delivery of this Indenture and each applicable Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(c)

The Notes of any series may be in different denominations and forms and may contain such variations of tenor and effect, not inconsistent with the provisions of this Indenture, as are incidental to such differences of denomination and form, including variations in the provisions for the exchange of such Notes of different denominations or forms and in the provisions for the registration or transfer of such Notes.

(d)

Subject to Section 3.3(a) and to any limitation as to the maximum principal amount of Notes of any particular series, any Notes may be issued as a part of any series of Notes previously issued, in which case they will bear the same designation and designating letters as those applied to such similar previous issue and will be numbered consecutively upwards in respect of such denominations of Notes in like manner and following the numbers of the Notes of such previous issue.

(e)

All series of Notes which may at any time be issued under this Indenture and the certificate of the Trustee endorsed on such Notes may be in English or any other language or languages or any combination thereof, and may be in the form or forms provided in any Supplemental Indenture or in such other language or languages and in such form or forms as the Board of Directors determines at the time of first issue of any series of Notes, as approved by the Trustee, the approval of which will be conclusively evidenced by its authentication of such Notes.

(f)

If any provision of any series of Notes in a language other than English is susceptible of an interpretation different from the equivalent provision of the English language, the interpretation of such provision in the English language will be determinative.

(g)

Notes may be typed, engraved, printed, lithographed or reproduced in a different form, or partly in one form and partly in another, as the Issuer may determine. The execution of any such Notes by the Issuer and the authentication by the Trustee in accordance with Section 3.4 of any such Notes will be conclusive evidence that such Notes are Notes authorized by this Indenture.

(h)

Each Note upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the U.S. Securities Act or applicable state securities laws, certificates, written notices of the relevant ownership statement under a direct registration system or other book-entry system or CUSIPs representing the Notes and all certificates issued in exchange therefore or in substitution thereof , will bear or be deemed to bear the following legend (the “U.S. Legend”):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE HOLDER HEREOF, BY ACQUIRING SUCH SECURITIES, AGREES, FOR THE BENEFIT OF [THE CANNABIST COMPANY HOLDINGS INC.] [THE CANNABIST COMPANY HOLDINGS (CANADA) INC.] (THE “ISSUER”), THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (A) TO THE CORPORATION; (B) IN COMPLIANCE WITH (1) RULE 144A UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, OR (2) RULE 144 UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS; OR (C) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO (B)(2) OR (C) ABOVE, A LEGAL OPINION FROM COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE CORPORATION MUST FIRST BE PROVIDED. HEDGING TRANSACTIONS INVOLVING SUCH SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE U.S. SECURITIES ACT . DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.”

3.4	Execution, Authentication and Delivery of Notes

(a)

All Notes shall be signed (either manually or by electronic or facsimile signature) by any authorized director or officer of the Issuer, holding office at the time of signing. An electronic or facsimile signature upon a Note shall for all purposes of this Indenture be deemed to be the signature of the individual whose signature it purports to be. Notwithstanding that any individual whose signature, either manual or in facsimile or other electronic means, appears on a Note as a director or officer may no longer hold such office at the date of the Note or at the date of the authentication and delivery thereof, such Note shall be valid and binding upon the Issuer and the Holder thereof shall be entitled to the benefits of this Indenture.

(b)

No Notes will be entitled to any right or benefit under this Indenture or be valid or obligatory for any purpose unless such Notes have been authenticated by manual or electronic signature by or on behalf of the Trustee substantially in the form provided for herein or in the relevant Supplemental Indenture. Such authentication upon any Notes will be conclusive evidence, and the only evidence, that such Notes have been duly authenticated, issued and delivered and that the Holder is entitled to the benefits hereof.

(c)

Subject to the terms of this Indenture, the Trustee shall from time to time authenticate one or more Notes (including Global Notes) for original issue on the issue date for any series of Notes upon and in accordance with an Issuer Order (an “Authentication Order”), without the Trustee receiving any consideration therefor. Each such Authentication Order shall specify the principal amount of such Notes to be authenticated and the date on which such Notes are to be authenticated. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount specified in the Authentication Orders except as provided in Section 3.10. Except as provided in Section 7.10, there is no limit on the amount of Notes that may be issued hereunder.

(d)

The certificate by or on behalf of the Trustee authenticating Notes will not be construed as a representation or warranty of the Trustee as to the validity of this Indenture or of any Notes or their issuance (except the due authentication thereof by the Trustee) or as to the performance by the Issuer of its obligations under this Indenture or any Notes and the Trustee will be in no respect liable or answerable for the use made of the proceeds of such Notes. The certificate by or on behalf of the Trustee on Notes issued under this Indenture will constitute a representation and warranty by the Trustee that such Notes have been duly authenticated by and on behalf of the Trustee pursuant to the provisions of this Indenture.

3.5	Registrar and Paying Agent

(a)

The Issuer shall maintain for each series of Notes an office or agency where such Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where such Notes may be surrendered for payment (“Paying Agent”). The Registrar shall keep a register of such Notes and of their transfer and exchange.

(b)

The Issuer may appoint one or more co-registrars and one or more additional paying agents for any series of Notes in such other locations as it shall determine. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer will notify the Trustee in writing of the name and address of any Registrar or Paying Agent which is not a party to this Indenture. If the Issuer does not exercise its option to appoint or maintain another entity as Registrar or Paying Agent in respect of any series of Notes, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar for any series of Notes. The Issuer initially appoints the Trustee at its corporate office in Vancouver, British Columbia to act as the Registrar, transfer agent, authentication agent and Paying Agent with respect to the Notes.

3.6	Paying Agent to Hold Money in Trust

The Issuer shall require each Paying Agent, other than the Trustee, to agree in writing that the Paying Agent will, and the Trustee when acting as Paying Agent agrees that it will, hold in trust, for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, and interest on the Notes of the relevant series and shall notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee and to account for any money disbursed by it. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money. If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of Holders all money held by it as Paying Agent; provided that upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for each series of Notes.

3.7	Book Entry Only Notes, DRS Advice

(a)

Subject to Sections 3.7(c) and 5.2(b) and the provisions of the Notes of any series or any Supplemental Indenture providing for the issuance thereof (including, in the case of the 2028 Notes, the provisions of Article 4), Notes shall be issued initially as Book Entry Only Notes represented by one or more Global Notes. Each Global Note authenticated in accordance with this Indenture and any Supplemental Indenture shall be registered in the name of the Depository designated for such Global Note or a nominee thereof and deposited with such Depository or a nominee thereof or custodian therefor, and each such Global Note shall constitute a single Note for all purposes of this Indenture and the applicable Supplemental Indenture. Beneficial interests in a Global Note will not be shown on the register or the records maintained by the Depository but will be represented through book entry accounts of Participants on behalf of the Beneficial Holders of such Global Note in accordance with the rules and procedures of the Depository. None of the Issuer or the Trustee shall have any responsibility or liability for any aspects of the records relating to or payments made by any Depository on account of the beneficial interest in any Global Notes or for maintaining, reviewing or supervising any records relating to such beneficial interests therein. Except as otherwise provided in this Indenture or any Supplemental Indenture in respect of a series of Notes, Beneficial Holders of Global Notes shall not be entitled to have Notes registered in their names, shall not receive or be entitled to receive Definitive Notes and shall not be considered owners or holders thereof under this Indenture or any Supplemental Indenture. Nothing herein or in a Supplemental Indenture shall prevent the Beneficial Holders from voting Global Notes using duly executed voting instruction forms.

(b)

Every Note authenticated and delivered upon registration or transfer of a Global Note, or in exchange for or in lieu of a Global Note or any portion thereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, unless such Note is registered in the name of a Person other than the Depository for such Global Notes or a nominee thereof.

(c)

Notwithstanding anything else contained herein, 2028 Notes and 2028 Convertible Notes may be issued to certain Holders of 2028 Notes and 2028 Convertible Notes, as the case may be, pursuant to Direct Registration System advice at the direction of Cannabist or the Co-Issuer.

3.8	Global Notes

Notes issued to a Depository in the form of Global Notes shall be subject to the following in addition to the provisions of Section 5.2, unless and until Definitive Notes have been issued to Beneficial Holders pursuant to Section 5.2(b):

(a)	the Trustee may deal with such Depository as the authorized representative of the Beneficial Holders of such Notes;

(b)

the rights of the Beneficial Holders of such Notes shall be exercised only through such Depository and the rights of Beneficial Holders shall be limited to those established by applicable law and agreements between the Depository and the Participants and between such Participants and Beneficial Holders, and must be exercised through a Participant in accordance with the rules and procedures of the Depository;

(c)

whenever this Indenture requires or permits actions to be taken based upon instructions or directions of Holders evidencing a specified percentage of the outstanding Notes of any series, the Depository shall be deemed to be counted in that percentage to the extent that it has received instructions to such effect from Beneficial Holders or Participants;

(d)

such Depository will make book-entry transfers among the direct Participants of such Depository and will receive and transmit distributions of principal, premium and interest on the Notes to such direct Participants for subsequent payment to the Beneficial Holders thereof;

(e)

the direct Participants of such Depository shall have no rights under this Indenture or under or with respect to any of the Notes held on their behalf by such Depository, and such Depository may be treated by the Trustee and its agents, employees, officers and directors as the absolute owner of the Notes represented by such Global Notes for all purposes whatsoever;

(f)

whenever a notice or other communication is required to be provided to Holders in connection with this Indenture or the Notes, the Trustee shall provide all such notices and communications to the Depository for subsequent delivery of such notices and communications to the Beneficial Holders in accordance with Applicable Securities Legislation and the procedures of the Depository; and

(g)

notwithstanding any other provision of this Indenture, all payments in respect of Notes issuable in the form of or represented by a Global Note shall be made to the Depository or its nominee for subsequent payment by the Depository or its nominee to the Beneficial Holders thereof. Upon payment over to the Depository, the Trustee, if acting as the Paying Agent, shall have no further liability for the money.

3.9	Interim Notes

Pending the delivery of Definitive Notes of any series to the Trustee, the Issuer may issue and the Trustee authenticate in lieu thereof (but subject to the same provisions, conditions and limitations as set forth in this Indenture) interim printed, mimeographed or typewriter Notes in such forms and in such denominations and signed in such manner as provided herein, entitling the holders thereof to Definitive Notes of such series when the same are ready for delivery; or the Issuer may execute and deliver to the Trustee and the Trustee authenticate a temporary Note for the whole principal amount of Notes of such series then authorized to be issued hereunder and thereupon the Trustee may issue its own interim certificates in such form and in such amounts, not exceeding in the aggregate the principal amount of the temporary Note so delivered to it, as the Issuer and the Trustee may approve entitling the holders thereof to Definitive Notes when the same are ready for delivery; and, when so issued and certified, such interim or temporary Notes or interim certificates shall, for all purposes but without duplication, rank in respect of this Indenture equally with Notes of such series duly issued hereunder and, pending the exchange thereof for Definitive Notes of such series, the holders of the interim or temporary Notes or interim certificates shall be deemed without duplication to be Holders of such series and entitled to the benefit of this Indenture to the same extent and in the same manner as though the said exchange had actually been made. Forthwith after the Issuer shall have delivered the Definitive Notes of such series to the Trustee, the Trustee shall call in for exchange all temporary or interim Notes of such series or certificates that shall have been issued and forthwith after such exchange shall cancel the same. No charge shall be made by the Issuer or the Trustee to the holders of such interim or temporary Notes or interim certificates for the exchange thereof.

3.10	Mutilation, Loss, Theft or Destruction

In case any of the Notes issued hereunder shall become mutilated or be lost, stolen or destroyed, the Issuer, in its discretion, may issue, and thereupon the Trustee shall authenticate and deliver, a new Note upon surrender and cancellation of the mutilated Note, or in the case of a lost, stolen or destroyed Note, in lieu of and in substitution for the same, and the substituted Note shall be in a form approved by the Trustee and shall entitle the Holder thereof to the benefits of this Indenture and shall rank equally in accordance with its terms with all other Notes of such series issued or to be issued hereunder. In case of loss, theft or destruction the applicant for a substituted Note shall furnish to the Issuer and to the Trustee such evidence of the loss, theft or destruction of the Note as shall be satisfactory to them in their discretion and shall also furnish an indemnity and surety bond satisfactory to them in their discretion. The applicant shall pay all reasonable expenses incidental to the issuance of any substituted Note.

3.11	Concerning Interest

(a)

All Notes of each series issued hereunder, whether originally or upon exchange or in substitution for previously issued Notes (including for certainty Notes issued under Sections 3.9 and 3.10), shall bear interest (i) from and including their respective issue date, or (ii) from and including the last Interest Payment Date therefor to which interest shall have been paid or made available for payment on such outstanding Notes, whichever shall be the later, in all cases, to and excluding the next Interest Payment Date therefor.

(b)

Subject to accrual of any interest on unpaid interest from time to time, interest on a Note of any series will cease to accrue from the Maturity of such Note (including, for certainty, if such Note was called for redemption, the Redemption Date); unless upon due presentation and surrender of such Note for payment on or after the Maturity thereof, such payment is improperly withheld or refused.

(c)

If the date for payment of any amount of principal, premium or interest in respect of a Note of any series is not a Business Day at the place of payment, then payment thereof will be made on the next Business Day and the Holder of such Note will not be entitled to any further interest on such principal, or to any interest on such interest, premium or other amount so payable, in respect of the period from the date for payment to such next Business Day.

(d)

The Holder of any Note of any series at the close of business on any Record Date applicable to a particular series with respect to any Interest Payment Date for such series shall be entitled to receive the interest, if any, payable on such Interest Payment Date notwithstanding any transfer or exchange of such Note subsequent to such Record Date and prior to such Interest Payment Date, except if and to the extent the Issuer shall default in the payment of the interest due on such Interest Payment Date for such series, in which case such defaulted interest shall be paid to the Holder of such Note as at the close of business on a subsequent Record Date (which shall be not less than two Business Days prior to the date of payment of such defaulted interest) established by notice given by mail by or on behalf of the Issuer to the Holders of all affected Notes not less than 15 days preceding such subsequent Record Date. The term “Record Date” as used with respect to any Interest Payment Date (except a date for payment of defaulted interest) for the Notes of any series shall mean the date specified as such in the terms of the Notes of such series established as contemplated by Section 3.2, and in respect of the 2028 Notes, shall mean the “2028 Record Date” specified in Section 4.1.

(e)

Wherever in this Indenture, any Supplemental Indenture or any Note there is mention, in any context, of the payment of interest, such mention is deemed to include the payment of interest on amounts in default to the extent that, in such context, such interest is, was or would be payable pursuant to this Indenture, the Supplemental Indenture or the Note, and express mention of interest on amounts in default in any of the provisions of this Indenture will not be construed as excluding such interest in those provisions of this Indenture where such express mention is not made.

(f)

Unless otherwise specifically provided in this Indenture or the terms of any Note, interest on Notes of any series shall be computed on the basis of a year of 365 days or 366 days, as applicable. With respect to any series of Notes, whenever interest is computed on the basis of a year (the “deemed year”) which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.

3.12	Payments of Amounts Due on Maturity

(a)

Subject to Section 3.12(b), the following provisions shall apply to all Notes, except as otherwise specified in a Supplemental Indenture relating to a particular series of Notes (and, in the case of the 2028 Notes, Article 4):

(i)

in the case of fully registered Notes, the Issuer shall establish and maintain with the Paying Agent a Maturity Account for each series of Notes. On or before 11:00 a.m. (Toronto time) on the Business Day prior to the Stated Maturity date for each series of Notes outstanding from time to time under this Indenture, the Issuer shall deposit in the applicable Maturity Account by wire transfer or certified cheque an amount sufficient to pay all amounts payable in respect of the outstanding Notes of such series (less any Taxes required by law to be deducted or withheld therefrom). The Paying Agent will pay to each Holder of such Notes entitled to receive payment, the principal amount of, and premium (if any) on, such Notes, upon surrender of such Notes to the Paying Agent or at any branch of the Trustee designated for such purpose from time to time by the Issuer and the Trustee. The deposit or making available of such amounts into the applicable Maturity Account will satisfy and discharge the liability of the Issuer for such Notes to which the deposit or making available of funds relates to the extent of the amount deposited or made available (plus the amount of any Taxes deducted or withheld as aforesaid) and such Notes will thereafter not be considered as outstanding under this Indenture to such extent and such Holder will have no other right than to receive out of the money so deposited or made available the amount to which it is entitled. Failure to make a deposit or make funds available as required to be made pursuant to this Section 3.12(a)(i) will constitute Default in payment on the Notes in respect of which the deposit or making available of funds was required to have been made; and

(ii)

in the case of any series of Notes issued and outstanding in the form of or represented by Global Notes, on or before 11:00 a.m. (Toronto time) on the Business Day prior to the Stated Maturity date for such Notes, the Issuer shall deliver to the Trustee, for onward payment to the Depository, in each case by electronic funds transfer, an amount sufficient to pay the amount payable in respect of such Global Notes (less any Taxes required by law to be deducted or withheld therefrom). The Issuer shall pay to the Trustee, for onward payment to the Depository, the principal amount of, and premium (if any) on, such Global Notes, against receipt of the relevant Global Notes. The delivery of such electronic funds to the Trustee for onward payment to the Depository will satisfy and discharge the liability of the Issuer for the series of Notes to which the electronic funds relates to the extent of the amount deposited or made available (plus the amount of any Taxes deducted or withheld as aforesaid) and such Notes will thereafter not be considered as outstanding under this Indenture unless such electronic funds transfer is not received. Failure to make delivery of funds available as required pursuant to this Section 3.12(a)(ii) will constitute Default in payment on the Notes of the series in respect of which the delivery or making available of funds was required to have been made.

(b)

Notwithstanding Section 3.12(a), all payments in excess of $25,000,000 (or such other amount as determined from time to time by the Canadian Payments Association or any successor thereto) shall be made by the use of the LVTS. Neither the Trustee nor the Paying Agent shall have any obligation to disburse funds pursuant to Section 3.12(a)(i) unless it has received written confirmation satisfactory to it that the funds have been deposited with it in sufficient amount to pay in full all amounts due and payable on the applicable date of Maturity. The Paying Agent shall, if it accepts any funds received by it in the form of uncertified cheques, be entitled to delay the time for release of such funds until such uncertified cheques shall be determined to have cleared the financial institution upon which the same are drawn.

3.13	Legends on Notes

(a)	Each Global Note shall bear a legend in substantially the following form, subject to such modification as required by the applicable Depository (the “Global Note Legend”):

“THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THIS INDENTURE HEREIN REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE TRANSFERRED TO OR EXCHANGED FOR NOTES REGISTERED IN THE NAME OF ANY PERSON OTHER THAN THE DEPOSITORY OR A NOMINEE THEREOF AND NO SUCH TRANSFER MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THIS INDENTURE. EVERY NOTE AUTHENTICATED AND DELIVERED UPON REGISTRATION OF, TRANSFER OF, OR IN EXCHANGE FOR, OR IN LIEU OF, THIS NOTE SHALL BE A GLOBAL NOTE SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES DESCRIBED IN THIS INDENTURE.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CDS CLEARING AND DEPOSITORY SERVICES INC. (“CDS”) TO [THE CANNABIST COMPANY HOLDINGS INC.] [THE CANNABIST COMPANY HOLDINGS (CANADA) INC.] OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE NAME OF CDS & CO., OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS (AND ANY PAYMENT IS MADE TO CDS & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED HOLDER HEREOF, CDS & CO., HAS A PROPERTY INTEREST IN THIS NOTE HEREIN AND IT IS A VIOLATION OF ITS RIGHTS FOR ANOTHER PERSON TO HOLD, TRANSFER OR DEAL WITH THIS NOTE.”

(b)

Prior to the issuance of Notes of any series, the Issuer shall notify the Trustee, in writing, concerning which Notes are to be certificated and are to bear the legend or legends described in this Section 3.13.

3.14	Payment of Interest

The following provisions shall apply to Notes of each series, except as otherwise specified in a Supplemental Indenture relating to a particular series of Notes (and, in the case of the 2028 Notes, Article 4):

(a)

As interest becomes due on each fully registered Note (except on redemption thereof, when interest may at the option of the Issuer be paid upon surrender of such Note), the Issuer, either directly or through the Trustee or any agent of the Trustee, shall send or forward by prepaid ordinary mail, electronic transfer of funds or such other means as may be agreed to by the Trustee, payment of such interest including any Additional Amounts (less any Taxes required by law to be deducted or withheld therefrom) to the Holders of record on the Record Date immediately preceding the applicable Interest Payment Date. If payment is made by cheque, such cheque shall be forwarded at least two days prior to each Interest Payment Date and if payment is made by other means (such as electronic transfer of funds, provided the Trustee must receive confirmation of receipt of funds prior to being able to wire funds to Holders), such payment shall be made in a manner whereby the Holder receives credit for such payment on the Interest Payment Date. The mailing of such cheque or the making of such payment by other means shall, to the extent of the sum represented thereby, plus the amount of any Taxes deducted or withheld as aforesaid, satisfy and discharge all liability for interest including any Additional Amounts on such Note to such extent, unless in the case of payment by cheque, such cheque is not paid at par on presentation. In the event of non-receipt of any cheque for or other payment of interest by the Person to whom it is so sent as aforesaid, the Issuer shall issue to such Person a replacement cheque or other payment for a like amount upon being furnished with such evidence of non-receipt as it shall reasonably require and upon being indemnified to its satisfaction. Notwithstanding the foregoing, if the Issuer is prevented by circumstances beyond its control (including, without limitation, any interruption in mail service) from making payment of any interest due on any Note in the manner provided above, the Issuer may make payment of such interest or make such interest available for payment in any other manner acceptable to the Trustee with the same effect as though payment had been made in the manner provided above. If payment is made through the Trustee, by 11:00 a.m. (Toronto time) at least one Business Day prior to the related Interest Payment Date for a Note or to the date of mailing the cheques for the interest due on such Interest Payment Date for such Note, whichever is earlier, the Issuer shall deliver sufficient funds to the Trustee by electronic transfer or certified cheque or make such other arrangements for the provision of funds as may be agreeable between the Trustee and the Issuer in order to effect such interest payment hereunder.

(b)

So long as the Notes of any series or any portion thereof are issued in the form of or represented by a Global Note, then all payments of interest on such Global Note shall be made by 11:00 a.m. (Toronto time) at least one Business Day prior to the related Interest Payment Date by electronic funds transfer made payable to the Trustee for subsequent payment to the Depository on behalf of the Beneficial Holders of the applicable interests in that Global Note, unless the Issuer and the Trustee agree.

(c)

Notwithstanding Sections 3.14(a) and 3.14(b), all payments in excess of $25,000,000 (or such other amount as determined from time to time by the Canadian Payments Association or any successor thereto) shall be made by the use of the LVTS. Neither the Trustee nor Paying Agent, as applicable, shall have any obligation to disburse funds in respect of any Note pursuant to Section 3.14(a) unless it has received written confirmation satisfactory to it that the funds have been deposited with it in sufficient amount to pay in full all amounts due and payable with respect to such Interest Payment Date for such Note. The Trustee or Paying Agent, as applicable, shall, if it accepts any funds received by it in the form of uncertified cheques, be entitled to delay the time for release of such funds until such uncertified cheques shall be determined to have cleared the financial institution upon which the same are drawn.

3.15	Record of Payment

The Trustee will maintain accounts and records evidencing any payment, by it or any other Paying Agent on behalf of the Issuer, of principal, premium (if any) and interest in respect of Notes of each series, which accounts and records will constitute, in the absence of manifest error, prima facie evidence of such payment.

3.16	Representation Regarding Third Party Interest

The Issuer hereby represents to the Trustee that any account to be opened by, or interest to be held by, the Trustee in connection with this Indenture, for or to the credit of the Issuer, either (a) is not intended to be used by or on behalf of any third party; or (b) is intended to be used by or on behalf of a third party, in which case the Issuer hereby agrees to complete, execute and deliver forthwith to the Trustee a declaration, in the Trustee’s prescribed form or in such other form as may be reasonably satisfactory to it, as to the particulars of such third party.

ARTICLE 4

TERMS OF THE 2028 NOTES

4.1	Definitions

In this Article 4 and in the Notes, the following terms have the following meanings:

“2028 Note Account” means any account which is designated in writing by the Issuer to the Trustee as the 2028 Note Account from time to time.

“2028 Record Date” means the close of business on June 15 and December 15 immediately preceding the relevant Interest Payment Date~~.~~

“Interest Payment Date” for the purposes of this Article 4 means June 30 and December 31 of each year that the 2028 Notes are outstanding and commencing on December 31, 2025.

4.2	Creation and Designation of the 2028 Notes

(a)	In accordance with this Indenture, the Issuer is authorized to issue a series of Notes designated “9.25% Senior Secured Notes due December 31, 2028”.

(b)

Each Holder of the 2025 Convertible Notes and 2026 Notes and each Holder of the 2027 Convertible Notes that elects to receive 2028 Notes, shall receive 2028 Notes in exchange for their respective 2025 Convertible Notes, 2026 Notes and 2027 Convertible Notes, in each case, on a dollar-for-dollar cashless basis under this Indenture (the date on which such 2028 Notes are exchanged, the “Exchange Date”) pursuant to the CBCA Proceedings plus any accrued by unpaid interest up to but excluding the Exchange Date.

4.3	Aggregate Principal Amount

The aggregate principal amount of 2028 Notes which may be issued under this Indenture he 2023 Notes. shall be $●.

4.4	Authentication

The Trustee shall initially authenticate one or more Global Notes and/or Definitive Notes, as instructed by the Issuer in the Authentication Order, for original issue on the Initial Issue Date in an aggregate principal amount of up to 0●or otherwise to permit transfers or exchanges in accordance with Section 5.6 upon receipt by the Trustee of a duly executed Authentication Order.

4.5	Date of Issue and Maturity

The ~~Initial~~ 2028 Notes will be dated May ●,2025 and the 2028 Notes will become due and payable, together with all accrued and unpaid interest thereon, onDecember 31, 2028 (the “~~2023~~2028 Note Maturity Date”). Notwithstanding the foregoing and provided the Issuer is not in Default, the Issuer may, in its sole discretion, elect to extend the 2028 Note Maturity Date to June 30, 2029 and subsequently extend the 2028 Note Maturity Date to December 31, 2029, in each case, at any time upon (i) a concurrent election to extend the maturity of the 2028 Convertible Notes, and (ii) 30 days notice, by mailing or electronically transmitting a notice to the Trustee and Holders (the “Extension Notice”) of its intention to extend the 2028 Note Maturity Date for the 2028 Notes and the 2028 Convertible Notes. Upon the Holders’ receipt of (i) a payment, in cash, equal to 0.5% of the aggregate principal amount of the 2028 Notes then outstanding, to the Trustee for distribution to each Holder of the 2028 Notes on a pro rata basis, and (ii) an Extension Notice for each of the 2028 Notes and the 2028 Convertible Notes (a copy of which shall be provided to Holders by the Trustee), the 2028 Note Maturity Date shall be deemed to be June 30, 2029 or December 31, 2029, as applicable, without any further action on the part of the Issuer or the Trustee.

4.6	Interest

(a)

The 2028 Notes will bear interest on the unpaid principal amount thereof at the rate of 9.25% per annum from the Issue Date to, but excluding, the 2028 Note Maturity Date, compounded semi-annually and payable in arrears on each Interest Payment Date. The first Interest Payment Date for the 2028 Notes will be December 31, 2025.

(b)

Interest will be payable in respect of each Interest Period (after, as well as before, the 2028 Note Maturity Date, default and judgment, with interest overdue on principal and interest at a rate that is 1% higher than the applicable rate on the 2028 Notes) on each Interest Payment Date in accordance with Section 3.11 and Section 3.14. Interest on the 2028 Notes will accrue from the Issue Date or, if interest has already been paid, from and including the last Interest Payment Date therefor to which interest has been paid or made available for payment. Interest will be computed on the basis of a 365-day or 366-day year, as applicable, and will be payable in equal semi-annual amounts; except that interest in respect of any period that is shorter than a full semi-annual interest period will be computed on the basis of a 365-day or 366-day year, as applicable, and the actual number of days elapsed in that period.

(c)

Notwithstanding anything in this Indenture or the Notes to the contrary, if at any time the interest rate applicable to Notes, together with all fees, charges and other amounts which are treated as interest on such Notes under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by any of the Holders holding such Notes in accordance with applicable law, the rate of interest payable in respect of such Notes hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Notes but were not payable as a result of the operation of this Section 4.6(c) shall be cumulated (the “cumulated amount”) and the interest and Charges payable to such Holders in respect of other Notes or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the rate of interest payable in respect of such Notes hereunder to the date of repayment, shall have been received by such Holders. Notwithstanding any provision herein to the contrary, in no event will the aggregate “interest” (as defined in Section 347 of the Criminal Code (Canada), R.S.C., 1985 c. C-46, as amended from time to time) payable under this Indenture or the Notes exceed the maximum effective annual rate of interest on the “credit advanced” (as defined in such Section) permitted under such Section and, if any payment, collection or demand pursuant to this Indenture or the Notes in respect of “interest”, including the payment of any cumulated amount, is determined to be contrary to the provisions of such Section, the amount of such excess payment or collection will be refunded to the Issuer. For purposes of this Indenture and the Notes, the effective annual rate of interest will be determined in accordance with generally accepted actuarial practices and principles over the term of this Indenture and the Notes on the basis of annual compounding of the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Trustee will be prima facie evidence of such determination.

4.7	Optional Redemption

(a)

At any time after the Issue Date, the Issuer may, on any one or more occasions, redeem all or any part of the 2028 Notes, upon not less than 15 nor more than 60 days’ notice, at par plus accrued and unpaid interest, if any, to but excluding the date of redemption (subject to the right of Holders on the relevant Record Date to receive interest on the relevant Interest Payment Date).

(b)

Unless otherwise specifically provided in this Section 4.7, the terms of Article 6 shall apply to the redemption of any 2028 Notes and in the event of any inconsistency, the terms of this Section 4.7 shall prevail.

4.8	Optional Redemption for Changes in Withholding Taxes

If (i) a Payor becomes, or will become, obligated to pay, on the next date on which any amount may be payable with respect to the Notes, any Additional Amounts as a result of a change (or a change in legislation proposed by the Minister of Finance of Canada or any similar authority that, if enacted, will be effective prior to the enactment date) in or amendment to the laws, regulations or rulings of any Relevant Taxing Jurisdiction, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which is publicly announced or becomes effective on or after the date of any offering memorandum (or, if the Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a later date, after such later date) and (ii) the payment of such Additional Amounts cannot (as certified in an Officers’ Certificate to the Trustee) be avoided by the use of reasonable measures available to the Issuer, then the Issuer may, at its option, redeem the Notes then outstanding, in whole but not in part, upon not less than 30 nor more than 60 days’ notice (such notice to be provided not more than 90 days before the next date on which the Payor would be obligated to pay Additional Amounts), at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to but excluding the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date). Notice of the Issuer’s intent to redeem the Notes shall not be effective until such time as it delivers to the Trustee an Opinion of Counsel stating that the Payor is or will become obligated to pay Additional Amounts because of any change or amendment described in this Section 4.8.

4.9	Mandatory Redemption and Market Purchases

(a)

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the 2028 Notes; provided, however, that the Issuer may be required to offer to purchase the 2028 Notes pursuant to Sections 7.14 and 7.15.

(b)

The Issuer or any of its Subsidiaries may at any time and from time to time purchase 2028 Notes by tender offer, open market purchases, negotiated transactions, private agreement or otherwise at any price in accordance with Applicable Securities Legislation, so long as such acquisition does not violate the terms of this Indenture.

4.10	Form and Denomination of the 2028 Notes

(a)	The 2028 Notes will be issued at an issue price of $1,000 per $1,000 of principal amount (and integral multiples of $1,000).

(b)

Subject to Section 5.2(b), other than with respect to certain Holders who will receive definitive certificates for the 2028 Notes, the 2028 Notes will be issuable as Global Notes, substantially in the form set out in Appendix A hereto with such changes as may be reasonably required by the Depository and any other changes as may be approved or permitted by the Issuer, in each case which changes are not prejudicial to the Holders or Beneficial Holders of 2028 Notes, and with such approval in each case to be conclusively deemed to have been given by the officers of the Issuer executing the same in accordance with Article 2.

4.11	Currency of Payment

The principal of, and interest and premium (if any) on, the 2028 Notes will be payable in United States dollars.

4.12	Additional Amounts

(a)

All payments made by or on behalf of the Issuer under or with respect to the Notes, or by or on behalf of any Guarantor under or with respect to any Subsidiary Guarantee, will be made free and clear of and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (hereinafter, “Taxes”) imposed or levied by or on behalf of any jurisdiction in which the Issuer or any such Guarantor (each such Person, a “Payor”) is organized, resident or carrying on business for tax purposes or from or through which such Payor (or its agents) makes any payment on the Notes or any Subsidiary Guarantee, or any department or political subdivision thereof (each, a “Relevant Taxing Jurisdiction”), unless such Person is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If a Payor is so required to withhold or deduct any amount of interest for or on account of Taxes from any payment made under or with respect to the Notes or any Subsidiary Guarantee, such Payor will pay such additional amounts of interest (“Additional Amounts”) as may be necessary so that the net amount received by each holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a holder (an “Excluded Holder”):

(i)	which is subject to such Taxes by reason of any connection between such holder and the Relevant Taxing Jurisdiction other than the mere holding of Notes or the receipt of payments thereunder;

(ii)

which failed to duly and timely comply with a timely request of the Issuer to provide information, documents, certification or other evidence concerning such holder’s nationality, residence, entitlement to treaty benefits, identity or connection with the Relevant Taxing Jurisdiction, if and to the extent that due and timely compliance with such request would have resulted in the reduction or elimination of any Taxes as to which Additional Amounts would have otherwise been payable to such holder of Notes but for this clause (ii);

(iii)

which is a fiduciary, a partnership or not the beneficial owner of any payment on a Note, if and to the extent that, as a result of an applicable tax treaty, no Additional Amounts would have been payable had the beneficiary, partner or beneficial owner owned the Note directly (but only if there is no material cost or expense associated with transferring such Note to such beneficiary, partner or beneficial owner and no restriction on such transfer that is outside the control of such beneficiary, partner or beneficial owner);

(iv)

to the extent that the Taxes required to be withheld or deducted are imposed pursuant to sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (and any amended or successor version that is substantially comparable), and any regulations or other official guidance thereunder or agreements (including any intergovernmental agreements or any laws, rules or practices implementing such intergovernmental agreements) entered into in connection therewith; or

(v)	any combination of the foregoing clauses of this proviso.

(b)

The applicable Payor will (a) make any required withholding or deduction and (b) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Issuer will furnish to the holders of the Notes, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the applicable Payor.

(c)

The Payors will indemnify and hold harmless each holder (other than all Excluded Holders) for the amount of (i) any Taxes not withheld or deducted by the Payors and levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes or the Subsidiary Guarantees, (ii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and (iii) any Taxes imposed with respect to any reimbursement under clauses (i) or (ii) above.

(d)

At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if any Payor is aware that it will be obligated to pay Additional Amounts with respect to such payment, the Issuer will deliver to the Trustee an Officers’ Certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to holders on the payment date. Whenever in this Indenture there is mentioned, in any context, the payment of principal (and premium, if any), interest or any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(e)

The obligations described under this Section 4.12 will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any successor Person and to any jurisdiction in which such successor is organized or is otherwise resident or doing business for tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents.

4.13	Appointment

(a)	The Trustee will be the trustee for the 2028 Notes, subject to Article 13.

(b)	The Issuer initially appoints CDS to act as Depository with respect to the 2028 Notes.

(c)

The Issuer initially appoints the Trustee at its corporate office in Vancouver, British Columbia to act as the Registrar, transfer agent, authentication agent and Paying Agent with respect to the 2028 Notes. The Issuer may change the Registrar, transfer agent, authentication agent or Paying Agent for the 2028 Notes at any time and from time to time without prior notice to the Holders of the 2028 Notes.

4.14	Inconsistency

Subject to Section 1.15 in the case of any conflict or inconsistency between this Article 4 and any other provision of this Indenture, Article 4 shall, as to the 2028 Notes, govern and prevail.

4.15	Reference to Principal, Premium, Interest, etc.

Whenever this Indenture refers to, in any context, the payment of principal, any principal redeemed or repaid early due to a call provision, premium, if any, interest or any other amount payable under or with respect to any Note, such reference shall include the payment of Additional Amounts or indemnification payments as described hereunder, if applicable.

4.16	Merger, Amalgamation or Winding Up of Cannabist Canada

Notwithstanding anything else contained in this Indenture, following completion of the CBCA Proceedings, Cannabist and the Co-Issuer may be merged or amalgamated (after the continuance of the latter to British Columbia) or the Co-Issuer may be wound up into Cannabist (any of such merger, amalgamation or winding-up, the “Issuer Combination”), and in such case all reference to Cannabist or Issuer in this Indenture shall be deemed to be the entity continuing thereunder.

4.17	Additional Early Consent Consideration

The Issuer shall pay the Supporting Senior Noteholders that received 2028 Notes on the Issue Date consideration in the aggregate amount of $1,500,000 in cash on the 2028 Note Maturity Date, except that such payment will be accelerated and made upon the occurrence of certain milestones, as follows (i) $750,000 shall be paid on the date on which the Issuer has received Net Proceeds from Asset Sales (including but not limited to Approved Sales) during the Sale Period equal to or greater than $15 million; and (ii) $750,000 shall be paid on the date on which the Issuer has received Net Proceeds from Asset Sales (including but not limited to Approved Sales) during the Sale Period equal to or greater than $20 million, with, for greater certainty, any balance remaining payable at maturity of the 2028 Notes.

ARTICLE 5

REGISTRATION, TRANSFER, EXCHANGE AND OWNERSHIP

5.1	Register of Certificated Notes

(a)

Subject to the terms of any Supplemental Indenture, with respect to each series of Notes issuable in whole or in part as registered Notes, the Issuer shall cause to be kept by and at the principal office of the Trustee in Vancouver, British Columbia or by such other Registrar as the Issuer, with the approval of the Trustee, may appoint at such other place or places, if any, as may be specified in the Notes of such series or as the Issuer may designate with the approval of the Trustee, a register in which shall be entered the names and addresses of the Holders and particulars of the Notes held by them respectively and of all transfers of Notes. Such registration shall be noted on the relevant Notes by the Trustee or other Registrar unless a new Note shall be issued upon such transfer.

(b)

No transfer of a registered Note shall be valid unless made on such register referred to in Section 5.1(a) by the Holder or such Holder’s executors, administrators or other legal representatives or an attorney duly appointed by an instrument in writing in form and executed in a manner satisfactory to the Trustee or other Registrar upon surrender of the Notes together with a duly executed form of transfer acceptable to the Trustee or other Registrar and upon compliance with such other reasonable requirements as the Trustee or other Registrar may prescribe, and unless the name of the transferee shall have been noted on the Note by the Trustee or other Registrar.

5.2	Global Notes

(a)

With respect to Notes issuable as or represented by, in whole or in part, one or more Global Notes, the Issuer shall cause to be kept by and at the principal office of the Trustee in Vancouver, British Columbia or by such other Registrar as the Issuer, with the approval of the Trustee, may appoint at such other place or places, if any, as the Issuer may designate with the approval of the Trustee, a register in which shall be entered the name and address of the Holder of each such Global Note (being the Depository, or its nominee, for such Global Note) and particulars of the Global Note held by it, and of all transfers thereof. If any Notes are at any time not Global Notes, the provisions of Section 5.1 shall govern with respect to registrations and transfers of such Notes.

(b)

Notwithstanding any other provision of this Indenture, a Global Note may not be transferred by the Holder thereof and, accordingly, subject to Section 5.6, no Definitive Notes of any series shall be issued to Beneficial Holders except in the following circumstances or as otherwise specified in any Supplemental Indenture, a resolution of the Trustee, a Board Resolution or an Officers’ Certificate:

(i)	Definitive Notes may be issued to Beneficial Holders at any time after:

(A)

the Issuer has determined that CDS (1) is unwilling or unable to continue as Depository for Global Notes, or (2) ceases to be eligible to be a Depository, and, in each case the Issuer is unable to locate a qualified successor to its reasonable satisfaction;

(B)

the Issuer has determined, in its sole discretion, or is required by law, to terminate the book-entry only registration system in respect of such Global Notes and has communicated such determination or requirement to the Trustee in writing, or the book-entry system ceases to exist; or

(C)

the Trustee has determined that an Event of Default has occurred and is continuing with respect to Notes issued as Global Notes, provided that Beneficial Holders representing, in the aggregate, not less than a majority of the aggregate outstanding principal amount of the Notes of the affected series advise the Depository in writing, through the Participants, that the continuation of the book-entry only registration system for the Notes of such series is no longer in their best interests; and

(ii)

Global Notes may be transferred (A) if such transfer is required by applicable law, as determined by the Issuer and Counsel, or (B) by a Depository to a nominee of such Depository, or by a nominee of a Depository to such Depository, or to another nominee of such Depository, or by a Depository or its nominee to a successor Depository or its nominee.

(c)

Upon the termination of the book-entry only registration system on the occurrence of one of the conditions specified in Section 5.2(b)(i) or upon the transfer of a Global Note to a Person other than a Depository or a nominee thereof in accordance with Section 5.2(b)(i)(A), the Trustee shall notify all Beneficial Holders, through the Depository, of the availability of Definitive Notes for such series. Upon surrender by the Depository of the Global Notes in respect of any series and receipt of new registration instructions from the Depository, the Trustee shall deliver the Definitive Notes of such series to the Beneficial Holders thereof in accordance with the new registration instructions and thereafter, the registration and transfer of such Notes will be governed by Section 5.1 and the remaining provisions of this Article 5.

(d)

It is expressly acknowledged that a transfer of beneficial ownership in a Note of any series issuable in the form of or represented by a Global Note will be effected only (a) with respect to the interests of participants in the Depository (“Participants”), through records maintained by the Depository or its nominee for the Global Note, and (b) with respect to interests of Persons other than Participants, through records maintained by Participants. Beneficial Holders who are not Participants but who desire to purchase, sell or otherwise transfer ownership of or other interest in Notes represented by a Global Note may do so only through a Participant.

5.3	Transferee Entitled to Registration

The transferee of a Note shall be entitled, after the appropriate form of transfer is deposited with the Trustee or other Registrar and upon compliance with all other conditions for such transfer required by this Indenture or by law, to be entered on the register as the owner of such Note free from all equities or rights of set-off or counterclaim between the Issuer and the transferor or any previous Holder of such Note, save in respect of equities of which the Issuer is required to take notice by law (including any statute or order of a court of competent jurisdiction).

5.4	No Notice of Trusts

None of the Issuer, the Trustee and any Registrar or Paying Agent will be bound to take notice of or see to the performance or observance of any duty owed to a third Person, whether under a trust, express, implied, resulting or constructive, in respect of any Note by the Holder or any Person whom the Issuer or the Trustee treats, as permitted or required by law, as the owner or the Holder of such Note, and may transfer the same on the direction of the Person so treated as the owner or Holder of the Note, whether named as Trustee or otherwise, as though that Person were the Beneficial Holder thereof.

5.5	Registers Open for Inspection

The registers referred to in Sections 5.1 and 5.2 shall, subject to applicable law, at all reasonable times be open for inspection by the Issuer, the Trustee or any Holder. Every Registrar, including the Trustee, shall from time to time when requested so to do by the Issuer or by the Trustee, in writing, furnish the Issuer or the Trustee, as the case may be, with a list of names and addresses of Holders entered on the registers kept by them and showing the principal amount and serial numbers of the Notes held by each such Holder, provided the Trustee shall be entitled to charge a reasonable fee to provide such a list.

5.6	Issuer to Furnish Trustee Names and Addresses of Holders

(a)

The Issuer will furnish or cause to be furnished to the Trustee in writing, semi-annually, at least seven Business Days before each Interest Payment Date (and in all events at intervals of not more than six months) and at such other times as the Trustee may request in writing within 30 days after the receipt by the Issuer of any such request, a list in such form as the Trustee may reasonably require, of the names and addresses of Holders of securities of each series as of such date, provided that the Issuer shall not be so obligated at any time that the list shall not differ in any respect from the most recent list furnished to the Trustee by the Issuer and provided, however, that, in either case, no such list need be furnished for any series for which the Trustee shall be the Registrar.

(b)

The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders contained in the most recent list furnished to the Trustee as provided in this Section 5.6 and the names and addresses of Holders received by the Trustee in its capacity as Registrar (if acting in such capacity). The Trustee may destroy any list furnished to it as provided in this Section 5.6 upon receipt of a new list so furnished.

(c)

Every holder of Notes, by receiving and holding the same, agrees with the Issuer and the Trustee that neither the Issuer nor the Trustee nor any agent of either of them shall be held accountable by reason of any disclosure of information as to the names and addresses of Holders made pursuant to the Trust Indenture Act.

5.7	Transfers and Exchanges of Notes

(a)

Transfer and Exchange of Global Notes. A Global Note may be transferred in whole and not in part only pursuant to Section 5.2(b)(ii). A beneficial interest in a Global Note may not be exchanged for a Definitive Note other than pursuant to Section 5.2(b)(i). A Global Note may not be exchanged for another Note other than as provided in this Section 5.7(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 5.7(b) or 5.7(c), as applicable.

(b)

Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depository, in accordance with the provisions of this Indenture, applicable laws and the Applicable Procedures. In connection with a transfer and exchange of beneficial interest in Global Notes, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or a Beneficial Holder, in each case, given to the Depository in accordance with the Applicable Procedures directing the Depository to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged, and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase, or (B) (1) a written order from a Participant or a Beneficial Holder, in each case, given to the Depository in accordance with the Applicable Procedures directing the Depository to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred, and (2) instructions given by the Depository to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer referred to in (B)(1) above. Upon satisfaction of all of the requirements for transfer of beneficial interests in Global Notes contained in this Indenture and the Notes, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 5.7(e).

(c)

Transfer or Exchange of Beneficial Interests in the Global Notes for Definitive Notes. A holder of a beneficial interest in a Global Note may exchange such beneficial interest for a Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note only upon the occurrence of any of the preceding events in Section 5.7(b) and satisfaction of the conditions set forth in Section 5.7(b). Upon the occurrence of any such preceding event and receipt by the Registrar of the documentation referred to in the appropriate subparagraph of this Section 5.7(c), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 5.7(e), and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 5.7(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depository and the Participant or Beneficial Holder. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d)

Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 5.7(d) and Applicable Securities Legislation, the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.

(e)

Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 5.11 or Article 10 hereof.

At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

(f)	General Provisions Relating to Transfers and Exchanges.

(i)

To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Issuer’s Authentication Order in accordance with Section 3.4 or at the Registrar’s request.

(ii)

No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.9 and 12.1).

(iii)

All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(iv)	Neither the Issuer nor the Trustee nor any Registrar shall be required to:

(A)

issue, register the transfer of or exchange any Notes during a period beginning at the opening of business 15 days before the mailing of a Redemption Notice under Section 6.1 hereof and ending at the close of business on the day of selection, or

(B)

register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or unless upon due presentation thereof for redemption such Notes are not redeemed, or

(C)	register the transfer of or exchange a Note between a Record Date and the next succeeding Interest Payment Date, or

(D)	to register the transfer of or to exchange a Note tendered and not withdrawn in connection with a Change of Control Offer or an Asset Sale Offer.

(v)

Subject to any restriction provided in this Indenture, the Issuer with the approval of the Trustee may at any time close any register for the Notes of any series (other than those kept at the principal office of the Trustee in Vancouver, British Columbia) and transfer the registration of any Notes registered thereon to another register (which may be an existing register) and thereafter such Notes shall be deemed to be registered on such other register. Notice of such transfer shall be given to the Holders of such Notes.

(vi)

Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Registrar or Paying Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Registrar or Paying Agent or the Issuer shall be affected by notice to the contrary.

(vii)	The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 3.4.

(viii)

Upon surrender for registration of transfer of any Note at the office or agency of the Issuer, the Issuer shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(ix)

At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and deliver, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 3.4 hereof.

(x)	All certifications, certificates and Opinions of Counsel required to be submitted pursuant to this Section 5.7 to effect a registration of transfer or exchange may be submitted by facsimile.

5.8	Charges for Registration, Transfer and Exchange

For each Note exchanged, registered, transferred or discharged from registration, the Trustee or other Registrar, except as otherwise herein provided, may make a reasonable charge for its services and in addition may charge a reasonable sum for each new Note issued (such amounts to be agreed upon from time to time by the Trustee and the Issuer), and payment of such charges and reimbursement of the Trustee or other Registrar for any stamp taxes or governmental or other charges required to be paid shall be made by the party requesting such exchange, registration, transfer or discharge from registration as a condition precedent thereto. Notwithstanding the foregoing provisions, no charge shall be made to a Holder hereunder:

(a)	for any exchange, registration, transfer or discharge from registration of a Note of any series applied for within a period of two months from the date of the first delivery thereof;

(b)	for any exchange of any interim or temporary Note of any series or interim certificate that has been issued under Section 3.9 for a Definitive Note of any series;

(c)	for any exchange of a Global Note of any series as contemplated in Section 5.2; or

(d)	for any exchange of a Note of any series resulting from a partial redemption under Section 6.3.

5.9	Ownership of Notes

(a)

The Holder for the time being of any Note shall be entitled to the principal, premium, if any, and/or interest evidenced by such Note, free from all equities or rights of set-off or counterclaim between the Issuer and the original or any intermediate Holder thereof (except in respect of equities of which the Issuer is required to take notice by law) and all Persons may act accordingly and the receipt of any such Holder for any such principal, premium, if any, or interest shall be a valid discharge to the Trustee, any Registrar and to the Issuer for the same and none shall be bound to inquire into the title of any such Holder.

(b)

Where Notes are registered in more than one name, the principal, premium, if any, and interest from time to time payable in respect thereof may be paid to the order of all or any of such Holders, failing written instructions from them to the contrary, and the receipt of any one of such Holders therefor shall be a valid discharge, to the Trustee, any Registrar and to the Issuer.

(c)

In the case of the death of one or more joint Holders, the principal, premium, if any, and interest from time to time payable thereon may be paid to the order of the survivor or survivors of such Holders and to the estate of the deceased and the receipt by such survivor or survivors and the estate of the deceased thereof shall be a valid discharge by the Trustee, any Registrar and the Issuer.

(d)

Unless otherwise required by law, the Person in whose name any Note is registered shall for all purposes of this Indenture (except for references in this Indenture to a “Beneficial Holder”) be and be deemed to be the owner thereof and payment of or on account of the principal of, premium, if any, and interest on such Note shall be made only to or upon the order in writing of such Holder.

(e)

Notwithstanding any other provision of this Indenture, all payments in respect of Notes issuable in the form of or represented by a Global Note shall be made to the Depository or its nominee for subsequent payment by the Depository or its nominee to the Beneficial Holders.

5.10	Communication to Holders

The rights of Holders to communicate with other Holders with respect to their rights under this Indenture or under the Notes and the corresponding rights and duties of the Trustee shall be provided by Section 312(b) of the Trust Indenture Act.

5.11	Cancellation and Destruction

All matured Notes of any series shall forthwith after payment of all Obligations thereunder be delivered to the Trustee or to a Person appointed by it or by the Issuer with the approval of the Trustee and cancelled by the Trustee. All Notes of any series which are cancelled or required to be cancelled under this or any other provision of this Indenture shall be destroyed by the Trustee and, if required by the Issuer, the Trustee shall furnish to it a destruction certificate setting out the designating numbers of the Notes so destroyed.

ARTICLE 6

REDEMPTION AND PURCHASE OF NOTES

6.1	Redemption of Notes

Subject to the provisions of the Supplemental Indenture relating to the issue of a particular series of Notes or, in the case of the 2028 Notes, Article 4, Notes of any series may be redeemed before the Stated Maturity thereof, in whole at any time or in part from time to time, at the option of the Issuer and in accordance with and subject to the provisions set out in this Indenture and any applicable Supplemental Indenture, including those relating to the payment of any required redemption price (“Redemption Price”).

6.2	Places of Payment

The Redemption Price will be payable upon presentation and surrender of the Notes called for redemption at any of the places where the principal of such Notes is expressed to be payable and at any other places specified in the Redemption Notice.

6.3	Partial Redemption

(a)	If less than all of the Notes of any series are to be redeemed at any time, the Trustee will select Notes of such series for redemption as follows:

(i)	if the Notes are listed on any national securities exchange, including the Canadian Securities Exchange, in compliance with the requirements of the principal national securities exchange; or

(ii)	if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee will deem fair and appropriate; or

(iii)	if the Notes are included in global form based on a method required by CDS, or, a method that most nearly approximates a pro rata selection as the Trustee deems appropriate.

Subject to the foregoing and the Supplemental Indenture relating to any series of Notes (or, in the case of the 2028 Notes, Article 4), Notes or portions of Notes the Trustee selects for redemption shall be in minimum amounts of $1,000 or integral multiples of $1,000.

(b)

If Notes of any series are to be redeemed in part only, the Redemption Notice that relates to such Notes will state the portion of the principal amount of such Notes that is to be redeemed. In the event that one or more of such Notes becomes subject to redemption in part only, upon surrender of any such Notes for payment of the Redemption Price, together with interest accrued to but excluding the applicable Redemption Date, the Issuer shall execute and the Trustee shall authenticate and deliver without charge to the Holder thereof or upon the Holder’s order one or more new Notes of such series for the unredeemed part of the principal amount of the Notes so surrendered or, with respect to Global Notes, the

Trustee shall make notations on the Global Notes of the principal amount thereof so redeemed. Unless the context otherwise requires, the terms “Note” or “Notes” as used in this Article 6 shall be deemed to mean or include any part of the principal amount of any Note which in accordance with the foregoing provisions has become subject to redemption.

6.4	Notice of Redemption

Unless otherwise provided in a Supplemental Indenture or, in the case of the 2028 Notes, Article 4, notice of redemption (the “Redemption Notice”) of any series of Notes shall be given to the Holders of the Notes so to be redeemed not more than 60 days nor less than 15 days prior to the date fixed for redemption (the “Redemption Date”) in the manner provided in Section 16.2; provided that Redemption Notices in respect of optional redemptions of Notes may be delivered more than 60 days prior to a Redemption Date if the Redemption Notice is issued in connection with a defeasance of the relevant Notes or a satisfaction and discharge of this Indenture. Every such Redemption Notice shall specify the aggregate principal amount of Notes called for redemption, the Redemption Date, the Redemption Price and the places of payment and shall state that interest upon the principal amount of Notes called for redemption shall cease to be payable from and after the Redemption Date. Redemption Notices in respect of redemptions made pursuant to Section 4.7 may, at the Issuer’s discretion, be subject to one or more conditions precedent, as described under Section 6.5. In addition, unless all the outstanding Notes of a series are to be redeemed, the Redemption Notice shall specify:

(a)	the distinguishing letters and numbers of the Notes which are to be redeemed (as are registered in the name of such Holder);

(b)	if such Notes are selected by terminal digit or other similar system, such particulars as may be sufficient to identify the Notes so selected;

(c)	in the case of Global Notes, that the redemption will take place in such manner as may be agreed upon by the Depository, the Trustee and the Issuer; and

(d)	in all cases, the principal amounts of such Notes or, if any such Note is to be redeemed in part only, the principal amount of such part.

Notwithstanding Section 16.2, in the event that all Notes of a series to be redeemed are Global Notes, publication of the Redemption Notice shall not be required.

If Notes of any series are to be redeemed in part only, the Redemption Notice that relates to such Notes will state the portion of the principal amount of such Notes that is to be redeemed. In the event that one or more of such Notes becomes subject to redemption in part only, upon surrender of any such Notes for payment of the Redemption Price, together with interest accrued to but excluding the applicable Redemption Date, the Issuer shall execute and the Trustee shall authenticate and deliver without charge to the Holder thereof or upon the Holder’s order one or more new Notes of such series for the unredeemed part of the principal amount of the Notes so surrendered or, with respect to Global Notes, the Trustee shall make notations on the Global Notes of the principal amount thereof so redeemed. Unless the context otherwise requires, the terms “Note” or “Notes” as used in this Article 6 shall be deemed to mean or include any part of the principal amount of any Note which in accordance with the foregoing provisions has become subject to redemption.

6.5	Qualified Redemption Notice

In connection with any optional redemption of Notes, any such redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including the completion of any Permitted Refinancing Indebtedness or any Equity Offering. In addition, if such redemption notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s sole discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the redemption date so delayed, and that such redemption provisions may be adjusted to comply with any depositary requirements.

6.6	Notes Due on Redemption Dates

Upon a Redemption Notice having been given as provided in Section 6.4, all the Notes so called for redemption or the principal amount to be redeemed of the Notes called for redemption, as the case may be, shall thereupon be and become due and payable at the Redemption Price, together with accrued interest to but excluding the Redemption Date, on the Redemption Date specified in such notice, in the same manner and with the same effect as if it were the Stated Maturity specified in such Notes, anything therein or herein to the contrary notwithstanding. If any Redemption Date is on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such Record Date, and no additional interest will be payable to Holders whose Notes shall be subject to redemption by the Issuer. From and after such Redemption Date, if the monies necessary to redeem such Notes shall have been deposited as provided in Section 6.7 and affidavits or other proof satisfactory to the Trustee as to the publication and/or mailing of such Redemption Notices shall have been lodged with it, interest upon the Notes shall cease to accrue. If any question shall arise as to whether any notice has been given as above provided and such deposit made, such question shall be decided by the Trustee whose decision shall be final and binding upon all parties in interest.

6.7	Deposit of Redemption Monies

(a)

Except as may otherwise be provided in any Supplemental Indenture or, in the case of the 2028 Notes, Article 4, upon Notes being called for redemption, the Issuer shall deposit with the Trustee, for onward payment to the Depository, on or before 11:00 a.m. (Toronto time) on the day prior to the Redemption Date specified in the Redemption Notice, such sums of money as may be sufficient to pay the Redemption Price of the Notes so called for redemption, plus accrued and unpaid interest thereon up to but excluding the Redemption Date and including any Additional Amounts, less any Taxes required by law to be deducted or withheld therefrom. The Issuer shall also deposit with the Trustee a sum of money sufficient to pay any charges or expenses which may be incurred by the Trustee in connection with such redemption. Every such deposit shall be irrevocable. From the sums so deposited, the Trustee shall pay or cause to be paid, to the Depository on behalf of the Holders of such Notes so called for redemption, upon surrender of such Notes, the principal, premium (if any) and interest (if any) to which they are respectively entitled on redemption.

(b)

Payment of funds to the Trustee upon redemption of Notes shall be made by electronic transfer or certified cheque or pursuant to such other arrangements for the provision of funds as may be agreed between the Issuer and the Trustee in order to effect such payment hereunder. Notwithstanding the foregoing, (i) all payments in excess of $25,000,000 (or such other amount as determined from time to time by the Canadian Payments Association) shall be made by the use of the LVTS; and (ii) in the event that payment must be made to the Depository, the Issuer shall remit payment to the Trustee by LVTS. The Trustee shall have no obligation to disburse funds pursuant to this Section 6.7 unless it has received written confirmation satisfactory to it that the funds have been deposited with it in sufficient amount to pay in full all amounts due and payable on the applicable Redemption Date. The Trustee shall, if it accepts any funds received by it in the form of uncertified cheques, be entitled to delay the time for release of such funds until such uncertified cheques shall be determined to have cleared the financial institution upon which the same are drawn.

6.8	Failure to Surrender Notes Called for Redemption

In case the Holder of any Note of any series so called for redemption shall fail on or before the Redemption Date so to surrender such Holder’s Note, or shall not within such time specified on the Redemption Notice accept payment of the redemption monies payable, or give such receipt therefor, if any, as the Trustee may require, such redemption monies may be set aside in trust, without interest, either in the deposit department of the Trustee or in a chartered bank, and such setting aside shall for all purposes be deemed a payment to the Holder of the sum so set aside and, to that extent, such Note shall thereafter not be considered as outstanding hereunder and the Holder thereof shall have no other right except to receive payment of the Redemption Price of such Note, plus any accrued but unpaid interest thereon to but excluding the Redemption Date and including any Additional Amounts, less any Taxes required by law to be deducted or withheld, out of the monies so paid and deposited, upon surrender and delivery up of such Holder’s relevant Note. In the event that any money required to be deposited hereunder with the Trustee or any Paying Agent on account of principal, premium, if any, or interest, if any, on Notes issued hereunder shall remain so deposited for a period of six years from the Redemption Date, then such monies, together with any accumulated interest thereon, shall at the end of such period be paid over or delivered over by the Trustee or such Paying Agent to the Issuer on its demand, and thereupon the Trustee shall not be responsible to Holders of such Notes for any amounts owing to them and subject to applicable law, thereafter the Holders of such Notes in respect of which such money was so repaid to the Issuer shall have no rights in respect thereof except to obtain payment of the money due from the Issuer, subject to any limitation period provided by the laws of British Columbia.

6.9	Cancellation of Notes Redeemed

Subject to the provisions of Sections 6.4 and 6.10 as to Notes redeemed or purchased in part, all Notes redeemed and paid under this Article 6 shall forthwith be delivered to the Trustee and cancelled and no Notes shall be issued in substitution for those redeemed.

6.10	Purchase of Notes for Cancellation

(a)

Subject to the provisions of any Supplemental Indenture relating to a particular series of Notes or, in the case of the 2028 Notes, Article 4, the Issuer may, at any time and from time to time, purchase Notes of any series in the market (which shall include purchases from or through an investment dealer or a firm holding membership on a recognized stock exchange) or by tender or by contract, at any price; provided such acquisition does not otherwise violate the terms of this Indenture. All Notes so purchased may, at the option of the Issuer, be delivered to the Trustee and cancelled and no Notes shall be issued in substitution therefor.

(b)

If, upon an invitation for tenders, more Notes of the relevant series are tendered at the same lowest price than the Issuer is prepared to accept, the Notes to be purchased by the Issuer shall be selected by the Trustee on a pro rata basis or in such other manner as the Issuer directs in writing and as consented to by the exchange, if any, on which Notes of such series are then listed which the Trustee considers appropriate, from the Notes of such series tendered by each tendering Holder thereof who tendered at such lowest price. For this purpose the Trustee may make, and from time to time amend, regulations with respect to the manner in which Notes of any series may be so selected, and regulations so made shall be valid and binding upon all Holders thereof, notwithstanding the fact that as a result thereof one or more of such Notes become subject to purchase in part only. The Holder of a Note of any series of which a part only is purchased, upon surrender of such Note for payment, shall be entitled to receive, without expense to such Holder, one or more new Notes of such series for the unpurchased part so surrendered, and the Trustee shall authenticate and deliver such new Note or Notes upon receipt of the Note so surrendered or, with respect to a Global Note, the Depository shall make book-entry notations with respect to the principal amount thereof so purchased.

ARTICLE 7

COVENANTS OF THE ISSUER

As long as any Notes remain outstanding, the Issuer hereby covenants and agrees with the Trustee for the benefit of the Trustee and the Holders as follows (unless and for so long as the Issuer and/or one or more of its Subsidiaries are the only Holders (or Beneficial Holders) of the outstanding Notes, in which case the following provisions of this Article 7 shall not apply):

7.1	Payment of Principal, Premium, and Interest

(a)	The Issuer covenants and agrees for the benefit of the Holders that it will duly and punctually pay the principal of, premium, if any, and interest on the Notes in accordance with the terms of each series of Notes, as applicable, and this Indenture. Principal, premium and interest shall be considered paid on the date due if on such date the Trustee holds in accordance with this Indenture money sufficient to pay all principal, premium and interest then due and the Trustee is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

(b)

Subject to the provisions of any Supplemental Indenture relating to a particular series of Notes, Cannabist shall pay interest on overdue principal and premium, if any, at the rate specified in respect of each series of Notes, and it will pay interest on overdue instalments of interest at the same rate to the extent lawful.

7.2	Existence

Subject to Article 12, the Issuer shall, and shall cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve and keep in full force and effect the corporate, partnership or other legal existence, as applicable, and the corporate, partnership or other legal power, as applicable, of the Issuer and each Restricted Subsidiary; provided that neither the Issuer nor any Restricted Subsidiary will be required to preserve any such corporate, partnership or other legal existence and corporate, partnership or other legal power if the Board of Directors of the Issuer determines that the preservation thereof is no longer desirable in the conduct of the business of the Issuer, and the Restricted Subsidiaries taken as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders.

7.3	Payment of Taxes and Other Claims

The Issuer shall and shall cause each of the Restricted Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge, or cause to be paid and discharged, all Taxes shown to be due and payable on such returns and all other Taxes imposed on them or any of their properties, assets, income or franchises, to the extent such Taxes have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Issuer or any Restricted Subsidiary; provided that neither the Issuer nor any Restricted Subsidiaries need pay any such Taxes or claim if (a) the amount, applicability or validity thereof is contested by the Issuer or such Restricted Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Issuer or a Restricted Subsidiary has established adequate reserves therefor in accordance with U.S. GAAP on the books of the Issuer or such Restricted Subsidiary or (b) the non-payment of all such Taxes in the aggregate would not reasonably be expected to have a material adverse effect on the business, affairs or financial condition of the Issuer and the Restricted Subsidiaries taken as a whole.

7.4	Keeping of Books

The Issuer shall keep or cause to be kept, and shall cause each Restricted Subsidiary to keep or cause to be kept proper books of record and account, in which full and correct entries (in all material respects) shall be made of all financial transactions and the property and business of the Issuer and the Restricted Subsidiaries in accordance with U.S. GAAP.

7.5	Provision of Reports and Financial Statements

The Issuer will provide to the Trustee the following:

(a)	within 60 days after the end of each quarterly fiscal period in each fiscal year of the Issuer, other than the last quarterly fiscal period of each such fiscal year, copies of:

(i)

an unaudited consolidated statements of financial position as at the end of such quarterly fiscal period and unaudited consolidated statements of net income and other comprehensive income, cash flows and changes in equity of the Issuer for such quarterly fiscal period and, in the case of the second and third quarters, for the portion of the fiscal year ending with such quarter; and

(ii)	an associated “Management’s Discussion and Analysis” prepared on a basis substantially consistent with the “Management’s Discussion and Analysis” filed by Cannabist on SEDAR+ as of the Issue Date; and

(b)	within 120 days after the end of each fiscal year of the Issuer, copies of:

(i)

an audited consolidated statements of financial position of the Issuer as at the end of such year and audited consolidated statements of net income and other comprehensive income, cash flows and changes in equity of the Issuer for such fiscal year, together with a report of the Issuer’s auditors thereon; and

(ii)	an associated “Management’s Discussion and Analysis” prepared on a basis substantially consistent with the “Management’s Discussion and Analysis” filed by Cannabist on SEDAR+ as of the Issue Date;

in the case of each of Sections 7.5(a)(i) and 7.5(b)(i) prepared in accordance with U.S. GAAP. The reports referred to in Sections 7.5(a)(i) and 7.5(b)(i) are collectively referred to as the “Financial Reports.”

(c)

Within 15 calendar days after filing with or furnishing to the U.S. Securities and Exchange Commission, copies of annual reports and information, documents and other reports (or copies of such portions of any of the foregoing as the U.S. Securities and Exchange Commission may by rules and regulations prescribe) which the Issuer is required to file or furnish with the U.S. Securities and Exchange Commission pursuant to Section 13 or 15(d) of the U.S. Exchange Act or, if the Issuer is not required to file information, documents or reports pursuant to either of such sections, then to file with the Trustee and the U.S. Securities and

Exchange Commission, in accordance with rules and regulations prescribed by the U.S. Securities and Exchange Commission, such supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the U.S. Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed in such rules and regulations.

(d)

The Issuer will transmit to all Holders, in the manner and to the extent provided in Trust Indenture Act Section 313(c), within 30 days after the filing thereof with the Trustee, such summaries of any information, documents and reports required to be filed by the Issuer pursuant to paragraph (a), (b) and (c)of this Section 7.5 as may be required by rules and regulations prescribed from time to time by the U.S. Securities and Exchange Commission.

(e)

The Issuer will, within 15 Business Days after providing to the Trustee any Financial Report, hold a conference call to discuss such Financial Report and the results of operations for the applicable reporting period. The Issuer will also maintain a website to which Holders, prospective investors and securities analysts are given access, on which not later than the date by which the Financial Reports are required to be provided to the Trustee pursuant to the immediately preceding paragraph, the Issuer (i) makes available such Financial Reports and (ii) provides details about how to access on a toll-free basis the quarterly conference calls described above.

(f)

Notwithstanding the foregoing paragraphs, (i) all Financial Reports, annual reports and information documents, and other reports will be deemed to have been provided to the Trustee and the Holders once filed on either (A) SEDAR+, or any successor system thereto; or (B) EDGAR or any successor system thereto, and the Issuer will not be required to maintain a website on which it makes such Financial Reports available, and (ii) if the Issuer holds a quarterly conference call for its equity holders within 15 Business Days of filing a Financial Report on SEDAR+ or EDGAR or any successor systems thereto, Holders shall be permitted to attend such conference call.

(g)

Concurrently with the delivery of Financial Reports by the Issuer under Sections 7.5(a)(i) and 7.5(b)(i), the Issuer shall deliver to the Collateral Trustee an Officer’s Certificate certifying as to the Company’s compliance with the requirements of Section 7.18 and as to whether the Security Coverage Test was met as of the date of the applicable Financial Report and setting out such information and calculations with respect thereto as the Collateral Trustee may reasonably request.

(h)

Commencing on March 31, 2026 until the termination of the Appointment Period, a financial advisor mutually agreeable to both Cannabist the Supporting Senior Noteholders (“Financial Advisor”) shall be retained by the Trustee to review the Required Reporting (as defined below), provided that, if the Trustee is unable to retain a Financial Advisor, the Supporting Senior Noteholders holding a majority of the aggregate principal amount of 2028 Notes and 2028 Convertible Notes then held by the Supporting Senior Noteholders shall be entitled to retain the Financial Advisor. Notwithstanding the foregoing, BRG shall be deemed to be a mutually agreeable party to serve as the Financial Advisor. All reasonable costs and expenses of the Financial Advisor shall be for the account of Cannabist and Cannabist covenants to promptly satisfy any such accounts. Upon appointment, the Financial Advisor shall enter into a customary confidentiality agreement with Cannabist and shall not disclose information obtained by it in its capacity as Financial Advisor to any Persons other than the Trustee, the Chief Financial Officer of Cannabist, Cannabist’s Board of Directors (or a committee thereof), for excluding for greater certainty, any of the Supporting Senior Noteholders or their representatives unless otherwise agreed in writing. All reports prepared by or on behalf of the Financial Advisor shall be delivered contemporaneously to the Chief Financial Officer of Cannabist and the Trustee, and, upon request of the Financial Advisor, Cannabist shall also deliver such reports to the audit committee of Cannabist’s Board of Directors.

(i)

From and after the date of appointment of the Financial Advisor until the 2028 Notes and 2028 Convertible Notes are no longer outstanding, Cannabist shall provide, concurrent with the delivery of Financial Reports by the Issuer under Sections 7.5(a)(i) and 7.5(b)(i), an Officer’s Certificate, from the principal executive officer, principal financial officer or principal accounting officer as to his or her knowledge of compliance by the Issuer and the Restricted Subsidiaries with all conditions and covenants in this Indenture as at the date of such Financial Reports (such reporting being the “Required Reporting”). In addition, and without limiting the forgoing, the Officer’s Certificate shall include (i) a statement as to the compliance with the covenants contained in Section 7.18 and supporting calculations evidencing such compliance; (ii) a statement as to the aggregate Net Proceeds received by the Issuer or its Restricted Subsidiaries in connection with all Approved Sales and Asset Sales, as applicable, that were completed in the Issuer’s prior fiscal quarter; and (iii) a statement as to the aggregate balance of all Controlled Accounts (accompanied by supporting bank statements) as at the most recently ended calendar month prior to the delivery of the Officer’s Certificate. The Financial Advisor shall be permitted to request, and the Issuer shall provide, such supporting documents it reasonably requires in connection with reviewing the calculations set forth in the Officer’s Certificate, including, but not limited to calculations evidencing the utilization and remaining capacity available in the relevant subsections of Permitted Debt, Restricted Payments, Permitted Liens and Permitted Investments as at the date of such Financial Reports.

7.6	Designation of Restricted and Unrestricted Subsidiaries

(a)	As of the Issue Date, the Unrestricted Subsidiaries are as set out in Appendix C. The Issuer shall not be permitted to designate any Restricted Subsidiary as an Unrestricted Subsidiary.

(b)	The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(i)

such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is permitted under Section 7.10;

(ii)

all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such designation will only be permitted if such Investments would be permitted under Section 7.9 provided that such outstanding Investments shall be valued at the lesser of (A) the Fair Market Value of such Investments measured on the date of such designation and (B) the Fair Market Value of such Investments measured at the time each such Investment was made by such Unrestricted Subsidiary;

(iii)	all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under Section 7.7; and

(iv)	no Default or Event of Default would be in existence following such designation.

7.7	Liens

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, create, Incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their assets or properties, now owned or hereafter acquired.

7.8	Landlord Consents

The Issuer shall (a) execute and deliver, and shall cause each Restricted Subsidiary to execute and deliver, to the Collateral Trustee collateral assignments of leases or other Security Documents within 30 days of the Issue Date sufficient to permit the Security Coverage Test to be met, (b) use, and cause each Restricted Subsidiary to use, commercially reasonable efforts to obtain Waivers of Priority sufficient to meet the Security Coverage Test, and (c) promptly provide the Collateral Trustee with copies of all Waivers of Priority that the Issuer and the Restricted Subsidiaries have obtained for purposes of complying with this Section 7.8; provided, however, any Waiver of Priority obtained by the Issuer or any Restricted Subsidiary prior to the Issue Date shall be deemed to have been received as of the Issue Date for purposes of this Section 7.8; and, provided further, that neither the Issuer nor a Restricted Subsidiary shall be required to execute and deliver a collateral assignment of any lease pursuant to clause (a) of this Section 7.8 prior to obtaining a Waiver of Priority in respect thereof if doing so would reasonably be expected to invalidate such lease.

7.9	Restricted Payments

(a)	Subject to Section 7.9(b), the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)

declare or pay (without duplication) any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger, consolidation or amalgamation of the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (A) payable in Equity Interests (other than Disqualified Stock) of the Issuer or (B) to the Issuer or a Restricted Subsidiary of the Issuer);

(ii)	purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Issuer held by Persons other than any of the Issuer’s Restricted Subsidiaries;

(iii)

make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness (other than intercompany Indebtedness permitted under Section 7.10(b)(ix)), except: (A) a payment of interest or payment of principal at the Stated Maturity thereof or (B) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition; or

(iv)	make any Restricted Investment;

all such payments and other actions set forth in Sections 7.9(a)(i) through 7.9(a)(iv) above are collectively referred to as “Restricted Payments”.

permitted	by Sections 7.9(b)(ii) through 7.9(b)(x), 7.9(b)(xii), 7.9(b)(xv), 7.9(xvii), and 7.9(b)(xviii) is less than the sum, without duplication, of:

(b)	Section 7.9(a) will not prohibit, so long as, in the case of Sections 7.9(b)(viii), 7.9(b)(xv), and 7.9(b)(xvii) no Default has occurred and is continuing or would be caused thereby:

(i)	[Reserved];

(ii)	the payment of any dividend or similar distribution by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis;

(iii)

the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock), including cash proceeds received from an exercise of warrants (subject to Section 7.20) or options, or from the contribution (other than by a Subsidiary of the Issuer) of capital to the Issuer in respect of its Equity Interests (other than Disqualified Stock); in each case within 60 days of such Restricted Payment;

(iv)

the defeasance, redemption, repurchase, retirement or other acquisition of Subordinated Indebtedness with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness within 60 days of such defeasance, redemption, repurchase, retirement or other acquisition;

(v)

Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of a substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests (other than Disqualified Stock) of the Issuer within 60 days of such Restricted Payment;

(vi)

the repurchase, redemption or other acquisition or retirement of Equity Interests deemed to occur upon the exercise or exchange of stock options, warrants or other similar rights to the extent such Equity Interests represent a portion of the exercise or exchange price of those stock options, warrants or other similar rights;

(vii)

the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer held by any current or former officer, director or employee (or any of their respective heirs or estates or permitted transferees) of the Issuer or any Restricted Subsidiary of the Issuer pursuant to any employee equity subscription agreement, stock option agreement, stock matching program, stockholders’ agreement or similar agreement entered into in the ordinary course of business; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any calendar year will not exceed $10.0 million (with unused amounts in any calendar year being carried over to the next succeeding calendar year only);

(viii)	dividends on Disqualified Stock issued in compliance with Section 7.10 to the extent such dividends are included in the definition of Consolidated Fixed Charges with respect to the Issuer;

(ix)

the payment of cash in lieu of fractional Equity Interests in connection with stock dividends, splits or business combinations or the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Issuer or any of its Restricted Subsidiaries that are not derivative securities;

(x)	payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of assets that complies with the provisions of Section 12.1;

(xi)

the repurchase, redemption or other acquisition or retirement for value of any Indebtedness pursuant to provisions in documentation governing such Indebtedness similar to those described in Section 7.14 or Section 7.15, provided that, prior to such repurchase, redemption or other acquisition or retirement, the Issuer (or a third party to the extent permitted by this Indenture) shall have made a Change of Control Offer or Asset Sale Offer with respect to the Notes and shall have repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer;

(xii)

payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholdings or similar taxes payable upon exercise of Equity Interests, restricted stock units, or stock appreciation rights by any future, present or former employee, director, officer, member of management or consultants (or any of their respective heirs or estates or permitted transferees) of the Issuer or any Restricted Subsidiary (including the repurchase of Equity Interests from such Persons to the extent the proceeds are used to make tax payments);

(xiii)

payments made or expected to be made by the Issuer to the holders of Equity Interests of the Issuer in accordance with a distribution reinvestment plan or dividend reinvestment plan to the extent such payments are applied to the purchase of Equity Interests directly from the Issuer;

(xiv)

payments made or expected to be made by the Issuer or a Restricted Subsidiary to minority interest stockholders of a Subsidiary in connection with the purchase, acquisition, redemption or retirement of such minority stockholders’ Equity Interests in the applicable Subsidiary;

(xv)

any other Restricted Payment provided that, at the time of and after giving effect to such Restricted Payment, the aggregate of such Restricted Payment and all other Restricted Payments made under this clause (xv) since the Issue Date does not exceed 10 million, provided however, that that such amount shall be subject to reduction by the amount of all Permitted Investments made since the Issue Date pursuant to clause (w) in the definition of “Permitted Investment”;

(xvi)

payments to stockholders of Persons who are controlled by the Issuer or its Restricted Subsidiaries through management service agreements in connection with the purchase, acquisition, redemption or retirement of such stockholders’ Equity Interests in the applicable Person;

(xvii)	payments made directly or indirectly by one or more arm’s length third parties;

(xviii)	payments made pursuant to the Management Incentive Plan; and

(xix)

the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer pursuant to a normal course issuer bid; provided that immediately after giving effect to any such transaction pursuant to this Paragraph (xviii), the Consolidated Net Leverage Ratio of the Issuer would not exceed 3.0 to 1.0.

(c)

In determining whether any Restricted Payment (or a portion thereof) is permitted by the foregoing paragraphs (a) or (b) of this Section 7.9, the Issuer may allocate or reallocate all or any portion of such Restricted Payment among the clauses of paragraph (b) of this Section 7.9, or the clauses of the definition of “Permitted Investment”, provided that at the time of such allocation or reallocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of the foregoing covenant or the definition of “Permitted Investment” (or any combination of the foregoing).

(d)

The amount of all Restricted Payments will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

7.10	Incurrence of Indebtedness

(a)

Subject to Section 7.10(b), the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) Incur any Indebtedness (including Acquired Debt) or (ii) issue any Disqualified Stock; provided, however, that the Issuer and the Restricted Subsidiaries may Incur Indebtedness (including Acquired Debt) or issue Disqualified Stock.

(b)	Section 7.10(a) will not prohibit the Incurrence of any of the following (collectively, “Permitted Debt”):

(i)

the Incurrence by the Issuer of Indebtedness and Guarantor under this Indenture that, at the time of and after giving effect to such Incurrence and all other Incurrences made under this paragraph (i) since the Issue Date and which remain outstanding, does not exceed $15 million, provided that such Indebtedness (A) shall not have a Maturity date that is prior to the date that is 91 days after the latest possible Maturity date hereunder; and (B) following the Incurrence thereof, Cannabist shall undertake commercially reasonable efforts, including engaging an investment dealer, to issue Equity Interests within 120 days of such Incurrence for gross proceeds equal to or greater than an amount equal to 50% of the aggregate principal amount of such Indebtedness (Indebtedness Incurred pursuant to this paragraph (i) being referred to as “Permitted Pari Indebtedness”)

(ii)	[Reserved];

(iii)

the Incurrence by the Issuer or any Restricted Subsidiary of Lease Obligations in the ordinary course of business in respect of (A) retail locations for dispensaries, (B) cultivation and/or manufacturing facilities, or (C) equipment that will be used at dispensaries and/or cultivation and manufacturing facilities;

(iv)	[Reserved];

(v)	[Reserved];

(vi)	the Incurrence of Existing Indebtedness;

(vii)

the Incurrence by the Issuer and the Guarantors of Indebtedness represented by the Notes and the Subsidiary Guarantees, in each case, issued on the Issue Date, and any subsequent Incurrence by a Guarantor of Indebtedness represented by a Subsidiary Guarantee;

(viii)

the Incurrence by the Issuer or any Restricted Subsidiary of the Issuer of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be Incurred under clauses (ii), (iv), (vi) and (xv) of this Section 7.10(b);

(ix)	the Incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by the Issuer or any of its Restricted Subsidiaries; provided, however, that:

(A)

if the Issuer or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Issuer, or any Subsidiary Guarantee, in the case of a Guarantor;

(B)	such Indebtedness owed to the Issuer or any Guarantor must be unsubordinated obligations, unless the obligor under such Indebtedness is the Issuer or a Guarantor; and

(C)

(1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary thereof and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary thereof, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this Section 7.10(b)(ix);

(x)

the issuance by any Restricted Subsidiary to the Issuer or to any of its Restricted Subsidiary of any preferred stock or Disqualified Stock; provided, however, that (A) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock or Disqualified Stock being held by a Person other than the Issuer or Restricted Subsidiary thereof and (B) any sale or other transfer of any such preferred stock or Disqualified Stock to a Person that is not either the Issuer or a Restricted Subsidiary thereof, will be deemed, in each case, to constitute an issuance of such preferred stock or Disqualified Stock by such Restricted Subsidiary that was not permitted by this clause (x);

(xi)	the guarantee by the Issuer or any of the Guarantors of Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer that was permitted to be Incurred by another provision of this covenant;

(xii)	the Incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations for the purpose of managing risks in the ordinary course of business and not for speculative purposes;

(xiii)

the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance bonds, completion bonds, bid bonds, appeal bonds and surety bonds or other similar bonds or obligations, and any guarantees or letters of credit functioning as or supporting any of the foregoing, in each case provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(xiv)

the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within one year following such drawing or Incurrence;

(xv)	the Incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Acquisition Indebtedness;

(xvi)

the Incurrence of Indebtedness representing deferred compensation to directors, officers, members of management or employees (in their capacities as such) of the Issuer or any of its Restricted Subsidiaries and Incurred in the ordinary course of business;

(xvii)

the Incurrence of Indebtedness issued by Issuer or any of its Restricted Subsidiaries to any current or former officer, director or employee (or any of their respective heirs or estates or permitted transferees) of the Issuer or any Restricted Subsidiary to finance the purchase or redemption of Equity Interests to the extent described in paragraph 7.9(b)(vii);

(xviii)

the Incurrence of unsecured Indebtedness by the Issuer or any of its Restricted Subsidiaries that, at the time of and after giving effect to such Incurrence and all other Incurrences made under this clause (xviii) since the Issue Date and which remain outstanding, does not exceed $10 million; or

(xix)

the Incurrence of Indebtedness by the Issuer or any of its Restricted Subsidiaries that is secured by a Lien permitted by clause (hh) of the definition of Permitted Lien and that, at the time of and after giving effect to such Incurrence and all other Incurrences made under this clause (xix) since the Issue Date and which remain outstanding, does not exceed $10 million.

(c)

For purposes of determining compliance with this covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in Section 7.10(b)(i) through (xix) above, the Issuer will be permitted to divide and classify such item of Indebtedness at the time of its Incurrence in any manner that complies with this Section 7.10. In addition, any Indebtedness originally divided or classified as Incurred pursuant to Section 7.10(b)(i) through (xix) above may later be re-divided or reclassified by the Issuer such that it will be deemed as having been Incurred pursuant to another of such clauses or such paragraph (or a combination thereof); provided that such re-divided or reclassified Indebtedness could be Incurred pursuant to such new clause or such paragraph (or a combination thereof) at the time of such re-division or reclassification. Notwithstanding the foregoing, Indebtedness outstanding on the Issue Date will be deemed to have been Incurred on such date in reliance on the exception provided pursuant to Section 7.10(b)(vi). Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in such determination.

(d)

Notwithstanding any other provision of this covenant and for the avoidance of doubt, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies or increases in the value of property securing Indebtedness which occur subsequent to the date that such Indebtedness was Incurred as permitted by this covenant.

(e)

The Issuer will not, and will not permit any Guarantor to, Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of the Issuer or such Guarantor unless such Indebtedness is subordinate in right of payment to the Notes and such Guarantor’s Subsidiary Guarantee to the same extent.

7.11	Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

(a)

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i)

pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Issuer or any of its Restricted Subsidiaries or pay any liabilities owed to the Issuer or any of its Restricted Subsidiaries (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on any other Capital Stock shall not be deemed a restriction on the ability to pay any dividends or make any other distributions);

(ii)	make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(iii)	transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

(b)	Section 7.11(a) will not apply to encumbrances or restrictions:

(i)

existing under, by reason of or with respect to any Existing Indebtedness, Capital Stock or any other agreements or instruments in effect on the Issue Date and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements or refinancings are, in the reasonable good faith judgment of the Issuer, not materially more restrictive, taken as a whole, than those contained in the Existing Indebtedness, Capital Stock or such other agreements or instruments, as the case may be, as in effect on the Issue Date;

(ii)

under agreements governing other Indebtedness permitted to be Incurred under Section 7.10 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements if either the encumbrance or restriction will not, in the good faith judgement of the Issuer, materially affect the Issuer’s ability to make principal or interest payments on the Notes;

(iii)	set forth in this Indenture, the Notes and the Subsidiary Guarantees or contained in any other instrument relating to any such Indebtedness;

(iv)	existing under, by reason of or with respect to applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(v)

with respect to any Person or the property or assets of a Person acquired by the Issuer or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with, or in contemplation of, such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition;

(vi)	in the case of a transfer contemplated under Section 7.11(a)(iii):

(A)	that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(B)

existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Issuer or any Restricted Subsidiary thereof not otherwise prohibited by this Indenture;

(C)	purchase money obligations for property acquired in the ordinary course of business and Lease Obligations, in each case which impose restrictions on the property so acquired;

(D)

provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Issuer’s Board of Directors or in the ordinary course of business, which limitation is applicable only to the assets that are the subject of such agreements;

(E)

any instrument governing secured Indebtedness to the extent such restriction only affects the property that secures such Indebtedness pursuant to the Indebtedness Incurred and Liens granted in compliance with this Indenture; or

(F)

arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any Restricted Subsidiary thereof in any manner material to the Issuer or any Restricted Subsidiary thereof;

(vii)

existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary that restrict distributions, loans or advances by that Restricted Subsidiary or transfers of such Capital Stock, property or assets pending such sale or other disposition;

(viii)

contained in Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness that are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(ix)	pursuant to Liens permitted to be incurred under Section 7.7 that limit the right of the debtor to dispose of the assets subject to such Liens;

(x)	contained in agreements entered into in connection with Hedging Obligations permitted from time to time under this Indenture;

(xi)	constituting customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(xii)	existing under restrictions on the transfer of property or assets required by any regulatory authority having jurisdiction over any Restricted Subsidiary of the Issuer or any of their businesses;

(xiii)

contained in agreements entered into in the ordinary course of business, not related to any Indebtedness, that do not, individually or in the aggregate, materially detract from the value of property or assets of any Restricted Subsidiary of the Issuer;

(xiv)

existing under restrictions on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(xv)

with respect to an Unrestricted Subsidiary of the Issuer pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction shall not extend to any assets or property of the Issuer or any Restricted Subsidiary thereof other than the assets and property so acquired; and

(xvi)

any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the agreements, instruments or obligations referred to in clauses (i) through (xv) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive, taken as a whole, with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

7.12	Transactions with Affiliates

(a)

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $5 million for any Affiliate Transaction or series of related Affiliate Transactions, unless:

(i)

such Affiliate Transaction is on terms that, taken as a whole, are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Issuer or such Restricted Subsidiary with a Person that is not an Affiliate of the Issuer; and

(ii)	the Issuer delivers to the Trustee:

(A)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a Board Resolution set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Issuer; and

(B)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25 million, an Officers’ Certificate certifying that, in the good faith determination of the certifying officers, such Affiliate Transaction has undergone an appraisal by a third party which has been approved by a majority of the disinterested directors of the Board of the Directors of the Issuer.

(b)	The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 7.12(a):

(i)	transactions between or among the Issuer and/or its Restricted Subsidiaries;

(ii)	payment of reasonable and customary fees to, and reasonable and customary indemnification and similar payments to officers, directors, employees or consultants of the Issuer and its Subsidiaries;

(iii)	any Permitted Investments (other than pursuant to clauses (c) and (j) of the definition thereof) or Restricted Payments that are permitted under Section 7.9;

(iv)	any issuance of Equity Interests (other than Disqualified Stock) of the Issuer to, or receipt of any capital contribution from, any Affiliate of the Issuer;

(v)

transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(vi)

transactions pursuant to agreements or arrangements in effect on the Initial Issue Date, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to, or restrictive on, the Issuer and its Restricted Subsidiaries than the original agreement or arrangement in existence on the Issue Date;

(vii)

any employment, consulting, service or termination agreement, employee benefit plan or arrangement, reasonable indemnification arrangements or any similar agreement, plan or arrangement, entered into by the Issuer or any of its Restricted Subsidiaries with officers, directors, consultants or employees of the Issuer or any of its Restricted Subsidiaries and the payment of compensation or benefits to officers, directors, consultants and employees of the Issuer or any of its Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), and any payments, indemnities or other transactions permitted or required by law, statutory provisions or any of the foregoing agreements, plans or arrangements; so long as such agreement or payment has been approved by a majority of the disinterested members of the Board of Directors of the Issuer;

(viii)	transactions permitted by, and complying with, Section 12.1;

(ix)

payment of reasonable and customary fees and reimbursements and expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Issuer, any of its Restricted Subsidiaries, or any direct or indirect parent of the Issuer;

(x)

transactions with Affiliates solely in their capacity as holders of Indebtedness or Capital Stock of the Issuer or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(xi)

any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged or consolidated with or into the Issuer or a Restricted Subsidiary, as such agreement may be amended, modified, supplemented, extended or renewed from time to time; provided that such agreement was not entered into contemplation of such acquisition, merger or consolidation, and so long as any such amendment, modification, supplement, extension or renewal, when taken as a whole, is not materially more disadvantageous to the Holders of the Notes in any material respect, than the applicable agreement as in effect on the date of such acquisition, merger or consolidation;

(xii)

transactions with customers, clients, joint ventures, joint venture partners, suppliers, or purchasers or sellers of goods or services that are Affiliates of the Issuer, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, provided that in the reasonable determination of the Board of Directors of the Issuer, such transactions are on terms not less favorable to the Issuer or the relevant Restricted Subsidiary than those that could reasonably be expected to be obtained in an comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Issuer;

(xiii)

payments to an Affiliate in respect of the Notes or any other Indebtedness of the Issuer or any of its Restricted Subsidiaries on the same basis as concurrent payments are made or offered to be made in respect thereof to non-Affiliates or on a basis more favorable to such non-Affiliate; or

(xiv)

transactions in which the Issuer or any Restricted Subsidiary of the Issuer, as the case may be, delivers to the Trustee a letter from a Canadian or U.S. nationally recognized accounting, appraisal or investment banking firm stating that the financial terms of such transaction (or a series of related transactions) are fair to the Issuer or such Restricted Subsidiary from a financial point of view or meet the requirements of clause (1) of the first paragraph of this covenant

7.13	Business Activities, Material Permits, and Material Contracts

(a)

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuer and its Restricted Subsidiaries taken as a whole; it being understood that the Issuer and its Restricted Subsidiaries shall be deemed to be in compliance with the foregoing covenant in respect of the acquisition of another Person that is primarily engaged in a Permitted Business or the acquisition of business operations that primarily consist of a Permitted Business.

(b)

Except in connection with dispositions of assets or other transactions expressly permitted by this Indenture, the Issuer shall, and shall cause each of its Restricted Subsidiaries to, maintain in full force and effect, and shall cause each of its Restricted Subsidiaries to, perform all material obligations required to be performed thereunder, all Material Contracts to which the Issuer or its Restricted Subsidiaries are party to as of the Issue Date.

(c)

Except in connection with dispositions of assets or other transaction permitted by this Indenture, the Issuer shall, and shall cause each of its Restricted Subsidiaries to, obtain and maintain in full force and effect all Material Permits necessary for the operation of its business in accordance with all applicable law, except where the failure to obtain or maintain could not reasonably be expected to cause a Material Adverse Effect.

7.14	Repurchase at the Option of Holders – Change of Control

(a)

If a Change of Control occurs, the Issuer will be required to make an offer to each Holder of Notes to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Issuer will offer a payment (the “Change of Control Payment”) in cash equal to not less than 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase (the “Change of Control Payment Date” which date will be no earlier than the date of such Change of Control).

(b)

No later than 30 days following any Change of Control, the Issuer will mail or electronically transmit a notice to each Holder describing the transaction or transactions that constitute the Change of Control, offer to repurchase Notes on the Change of Control Payment Date specified in such notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is mailed or electronically transmitted and describe the procedures, as required by this Indenture, that Holders must follow in order to tender Notes (or portions thereof) for payment and withdraw an election to tender Notes (or portion thereof) for payment. Notwithstanding anything to the contrary herein, a Change of Control Offer by the Issuer, or by any third party making a Change of Control Offer in lieu of the Issuer as described below, may be made in advance of a Change of Control, conditional upon such Change of Control if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

(c)

The Issuer will comply with the requirements of any Applicable Securities Legislation to the extent such requirements are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any Applicable Securities Legislation conflict with the Change of Control provisions of this Indenture, or compliance with the Change of Control provisions of this Indenture would constitute a violation of any such laws or regulations, the Issuer will comply with the Applicable Securities Legislation and will not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of such compliance.

(d)	On or before the Change of Control Payment Date, the Issuer will, to the extent lawful:

(i)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii)

deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

(e)

On the Change of Control Payment Date, the Paying Agent will promptly mail or wire transfer to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple of $1,000 in excess thereof.

(f)	The Issuer will advise the Trustee and the Holders of the Notes of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(g)

If the Change of Control Payment Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no other interest will be payable to Holders who tender pursuant to the Change of Control Offer.

(h)

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described below, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party, as the case may be, will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem or purchase, as applicable, all Notes that remain outstanding following such purchase at a redemption price or purchase price, as the case may be, in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, to the Redemption Date.

(i)

The provisions of Section 7.14 that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Indenture are applicable.

(j)

Except as described in Section 7.14, the Holders of Notes shall not be permitted to require that the Issuer repurchase or redeem any Notes in the event of a takeover, recapitalization, privatization or similar transaction. In addition, Holders of Notes are not entitled to require the Issuer to purchase their Notes in circumstances involving a significant change in the composition of the Board of Directors of the Issuer.

(k)	Notwithstanding anything to the contrary in this Section 7.14, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if:

(i)

a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer; or

(ii)	a Redemption Notice has been given pursuant to Section 4.7, unless and until there is a default in payment of the applicable Redemption Price.

7.15	Repurchase at the Option of Holders – Asset Sales

(a)	The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:

(i)

the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration in respect of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(ii)

if the Asset Sale would result a disposition of more than 10% of the total assets of the Issuer and each Restricted Subsidiary, the Issuer obtains the consent (which, for greater certainty may be obtained in writing) from Holders of a majority of the aggregate principal amount of the Notes then outstanding;

(iii)

if the Asset Sale is expected to result in Net Proceeds greater than $5.0 million, such Asset Sale has received the unanimous approval of the Supporting Senior Noteholders Directors on Cannabist’s Board of Directors;

(iv)	if any Event of Default has occurred and is continuing, such Asset Sale is unanimously approved by Cannabist’s Board of Directors;

(v)

each Asset Sale shall be completed for at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents, unless such Asset Sale was approved by: (i) two-thirds of Cannabist’s Board of Directors if such Asset Sale is completed for less than $5.0 million of Net Proceeds, or (ii) unanimously approved by the Supporting Senior Noteholders Directors if such Asset Sale is completed for greater than than $5.0 million of Net Proceeds. For purposes of this provision, each of the following will be deemed to be cash:

(A)

any liabilities, as shown on the Issuer’s or such Restricted Subsidiary’s most recently available annual or quarterly balance sheet, of the Issuer or any of its Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement or similar agreement that releases the Issuer or such Restricted Subsidiary from further liability;

(B)

any notes or other obligations received by the Issuer or any such Restricted Subsidiary in such Asset Sale that are converted within 365 days by the Issuer or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(C)

any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale, having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) (without giving effect to subsequent changes in value that is at the time outstanding), not to exceed 10% of the Consolidated Net Tangible Assets of the Issuer measured at the time the determination is made.

Notwithstanding the foregoing, any Asset Sale for which the Issuer has obtained the consent from Holders of a majority of the aggregate principal amount of the Notes then outstanding (which, for greater certainty may be obtained in writing) shall only require the approval of the majority of Cannabist’s Board of Directors.

(b)

Subject to Section 4.17, within 274 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer or its Restricted Subsidiaries may apply an amount equal to such Net Proceeds to, at its option, any combination of the following purposes:

(i)

to permanently repay, prepay, redeem, purchase or repurchase through open market transactions the 2028 Notes and 2028 Convertible Notes of the Issuer or any of its Restricted Subsidiaries secured by a Lien and, if the Indebtedness so repaid is revolving credit Indebtedness, to correspondingly permanently reduce commitments with respect thereto; or

(ii)

if approved by a majority of the independent directors on Cannabist’s Board of Directors (an “Approved Alternate Use”), to reinvest in new assets and make any capital expenditure in or that is used or useful in a Permitted Business or to purchase Replacement Assets (or enter into a binding agreement to make such capital expenditure or to purchase such Replacement Assets), or for other general working capital purposes.

(c)

Notwithstanding anything else contained in this Indenture, upon the Issuer’s or its Restricted Subsidiaries’ receipt of the first $36.5 million of aggregate Net Proceeds from Approved Sales which have closed during the Sale Period (“Retained Proceeds”), such Retained Proceeds may be retained by the Issuer or its Restricted Subsidiaries to reinvest in new assets and make any capital expenditure in or that is used or useful in a Permitted Business or to purchase Replacement Assets (or enter into a binding agreement to make such capital expenditure or to purchase such Replacement Assets), or for other general working capital purpose.

(d)

An amount equal to any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraphs shall be deemed to be “Excess Proceeds” subject to an Asset Sale Offer as set forth herein unless there is an Approved Alternate Use, approved by a majority of the independent directors on Cannabist’s Board of Directors pursuant to Section 7.15(b) hereof. If on any date, the

Issuer has received Net Proceeds from an Asset Sale not reinvested pursuant to this Section 7.15, such proceeds shall be deemed to be “Excess Proceeds”, and on or before the 280th day after receipt thereof, Issuer will either (i) redeem 2028 Notes and Convertible 2028 Notes (on a pro rata basis, and in accordance with Section 4.7), or (ii) make an offer (an “Asset Sale Offer”) to all Holders of Notes and all holders of other First-Lien Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other First-Lien Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase (subject to the right of Holders on the relevant record date to receive interest on the relevant interest payment date), and will be payable in cash. The Issuer may satisfy the foregoing obligation with respect to such Excess Proceeds from an Asset Sale by making an Asset Sale Offer in advance of being required to do so by this Indenture (an “Advance Offer”) with respect to all or part of the available Excess Proceeds (the “Advance Portion”). If any Excess Proceeds remain unapplied after the consummation of an Asset Sale Offer, the Issuer and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture; provided that pending any such application, the proceeds of the Asset Sale, whether assets, property or cash, are subject to a First-Priority Lien under Article 8. If the aggregate principal amount of Notes and other First-Lien Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes (and the Issuer or the respective agent for such other First-Lien Indebtedness shall select such other First-Lien Indebtedness) to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $1,000, or in integral multiples of $1,000 in excess thereof, shall be purchased , and the Issuer or the respective agent for such other First-Lien Indebtedness shall make such adjustments for such other First-Lien Indebtedness). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero (regardless of whether there are any remaining Excess Proceeds upon such completion), and in the case of an Advance Offer, the Advance Portion shall be excluded in subsequent calculations of Excess Proceeds.

(e)

Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, will be governed by Section 7.14 and/or Section 12.1, and not by the provisions of this Section 7.15.

(f)

If the Asset Sale Offer purchase date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no other interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(g)

Within five Business Days after the Issuer is obligated to make an Asset Sale Offer as described in the preceding paragraphs, the Issuer will deliver a written notice to the Holders, accompanied by such information regarding the Issuer and its Affiliates as the Issuer in good faith believes will enable such Holders to make an informed decision with respect to such Asset Sale Offer. Such notice shall state, among other things, the purchase price and the purchase date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is delivered.

(h)	Without limiting the foregoing:

(i)	any Holder may decline any offer of prepayment pursuant to this Section 7.15; and

(ii)	the failure of any such Holder to accept or decline any such offer of prepayment shall be deemed to be an election by such Holder to decline such prepayment.

(i)

The Issuer will comply with the requirements of any Applicable Securities Legislation to the extent such requirements are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any Applicable Securities Legislation conflict with the Asset Sale provisions of this Indenture, or compliance with the Asset Sale provisions of this Indenture would constitute a violation of Applicable Securities Legislation, the Issuer will comply with the Applicable Securities Legislation and will not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

(j)

Notwithstanding the foregoing, if the Issuer or its Restricted Subsidiaries realize more than $40 million of Net Proceeds from the sale of Verano Common Shares (following the payment of the consent fee to the Supporting Senior Noteholders in accordance with Section 4.17) on or before March 31, 2026, any incremental Net Proceeds in excess of $40 million shall be applied in accordance with Section 7.15(b)(i).

7.16	Suspension of Covenants

(a)	If on any date following the Issue Date:

(i)	the Notes receive an Investment Grade Rating from 50% or more of the Designated Rating Organizations that have provided ratings of the Notes (“Investment Grade Status”); and

(ii)	no Default or Event of Default shall have occurred and be continuing on such date,

then beginning on that day and continuing until such time, if any, at which the Notes cease to have Investment Grade Status (such period, the “Suspension Period”), the Sections listed below (the “Suspended Covenants”) will no longer be applicable to the Notes and any related default provisions of this Indenture will cease to be effective and will not be applicable to the Issuer and its Restricted Subsidiaries:

(A)	Section 7.9;

(B)	Section 7.10;

(C)	Section 7.11;

(D)	Section 7.12;

(E)	Section 7.15; and

(F)	Section 12.1(a)(C).

(b)

If at any time the Notes cease to have Investment Grade Status, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of this Indenture with respect to future events for the benefit of the Notes (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes again achieve Investment Grade Status and no Default or Event of Default shall have occurred and be continuing on such date (in which event the Suspended Covenants shall no longer be in effect unless and until the Notes cease to have such Investment Grade Status). Such Suspended Covenants will not, however, be of any effect with regard to the actions of the Issuer and its Restricted Subsidiaries properly taken during the continuance of the Suspension Period.

(c)

With respect to the Restricted Payments made after any Reversion Date, the amount of Restricted Payments will be calculated as though Section 7.9 had been in effect prior to, but not during, the Suspension Period. All Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to Section 7.10(b)(vi). Any encumbrance or restriction of the type specified in Sections 7.11(a)(i), 7.11(a)(ii) and 7.11(a)(iii) entered into (or which the Issuer or any Restricted Subsidiary become legally obligated to enter into) during the Suspension Period will be deemed to have been in effect on the Issue Date so that they are permitted under Section 7.11(b)(i). Any contract, agreement, loan, advance or guarantee with or for the benefit of any Affiliate of the Issuer entered into (or which the Issuer or any Restricted Subsidiary became legally obligated to enter into) during the Suspension Period will be deemed to have been in effect on the Issue Date so that they are permitted under Section 7.12(b)(vi). Upon the occurrence of a Suspension Period, the amount of Excess Proceeds shall be reset at zero. During a Suspension Period, the Issuer may not designate any of its Restricted Subsidiaries to be Unrestricted Subsidiaries.

(d)	Notwithstanding that the Suspended Covenants may be reinstated, and notwithstanding anything else contained herein:

(i)

no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or on the Reversion Date) or after the Suspension Period based solely on events that occurred during the Suspension Period; and

(ii)

neither (a) the continued existence, after the Reversion Date, of facts or circumstances or obligations that were incurred or otherwise came into existence during a Suspension Period nor (b) the performance of any such obligations, shall constitute a breach of any covenant set forth in this Indenture or cause a Default or Event of Default thereunder; provided that (1) the Issuer and its Restricted Subsidiaries did not incur or otherwise cause such facts or circumstances or obligations to exist in anticipation of the Notes ceasing to have Investment Grade Status and (2) the Issuer reasonably expected that such incurrence or actions would not result in such ceasing.

(e)

The Issuer shall notify the Trustee that the conditions set forth in this Section 7.16(a) have been satisfied; provided that such notification shall not be a condition for the suspension of the covenants set forth above to be effective. The Trustee shall be under no obligation to monitor the ratings of the Notes, determine whether the Notes achieve Investment Grade Status or notify the Holders that the conditions set forth in this Section 7.16(a) have been satisfied.

7.17	Post-Closing Security Registration

The Issuer shall, and shall cause each Restricted Subsidiary to, use commercially reasonable efforts to provide within one hundred and twenty (120) days after the Issue Date (a) deposit account control agreements with respect to all of their respective deposit accounts in favor of the Trustee, in form and substance reasonably satisfactory to the Supporting Senior Noteholders’ Representative (collectively, the “Controlled Accounts”), provided that Controlled Accounts shall exclude those accounts listed in Section 3 of Appendix D and any other deposit accounts used exclusively for: (i) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3 102 on behalf of or for the benefit of employees of the Issuer and its Restricted Subsidiaries, (ii) amounts to be used to fund payroll obligations (including, but not limited to, amounts payable to any employment contracts between the Issuer and each Restricted Subsidiaries’ respective employees), and (iii) trust or fiduciary accounts; (b) mortgages with respect to all fee-owned real property owned by the Issuer or its Restricted Subsidiary; and (c) second-lien mortgages with respect to the fee-owned real property owned by the Unrestricted Subsidiaries listed in Section 5 of Appendix D to the extent obtaining agreements for such Controlled Accounts would result in a default under any Indebtedness of a Unrestricted Subsidiary.

7.18	Financial Covenants

(a)

Commencing on September 30, 2025, the Issuer and its Restricted Subsidiaries shall be required to maintain cash and Cash Equivalents held in (i) Controlled Accounts, and (ii) the accounts listed in Section 4 of Appendix D, on a consolidated basis, in an aggregate amount equal to or greater than $15 million at all times until the 2028 Notes and 2028 Convertible Notes are no longer outstanding, provided that, for purposes of determining the amount of Cash Equivalents under this Section 7.18(a), Cash Equivalents shall be deemed to include Verano Common Shares owned by the Issuer and its Restricted Subsidiaries and which shall deemed to be valued at 66.67% of the 5-day Volume-Weighted Average Price on the Cboe Canada (or such other recognized exchange on which the highest amount of trading activity in the Verano Common Shares may occur) as of the date of determination.

(b)

Commencing with its fiscal quarter ending March 31, 2026, the Issuer shall not permit the Consolidated Net Leverage Ratio for any period of four (4) consecutive fiscal quarters ending on any date set forth below, as applicable, to be greater than the applicable Consolidated Net Leverage Ratio set forth below as of any date of determination.

Fiscal Quarter End	Consolidated Net Leverage Ratio
March 31, 2026	5.58x
June 30, 2026	5.03x
September 30, 2026	4.53x
December 31, 2026	4.05x
March 31, 2027	3.78x
June 30, 2027	3.53x
September 30, 2027	3.49x
December 31, 2027, and at all times thereafter	3.44x

7.19	Nomination Rights of Supporting Senior Noteholders, Cannabist Board, Etc.

(a)

On the Issue Date, Cannabist shall have taken all necessary steps to appoint the Supporting Senior Noteholders Nominees to Cannabist’s Board of Directors (subject to such Supporting Senior Noteholder Nominee satisfying the Conditions and any state or local cannabis regulatory approvals). Thereafter, and until the date that is the later of the date that both the 2028 Notes and the 2028 Convertible Notes are no longer outstanding (the “Appointment Period”), the Supporting Senior Noteholders shall have the right to nominate two Supporting Senior Noteholders Nominees for election at a Directors Election Meeting. In order to facilitate the nomination of the Supporting Senior Noteholders Nominees, other than in connection with a Directors Election Meeting occurring within 75 days of the Issue Date, Cannabist shall notify the Holders of any Directors Election

Meeting at least 75 days prior to the date of such Directors Election Meeting. Thereafter, at least 45 days and no more than 75 days before each Directors Election Meeting, the Supporting Senior Noteholders Representative (on behalf of the majority of the aggregate principal amount of 2028 Notes and 2028 Convertible Notes then held by the Supporting Senior Noteholders) will deliver to Cannabist (c/o its Board of Directors) in writing the names of the two Supporting Senior Noteholders Nominees together with the information regarding such Supporting Senior Noteholders Nominee (including the aggregate principal amount of 2028 Notes and 2028 Convertible Notes beneficially owned or over which control or direction is exercised by such Supporting Senior Noteholders Nominees and a biography of such Supporting Senior Noteholders Nominee) that Cannabist is required by the Act, Applicable Securities Laws and any other applicable Laws to include in a management information circular of Cannabist to be sent to shareholders of Cannabist in respect of such Directors Election Meeting and such other information reasonably requested by Cannabist and that is consistent with the information Cannabist intends to publish about the Supporting Senior Noteholders Nominee as directors of Cannabist in such management information circular (the “Nomination Letter”).

(b)

If either of the Supporting Senior Noteholders Nominees are not elected by Cannabist’s shareholders at any Director Election Meeting following the Issue Date, the Supporting Senior Noteholder Representative shall provide alternative Supporting Senior Noteholder Nominees in the manner set forth in Section 7.19(a) and Cannabist’s Board of Directors shall appoint such alternative Supporting Senior Noteholders Nominees forthwith following the resignation of the Supporting Senior Noteholders Nominee that failed to be elected. Upon the Issue Date, the Supporting Senior Noteholders Nominees shall be entitled to participate as observers in meetings of Cannabist’s Board of Directors until the later of: (i) the date on which they are appointed to Cannabist’s Board of Directors, as the case may be, and (ii) the date on which the Supporting Senior Noteholders Nominees have received applicable regulatory approval(s) under state and local law, at which time they will be able to act in their full authority as directors of Cannabist.

(c)

If the Holders fail to deliver the Nomination Letter to Cannabist at least 45 days before the Directors Election Meeting, the Holders shall be deemed to have designated the same Supporting Senior Noteholders Nominees that serve as directors of Cannabist at such time, subject to such individual satisfying the Conditions (as defined below) for re-election to the Board.

(d)

Notwithstanding anything to the contrary herein, each Supporting Senior Noteholders Nominee shall, upon nomination and at all times while serving on the Board of Directors, (i) meet the qualification requirements to serve as an independent director (within the meaning of NI 52-110) as reasonably determined by the Board of Directors, (ii) shall not be affiliated with any competitors of Cannabist or its Restricted Subsidiaries, and (iii) meet the qualification requirements to serve as a director under the Act, Articles, Applicable Securities Legislation, any other applicable Laws (including state or local cannabis Laws)

and the rules of any stock exchange on which the equity securities of Cannabist are then listed or trade ((i), (ii) and (iii) collectively being, the “Conditions”). Without limiting the foregoing, no Supporting Senior Noteholders Nominee may be a Person who has been convicted of a felony or a crime involving moral turpitude or a Person who is not acceptable to any stock exchange on which the equity securities of Cannabist are then listed or trade, a securities regulatory authority having jurisdiction over Cannabist or any other regulatory authority having jurisdiction over Cannabist or any of its Restricted Subsidiaries (including state or local cannabis regulators). In the event of the resignation, removal, death or incapacity of a director who is a Supporting Senior Noteholders Nominee that is serving on the Board, or in the event that a director who is a Supporting Senior Noteholders Nominee that is serving on the Board at any time ceases to satisfy any of the Conditions, the Holders shall be entitled to designate an individual satisfying each of the Conditions to replace such Director to serve on the Board by delivery of a written notice by the Supporting Senior Noteholders to Cannabist, and to the extent permitted by the Act and the Articles, the Board of Directors shall promptly appoint such individual as a director, or to the extent not so permitted, nominate such individual for election as a director at the next Directors Election Meeting.

(e)

Cannabist agrees that the Board of Directors shall (i) nominate the Supporting Senior Noteholders Nominees for election to the Board at each Director Election Meeting that is held during the Appointment Period, subject to his or her consent to serve and the satisfaction of the Conditions, and (ii) recommend, support and solicit proxies for the Supporting Senior Noteholders Nominees at each such Director Election Meeting in the same manner as it recommends, supports, and solicits proxies for the election of all other directors nominated by the Board of Directors for election at such Director Election Meeting.

(f)

Up to four (4) of Cannabist’s director positions will be eliminated as of the 2025 annual and general meeting of shareholders or thereafter, resulting in a seven-person Board (which, for greater certainty, shall include the Supporting Senior Noteholders Nominees or other director nominees if no Supporting Senior Noteholder Nominees are put forward). The Company shall not increase the size of its Board of Directors to more than seven (7) directors without the consent of the Supporting Senior Noteholders (which consent may be obtained in writing) during the Appointment Period. The Chairman of Cannabist’s Board of Directors shall be subject to approval by a majority of the independent directors serving on Cannabist’s Board of Directors.

7.20	Use of Warrant Proceeds

Upon the receipt of any Net Proceeds by the Issuer from the exercise of a Warrant or Warrants (“Warrant Proceeds”) following the Issue Date, the Issuer shall apply 40% of such Warrant Proceeds to undertake open market purchases of 2028 Notes and/or 2028 Convertible Notes through a registered broker dealer or agent and in accordance with Applicable Securities Legislation. The Issuer shall be entitled to apply the remaining balance of the Warrant Proceeds towards general working capital.

ARTICLE 8

SECURITY

8.1	Security

As security for the due payment of all principal, interest and any other amounts outstanding under the Notes and performance of all obligations of the Issuer and the Guarantors to each of the Holders, the Collateral Trustee and the Trustee from time to time, under or in respect of each Note, this Indenture, each Supplemental Indenture and each Subsidiary Guarantee, the Issuer shall grant pursuant to the Security Documents, and shall cause each Guarantor to grant pursuant to the Security Documents, in favour of the Collateral Trustee, in its own capacity and as trustee for the Holders and the Trustee:

(a)

a first-priority security interest in all present and after-acquired personal property of the Issuer and each Guarantor (other than Excluded Property) including a pledge of the Equity Interests owned by the Issuer and each Guarantor; and

(b)

a collateral assignment of leases in respect of leasehold property and all of the Issuer’s or such Guarantor’s interests therein to the extent required pursuant to Section 7.8 but subject to the provisions of such Section 7.8.

.

8.2	Equal and Rateable Security

The First-Priority Lien is for the equal and rateable benefit and security of all Holders and the Trustee, without any preference or priority of any Note over any other Note provided. Neither the Issuer nor any Guarantor shall create or permit to exist over any of its present or future assets, property or revenues, any Lien (other than the First-Priority Lien) as security for the Indebtedness of the Issuer evidenced or secured by any Note, unless the benefit of such Lien is extended equally and rateably to all Holders and the Trustee without any preference or priority of any Note over any other Note.

8.3	Effective Date of Security

The First-Priority Lien shall be effective as of the date of this Indenture whether or not the Notes are issued, or any moneys secured by the Notes are advanced, before or after or at the same time as the execution of this Indenture. The attachment of the First-Priority Lien has not been postponed and the First-Priority Lien shall attach to any particular Collateral as soon as the Issuer or the applicable Guarantor has rights in such Collateral.

8.4	Perfection of Security Interest

The Issuer shall take, and shall cause each Guarantor to take (on the Issue Date in the case of the Initial Guarantors and within 30 days of becoming a Guarantor in any other case), such action and execute and deliver to the Collateral Trustee (on its own behalf and on behalf of the Trustee and the Holders) the Security Documents and such other agreements, conveyances, deeds and other documents and instruments and make or cause to be made such filings, registrations or recordations as are necessary to perfect and preserve the First-Priority Lien in favour of the Collateral Trustee on behalf of the Trustee and the Holders (so far as may be possible under the local laws of the jurisdictions where the Collateral is situate) upon any of the Collateral to secure the payment of the indebtedness and performance of the obligations intended to be secured by this Indenture and the Supplemental Indentures together with (if so requested by the Collateral Trustee) an Opinion of Counsel with respect to such matters pertaining to the Security Documents and the perfection of the First-Priority Lien as the Collateral Trustee may reasonably request. Notwithstanding anything in the Indenture or Security Documents to the contrary, the Collateral Agent shall have no responsibility for the preparation, filing or recording of any instrument, document or financing statement or for the perfection or maintenance of any security interest created hereunder.

ARTICLE 9

DEFAULT AND ENFORCEMENT

9.1	Events of Default

Unless otherwise provided in a Supplemental Indenture relating to a particular series of Notes, an “Event of Default” means any one of the following events:

(a)	default for 30 days in the payment when due of interest on the Notes;

(b)	default in payment when due of the principal of, or premium, if any, on the Notes (whether at maturity, upon redemption or upon a required repurchase);

(c)	failure by Cannabist to comply with its obligations under Section 12.1;

(d)	failure by the Issuer or any of its Restricted Subsidiaries for 30 days to comply with the provisions of Section 7.14 or Section 7.15 to the extent not described in Section 9.1(b);

(e)

failure by the Issuer or any of its Restricted Subsidiaries for 60 days (including in connection with a Reporting Failure) after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of the other agreements in this Indenture;

(f)

default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(i)	is caused by a failure to make any payment on such Indebtedness when due and prior to the expiration of the grace period, if any, provided in such Indebtedness (a “Payment Default”); or

(ii)	results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default which remains outstanding or the maturity of which has been so accelerated for a period of 30 days or more, aggregates $25.0 million or more, provided that if any such Payment Default is cured or waived or any such acceleration is rescinded, as the case may be, such Event of Default under this Indenture and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgement or decree;

(g)

failure by the Issuer or any of its Restricted Subsidiaries to pay final non-appealable judgments (to the extent such judgments are not paid or covered by in-force insurance provided by a reputable carrier that has the ability to perform and has acknowledged coverage in writing) aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(h)

except as permitted by this Indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any such Guarantor, denies or disaffirms its Obligations under its Subsidiary Guarantee;

(i)	Cannabist or any Restricted Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i)	commences a voluntary case or proceeding;

(ii)	applies for or consents to the entry of an order for relief against it in an involuntary case or proceeding;

(iii)	applies for or consents to the appointment of a custodian of it or for all or substantially all of its assets; or

(iv)	makes a general assignment for the benefit of its creditors;

(j)

a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against Cannabist or any Restricted Subsidiary as debtor in an involuntary case or proceeding; (ii) appoints a custodian of Cannabist or any Restricted Subsidiary or a custodian for all or any substantial part of the assets of Cannabist or any Restricted Subsidiary; or (iii) orders the liquidation of Cannabist or any Restricted Subsidiary, and, in each such case, the order or decree remains unstayed and in effect for 60 consecutive days and, in the case of the insolvency of a Restricted Subsidiary, such Restricted Subsidiary remains a Restricted Subsidiary on such 60th day;

(k)

if the Noteholder Collateral Platform shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected First-Priority Lien on any material portion of the Collateral purported to be covered thereby and the Issuer or the applicable Guarantor does not take all steps reasonably required to provide the Collateral Trustee with a valid and perfected First-Priority Lien against such Collateral within five (5) Business Days of request therefor by the Collateral Trustee.

For greater certainty, for the purposes of this Section 9.1, an Event of Default shall occur with respect to a series of Notes if such Event of Default relates to a Default in the payment of principal, premium (if any), or interest on such series of Notes, in which case references to “Notes” in this Section 9.1 shall refer to Notes of that particular series.

For the purposes of this Article 9, where the Event of Default refers to an Event of Default with respect to a particular series of Notes as described in this Section 9.1, then this Article 9 shall apply mutatis mutandis to the Notes of such series and references in this Article 9 to the “Notes” shall be deemed to be references to Notes of such particular series, as applicable.

9.2	Acceleration of Maturity; Rescission, Annulment and Waiver

(a)

If an Event of Default occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may, and the Trustee at the request of such Holders shall, (i) declare by notice in writing to the Issuer and (if given by the Holders) to the Trustee, the principal of (and premium, if any) and accrued and unpaid interest to the date of acceleration on, all of the outstanding Notes immediately due and payable and, upon any such declaration, all such amounts will become due and payable immediately, and (ii) deliver an Enforcement Request to the Collateral Trustee; provided, however, that if an Event of Default specified in Section 9.1(i) or (j) occurs and is continuing, then subject to applicable law the principal of (and premium, if any) and accrued and unpaid interest on all of the outstanding Notes will thereupon become and be immediately due and payable without any declaration, notice or other action on the part of the Trustee or any Holder.

(b)

The Issuer shall deliver to the Trustee, within 10 days after the occurrence thereof, notice of any Payment Default or acceleration referred to in Section 9.1(f)(ii). In addition, for the avoidance of doubt, if an Event of Default specified in Section 9.1(b) occurs in relation to a failure by the Issuer to comply with the provisions of Section 7.14, “premium” shall include, without duplication to any other amounts included in “premium” for these purposes, the excess of:

(i)

the Change of Control Payment that was required to be offered in accordance with Section 7.14, in the event such offer was not made, or, in the event such offer was made, the Change of Control Payment that was required to be paid in accordance with Section 7.14; over

(ii)	the principal amount of the Notes that were required to be subject to such offer or payment, as applicable.

(c)	At any time after a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee:

(i)

the Holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Issuer, the Holders and the Trustee, may rescind and annul such declaration and its consequences if:

(A)

all existing Events of Default, other than the non-payment of amounts of principal of (and premium, if any) or interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived; and

(B)	such rescission would not conflict with any judgment or decree of a court of competent jurisdiction,

provided that if the Event of Default has occurred by reason of the non-observance or non-performance by the Issuer of any covenant applicable only to one or more series of Notes, then the Holders of a majority of the principal amount of the outstanding Notes of that series shall be entitled to exercise the foregoing power of rescission and the Trustee shall so act and it shall not be necessary to obtain a waiver from the Holders of any other series of Notes; and

(ii)

the Trustee, so long as it has not become bound to declare the principal and interest on the Notes (or any of them) to be due and payable, or to obtain or enforce payment of the same, shall have the power to waive any Event of Default if, in the Trustee’s opinion, the same shall have been cured or adequate satisfaction made therefor, and in such event to rescind and annul such declaration and its consequences, provided that no such rescission shall affect any subsequent Default or impair any right consequent thereon.

(d)

Notwithstanding Section 9.2(a), in the event of a declaration of acceleration in respect of the Notes because an Event of Default specified in Section 9.1(e) shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and written notice of such discharge or rescission, as the case may be, shall have been given to the Trustee by the Issuer and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the Notes, and no other Event of Default has occurred during such 30 day period which has not been cured or waived during such period.

(e)

The Holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Trustee, may on behalf of the Holders of all Notes waive any existing Default or Event of Default and its consequences under this Indenture, except a Default or Event of Default in the payment of interest on, or principal (or premium, if any) of, Notes; provided that if the Default or Event of Default has occurred by reason of the non-observance or non-performance by the Issuer of any covenant applicable only to one or more series of Notes, then the Holders of a majority of the principal amount of the outstanding Notes of such series shall be entitled to waive such Default or Event of Default and it shall not be necessary to obtain a waiver from the Holders of any other series of Notes.

(f)

In addition to any rights the Trustee or Holders may have pursuant to this Article 9, upon the occurrence of an Event of Default that is continuing, the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may, and the Trustee at the request of such Holders shall, have the right to seek the appointment of a receiver to take possession of Collateral and to enforce any of its remedies, with respect to such appointment without prior requirement to obtain a judgment for such appointment.

9.3	Collection of Indebtedness and Suits for Enforcement by Trustee

(a)	The Issuer covenants that if:

(i)	Default is made in the payment of any instalment of interest on any Note when such interest becomes due and payable and such default continues for a period of 30 days, or

(ii)	Default is made in the payment of the principal of (or premium, if any on) any Note at the Maturity thereof and such default continues for a period of three Business Days,

the Issuer will, upon demand of the Trustee, pay to the Trustee for the benefit of the Holders, the whole amount then due and payable on such Notes for principal (and premium, if any) and interest, and interest on any overdue principal (and premium, if any) and, to the extent that payment of such interest shall be legally enforceable, upon any overdue instalment of interest, at the rate borne by the Notes, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

(b)

If the Issuer fails to pay such amounts forthwith upon such demand, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer or any other obligor (including the Guarantors, if any) upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer or any other obligor upon the Notes, wherever situated.

(c)

If an Event of Default occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effective to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

9.4	Trustee May File Proofs of Claim

(a)

In case of any pending receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Issuer and its debts or any other obligor upon the Notes (including the Guarantors, if any), and their debts or the property of the Issuer or of such other obligor or their creditors, the Trustee (irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand on the Issuer for the payment of overdue principal (and premium, if any) or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)

to file and prove a claim for the whole amount of principal (and premium, if any) and interest owing and unpaid in respect of the Notes and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceeding; and

(ii)	to collect and receive any moneys or other securities or property payable or deliverable upon the conversion or exchange of such securities or upon any such claims and to distribute the same,

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee hereunder.

(b)

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

9.5	Trustee May Enforce Claims Without Possession of Notes

All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the rateable benefit of the Holders of the Notes in respect of which such judgment has been recovered.

9.6	Application of Monies by Trustee

(a)

Except as herein otherwise expressly provided, any money collected by the Trustee pursuant to this Article 9 shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal (or premium, if any) or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

(i)

first, in payment or in reimbursement to the Trustee of its reasonable compensation, costs, charges, expenses, borrowings, advances or other monies furnished or provided by or at the instance of the Trustee in or about the execution of its trusts under, or otherwise in relation to, this Indenture, with interest thereon as herein provided;

(ii)

second, but subject as hereinafter in this Section 9.6 provided, in payment, rateably and proportionately to the Holders, of the principal of and premium (if any) and accrued and unpaid interest and interest on amounts in default on the Notes which shall then be outstanding in the priority of principal first and then premium and then accrued and unpaid interest and interest on amounts in default unless otherwise directed by a resolution of the Holders in accordance with Article 12 and in that case in such order or priority as between principal, premium (if any) and interest as may be directed by such resolution; and

(iii)	third, in payment of the surplus, if any, of such monies to the Issuer or its assigns and/or the Guarantors, as the case may be;

provided, however, that no payment shall be made pursuant to Section 9.6(a)(ii) above in respect of the principal, premium or interest on any Notes held, directly or indirectly, by or for the benefit of the Issuer or any Subsidiary of the Issuer (other than any Notes pledged for value and in good faith to a Person other than the Issuer or any Subsidiary of the Issuer but only to the extent of such Person’s interest therein), except subject to the prior payment in full of the principal, premium (if any) and interest (if any) on all Notes which are not so held.

(b)

The Trustee shall not be bound to apply or make any partial or interim payment of any monies coming into its hands if the amount so received by it, after reserving thereout such amount as the Trustee may think necessary to provide for the payments mentioned in Section 9.6(a)(i), is insufficient to make a payments in an amount equal to of at least 2% of the aggregate principal amount of the outstanding Notes of each applicable series, but it may retain the money so received by it and invest or deposit the same as provided in Section 13.10 until the money or the investments representing the same, with the income derived therefrom, together with any other monies for the time being under its control shall be sufficient for the said purpose or until it shall consider it advisable to apply the same in the manner hereinbefore set forth. The foregoing shall, however, not apply to a final payment or distribution hereunder.

9.7	No Suits by Holders

Except to enforce payment of the principal of, and premium (if any) or interest on any Note (after giving effect to any applicable grace period specified therefor in Section 9.1(a) and 9.1(b)), no Holder shall have any right to institute any action, suit or proceeding at law or in equity with respect to this Indenture or for the appointment of a liquidator, trustee or receiver or for a receiving order under any Bankruptcy Laws or to have the Issuer or any Guarantor wound up or to file or prove a claim in any liquidation or bankruptcy proceeding or for any other remedy hereunder, unless:

(a)	the Holder has previously given the Trustee written notice of a continuing Event of Default;

(b)	the Holder or Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(c)	such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(d)	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(e)	during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request,

it being understood and intended that no one or more Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders, or to obtain or to seek to obtain priorityor preference over any other Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and rateable benefit of all the Holders.

9.8	Unconditional Right of Holders to Receive Principal, Premium and Interest

Notwithstanding any other provision in this Indenture, a Holder shall have the right, which is absolute and unconditional, to receive payment, as provided herein of the principal of (and premium, if any) and interest on the Notes held by such Holder on the applicable Maturity date and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.

9.9	Restoration of Rights and Remedies

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, the Guarantors (if any), the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

9.10	Rights and Remedies Cumulative

Except as otherwise expressly provided herein, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

9.11	Delay or Omission Not Waiver

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 9 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

9.12	Control by Holders

The Holders of not less than a majority in principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, provided that:

(a)	such direction shall not be in conflict with any applicable rule of law or with this Indenture;

(b)	the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction;

(c)

nothing herein shall require the Trustee to take any action under this Indenture or any direction from Holders which might in its reasonable judgment involve any expense or any financial or other liability unless the Trustee shall be furnished with indemnification acceptable to it, acting reasonably, including the advance of funds sufficient in the judgment of the Trustee to satisfy such liability, costs and expenses; and

(d)

the Trustee shall have the right to not take any action which might involve it in personal liability or be unjustly prejudicial to the Holders not consenting. For certainty, no Holder shall have any right of action whatsoever against the Trustee as a result of the Trustee acting or refraining from acting under the terms of this Indenture in accordance with the instructions from the Holders.

9.13	Notice of Event of Default

If an Event of Default shall occur and be continuing the Trustee shall, within 30 days after it receives written noticeof the occurrence of such Event of Default, give notice of such Event of Default to the Holders in the manner and to the extent provided in Section 313(c) of the Trust Indenture Act unless such Default shall have been cured or waived before the mailing or publication of such notice, provided that, notwithstanding the foregoing, the Trustee shall not be required to give such notice if the Trustee in good faith shall have determined that the withholding of such notice is in the best interests of the Holders and shall have so advised the Issuer in writing. Notwithstanding the foregoing, notice relating to a Default or Event of Default relating to the payment of principal or interest shall not in any circumstances be withheld.

9.14	Waiver of Stay or Extension Laws

The Issuer covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

9.15	Undertaking for Costs

All parties to this Indenture agree, and each Holder of any Note by such Holder’s acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorney’s fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant.

9.16	Judgment Against the Issuer

The Issuer covenants and agrees with the Trustee that, in case of any judicial or other proceedings to enforce the rights of the Holders, judgment may be rendered against it in favour of the Holders or in favour of the Trustee, as trustee for the Holders, for any amount which may remain due in respect of the Notes of any series and premium (if any) and the interest thereon and any other monies owing hereunder.

9.17	Immunity of Officers and Others

The Holders, the Beneficial Holders and the Trustee hereby waive and release any right, cause of action or remedy now or hereafter existing in any jurisdiction against any past, present or future officer, director, employee, consultant, contractor, incorporator, member, manager, partner or holder of Capital Stock of the Issuer and of any Guarantor or of any successor for the payment of the principal of or premium or interest on any of the Notes or on any covenant, agreement, representation or warranty by the Issuer contained herein or in the Notes. Each Holder and Beneficial Holder, by accepting its interest in Notes, waives and releases all such claims against, and liability of, such Persons. The waiver and release provided for in this Section 9.17 are part of the consideration for issuance of the Notes.

9.18	Notice of Payment by Trustee

Not less than 15 days’ notice shall be given in the manner provided in Section 16.2 by the Trustee to the Holders of Notes of any series of any payment to be made under this Article 9. Such notice shall state the time when and place where such payment is to be made and also the liability under this Indenture to which it is to be applied. After the day so fixed, unless payment shall have been duly demanded and have been refused, the Holders of Notes of the affected series will be entitled to interest only on the balance (if any) of the principal monies, premium (if any) and interest due (if any) to them, respectively, on the relevant Notes, after deduction of the respective amounts payable in respect thereof on the day so fixed.

9.19	Trustee May Demand Production of Notes

The Trustee shall have the right to demand production of the Notes of any series in respect of which any payment of principal, interest or premium (if any) required by this Article 9 is made and may cause to be endorsed on the same a memorandum of the amount so paid and the date of payment, but the Trustee may, in its discretion, dispense with such production and endorsement, upon such indemnity being given to it and to the Issuer as the Trustee shall deem sufficient.

9.20	Statement by Officers

(a)

The Issuer shall deliver to the Trustee, within 90 days after the end of each fiscal year, a brief certificate from the principal executive officer, principal financial officer or principal accounting officer as to his or her knowledge of compliance by the Issuer and the Restricted Subsidiaries with all conditions and covenants in this Indenture. For purposes of this Section 9.20(a), such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture.

(b)

Upon becoming aware of any Default or Event of Default, the Issuer shall promptly deliver to the Trustee, with a copy to the Financial Advisor (once appointed) by registered or certified mail or by electronic transmission, an Officers’ Certificate, specifying such event, notice or other action giving rise to such Default or Event of Default and the action that the Issuer or Restricted Subsidiary, as applicable, is taking or proposes to take with respect thereto.

ARTICLE 10

DISCHARGE AND DEFEASANCE

10.1	Satisfaction and Discharge

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder (except as to any surviving rights of registration of transfer or exchange of Notes expressly provided for herein), when

(a)	either:

(i)

all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(ii)

all Notes that have not been delivered to the Trustee for cancellation have become due and payable, including by redemption, by reason of the mailing or electronic transmission of a Redemption Notice or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(c)

such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(d)	the Issuer or any Guarantor has paid or caused to be paid all sums payable by the Issuer under this Indenture; and

(e)

the Issuer has delivered irrevocable written instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to Section 10.1(a)(ii), the provisions of Sections 10.7 and 10.8 will survive.

10.2	Option to Effect Discharge, Legal Defeasance or Covenant Defeasance

Unless this Section 10.2 is otherwise specified in any series of Notes or Supplemental Indenture providing for Notes of a series to be inapplicable to the Notes of such series, the Issuer may, at the option of the Board of Directors of the Issuer evidenced by a resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 10.3 or 10.4 applied to all outstanding Notes upon compliance with the conditions set forth in this Article 10.

10.3	Legal Defeasance and Discharge

(a)

Upon the Issuer’s exercise under Section 10.2 of the option applicable to this Section 10.3 in respect of the Notes of any series, the Issuer and each of the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 10.5, be deemed to have been discharged from their Obligations under this Indenture, other than the provisions contemplated to survive as set forth below, with respect to all outstanding Notes of such series on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”) in respect of such series. For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes of such series (including the Guarantees thereof), which shall thereafter be deemed to be “outstanding” only for the purposes of Sections 10.6 and 10.8 and the other Sections of this Indenture referred to in paragraphs (i) and (ii) below, and to have satisfied all their other obligations under such Notes and, to the extent applicable to such Notes, this Indenture and the Guarantees (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(i)

the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due solely out of the trust created pursuant to this Indenture;

(ii)	the Issuer’s obligations concerning issuing temporary Notes, mutilated, destroyed, lost, or stolen Notes and the maintenance of a register in respect of the Notes;

(iii)	the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(iv)	provisions of this Section 10.3.

(b)	Subject to compliance with Section 10.2, the Issuer may exercise its option under this Section 10.3 notwithstanding the prior exercise of its option under Section 10.4.

10.4	Covenant Defeasance

Unless this Section 10.4 is otherwise specified in any Note or Supplemental Indenture providing for Notes of a series to be inapplicable to the Notes of such series, upon the Issuer’s exercise under Section 10.2 of the option applicable to this Section 10.4, the Issuer and each of the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 10.5, be released from each of their obligations under the covenants contained in Sections 7.2 (other than with respect to the Issuer), 7.3, 7.4 7.5, 7.7, 7.8, 7.9 ,7.10, 7.11, 7.12, 7.13, 7.14, 7.15, 9.20, 12.1(a)(ii)(C) and 15.1 (collectively, the “Defeased Covenants”) with respect to the outstanding Notes of any series on and after the date the conditions set forth in Section 10.5 are satisfied (hereinafter, “Covenant Defeasance”), and such Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders thereof (and the consequences of any thereof) in connection with the Defeased Covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes of the applicable series, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any Defeased Covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default hereunder, but, except as specified above, the remainder of this Indenture, such Notes and the obligations of the Guarantors under their respective Guarantees shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 10.2 of the option applicable to this Section 10.4, and subject to the satisfaction of the conditions set forth in Section 10.5, none of the events specified in Section 9.1 shall constitute a Default or Event of Default except for the events specified in Sections 9.1(i) or 9.1(j).

10.5	Conditions to Legal or Covenant Defeasance

(a)	In order to exercise either Legal Defeasance under Section 10.3 or Covenant Defeasance under Section 10.4 with respect to a series of Notes:

(i)

the Issuer must deposit or cause to be deposited with the Trustee as trust funds or property in trust for the purpose of making payment on such Notes an amount of cash or Government Securities as will, together with the income to accrue thereon and reinvestment thereof, be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay, satisfy and discharge the entire principal, interest, if any, premium, if any and any other sums due to the Stated Maturity or an optional Redemption Date of the Notes;

(ii)

no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens to secure such borrowing);

(iii)

the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over its other creditors or with the intent of defeating, hindering, delaying, or defrauding any of its other creditors or others;

(iv)

the Issuer must deliver to the Trustee: an Opinion of Counsel or an advance tax ruling from the Canada Revenue Agency (or successor agency) to the effect that the Holders and Beneficial Holders of outstanding Notes will not recognize income, gain, or loss for Canadian federal, provincial or territorial income or other tax purposes as a result of such Legal Defeasance or Covenant Defeasance, as the case may be, and will be subject to Canadian Taxes on the same amounts, in the same manner, and at the same times as would have been the case if such Legal Defeasance or Covenant Defeasance, as the case may be, had not occurred;

(v)	the Issuer must satisfy the Trustee that it has paid, caused to be paid or made provisions for the payment of all applicable expenses of the Trustee;

(vi)

the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under, any material agreement or instrument (other than the Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound; and

(vii)

the Issuer must deliver to the Trustee an Officers’ Certificate stating that all conditions precedent set forth in Section 10.1 relating to the Legal Defeasance or Covenant Defeasance, as the case may be, have been complied with.

10.6	Application of Trust Funds

(a)

Any funds or Government Securities deposited with the Trustee pursuant to Section 10.1 or 10.5 shall be (i) denominated in the currency or denomination of the Notes in respect of which such deposit is made, (ii) irrevocable (except as otherwise set out in this Indenture), and (iii) made under the terms of an escrow and/or trust agreement in form and substance satisfactory to the Trustee and which provides for the due and punctual payment of the principal of, premium, if any, and interest on the Notes being satisfied.

(b)

Subject to Section 10.7, any funds or Government Securities deposited with the Trustee pursuant to Section 10.1 or 10.5 in respect of Notes shall be held by the Trustee in trust and applied by it in accordance with the provisions of the applicable Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such funds or Government Securities has been deposited with the Trustee; provided that such funds or Government Securities need not be segregated from other funds or obligations except to the extent required by law.

(c)

If the Trustee is unable to apply any funds or Government Securities in accordance with the above provisions by reason of any legal proceeding or any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and the Guarantors’ obligations under this Indenture (including the Guarantees as applicable) and the affected Notes shall be revived and reinstated as though no funds or Government Securities had been deposited pursuant to Sections 10.1 and 10.5, as applicable, until such time as the Trustee is permitted to apply all funds or Government Securities in accordance with the above provisions, provided that if the Issuer or any Guarantor has made any payment in respect of principal of, premium, if any, or interest on Notes or, as applicable, other amounts because of the reinstatement of its obligations, the Issuer and such Guarantor, as applicable, shall be subrogated to the rights of the Holders of such Notes to receive such payment from funds or Government Securities held by the Trustee.

10.7	Repayment to the Issuer

Notwithstanding anything in this Article 10 to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any funds or Government Securities held by it as provided in Section 10.1 or 10.5 which, in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer expressed in a written certification thereof, delivered to the Trustee (which may be the opinion delivered under Section 10.5(a)(iv)), are in excess of the amount thereof that would then be required to be deposited to fully satisfy the obligations of the Issuer under Section 10.1(a)(ii) or to effect an equivalent Legal Defeasance or Covenant Defeasance.

10.8	Continuance of Rights, Duties and Obligations

(a)

Where trust funds or trust property have been deposited pursuant to Section 10.1 or 10.5, the Holders and the Issuer shall continue to have and be subject to their respective rights, duties and obligations under Article 2, Article 4 and Article 6.

(b)

In the event that, after the deposit of trust funds or trust property pursuant to Section 10.1 or 10.5 in respect of a particular series of Notes, the Issuer is required to make an offer to purchase any outstanding Notes of such series pursuant to the terms hereof, the Issuer shall be entitled to use any trust funds or trust property deposited with the Trustee pursuant to Section 10.1 or 10.5 for the purpose of paying to any Holders of such Notes who have accepted any such offer of the total offer price payable in respect of an offer relating to any such Notes. Upon receipt of an Issuer Order, the Trustee shall be entitled to pay to such Holder from such trust funds or trust property deposited with the Trustee pursuant to Section 10.1 or 10.5 in respect of such Notes which is applicable to the Notes held by such Holders who have accepted any such offer of the Issuer (which amount shall be based on the applicable principal amount of the Notes held by accepting offerees in relation to the aggregate outstanding principal amount of all the Notes).

10.9	Release of Liens

(a)	The Liens on the Collateral will be released in whole with respect to the Notes (including Pledged Notes) and the Security Documents, as applicable, upon the occurrence of any of the following:

(i)	payment in full in cash of the principal of, accrued and unpaid interest and premium (if any) on, the Notes;

(ii)	satisfaction and discharge of the Indenture; or

(iii)	Legal Defeasance or Covenant Defeasance as set forth under Sections 10.3 or 10.4,

provided that in each case, all amounts owing to the Trustee under the Indenture and the Notes and to the Collateral Trustee under the Security Documents have been paid or otherwise provided for to the reasonable satisfaction of the Trustee and the Collateral Trustee, as applicable. For greater certainty, the Liens on the Collateral shall promptly cease to be for the benefit and security of such Holders with respect to a particular series of Notes or in respect of indebtedness secured by Pledged Notes and the applicable Security Documents upon the payment in full in cash of the principal of, accrued and unpaid interest and premium (if any) on such series of Notes or indebtedness secured by Pledged Notes, as applicable, but such release shall not release or otherwise affect the Liens in favour of Holders of Notes that remain outstanding under the Indenture or any Supplemental Indenture upon the event of such repayment(s).

(b)	The Liens on the Collateral will automatically be released with respect to any asset constituting Collateral upon the occurrence of any of the following:

(i)

in connection with any disposition of such Collateral to any Person other than the Issuer (but excluding any transaction subject to the covenant described under Section 12.1 if such other Person is required to become the obligor on the Notes) that is permitted by this Indenture; or

(ii)	upon the sale or disposition of such Collateral pursuant to the exercise of any rights and remedies by the Collateral Trustee with respect to any Collateral, subject to the Security Documents.

(c)

The release of any Collateral from the terms of this Indenture and any of the Security Documents will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms hereof or of any of the Security Documents.

(d)

To the extent applicable, the Issuer shall cause Section 314(d) of the Trust Indenture Act, relating to the release of property or securities from the Lien and security interest of the Security Documents and relating to the substitution therefor of any property or securities to be subjected to the Lien and security interest of the Security Documents, to be complied with. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an officer of the Issuer except in cases where Section 314(d) of the Trust Indenture Act requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected by the Issuer in a manner consistent with the requirements of the Trust Indenture Act.

Notwithstanding anything to the contrary herein, the Issuer and the Guarantors will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determines, in good faith based on advice of counsel, that under the terms of Section 314(d) of the Trust Indenture Act and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders (in each case, whether issued to Issuer or any other Person), all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral.

Without limiting the generality of the foregoing, certain no-action letters issued by the SEC have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of an issuer’s business without requiring the issuer to provide certificates and other documents under Section 314(d) of the Trust Indenture Act. In addition, under interpretations provided by the SEC, to the extent that a release of a Lien is made without the need for consent by the Holders of the Notes or the Trustee, the provisions of Section 314(d) of the Trust Indenture Act may be inapplicable to the release.

In addition, the Issuer shall not be required to comply with Section 314(d) of the Trust Indenture Act with respect to any of the following:

(i)	cash payments (including for the scheduled repayment of Indebtedness) in the ordinary course of business or consistent with past practice;

(ii)	sales or other dispositions of inventory in the ordinary course of business or consistent with past practice;

(iii)	collections, sales or other dispositions of accounts receivable in the ordinary course of business or consistent with past practice; and

(iv)

sales or other dispositions in the ordinary course of business or consistent with past practice of any property the use of which is no longer necessary or desirable in, and is not material to, the conduct of the business of the Issuer and its Subsidiaries.

ARTICLE 11

MEETINGS OF HOLDERS

11.1	Purpose, Effect and Convention of Meetings

(a)

Subject to Sections 14.1 and 14.2, wherever in this Indenture a consent, waiver, notice, authorization or resolution of the Holders (or any of them) is required, a meeting may be convened in accordance with this Article 11 to consider and resolve whether such consent, waiver, notice, authorization or resolution should be approved by such Holders. A resolution passed by the affirmative votes of the Holders of at least a majority of the outstanding principal amount of the Notes represented and voting on a poll at a meeting of Holders duly convened for the purpose and held in accordance with the provisions of this Indenture shall constitute conclusively such consent, waiver, notice, authorization or resolution; except for those matters set out in Sections 14.1 and 14.2

(b)

At any time and from time to time, the Trustee on behalf of the Issuer may and, on receipt of an Issuer Order or a Holders’ Request and upon being indemnified and funded for the costs thereof to the reasonable satisfaction of the Trustee by the Issuer or the Holders signing such Holders’ Request, will, convene a meeting of Holders.

(c)

If the Trustee fails to convene a meeting [within 7 Business Days] after being duly requested as aforesaid (and indemnified and funded as aforesaid), the Issuer or such Holders may themselves convene such meeting and the notice calling such meeting may be signed by such Person as the Issuer or those Holders designate, as applicable. Every such meeting will be held in Vancouver, British Columbia or such other place as the Trustee may determine or approve.

11.2	Notice of Meetings

(a)

Not more than 60 days’ nor less than at least 21 days’ notice of any meeting of the Holders of Notes of any series or of all series then outstanding, as the case may be, shall be given to the Holders of Notes of such series or of all series of Notes then outstanding, as applicable, in the manner provided in Section 16.2 and a copy of such notice shall be sent by post to the Trustee, unless the meeting has been called by it, and to the Issuer, unless such meeting has been called by it. Such notice shall state the time when and the place where the meeting is to be held and shall state briefly the general nature of the business to be transacted thereat and it shall not be necessary for any such notice to set out the terms of any resolution to be proposed or any of the provisions of this Article 11. The accidental omission to give notice of a meeting to any Holder shall not invalidate any resolution passed at any such meeting. A Holder may waive notice of a meeting either before or after the meeting.

(b)

If the business to be transacted at any meeting by resolution of Holders, or any action to be taken or power exercised by instrument in writing under Section 11.12, especially affects the rights of Holders of Notes of one or more series in a manner or to an extent differing in any material way from that in or to which the rights of Holders of Notes of any other series are affected (determined as provided in Sections 11.2(c) and 11.2(d)), then:

(i)

a reference to such fact, indicating each series of Notes in the opinion of the Trustee (or the Person calling the meeting) so especially affected (hereinafter referred to as the “especially affected series”) shall be made in the notice of such meeting, and in any such case the meeting shall be and be deemed to be and is herein referred to as a “Serial Meeting”; and

(ii)

the Holders of Notes of an especially affected series shall not be bound by any action taken at a Serial Meeting or by instrument in writing under Section 11.12 unless in addition to compliance with the other applicable provisions of this Article 11:

(A)

at such Serial Meeting: (I) there are Holders present in person or by proxy and representing at least 25% in principal amount of the Notes then outstanding of such series, subject to the provisions of this Article 11 as to quorum at adjourned meetings; and (II) the resolution is passed by such proportion of Holders of the principal amount of the Notes of such series then outstanding voted on the resolution as is required by Sections 14.1 or 14.2, as applicable; or

(B)

in the case of action taken or power exercised by instrument in writing under Section 11.12, such instrument is signed in one or more counterparts by such proportion of Holders of the principal amount of the Notes of such series then outstanding as is required by Sections 14.1 or 14.2, as applicable.

(c)

Subject to Section 11.2(d), the determination as to whether any business to be transacted at a meeting of Holders, or any action to be taken or power to be exercised by instrument in writing under Section 11.12, especially affects the rights of the Holders of one or more series in a manner or to an extent differing in any material way from that in or to which it affects the rights of Holders of any other series (and is therefore an especially affected series) shall be determined by an Opinion of Counsel, which shall be binding on all Holders, the Trustee and the Issuer for all purposes hereof.

(d)	A proposal:

(i)	to extend the Maturity of Notes of any particular series or to reduce the principal amount thereof, the rate of interest or premium thereon;

(ii)	to modify or terminate any covenant or agreement which by its terms is effective only so long as Notes of a particular series are outstanding; or

(iii)	to reduce with respect to Holders of any particular series any percentage stated in this Section 11.2 or Sections 11.4 and 11.12;

shall be deemed to especially affect the rights of the Holders of such series in a manner differing in a material way from that in which it affects the rights of Holders of Notes of any other series, whether or not a similar extension, reduction, modification or termination is proposed with respect to Notes of any or all other series.

11.3	Chair

Some individual, who need not be a Holder, nominated in writing by the Trustee shall be chair of the meeting and if no individual is so nominated, or if the individual so nominated is not present within 15 minutes from the time fixed for the holding of the meeting, a majority of the Holders present in person or by proxy shall choose some individual present to be chair.

11.4	Quorum

Subject to this Indenture, at any meeting of the Holders of Notes of any series or of all series then outstanding, as the case may be, a quorum shall consist of Holders present in person or by proxy and representing at least 25% of the principal amount of the outstanding Notes of the relevant series or all series then outstanding, as the case may be, and, if the meeting is a Serial Meeting, at least 25% of the Notes then outstanding of each especially affected series. If a quorum of the Holders shall not be present within 30 minutes from the time fixed for holding any meeting, the meeting, if convened by the Holders or pursuant to a Holders’ Request, shall be dissolved, but in any other case the meeting shall be adjourned to the same day in the next week (unless such day is not a Business Day in which case it shall be adjourned to the next following Business Day thereafter) at the same time and place and no notice shall be required to be given in respect of such adjourned meeting. At the adjourned meeting, the Holders present in person or by proxy shall constitute a quorum and may transact the business for which the meeting was originally convened notwithstanding that they may not represent 25% of the principal amount of the outstanding Notes of the relevant series or all series then outstanding, as the case may be, or of the Notes then outstanding of each especially affected series. Any business may be brought before or dealt with at an adjourned meeting which might have been brought before or dealt with at the original meeting in accordance with the notice calling the same. No business shall be transacted at any meeting unless the required quorum be present at the commencement of business.

11.5	Power to Adjourn

The chair of any meeting may adjourn any such meeting and no notice of such adjournment need be given except such notice, if any, as the meeting may prescribe.

11.6	Voting

On a poll each Holder present in person or represented by a duly appointed proxy shall be entitled to one vote in respect of each $1.00 principal amount of the Notes of the relevant series of Notes of which it is the Holder. A proxyholder need not be a Holder. In the case of joint registered Holders of a Note, any one of them present in person or by proxy at the meeting may vote in the absence of the other or others; but in case more than one of them be present in person or by proxy, they shall vote together in respect of the Notes of which they are joint Holders.

11.7	Poll

A poll will be taken on every resolution submitted for approval at a meeting of Holders, in such manner as the chair directs, and the results of such polls shall be binding on all Holders of the relevant series. Every resolution, other than in respect of those matters set out in Section 14.2, will be decided by a majority of the votes cast on the poll for that resolution.

11.8	Proxies

A Holder may be present and vote at any meeting of Holders by an authorized representative. The Issuer (in case it convenes the meeting) or the Trustee (in any other case) for the purpose of enabling the Holders to be present and vote at any meeting without producing their Notes, and of enabling them to be present and vote at any such meeting by proxy and of depositing instruments appointing such proxies at some place other than the place where the meeting is to be held, may from time to time make and vary such regulations as it shall think fit providing for and governing any or all of the following matters:

(a)

the form of the instrument appointing a proxy, which shall be in writing, and the manner in which the same shall be executed and the production of the authority of any individual signing on behalf of a Holder;

(b)

the deposit of instruments appointing proxies at such place as the Trustee, the Issuer or the Holder convening the meeting, as the case may be, may, in the notice convening the meeting, direct and the time, if any, before the holding of the meeting or any adjournment thereof by which the same must be deposited; and

(c)

the deposit of instruments appointing proxies at some approved place or places other than the place at which the meeting is to be held and enabling particulars of such instruments appointing proxies to be mailed, faxed, cabled, telegraphed or sent by other electronic means before the meeting to the Issuer or to the Trustee at the place where the same is to be held and for the voting of proxies so deposited as though the instruments themselves were produced at the meeting.

Any regulations so made shall be binding and effective and the votes given in accordance therewith shall be valid and shall be counted. Save as such regulations may provide, the only Persons who shall be recognized at any meeting as the Holders of any Notes, or as entitled to vote or be present at the meeting in respect thereof, shall be Holders and Persons whom Holders have by instrument in writing duly appointed as their proxies.

11.9	Persons Entitled to Attend Meetings

The Issuer and the Trustee, by their respective directors, officers and employees and the respective legal advisors of the Issuer, the Trustee or any Holder may attend any meeting of the Holders, but shall have no vote as such.

11.10	Powers Cumulative

Any one or more of the powers in this Indenture stated to be exercisable by the Holders by resolution or otherwise may be exercised from time to time and the exercise of any one or more of such powers from time to time shall not be deemed to exhaust the rights of the Holders to exercise the same or any other such power or powers thereafter from time to time. No powers exercisable by resolution will derogate in any way from the rights of the Issuer pursuant to this Indenture.

11.11	Minutes

Minutes of all resolutions and proceedings at every meeting as aforesaid shall be made and duly entered in books to be from time to time provided for that purpose by the Trustee at the expense of the Issuer, and any such minutes as aforesaid, if signed by the chair of the meeting at which such resolutions were passed or proceedings had, or by the chair of the next succeeding meeting of the Holders, shall be prima facie evidence of the matters therein stated and, until the contrary is proved, every such meeting, in respect of the proceedings of which minutes shall have been made, shall be deemed to have been duly held and convened, and all resolutions passed thereat or proceedings taken thereat to have been duly passed and taken.

11.12	Instruments in Writing

Subject to Sections 14.1 and 14.2, any consent, waiver, notice, authorization or resolution of the Holders which may be given by resolution at a meeting of the Holders pursuant to this Article 11 may also be given by the Holders of not less than 51% of the aggregate principal amount of the outstanding Notes of such series by a signed instrument in one or more counterparts, and the expression “resolution” when used in this Indenture will include instruments so signed. Notice of any resolution passed in accordance with this Section 11.12 will be given by the Trustee to the affected Holders within 30 days of the date on which such resolution was passed.

11.13	Binding Effect of Resolutions

Every resolution passed in accordance with the provisions of this Article 11 at a meeting of Holders of a particular series of Notes or of all series then outstanding, as the case may be, shall be binding upon all the Holders of Notes or of the particular series, as the case may be, whether present at or absent from such meeting, and every instrument in writing signed by Holders in accordance with Section 11.12 shall be binding upon all the Holders, whether signatories thereto or not, and each and every Holder and the Trustee (subject to the provisions for its indemnity herein contained) shall, subject to applicable law, be bound to give effect accordingly to every such resolution and instrument in writing. Notwithstanding anything in this Indenture (but subject to the provisions of any indenture, deed or instrument supplemental or ancillary hereto), any covenant or other provision in this Indenture or in any Supplemental Indenture which is expressed to be or is determined by the Trustee (relying on the advice of Counsel) to be effective only with respect to Notes of a particular series, may be modified by the required resolution or consent of the Holders of Notes of such series in the same manner as if the Notes of such series were the only Notes outstanding under this Indenture.

11.14	Evidence of Rights of Holders

(a)

Any request, direction, notice, consent or other instrument which this Indenture may require or permit to be signed or executed by the Holders may be in any number of concurrent instruments of similar tenor signed or executed by such Holders. Proof of the execution of any such request, direction, notice, consent or other instrument or of a writing appointing any such attorney will be sufficient for any purpose of this Indenture if the fact and date of the execution by any Person of such request, direction, notice, consent or other instrument or writing may be proved by the certificate of any notary public, or other officer authorized to take acknowledgements of deeds to be recorded at the place where such certificate is made, that the Person signing such request, direction, notice, consent or other instrument or writing acknowledged to such notary public or other officer the execution thereof, or by an affidavit of a witness of such execution or in any other manner which the Trustee may consider adequate.

(b)	Notwithstanding Section 11.14(a), the Trustee may, in its discretion, require proof of execution in cases where it deems proof desirable and may accept such proof as it shall consider proper.

ARTICLE 12

SUCCESSORS TO THE ISSUER AND THE RESTRICTED SUBSIDIARIES

12.1	Merger, Consolidation or Sale of Assets

(a)	The Issuer will not, directly or indirectly:

(i)

consolidate, amalgamate or merge with or into another Person (regardless of whether the Issuer is the surviving Person or one of the Persons that amalgamates with one or more other Persons to form the continuing successor Person); or

(ii)

sell, assign, lease, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(A)

either: (1) the Issuer is the surviving Person (or one of the Persons that amalgamates with one or more other Persons to form the continuing successor Person); or (2) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer or one of the Persons that amalgamates with one or more other Persons to form the continuing successor Person) or to which such sale, assignment, transfer, conveyance or other disposition will have been made is a: (i) Person organized or existing under the laws of the United States, any state thereof or the District of Columbia or Canada or any province or territory thereof; and (ii) assumes all the Obligations of the Issuer under the Notes, and this Indenture by operation of law or pursuant to agreements reasonably satisfactory to the Trustee;

(B)	immediately after giving effect to such transaction, no Default or Event of Default exists;

(C)

immediately after giving effect to such transaction on a pro forma basis and any related financing transactions as if the same had occurred at the beginning of the applicable four quarter period, (1) the Issuer or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer or one of the Persons that amalgamates with one or more other Persons to form the continuing successor Person), or to which such sale, assignment, transfer, conveyance or other disposition will have been made, would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in Section 7.10(a); or (2) the Consolidated Fixed Charge Coverage Ratio of the Issuer or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer or one of the Persons that amalgamates with one or more other Persons to form the continuing successor Person) or to which such sale, assignment, transfer, conveyance or other disposition will have been made, is equal to or greater than the Consolidated Fixed Charge Coverage Ratio immediately before such transaction; and

(D)

each Guarantor, will, pursuant to the terms of its Subsidiary Guarantee agree, that its Subsidiary Guarantee will apply to the Obligations of the Issuer or the surviving or continuing Person in accordance with the Notes and this Indenture (including this covenant).

(b)

Upon any consolidation, amalgamation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries in accordance with this covenant, the continuing successor Person formed by the consolidation or amalgamation or into which the Issuer is merged or to which the sale, assignment, transfer, conveyance or other disposition is made, will succeed to and be substituted for the Issuer, and may exercise every right and power of the Issuer under this Indenture with the same effect as if the successor had been named as the Issuer therein. When the continuing successor Person assumes all of the Issuer’s Obligations under this Indenture pursuant to a Supplemental Indenture in form and substance reasonably satisfactory to the Trustee, the Issuer will be discharged from those Obligations; provided, however, that the Issuer shall not be relieved from the Obligation to pay the principal of and interest on the Notes in the case of a lease of all or substantially all of the Issuer’s assets.

(c)	This Section 12.1 will not apply to:

(i)	a merger of the Issuer with an Affiliate solely for the purpose of (1) reincorporating or continuing the Issuer in another jurisdiction or (2) reorganizing the Issuer as a different type of entity;

(ii)

a merger, arrangement, amalgamation, continuance, consolidation or re-organization that results in the Issuer reincorporating, continuing or re-domiciling into a jurisdiction within (1) the United States (including any state thereof or the District of Columbia) or (2) Canada (including any province or territory thereof); or

(iii)

any consolidation, amalgamation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuer, Co-Issuer and/or its Restricted Subsidiaries.

12.2	Vesting of Powers in Successor

Whenever the conditions of Section 12.1(a) have been duly observed and performed, the Trustee will execute and deliver a Supplemental Indenture as provided for in Section 14.5 and then:

(a)

the successor Person will possess and from time to time may exercise each and every right and power of the Issuer or Guarantor under this Indenture in the name of the Issuer or Guarantor, as applicable, or otherwise, and any act or proceeding by any provision of this Indenture required to be done or performed by any directors or officers of the Issuer or Guarantor may be done and performed with like force and effect by the like directors or officers of such successor; and

(b)

the Issuer or Guarantor, as applicable, will be released and discharged from liability under this Indenture and the Trustee will execute any documents which it may be advised are necessary or advisable for effecting or evidencing such release and discharge.

ARTICLE 13

CONCERNING THE TRUSTEE

13.1	Corporate Trustee Required; Eligibility

There shall at all times be a corporate Trustee hereunder which shall at all times be a corporation and doing business under the laws of the United States or any state or territory thereof or of the District of Columbia, or a corporation or other Person permitted to act as trustee by the Commission, authorized under such laws to exercise corporate trust powers, which complies with the requirements of Section 310(a) of the Trust Indenture Act, has a combined capital and surplus as may be required by the Trust Indenture Act, and is subject to supervision or examination by federal, state, territorial, or District of Columbia authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section 13.1, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. The Issuer may not, nor may any Affiliate of the Issuer, serve as Trustee. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 13.1, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

13.2	No Conflict of Interest

(a)

The Trustee represents to the Issuer that at the date of execution and delivery by it of this Indenture there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder but if, notwithstanding the provisions of this Section 13.1, such a material conflict of interest exists, or hereafter arises, the validity and enforceability of this Indenture and the Notes of any series shall not be affected in any manner whatsoever by reason only that such material conflict of interest exists or arises.

(b)

To the extent permitted by the Trust Indenture Act, the Trustee shall not be deemed to have a conflicting interest by virtue of being a trustee under this Indenture with respect to securities of more than one series

13.3	Replacement of Trustee or Collateral Trustee

(a)

The Trustee for the Notes issued hereunder shall be subject to the provisions of Section 310(b) of the Trust Indenture Act during the period of time provided for therein. If at any time the Trustee has or shall acquire a conflict of interest within the meaning of Section 310(b) of the Trust Indenture Act, the Trustee shall, within 30 days after ascertaining that such conflict of interest exists, either eliminate such material conflict of interest or resign in the manner, subject to the provisions of the Trust Indenture Act, and with the effect specified in this Section 13.3 and shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act. The Trustee may resign its trust and be discharged from all further duties and liabilities hereunder by giving to the Issuer 90 days’ notice in writing or such shorter notice as the Issuer may accept as sufficient.

The validity and enforceability of this Indenture and of the Notes issued hereunder shall not be affected in any manner whatsoever by reason only that such aconflict of interest exists. Nothing herein shall prevent the Trustee from filing with the Commission the application referred to in the second to last paragraph of Section 310(b) of the Trust Indenture Act.

(b)

No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article 13 shall become effective until the acceptance of appointment by the successor Trustee in accordance with the applicable requirements of this Section 13.3.

(c)

The Trustee may resign at any time with respect to the Notes of one or more series by giving written notice thereof to the Issuer. In the event of the Trustee or resigning or being removed or being dissolved, becoming bankrupt, going into liquidation or otherwise becoming incapable of acting hereunder, the Issuer shall forthwith appoint a new Trustee unless a new Trustee has already been appointed by the Holders in accordance with the provisions hereof. Failing such appointment by the Issuer or if the instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the retiring Trustee or any Holder may apply to a judge of the British Columbia Supreme Court, on such notice as such Judge may direct at the Issuer’s expense, for the appointment of a new Trustee but any new Trustee so appointed by the Issuer or by the Court shall be subject to removal as aforesaid by the Holders. The appointment of such new Trustee shall be effective only upon such new Trustee becoming bound by this Indenture. Any new Trustee appointed under any provision of this Section 13.3 shall be a corporation authorized to carry on the business of a trust company in one or more of the Provinces of Canada. On any new appointment the new Trustee shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as Trustee .

(d)

The Trustee may be removed at any time with respect to the Notes of any series by act of the Holders of a majority in principal amount of the outstanding Notes of such series, upon written notice delivered to the Trustee and to the Issuer. If the instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within 30 days after the giving of such notice of removal, the Trustee being removed may petition the British Columbia Supreme Court at the Issuer’s expense for the appointment of a successor Trustee with respect to the Notes of such series.

(e)	If at any time:

(i)	the Trustee shall fail to comply with Article 13 after written request therefor by the Issuer or by any Holder who has been a bona fide Holder of a security for at least six months; or

(ii)	the Trustee shall cease to be eligible under Section 13.1 and shall fail to resign after written request therefor by the Issuer or by any such Holder; or

(iii)

the Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent or commence a voluntary bankruptcy proceeding or a receiver of the Trustee or of its property shall be appointed or consented to or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (i) the Issuer by a Board Resolution may remove the Trustee with respect to all Notes, or (ii) subject to Section 9.15, any Holder who has been a bona fide Holder of a security for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee with respect to all Notes and the appointment of a successor Trustee or Trustees.

(f)

If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause with respect to the Notes of one or more series, the Issuer, shall promptly appoint a successor Trustee or Trustees with respect to the Notes of that or those series (it being understood that any such successor Trustee may be appointed with respect to the Notes of one or more or all of such series and that at any time there shall be only one Trustee with respect to the Notes of any particular series) and shall comply with the applicable requirements of Article 13. If, within one year after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Trustee with respect to the Notes of any series shall be appointed by act of the Holders of a majority in principal amount of the outstanding Notes of such series delivered to the Issuer and the retiring Trustee, the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment in accordance with the applicable requirements of Article 13, become the successor Trustee with respect to the Notes of such series and to that extent supersede the successor Trustee appointed by the Issuer. If no successor Trustee with respect to the Notes of any series shall have been so appointed by the Issuer or the Holders and accepted appointment in the manner required by Article 13, any Holder who has been a bona fide Holder of a security of such series for at least six months may, on behalf of himself and all others similarly situated, petition the British Columbia Supreme Court for the appointment of a successor Trustee with respect to the Notes of such series.

(g)

The Issuer shall give notice of each resignation and each removal of the Trustee with respect to the Notes of any series and each appointment of a successor Trustee with respect to the Notes of any series by mailing or sending written notice of such event to all Holders of Notes of such series as their names and addresses appear in the security register. Each notice shall include the name of the successor Trustee with respect to the Notes of such series and the address of its corporate trust office.

(h)

Any entity into which the Trustee or Collateral Trustee, as applicable, may be merged or, with or to which it may be consolidated, amalgamated or sold, or any entity resulting from any merger, consolidation, sale or amalgamation to which the Trustee or Collateral Trustee, as applicable, shall be a party, shall be the successor Trustee or Collateral Trustee, as applicable, under this Indenture without the execution of any instrument or any further act. Nevertheless, upon the written request of the successor Trustee or Collateral Trustee, as applicable, or of the Issuer, the Trustee or Collateral Trustee, as applicable, ceasing to act shall execute and deliver an instrument assigning and transferring to such successor Trustee or Collateral Trustee, as applicable, upon the trusts herein expressed, all the rights, powers and trusts of the retiring Trustee or Collateral Trustee, as applicable, so ceasing to act, and shall duly assign, transfer and deliver all property and money held by such Trustee or Collateral Trustee, as applicable, to the successor Trustee or Collateral Trustee, as applicable, so appointed in its place. Should any deed, conveyance or instrument in writing from the Issuer or any Guarantor be required by any new Trustee or Collateral Trustee, as applicable, for more fully and certainly vesting in and confirming to it such estates, properties, rights, powers and trusts, then any and all such deeds, conveyances and instruments in writing shall on request of said new Trustee or Collateral Trustee, as applicable, be made, executed, acknowledged and delivered by the Issuer or such Guarantor, as applicable.

13.4	Rights and Duties of Trustee

(a)

In the exercise of the rights, duties and obligations prescribed or conferred by the terms of this Indenture, the Trustee shall act honestly and in good faith and exercise that degree of care, diligence and skill that a reasonably prudent Trustee would exercise in comparable circumstances. Subject to the foregoing, the Trustee will be liable for its own wilful misconduct or gross negligence. The Trustee will not be liable for any act or default on the part of any agent employed with due care by it or by a co-Trustee, or for having permitted any agent employed with due care or co-Trustee to receive and retain any money payable to the Trustee, except as aforesaid.

(b)

The Trustee shall transmit to Holders such brief reports concerning the Trustee and its actions under this Indenture as may be required pursuant to Section 313(a) of the Trust Indenture Act at the times and in the manner provided pursuant thereto, for so long as any Notes are outstanding hereunder (but if no event described in Section 313(a) of the Trust Indenture Act has occurred, no report need be transmitted). The Trustee shall promptly deliver to the Issuer a copy of any report it delivers to Holders pursuant to this Section 13.4. The Trustee also shall comply with Section 313(b) of the Trust Indenture Act. The Trustee shall also transmit by mail all reports as required by Section 313(c) of the Trust Indenture Act. A copy of each such report, at the time of such transmission to the Holders of Notes, shall be filed by the Trustee with the Issuer, with each stock exchange on which the Notes are listed, if any, and with the Commission in accordance with Section 313(d) of the Trust Indenture Act. The Issuer shall notify the Trustee when the Notes are listed on any stock exchange or delisted therefrom.

(c)

The Trustee may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, the Indenture or any Security Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person. Any such Person shall have the benefit of the rights and protections of this Article 13 to the same extent as the Trustee.

(d)

Nothing herein contained shall impose any obligation on the Trustee to see to or require evidence of the registration or filing (or renewal thereof) of this Indenture or any instrument ancillary or supplemental hereto or thereto.

(e)

No provision of this Indenture shall be construed to relieve the Trustee from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that this subsection shall not be construed to limit the effect of this Section 13.4 or Section 13.5.

(f)	The Trustee and its officers shall not be:

(i)	accountable for the use or application by the Issuer of the Notes or the proceeds thereof;

(ii)	responsible to make any calculation with respect to any matter under this Indenture;

(iii)	liable for any error in judgment made in good faith by a responsible officer of the Trustee unless negligent in ascertaining the pertinent facts;

(iv)

liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of a majority in principal amount of the outstanding Notes of any series, as provided in Section 9.12, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture with respect to the Notes of such series;

(v)

responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its control, including, without limitation, any provision of any law or regulation or any act of any governmental authority, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; cyberterrorism; accidents; labor disputes; acts of civil or military authority and governmental action; or

(vi)

subject to Section 13.5(b) bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document, or inquiry as to the performance by the Issuer of any of its covenants in this Indenture.

(g)

The Trustee shall have the right to disclose any information disclosed or released to it if, in the reasonable opinion of the Trustee, after consultation with Counsel, it is required to disclose under any applicable laws, court order or administrative directions, or if, in the reasonable opinion of the Trustee, it is required to disclose to its regulatory authority. The Trustee shall not be responsible or liable to any party for any loss or damage arising out of or in any way sustained or incurred or in any way relating to such disclosure.

(h)

The Trustee shall not be responsible for any error made or act done by it resulting from reliance upon the signature of any Person on whose signature the Trustee is entitled to act, or refrain from acting, under a specific provision of this Indenture.

(i)	The permissive rights of the Trustee enumerated herein shall not be construed as duties.

(j)

The Trustee shall be entitled to treat a facsimile, pdf or e-mail communication or communication by other similar electronic means in a form satisfactory to the Trustee from a Person purporting to be (and whom the Trustee, acting reasonably, believes in good faith to be) an authorized representative of the Issuer or a Holder, as sufficient instructions and authority of such party for the Trustee to act and shall have no duty to verify or confirm that Person is so authorized. The Trustee shall have no liability for any losses, liabilities, costs or expenses incurred by it as a result of such reliance upon, or compliance with, such instructions or directions, except to the extent any such losses, cost or expense are the direct result of gross negligence, willful misconduct or bad faith on the part of the Trustee. The Issuer and the Holders agree: (i) to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including, without limitation, the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting instructions to the Trustee and that there may be more secure methods of transmitting instructions than the method(s) selected by such party; and (iii) that the security procedures (if any) to be followed in connection with its transmission of instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

13.5	Reliance Upon Declarations, Opinions, etc.

(a)

The Trustee, prior to the occurrence of an Event of Default and after the curing of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee.

(b)

In the exercise of its rights, duties and obligations hereunder the Trustee may, if acting in good faith and subject to Section 13.8, rely, as to the truth of the statements and accuracy of the opinions expressed therein, upon statutory declarations, opinions, reports or certificates furnished pursuant to any covenant, condition or requirement of this Indenture or required by the Trustee to be furnished to it in the exercise of its rights and duties hereunder, if the Trustee examines such statutory declarations, opinions, reports or certificates and determines that they comply with Section 13.6, if applicable, and with any other applicable requirements of this Indenture. But in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein. The Trustee may nevertheless, in its discretion, require further proof in cases where it deems further proof desirable. Without restricting the foregoing, the Trustee may rely on an Opinion of Counsel satisfactory to the Trustee notwithstanding that it is delivered by a solicitor or firm which acts as solicitors for the Issuer.

(c)

The Trustee shall have no obligation to ensure or verify compliance with any applicable laws or regulatory requirements on the issue or transfer of any Notes provided such issue or transfer is effected in accordance with the terms of this Indenture. The Trustee shall be entitled to process all transfers and redemptions upon the presumption that such transfer and redemption is permissible pursuant to all applicable laws and regulatory requirements if such transfer and redemption is effected in accordance with the terms of this Indenture. But in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein. The Trustee shall have no obligation, other than to confer with the Issuer and its Counsel, to ensure that legends appearing on the Notes comply with regulatory requirements or securities laws of any applicable jurisdiction.

13.6	Evidence and Authority to Trustee, Opinions, etc.

(a)

The Issuer shall furnish to the Trustee evidence of compliance with the conditions precedent provided for in this Indenture relating to any action or step required or permitted to be taken by the Issuer or the Trustee under this Indenture or as a result of any obligation imposed under this Indenture, including without limitation, the authentication and delivery of Notes hereunder, the satisfaction and discharge of this Indenture and the taking of any other action to be taken by the Trustee at the request of or on the application of the Issuer, forthwith if and when (a) such evidence is required by any other Section of this Indenture to be furnished to the Trustee in accordance with the terms of this Section 13.6, or (b) the Trustee, in the exercise of its rights and duties under this Indenture, gives the Issuer written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice. Such evidence shall consist of:

(i)	an Officers’ Certificate, stating that any such condition precedent has been complied with in accordance with the terms of this Indenture;

(ii)	an Opinion of Counsel that such condition precedent has been complied with in accordance with the terms of this Indenture; and

(iii)

in the case of any such condition precedent the satisfaction of which is subject to review or examination by auditors or accountants, a certificate or opinion of an accountant, that such condition precedent has been complied with in accordance with the terms of this Indenture and in accordance with Section 314(b) of the Trust Indenture Act.

(b)

Whenever such evidence relates to a matter other than the authentication and delivery of Notes and the satisfaction and discharge of this Indenture, and except as otherwise required by the Trust Indenture Act or specifically provided herein, such evidence may consist of a report or opinion of any solicitor, auditor, accountant, engineer or appraiser or any other appraiser or any other individual whose qualifications give authority to a statement made by such individual, provided that if such report or opinion is furnished by a director, officer or employee of the Issuer it shall be in the form of a statutory declaration. Such evidence shall be, so far as appropriate, in accordance with Section 13.6(a).

(c)

Each statutory declaration, certificate, opinion or report with respect to compliance with a condition precedent provided for in this Indenture (other than certificates provided pursuant to Section 9.20(a)) shall include (i) a statement by the individual giving the evidence that he or she has read and is familiar with those provisions of this Indenture relating to the condition precedent in question,

(ii) a brief statement of the nature and scope of the examination or investigation upon which the statements or opinions contained in such evidence are based, (iii) a statement that, in the belief of the individual giving such evidence, he or she has made such examination or investigation as is necessary to enable him or her to make the statements or give the opinions contained or expressed therein, and (iv) a statement whether in the opinion of such individual the conditions precedent in question have been complied with or satisfied.

(d)

In addition to its obligations under Section 9.20, the Issuer shall furnish or cause to be furnished to the Trustee at any time if the Trustee reasonably so requires, an Officers’ Certificate certifying that the Issuer has complied with all covenants, conditions or other requirements contained in this Indenture, the non-compliance with which would constitute a Default or an Event of Default, or if such is not the case, specifying the covenant, condition or other requirement which has not been complied with and giving particulars of such non-compliance. The Issuer shall, whenever the Trustee so requires, furnish the Trustee with evidence by way of statutory declaration, opinion, report or certificate as specified by the Trustee as to any action or step required or permitted to be taken by the Issuer or as a result of any obligation imposed by this Indenture.

13.7	Officers’ Certificates Evidence

Except as otherwise specifically provided or prescribed by this Indenture, whenever in the administration of the provisions of this Indenture the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Trustee, if acting in good faith, may rely upon an Officers’ Certificate.

13.8	Experts, Advisers and Agents

Subject to Sections 13.4 and 13.5, the Trustee may:

(a)

employ or retain and act and rely on the opinion or advice of or information obtained from any solicitor, auditor, valuator, engineer, surveyor, appraiser or other expert, whether obtained by the Trustee or by the Issuer, or otherwise, and shall not be liable for acting, or refusing to act, in good faith on any such opinion or advice and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

(b)

employ such agents and other assistants as it may reasonably require for the proper discharge of its duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the trusts hereof and any solicitors employed or consulted by the Trustee may, but need not be, solicitors for the Issuer.

13.9	Trustee May Deal in Notes

Subject to Sections 13.1 and 13.4, the Trustee may, in its personal or other capacity, buy, sell, lend upon and deal in Notes and generally contract and enter into financial transactions with the Issuer or otherwise, without being liable to account for any profits made thereby. However, the Trustee is subject to Sections 310(b) of the Trust Indenture Act and Section 13.3 shall apply and in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 daysor resign.

13.10	Trustee Not Ordinarily Bound

Except as provided in Section 9.2 and as otherwise specifically provided herein or required pursuant to the Trust Indenture Act, the Trustee shall not, subject to Section 13.4, be bound to give notice to any Person of the execution hereof, nor to do, observe or perform or see to the observance or performance by the Issuer of any of the obligations herein imposed upon the Issuer or of the covenants on the part of the Issuer herein contained, nor in any way to supervise or interfere with the conduct of the Issuer’s business, unless the Trustee shall have been required to do so in writing by the Holders of not less than 25% of the aggregate principal amount of the Notes then outstanding, and then only after it shall have been funded and indemnified to its satisfaction against all actions, proceedings, claims and demands to which it may render itself liable and all costs, charges, damages and expenses which it may incur by so doing

13.11	Investment of Monies Held by Trustee

(a)

Any securities, documents of title or other instruments that may at any time be held by the Trustee subject to the trusts hereof may be placed in the deposit vaults of the Trustee or of any Canadian chartered bank or deposited for safe-keeping in the Province of British Columbia with any such bank. In respect of any moneys so held, upon receipt of a written order from a Participant or a Beneficial Holder, the Trustee shall invest the funds in accordance with such written order in Authorized Investments (as defined below). Any such written order from a Participant or a Beneficial Holder shall be provided to the Trustee no later than 9:00 a.m. (Toronto time) on the day on which the investment is to be made. Any such written order from a Participant or a Beneficial Holder received by the Trustee after 9:00 a.m. (Toronto time) or received on a non-Business Day, shall be deemed to have been given prior to 9:00 a.m. (Toronto time) the next Business Day. For certainty, after an Event of Default, the Trustee shall only be obligated to make investments on receipt of appropriate instructions from the Holders by way of a resolution of Holders of at least a majority in principal amount of the Notes represented and voting at a meeting of Holders, or by a resolution in writing.

(b)

The Trustee shall have no liability for any loss sustained as a result of any investment selected by and made pursuant to the instructions of the Issuer or the Holders, as applicable, as a result of any liquidation of any investment prior to its maturity or for failure of either the Issuer or the Holders, as applicable, to give the Trustee instructions to liquidate, invest or reinvest amounts held with it. In the absence of written instructions from either the Issuer or the Holders as to investment of funds held by it, such funds shall be held uninvested by the Trustee without liability for interest thereon.

(c)

For the purposes of this section, “Authorized Investments” means short term interest bearing or discount debt obligations issued or guaranteed by the government of Canada or a Province or a Canadian chartered bank (which may include an Affiliate or related party of the Trustee) provided that such obligation is rated at least R1 (middle) by DBRS or an equivalent rating service. For certainty, the Issuer and the Holders acknowledge and agree that the Trustee has no obligation or liability to confirm or verify that investment instructions delivered pursuant to this Section 13.11 comply with the definition of Authorized Investments.

13.12	[Reserved]

13.13	Trustee Not Required to Give Security

The Trustee shall not be required to give any bond or security in respect of the execution of the trusts and powers of this Indenture or otherwise in respect of the premises.

13.14	Trustee Not Bound to Act on Issuer’s Request

Except as in this Indenture otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of the Issuer until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

13.15	Conditions Precedent to Trustee’s Obligations to Act Hereunder

(a)

The obligation of the Trustee to commence or continue any act, action or proceeding for the purpose of enforcing the rights of the Trustee and of the Holders hereunder shall be conditional upon any one or more Holders furnishing when required by notice in writing by the Trustee, sufficient funds to commence or continue such act, action or proceeding and indemnity reasonably satisfactory to the Trustee to protect and hold harmless the Trustee against the costs, charges and expenses and liabilities to be incurred thereby and any loss and damage it may suffer by reason thereof.

(b)

None of the provisions contained in this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers unless indemnified as aforesaid.

(c)

The Trustee may, before commencing or at any time during the continuance of any such act, action or proceeding require the Holders of Notes of a series at whose instance it is acting to deposit with the Trustee such Notes held by them for which Notes the Trustee shall issue receipts.

13.16	Authority to Carry on Business

The Trustee represents to the Issuer that at the date of execution and delivery by it of this Indenture it is authorized to carry on the business of a trust company in the all of the provinces of Canada but if, notwithstanding the provisions of this Section 13.15, it ceases to be so authorized to carry on business, the validity and enforceability of this Indenture and the securities issued hereunder shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in any province of Canada, either become so authorized or resign in the manner and with the effect specified in Section 13.3.

13.17	Compensation and Indemnity

(a)

The Issuer shall pay to the Trustee from time to time compensation for its services hereunder as agreed separately by the Issuer and the Trustee, and shall pay or reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in the administration or execution of its duties under this Indenture (including the reasonable and documented compensation and disbursements of its Counsel and all other advisers and assistants not regularly in its employ), both before any default hereunder and thereafter until all duties of the Trustee under this Indenture shall be finally and fully performed. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.

(b)

The Issuer hereby indemnifies and saves harmless the Trustee and its directors, officers, agents, employees and shareholders from and against any and all loss, damages, charges, expenses, claims, demands, actions or liability whatsoever which may be brought against the Trustee or which it may suffer or incur as a result of or arising out of the performance of its duties and obligations hereunder save only in the event of the gross negligence or wilful misconduct of the Trustee. This indemnity will survive the termination or discharge of this Indenture and the resignation or removal of the Trustee. The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. The Issuer shall defend the claim and the Trustee shall cooperate in the defence. The Trustee may have separate Counsel and the Issuer shall pay the reasonable fees and expenses of such Counsel. The Issuer need not pay for any settlement made without its consent, which consent must not be unreasonably withheld. This indemnity shall survive the resignation or removal of the Trustee or the discharge of this Indenture.

(c)	The Issuer need not reimburse any expense or indemnify against any loss or liability incurred by the Trustee through gross negligence, wilful misconduct or bad faith on the part of the Trustee.

13.18	Acceptance of Trust

The Trustee hereby accepts the trusts in this Indenture declared and provided for and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various Persons who shall from time to time be Holders, subject to all the terms and conditions herein set forth.

13.19	Anti-Money Laundering

The Trustee shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Trustee, in its sole judgment, acting reasonably, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Further, should the Trustee, in its sole judgment, acting reasonably, determine at any time that its acting under this Indenture has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on 10 days’ prior written notice sent to all parties hereto; provided that (A) the written notice shall describe the circumstances of such non-compliance; and (B) if such circumstances are rectified to the Trustee’s satisfaction within such 10 day period, then such resignation shall not be effective.

13.20	Privacy

(a)

The parties hereto acknowledge that the Trustee may, in the course of providing services hereunder, collect or receive financial and other personal information about such parties and/or their representatives, as individuals, or about other individuals related to the subject matter hereof, and use such information for the following purposes:

(i)	to provide the services required under this Indenture and other services that may be requested from time to time;

(ii)	to help the Trustee manage its servicing relationships with such individuals;

(iii)	to meet the Trustee’s legal and regulatory requirements; and

(iv)	if social insurance numbers are collected by the Trustee, to perform tax reporting and to assist in verification of an individual’s identity for security purposes.

(b)

Each party acknowledges and agrees that the Trustee may receive, collect, use and disclose personal information provided to it or acquired by it in the course of providing services under this Indenture for the purposes described above and, generally, in the manner and on the terms described in its privacy code, which the Trustee shall make available on its website or upon request, including revisions thereto. The Trustee may transfer some of that personal information to service providers in the United States for data processing and/or storage. Further, each party agrees that it shall not provide or cause to be provided to the Trustee any personal information relating to an individual who is not a party to this Indenture unless that party has assured itself that such individual understands and has consented to the aforementioned uses and disclosures.

13.21	Preferential Collection of Claims Against Issuer

The Trustee is subject to Section 311(a) of the Trust Indenture Act, excluding any creditor relationship listed in Section 311(b) of the Trust Indenture Act. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the Trust Indenture Act to the extent indicated therein.

13.22	Evidence of Recording of Indenture

If required pursuant to the Trust Indenture Act, the Issuer shall furnish to the Trustee:

(a)

promptly after the execution and delivery of this Indenture or any Supplemental Indenture, an Opinion of Counsel either stating that in the opinion of such counsel the Indenture has been properly recorded and filed so as to make effective the lien intended to be created thereby, and reciting the details of such action, or stating that in the opinion of such counsel no such action is necessary to make such lien effective; and

(b)

at least annually after the date of execution and delivery of this Indenture, an Opinion of Counsel either stating that in the opinion of such counsel such action has been taken with respect to the recording, filing, re-recording, and refiling of this Indenture as is necessary to maintain the lien of the Indenture, and reciting the details of such action, or stating that in the opinion of such counsel no such action is necessary to maintain such lien.

13.23	Certificates of Fair Value

The Issuer shall furnish to the Trustee certificates or opinions of fair value with regard to released property pursuant to Section 314(d) of the Trust Indenture Act, which certificates or opinions shall be made by an independent engineer, appraiser or other expert to the extent required by Section 314(d) of the Trust Indenture Act.

13.24	Acts of Holders; Record Dates

The Issuer or the Trustee, as applicable, may set a date for the purpose of determining the Holders of Notes entitled to consent, vote or take any other action referred to in Article 9 or Article 14.

ARTICLE 14

AMENDMENT, SUPPLEMENT AND WAIVER

14.1	Ordinary Consent

Except as provided in Sections 14.2 and 14.3, with the affirmative votes of the Holders of at least a majority in principal amount of the Notes represented and voting at a meeting of Holders, or by a resolution in writing of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes):

(a)	this Indenture, the Notes and the Guarantees may each be amended or supplemented, and

(b)

any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal or, premium (if any) or interest on the Notes, except such Default or Event of Default resulting from an acceleration that has been rescinded) or lack of compliance with any provision of this Indenture, the Notes or the Guarantees may be waived, provided that if any such amendment, supplement or waiver affects only one or more series of Notes, then consent to such amendment, supplement or waiver shall only be required to be obtained from the Holders of such affected series of Notes.

14.2	Special Consent

(a)

Notwithstanding Section 14.1, without the consent of, or a resolution passed by the affirmative votes of or signed by each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes of any series held by a non-consenting Holder):

(i)	reduce the principal amount of Notes of any series whose Holders must consent to an amendment, supplement or waiver;

(ii)

reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment with respect to the redemption of the Notes (other than with respect to any required notice periods); provided, however, that solely for the avoidance of doubt, and without any other implication, any purchase or repurchase of Notes, including pursuant Sections 7.14 and 7.15, as distinguished from any redemption of Notes, shall not be deemed a redemption of the Notes;

(iii)	reduce the rate of or change the time for payment of interest on any Note;

(iv)

waive a Default or Event of Default in the payment of principal of, or interest, or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the Payment Default that resulted from such acceleration);

(v)	make any Note payable in money other than its stated currency;

(vi)

make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on, the Notes on or after their respective due dates;

(vii)	impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Subsidiary Guarantees on or after their respective due dates;

(viii)

amend or modify any of the provisions of this Indenture or the related definitions affecting the ranking of the Notes or any Subsidiary Guarantee in any manner adverse to the Holders of the Notes or any Guarantee;

(ix)	expressly subordinate the Notes or any Subsidiary Guarantees in right of payment to any other Indebtedness of the Issuer or any Guarantor;

(x)	make any change in the amending and waiver provisions under this Article 14;

(xi)	release any Guarantor from any of its Obligations under its Subsidiary Guarantee, or this Indenture, except in accordance with the terms of this Indenture;

(xii)

waive, amend, change or modify the obligation of the Issuer to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with Section 7.15 after the obligation to make such Asset Sale Offer has arisen, including amending, changing or modifying any definition relating thereto;

(xiii)

waive, amend, change or modify in any material respect the Issuer’s obligation to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with Section 7.14 after the occurrence of such Change of Control, including amending, changing or modifying any definition relating thereto; or

(xiv)	release a material portion of the Collateral from the First-Priority Lien, other than in accordance with the terms of the Security Documents and/or this Indenture;

14.3	Without Consent

Notwithstanding Sections 14.1 and 14.2, without the consent of any Holder, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes or the Subsidiary Guarantees to:

(a)	cure any ambiguity, defect or inconsistency;

(b)	provide for uncertificated Notes in addition to or in place of certificated Notes;

(c)

provide for the assumption of the Issuer’s or any Guarantor’s Obligations to Holders of Notes in the case of a merger, amalgamation or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets or otherwise comply with Section 12.1;

(d)	make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially adversely affect the legal rights under this Indenture of any Holder of Notes;

(e)

add any Subsidiary Guarantee or to effect the release of a Guarantor from its Subsidiary Guarantee, all in accordance with the provisions of this Indenture governing such release and termination or to otherwise comply with Article 15;

(f)	secure the Notes or any Subsidiary Guarantees or any other Obligation under this Indenture;

(g)	evidence and provide for the acceptance of appointment by a successor Trustee;

(h)

conform the text of this Indenture, the Notes or the Subsidiary Guarantees to any provision of the Description of Notes to the extent that such provision in this Indenture, the Notes or the Subsidiary Guarantees was intended to be a verbatim recitation of a provision of the Description of Notes;

(i)	provide for the issuance of Additional Notes in accordance with this Indenture;

(j)	to enter into additional or supplemental Security Documents or to add additional parties to the Security Documents to the extent permitted thereunder and under this Indenture;

(k)	allow any Guarantor to execute a Subsidiary Guarantee; or

(l)

to release Collateral from the First-Priority Liens when permitted or required by this Indenture and the Security Documents or add assets to Collateral to secure First-Lien Indebtedness to the extent such Indebtedness is permitted under this Indenture.

14.4	Form of Consent

It is not necessary for the consent of the Holders under Section 14.1 or 14.2 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

14.5	Supplemental Indentures

(a)

Subject to the provisions of this Indenture, the Issuer and the Trustee may from time to time execute, acknowledge and deliver Supplemental Indentures which thereafter shall form part of this Indenture, for any one or more of the following purposes:

(i)	establishing the terms of any series of Notes and the forms and denominations in which they may be issued as provided in Article 2;

(ii)

making such amendments not inconsistent with this Indenture as may be necessary or desirable with respect to matters or questions arising hereunder, including the making of any modifications in the form of the Notes of any series which do not affect the substance thereof and which in the opinion of the Trustee relying on an Opinion of Counsel will not be materially prejudicial to the interests of Holders;

(iii)

rectifying typographical, clerical or other manifest errors contained in this Indenture or any Supplemental Indenture, or making any modification to this Indenture or any Supplemental Indenture which, in the opinion of Counsel, are of a formal, minor or technical nature and that are not materially prejudicial to the interests of the Holders;

(iv)	to give effect to any amendment or supplement to this Indenture or the Notes of any series made in accordance with Sections 14.1, 14.2 or 14.3;

(v)

evidencing the succession, or successive successions, of others to the Issuer or any Guarantor and the covenants of and obligations assumed by any such successor in accordance with the provisions of this Indenture; or

(vi)

for any other purpose not inconsistent with the terms of this Indenture, provided that in the opinion of the Trustee (relying on an Opinion of Counsel) the rights of neither the Holders nor the Trustee are materially prejudiced thereby.

(b)

Unless this Indenture expressly requires the consent or concurrence of Holders, the consent or concurrence of Holders shall not be required in connection with the execution, acknowledgement or delivery of a Supplemental Indenture contemplated by this Indenture.

(c)

Upon receipt by the Trustee of (i) an Issuer Order accompanied by a Board Resolution authorizing the execution of any such Supplemental Indenture, and (ii) an Officers’ Certificate stating that such amended or Supplemental Indenture complies with this Section 14.5, the Trustee shall join with the Issuer and the Guarantors in the execution of any amended or Supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained.

(d)	This Section 14.5 shall apply, as the context requires, to any assumption agreement or instrument contemplated by Section 12.1(a)(ii)(A).

ARTICLE 15

GUARANTEES

15.1	Issuance of Guarantees

(a)	All of the Restricted Subsidiaries as of the Issue Date shall execute and deliver to the Collateral Trustee a Subsidiary Guarantee in the form attached hereto as Appendix B on the Issue Date.

(b)

The Issuer will not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee or otherwise Incur any Indebtedness (without regard to “Indebtedness” as defined in clause (x) of the second paragraph of the definition of the term “Indebtedness”) that, individually or in the aggregate with all other of its then outstanding Indebtedness (without regard to “Indebtedness” as defined in clause (x) of the second paragraph of the definition of the term “Indebtedness”), exceeds at any time $2.0 million, unless such Restricted Subsidiary is a Guarantor or within 30 days of such Incurrence, executes and delivers to the Collateral Trustee a Subsidiary Guarantee and an Opinion of Counsel (which may contain customary exceptions) that such Subsidiary Guarantee has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid and binding obligation of such Restricted Subsidiary enforceable against such Restricted Subsidiary in accordance with its terms.

(c)

The obligations of each Guarantor formed under the laws of the United States or any state thereof or the District of Columbia will be limited to the maximum amount that will result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.

(d)	The Issuer may also elect to cause any other Restricted Subsidiary to issue a Subsidiary Guarantee and become a Guarantor.

(e)

Except as set out in Section 15.2(a), a Guarantor may not sell, assign, transfer, convey or otherwise dispose of all or substantially all of its assets, in one or more related transactions, to, or consolidate or amalgamate with or merge with or into (regardless of whether such Guarantor is the surviving Person), another Person, other than the Issuer or another Guarantor, unless:

(i)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(ii)	either:

(A)

the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Guarantor) is organized or existing under the laws of (1) the United States, any state thereof or the District of Columbia, (2) Canada or any province or territory thereof or (3) the jurisdiction of organization of the Guarantor, and assumes all the Obligations of that Guarantor under this Indenture and its Subsidiary Guarantee by operation of law or pursuant to any agreement reasonably satisfactory to the Trustee; or

(B)	such sale or other disposition or consolidation, amalgamation or merger complies with Section 7.15.

15.2	Release of Guarantees

(a)	The Subsidiary Guarantee of a Guarantor will be automatically released:

(i)

in connection with any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, consolidation or otherwise), in one or more related transactions, to a Person that is not (either before or after giving effect to such transaction) Cannabist or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate Section 7.15;

(ii)

in connection with any sale or other disposition of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of Cannabist after which such Guarantor is no longer a Subsidiary of the Issuer, if the sale of such Capital Stock of that Guarantor complies with Section 7.15;

(iii)	[Reserved];

(iv)	if the Guarantor is released in full from its obligations under any other Indebtedness which resulted in the creation of such Subsidiary Guarantee pursuant to this covenant; or

(v)	upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Indenture as provided above under Article 10.

(b)

The Trustee shall promptly execute and deliver a release together with all instruments and other documents reasonably requested by the Issuer or the applicable Restricted Subsidiary to evidence the release and termination of any Guarantee upon receipt of a request by the Issuer accompanied by an Officers’ Certificate certifying as to compliance with this Section 15.2.

ARTICLE 16

NOTICES

16.1	Notice to Issuer

Any notice to the Issuer under the provisions of this Indenture shall be valid and effective (i) if delivered to the Issuer at 321 Billerica Road, Chelmsford, MA 01824, Attention: David Hart, (ii) if delivered by email to david.hart@cannabistcompany.com, immediately upon sending the email, provided that if such email is not sent during the normal business hours of the recipient, such email shall be deemed to have been sent at the opening of business on the next business day for the recipient, or (iii) if given by registered letter, postage prepaid, to such office and so addressed and if mailed, five days following the mailing thereof. The Issuer may from time to time notify the Trustee in writing of a change of address which thereafter, until changed by like notice, shall be the address of the Issuer for all purposes of this Indenture.

16.2	Notice to Holders

(a)

Except as otherwise provided in this Indenture, all notices to be given hereunder with respect to the Notes shall be deemed to be validly given to the Holders thereof if sent by first class mail, postage prepaid, or, if agreed to by the applicable recipient, by email, by letter or circular addressed to such Holders at their post office addresses appearing in any of the registers hereinbefore mentioned and shall be deemed to have been effectively given five days following the day of mailing, or immediately upon sending the email, provided that if such email is not sent during the normal business hours of the recipient, such email shall be deemed to have been sent at the opening of business on the next business day for the recipient, as applicable. Accidental error or omission in giving notice or accidental failure to mail notice to any Holder or the inability of the Issuer to give or mail any notice due to anything beyond the reasonable control of the Issuer shall not invalidate any action or proceeding founded thereon.

(b)

If any notice given in accordance with Section 16.2(a) would be unlikely to reach the Holders to whom it is addressed in the ordinary course of post by reason of an interruption in mail service, whether at the place of dispatch or receipt or both, the Issuer shall give such notice by publication at least once in a daily newspaper of general national circulation in Canada.

(c)

Any notice given to Holders by publication shall be deemed to have been given on the day on which publication shall have been effected at least once in each of the newspapers in which publication was required.

(d)

All notices with respect to any Note may be given to whichever one of the Holders thereof (if more than one) is named first in the registers hereinbefore mentioned, and any notice so given shall be sufficient notice to all Holders of any Persons interested in such Note.

16.3	Notice to Trustee or Collateral Trustee

Any notice to the Trustee or Collateral Trustee under the provisions of this Indenture shall be valid and effective: (i) if delivered to the Trustee at its principal office in the City of Vancouver, British Columbia at 323 – 409 Granville Street, Vancouver, British Columbia V6C 1T2, Attention: Corporate Trust, (ii) if delivered by email to corptrust@odysseytrust.com, immediately upon sending the email, provided that if such email is not sent during the normal business hours of the recipient, such email shall be deemed to have been sent at the opening of business on the next business day for the recipient, or (iii) if given by registered letter, postage prepaid, to such office and so addressed and, if mailed, shall be deemed to have been effectively given five days following the mailing thereof.

16.4	Mail Service Interruption

If by reason of any interruption of mail service, actual or threatened, any notice to be given to the Trustee would reasonably be unlikely to reach its destination by the time notice by mail is deemed to have been given pursuant to Section 16.3, such notice shall be valid and effective only if delivered at the appropriate address in accordance with Section 16.3.

ARTICLE 17

MISCELLANEOUS

17.1	Copies of Indenture

Any Holder may obtain a copy of this Indenture without charge by writing to the Issuer at 321 Billerica Road, Chelmsford, MA 01824, Attention: Chief Financial Officer.

17.2	Force Majeure

Except for the payment obligations of the Issuer contained herein, neither the Issuer nor the Trustee shall be liable to the other, or held in breach of this Indenture, if prevented, hindered, or delayed in the performance or observance of any provision contained herein by reason of act of God, riots, terrorism, acts of war, epidemics, governmental action or judicial order, earthquakes, or any other similar causes (including, but not limited to, mechanical, electronic or communication interruptions, disruptions or failures). Performance times under this Indenture shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Section 17.2.

17.3	Waiver of Jury Trial

EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS INDENTURE, THE NOTES OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS INDENTURE. The scope of this waiver is intended to encompass any and all disputes that may be filed in any court and that relate to the subject matter of this Indenture, including contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that such party has already relied on the waiver in entering into this Indenture, and that such party shall continue to rely on the waiver in its related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel, and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. In the event of litigation, this Indenture may be filed as a written consent to a trial by the court without a jury.

17.4	Appointment of Supporting Senior Noteholder Representative

(a)

Each Supporting Senior Noteholder hereby irrevocably appoints ●, or any successor thereto, as its representative, agent, proxy and attorney in fact (the “Supporting Senior Noteholders’ Representative”) for such Supporting Senior Noteholder and in such Supporting Senior Noteholder’s name, place and stead for all purposes relating to the Supporting Senior Noteholders under this Indenture.

(b)

In order to administer efficiently the determination of certain matters relating to the Supporting Senior Noteholders under this Indenture, each Supporting Senior Noteholder hereby agrees that the Issuer will be entitled to:

(i)

rely on the Supporting Senior Noteholders’ Representative as having full power, authority and discretion to make all decisions and take all actions relating to the Supporting Senior Noteholders respective rights, obligations and remedies under this Indenture, including to receive and make payments, to receive and send notices, to receive and deliver documents, to exercise, enforce or waive rights or conditions, to give releases and discharges; and

(ii)

deal only with the Supporting Senior Noteholders’ Representative in respect of all matters arising under this Indenture that relate to the Supporting Senior Noteholders, including to receive and make payments, to receive and send notices, to receive and deliver documents, to exercise, enforce or waive rights or conditions, to give releases and discharges.

(c)

All references in this Indenture to decisions and actions to be taken by the Supporting Senior Noteholders or any one of them, as the case may be, shall be deemed taken by the Supporting Senior Noteholders or any one of them, as the case may be, if such decisions or actions are taken by the Supporting Senior Noteholders’ Representative. All references in this Indenture to decisions and actions to be taken by the Issuer and directed to the Supporting Senior Noteholders or any one of them, as the case may be, shall be deemed directed to the Supporting Senior Noteholders or any one of them, as the case may be, if such decisions or actions are directed by the Issuer to the Supporting Senior Noteholders’ Representative.

(d)

In no event shall the Issuer be held responsible or liable for the application or allocation of any monies paid to the Supporting Senior Noteholders’ Representative by the Issuer, and the Issuer shall be entitled to rely upon any notice provided to the Issuer by the Supporting Senior Noteholders’ Representative or action taken by the Supporting Senior Noteholders’ Representative acting within the scope of his authority.

(e)

Notwithstanding the foregoing, no payment, notice, receipt or delivery of documents, exercise, enforcement or waiver of rights or conditions, indemnification claim or indemnification defence shall be ineffective by reason only of it having been made or given to or by a Supporting Senior Noteholder directly if each of the Issuer and such Supporting Senior Noteholder consent by virtue of not objecting to such dealings without the intermediary of the Supporting Senior Noteholders’ Representative.

ARTICLE 18

EXECUTION AND FORMAL DATE

18.1	Execution

This Indenture may be simultaneously executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument. Delivery of an executed signature page to this Indenture by any party hereto by facsimile transmission or PDF shall be as effective as delivery of a manually executed copy of this Indenture by such party.

18.2	Formal Date

For the purpose of convenience, this Indenture may be referred to as bearing the formal date of ●, 2025, irrespective of the actual date of execution hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS whereof the parties hereto have executed these presents under their respective corporate seals and the hands of their proper officers in that behalf.

ISSUER: THE CANNABIST COMPANY HOLDINGS INC.

Per:
Name: David Hart
Title: Chief Executive Officer

CO-ISSUER: THE CANNABIST COMPANY HOLDINGS (CANADA) INC.

Per:
Name: David Hart
Title: Chief Executive Officer

TRUSTEE: ODYSSEY TRUST COMPANY

Per:
Name: Dan Sander
Title: President, Corporate Trust

Per:	(signed) “
Name: Amy Douglas
Title: Director, Corporate Trust

APPENDIX I

FORM OF FIRST SUPPLEMENTAL INDENTURE

SEE ATTACHED

THE CANNABIST COMPANY HOLDINGS INC., AS ISSUER

THE CANNABIST COMPANY HOLDINGS (CANADA) INC., AS CO-ISSUER

AND

ODYSSEY TRUST COMPANY, AS TRUSTEE

FIRST SUPPLEMENTAL INDENTURE

Dated as of [●], 2025

Providing for the issuance of $[●] aggregate principal amount of 9.00% Senior Secured Convertible Notes due

December 31, 2028

ARTICLE 1

(i)

ADDENDA

SCHEDULE A – FORM OF 2028 CONVERTIBLE NOTE

SCHEDULE B – FORM OF CONVERSION NOTICE

(ii)

THIS FIRST SUPPLEMENTAL INDENTURE dated as of May [●], 2025

BETWEEN:

THE CANNABIST COMPANY HOLDINGS INC., a company subsisting under the laws of the Province of British Columbia (hereinafter called the “Issuer”),

THE CANNABIST COMPANY HOLDINGS (CANADA) INC., a company subsisting under the laws of Canada (hereinafter called the “Co-Issuer” and together with the Issuer, the “Issuers” and each an “Issuer”),

- and -

ODYSSEY TRUST COMPANY, a trust company incorporated under the laws of the Province of Alberta authorized to carry on the business of a trust company in the Province of British Columbia (hereinafter called the “Trustee”).

WHEREAS the Issuer and the Co-Issuer have entered into an amended and restated trust indenture dated as of May ●, 2025 (the “Indenture”);

AND WHEREAS pursuant to Section 14.5 of the Indenture, the Issuers and the Trustee may enter into Supplemental Indentures providing for the issue of any series of Notes and for establishing the terms, provisions and conditions of a particular series of Notes;

AND WHEREAS this First Supplemental Indenture is entered into to provide for the issuance of Notes to be designated as “9.00% Senior Secured Convertible Notes due 2028” pursuant to the Indenture and establishing the terms, provisions and conditions of the Notes;

AND WHEREAS the foregoing recitals are made as representations and statements of fact by the Issuer and not by the Trustee;

NOW THEREFORE THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH that in consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the parties agree as follows:

ARTICLE 1

DEFINITION AND INTERPRETATION

Section 1.1 To Be Read With Indenture.

This First Supplemental Indenture is a supplemental indenture to the Indenture. The Indenture and this First Supplemental Indenture (except for Article 4) will be read together and will have effect as though all the provisions of both indentures were contained in one instrument. If any terms of the Indenture are inconsistent with the express terms or provisions hereof, the terms of this First Supplemental Indenture shall prevail to the extent of the inconsistency.

Section 1.2 Definitions.

(1)

All terms which are defined in the Indenture and used but not defined in this First Supplemental Indenture have the meanings ascribed to them in the Indenture, as such meanings may be amended or supplemented by this First Supplemental Indenture. The Indenture shall be amended by adding the following definitions to Section 1.1 (Definitions) of the Amended and Restated Indenture (with all references to Sections in the following definitions to refer, unless otherwise specified, to sections, subsections or clauses of this First Supplemental Indenture):

“2028 Convertible Notes” means the 9.00% Senior Secured Convertible Notes due December 31, 2028, unless extended by the Issuer in accordance with the terms of the Indenture.

“2028 Convertible Notes Certificate” has the meaning given to it in Section 2.8(1).

“2028 Convertible Notes Maturity Date” has the meaning given to it in Section 2.4.

“2028 Convertible Note Record Date” means the close of business on June 15 and December 15 immediately preceding the relevant Interest Payment Date.

“Canadian Securities Legend” means the legend identified as such in set out in Schedule Error! Reference source not found. hereto.

“Common Shares” means the common shares in the capital of the Issuer.

“Conversion Notice” has the meaning given to it in Section 3.1(7).

“Conversion Period” has the meaning given to it in Section 3.1(1).

“Conversion Price” has the meaning given to it in Section 3.1(1).

“Definitive Note” means a certificated 2028 Convertible Note registered in the name of the Holder thereof and issued in accordance with this First Supplemental Indenture, substantially in the form set out herein, except that such 2028 Convertible Note will not bear the Global Note Legend.

“Global Notes” means the Regulation D Global Notes deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Schedule Error! Reference source not found. hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with the applicable provisions of the Indenture.

“Interest Payment Date” means June 30 and December 31 of each year that the 2028 Convertible Notes are outstanding and commencing on December 31, 2025.

“Interest Period” means the period commencing on the later of (a) the applicable date of issue of the 2028 Convertible Notes and (b) the immediately preceding Interest Payment Date on which interest has been paid for such 2028 Convertible Notes, and ending on the day immediately preceding the Interest Payment Date in respect of which interest is payable for such 2028 Convertible Notes.

“Note Share” has the meaning given to it in Section 3.1(1).

Section 1.3 Conflicts with Indenture

In the event of any inconsistency between the meaning given to a term in the Indenture and the meaning given to the same term in this First Supplemental Indenture, the meaning given to the term in this First Supplemental Indenture shall prevail to the extent of the inconsistency; provided, however, that the terms and provisions of this First Supplemental Indenture may modify or amend the terms and provisions of the Indenture solely as applied to the 2028 Convertible Notes.

If any provisions hereof limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, through operation of Section 318 (c) of the Trust Indenture Act, such imposed duties shall control.

Section 1.4 Headings, etc.

The division of this First Supplemental Indenture into Articles, Sections and paragraphs, the inclusion of a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this First Supplemental Indenture.

Section 1.5 Governing Law.

This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

ARTICLE 2

2028 CONVERTIBLE NOTES

Section 2.1 Creation and Designation of 2028 Convertible Notes

In accordance with the Indenture and this First Supplemental Indenture, the Issuer is authorized to issue a series of Notes designated “9.00% Senior Secured Convertible Notes due 2028” having the terms set forth in this Article 2.

Section 2.2 Aggregate Principal Amount

The aggregate principal amount of 2028 Convertible Notes which may be issued under this First Supplemental Indenture shall be $[●].

Section 2.3 Authentication

The Trustee shall initially authenticate one or more Global Notes and/or Definitive Notes, as directed by the Issuer in the Authentication Order, for original issue on the Issue Date in an aggregate principal amount of $[●] or otherwise to permit transfers or exchanges in accordance with Section 5.6 of the Indenture upon receipt by the Trustee of a duly executed Authentication Order.

Section 2.4 Date of Issue and Maturity

The 2028 Convertible Notes will be dated [●], 2025 and the 2028 Convertible Notes will become due and payable, together with all accrued and unpaid interest thereon, on December 31, 2028 (the “2028 Convertible Notes Maturity Date”). Notwithstanding the foregoing and provided the Issuer is not in Default, the Issuer may, in its sole discretion, elect to extend the 2028 Convertible Note Maturity Date to June 30, 2029 and subsequently to December 31, 2029 at any time upon (i) a concurrent election to extend the maturity of any of the 2028 Notes or the 2028 Convertible Notes, and (ii) 30 days notice, by mailing or electronically transmitting a notice to the Trustee and Holders (the “Extension Notice”) of its intention to extend the 2028 Convertible Note Maturity Date. Upon the Holders’ receipt of (i) a payment, in cash, equal to 0.5% of the aggregate principal amount of the 2028 Convertible Notes then outstanding, to the Trustee for the distribution to each Holder of the 2028 Convertible Notes on a pro rata basis, and (ii) an Extension Notice for the 2028 Convertibles Notes (a copy of which shall be provided to the Holders by the Trustee), the 2028 Convertible Notes Maturity Date shall be deemed to be June 30, 2029 or December 31, 2029, as applicable, without any further action on the part of the Issuer or the Trustee.

Section 2.5 Permitted Pari-Passu Indebtedness and First-Lien Indebtedness

The 2028 Convertible Notes authorized hereunder shall be deemed Permitted Pari-Passu Indebtedness for the purposes of Section 7.10(b)(i) of the Indenture and shall be a direct senior secured obligation of the Issuer hereby automatically guaranteed by the Guarantors pursuant to the Indenture and the Subsidiary Guarantees and automatically secured by a First-Priority Lien in certain Collateral of the Issuer and Guarantors in favour of the Collateral Trustee pursuant to the Security Documents and, for greater certainty, shall be First-Lien Indebtedness of the Issuer ranking equally and rateably with all other First-Lien Indebtedness of the Issuer pursuant to Section 2.1 of the Indenture.

Section 2.6 Currency

The principal of the 2028 Convertible Notes and interest thereon and all sums that may at any time become payable thereon, whether at the 2028 Convertible Notes Maturity Date or otherwise, shall be payable in lawful money of the United States of America as provided herein.

Section 2.7 Interest

(1)

The 2028 Convertible Notes will bear interest on the unpaid principal amount thereof at the rate of 9.00% per annum from their respective Issue Date to, but excluding, the 2028 Convertible Notes Maturity Date, compounded semi-annually and payable in arrears on each Interest Payment Date. The first Interest Payment Date for the initial 2028 Convertible Notes will be December 31, 2025.

(2)

Interest will be payable in respect of each Interest Period (including after the 2028 Convertible Notes Maturity Date, default and judgment, with interest overdue on principal and interest at a rate that is 1% higher than the applicable rate on the 2028 Convertible Notes) on each Interest Payment Date in accordance with Section 3.11 and Section 3.14 of the Indenture. Interest on any 2028 Convertible Note will accrue from its respective Issue Date or, if interest has already been paid, from and including the last Interest Payment Date therefor to which interest has been paid or made available for payment. Interest will be computed on the basis of a 365-day or 366-day year, as applicable, and will be payable in equal semi-annual amounts; except that interest in respect of any period that is shorter than a full semi-annual interest period will be computed on the basis of a 365-day or 366-day year, as applicable, and the actual number of days elapsed in that period.

Section 2.8 Form of 2028 Convertible Notes

(1)

The Trustee shall authenticate one or more Global Notes and /or Definitive Notes, which shall be in the form substantially set out in Schedule hereto (the “2028 Convertible Notes Certificate”) with such insertions, deletions, substitutions and variations as may be required or permitted by the terms of the Indenture or as may be required to comply with any law or the rules of the Depository.

(2)

The 2028 Convertible Notes shall bear such distinguishing letters, numbers and legends as the Trustee and the Issuer may approve, including such legend as may be set out in Schedule hereto, notwithstanding Section 3.3(h) of the Indenture which does not apply to the 2028 Convertible Note. The 2028 Convertible Notes shall include the Canadian Securities Legend. The 2028 Convertible Notes issued as Global Notes shall also include the Global Note Legend.

Section 2.9 Redemptions and Market Purchases

(1)

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the 2028 Convertible Notes; provided, however, that the Issuer may be required to offer to purchase the 2028 Convertible Notes pursuant to Sections 7.14 and 7.15 of the Indenture.

(2)

The Issuer may at any time and from time to time purchase the 2028 Convertible Notes (including any Additional Notes) by means other than a redemption, whether by a tender offer, open market purchases, negotiated transactions, private agreement or otherwise at any price in accordance with Applicable Securities Legislation, the U.S. federal securities laws, and the applicable securities laws of any of the states of the United States, so long as such acquisition does not violate the terms of this First Supplemental Indenture or the Indenture.

(3)

Pursuant to Section 4.7 of the Indenture, at any time after the Issue Date, the Issuer may, on any one or more occasions, redeem all or any part of the 2028 Convertible Notes, upon not less than 15 nor more than 60 days’ notice, at par plus accrued and unpaid interest, if any, to but excluding the date of redemption (subject to the right of Holders on the relevant 2028 Convertible Note Record Date to receive interest on the relevant Interest Payment Date). Unless otherwise specifically provided in Section 2.9(3), the terms of Article 6 of the Indenture shall apply to the redemption of any 2028 Convertible Notes and in the event of any inconsistency, the terms of this Section 2.9(3) shall prevail.

Section 2.10 Additional Amounts Payable on 2028 Convertible Notes

(1)

All payments made by any Guarantor under or with respect to any Subsidiary Guarantee in respect of the 2028 Convertible Notes will be made free and clear of and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of any United States taxing authority (hereinafter “Taxes”), unless any Guarantor is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If any Guarantor is so required to withhold or deduct any amount of interest for or on account of Taxes from any payment made under or with respect to any Subsidiary Guarantee, such Guarantor will pay such additional amounts of interest (“Additional Amounts”) as may be necessary so that the net amount received by each holder or beneficial owner of Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder or beneficial owner of Notes would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a holder or beneficial owner of Notes (an “Excluded Holder”):

(a)

which is subject to such Taxes by reason of any connection between such holder or beneficial owner of 2028 Convertible Notes and the United States or any political subdivision thereof or authority thereof other than the mere holding of Notes or the receipt of payments thereunder;

(b)

which failed to duly and timely comply with a timely request of the Issuer to provide information, documents, certification or other evidence concerning such holder’s or beneficial owner’s nationality, residence, entitlement to treaty benefits, identity or connection with the United States or any political subdivision or authority thereof, if and to the extent that due and timely compliance with such request would have resulted in the reduction or elimination of any Taxes as to which Additional Amounts would have otherwise been payable to such holder or beneficial owner of 2028 Convertible Notes but for this Section 2.10(1)(b);

(c)

which is a fiduciary, a partnership or not the beneficial owner of any payment on a Note, if and to the extent that, as a result of an applicable tax treaty, no Additional Amounts would have been payable had the beneficiary, partner or beneficial owner owned the Note directly (but only if there is no material cost or expense associated with transferring such Note to such beneficiary, partner or beneficial owner and no restriction on such transfer that is outside the control of such beneficiary, partner or beneficial owner);

(d)

which is subject to Taxes to the extent that such Taxes would not have been imposed but for the holder or beneficial owner of 2028 Convertible Notes or the recipient of interest payable on the 2028 Convertible Notes not dealing at arm’s length, within the meaning of the Tax Act, with the Issuer or relevant Guarantor, as applicable;

(e)

which is subject to Taxes to the extent that such Taxes would not have been imposed but for such holder or beneficial owner of Notes being, or not dealing at arm’s length (within the meaning of the Tax Act) with, at any time a “specified shareholder” of the Issuer as defined in subsection 18(5) of the Tax Act;

(f)

to the extent that the Taxes required to be withheld or deducted are imposed pursuant to sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (and any amended or successor version that is substantially comparable), and any regulations or other official guidance thereunder or agreements (including any intergovernmental agreements or any laws, rules or practices implementing such intergovernmental agreements) entered into in connection therewith; or

(g)	any combination of the foregoing clauses of this proviso.

(2)

The Issuer or such Guarantor, as the case may be, will also (a) make such withholding or deduction and, (b) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer or such Guarantor, as the case may be, will furnish to the holders of the 2028 Convertible Notes, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by such Guarantor, as the case may be.

(3)

Such Guarantor will indemnify and hold harmless each holder (other than all Excluded Holders) for the amount of (A) any Taxes not withheld or deducted by such Guarantor and levied or imposed and paid by such holder as a result of payments made under or with respect to the Guarantees, (B) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and (C) any Taxes imposed with respect to any reimbursement under clauses (a) or (b) above.

(4)

At least 30 days prior to each date on which any payment under or with respect to the 2028 Convertible Notes is due and payable, if any Guarantor is aware that it will be obligated to pay Additional Amounts with respect to such payment, the Issuer will deliver to the Trustee an Officers’ Certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to holders on the payment date. Whenever in the First Supplemental Indenture there is mentioned, in any context, the payment of principal (and premium, if any), interest or any other amount payable under or with respect to any note, such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this Section 2.10 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(5)

The obligations described under this heading will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any successor Person and to any jurisdiction in which such successor is organized or is otherwise resident or doing business for tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents.

Section 2.11 Appointment

(1)	The Trustee will be the trustee for the 2028 Convertible Notes, subject to Article 13 of the Indenture.

(2)	The Issuer initially appoints CDS to act as Depository with respect to the 2028 Convertible Notes.

(3)

The Issuer initially appoints the Trustee at its corporate office in Vancouver, British Columbia to act as the Registrar, transfer agent, authentication agent and Paying Agent with respect to the 2028 Convertible Notes. The Issuer may change the Registrar, transfer agent, authentication agent or Paying Agent for the 2028 Convertible Notes at any time and from time to time without prior notice to the Holders of the 2028 Convertible Notes.

ARTICLE 3

CONVERSION OF NOTES

Section 3.1 Note Conversion.

(1)

The 2028 Convertible Notes shall be convertible, for no additional consideration, at the option of the holder thereof, in whole or in part, at any time and from time to time from the date of issuance of the 2028 Convertible Notes until the date that is the earlier of: (i) the close of business on the 2028 Convertible Notes Maturity Date, and (ii) the Business Day immediately preceding the date specified by the Issuer for redemption upon a Change of Control in accordance with Section 7.14 of the Indenture, as amended hereby (the “Conversion Period”) into common shares of the Issuer (the “Note Shares”) at a conversion price per Note Share equal to $0.305 (the “Conversion Price”), all subject to the terms and conditions and in the manner set forth herein. Holders converting their 2028 Convertible Notes will receive accrued and unpaid interest (in cash) thereon for the period from and including the date of the latest Interest Payment Date to, and including, the date of conversion.

(2)

For the purposes of this Section 3.1, a 2028 Convertible Note surrendered for conversion shall be deemed to be surrendered on the earlier of the date received by the Trustee or the 2028 Convertible Notes Maturity Date, provided that the register of the Trustee is open and received all necessary documentation in respect of the conversion; provided that if a 2028 Convertible Note is surrendered for conversion on a day on which the register of Common Shares is closed, the person or persons entitled to receive Common Shares shall become the holder or holders of record of such Common Shares as at the date on which such registers are next reopened.

(3)

A beneficial Holder of uncertificated 2028 Convertible Notes evidenced by a security entitlement in respect of 2028 Convertible Notes in the book entry registration system who desires to convert his or her Notes must do so by causing a participant in the Depository’s book entry registration system for the 2028 Convertible Notes (the “Book Entry Only Participant”) to deliver to the Depository on behalf of the entitlement holder, notice of the owner’s intention to convert 2028 Convertible Notes in a manner acceptable to the Depository. Forthwith upon receipt by the Depository of such notice, the Depository shall deliver to the Trustee confirmation of its intention to convert Notes (“Confirmation”) in a manner acceptable to the Trustee, including by electronic means through the book entry registration system.

(4)

A notice in form acceptable to the Book Entry Only Participant should be provided to the Book Entry Only Participant sufficiently in advance so as to permit the Book Entry Only Participant to deliver notice and payment to the Depository and for the Depository in turn to deliver notice and payment to the Trustee prior to the 2028 Convertible Notes Maturity Date. The Depository will initiate the conversion by way of the Confirmation and the Trustee will execute the conversion by issuing to the Depository through the book entry registration system or as a physical certificate the Common Shares to which the exercising Holder is entitled pursuant to the conversion. Any expense associated with the conversion process will be for the account of the entitlement holder converting the 2028 Convertible Notes and the Book Entry Only Participant exercising the 2028 Convertible Note on its behalf.

(5)

By causing a Book Entry Only Participant to deliver notice to the Depository, a Holder shall be deemed to have irrevocably surrendered his or her Notes so converted and appointed such Book Entry Only Participant to act as his or her exclusive settlement agent with respect to the conversion and the receipt of Common Shares in connection with the obligations arising from such conversion.

(6)

Any notice which the Depository determines to be incomplete, not in proper form or not duly executed shall for all purposes be void and of no effect and the conversion to which it relates shall be considered for all purposes not to have been converted thereby. A failure by a Book Entry Only Participant to convert or to give effect to the settlement thereof in accordance with the Holders instructions will not give rise to any obligations or liability on the part of the Issuer or Trustee to the Book Entry Only Participant or the Holder.

(7)

Any conversion notice for the 2028 Convertible Notes substantially in the form as set out in Schedule “B” attached hereto (the “Conversion Notice”) referred to in this Article 3 shall be signed by the persons who are registered owners of Notes as such names appear on the register, and for greater certainty, shall include the Depository as well as the holders of uncertificated 2028 Convertible Notes appearing on the register of the Trustee (the “Registered Holder”), or its executors or administrators or other legal representatives or an attorney of the Registered Holder, duly appointed by an instrument in writing satisfactory to the Trustee but such conversion form need not be executed by the Depository.

(8)

Any conversion referred to in this Section 3.1 shall require that the original Conversion Notice executed by the Registered Holder or the Confirmation from the Depository must be received by the Trustee prior to the 2028 Convertible Notes Maturity Date.

(9)

Notwithstanding the foregoing in this Section 3.1, a 2028 Convertible Note may only be converted pursuant to this Section 3.1 by or on behalf of a Registered Holder, except the Depository or Holder, as applicable, who makes the certifications set forth on the Conversion Notice set out in Schedule “B” .

(10)

If the form of Conversion Notice set forth in the 2028 Convertible Notes Certificate shall have been amended, the Issuer shall cause the amended Conversion Notice to be forwarded to all Registered Holders.

(11)

Conversion Notices and Confirmations must be delivered to the Trustee at any time during the Trustee’s actual business hours on any Business Day prior to the 2028 Convertible Notes Maturity Date. Any Conversion Notice or Confirmations received by the Trustee after business hours on any Business Day will be deemed to have been received by the Trustee on the next following Business Day.

(12)

Any 2028 Convertible Notes with respect to which a Conversion Notice or a Confirmation is not received by the Trustee prior to the 2028 Convertible Notes Maturity Date shall be deemed to have expired and become void and all rights with respect to such 2028 Convertible Notes shall terminate and be cancelled.

Section 3.2 [Reserved]

Section 3.3 Transfer Fees and Taxes.

If any Common Shares are to be issued to a person or persons other than the Registered Holder, the Registered Holder shall execute the Form of Transfer and will comply with such reasonable requirements as the Trustee may stipulate and will pay to the Issuer or the Trustee on behalf of the Issuer, all applicable transfer or similar taxes and the Issuer will not be required to issue or deliver certificates evidencing the Common Shares unless or until such Holder shall have paid to the Issuer or the Trustee on behalf of the Issuer, the amount of such tax or shall have established to the satisfaction of the Issuer and the Trustee that such tax has been paid or that no tax is due.

Section 3.4 Note Agency.

To facilitate the exchange, transfer or conversion of 2028 Convertible Notes and compliance with such other terms and conditions hereof as may be required, the Issuer has appointed the principal office of the Trustee in the city of Vancouver, British Columbia (the “Note Agency”), as the agency at which 2028 Convertible Notes may be surrendered for exchange or transfer or at which 2028 Convertible Notes may be converted and the Trustee has accepted such appointment. The Issuer may from time to time designate alternate or additional places as the Note Agency (subject to the Trustee’s prior approval) and will give notice to the Trustee of any proposed change of the Note Agency. Branch registers shall also be kept at such other place or places, if any, as the Issuer, with the approval of the Trustee, may designate. The Trustee will from time to time when requested to do so by the Issuer or any Registered Holder, upon payment of the Trustee’s reasonable charges, furnish a list of the names and addresses of each Registered Holder and showing the number of 2028 Convertible Notes held by each such Registered Holder.

Section 3.5 Securities Restrictions.

Notwithstanding anything herein contained, Common Shares will be issued upon conversion of a Holder only in compliance with the securities laws of any applicable jurisdiction and, without limiting the generality of the foregoing, the Issuer will legend the certificates representing the Common Shares if, in the opinion of counsel to the Trustee or Issuer, such legend is necessary in order to comply with the securities law of any applicable jurisdiction or the rules of any applicable stock exchange. Notwithstanding any other provisions of this First Supplemental Indenture, in processing and registering transfers of 2028 Convertible Notes, and in processing conversions of 2028 Convertible Notes, no duty or responsibility whatsoever shall rest upon the Trustee to determine the compliance by any transferor or transferee or by a holder converting 2028 Convertible Notes with the terms of any legend affixed on the Holder certificates, or with the relevant securities laws or regulations, and the Trustee shall be entitled to assume that all transfers and conversions of 2028 Convertible Notes are legal and proper.

Section 3.6 Certain Limitations on Conversion.

Notwithstanding anything to the contrary in this First Supplemental Indenture, for greater certainty, in no event shall (i) the Issuer issue, be required to issue or be deemed to have issued a number of Common Shares upon conversion or otherwise pursuant to the 2028 Convertible Notes, or (ii) the Holder shall have the right to convert any portion of the 2028 Convertible Notes, and any such conversion shall be null and void and treated as if never made, in each case, to the extent that after giving effect to such conversion, the Holder and its affiliates together with any person acting jointly or in concert (the “Attribution Parties”), collectively would beneficially own or exercise control or direction over, directly or indirectly in excess of 4.99% (the “Maximum Percentage”) of the Common Shares outstanding immediately after giving effect to such conversion. For purposes of this Section 3.6, the aggregate number of Common Shares beneficially owned by the Holder and the other Attribution Parties shall include the number of Common Shares held by the Holder and all other Attribution Parties plus the number of Note Shares issuable upon conversion of the 2028 Convertible Notes with respect to which the determination of such calculation is being made, but shall exclude Common Shares which would be issuable upon (A) conversion of the remaining, unconverted portion of the 2028 Convertible Notes beneficially owned by the Holder or any of the other Attribution Parties and (B) conversion or exercise of the unexercised or unconverted portion of any other securities of the Issuer (including, without limitation, any convertible notes or convertible preferred share or warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 3.6. For purposes of this Section 3.6, beneficial ownership shall be calculated in accordance with Section 13(d) of the U.S. Securities Exchange Act. For purposes of determining the number of outstanding Common Shares a Holder may acquire upon the conversion of the 2028 Convertible Notes without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding Common Shares as reflected in the most recent of (x) the Issuer’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the U.S.

Securities and Exchange Commission, as the case may be, (y) a more recent public announcement by the Issuer or (z) any other written notice by the Issuer or its transfer agent, if any, setting forth the number of Common Shares outstanding (the “Reported Outstanding Share Number”). If the Issuer receives a conversion notice from the Holder at a time when the actual number of outstanding Common Shares is less than the Reported Outstanding Share Number, the Issuer shall notify the Holder in writing of the number of Common Shares then outstanding and, to the extent that such conversion notice would otherwise cause such Holder’s beneficial ownership, as determined pursuant to this Section 3.6, to exceed the Maximum Percentage, the Holder must notify the Issuer of a reduced number of Note Shares to be issued pursuant to such conversion notice. For any reason at any time, upon the written request of the Holder, the Issuer shall within three (3) Business Days confirm in writing or by electronic mail to the Holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the exercise or conversion of securities of the Issuer, including the 2028 Convertible Notes, by the Holder and any other Attribution Parties since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of Note Shares to the Holder upon conversion of 2028 Convertible Notes results in the Holder and the other Attribution Parties being deemed to beneficially own or exercise control or direction over, directly or indirectly, in the aggregate, more than the Maximum Percentage of the number of outstanding Common Shares (as determined under Section 13(d) of the U.S. Securities Exchange Act), the number of shares so issued by which the Holder and the other Attribution Parties’ aggregate beneficial ownership or control exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Issuer, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not to exceed 9.99%; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Issuer and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of 2028 Convertible Notes that is not an Attribution Party of the Holder. The provisions of this Section 3.6 shall be construed and implemented in strict conformity with the terms of this Section 3.6 except to the extent necessary to correct this paragraph (or any portion of this Section 3.6) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 3.6 or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this Section 3.6 may not be waived and shall apply to a successor holder of any and all 2028 Convertible Notes. For greater certainty the Trustee shall not be required to confirm whether or not a holder has exceeded the Maximum Percentage threshold, nor will the Trustee be liable for processing the valid conversion of 2028 Convertible Notes that is then determined, by the Issuer, to result in a holder exceeding the Maximum Percentage threshold.

ARTICLE 4

ADJUSTMENT OF NUMBER OF COMMON SHARES AND CONVERSION PRICE

Section 4.1 Adjustment of Number of Common Shares and Conversion Price.

(1)

The conversion rights in effect under the 2028 Convertible Notes for Common Shares issuable upon the conversion of the 2028 Convertible Notes shall be subject to adjustment from time to time as follows:

(a)	if, at any time prior to the 2028 Convertible Notes Maturity Date, the Issuer shall:

(i)	subdivide, re-divide or change its outstanding Common Shares into a greater number of Common Shares;

(ii)	reduce, combine or consolidate its outstanding Common Shares into a smaller number of Common Shares; or

(iii)

issue Common Shares or securities exchangeable for, or convertible into, Common Shares to all or substantially all of the holders of Common Shares by way of distribution (other than a distribution of Common Shares upon the conversion of 2028 Convertible Notes);

the Conversion Price in effect on the effective date of such subdivision, re-division, change, reduction, combination, consolidation or on the record date of such distribution, as the case may be, shall in the case of the events referred to in (i) or (iii) above be decreased in proportion to the number of outstanding Common Shares resulting from such subdivision, re-division, change or distribution, or shall, in the case of the events referred to in (ii) above, be increased in proportion to the number of outstanding Common Shares resulting from such reduction, combination or consolidation. Such adjustment shall be made successively whenever any event referred to in this Section 4.1 shall occur. Upon any adjustment of the Conversion Price pursuant to this Section 4.1, the Conversion Price shall be contemporaneously adjusted by multiplying the number of Common Shares theretofore obtainable on the exercise thereof by a fraction of which the numerator shall be the Conversion Price in effect immediately prior to such adjustment and the denominator shall be the Conversion Price resulting from such adjustment;

(b)

if and whenever at any time prior to the 2028 Convertible Notes Maturity Date, the Issuer shall fix a record date for the issuance of rights, options or warrants to all or substantially all the holders of its outstanding Common Shares entitling them, for a period expiring not more than 45 days after such record date, to subscribe for or purchase Common Shares (or securities convertible or exchangeable into Common Shares) at a price per Common Share (or having a conversion or exchange price per Common Share) less than 95% of the weighted average of the trading price per Common Share for each day there was a closing price for 20 consecutive trading days ending five Business Days prior to such date on the Exchange (the “Common Share Current Market Price”) on such record date (a “Common Share Rights Offering”), the Conversion Price shall be adjusted immediately after such record date so that it shall equal the amount determined by multiplying the Conversion Price in effect on such record date by a fraction, of which the numerator shall be the total number of Common Shares outstanding on such record date plus a number of Common Shares equal to the number arrived at by dividing the aggregate price of the total number of additional Common Shares offered for subscription or purchase (or the aggregate conversion or exchange price of the convertible or exchangeable securities so offered) by such Common Share Current Market Price, and of which the denominator shall be the total number of Common Shares outstanding on such record date plus the total number of additional Common Shares offered for subscription or purchase or into which the convertible or exchangeable securities so offered are convertible or exchangeable; any Common Shares owned by or held for the account of the Issuer shall be deemed not to be outstanding for the purpose of any such computation; such adjustment shall be made successively whenever such a record date is fixed; to the extent that no such rights or warrants are exercised prior to the expiration thereof, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect if such record date had not been fixed or, if any such rights or warrants are exercised, to the Conversion Price which would then be in effect based upon the number of Common Shares (or securities convertible or exchangeable into Common Shares) actually issued upon the exercise of such rights or warrants, as the case may be. Upon any adjustment of the Conversion Price pursuant to this Section 4.1(b), the Conversion Price will be adjusted immediately after such record date so that it will equal the rate determined by multiplying the Conversion Price in effect on such record date by a fraction, of which the numerator shall be the Conversion Price in effect immediately prior to such adjustment and the denominator shall be the Conversion Price resulting from such adjustment. Such adjustment will be made successively whenever such a record date is fixed, provided that if two or more such record dates or record dates referred to in this Section 4.1(b) are fixed within a period of 25 trading days, such adjustment will be made successively as if each of such record dates occurred on the earliest of such record dates;

(c)

if and whenever at any time prior to the 2028 Convertible Notes Maturity Date the Issuer shall fix a record date for the making of a distribution to all or substantially all the holders of its outstanding Common Shares of (i) securities of any class, whether of the Issuer or any other entity (other than Common Shares), (ii) rights, options or warrants to subscribe for or purchase Common Shares (or other securities convertible into or exchangeable for Common Shares), other than pursuant to a Common Share Rights Offering; (iii) evidences of its indebtedness or (iv) any property or other assets then, in each such case, the Conversion Price shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Conversion Price in effect on such record date by a fraction, of which the numerator shall be the total number of Common Shares outstanding on such record date multiplied by the Common Share Current Market Price on such record date, less the excess, if any, of the fair market value on such record date, as determined by the Issuer (whose determination shall be conclusive), of such securities or other assets so issued or distributed over the fair market value of any consideration received therefor by the Issuer from the holders of the Common Shares, and of which the denominator shall be the total number of Common Shares outstanding on such record date multiplied by such Common Share Current Market Price; and Common Shares owned by or held for the account of the Issuer shall be deemed not to be outstanding for the purpose of any such computation; such adjustment shall be made successively whenever such a record date is fixed; to the extent that such distribution is not so made, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect if such record date had not been fixed. Upon any adjustment of the Conversion Price pursuant to this Section 4.1(c), the Conversion Price will be adjusted immediately after such record date so that it will equal the rate determined by multiplying the Conversion Price in effect on such record date by a fraction, of which the numerator shall be the Conversion Price in effect immediately prior to such adjustment and the denominator shall be the Conversion Price resulting from such adjustment;

(d)

if and whenever at any time prior to the 2028 Convertible Notes Maturity Date, there is a reclassification of the Common Shares or a capital reorganization of the Issuer other than as described in Section 4.1(c) or a consolidation, amalgamation, arrangement or merger of the Issuer with or into any other body corporate, trust, partnership or other entity, or a sale or conveyance of the property and assets of the Issuer as an entirety or substantially as an entirety to any other body corporate, trust, partnership or other entity, any Registered Holder who has not exercised its right of acquisition prior to the effective date of such reclassification, capital reorganization, consolidation, amalgamation, arrangement or merger, sale or conveyance, upon the exercise of such right thereafter, shall be entitled to receive and shall accept, in lieu of the number of Common Shares that prior to such effective date the Registered Holder would have been entitled to receive, the number of shares or other securities or property of the Issuer or of the body corporate, trust, partnership or other entity resulting from such merger, amalgamation or consolidation, or to which such sale or conveyance may be made, as the case may be, that such Registered Holder would have been entitled to receive on such reclassification, capital reorganization, consolidation, amalgamation, arrangement or merger, sale or conveyance, if, on the effective date thereof, as the case may be, the Registered Holder had been the registered holder of the number of Common Shares to which prior to such effective date it was entitled to acquire upon the conversion of the 2028 Convertible Notes. If determined appropriate by the Trustee, relying on advice of counsel to the Trustee or Issuer, to give effect to or to evidence the provisions of this Section 4.1(d), the Issuer, its successor, or such purchasing body corporate, partnership, trust or other entity, as the case may be, shall, prior to or contemporaneously with any such reclassification, capital reorganization, consolidation, amalgamation, arrangement, merger, sale or conveyance, enter into an indenture which shall provide, to the extent possible, for the application of the provisions set forth in this First Supplemental Indenture with respect to the rights and interests thereafter of the Registered Holder to the end that the provisions set forth in this First Supplemental Indenture shall thereafter correspondingly be made applicable, as nearly as may reasonably be, with respect to any shares, other securities or property to which a Registered Holder is entitled on the exercise of its acquisition rights thereafter. Any indenture entered into between the Issuer, any successor to the Issuer or such purchasing body corporate, partnership, trust or other entity and the Trustee shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided in this Section 4.1(d) and which shall apply to successive reclassifications, capital reorganizations, amalgamations, consolidations, mergers, sales or conveyances;

(e)

in any case in which this Section 4.1(e) shall require that an adjustment shall become effective immediately after a record date for an event referred to herein, the Issuer may defer, until the occurrence of such event, issuing to the Registered Holder of any 2028 Convertible Note converted after such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event before giving effect to such adjustment; provided, however, that the Issuer shall deliver to such Registered Holder an appropriate instrument evidencing such Registered Holder’s right to receive such additional Common Shares upon the occurrence of the event requiring such adjustment and the right to receive any distributions made on such additional Common Shares declared in favour of holders of record of Common Shares on and after the relevant date of conversion or such later date as such Registered Holder would, but for the provisions of this Section 4.1(e), have become the holder of record of such additional Common Shares pursuant to Section 4.1;

(f)

in any case in which Section 4.1(a)(iii), Section 4.1(b) or Section 4.1(c) of this First Supplemental Indenture, require that an adjustment be made to the Conversion Price, no such adjustment shall be made if the Registered Holders of the outstanding 2028 Convertible Notes receive, subject to the approval of the Exchange if required, the rights or warrants referred to in Section 4.1(a)(iii), Section 4.1(b) or the shares, rights, options, warrants, evidences of indebtedness or assets referred to in Section 4.1(c) of this First Supplemental Indenture, as the case may be, in such kind and number as they would have received if they had been holders of Common Shares on the applicable record date or effective date, as the case may be, by virtue of their outstanding 2028 Convertible Notes having then been converted into Common Shares at the Conversion Price in effect on the applicable record date or effective date, as the case may be;

(g)

the adjustments provided for in this Section 4.1 are cumulative, and shall, in the case of adjustments to the Conversion Price be computed to the nearest whole cent and shall apply to successive subdivisions, re-divisions, reductions, combinations, consolidations, distributions, issues or other events resulting in any adjustment under the provisions of this Section 4.1, provided that, notwithstanding any other provision of this Section 4.1, no adjustment of the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided, however, that any adjustments which by reason of this Section 4.1(g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; and

(h)

after any adjustment pursuant to this Section 4.1, the term “Common Shares” where used in this First Supplemental Indenture shall be interpreted to mean securities of any class or classes which, as a result of such adjustment and all prior adjustments pursuant to this Section 4.1, the Registered Holder is entitled to receive upon the conversion of its 2028 Convertible Notes, and the number of Common Shares indicated by any conversion made pursuant to a 2028 Convertible Note shall be interpreted to mean the number of Common Shares or other property or securities a Registered Holder is entitled to receive, as a result of such adjustment and all prior adjustments pursuant to this Section 4.1, upon the full or partial conversion of a 2028 Convertible Note.

Section 4.2 Entitlement to Common Shares on Conversion of 2028 Convertible Notes.

All Common Shares or shares of any class or other securities, which a Registered Holder is at the time in question entitled to receive on the conversion of its 2028 Convertible Note, whether or not as a result of adjustments made pursuant to this Article 4, shall, for the purposes of the interpretation of this First Supplemental Indenture, be deemed to be Common Shares which such Registered Holder is entitled to acquire pursuant to such 2028 Convertible Note.

Section 4.3 No Adjustment for Certain Transactions.

Notwithstanding anything in this Article 4, no adjustment shall be made in the acquisition rights attached to the 2028 Convertible Notes if the issue of Common Shares is being made pursuant to this First Supplemental Indenture or in connection with (a) any share incentive plan or restricted share plan or share purchase plan in force from time to time for directors, officers, employees, consultants or other service providers of the Issuer; or (b) the satisfaction of existing instruments issued at the date hereof.

Section 4.4 Determination by Auditors.

In the event of any question arising with respect to the adjustments provided for in this Article 4 such question shall be conclusively determined by an independent firm of chartered accountants other than the auditors of the Issuer, who shall have access to all necessary records of the Issuer, and such determination shall be binding upon the Issuer, the Trustee, all holders and all other persons interested therein.

Section 4.5 Proceedings Prior to any Action Requiring Adjustment.

As a condition precedent to the taking of any action which would require an adjustment in any of the acquisition rights pursuant to any of the 2028 Convertible Notes, including the number of Common Shares which are to be received upon the conversion thereof, the Issuer shall take any action which may, in the opinion of counsel to the Trustee or Issuer, be necessary in order that the Issuer has unissued and reserved in its authorized capital and may validly and legally issue as fully paid and non-assessable all the Common Shares which the holders of such 2028 Convertible Notes are entitled to receive on the conversion thereof in accordance with the provisions hereof.

Section 4.6 Certificate of Adjustment.

The Issuer shall from time to time immediately after the occurrence of any event which requires an adjustment or readjustment as provided in this Article 4, deliver a certificate of the Issuer to the Trustee specifying the nature of the event requiring the same and the amount of the adjustment or readjustment necessitated thereby and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based, which certificate shall be supported by a certificate of the Issuer’s auditors verifying such calculation. The Trustee shall rely, and shall be protected in so doing, upon the certificate of the Issuer or of the Issuer’s auditor and any other document filed by the Issuer pursuant to this Article 4 for all purposes.

Section 4.7 Notice of Special Matters.

The Issuer covenants with the Trustee that, so long as any 2028 Convertible Notes remain outstanding, it will give notice to the Trustee and to the Registered Holder of its intention to fix a record date that is prior to the 2028 Convertible Notes Maturity Date for any matter for which an adjustment may be required pursuant to Section 4.1. Such notice shall specify the particulars of such event and the record date for such event, provided that the Issuer shall only be required to specify in the notice such particulars of the event as shall have been fixed and determined on the date on which the notice is given. The notice shall be given in each case not less than 14 days prior to such applicable record date. If notice has been given and the adjustment is not then determinable, the Issuer shall promptly, after the adjustment is determinable, file with the Trustee a computation of the adjustment and give notice to the Registered Holders of such adjustment computation.

Section 4.8 Protection of Trustee.

The Trustee shall not:

(a)

at any time be under any duty or responsibility to any Registered Holder to determine whether any facts exist which may require any adjustment contemplated by Section 4.1 of this First Supplemental Indenture, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed in making the same;

(b)

be accountable with respect to the validity or value (or the kind or amount) of any Common Shares or of any other securities or property which may at any time be issued or delivered upon the exercise of the rights attaching to any 2028 Convertible Note; and

(c)

incur any liability or be in any way responsible for the consequences of any breach on the part of the Issuer of any of the representations, warranties or covenants herein contained or of any acts of the directors, officers, employees, agents or servants of the Issuer.

Section 4.9 Other Adjustments.

If the Issuer after the date hereof shall take any action affecting the Common Shares, other than an action described in this Article 4 which, in the opinion of the directors of the Issuer, would have a material adverse effect on the rights of Registered Holders, or the Conversion Price, there shall be an adjustment in such manner, if any, and at such time, by action of the directors, acting reasonably and in good faith, as they may reasonably determine to be equitable to the Registered Holders in such circumstances, provided that no such adjustment will be made unless prior approval of any stock exchange on which the Common Shares are listed for trading, if any, has been obtained.

Section 4.10 Participation by Holder.

No adjustments shall be made pursuant to this Article 4 if the Registered Holder are entitled to participate in any event described in this Article 4 on the same terms, mutatis mutandis, as if the Registered Holder had converted their 2028 Convertible Notes prior to, or on the effective date or record date of, such event.

ARTICLE 5

MISCELLANEOUS

Section 5.1 Acceptance of Trust.

The Trustee accepts the trusts in this First Supplemental Indenture and agrees to carry out and discharge the same upon the terms and conditions set out in this First Supplemental Indenture and in accordance with the Indenture.

Section 5.2 Confirmation of Indenture.

The Indenture as amended and supplemented by this First Supplemental Indenture is in all respects confirmed and for greater certainty the Issuer acknowledges and confirms that the Security Documents granted by it pursuant to the Indenture secure the due payment of all principal, interest and other amounts outstanding under the 2028 Convertible Notes.

Section 5.3 Effective Date

This First Supplemental Indenture shall take effect upon the date first above written.

Section 5.4 Counterparts.

This First Supplemental Indenture may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument. Counterparts may be executed either in original or electronic form and the parties hereto adopt any signatures received by electronic means as original signatures of the parties.

Section 5.5 Fax/Email.

The Trustee shall be entitled to treat a facsimile, pdf or e-mail communication or communication by other similar electronic means in a form satisfactory to the Trustee (“Electronic Methods”) from a person purporting to be (and whom such Trustee, acting reasonably, believes in good faith to be) the authorized representative of the Issuer, as sufficient instructions and authority of the Issuer for the Trustee to act and shall have no duty to verify or confirm that person is so authorized. The Issuer acknowledges that it is fully informed of the protections and risks associated with the various methods of transmitting instructions to the Trustee and that there may be more secure methods of transmitting instructions than Electronic Methods.

Section 5.6 Force Majeure.

The Trustee shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Trustee (including but not limited to any act or provision of any present or future law or regulation or Governmental Authority, any act of God or war, civil unrest, pandemic, local or national disturbance or disaster, any act of terrorism, cyber terrorism, loss or malfunctions of utilities, computer (hardware or software) or communication services or the unavailability of any wire or facsimile or other wire or communication facility.

Section 5.7 Trial by Jury.

The parties hereto hereby waive any right they may have to require a trial by jury of any proceeding commenced in connection herewith.

[Signature Page Follows]

IN WITNESS OF WHICH this First Supplemental Indenture has been duly executed by the Issuer and the Trustee.

Dated as of the date first written above.

THE CANNABIST COMPANY HOLDINGS INC.

Per:
David Hart
Chief Executive Officer

THE CANNABIST COMPANY HOLDINGS (CANADA) INC.

Per:
David Hart Director

ODYSSEY TRUST COMPANY

Per:
Dan Sander
President, Corporate Trust

Per:
Amy Douglas
Managing Director, Corporate Trust

APPENDIX J

BLACKLINE TO 2027 NOTE INDENTURE

SEE ATTACHED

THE CANNABIST COMPANY HOLDINGS INC., AS ISSUER

THE CANNABIST COMPANY HOLDINGS (CANADA) INC., AS CO-ISSUER

AND

ODYSSEY TRUST COMPANY, AS TRUSTEE

FIRST SUPPLEMENTAL INDENTURE

Dated as of [●], 2025

Providing for the issuance of [●] aggregate principal amount of 9.00% Senior Secured Convertible Notes due December 31, 2028

ARTICLE 1

DEFINITION AND INTERPRETATION		3
Section 1.1	To Be Read With Indenture	3
Section 1.2	Definitions	4
Section 1.3	Conflicts with Indenture	14
Section 1.4	Headings, etc.	14
Section 1.5	Governing Law	14

ARTICLE 2

2028 CONVERTIBLE NOTES		15
Section 2.1	Creation and Designation of 2028 Convertible Notes	15
Section 2.2	Aggregate Principal Amount	15
Section 2.3	Authentication	15
Section 2.4	Date of Issue and Maturity	15
Section 2.5	Permitted Pari-Passu Indebtedness and First-Lien Indebtedness	16
Section 2.6	Currency	16
Section 2.7	Interest	16
Section 2.8	Form of 2028 Convertible Notes	16
Section 2.9	Redemptions and Market Purchases	16
Section 2.10	Additional Amounts Payable on 2028 Convertible Notes	17
Section 2.11	Appointment	18

ARTICLE 3		~~28~~

CONVERSION OF NOTES		27
Section 3.1	Note Conversion	27
Section 3.2	[Reserved]	29
Section 3.3	Transfer Fees and Taxes	30
Section 3.4	Note Agency	30
Section 3.5	Securities Restrictions	30
Section 3.6	Certain Limitations on Conversion	30

ARTICLE 4		~~32~~

ADJUSTMENT OF NUMBER OF COMMON SHARES AND CONVERSION PRICE		31
Section 4.1	Adjustment of Number of Common Shares and Conversion Price	31
Section 4.2	Entitlement to Common Shares on Conversion of 20272028 Convertible Notes	34
Section 4.3	No Adjustment for Certain Transactions	35
Section 4.4	Determination by Auditors	35
Section 4.5	Proceedings Prior to any Action Requiring Adjustment	35
Section 4.6	Certificate of Adjustment	35

( i )

Section 4.7	Notice of Special Matters	35
Section 4.8	Protection of Trustee	35
Section 4.9	Other Adjustments	36
Section 4.10	Participation by Holder	36

ARTICLE 5

MISCELLANEOUS		36
Section 5.1	Acceptance of Trust	36
Section 5.2	Confirmation of Indenture	36
Section 5.3	Effective Date	36
Section 5.4	Counterparts	36
Section 5.5	Fax/Email	37
Section 5.6	Force Majeure	37
Section 5.7	Trial by Jury	37

Schedule “B”		~~4~~

CONVERSION NOTICE		3

ADDENDA

SCHEDULE A – FORM OF 2028 CONVERTIBLE NOTE

SCHEDULE B – FORM OF CONVERSION NOTICE

( ii )

THIS FIRST SUPPLEMENTAL INDENTURE dated as of May [●], 2025

BETWEEN:

THE CANNABIST COMPANY HOLDINGS INC., a company subsisting under the laws of the Province of British Columbia (hereinafter called the “Issuer”),

THE CANNABIST COMPANY HOLDINGS (CANADA) INC., a company subsisting under the laws of Canada (hereinafter called the “Co-Issuer” and together with the Issuer, the “Issuers” and each an “Issuer”),

- and -

ODYSSEY TRUST COMPANY, a trust company incorporated under the laws of the Province of Alberta authorized to carry on the business of a trust company in the Province of British Columbia (hereinafter called the “Trustee”).

~~WHEREAS~~

WHEREAS the Issuer and the Co-Issuer have entered into an amended and restated trust indenture dated as of May ●, 2025 (the “Indenture”);

AND WHEREAS pursuant to Section 14.5 of the Indenture, the Issuers and the Trustee may enter into Supplemental Indentures providing for the issue of any series of Notes and for establishing the terms, provisions and conditions of a particular series of Notes;

AND WHEREAS this First Supplemental Indenture is entered into to provide for the issuance of Notes to be designated as “9.00% Senior Secured Convertible Notes due 2028” pursuant to the Indenture and establishing the terms, provisions and conditions of the Notes;

AND WHEREAS the foregoing recitals are made as representations and statements of fact by the Issuer and not by the Trustee;

NOW THEREFORE THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH that in consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the parties agree as follows:

ARTICLE 1

DEFINITION AND INTERPRETATION

Section 1.1 To Be Read With Indenture.

This First Supplemental Indenture is a supplemental indenture to the Indenture. The Indenture and this First Supplemental Indenture (except for Article 4) will be read together and will have effect as though all the provisions of both indentures were contained in one instrument. If any terms of the Indenture are inconsistent with the express terms or provisions hereof, the terms of this First Supplemental Indenture shall prevail to the extent of the inconsistency.

Section 1.2 Definitions.

(1)

All terms which are defined in the Indenture and used but not defined in this First Supplemental Indenture have the meanings ascribed to them in the Indenture, as such meanings may be amended or supplemented by this First Supplemental Indenture. The Indenture shall be amended by adding the following definitions to Section 1.1 (Definitions) of the Amended and Restated Indenture (with all references to Sections in the following definitions to refer, unless otherwise specified, to sections, subsections or clauses of this First Supplemental Indenture):

“2028 Convertible Notes” means the 9.00% Senior Secured Convertible Notes due December 31, 2028, unless extended by the Issuer in accordance with the terms of the Indenture.

“2028 Convertible Notes Certificate” has the meaning given to it in Section 2.8(1).

“2028 Convertible Notes Maturity Date” has the meaning given to it in Section 2.4.

“2028 Convertible Note Record Date” means the close of business on June 15 and December 15 immediately preceding the relevant Interest Payment Date.

“Canadian Securities Legend” means the legend identified as such in set out in Schedule “A” hereto.

“Common Shares” means the common shares in the capital of the Issuer.

“Conversion Notice” has the meaning given to it in Section 3.1(7).

“Conversion Period” has the meaning given to it in Section 3.1(1).

“Conversion Price” has the meaning given to it in Section 3.1(1).

“Definitive Note” means a certificated 2028 Convertible Note registered in the name of the Holder thereof and issued in accordance with this First Supplemental Indenture, substantially in the form set out herein, except that such 2028 Convertible Note will not bear the Global Note Legend.

“Global Notes” means the Regulation D Global Notes deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Schedule “A” hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with the applicable provisions of the Indenture.

“Interest Payment Date” means June 30 and December 31 of each year that the 2028 Convertible Notes are outstanding and commencing on December 31, 2025.

“Interest Period” means the period commencing on the later of (a) the applicable date of issue of the 2028 Convertible Notes and (b) the immediately preceding Interest Payment Date on which interest has been paid for such 2028 Convertible Notes, and ending on the day immediately preceding the Interest Payment Date in respect of which interest is payable for such 2028 Convertible Notes.

“Note Share” has the meaning given to it in Section 3.1(1).

~~Notwithstanding the preceding, the following items will be deemed not to be Asset Sales:~~

~~(a)~~	~~any single transaction or series of related transactions that involves assets or other Equity Interests having a Fair Market Value of less than $2 million;~~

~~(b)~~	~~any issuance or transfer of assets or Equity Interests between or among the Issuer and its Restricted Subsidiaries;~~

~~(c)~~	~~the sale or other disposition of cash or Cash Equivalents;~~

~~(d)~~

~~dispositions (including without limitation surrenders and waivers) of accounts or notes receivable or other contract rights in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;~~

~~(e)~~

~~the trade or exchange by the Issuer or any Restricted Subsidiary thereof of any asset for any other asset or assets that is used or useable in a Permitted Business, including any cash or Cash Equivalents necessary in order to achieve an exchange of equivalent value; provided, however, that the Fair Market Value of the asset or assets received by the Issuer or any Restricted Subsidiary in such trade or exchange (including any such cash or Cash Equivalents) is at least equal to the Fair Market Value (as determined in good faith by the Board of Directors or an executive officer of the Issuer or such Subsidiary with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision) of the asset or assets disposed of by the Issuer or any Restricted Subsidiary pursuant to such trade or exchange;~~

~~(f)~~

~~any sale, lease, conveyance or other disposition of (i) inventory, products, services or accounts receivable in the ordinary course of business, and (ii) any property or equipment that has become damaged, worn out or obsolete or pursuant to a program for the maintenance or upgrading of such property or equipment;~~

~~(g)~~	~~the creation of a Lien not prohibited by the Note Indenture and any disposition of assets resulting from the enforcement or foreclosure of any such Lien;~~

~~(h)~~	~~the disposition of assets that, in the good faith judgment of the Issuer, are no longer used or useful in the business of such entity;~~

~~(i)~~	~~a Restricted Payment or Permitted Investment that is otherwise permitted by the Note Indenture;~~

~~(j)~~	~~leases or subleases in the ordinary course of business to third persons otherwise in accordance with the provisions of the Note Indenture;~~

~~(k)~~	~~an issuance of Capital Stock by a Restricted Subsidiary to the Issuer or to a wholly owned Restricted Subsidiary of the Issuer;~~

~~(l)~~	~~a surrender or waiver of contract rights or a settlement, release or surrender of contract, tort or other claims in the ordinary course of business;~~

~~(m)~~	~~foreclosure on assets or property;~~

~~(n)~~	~~any sale or other disposition of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;~~

~~(o)~~

~~sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements and the transfer of assets as part of the consideration for Investment in a joint venture so long as the Fair Market Value of such assets is counted against the amount of Investments permitted under Section 7.9;~~

~~(p)~~	~~sales or dispositions in connection with Permitted Liens;~~

~~(q)~~

~~sales or dispositions in respect of which the Issuer or a Restricted Subsidiary is required to pay the proceeds thereof to a third party pursuant to the terms of agreements or arrangements in existence as at the Initial Issue Date; and~~

~~(r)~~

~~any sale, transfer or other disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition.~~

~~For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.~~

~~“Cash Equivalents” means:~~

~~(a)~~	~~United States, Canadian dollars, Euros or Pound Sterling or, in an amount up to the amount necessary or appropriate to fund local operating expenses, other currencies;~~

~~(b)~~

~~securities issued or directly and fully guaranteed or insured by the government of the United States or Canada or any agency or instrumentality thereof (provided that the full faith and credit of the United States or Canada, as the case may be, is pledged in support of such securities), maturing, unless such securities are deposited to defease any Indebtedness, not more than one year from the date of acquisition;~~

~~(c)~~

~~certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any commercial bank organized under the laws of the United States, Canada or any other country that is a member of the Organization for Economic Cooperation and Development, in each case, having capital and surplus in excess of $500.0 million and a rating at the time of acquisition thereof of P-1 or better from Moody’s, A-1 or better from Standard & Poor’s, “F-1” or better from Fitch, or “R-1” or better from DBRS;~~

~~(d)~~

~~repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;~~

~~(e)~~

~~commercial paper having one of the two highest ratings obtainable from any of (i) Moody’s, (ii) Standard & Poor’s, (iii) DBRS or (iv) Fitch, and in each case maturing within one year after the date of acquisition;~~

~~(f)~~

~~securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, any province or territory of Canada, or by any political subdivision or Taxing Authority thereof, rated at least “A” by Moody’s, Standard & Poor’s, DBRS or Fitch, and in each case having maturities of not more than one year from the date of acquisition; and~~

~~(g)~~	~~money market funds, of which at least a majority of the assets constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition.~~

~~“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, and without duplication:~~

~~(a)~~

~~an amount equal to any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus~~

~~(b)~~	~~all extraordinary, unusual or non-recurring items of loss or expense to the extent deducted in computing such Consolidated Net Income; plus~~

~~(c)~~

~~provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus~~

~~(d)~~

~~Consolidated Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Consolidated Fixed Charges were deducted in computing such Consolidated Net Income; plus~~

~~(e)~~

~~depreciation, depletion, amortization (including amortization of intangibles and deferred financing costs but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus~~

~~(f)~~

~~severance costs, restructuring costs, asset impairment charges and acquisition transition services costs, provided that in each case such costs or charges were deducted in calculating Consolidated Net Income for such period; plus~~

~~(g)~~

~~the settlement amounts relating to the settlement of any claims against the Issuer or any of its Restricted Subsidiaries, in an amount not to exceed $25.0 million for any four fiscal quarter period; plus~~

~~(h)~~

~~the amount of any one-time and non-recurring costs relating to opening or relocating facilities, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition and other business optimization expenses and project start-up costs; provided that the aggregate amount for all cash items added pursuant to this clause (h) shall not exceed 10% of Consolidated EBITDA for any four fiscal quarter period (calculated prior to giving effect to any adjustment pursuant to this clause (h)); plus~~

~~(i)~~

~~the amount of identified cost savings projected by the Issuer in good faith to result from actions taken or expected to be taken not later than twelve months after the end of such period (which identified cost savings shall be calculated as though they had been realized on the first day of the period for which Consolidated EBITDA is being determined); provided that (x) such cost savings are reasonably identifiable and factually supportable and (y) the aggregate amount of cost savings added pursuant to this clause (i) for any date for the four fiscal quarter period ending on such date shall not exceed, 20% of Consolidated EBITDA for any four fiscal quarter period ending on such date (calculated prior to giving effect to any adjustment pursuant to this clause (i)); plus~~

~~(j)~~	~~fair value adjustments to biological assets, including cannabis plants, measured at fair value less cost to sell up to the point of harvest; plus~~

~~(k)~~

~~all expenses related to restricted stock, redeemable stock or stock options interests granted to officers, directors and employees, to the extent such expenses were deducted in computing such Consolidated Net Income; minus~~

~~(l)~~	~~non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;~~

~~in each case, on a consolidated basis and determined in accordance with GAAP.~~

~~Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Consolidated Fixed Charges of and the depreciation, depletion and amortization and other non-cash expenses of, a Restricted Subsidiary of the Issuer will be added to Consolidated Net Income to compute Consolidated EBITDA of the Issuer (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Issuer and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed, directly or indirectly, to the Issuer by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.~~

~~“Designated Rating Organization” means each of Standard & Poor’s, Moody’s, DBRS and Fitch.~~

~~“EDGAR” means the electronic data gathering, analysis, and retrieval database maintained by the U.S. Securities Exchange Commission.~~

~~“Exchange” means the Cboe Canada, or such other nationally recognized exchange where the Company has applied to list the Common Shares for trading.~~

~~“Existing Indebtedness” means the aggregate amount of Indebtedness of the Issuer and its Restricted Subsidiaries (other than the Notes issued hereby and the related Subsidiary Guarantees) in existence on the Initial Issue Date, until such Indebtedness is repaid or otherwise renewed, refinanced, replaced, defeased or discharged.~~

~~“Fitch” means Fitch Ratings Inc. or any successor ratings agency thereto.~~

~~“Guarantor” means each Restricted Subsidiary that has delivered a Subsidiary Guarantee on the Initial Issue Date and any other Person that becomes (or has become) a Guarantor pursuant to Section 15.1 or that otherwise executes and delivers a Subsidiary Guarantee to the Collateral Trustee.~~

~~“Investment Grade Rating” means a rating equal to or higher than:~~

~~(a)~~	~~“BBB-” (or the equivalent) from Standard & Poor’s;~~

~~(b)~~	~~“Baa3” (or the equivalent) from Moody’s;~~

~~(c)~~	~~“BBB(Low)” (or the equivalent) from DBRS; or~~

~~(d)~~	~~“BBB-” (or the equivalent) from Fitch.~~

~~“Issue Date” means the date on which the 2027 Convertible Notes are issued under the Indenture.~~

~~“Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a lease liability that would at that time be required to be capitalized on a statement of financial position in accordance with GAAP as in effect on the Initial Issue Date, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.~~

~~“Permitted Business” means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Initial Issue Date and other businesses reasonably related, complimentary or ancillary thereto.~~

~~“Permitted Investments” means:~~

~~(a)~~	~~any Investment in the Issuer or in a Restricted Subsidiary of the Issuer;~~

~~(b)~~	~~any Investment in Cash Equivalents;~~

~~(c)~~	~~any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:~~

~~(i)~~	~~such Person becomes a Restricted Subsidiary of the Issuer; or~~

~~(ii)~~	~~such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;~~

~~(d)~~

~~any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 7.15 or a sale or disposition of assets excluded from the definition of “Asset Sale”;~~

~~(e)~~

~~Hedging Obligations that are Incurred in the ordinary course of business and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;~~

~~(f)~~

~~stock, obligations or securities received as a result of the bankruptcy or reorganization of a Person or taken in settlement or other resolutions of claims or disputes or in satisfaction of judgments, and extensions, modifications and renewals thereof;~~

~~(g)~~

~~advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the statement of financial position of the Issuer or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;~~

~~(h)~~	~~any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer;~~

~~(i)~~

~~loans or advances to officers and employees of the Issuer or any of its Subsidiaries made in the ordinary course of business, which, in the aggregate outstanding amount, do not at any time exceed $1.0 million;~~

~~(j)~~	~~repurchases of, or other Investments in, the Notes;~~

~~(k)~~	~~advances, deposits and prepayments for purchases of any assets used in a Permitted Business, including any Equity Interests;~~

~~(l)~~

~~commission, payroll, travel, entertainment and similar advances to officers and employees of the Issuer or any of its Restricted Subsidiaries that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP;~~

~~(m)~~	~~guarantees issued in accordance with Section 7.10;~~

~~(n)~~	~~Investments existing on the Initial Issue Date;~~

~~(o)~~

~~any Investment (i) existing on the Initial Issue Date, (ii) made pursuant to binding commitments in effect on the Initial Issue Date or (iii) that replaces, refinances or refunds any Investment described under either of the immediately preceding clauses (i) or (ii); provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and not materially less favorable to the Issuer or any of its Restricted Subsidiaries than the Investment replaced, refinanced or refunded as determined in good faith by the Issuer;~~

~~(p)~~	~~Investments the payment for which consists solely of Capital Stock of the Issuer;~~

~~(q)~~	~~any Investment in any Subsidiary of the Issuer in connection with intercompany cash management arrangements or related activities;~~

~~(r)~~

~~payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or consistent with past practice;~~

~~(s)~~	~~performance guarantees made in the ordinary course of business or consistent with past practice;~~

~~(t)~~

~~any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes;~~

~~(u)~~

~~Investments in the ordinary course of business or consistent with past practice consisting of the licensing or contribution of intellectual property pursuant to joint marketing or other business arrangements with other Persons;~~

~~(v)~~	~~an Investment in satisfaction of judgments against other Persons; and~~

~~(w)~~

~~any other Investment provided that, at the time of and after giving effect to such Investment, the aggregate Fair Market Value of such Investment (measured on the date each such Investment was made and without giving effect to subsequent changes in value) and all other Investments made under this paragraph (w) since the Initial Issue Date does not exceed the greater of (i) $45 million and (ii) 0.3 times the Issuer’s Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available (determined on a pro forma basis after giving pro forma effect to the Investment and to such other pro forma adjustments as are consistent with those set forth in the definition of “Consolidated Fixed Charge Coverage Ratio”);~~

~~provided, however, that with respect to any Investment, the Issuer may, in its sole discretion, allocate all or any portion of any Investment and later re-allocate all or any portion of any Investment, to one or more of the above clauses (a) through (w) so that the entire Investment would be a Permitted Investment.~~

~~“Permitted Liens” means:~~

~~(a)~~	~~First-Priority Liens held by the Collateral Trustee securing Permitted Pari Indebtedness and all related Obligations;~~

~~(b)~~	~~Liens in favor of the Issuer or any Restricted Subsidiary;~~

~~(c)~~

~~Liens on property of a Person (i) existing at the time of acquisition thereof or (ii) existing at the time such Person is merged with or into or consolidated with the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to, and not in contemplation of, such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Issuer or the Restricted Subsidiary;~~

~~(d)~~

~~Liens on property existing at the time of acquisition thereof by the Issuer or any Restricted Subsidiary of the Issuer, provided that such Liens were in existence prior to, and not in contemplation of, such acquisition and do not extend to any property other than the property so acquired by the Issuer or the Restricted Subsidiary;~~

~~(e)~~	~~Liens securing the Notes and the Subsidiary Guarantees;~~

~~(f)~~	~~Liens existing on the Initial Issue Date that do not secure Indebtedness;~~

~~(g)~~

~~Liens securing Permitted Refinancing Indebtedness; provided that any such Lien is limited to all or part of the same property or assets that secured (or under the written agreement under which such original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property and assets that are the security for another Permitted Lien hereunder;~~

~~(h)~~

~~Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that (i) the Incurrence of such Indebtedness was not prohibited by the Note Indenture and (ii) such defeasance or satisfaction and discharge is not prohibited by the Note Indenture;~~

~~(i)~~	~~Liens to secure Lease Obligations permitted to be Incurred under Section 7.10 covering only the assets leased in connection therewith;~~

~~(j)~~	~~Liens to secure Indebtedness permitted by Section 7.10(b)(iv) covering only the assets acquired, designed, constructed, installed, developed or improved with such Indebtedness;~~

~~(k)~~	~~Liens securing Hedging Obligations incurred in the ordinary course of business and not for speculative purposes;~~

~~(l)~~	~~Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security or similar obligations;~~

~~(m)~~

~~Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;~~

~~(n)~~

~~Liens given to a public utility or any municipality or governmental or other public authority when required by such utility or authority in connection with the ownership of assets, provided that such Liens do not materially interfere with the use of such assets in the operation of the business;~~

~~(o)~~

~~reservations, limitations, provisos and conditions, if any, expressed in any original grant from the government of Canada of any real property or any interest therein or in any comparable grant in jurisdictions other than Canada, provided they do not materially interfere with the use of such assets;~~

~~(p)~~

~~survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not Incurred or created to secure the payment of Indebtedness, and which in the aggregate do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Issuer or any of its Restricted Subsidiaries;~~

~~(q)~~

~~servicing agreements, development agreements, site plan agreements, and other agreements with governmental authorities pertaining to the use or development of assets, provided each is complied with in all material respects and does not materially interfere with the use of such assets in the operation of the business;~~

~~(r)~~

~~judgment and attachment Liens, individually or in the aggregate, neither arising from judgments or attachments that gave rise to, nor giving rise to, an Event of Default, notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;~~

~~(s)~~

~~Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations, and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations, in each case which are Incurred in the ordinary course of business;~~

~~(t)~~

~~bankers’ Liens and Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Issuer or any Subsidiary thereof on deposit with or in possession of such bank;~~

~~(u)~~	~~any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense;~~

~~(v)~~	~~Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;~~

~~(w)~~	~~Liens arising from precautionary financing statements under the UCC or financing statements under a PPSA or similar statutes regarding leases, sales of receivables or consignments;~~

~~(x)~~	~~Liens of franchisors in the ordinary course of business not securing Indebtedness;~~

~~(y)~~

~~Liens imposed by law, such as carriers’, warehousemen’s, repairmen’s, landlord’s, suppliers’, builders’ and mechanics’ Liens or other similar Liens, in each case, incurred in the ordinary course of business for sums not yet delinquent by more than 60 days or being contested in good faith, if such reserve or other appropriate provisions, if any, as shall be required by GAAP, shall have been made in respect thereto;~~

~~(z)~~

~~Liens contained in purchase and sale agreements to which the Issuer or any of its Restricted Subsidiaries is the selling party thereto which limit the transfer of assets pending the closing of the transactions contemplated thereby;~~

~~(aa)~~

~~Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of the Issuer or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets;~~

Section 1.3 Conflicts with Indenture

In the event of any inconsistency between the meaning given to a term in the Indenture and the meaning given to the same term in this First Supplemental Indenture, the meaning given to the term in this First Supplemental Indenture shall prevail to the extent of the inconsistency; provided, however, that the terms and provisions of this First Supplemental Indenture may modify or amend the terms and provisions of the Indenture solely as applied to the 2028 Convertible Notes.

If any provisions hereof limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, through operation of Section 318 (c) of the Trust Indenture Act, such imposed duties shall control.

Section 1.4 Headings, etc.

The division of this First Supplemental Indenture into Articles, Sections and paragraphs, the inclusion of a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this First Supplemental Indenture.

Section 1.5 Governing Law.

This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

ARTICLE 2

2028 CONVERTIBLE NOTES

Section 2.1 Creation and Designation of 20272028 Convertible Notes

In accordance with the Indenture and this First Supplemental Indenture, the Issuer is authorized to issue a series of Notes designated “9.00% Senior Secured Convertible Notes due 2028” having the terms set forth in this Article 2.

Section 2.2 Aggregate Principal Amount

The aggregate principal amount of 2028 Convertible Notes which may be issued under this First Supplemental Indenture shall be $[●].

Section 2.3 Authentication

The Trustee shall initially authenticate one or more Global Notes and/or Definitive Notes, as directed by the Issuer in the Authentication Order, for original issue on the Issue Date in an aggregate principal amount of [●] or otherwise to permit transfers or exchanges in accordance with Section 5.6 of the Indenture upon receipt by the Trustee of a duly executed Authentication Order. After the Initial Issue Date, subject to Section 2.2 of this Seventh Supplemental Indenture, the Issuer may issue, from time to time, and

Section 2.4 Date of Issue and Maturity

The 2028 Convertible Notes will be dated [●], 2025 and the 2028 Convertible Notes will become due and payable, together with all accrued and unpaid interest thereon, on December 31, 2028 (the “2028 Convertible Notes Maturity Date”). Notwithstanding the foregoing and provided the Issuer is not in Default, the Issuer may, in its sole discretion, elect to extend the 2028 Convertible Note Maturity Date to June 30, 2029 and subsequently to December 31, 2029 at any time upon (i) a concurrent election to extend the maturity of any of the 2028 Notes or the 2028 Convertible Notes, and (ii) 30 days notice, by mailing or electronically transmitting a notice to the Trustee and Holders (the “Extension Notice”) of its intention to extend the 2028 Convertible Note Maturity Date. Upon the Holders’ receipt of (i) a payment, in cash, equal to 0.5% of the aggregate principal amount of the 2028 Convertible Notes then outstanding, to the Trustee for the distribution to each Holder of the 2028 Convertible Notes on a pro rata basis, and (ii) an Extension Notice for the 2028 Convertibles Notes (a copy of which shall be provided to the Holders by the Trustee), the 2028 Convertible Notes Maturity Date shall be deemed to be June 30, 2029 or December 31, 2029, as applicable, without any further action on the part of the Issuer or the Trustee.

Section 2.5 Permitted Pari-Passu Indebtedness and First-Lien Indebtedness

The 2028 Convertible Notes authorized hereunder shall be deemed Permitted Pari-Passu Indebtedness for the purposes of Section 7.10(b)(i) of the Indenture and shall be a direct senior secured obligation of the Issuer hereby automatically guaranteed by the Guarantors pursuant to the Indenture and the Subsidiary Guarantees and automatically secured by a First-Priority Lien in certain Collateral of the Issuer and Guarantors in favour of the Collateral Trustee pursuant to the Security Documents and, for greater certainty, shall be First-Lien Indebtedness of the Issuer ranking equally and rateably with all other First-Lien Indebtedness of the Issuer pursuant to Section 2.1 of the Indenture.

Section 2.6 Currency

The principal of the 2028 Convertible Notes and interest thereon and all sums that may at any time become payable thereon, whether at the 2028 Convertible Notes Maturity Date or otherwise, shall be payable in lawful money of the United States of America as provided herein.

Section 2.7 Interest

(1)

The 2028 Convertible Notes will bear interest on the unpaid principal amount thereof at the rate of 9.00% per annum from their respective Issue Date to, but excluding, the 2028 Convertible Notes Maturity Date, compounded semi-annually and payable in arrears on each Interest Payment Date. The first Interest Payment Date for the initial 2028 Convertible Notes will be December 31, 2025.

(2)

Interest will be payable in respect of each Interest Period (including after the 2028 Convertible Notes Maturity Date, default and judgment, with interest overdue on principal and interest at a rate that is 1% higher than the applicable rate on the 2028 Convertible Notes) on each Interest Payment Date in accordance with Section 3.11 and Section 3.14 of the Indenture. Interest on any 2028 Convertible Note will accrue from its respective Issue Date or, if interest has already been paid, from and including the last Interest Payment Date therefor to which interest has been paid or made available for payment. Interest will be computed on the basis of a 365-day or 366-day year, as applicable, and will be payable in equal semi-annual amounts; except that interest in respect of any period that is shorter than a full semi-annual interest period will be computed on the basis of a 365-day or 366- day year, as applicable, and the actual number of days elapsed in that period.

Section 2.8 Form of ~~20272028~~ Convertible Notes

(1)

The Trustee shall authenticate one or more Global Notes and /or Definitive Notes, which shall be in the form substantially set out in Schedule “A” hereto (the “2028 Convertible Notes Certificate”) with such insertions, deletions, substitutions and variations as may be required or permitted by the terms of the Indenture or as may be required to comply with any law or the rules of the Depository.

(2)

The 2028 Convertible Notes shall bear such distinguishing letters, numbers and legends as the Trustee and the Issuer may approve, including such legend as may be set out in Schedule “A” hereto, notwithstanding Section 3.3(h) of the Indenture which does not apply to the 2028 Convertible Note. The 2028 Convertible Notes shall include the Canadian Securities Legend . The 2028 Convertible Notes issued as Global Notes shall also include the Global Note Legend.

Section 2.9 Mandatory ~~RedemptionRedemptions~~ and Market Purchases

(1)

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the 2028 Convertible Notes; provided, however, that the Issuer may be required to offer to purchase the 2028 Convertible Notes pursuant to Sections 7.14 and 7.15 of the Indenture.

(2)

The Issuer may at any time and from time to time purchase the 2028 Convertible Notes (including any Additional Notes) by means other than a redemption, whether by a tender offer, open market purchases, negotiated transactions, private agreement or otherwise at any price in accordance with Applicable Securities Legislation, the U.S. federal securities laws, and the applicable securities laws of any of the states of the United States, so long as such acquisition does not violate the terms of this First Supplemental Indenture or the Indenture.

(3)

Pursuant to Section 4.7 of the Indenture, at any time after the Issue Date, the Issuer may, on any one or more occasions, redeem all or any part of the 2028 Convertible Notes, upon not less than 15 nor more than 60 days’ notice, at par plus accrued and unpaid interest, if any, to but excluding the date of redemption (subject to the right of Holders on the relevant 2028 Convertible Note Record Date to receive interest on the relevant Interest Payment Date). Unless otherwise specifically provided in Section 2.9(3), the terms of Article 6 of the Indenture shall apply to the redemption of any 2028 Convertible Notes and in the event of any inconsistency, the terms of this Section 2.9(3) shall prevail.

Section 2.10 Additional Amounts Payable on ~~20272028~~ Convertible Notes

(1)

All payments made by any Guarantor under or with respect to any Subsidiary Guarantee in respect of the 2028 Convertible Notes will be made free and clear of and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of any United States taxing authority (hereinafter “Taxes”), unless any Guarantor is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If any Guarantor is so required to withhold or deduct any amount of interest for or on account of Taxes from any payment made under or with respect to any Subsidiary Guarantee, such Guarantor will pay such additional amounts of interest (“Additional Amounts”) as may be necessary so that the net amount received by each holder or beneficial owner of Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder or beneficial owner of Notes would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a holder or beneficial owner of Notes (an “Excluded Holder”):

(a)

which is subject to such Taxes by reason of any connection between such holder or beneficial owner of 2028 Convertible Notes and the United States or any political subdivision thereof or authority thereof other than the mere holding of Notes or the receipt of payments thereunder;

(b)

which failed to duly and timely comply with a timely request of the Issuer to provide information, documents, certification or other evidence concerning such holder’s or beneficial owner’s nationality, residence, entitlement to treaty benefits, identity or connection with the United States or any political subdivision or authority thereof, if and to the extent that due and timely compliance with such request would have resulted in the reduction or elimination of any Taxes as to which Additional Amounts would have otherwise been payable to such holder or beneficial owner of 2028 Convertible Notes but for this Section 2.10(1)(b);

(c)

which is a fiduciary, a partnership or not the beneficial owner of any payment on a Note, if and to the extent that, as a result of an applicable tax treaty, no Additional Amounts would have been payable had the beneficiary, partner or beneficial owner owned the Note directly (but only if there is no material cost or expense associated with transferring such Note to such beneficiary, partner or beneficial owner and no restriction on such transfer that is outside the control of such beneficiary, partner or beneficial owner);

(d)

which is subject to Taxes to the extent that such Taxes would not have been imposed but for the holder or beneficial owner of 2028 Convertible Notes or the recipient of interest payable on the 2028 Convertible Notes not dealing at arm’s length, within the meaning of the Tax Act, with the Issuer or relevant Guarantor, as applicable;

(e)

which is subject to Taxes to the extent that such Taxes would not have been imposed but for such holder or beneficial owner of Notes being, or not dealing at arm’s length (within the meaning of the Tax Act) with, at any time a “specified shareholder” of the Issuer as defined in subsection 18(5) of the Tax Act;

(f)

to the extent that the Taxes required to be withheld or deducted are imposed pursuant to sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (and any amended or successor version that is substantially comparable), and any regulations or other official guidance thereunder or agreements (including any intergovernmental agreements or any laws, rules or practices implementing such intergovernmental agreements) entered into in connection therewith; or

(g)	any combination of the foregoing clauses of this proviso.

(2)

The Issuer or such Guarantor, as the case may be, will also (a) make such withholding or deduction and, (b) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer or such Guarantor, as the case may be, will furnish to the holders of the 2028 Convertible Notes, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by such Guarantor, as the case may be.

(3)Such

Guarantor will indemnify and hold harmless each holder (other than all Excluded Holders) for the amount of (A) any Taxes not withheld or deducted by such Guarantor and levied or imposed and paid by such holder as a result of payments made under or with respect to the Guarantees, (B) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and (C) any Taxes imposed with respect to any reimbursement under clauses (a) or (b) above.

(4)

At least 30 days prior to each date on which any payment under or with respect to the 2028 Convertible Notes is due and payable, if any Guarantor is aware that it will be obligated to pay Additional Amounts with respect to such payment, the Issuer will deliver to the Trustee an Officers’ Certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to holders on the payment date. Whenever in the First Supplemental Indenture there is mentioned, in any context, the payment of principal (and premium, if any), interest or any other amount payable under or with respect to any note, such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this Section 2.10 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(5)

The obligations described under this heading will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any successor Person and to any jurisdiction in which such successor is organized or is otherwise resident or doing business for tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents.

Section 2.11 Appointment

(1)	The Trustee will be the trustee for the 2028 Convertible Notes, subject to Article 13 of the Indenture.

(2)	The Issuer initially appoints CDS to act as Depository with respect to the 2028 Convertible Notes.

(3)

The Issuer initially appoints the Trustee at its corporate office in Vancouver, British Columbia to act as the Registrar, transfer agent, authentication agent and Paying Agent with respect to the 2028 Convertible Notes. The Issuer may change the Registrar, transfer agent, authentication agent or Paying Agent for the 2028 Convertible Notes at any time and from time to time without prior notice to the Holders of the 2028 Convertible Notes.

~~Section 2.12 Provision of Reports and Financial Information~~

~~Section 2.13 Designation of Restricted and Unrestricted Subsidiaries~~

~~For~~	~~the purposes of this Seventh Supplemental Indenture and with respect to the 2027 Convertible Notes (and for greater certainty not with respect to the 2023 Notes or the 2025 Convertible Notes),~~

~~For~~	~~the purposes of this Seventh Supplemental Indenture and with respect to the 2027 Convertible Notes (and for greater certainty not with respect to the 2023 Notes or the 2025 Convertible Notes),~~

~~Section 2.14 Restricted Payments~~

~~For~~	~~the purposes of this Seventh Supplemental Indenture and with respect to the 2027 Convertible Notes (and for greater certainty not with respect to the 2023 Notes or the 2025 Convertible Notes),~~

~~For~~	~~the purposes of this Seventh Supplemental Indenture and with respect to the 2027 Convertible Notes (and for greater certainty not with respect to the 2023 Notes or the 2025 Convertible Notes),~~

~~For~~	~~the purposes of this Seventh Supplemental Indenture and with respect to the 2027 Convertible Notes (and for greater certainty not with respect to the 2023 Notes or the 2025 Convertible Notes),~~

~~Section 2.15 Incurrence of Indebtedness~~

~~For~~	~~the purposes of this Seventh Supplemental Indenture and with respect to the 2027 Convertible Notes (and for greater certainty not with respect to the 2023 Notes or the 2025 Convertible Notes),~~

~~For~~	~~the purposes of this Seventh Supplemental Indenture and with respect to the 2027 Convertible Notes (and for greater certainty not with respect to the 2023 Notes or the 2025 Convertible Notes),~~

~~For~~	~~the purposes of this Seventh Supplemental Indenture and with respect to the 2027 Convertible Notes (and for greater certainty not with respect to the 2023 Notes or the 2025 Convertible Notes),~~

~~For~~	~~the purposes of this Seventh Supplemental Indenture and with respect to the 2027 Convertible Notes (and for greater certainty not with respect to the 2023 Notes or the 2025 Convertible Notes),~~

~~For~~	~~the purposes of this Seventh Supplemental Indenture and with respect to the 2027 Convertible Notes (and for greater certainty not with respect to the 2023 Notes or the 2025 Convertible Notes),~~

~~Section 2.16 Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries~~

~~For~~	~~the purposes of this Seventh Supplemental Indenture and with respect to the 2027 Convertible Notes (and for greater certainty not with respect to the 2023 Notes or the 2025 Convertible Notes),~~

~~Section 2.17 Transactions with Affiliates~~

~~For~~	~~the purposes of this Seventh Supplemental Indenture and with respect to the 2027 Convertible Notes (and for greater certainty not with respect to the 2023 Notes or the 2025 Convertible Notes),~~

~~For~~	~~the purposes of this Seventh Supplemental Indenture and with respect to the 2027 Convertible Notes (and for greater certainty not with respect to the 2023 Notes or the 2025 Convertible Notes),~~

~~Section 2.18 Repurchase at the Option of the Holders – Asset Sales~~

~~For~~	~~the purposes of this Seventh Supplemental Indenture and with respect to the 2027 Convertible Notes (and for greater certainty not with respect to the 2023 Notes or the 2025 Convertible Notes),~~

~~Section 2.19 Suspension of Covenants~~

~~For~~	~~the purposes of this Seventh Supplemental Indenture and with respect to the 2027 Convertible Notes (and for greater certainty not with respect to the 2023 Notes or the 2025 Convertible Notes),~~

(

~~For~~	~~the purposes of this Seventh Supplemental Indenture and with respect to the 2027 Convertible Notes (and for greater certainty not with respect to the 2023 Notes or the 2025 Convertible Notes),~~

~~Section 2.20 Minimum Liquidity~~

~~For~~	the purposes of this Seventh Supplemental Indenture and with respect to the 2027 Convertible Notes (and for greater certainty not with respect to the 2023 Notes, the 2025 Convertible Notes),

~~Section 2.21 Events of Default~~

~~For~~	~~the purposes of this Seventh Supplemental Indenture and with respect to the 2027 Convertible Notes (and for greater certainty not with respect to the 2023 Notes or the 2025 Convertible Notes),~~

~~For~~	~~the purposes of this Seventh Supplemental Indenture and with respect to the 2027 Convertible Notes (and for greater certainty not with respect to the 2023 Notes or the 2025 Convertible Notes),~~

~~Section 2.22 Amendment Supplement and Waiver~~

~~For~~	~~the purposes of this Seventh Supplemental Indenture and with respect to the 2027 Convertible Notes (and for greater certainty not with respect to the 2023 Notes or the 2025 Convertible Notes),~~

~~Section 2.23 Unrestricted Subsidiaries~~

~~For~~	~~the purposes of this Seventh Supplemental Indenture and with respect to the 2027 Convertible Notes (and for greater certainty not with respect to the 2023 Notes or the 2025 Convertible Notes),~~

~~Section 2.24 Global Notes – U.S. Restrictions on Transfer~~

~~For~~	~~the purposes of this Seventh Supplemental Indenture and with respect to the 2027 Convertible Notes (and for greater certainty not with respect to the 2023 Notes or the 2025 Convertible Notes),~~

~~Section 2.25 Registration Rights~~

~~providedhowever~~

ARTICLE 3

CONVERSION OF NOTES

Section 3.1 Note Conversion.

(1)

The 2028 Convertible Notes shall be convertible, for no additional consideration, at the option of the holder thereof, in whole or in part, at any time and from time to time from the date of issuance of the 2028 Convertible Notes until the date that is the earlier of: (i) the close of business on the 2028 Convertible Notes Maturity Date, and (ii) the Business Day immediately preceding the date specified by the Issuer for redemption upon a Change of Control in accordance with Section 7.14 of the Indenture, as amended hereby (the “Conversion Period”) into common shares of the Issuer (the “Note Shares”) at a conversion price per Note Share equal to US$0.305 (the “Conversion Price”), all subject to the terms and conditions and in the manner set forth herein. Holders converting their 2028 Convertible Notes will receive accrued and unpaid interest (in cash) thereon for the period from and including the date of the latest Interest Payment Date to, and including, the date of conversion.

(2)

For the purposes of this Section 3.1, a 2028 Convertible Note surrendered for conversion shall be deemed to be surrendered on the earlier of the date received by the Trustee or the 2028 Convertible Notes Maturity Date, provided that the register of the Trustee is open and received all necessary documentation in respect of the conversion; provided that if a 2028 Convertible Note is surrendered for conversion on a day on which the register of Common Shares is closed, the person or persons entitled to receive Common Shares shall become the holder or holders of record of such Common Shares as at the date on which such registers are next reopened.

(3)

A beneficial Holder of uncertificated 2028 Convertible Notes evidenced by a security entitlement in respect of 2028 Convertible Notes in the book entry registration system who desires to convert his or her Notes must do so by causing a participant in the Depository’s book entry registration system for the 2028 Convertible Notes (the “Book Entry Only Participant”) to deliver to the Depository on behalf of the entitlement holder, notice of the owner’s intention to convert 2028 Convertible Notes in a manner acceptable to the Depository. Forthwith upon receipt by the Depository of such notice, the Depository shall deliver to the Trustee confirmation of its intention to convert Notes (“Confirmation”) in a manner acceptable to the Trustee, including by electronic means through the book entry registration system.

(4)

A notice in form acceptable to the Book Entry Only Participant should be provided to the Book Entry Only Participant sufficiently in advance so as to permit the Book Entry Only Participant to deliver notice and payment to the Depository and for the Depository in turn to deliver notice and payment to the Trustee prior to the 2028 Convertible Notes Maturity Date. The Depository will initiate the conversion by way of the Confirmation and the Trustee will execute the conversion by issuing to the Depository through the book entry registration system or as a physical certificate the Common Shares to which the exercising Holder is entitled pursuant to the conversion. Any expense associated with the conversion process will be for the account of the entitlement holder converting the 2028 Convertible Notes and the Book Entry Only Participant exercising the 2028 Convertible Note on its behalf.

(5)

By causing a Book Entry Only Participant to deliver notice to the Depository, a Holder shall be deemed to have irrevocably surrendered his or her Notes so converted and appointed such Book Entry Only Participant to act as his or her exclusive settlement agent with respect to the conversion and the receipt of Common Shares in connection with the obligations arising from such conversion.

(6)

Any notice which the Depository determines to be incomplete, not in proper form or not duly executed shall for all purposes be void and of no effect and the conversion to which it relates shall be considered for all purposes not to have been converted thereby. A failure by a Book Entry Only Participant to convert or to give effect to the settlement thereof in accordance with the Holders instructions will not give rise to any obligations or liability on the part of the Issuer or Trustee to the Book Entry Only Participant or the Holder.

(7)

Any conversion notice for the 2028 Convertible Notes substantially in the form as set out in Schedule “B” attached hereto (the “Conversion Notice”) referred to in this Article 3 shall be signed by the persons who are registered owners of Notes as such names appear on the register, and for greater certainty, shall include the Depository as well as the holders of uncertificated 2028 Convertible Notes appearing on the register of the Trustee (the “Registered Holder”), or its executors or administrators or other legal representatives or an attorney of the Registered Holder, duly appointed by an instrument in writing satisfactory to the Trustee but such conversion form need not be executed by the Depository.

(8)

Any conversion referred to in this Section 3.1 shall require that the original Conversion Notice executed by the Registered Holder or the Confirmation from the Depository must be received by the Trustee prior to the 2028 Convertible Notes Maturity Date.

(9)

Notwithstanding the foregoing in this Section 3.1, a 2028 Convertible Note may only be converted pursuant to this Section 3.1 by or on behalf of a Registered Holder, except the Depository or Holder, as applicable, who makes the certifications set forth on the Conversion Notice set out in Schedule “B” .

(10)

If the form of Conversion Notice set forth in the 2028 Convertible Notes Certificate shall have been amended, the Issuer shall cause the amended Conversion Notice to be forwarded to all Registered Holders.

(11)

Conversion Notices and Confirmations must be delivered to the Trustee at any time during the [GRAPHIC APPEARS HERE] Trustee’s actual business hours on any Business Day prior to the 2028 Convertible Notes Maturity Date. Any Conversion Notice or Confirmations received by the Trustee after business hours on any Business Day will be deemed to have been received by the Trustee on the next following Business Day.

(12)

(13) Any 2028 Convertible Notes with respect to which a Conversion Notice or a Confirmation is not received by the Trustee prior to the 2028 Convertible Notes Maturity Date shall be deemed to have expired and become void and all rights with respect to such 2028 Convertible Notes shall terminate and be cancelled.

Section 3.2 ~~Restrictive Legend[Reserved]~~

Section 3.3 Transfer Fees and Taxes.

If any Common Shares are to be issued to a person or persons other than the Registered Holder, the Registered Holder shall execute the Form of Transfer and will comply with such reasonable requirements as the Trustee may stipulate and will pay to the Issuer or the Trustee on behalf of the Issuer, all applicable transfer or similar taxes and the Issuer will not be required to issue or deliver certificates evidencing the Common Shares unless or until such Holder shall have paid to the Issuer or the Trustee on behalf of the Issuer, the amount of such tax or shall have established to the satisfaction of the Issuer and the Trustee that such tax has been paid or that no tax is due.

Section 3.4 Note Agency.

To facilitate the exchange, transfer or conversion of 2028 Convertible Notes and compliance with such other terms and conditions hereof as may be required, the Issuer has appointed the principal office of the Trustee in the city of Vancouver, British Columbia (the “Note Agency”), as the agency at which 2028 Convertible Notes may be surrendered for exchange or transfer or at which 2028 Convertible Notes may be converted and the Trustee has accepted such appointment. The Issuer may from time to time designate alternate or additional places as the Note Agency (subject to the Trustee’s prior approval) and will give notice to the Trustee of any proposed change of the Note Agency. Branch registers shall also be kept at such other place or places, if any, as the Issuer, with the approval of the Trustee, may designate. The Trustee will from time to time when requested to do so by the Issuer or any Registered Holder, upon payment of the Trustee’s reasonable charges, furnish a list of the names and addresses of each Registered Holder and showing the number of 2028 Convertible Notes held by each such Registered Holder.

Section 3.5 Securities Restrictions.

Notwithstanding anything herein contained, Common Shares will be issued upon conversion of a Holder only in compliance with the securities laws of any applicable jurisdiction and, without limiting the generality of the foregoing, the Issuer will legend the certificates representing the Common Shares if, in the opinion of counsel to the Trustee or Issuer, such legend is necessary in order to comply with the securities law of any applicable jurisdiction or the rules of any applicable stock exchange. Notwithstanding any other provisions of this First Supplemental Indenture, in processing and registering transfers of 2028 Convertible Notes, and in processing conversions of 2028 Convertible Notes, no duty or responsibility whatsoever shall rest upon the Trustee to determine the compliance by any transferor or transferee or by a holder converting 2028 Convertible Notes with the terms of any legend affixed on the Holder certificates, or with the relevant securities laws or regulations, and the Trustee shall be entitled to assume that all transfers and conversions of 2028 Convertible Notes are legal and proper.

Section 3.6 Certain Limitations on Conversion.

Notwithstanding anything to the contrary in this First Supplemental Indenture, for greater certainty, in no event shall (i) the Issuer issue, be required to issue or be deemed to have issued a number of Common Shares upon conversion or otherwise pursuant to the 2028 Convertible Notes, or (ii) the Holder shall have the right to convert any portion of the 2028 Convertible Notes, and any such conversion shall be null and void and treated as if never made, in each case, to the extent that after giving effect to such conversion, the Holder and its affiliates together with any person acting jointly or in concert (the “Attribution Parties”), collectively would beneficially own or exercise control or direction over, directly or indirectly in excess of 4.99% (the “Maximum Percentage”) of the Common Shares outstanding immediately after giving effect to such conversion. For purposes of this Section 3.6, the aggregate number of Common Shares beneficially owned by the Holder and the other Attribution Parties shall include the number of Common Shares held by the Holder and all other Attribution Parties plus the number of Note Shares issuable upon conversion of the 2028 Convertible Notes with respect to which the determination of such calculation is being made, but shall exclude Common Shares which would be issuable upon (A) conversion of the remaining, unconverted portion of the 2028 Convertible Notes beneficially owned by the Holder or any of the other Attribution Parties and (B) conversion or exercise of the unexercised or unconverted portion of any other securities of the Issuer (including, without limitation, any convertible notes or convertible preferred share or warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 3.6. For purposes of this Section 3.6, beneficial ownership shall be calculated in accordance with Section 13(d) of the U.S. Securities Exchange Act. For purposes of determining the number of outstanding Common Shares a Holder may acquire upon the conversion of the 2028 Convertible Notes without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding Common Shares as reflected in the most recent of (x) the Issuer’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the U.S. Securities and Exchange Commission, as the case may be, (y) a more recent public announcement by the Issuer or (z) any other written notice by the Issuer or its transfer agent, if any, setting forth the number of Common Shares outstanding (the “Reported Outstanding Share Number”). If the Issuer receives a conversion notice from the Holder at a time when the actual number of outstanding Common Shares is less than the Reported Outstanding Share Number, the Issuer shall notify the Holder in writing of the number of Common Shares then outstanding and, to the extent that such conversion notice would otherwise cause such Holder’s beneficial ownership, as determined pursuant to this Section 3.6, to exceed the Maximum Percentage, the Holder must notify the Issuer of a reduced number of Note Shares to be issued pursuant to such conversion notice. For any reason at any time, upon the written request of the Holder, the Issuer shall within three (3) Business Days confirm in writing or by electronic mail to the Holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the exercise or conversion of securities of the Issuer, including the 2028 Convertible Notes, by the Holder and any other Attribution Parties since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of Note Shares to the Holder upon conversion of 2028 Convertible Notes results in the Holder and the other Attribution Parties being deemed to beneficially own or exercise control or direction over, directly or indirectly, in the aggregate, more than the Maximum Percentage of the number of outstanding Common Shares (as determined under Section 13(d) of the U.S. Securities Exchange Act), the number of shares so issued by which the Holder and the other Attribution Parties’ aggregate beneficial ownership or control exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Issuer, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not to exceed 9.99%; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Issuer and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of 2028 Convertible Notes that is not an Attribution Party of the Holder. The provisions of this Section 3.6 shall be construed and implemented in strict conformity with the terms of this Section 3.6 except to the extent necessary to correct this paragraph (or any portion of this Section 3.6) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 3.6 or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this Section 3.6 may not be waived and shall apply to a successor holder of any and all 2028 Convertible Notes. For greater certainty the Trustee shall not be required to confirm whether or not a holder has exceeded the Maximum Percentage threshold, nor will the Trustee be liable for processing the valid conversion of 20272028 Convertible Notes that is then determined, by the Issuer, to result in a holder exceeding the Maximum Percentage threshold.

ARTICLE 4

ADJUSTMENT OF NUMBER OF COMMON SHARES AND CONVERSION PRICE

Section 4.1 Adjustment of Number of Common Shares and Conversion Price.

(1)

The conversion rights in effect under the 2028 Convertible Notes for Common Shares issuable upon the conversion of the 2028 Convertible Notes shall be subject to adjustment from time to time as follows:

(a)	if, at any time prior to the 2028 Convertible Notes Maturity Date, the Issuer shall:

(i)	subdivide, re-divide or change its outstanding Common Shares into a greater number of Common Shares;

(ii)	reduce, combine or consolidate its outstanding Common Shares into a smaller number of Common Shares; or

(iii)

issue Common Shares or securities exchangeable for, or convertible into, Common Shares to all or substantially all of the holders of Common Shares by way of distribution (other than a distribution of Common Shares upon the conversion of 2028 Convertible Notes);

the Conversion Price in effect on the effective date of such subdivision, re-division, change, reduction, combination, consolidation or on the record date of such distribution, as the case may be, shall in the case of the events referred to in (i) or (iii) above be decreased in proportion to the number of outstanding Common Shares resulting from such subdivision, re-division, change or distribution, or shall, in the case of the events referred to in (ii) above, be increased in proportion to the number of outstanding Common Shares resulting from such reduction, combination or consolidation. Such adjustment shall be made successively whenever any event referred to in this Section 4.1 shall occur. Upon any adjustment of the Conversion Price pursuant to this Section 4.1, the Conversion Price shall be contemporaneously adjusted by multiplying the number of Common Shares theretofore obtainable on the exercise thereof by a fraction of which the numerator shall be the Conversion Price in effect immediately prior to such adjustment and the denominator shall be the Conversion Price resulting from such adjustment;

(b)

if and whenever at any time prior to the 2028 Convertible Notes Maturity Date, the Issuer shall fix a record date for the issuance of rights, options or warrants to all or substantially all the holders of its outstanding Common Shares entitling them, for a period expiring not more than 45 days after such record date, to subscribe for or purchase Common Shares (or securities convertible or exchangeable into Common Shares) at a price per Common Share (or having a conversion or exchange price per Common Share) less than 95% of the weighted average of the trading price per Common Share for each day there was a closing price for 20 consecutive trading days ending five Business Days prior to such date on the Exchange (the “Common Share Current Market Price”) on such record date (a “Common Share Rights Offering”), the Conversion Price shall be adjusted immediately after such record date so that it shall equal the amount determined by multiplying the Conversion Price in effect on such record date by a fraction, of which the numerator shall be the total number of Common Shares outstanding on such record date plus a number of Common Shares equal to the number arrived at by dividing the aggregate price of the total number of additional Common Shares offered for subscription or purchase (or the aggregate conversion or exchange price of the convertible or exchangeable securities so offered) by such Common Share Current Market Price, and of which the denominator shall be the total number of Common Shares outstanding on such record date plus the total number of additional Common Shares offered for subscription or purchase or into which the convertible or exchangeable securities so offered are convertible or exchangeable; any Common Shares owned by or held for the account of the Issuer shall be deemed not to be outstanding for the purpose of any such computation; such adjustment shall be made successively whenever such a record date is fixed; to the extent that no such rights or warrants are exercised prior to the expiration thereof, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect if such record date had not been fixed or, if any such rights or warrants are exercised, to the Conversion Price which would then be in effect based upon the number of Common Shares (or securities convertible or exchangeable into Common Shares) actually issued upon the exercise of such rights or warrants, as the case may be. Upon any adjustment of the Conversion Price pursuant to this Section 4.1(b), the Conversion Price will be adjusted immediately after such record date so that it will equal the rate determined by multiplying the Conversion Price in effect on such record date by a fraction, of which the numerator shall be the Conversion Price in effect immediately prior to such adjustment and the denominator shall be the Conversion Price resulting from such adjustment. Such adjustment will be made successively whenever such a record date is fixed, provided that if two or more such record dates or record dates referred to in this Section 4.1(b) are fixed within a period of 25 trading days, such adjustment will be made successively as if each of such record dates occurred on the earliest of such record dates;

(c)

if and whenever at any time prior to the 2028 Convertible Notes Maturity Date the Issuer shall fix a record date for the making of a distribution to all or substantially all the holders of its outstanding Common Shares of (i) securities of any class, whether of the Issuer or any other entity (other than Common Shares), (ii) rights, options or warrants to subscribe for or purchase Common Shares (or other securities convertible into or exchangeable for Common Shares), other than pursuant to a Common Share Rights Offering; (iii) evidences of its indebtedness or (iv) any property or other assets then, in each such case, the Conversion Price shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Conversion Price in effect on such record date by a fraction, of which the numerator shall be the total number of Common Shares outstanding on such record date multiplied by the Common Share Current Market Price on such record date, less the excess, if any, of the fair market value on such record date, as determined by the Issuer (whose determination shall be conclusive), of such securities or other assets so issued or distributed over the fair market value of any consideration received therefor by the Issuer from the holders of the Common Shares, and of which the denominator shall be the total number of Common Shares outstanding on such record date multiplied by such Common Share Current Market Price; and Common Shares owned by or held for the account of the Issuer shall be deemed not to be outstanding for the purpose of any such computation; such adjustment shall be made successively whenever such a record date is fixed; to the extent that such distribution is not so made, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect if such record date had not been fixed. Upon any adjustment of the Conversion Price pursuant to this Section 4.1(c), the Conversion Price will be adjusted immediately after such record date so that it will equal the rate determined by multiplying the Conversion Price in effect on such record date by a fraction, of which the numerator shall be the Conversion Price in effect immediately prior to such adjustment and the denominator shall be the Conversion Price resulting from such adjustment;

(d)

if and whenever at any time prior to the 2028 Convertible Notes Maturity Date, there is a reclassification of the Common Shares or a capital reorganization of the Issuer other than as described in Section 4.1(c) or a consolidation, amalgamation, arrangement or merger of the Issuer with or into any other body corporate, trust, partnership or other entity, or a sale or conveyance of the property and assets of the Issuer as an entirety or substantially as an entirety to any other body corporate, trust, partnership or other entity, any Registered Holder who has not exercised its right of acquisition prior to the effective date of such reclassification, capital reorganization, consolidation, amalgamation, arrangement or merger, sale or conveyance, upon the exercise of such right thereafter, shall be entitled to receive and shall accept, in lieu of the number of Common Shares that prior to such effective date the Registered Holder would have been entitled to receive, the number of shares or other securities or property of the Issuer or of the body corporate, trust, partnership or other entity resulting from such merger, amalgamation or consolidation, or to which such sale or conveyance may be made, as the case may be, that such Registered Holder would have been entitled to receive on such reclassification, capital reorganization, consolidation, amalgamation, arrangement or merger, sale or conveyance, if, on the effective date thereof, as the case may be, the Registered Holder had been the registered holder of the number of Common Shares to which prior to such effective date it was entitled to acquire upon the conversion of the 2028 Convertible Notes. If determined appropriate by the Trustee, relying on advice of counsel to the Trustee or Issuer, to give effect to or to evidence the provisions of this Section 4.1(d), the Issuer, its successor, or such purchasing body corporate, partnership, trust or other entity, as the case may be, shall, prior to or contemporaneously with any such reclassification, capital reorganization, consolidation, amalgamation, arrangement, merger, sale or conveyance, enter into an indenture which shall provide, to the extent possible, for the application of the provisions set forth in this First Supplemental Indenture with respect to the rights and interests thereafter of the Registered Holder to the end that the provisions set forth in this First Supplemental Indenture shall thereafter correspondingly be made applicable, as nearly as may reasonably be, with respect to any shares, other securities or property to which a

Registered Holder is entitled on the exercise of its acquisition rights thereafter. Any indenture entered into between the Issuer, any successor to the Issuer or such purchasing body corporate, partnership, trust or other entity and the Trustee shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided in this Section 4.1(d) and which shall apply to successive reclassifications, capital reorganizations, amalgamations, consolidations, mergers, sales or conveyances;

(e)

in any case in which this Section 4.1(e) shall require that an adjustment shall become effective immediately after a record date for an event referred to herein, the Issuer may defer, until the occurrence of such event, issuing to the Registered Holder of any 2028 Convertible Note converted after such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event before giving effect to such adjustment; provided, however, that the Issuer shall deliver to such Registered Holder an appropriate instrument evidencing such Registered Holder’s right to receive such additional Common Shares upon the occurrence of the event requiring such adjustment and the right to receive any distributions made on such additional Common Shares declared in favour of holders of record of Common Shares on and after the relevant date of conversion or such later date as such Registered Holder would, but for the provisions of this Section 4.1(e), have become the holder of record of such additional Common Shares pursuant to Section 4.1;

(f)

in any case in which Section 4.1(a)(iii), Section 4.1(b) or Section 4.1(c) of this First Supplemental Indenture, require that an adjustment be made to the Conversion Price, no such adjustment shall be made if the Registered Holders of the outstanding 2028 Convertible Notes receive, subject to the approval of the Exchange if required, the rights or warrants referred to in Section 4.1(a)(iii), Section 4.1(b) or the shares, rights, options, warrants, evidences of indebtedness or assets referred to in Section 4.1(c) of this First Supplemental Indenture, as the case may be, in such kind and number as they would have received if they had been holders of Common Shares on the applicable record date or effective date, as the case may be, by virtue of their outstanding 2028 Convertible Notes having then been converted into Common Shares at the Conversion Price in effect on the applicable record date or effective date, as the case may be;

(g)

the adjustments provided for in this Section 4.1 are cumulative, and shall, in the case of adjustments to the Conversion Price be computed to the nearest whole cent and shall apply to successive subdivisions, re-divisions, reductions, combinations, consolidations, distributions, issues or other events resulting in any adjustment under the provisions of this Section 4.1, provided that, notwithstanding any other provision of this Section 4.1, no adjustment of the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided, however, that any adjustments which by reason of this Section 4.1(g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; and

(h)

after any adjustment pursuant to this Section 4.1, the term “Common Shares” where used in this First Supplemental Indenture shall be interpreted to mean securities of any class or classes which, as a result of such adjustment and all prior adjustments pursuant to this Section 4.1, the Registered Holder is entitled to receive upon the conversion of its 2028 Convertible Notes, and the number of Common Shares indicated by any conversion made pursuant to a 2028 Convertible Note shall be interpreted to mean the number of Common Shares or other property or securities a Registered Holder is entitled to receive, as a result of such adjustment and all prior adjustments pursuant to this Section 4.1, upon the full or partial conversion of a 2028 Convertible Note.

Section 4.2 Entitlement to Common Shares on Conversion of ~~20272028~~ Convertible Notes.

All Common Shares or shares of any class or other securities, which a Registered Holder is at the time in question entitled to receive on the conversion of its 2028 Convertible Note, whether or not as a result of adjustments made pursuant to this Article 4, shall, for the purposes of the interpretation of this First Supplemental Indenture, be deemed to be Common Shares which such Registered Holder is entitled to acquire pursuant to such 2028 Convertible Note.

Section 4.3 No Adjustment for Certain Transactions.

Notwithstanding anything in this Article 4, no adjustment shall be made in the acquisition rights attached to the 2028 Convertible Notes if the issue of Common Shares is being made pursuant to this First Supplemental Indenture or in connection with (a) any share incentive plan or restricted share plan or share purchase plan in force from time to time for directors, officers, employees, consultants or other service providers of the Issuer; or (b) the satisfaction of existing instruments issued at the date hereof.

Section 4.4 Determination by Auditors.

In the event of any question arising with respect to the adjustments provided for in this Article 4 such question shall be conclusively determined by an independent firm of chartered accountants other than the auditors of the Issuer, who shall have access to all necessary records of the Issuer, and such determination shall be binding upon the Issuer, the Trustee, all holders and all other persons interested therein.

Section 4.5 Proceedings Prior to any Action Requiring Adjustment.

As a condition precedent to the taking of any action which would require an adjustment in any of the acquisition rights pursuant to any of the 2028 Convertible Notes, including the number of Common Shares which are to be received upon the conversion thereof, the Issuer shall take any action which may, in the opinion of counsel to the Trustee or Issuer, be necessary in order that the Issuer has unissued and reserved in its authorized capital and may validly and legally issue as fully paid and non-assessable all the Common Shares which the holders of such 2028 Convertible Notes are entitled to receive on the conversion thereof in accordance with the provisions hereof.

Section 4.6 Certificate of Adjustment.

The Issuer shall from time to time immediately after the occurrence of any event which requires an adjustment or readjustment as provided in this Article 4, deliver a certificate of the Issuer to the Trustee specifying the nature of the event requiring the same and the amount of the adjustment or readjustment necessitated thereby and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based, which certificate shall be supported by a certificate of the Issuer’s auditors verifying such calculation. The Trustee shall rely, and shall be protected in so doing, upon the certificate of the Issuer or of the Issuer’s auditor and any other document filed by the Issuer pursuant to this Article 4 for all purposes.

Section 4.7 Notice of Special Matters.

The Issuer covenants with the Trustee that, so long as any 2028 Convertible Notes remain outstanding, it will give notice to the Trustee and to the Registered Holder of its intention to fix a record date that is prior to the 2028 Convertible Notes Maturity Date for any matter for which an adjustment may be required pursuant to Section 4.1. Such notice shall specify the particulars of such event and the record date for such event, provided that the Issuer shall only be required to specify in the notice such particulars of the event as shall have been fixed and determined on the date on which the notice is given. The notice shall be given in each case not less than 14 days prior to such applicable record date. If notice has been given and the adjustment is not then determinable, the Issuer shall promptly, after the adjustment is determinable, file with the Trustee a computation of the adjustment and give notice to the Registered Holders of such adjustment computation.

Section 4.8 Protection of Trustee.

The Trustee shall not:

(a)

at any time be under any duty or responsibility to any Registered Holder to determine whether any facts exist which may require any adjustment contemplated by Section 4.1 of this First Supplemental Indenture, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed in making the same;

(b)

be accountable with respect to the validity or value (or the kind or amount) of any Common Shares or of any other securities or property which may at any time be issued or delivered upon the exercise of the rights attaching to any 2028 Convertible Note; and

(c)

incur any liability or be in any way responsible for the consequences of any breach on the part of the Issuer of any of the representations, warranties or covenants herein contained or of any acts of the directors, officers, employees, agents or servants of the Issuer.

Section 4.9 Other Adjustments.

If the Issuer after the date hereof shall take any action affecting the Common Shares, other than an action described in this Article 4 which, in the opinion of the directors of the Issuer, would have a material adverse effect on the rights of Registered Holders, or the Conversion Price, there shall be an adjustment in such manner, if any, and at such time, by action of the directors, acting reasonably and in good faith, as they may reasonably determine to be equitable to the Registered Holders in such circumstances, provided that no such adjustment will be made unless prior approval of any stock exchange on which the Common Shares are listed for trading, if any, has been obtained.

Section 4.10 Participation by Holder.

No adjustments shall be made pursuant to this Article 4 if the Registered Holder are entitled to participate in any event described in this Article 4 on the same terms, mutatis mutandis, as if the Registered Holder had converted their 2028 Convertible Notes prior to, or on the effective date or record date of, such event.

ARTICLE 5

MISCELLANEOUS

Section 5.1 Acceptance of Trust.

The Trustee accepts the trusts in this First Supplemental Indenture and agrees to carry out and discharge the same upon the terms and conditions set out in this First Supplemental Indenture and in accordance with the Indenture.

Section 5.2 Confirmation of Indenture.

The Indenture as amended and supplemented by this First Supplemental Indenture is in all respects confirmed and for greater certainty the Issuer acknowledges and confirms that the Security Documents granted by it pursuant to the Indenture secure the due payment of all principal, interest and other amounts outstanding under the 2028 Convertible Notes.

Section 5.3 Effective Date

This First Supplemental Indenture shall take effect upon the date first above written.

Section 5.4 Counterparts.

This First Supplemental Indenture may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument. Counterparts may be executed either in original or electronic form and the parties hereto adopt any signatures received by electronic means as original signatures of the parties.

Section 5.5 Fax/Email.

The Trustee shall be entitled to treat a facsimile, pdf or e-mail communication or communication by other similar electronic means in a form satisfactory to the Trustee (“Electronic Methods”) from a person purporting to be (and whom such Trustee, acting reasonably, believes in good faith to be) the authorized representative of the Issuer, as sufficient instructions and authority of the Issuer for the Trustee to act and shall have no duty to verify or confirm that person is so authorized. The Issuer acknowledges that it is fully informed of the protections and risks associated with the various methods of transmitting instructions to the Trustee and that there may be more secure methods of transmitting instructions than Electronic Methods.

Section 5.6 Force Majeure.

The Trustee shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Trustee (including but not limited to any act or provision of any present or future law or regulation or Governmental Authority, any act of God or war, civil unrest, pandemic, local or national disturbance or disaster, any act of terrorism, cyber terrorism, loss or malfunctions of utilities, computer (hardware or software) or communication services or the unavailability of any wire or facsimile or other wire or communication facility).

Section 5.7 Trial by Jury.

The parties hereto hereby waive any right they may have to require a trial by jury of any proceeding commenced in connection herewith.

[Signature Page Follows]

IN WITNESS OF WHICH this First Supplemental Indenture has been duly executed by the Issuer and the Trustee.

Dated as of the date first written above.

THE CANNABIST COMPANY HOLDINGS INC.

Per:
David Hart
Chief Executive Officer

THE CANNABIST COMPANY HOLDINGS (CANADA) INC.

Per:
David Hart
Director

ODYSSEY TRUST COMPANY

Per:
Dan Sander
President, Corporate Trust

Per:
Amy Douglas
Managing Director, Corporate Trust

APPENDIX K

FORM OF STANDSTILL AND LOCK-UP AGREEMENT

SEE ATTACHED

STANDSTILL AND LOCK-UP AGREEMENT

This Standstill and Lock-up Agreement (this “Agreement”) is made as of        , 2025 among The Cannabist Company Holdings Inc. (“Cannabist”), The Cannabist Company Holdings (Canada) Inc. (“Cannabist Newco” and together with Cannabist, the “Corporations”) and each of the Senior Noteholders receiving New CBST Common Shares pursuant to the Arrangement (collectively, the “Senior Noteholders”).

WHEREAS:

(a)

the Corporations propose to complete a statutory plan of arrangement under Section 192 of the Canada Business Corporations Act (the “Arrangement”) pursuant to which, among other things, all of the issued and outstanding: (1) 6.0% senior secured convertible notes of the Corporations due June 29, 2025 (“2025 Notes”); (2) 9.5% senior secured first-lien notes of the Corporations due February 3, 2026 (“2026 Notes”); and (3) 9.0% senior secured convertible notes of the Corporations due March 19, 2027 (“2027 Notes”, and together with the 2025 Notes and the 2026 Notes, “Senior Notes”), will be exchanged as follows:

(i)

each holder of 2025 Notes will exchange their 2025 Notes for: (A) new senior notes (“New Senior Notes”) issued by the Corporations for an aggregate principal amount equal to the aggregate principal amount of such 2025 Notes, and (B) its pro-rata amount of up to 118,209,105 newly issued common shares of Cannabist (the “New CBST Common Shares”);

(ii)

each holder of 2026 Notes will exchange their 2026 Notes for (A) New Senior Notes for an aggregate principal amount equal to the aggregate principal amount of such 2026 Notes and (B) its pro-rata amount of the New CBST Common Shares; and

(iii)

each holder of 2027 Notes will elect to exchange their 2027 Notes for either: (A) (I) New Senior Notes for an aggregate principal amount equal to the aggregate principal amount of such 2027 Notes and (II) its pro-rata amount of the New CBST Common Shares; or (B) new convertible senior notes issued by the Corporations for an aggregate principal amount equal to the aggregate principal amount of such 2027 Notes.

(b)

the Senior Noteholders are each the registered and beneficial owner of certain Senior Notes, will be entitled to receive their respective pro-rata portions of the New CBST Common Shares pursuant to the Arrangement and acknowledge that the transactions contemplated by the Arrangement will result in a benefit to them; and

(c)

it is a condition to the completion of the transactions contemplated by the Arrangement that the Senior Noteholders enter into or are deemed to enter into this Agreement concurrently with the receipt of New CBST Common Shares pursuant to the Arrangement.

NOW THEREFORE IN CONSIDERATION of the promises, mutual covenants and agreements contained in this Agreement, and other good and valuable consideration (the receipt and sufficiency of which is acknowledged by the parties), the parties covenant and agree as follows:

1.	INTERPRETATION

1.1 Definitions. For purposes of this Agreement:

(a)	“Lock-up Period” means the period commencing on the Effective Date and expiring:

(i)	in respect of 50% of the Subject Securities, the date that is 6 months following the Effective Date; and

(ii)	in respect of the balance of the Subject Securities, the date that is 12 months following the Effective Date; and

(b)	“Subject Securities” means the New CBST Common Shares to be received by the Senior Noteholders pursuant to the Arrangement; and

(c)	capitalized terms used but not otherwise defined in this Agreement will have the meanings ascribed to them in the plan of arrangement in respect of the Arrangement.

2.	STANDSTILL

2.1 From the date hereof until the six-month anniversary of this Agreement, the Senior Noteholders will not, in any manner, directly or indirectly, alone or jointly or in concert with any other person (including by providing financing to any other person), without the prior written consent of the Corporations:

(a)	effect, seek, offer or propose, or in any way assist, advise or encourage any other person to effect, seek, offer or propose, in each case whether publicly or otherwise:

(i)	any acquisition of any equity securities or rights or options to acquire equity securities of the Corporations;

(ii)	any take-over bid, merger, amalgamation, plan of arrangement, reorganization or other business combination involving the Corporations or any of their affiliates or any of their assets;
(iii)	any recapitalization, restructuring, liquidation, dissolution, or other extraordinary transaction with respect to the Corporations or any of their affiliates or any of their assets; or

(iv)

any “solicitation” of any “proxies” (as such terms are defined in the Securities Act (Ontario)) or any other activity in order to vote, advise or influence any person with respect to the voting of any securities of the Corporations,

(b)

form, join, or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the United States Securities Exchange Act) to attempt to influence the conduct of the holders of voting securities of the Corporations or take any other action to seek to control the directors, management or policies of the Corporations or to obtain representation on the boards of directors of the Corporations;

(c)	enter into any discussions or arrangements with respect to, or act as a financing source for, any of the foregoing actions;

(d)	make any public or private disclosure of any consideration, intention, plan or arrangement to do or take any of the foregoing; or

(e)	take any action which might require the Corporations to make public disclosure regarding any of the foregoing.

2.2 Notwithstanding the foregoing, nothing in this Section 2 shall prohibit or restrict the any Senior Noteholder from: (i) communicating privately with the Board or any officer or director of the Corporations regarding any matter so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (ii) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Senior Noteholder, provided that a breach by the Senior Noteholder of this Agreement is not the cause of the applicable requirement, (iii) privately communicating to any of their investors factual information regarding the Corporations, provided such communications are based on publicly available information or (iv) tendering Subject Securities, receiving payment for Subject Securities or otherwise participating in any arrangement, amalgamation, merger, consolidation, statutory share exchange, reorganization, recapitalization, asset sale or similar extraordinary transaction involving a Corporation and requiring a vote of the Corporation’s shareholders or any other transaction on the same basis as the other shareholders of the Corporation, or from participating in any transaction that has been approved by the Board.

3.	LOCK-UP

3.1 From the date hereof until the expiry of the applicable Lock-up Period, the Senior Noteholders will not, directly or indirectly:

(a)	sell, offer, contract or grant any option or right to sell, pledge, transfer, or otherwise dispose of Subject Securities, whether of record or beneficially;

(b)

monetize, or engage in any swap or hedging transaction, or enter into any form of agreement, arrangement or understanding the effect of which is to alter, directly or indirectly, the Senior Noteholders’ economic interest in, or economic exposure to, the Subject Securities; or

(c)	publicly announce an intention to do any of the foregoing (collectively a “Transfer”).

3.2 Notwithstanding the restrictions on Transfers of Subject Securities described above, the Senior Noteholders may undertake any of the following Transfers of Subject Securities during the applicable Lock-up Period:

(a)

by way of pledge or security interest, provided that the pledgee or beneficiary of the security interest agrees in writing with the Corporations to be bound by this Agreement for the remainder of the applicable Lock-up Period;

(b)

a Transfer to a spouse, parent, child or grandchild of, or corporations, partnerships, limited liability companies or other entities controlled by, the Senior Noteholder or a trust or account (including RRSP, RESP, RRIF or similar account) existing for the benefit of such person or entity or controlled by the Senior Noteholder, so long as such person or entity agrees in writing with the Corporations to be bound by this Agreement for the remainder of the applicable Lock-up Period and, in the case of corporations, partnerships, limited liability companies or other entities or a trust or account controlled by, the Senior Noteholder, so long as such entity, trust or account remains controlled by the Senior Noteholder for the remainder of the applicable Lock-up Period;

(c)

a Transfer pursuant to a bona fide take-over bid, merger, plan of arrangement or other similar transaction made to all holders of common shares of Cannabist, involving a change of control of Cannabist, provided that in the event that the take-over bid, merger, plan of arrangement or other such transaction is not completed, the Subject Securities owned by the Senior Noteholder shall remain subject to the restrictions contained in this Agreement; and

(d)	Transfers occurring by operation of law or in connection with transactions as a result of the death or incapacitation of the Senior Noteholder.

3.3 The Senior Noteholders hereby agree and consent to the entry of stop transfer restrictions with Cannabist’s transfer agent and registrar, or equivalent, against the transfer of the Subject Securities except in compliance with this Agreement.

4.	MISCELLANEOUS

4.1 Termination. This Agreement shall automatically terminate on the close of trading on the date that the Lock-up Period expires. This Agreement may also be terminated by mutual agreement of the parties hereto. If this Agreement is terminated in accordance with this Section 4.1, the provisions of this Agreement will become void and no party shall have liability to any other party; provided that neither the termination of this Agreement nor anything contained in this Section 4.1 will relieve any party from any liability for any breach by it of this Agreement prior to the termination of this Agreement.

4.2 Power and Authority. Each Senior Noteholder hereby represents and warrants that it has full power and authority to enter into this Agreement.

4.3 Binding Obligation. Each Senior Noteholder acknowledges and agrees that, pursuant to the Arrangement, he, she or it shall be deemed to have executed and delivered this Agreement concurrently with the receipt of their New CBST Common Shares, and that this Agreement constitutes a legal, valid and binding obligation of the Senior Noteholder, enforceable against the Senior Noteholder in accordance with the terms hereof and the terms of the Plan.

4.4 Independent Legal Advice. Each Senior Noteholder acknowledges that he, she or it has been advised to seek independent legal advice with respect to the matters contained in this Agreement and has either obtained such advice or has waived his, her or its right to do so.

4.5 Further Assurances. The parties will execute all other documents and instruments and do all other things necessary to implement and carry out the terms of this Agreement.

4.6 Amendment or Waiver. This Agreement will not be amended except by written agreement that is signed by the parties. No waiver of any obligation or any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific obligation or breach waived.

4.7 Severability. Should any part of this Agreement be declared or held to be invalid for any reason, the invalidity will not affect the validity of the remainder of this Agreement which will continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion that may, for any reason, be hereafter declared or held invalid.

4.8 Enurement. This Agreement is irrevocable and will be binding upon and enure to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns (as applicable).

4.9 Assignment. Neither party may assign or transfer any of its interest in this Agreement without the prior written consent of the other party.

4.10 Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

4.11 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations and agreements, whether verbal or written, between the parties with respect to the subject matter of this Agreement.

4.12 Counterparts. This Agreement may be executed in counterparts, each of which when executed and delivered (by facsimile or otherwise) will be deemed to be an original, and both of which together will constitute one and the same document.

[Remainder of this page left intentionally blank]

Trustee:

Odyssey Trust Company

By Registered Mail, Mail, Hand or Courier

702-67 Yonge Street

Toronto, Ontario M5E 1J8

Attention: Proxy

Department

Inquiries Telephone: 1-888-290-1175

E-Mail: corptrust@odysseytrust.com

Proxy Solicitation and Information Agent:

Carson Proxy Advisors

Inquiries

Telephone: 1-800-530-5189 (collect 416-751-2066)

Email at info@carsonproxy.com